As filed with the Securities and Exchange Commission on January 30, 2006
Registration No. 333-120755

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Covanta Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	4991	95-6021257
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
40 Lane Road
Fairfield, New Jersey 07004
(973) 882-9000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Anthony J. Orlando
President and Chief Executive Officer
Covanta Holding Corporation
40 Lane Road
Fairfield, New Jersey 07004
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:
Timothy J. Simpson, Esq.
Senior Vice President, General Counsel and Secretary
Covanta Holding Corporation
40 Lane Road
Fairfield, New Jersey 07004
and
David S. Stone, Esq.
Neal, Gerber & Eisenberg LLP
Two North LaSalle Street
Suite 2200
Chicago, Illinois 60602
(312) 269-8000
    Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share(2)	Offering Price(2)	Fee(3)

Non-transferable warrants to purchase shares of common stock, $0.10 par value per share, and common stock issuable upon the exercise of non-transferable rights	3,000,000	$1.53	$4,590,000	$582

Non-transferable and contingently issuable warrants to purchase shares of common stock and common stock issuable upon the exercise of non-transferable warrants	2,700,000	$6.00	$16,200,000	$1,734

Total	5,700,000 shares(1)	N/A	$20,790,000	$2,316

(1)	Represents: (a) 3,000,000 shares of the common stock, $0.10 par value, of Covanta Holding Corporation, that are issuable upon the exercise of warrants, referred to as the “Base Warrants,” to purchase common stock to be issued to holders of 9.25% debentures of Covanta Energy Corporation who voted in favor of Covanta Energy Corporation’s second plan of reorganization sponsored by Covanta Holding Corporation or who have been authorized to participate by the Bankruptcy Court having jurisdiction over that plan of reorganization; and (b) 2,700,000 shares of common stock that may be issued upon the exercise of the contingently issuable warrants, referred to as the “Contingent Warrants.”

(2)	The Base and Contingent Warrants are being offered at no charge to the eligible offerees as described in this Registration Statement; however, the purchase of common stock pursuant to the exercise of either Warrant requires the payment to Covanta Holding Corporation of the following per share purchase prices: $1.53 per share of common stock purchased pursuant to the exercise of a Base Warrant and $6.00 per share of common stock purchased pursuant to the exercise of a Contingent Warrant. The maximum offering price per share and the maximum aggregate offering price listed in the fee table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3)	A registration fee of $582 was previously paid pursuant to Covanta Holding Corporation’s Registration Statement on Form S-3 filed on November 24, 2004 (File No. 333-120755) in connection with the offering of 3,000,000 shares of common stock for purchase to holders of the 9.25% debentures of Covanta Energy Corporation to which this Registration Statement is Amendment Number 3. The remaining filing fee of $1,734 was previously paid by Covanta Holding Corporation simultaneously with its filing of Amendment No. 3 to that Registration Statement on Form S-1 on December 19, 2005.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS DATED JANUARY 30, 2006
Covanta Holding Corporation
Up to 3,000,000 Shares of Common Stock Issuable upon Exercise of Non-Transferable
Warrants to Purchase Common Stock and
Up to 2,700,000 Shares of Common Stock Issuable upon Exercise of Contingently
Issuable, Non-Transferable Warrants to Purchase Common Stock
       We are conducting an offering in which we are offering at no charge 3,000,000 non-transferable warrants to purchase 3,000,000 shares of our common stock at a purchase price of $1.53 per share. This base offering is being made solely to holders as of January 12, 2004 of the $100,000,000 of principal amount of 9.25% debentures issued by Covanta Energy Corporation who voted in favor of its second plan of reorganization sponsored by us or who have been authorized to participate by the Bankruptcy Court.
      The number of warrants to be issued to each eligible offeree in the base offering is determined by multiplying by 3,000,000 the ratio of the principal amount of 9.25% debentures held by each eligible offeree over $93,593,000.
      We are also offering at no charge non-transferable and contingently issuable warrants to purchase up to 2,700,000 shares of our common stock to eligible offerees who exercise warrants in the base offering. For each share of our common stock purchased by an eligible offeree through the exercise of its warrants in the base offering, we will issue one non-transferable warrant to purchase 0.9 shares of our common stock at $6.00 per share. No contingently issuable warrants will be issued with respect to base offering warrants that are not exercised.
      All warrants offered in this offering are non-transferable. Warrants will not be certificated. There are no oversubscription rights with respect to any warrants. All warrants are immediately exercisable. Any warrants not exercised prior to the expiration or termination of this offering will expire, be cancelled and have no value. There is no minimum subscription requirement.
      If all of the warrants in the base offering are exercised, and all contingently issuable warrants are issued and exercised, we will receive gross proceeds of $4,590,000 and $16,200,000, respectively, and total gross proceeds will be $20,790,000.
      This offering begins on the date of this prospectus and ends on February 21, 2006.
      Our common stock is listed on the New York Stock Exchange under the symbol “CVA.” On January 17, 2006, the last reported sale price for the common stock was $16.27 per share.
      You should carefully consider the risk factors beginning on page 8 of this prospectus before exercising your rights to purchase any of the shares offered by this prospectus.
       In order to avoid an “ownership change” for federal tax purposes, our certificate of incorporation prohibits any person from becoming a beneficial owner of 5% or more of our outstanding common stock, except under limited circumstances. Consequently, there are limitations on the exercise of the warrants as described in this prospectus.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2006.

      Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries; references to “Covanta” refer to Covanta Energy Corporation and its subsidiaries; references to “Ref-Fuel” refer to Covanta ARC Holdings, Inc. and its subsidiaries; references to “Ref-Fuel Holdings” refer to Covanta Ref-Fuel Holdings LLC; references to “ARC” refer to Covanta ARC LLC; references to “TransRiver” refer to TransRiver Marketing Company, L.P.; references to “NAICC” refer to National American Insurance Company of California and its subsidiaries; and references to “ACL” refer to American Commercial Lines, LLC and its subsidiaries.
SUMMARY
About Covanta Holding Corporation
      We are a holding company incorporated in Delaware on April 16, 1992. We changed our name as of September 20, 2005 from Danielson Holding Corporation to Covanta Holding Corporation. Prior to entering the waste and energy services business through our acquisition of Covanta in March 2004 and Ref-Fuel in June 2005, substantially all of our operations were conducted in the insurance services industry. We engage in insurance operations through our indirect subsidiaries, National American Insurance Company of California and related entities.
      As a result of the consummation of the Covanta acquisition on March 10, 2004, and the acquisition of Ref-Fuel on June 24, 2005, our business strategy and future performance will predominantly reflect the performance of our waste and energy operations, often referred to as our “Waste and Energy Services” in this prospectus. As a result, the nature of our business, the risks attendant to such business and the trends that we face have been and will be significantly altered by these acquisitions. Accordingly, our financial results prior to 2004 will not be comparable to our current and future results.
      As of the end of 2004, we had estimated aggregate consolidated net operating loss tax carryforwards, which we refer to as “NOLs” in this prospectus, for federal income tax purposes of approximately $516 million. These NOLs will expire over the course of the next 18 years unless utilized prior thereto. Our NOLs are primarily from the taxable results of certain grantor trusts established in 1990 as part of a reorganization in which Mission Insurance Group, Inc., referred to as “Mission Insurance” in this prospectus, emerged from bankruptcy as Danielson Holding Corporation. Since 1990, these grantor trusts have remained in existence as part of the administration of the insolvency estates of the former Mission Insurance entities. A significant portion of our operating losses in the past three years stem from lines of insurance business, such as commercial, automobile and workers’ compensation insurance, which our subsidiaries have ceased actively underwriting.
      As described in “Risk Factors — Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to offset our tax liability,” possible changes in the status of certain liabilities and the manner of distributions to holders of certain claims in the Mission Insurance insolvency proceedings may require us to recognize significant taxable income, which may substantially reduce our available NOLs. While we cannot predict with certainty what amounts, if any, may be includable in our taxable income, we have received preliminary information which raises the possibility that we may recognize taxable income in connection with the conclusion of the administration of the insolvency estates. However, after reviewing the preliminary information, we determined that it was insufficient to warrant inclusion of taxable income in our 2004 tax filing based on such preliminary information. We are in the process of obtaining additional information regarding the potential amount of includible taxable income and are also considering a number of permissible actions and approaches. The arrangements include agreements with the California insurance regulatory authorities to clarify the treatment of certain liabilities and the manner of distributions to claimsholders in insolvency proceedings.
      We acquired a 100% ownership interest in ACL in May 2002. As a result of adverse developments in the marine transportation business, ACL was no longer able to meet its obligations under applicable financing arrangements. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, referred to in this prospectus as “ACL Holdings,” filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana to reorganize under Chapter 11 of the U.S. Bankruptcy Code, referred to as “Chapter 11” in this prospectus. We wrote off our investment in ACL as an other than temporarily impaired asset at the end of the first quarter of 2003. ACL Holdings and ACL confirmed a plan of reorganization on December 30, 2004. As a result, under the ACL plan of reorganization, our equity interest in ACL was cancelled and we received warrants to purchase 672,920 shares of ACL’s new common stock at a price of $3.00 per share from certain creditors of ACL. We subsequently exercised the warrants and sold the shares of ACL stock.
      As of January 13, 2006, our executive officers and directors as a group owned approximately 23.88% of our common stock that is outstanding and entitled to vote. This percentage reflects shares beneficially owned by affiliates of executive officers and directors, as well as shares underlying currently exercisable options to purchase shares of common stock that our executive officers and directors have the right to acquire within 60 days of the date hereof, excluding any shares which they might be entitled to receive upon exercise of warrants in the offering.
      Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004, and our telephone number is (973) 882-9000.
About Covanta Energy Corporation
      Our principal subsidiary is Covanta, which we acquired in March 2004 in connection with Covanta’s emergence from bankruptcy. We acted as sponsor of Covanta’s second plan of reorganization in purchasing 100% of its equity.
      Covanta develops, constructs, owns and operates for itself and others infrastructure for the conversion of waste to energy and independent power production in the United States and abroad. Following its acquisition of Ref-Fuel, an owner and operator of six waste-to-energy projects, Covanta has ownership interests in or operates 56 power generation facilities, 44 of which are in the United States and twelve of which are located outside of the United States. Covanta’s power generation facilities use a variety of fuels, including municipal solid waste, hydroelectric, natural gas, coal, wood waste, landfill gas and heavy fuel oil. Covanta also has several businesses that are associated with its waste-to-energy business, including a waste procurement business, two landfills, and several waste transfer stations. Covanta also operates one water treatment facility which is located in the United States.
      Prior to March 10, 2004, when we acquired Covanta upon its emergence from bankruptcy proceedings, it and most of its domestic subsidiaries had been operating as debtors in possession under Chapter 11. When Covanta emerged from bankruptcy proceedings, Covanta and certain of its subsidiaries entered into both secured and unsecured financing arrangements, which were repaid and replaced with new financing arrangements in connection with the acquisition of Ref-Fuel. In addition, many of Covanta’s operating subsidiaries are parties to financing arrangements for individual operating projects which are secured by the assets of the project. We have guaranteed Covanta’s obligations with respect to the new financing arrangements in connection with the acquisition of Ref-Fuel.
Covanta ARC Holdings, Inc. Acquisition
      We acquired Ref-Fuel as of June 24, 2005, pursuant to the terms of a stock purchase agreement with Ref-Fuel and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the agreement, we paid $740 million in cash for the stock of Ref-Fuel and assumed the consolidated net debt of Ref-Fuel, which was approximately $1.3 billion ($1.5 billion of consolidated indebtedness and $0.2 billion of cash and restricted cash). See Note 11 to the Notes to the Condensed Consolidated Financial Statements (Unaudited) for the period ended September 30, 2005 that are included in Appendix B attached to this prospectus, such Notes referred to as “Notes to the Unaudited Interim Financial Statements” in this prospectus, for a more detailed description of the indebtedness that we assumed in connection with the transaction. Also, additional information regarding this indebtedness is set forth in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and

Energy Services Segment — Financing Arrangements — Covanta Debt.” Upon completion of the transaction, Ref-Fuel became a wholly-owned subsidiary of Covanta.
      We financed this transaction through a combination of debt and equity financing. The equity component of the financing was obtained through a pro rata rights offering to our stockholders that was completed as of June 21, 2005, referred to as the “Ref-Fuel rights offering” in this prospectus. In that rights offering, we issued all 66,673,004 shares of common stock offered at $6.00 per share for total gross proceeds of approximately $400 million. Stockholders exercised subscriptions for over 95% of their base subscription rights and the Ref-Fuel rights offering had significant oversubscriptions. In the Ref-Fuel rights offering, three of our largest stockholders, SZ Investments, L.L.C., together with its affiliate EGI-Fund (05-07) Investors, L.L.C., referred to in this prospectus as “Fund 05-07” and collectively with SZ Investments, L.L.C. “SZ Investments,” Third Avenue Trust, on behalf of Third Avenue Value Fund, referred to in this prospectus as “Third Avenue,” and D. E. Shaw Laminar Portfolios, L.L.C., referred to in this prospectus as “Laminar,” collectively then representing ownership of approximately 40.4% of our outstanding common stock, pursuant to prior commitments, each separately acquired at least their respective pro rata portion of the shares offered in the rights offering. In addition, they acquired an additional 1,315,921 shares through their individual exercise of their respective oversubscription rights. As consideration for their commitments, we paid each of these stockholders an amount equal to 1.75% of their respective equity commitments. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      The debt financing for the Ref-Fuel acquisition was arranged by Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston. The debt financing package not only financed the acquisition, but also refinanced the existing recourse debt of Covanta and provided additional liquidity for us. This financing consisted of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that had not otherwise been pledged, guarantees from us and certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is made up of a $275 million term loan facility due 2012, a $100 million revolving credit facility due 2011 and a $340 million letter of credit facility due 2012. The second tranche is a $400 million second priority senior secured term loan facility due 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements for a more detailed description of this debt financing.
      Ref-Fuel is now a wholly-owned subsidiary of Covanta, and Covanta controls the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries were not refinanced in connection with the acquisition, except that two of the Ref-Fuel subsidiaries which had outstanding secured notes were required to offer to purchase their respective notes from existing note holders as a result of the change in control of Ref-Fuel. Approximately $5 million of such notes were repurchased as a result of such offers. In addition, an existing revolving credit and letter of credit facility of ARC (the parent of each Ref-Fuel project company) has been cancelled and replaced with Covanta’s new facilities, described above.
      Shortly after the acquisition, we changed the names of Ref-Fuel and many of its subsidiaries such that they are now operating under the Covanta name.
About the Contingent Offering
      As part of our obligations as the sponsor of a second plan of reorganization for Covanta, we agreed to offer the right to purchase 3,000,000 shares of our common stock, which we refer to in this prospectus as the “Base Offering.” In connection with the financing of our acquisition of Ref-Fuel and prior to the commencement of the Base Offering, we agreed with Laminar that because the Base Offering did not close prior to the record date for the Ref-Fuel rights offering, we would revise the terms of this offering so that eligible offerees, including Laminar, would be offered the opportunity to purchase additional shares as if the Ref-Fuel rights offering had occurred after this offering. Therefore, we are offering to eligible offerees who participate in the Base Offering contingently issuable warrants to purchase 0.9 shares of our common stock at $6.00 per share for each share of common stock purchased in the Base Offering. We refer to this additional offering as the “Contingent Offering” in this prospectus. If all warrants under the Base Offering and the Contingent Offering are exercised, we will issue 3,000,000 shares of our common stock under the Base Offering and 2,700,000 additional shares of our common stock under the Contingent Offering. We sometimes refer to the Base Offering and the Contingent Offering collectively in this prospectus as the “offering.”
The Offering

Reason for Offering	We agreed in January 2004 to make an offering of the right to purchase our common stock at $1.53 per share to provide additional benefits to those holders of 9.25% debentures of Covanta, referred to in this prospectus as the “9.25% Debentures,” who voted in favor of the second plan of reorganization for Covanta sponsored by us, referred to as the “Covanta Plan of Reorganization” in this prospectus, or who were authorized to participate by the Bankruptcy Court having jurisdiction over the Covanta Plan of Reorganization, as an inducement to facilitate the approval of our proposed plan of reorganization.

We also agreed pursuant to a letter agreement dated January 31, 2005 with Laminar, one of our stockholders and a holder of Covanta’s 9.25% Debentures, that if this offering had not commenced prior to the record date for the Ref-Fuel rights offering, we would restructure the offering covered by this prospectus to offer additional shares of our common stock at the same purchase price and in an equivalent amount to the number of shares of common stock that eligible offerees would have been entitled to purchase in the Ref-Fuel rights offering if this offering had been consummated on or prior to the record date of the Ref-Fuel rights offering.

Eligible Offerees	Holders of the 9.25% Debentures on January 12, 2004 who voted in favor of the Covanta Plan of Reorganization and holders who were authorized to participate by the Bankruptcy Court having jurisdiction over the Covanta Plan of Reorganization are the only persons eligible to participate in this offering. These holders are referred to as “eligible offerees” in this prospectus. No other person is eligible to participate in either the Base Offering or the Contingent Offering covered by this prospectus. Only those eligible offerees who purchase common stock in the Base Offering will receive the contingently issuable warrants to purchase additional shares of our common stock under the Contingent Offering. The warrants offered under this prospectus in both the Base and Contingent Offering may not be transferred to any other person. Warrants in both the Base and Contingent Offering which are not exercised will be cancelled upon termination of this offering.

Warrants Being Offered	In the Base Offering, we are offering the right to purchase shares of our common stock in the form of an offering, at no charge, of warrants to purchase shares of our common stock at $1.53 per share, which we sometimes refer to as “Base Warrants” in this prospectus. The number of shares of our common stock that each eligible offeree is entitled to purchase in the Base Offering is determined by multiplying by 3,000,000 the ratio of the principal amount of 9.25% Debentures held by each eligible offeree over $93,593,000, the principal amount of all outstanding 9.25% Debentures voted in favor of the Covanta Plan of Reorganization or which have been authorized to participate by the Bankruptcy Court having jurisdiction over the Covanta Plan of Reorganization.

For each share of common stock purchased by an eligible offeree under the Base Offering, we are offering the additional right, in the form of a contingently issuable, non-transferable warrant, to purchase 0.9 shares of our common stock at $6.00 per share, which we sometimes refer to as the “Contingent Warrants” in this prospectus.

Wells Fargo, the warrant agent in this offering, will verify and confirm the eligibility of and the number of shares of our common stock that each eligible offeree is entitled to purchase in each of the Base Offering and the Contingent Offering.

Size of Offering	We are offering to sell a total of 5,700,000 shares of our common stock. 3,000,000 shares of our common stock are being offered in the form of Base Warrants under the Base Offering for purchase by eligible offerees at $1.53 per share and up to 2,700,000 shares of our common stock are being offered in the form of Contingent Warrants to purchase 0.9 shares of our common stock at a price of $6.00 per share under the Contingent Offering to eligible offerees who purchase shares in the Base Offering. If all of the shares of common stock offered under this prospectus are purchased in the Base Offering and Contingent Offering, then the total purchase price of our common stock will be $20,790,000.

Offering Period	This offering, consisting of the Base Offering and the Contingent Offering, will commence on the date of this prospectus and remain open until 5:00 p.m., Eastern Time, on February 21, 2006.

Oversubscription Rights	There are no oversubscription rights in the offering. Any warrants to purchase our common stock in the Base Offering or the Contingent Offering which are not exercised by any eligible offeree will not be reallocated to any other eligible offeree and will be cancelled upon expiration or termination of this offering.

Transferability of Warrants	The warrants to purchase our common stock under the Base Offering and the Contingent Offering are not transferable. Warrants may only be exercised by eligible offerees in the amount offered to an eligible offeree or in the amount an eligible offeree is entitled to purchase.

Conditions to the Offering	There is no minimum subscription requirement. Your subscription rights are subject to, among other things, ownership restrictions imposed by our certificate of incorporation and the escrow protection mechanics described in this prospectus. See “The Offering” for more details.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics	Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of the warrants to purchase our common stock, including instructing the warrant agent to refuse to honor any exercise of warrants, by 5% stockholders or stockholders who would become 5% holders upon exercise of their warrants.

The total number of shares of our common stock to be outstanding upon completion of the offering, assuming the offering is fully subscribed, would be 146,865,840. 5% of 146,865,840 is 7,343,292.

In order to avoid an “ownership change” for federal income tax purposes, we have also implemented the following escrow protection mechanics: (1) by exercising its warrants under this offering, each eligible offeree will represent to us that such eligible offeree will not be, after giving effect to the exercise of the warrants, an owner, directly or indirectly (as described in this prospectus), of more than 6,600,000 shares; (2) if such exercise would result in such holder owning more than approximately 6,600,000 shares of our common stock, such holder must notify the warrant agent at the telephone number set forth under “The Offering — The Warrant Agent”; (3) if requested, each eligible offeree will provide us with additional information regarding the amount of common stock that the eligible offeree owns; and (4) we shall have the right to instruct the warrant agent to refuse to honor such eligible offeree’s exercise of its warrants to the extent such exercise of warrants might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock. By exercising your warrants in this offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Procedure for Purchasing Common Stock under the Automated Subscription Offer Program	The offering is eligible for the Automated Subscription Offer Program, referred to in this prospectus as “ASOP,” of The Depository Trust Company, referred to in this prospectus as “DTC.” Since all record holders of the 9.25% Debentures are DTC participants, we are requiring that all rights under the Base Offering and the Contingent Offering be exercised through ASOP.

If you are an eligible offeree and wish to exercise the rights that are issued to you in the Base Offering or which may be available to you in the Contingent Offering, you must transmit your notice of exercise by electronic message through ASOP prior to 5:00 p.m., Eastern Time, on the expiration date. DTC will then send an agent’s message to the warrant agent for the offering, Wells Fargo Bank, National Association, for its acceptance. Delivery of the warrant agent’s message by DTC indicates that you agree to be bound to the terms and conditions of the offering (including the authorization that the exercise price(s) be debited from your DTC account).

Once you have exercised your warrants, your exercise may not be revoked in whole or in part.

Warrants to purchase our common stock under both the Base Offering and the Contingent Offering that are not exercised prior to the expiration date will be cancelled and will lose their value.

United States Federal Income Tax Consequences to Eligible Offerees	For United States federal income tax purposes, it is likely that the Internal Revenue Service would take the position that each eligible offeree will recognize ordinary income for federal income tax purposes in an amount equal to the value of the warrants received upon receipt.

Issuance of Our Common Stock	We will make the necessary book-entry transfers or, upon your request, issue certificates representing shares purchased in this offering, as soon as reasonably practicable after the closing of this offering. All exercises of warrants under the Base Offering and the Contingent Offering will be effective on the closing of the offering.

No Recommendation to Eligible Offerees	Our board of directors is not making any recommendation to you as to whether you should purchase common stock in the offering. You should decide whether to purchase shares of our common stock in the offering based upon your own assessment of your best interests.

New York Stock Exchange Listing of our Common Stock	Our common stock is traded on the New York Stock Exchange, which we sometimes refer to as the “NYSE,” under the symbol “CVA.” On January 17, 2006, the closing price of our common stock on the NYSE was $16.27 per share. Shares of our common stock issued upon the exercise of the warrants will also be listed on the NYSE under the same symbol.

Risk Factors
      An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 8 of this prospectus.
Use of Proceeds
      The proceeds from the offering, estimated to be approximately $20 million, after deduction of expenses of the offering estimated to be $800,000, will be used by us for general corporate purposes.

RISK FACTORS
      An investment in our common stock is very risky. You should carefully consider the following factors and all the information in this prospectus and in the other documentation that is referenced in this prospectus.
Risks Related to the Offering

We have the right to limit the purchase of our common stock.
      Article Fifth of our certificate of incorporation generally restricts the ability of any 5% holder of our common stock from disposing of or acquiring shares of our common stock without our consent. Our certificate of incorporation also restricts the ability of other holders from becoming 5% stockholders without our consent. In order to comply with these restrictions, we may limit the number of shares purchased by a holder. If your purchase of our common stock might result in a risk of you becoming a 5% stockholder, your exercise may be reduced in order to eliminate that risk. We may also limit the exercise of warrants being offered in the offering by holders who possess 5% of our outstanding common stock. In addition, you may be required to provide certain information concerning your share ownership in order to help us enforce these restrictions.

The irrevocable exercise of warrants may adversely affect investors.
      Once you have exercised your warrants to purchase our common stock, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price. Warrants not exercised prior to the expiration date will lose their value.

The market price of our common stock may decline prior to the expiration date of the offering.
      The exercise of warrants pursuant to the offering is irrevocable. During the past twelve months, the market price per share of our common stock on the American Stock Exchange (on which our common stock was listed until the close of trading on October 4, 2005) and the NYSE (on which our common stock has been listed from October 5, 2005 through the present) has ranged from $7.95 to $17.70. Although the exercise prices of both Base Warrants and Contingent Warrants to purchase our common stock are at a significant discount to the market price per share of our common stock as of the commencement of the offering, the market price of our common stock may decline prior to the expiration date due to many factors, including business exigencies, acts of terrorism, general market declines, interruptions to our business, accidents or other catastrophic events, changes in investor perception, unanticipated financial results, defaults on indebtedness or other factors that could affect our stock price. In such event, you may be forced to purchase the common stock at a price higher than the market price.
Covanta Holding Corporation-Specific Risks

We cannot be certain that our NOLs will continue to be available to offset our tax liability.
      As of December 31, 2004, we estimated that we had approximately $516 million of NOLs. In order to utilize the NOLs, we must generate consolidated taxable income which can offset such carryforwards. The NOLs are also utilized by income from certain grantor trusts that were established as part of the Mission Insurance reorganization. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three-year “testing period” by “5% stockholders.”
      In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Internal Revenue Code. The transfer restrictions were implemented in 1990, and we expect that the restrictions will remain in force as long as the NOLs are available. We cannot assure you, however, that these restrictions will prevent an ownership change.

      The NOLs will expire in various amounts, if not used, between 2005 and 2023. The Internal Revenue Service, referred to in this prospectus as the “IRS,” has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated taxable income and we may not be able to satisfy our obligations to Covanta under a tax sharing agreement described below or to pay taxes that may be due from our consolidated tax group.
      Reductions in our NOLs could occur in connection with the administration of the grantor trusts associated with the Mission Insurance entities which are in state insolvency proceedings. During or at the conclusion of the administration of these grantor trusts, material taxable income could result which could utilize a substantial portion of our NOLs, which in turn could materially reduce our cash flow and ability to service our current debt. The impact of a material reduction in our NOLs could also cause an event of default under our current debt and a possible substantial reduction of our deferred tax asset, as reflected in our financial statements. For a more detailed discussion of the Mission Insurance entities and the grantor trusts, please see Note 25 to Notes to our Consolidated Financial Statements for the years ended December 31, 2004 and 2003 and December 27, 2002 included in Appendix A attached to this prospectus, such Notes referred to as the “Notes to the Audited Annual Financial Statements” in this prospectus, Note 12 to the Notes to the Unaudited Interim Financial Statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — NOLs” and “The Business — General Overview” in this prospectus below.
      In addition, if our existing insurance business were to require capital infusions from us in order to meet certain regulatory capital requirements and were we to fail to provide such capital, some or all of our subsidiaries comprising our insurance business could enter insurance insolvency or bankruptcy proceedings. In such event, such subsidiaries may no longer be included in our consolidated tax return, and a portion, which could constitute a significant portion, of our remaining NOLs may no longer be available to us and we may not be able to recognize significant taxable income.

The market for our common stock has been historically illiquid which may affect your ability to sell your shares.
      The volume of trading in our stock has historically been low. In the last six months, the daily trading volume for our stock has been approximately 420,603 shares. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time when you might want to sell your shares.

Reduced liquidity and price volatility could result in a loss to investors.
      Although our common stock is listed on the NYSE, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.
      Assuming the issuance of 5,700,000 shares of our common stock in the offering described in this prospectus, SZ Investments, Third Avenue and Laminar, separately own as of January 13, 2006, approximately 15.8%, 6.0% and 18.0%, respectively, or when aggregated, 39.8% of our outstanding common stock. In addition, Laminar is an eligible offeree in the offering. Although there are no agreements among SZ Investments, Third Avenue and Laminar regarding their voting or disposition of shares of our common stock, the level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in

Article Fifth of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.
      No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In addition, in connection with the Covanta acquisition financing, we filed a registration statement on Form S-3 to register the resale of 17,711,491 shares of our common stock held by Laminar, Third Avenue and SZ Investments, which was declared effective on August 24, 2004. In connection with our acquisition of Ref-Fuel, we have agreed to register, within twelve months of the June 24, 2005 closing of the Ref-Fuel acquisition, the resale of certain shares held or acquired by Laminar, Third Avenue and SZ Investments in an underwritten public offering. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Our disclosure controls and procedures may not prevent or detect all acts of fraud.
      Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission commonly referred to as the “SEC.”
      Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within our companies have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.
      Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC, to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.
      We have in the past, and in the future may discover, areas of our internal control over financial reporting which may require improvement. For example, during the course of its audit of our 2004 financial statements, our independent auditors, Ernst & Young LLP, referred to as “Ernst & Young” in this prospectus, identified errors, principally related to complex manual “fresh-start” accounting calculations, predominately affecting Covanta’s investments in its international businesses. Although the net effect of these errors was immaterial

(less than $2.0 million, pretax), and such errors were corrected before our 2004 consolidated financial statements were issued, management determined that errors in complex fresh-start and other technical accounting areas originally went undetected due to insufficient technical in-house expertise necessary to provide sufficiently rigorous review. As a result, management has concluded that our internal control over financial reporting was not effective as of December 31, 2004. Although we have identified and undertaken steps necessary in order to remediate this material weakness, as of our quarterly report on Form 10-Q for the period ended September 30, 2005, we were unable to conclude that we had remediated this material weakness. The effectiveness of our internal control over financial reporting in the future will depend on our ability to fulfill these steps to remediate this material weakness. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.
Waste and Energy Services Business-Specific Risks

In connection with the Ref-Fuel acquisition, Covanta has incurred a large amount of debt, and we cannot assure you that our cash flow from operations will be sufficient to pay this debt.
      Following the acquisition of Ref-Fuel, Covanta had corporate debt of $675 million, which we have guaranteed. Our ability to service this debt will depend upon:

•	the continued operation and maintenance of our facilities, consistent with historical performance levels;

•	compliance with our debt covenants under our, and our subsidiaries, various credit arrangements;

•	compliance by our subsidiaries with their respective debt covenants in order to permit distributions of cash to Covanta;

•	maintenance or enhancement of revenue from renewals or replacement of existing contracts, which begin to expire in 2007, and from new contracts to expand existing facilities or operate additional facilities;

•	market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions and additional contracts, particularly after Covanta’s existing contracts expire; and

•	the continued availability to Covanta of the benefit of our NOLs under a tax sharing agreement.
      For a more detailed discussion of Covanta’s domestic debt covenants, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements.
      Covanta’s ability to make payments on its indebtedness and to fund planned capital expenditures and other necessary expenses will depend on its ability to generate cash and receive dividends and distributions from its subsidiaries in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that Covanta’s business will generate sufficient cash flow from operations to pay this debt.

We may be unable to integrate the operations of Ref-Fuel and Covanta successfully and may not realize the full anticipated benefits of the acquisition.
      Achieving the anticipated benefits of the recent acquisition of Ref-Fuel will depend in part upon our ability to integrate the two companies’ businesses in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating organizations in additional locations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company. Any inability of management to successfully integrate Ref-Fuel’s operations with the operations of Covanta could have a material adverse effect on our business and financial condition.
      The anticipated benefits of the transaction include the elimination of duplicative costs, the strategic expansion of Covanta’s core waste-to-energy business in the northeast region of the United States and the strengthening of Covanta’s credit profile and lowering of our costs of capital. We may not be able to realize, in whole or in part, or within the anticipated time frames, any of these expected costs of savings or improvements. The realization of the anticipated benefits of the transaction are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a result, we may not be able to achieve our expected results of operations and our actual income, cash flow or earnings available to satisfy debt obligations may be materially lower than the pro forma results we have previously filed with the SEC and that are included in this prospectus.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on Covanta’s debt.
      Much of our business is conducted through our subsidiaries. Our ability to make payments on the debt incurred by Covanta is dependent on the earnings and the distribution of funds from our subsidiaries.
      Certain of our subsidiaries and affiliates are already subject to project and other financing and will not guarantee our obligations on Covanta’s debts. The debt agreements of these subsidiaries and affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. In addition, a substantial amount of the assets of our non-guarantor subsidiaries and affiliates has been pledged as collateral under their respective project financing agreements, or financings at intermediate subsidiary levels, and will be excluded entirely from the liens in favor of Covanta’s new financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements for a more complete description of the terms of such indebtedness. We cannot assure you that certain of the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Covanta indebtedness when due.

Our ability to grow our Waste and Energy Services business may be limited.
      Our ability to grow our Waste and Energy Services business by investing in new projects may be limited by debt covenants in Covanta’s principal financing agreements, and by potentially fewer market opportunities for new waste-to-energy facilities. Our Waste and Energy Services business is based upon building and operating municipal solid waste disposal and energy generating projects, which are capital intensive businesses that require financing through direct investment and the incurrence of debt. The covenants in Covanta’s financing agreements limit investments in new projects or acquisitions of new businesses and place restrictions on Covanta’s ability to expand existing projects. The covenants limit borrowings to finance new construction, except in limited circumstances related to expansions of existing facilities.

Operation of our Waste and Energy Services facilities and the expansion of facilities involve significant risks.
      The operation of our Waste and Energy Services facilities and the construction of new or expanded facilities involve many risks, including:

•	the inaccuracy of our assumptions with respect to the timing and amount of anticipated revenues;

•	supply interruptions;

•	the breakdown or failure of equipment or processes;

•	difficulty or inability to find suitable replacement parts for equipment;

•	the unavailability of sufficient quantities of waste;

•	decreases in the fees for solid waste disposal;

•	decreases in the demand or market prices for recovered ferrous or non-ferrous metal;

•	disruption in the transmission of electricity generated;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	unanticipated cost overruns;

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism;

•	the exercise of the power of eminent domain; and

•	performance below expected levels of output or efficiency.
      We cannot predict the impact of these risks on our Waste and Energy Services business or operations. These risks, if they were to occur, could prevent Covanta and its subsidiaries from meeting their obligations under their operating contracts.

Development, construction and operation of new projects may not commence as scheduled, or at all.
      The development and construction of new facilities involves many risks including siting, permitting, financing and construction delays and expenses, start-up problems, the breakdown of equipment and performance below expected levels of output and efficiency. New facilities have no operating history and may employ recently developed technology and equipment. Our Waste and Energy Services businesses maintain insurance to protect against risks relating to the construction of new projects; however, such insurance may not be adequate to cover lost revenues or increased expenses. As a result, a new facility may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss. In certain situations, if a facility fails to achieve commercial operation, at certain levels or at all, termination rights in the agreements governing the facility’s financing may be triggered, rendering all of the facility’s debt immediately due and payable. As a result, the facility may be rendered insolvent and we may lose our interest in the facility.

Our insurance and contractual protections may not always cover lost revenues, increased expenses or liquidated damages payments.
      Although our Waste and Energy Services businesses maintain insurance, obtain warranties from vendors, require contractors to meet certain performance levels and, in some cases, pass risks we cannot control to the service recipient or output purchaser, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments.

Performance reductions could materially and adversely affect us and our projects may operate at lower levels than expected.
      Most service agreements for our waste-to-energy facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the contract. In most cases, such contractual provisions excuse our Waste and Energy Services businesses from performance obligations to the extent affected by uncontrollable circumstances and provide for service fee adjustments if uncontrollable circumstances increase its costs. We cannot assure you that these provisions will prevent our Waste and Energy Services businesses from incurring losses upon the occurrence of uncontrollable circumstances or that if our Waste and Energy Services businesses were to incur such losses they would continue to be able to service their debt.
      Covanta and certain of its subsidiaries have issued or are party to performance guarantees and related contractual obligations associated with its waste-to-energy, independent power and water facilities. With respect to its domestic businesses, Covanta and certain of its subsidiaries have issued guarantees to their municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. The obligations guaranteed will depend upon the contract involved. Many of our subsidiaries have contracts to operate and maintain waste-to-energy facilities. In these contracts the subsidiary typically commits to operate and maintain the facility in compliance with legal requirements; to accept minimum amounts of solid waste; to generate a minimum amount of electricity per ton of waste; and to pay damages to contract counterparties under specified circumstances, including those where the operating subsidiary’s contract has been terminated for default. Any contractual damages or other obligations incurred by Covanta and certain of its subsidiaries could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. Additionally, damages payable under such guarantees on our owned waste-to-energy facilities could expose us to recourse liability on project debt. Covanta and certain of its subsidiaries may not have sufficient sources of cash to pay such damages or other obligations. We cannot assure you that Covanta and such subsidiaries will be able to continue to avoid incurring material payment obligations under such guarantees or that if it did incur such obligations that they would have the cash resources to pay them.

Our Waste and Energy Services businesses generate their revenue primarily under long-term contracts and must avoid defaults under their contracts in order to service their debt and avoid material liability to contract counterparties.
      Covanta’s subsidiaries must satisfy performance and other obligations under contracts governing waste-to-energy facilities. These contracts typically require Covanta’s subsidiaries to meet certain performance criteria relating to amounts of waste processed, energy generation rates per ton of waste processed, residue quantity and environmental standards. The failure of Covanta subsidiaries to satisfy these criteria may subject them to termination of their respective operating contracts. If such a termination were to occur, Covanta’s subsidiaries would lose the cash flow related to the projects and incur material termination damage liability, which may be guaranteed by Covanta or certain of its subsidiaries. In circumstances where the contract of one or more subsidiaries has been terminated due to the default of the Covanta subsidiary they may not have sufficient sources of cash to pay such damages. We cannot assure you that Covanta’s subsidiaries will be able to continue to perform their respective obligations under such contracts in order to avoid such contract terminations, or damages related to any such contract termination, or that if they could not avoid such terminations that they would have the cash resources to pay amounts that may then become due.

Covanta and certain of its subsidiaries have provided guarantees and support in connection with its subsidiaries’ projects.
      Covanta and certain of its subsidiaries are obligated to guarantee or provide financial support for its subsidiaries’ projects in one or more of the following forms:

•	support agreements in connection with service or operating agreement-related obligations;

•	direct guarantees of certain debt relating to three of its facilities;

•	contingent obligation to pay lease payment installments in connection with two of its facilities;

•	contingent credit support for damages arising from performance failures;

•	environmental indemnities; and

•	contingent capital and credit support to finance costs, in most cases in connection with a corresponding increase in service fees, relating to uncontrollable circumstances.
      Many of these contingent obligations cannot readily be quantified, but, if we were required to provide this support, it may be material to our cash flow and financial condition.

Covanta may face increased risk of market influences on its domestic revenues after its contracts expire.
      Covanta’s contracts to operate waste-to-energy projects expire on various dates between 2007 and 2023, and its contracts to sell energy output generally expire when the project’s operating contract expires. One of Covanta’s contracts will expire in 2007. During the twelve-month period from January 1 to December 31, 2004, this contract contributed $12.5 million in revenues. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenues. As its operating contracts at municipally-owned projects approach expiration, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. However, we cannot assure you that Covanta will be able to enter into renewal or replacement contracts on terms favorable to it, or at all. Covanta will seek to bid competitively for additional contracts to operate other facilities as similar contracts of other vendors expire. The expiration of existing energy sales contracts, if not renewed, will require Covanta to sell project energy output either into the electricity grid or pursuant to new contracts.
      At some of our facilities, market conditions may allow Covanta to effect extensions of existing operating contracts along with facility expansions. Such extensions and expansions are currently being considered at a limited number of Covanta’s facilities in conjunction with its municipal clients. If Covanta were unable to reach agreement with its municipal clients on the terms under which it would implement such extensions and expansions, or if the implementation of these extensions, including renewals and replacement contracts, and expansions are materially delayed, this may adversely affect Covanta’s cash flow and profitability. We cannot assure you that Covanta will be able to enter into such contracts or that the terms available in the market at the time will be favorable to it.

Our Waste and Energy Services businesses depend on performance by third parties under contractual arrangements.
      Our Waste and Energy Services businesses depend on a limited number of third parties to, among other things, purchase the electric and steam energy produced by its facilities, and supply and deliver the waste and other goods and services necessary for the operation of our energy facilities. The viability of our facilities depends significantly upon the performance by third parties in accordance with long-term contracts, and such performance depends on factors which may be beyond our control. If those third parties do not perform their obligations, or are excused from performing their obligations because of nonperformance by our Waste and Energy Services businesses or other parties to the contracts, or due to force majeure events or changes in laws or regulations, our Waste and Energy Services businesses may not be able to secure alternate arrangements on substantially the same terms, if at all, for the services provided under the contracts. In addition, the bankruptcy or insolvency of a participant or third party in our Waste and Energy Services facilities could result in nonpayment or nonperformance of that party’s obligations to us.

Concentration of suppliers and customers may expose us to heightened financial exposure.
      Our Waste and Energy Services businesses often rely on single suppliers and single customers at our facilities, exposing such facilities to financial risks if any supplier or customer should fail to perform its obligations.
      Our Waste and Energy Services businesses often rely on a single supplier to provide waste, fuel, water and other services required to operate a facility and on a single customer or a few customers to purchase all or a significant portion of a facility’s output. In most cases our Waste and Energy Services businesses have long-term agreements with such suppliers and customers in order to mitigate the risk of supply interruption. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility’s financial results could be materially and adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability. We cannot assure you that such performance failures by third parties will not occur, or that if they do occur, such failures will not adversely affect the cash flows or profitability of our Waste and Energy Services business.
      In addition, for their waste-to-energy facilities, our subsidiaries rely on their municipal clients as a source not only of waste for fuel but also of revenue from fees for disposal services our subsidiaries provide. Because contracts of our subsidiaries with their municipal clients are generally long-term, our subsidiaries may be adversely affected if the credit quality of one or more of their municipal clients were to decline materially.

Our Waste and Energy Services business is subject to pricing fluctuations caused by the waste disposal and energy market.
      While our Waste and Energy Services businesses both sell the majority of their waste disposal capacity and energy output pursuant to long-term contracts, a portion of this capacity and output representing less than 30% of our revenue is subject to market price fluctuation. With the acquisition of Ref-Fuel, a larger percentage of our revenue is subject to market risk from fluctuations in waste market prices than has historically been the case. Consequently, short-term fluctuations in the waste and energy markets may have a greater impact on our revenues than we have previously experienced.

Covanta’s waste operations are concentrated in one region, and expose us to regional economic or market declines.
      The majority of Covanta’s waste disposal facilities are located in the northeastern United States, primarily along the Washington, D.C. to Boston corridor. Adverse economic developments in this region could affect regional waste generation rates and demand for waste disposal services provided by Covanta. Adverse market developments caused by additional waste disposal capacity in this region could adversely affect waste disposal pricing. Either of these developments could have a material adverse effect on Covanta’s revenues and cash generation.

Some of Covanta’s energy contracts involve greater risk of exposure to performance levels which could result in materially lower revenues.
      While our historic energy business typically is contractually entitled to only a small share (generally 10%) of the energy revenues generated by a waste-to-energy project, subsequent to the Ref-Fuel acquisition, seven of our 31 waste-to-energy facilities receive 100% of the energy revenues they generate.
      As a result, if we are unable to operate these seven facilities at their historical performance levels for any reason, our revenues from energy sales could materially decrease.

Exposure to international economic and political factors may materially and adversely affect our Waste and Energy Services businesses.
      Covanta Power International Holdings, Inc., which we refer to as “CPIH” in this prospectus, is a wholly-owned subsidiary of Covanta. CPIH’s operations are entirely outside the United States and expose it to legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of potential business, any of which can limit the benefits to CPIH of a foreign project.
      CPIH’s projected cash distributions from existing facilities comes from facilities located in countries with sovereign ratings below investment grade, including Bangladesh, the Philippines and India. The financing, development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

•	changes in law or regulations;

•	changes in electricity tariffs;

•	changes in foreign tax laws and regulations;

•	changes in United States federal, state and local laws, including tax laws, related to foreign operations;

•	compliance with United States federal, state and local foreign corrupt practices laws;

•	changes in government policies or personnel;

•	changes in general economic conditions affecting each country, including conditions in financial markets;

•	changes in labor relations in operations outside the United States;

•	political, economic or military instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.
      The legal and financial environment in foreign countries in which CPIH currently owns assets or projects also could make it more difficult for it to enforce its rights under agreements relating to such projects.
      Any or all of the risks identified above with respect to the CPIH projects could adversely affect our revenue and cash generation. As a result, these risks may have a material adverse effect on our Waste and Energy Services business, consolidated financial condition and results of operations.

Exposure to foreign currency fluctuations may affect CPIH’s costs of operations.
      CPIH participates in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered with limited exposure to currency fluctuations through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project’s power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is a risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project’s power or service.

Exposure to fuel supply prices may affect CPIH’s costs and results of operations.
      Changes in the market prices and availability of fuel supplies to generate electricity may increase CPIH’s cost of producing power, which could adversely impact our energy businesses’ profitability and financial performance.
      The market prices and availability of fuel supplies of some of CPIH’s facilities fluctuate. Any price increase, delivery disruption or reduction in the availability of such supplies could affect CPIH’s ability to operate its facilities and impair its cash flow and profitability. CPIH may be subject to further exposure if any of its future operations are concentrated in facilities using fuel types subject to fluctuating market prices and availability. We may not be successful in our efforts to mitigate our exposure to supply and price swings.

Our inability to obtain resources for operations may adversely affect our ability to effectively compete.
      Our waste-to-energy facilities depend on solid waste for fuel, which provides a source of revenue. For most of our facilities, the prices they charge for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of our waste-to-energy facilities, the availability of solid waste to us, as well as the tipping fee that we must charge to attract solid waste to its facilities, depends upon competition from a number of sources such as other waste-to-energy facilities, landfills and transfer stations competing for waste in the market area. In addition, we may need to obtain waste on a competitive basis as our long-term contracts expire at our owned facilities. There has been consolidation and there may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to us for disposal at some of our waste-to-energy facilities and market pricing.

Compliance with environmental laws could adversely affect our results of operations.
      Costs of compliance with federal, state and local existing and future environmental regulations could adversely affect our cash flow and profitability. Our Waste and Energy Services businesses are subject to extensive environmental regulation by federal, state and local authorities, primarily relating to air, waste (including residual ash from combustion) and water. We are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating our facilities. Our Waste and Energy Services businesses may incur significant additional costs to comply with these requirements. Environmental regulations may also limit our ability to operate our facilities at maximum capacity or at all. If our Waste and Energy Services businesses fail to comply with these requirements, we could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount we must invest to bring our facilities into compliance. In addition, lawsuits or enforcement actions by federal and/or state regulatory agencies may materially increase our costs. Stricter environmental regulation of air emissions, solid waste handling or combustion, residual ash handling and disposal, and waste water discharge could materially affect our cash flow and profitability.
      Our Waste and Energy Services businesses may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be jeopardized or become subject to additional costs.

Federal energy regulation could adversely affect our revenues and costs of operations.
      Our Waste and Energy Services businesses are subject to extensive energy regulations by federal and state authorities. The economics, including the costs, of operating our facilities may be adversely affected by any changes in these regulations or in their interpretation or implementation or any future inability to comply with existing or future regulations or requirements.
      The Federal Power Act, commonly referred to as the “FPA,” regulates energy generating companies and their subsidiaries and places constraints on the conduct of their business. The FPA regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by public utilities. Under the Public Utility Regulatory Policies Act of 1978, commonly referred to as “PURPA,” our domestic facilities are exempt from most provisions of the FPA and state rate regulation. In addition, PURPA requires utility companies to purchase electricity produced by exempt non-utility generators, such as Covanta. Our foreign projects are also exempt from regulation under the FPA.
      The Energy Policy Act of 2005, referred to as the “Policy Act” in this prospectus, enacted comprehensive changes to the domestic energy industry which may affect our businesses. The Policy Act removed certain regulatory constraints that previously limited the ability of utilities and utility holding companies to invest in certain activities and businesses, which may have the effect over time of increasing competition in energy markets in which we participate. In addition, the Policy Act includes provisions that may remove some of the benefits provided to non-utility electricity generators, like Covanta, after its existing energy sale contracts expire. As a result, we may face increased competition after such expirations occur.
      If our Waste and Energy Services businesses become subject to either the FPA or lose the ability under PURPA to require utilities to purchase our electricity, the economics and operations of our energy projects could be adversely affected, including as a result of rate regulation by the Federal Energy Regulatory Commission, referred to as the “FERC” in this prospectus, with respect to our output of electricity, which could result in lower prices for sales of electricity. In addition, depending on the terms of the project’s power purchase agreement, a loss of our exemptions could allow the power purchaser to cease taking and paying for electricity under existing contracts. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, we cannot assure you that revenues received, the costs incurred, or both, in connection with the project could be recovered through sales to other purchasers.

Failure to obtain regulatory approvals could adversely affect our operations.
      Our Waste and Energy Services businesses are continually in the process of obtaining or renewing federal, state and local approvals required to operate our facilities. While our Waste and Energy Services businesses currently have all necessary operating approvals, we may not always be able to obtain all required regulatory approvals, and we may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of our facilities or the sale of electricity to third parties could be prevented, made subject to additional regulation or subject our Waste and Energy Services businesses to additional costs or a decrease in revenue.

The energy industry is becoming increasingly competitive, and we might not successfully respond to these changes.
      We may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent U.S. competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may come under increasing pressure. Regulatory initiatives in foreign countries where our Waste and Energy Services businesses have or will have operations involve the same types of risks.

Changes in laws and regulations affecting the solid waste and the energy industries could adversely affect our Waste and Energy Services business.
      Our Waste and Energy Services business is highly regulated. We cannot predict whether the federal or state governments or foreign governments will adopt legislation or regulations relating to the solid waste or energy industries. These laws and regulations can result in increased capital, operating and other costs to our Waste and Energy Services business, particularly with regard to enforcement efforts. The introduction of new laws or other future regulatory developments that increase the costs of operation or capital to us may have a material adverse effect on our business, financial condition or results of operations.

Changes in technology may have a material adverse effect on our profitability.
      Research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste or produce power, including fuel cells, microturbines and solar cells. It is possible that advances in these or other technologies will reduce the cost of waste disposal or power production from these technologies to a level below our costs. Furthermore, increased conservation efforts could reduce the demand for power or reduce the value of our facilities. Any of these changes could have a material adverse effect on our revenues and profitability.

We have incurred and will continue to incur significant transaction and combination-related costs in connection with the acquisition of Ref-Fuel.
      We expect to incur significant costs, which we currently estimate to be approximately $20 million through 2007, associated with combining the operations of Covanta and Ref-Fuel. However, we cannot predict with certainty the specific size of those charges at this preliminary stage of the integration process. Although we expect the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, we cannot give any assurance that this net benefit will be achieved as planned in the near future or at all.
Insurance Business-Specific Risks

Insurance regulations may affect NAICC’s operations.
      The insurance industry is highly regulated. NAICC is subject to regulation by state and federal regulators, and a significant portion of NAICC’s operations are subject to regulation by the state of California. Changes in existing insurance regulations or adoption of new regulations or laws which could affect NAICC’s results of operations and financial condition may include, without limitation, proposed changes to California regulations regarding a broker’s fiduciary duty to select the best carrier for an insured, extension of California’s Low Cost Automobile Program beyond Los Angeles and San Francisco counties and changes to California’s workers’ compensation laws. We cannot predict the impact of changes in existing insurance regulations or adoption of new regulations or laws on NAICC’s results of operations and financial condition.

The insurance products sold by NAICC are subject to intense competition.
      The insurance products sold by NAICC are subject to intense competition from many competitors, many of whom have substantially greater resources than NAICC. The California non-standard personal automobile marketplace consists of over 100 carriers.
      In order to decrease rates, insurers in California must obtain prior permission for rate reductions from the California Department of Insurance. In lieu of requesting rate decreases, competitors may soften underwriting standards as an alternative means of attracting new business. Such tactics, should they occur, would introduce new levels of risk for NAICC and could limit NAICC’s ability to write new policies or renew existing profitable policies. We cannot assure you that NAICC will be able to successfully compete in these markets and generate sufficient premium volume at attractive prices to be profitable. This risk is enhanced by the reduction in lines of business NAICC writes as a result of its decision to reduce underwriting operations.

If NAICC’s loss experience exceeds its estimates, additional capital may be required.
      Unpaid losses and loss adjustment expenses are based on estimates of reported losses, historical company experience of losses reported for reinsurance assumed and historical company experience for unreported claims. Such liability is, by necessity, based on estimates that may change in the near term. NAICC cannot assure you that the ultimate liabilities will not exceed, or even materially exceed, the amounts estimated. If the ultimate liability materially exceeds estimates, then additional capital may be required to be contributed to some of our insurance subsidiaries. NAICC and the other insurance subsidiaries received additional capital contributions from us in 2003 and 2002, and NAICC cannot provide any assurance that it and its subsidiaries will be able to obtain additional capital on commercially reasonable terms or at all.

      In addition, due to the fact that NAICC and its other insurance subsidiaries are in the process of running off several significant lines of business, the risk of adverse development and the subsequent requirement to obtain additional capital is heightened.

Failure to satisfy capital adequacy and risk-based capital requirements would require NAICC to obtain additional capital.
      NAICC is subject to regulatory risk-based capital requirements. Depending on its risk-based capital, NAICC could be subject to various levels of increasing regulatory intervention ranging from company action to mandatory control by insurance regulatory authorities. NAICC’s capital and surplus is also one factor used to determine its ability to distribute or loan funds to us. If NAICC has insufficient capital and surplus, as determined under the risk-based capital test, it will need to obtain additional capital to establish additional reserves. NAICC cannot provide any assurance that it will be able to obtain such additional capital on commercially reasonable terms or at all.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated financial statements for the nine-month period ended September 30, 2005 and the year ended December 31, 2004, are based on our historical financial statements and the historical financial statements of Covanta, Ref-Fuel and Ref-Fuel Holdings. The unaudited pro forma condensed statements of combined operations are presented as if the acquisitions of Covanta and Ref-Fuel both occurred on January 1, 2004 adjusted for events that are (1) directly attributable to the transactions, (2) expected to have continuing impact, and (3) factually supportable.
      The unaudited pro forma condensed consolidated financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•	Our separate historical financial statements (1) as of and for the year ended December 31, 2004 attached to this prospectus as Appendix A, and (2) as of and for the nine months ended September 30, 2005 attached to this prospectus as Appendix B;

•	Ref-Fuel’s separate historical financial statements (1) as of and for the year ended December 31, 2004 attached to this prospectus as Appendix C, and (2) as of and for the nine months ended September 30, 2005 attached to this prospectus as Appendix D; and

•	Covanta’s separate historical financial statements as of and for the year ended December 31, 2004 attached to this prospectus as Appendix E.

Covanta Holding Corporation
Pro Forma Nine Months Ended September 30, 2005
Unaudited Pro Forma Consolidated Statement of Operations

	Covanta Holding	Ref-Fuel
	Jan. 1 — Sep. 30,	Jan. 1 — June 24,	Pro Forma		Pro Forma
	2005	2005	Adjustments	ADJ	Combined

	(In thousands of dollars)
OPERATING REVENUES
Waste and service revenues	$436,624	$148,792	$—		$585,416
Energy and steam sales	225,541	79,660	—		305,201
Other operating revenues	13,236	—	—		13,236
Total operating revenues	675,401	228,452	—		903,853
OPERATING EXPENSES
Plant operating expenses	393,343	103,617	3,136	J	500,096
Depreciation and amortization expense	78,027	57,032	(5,380)	J	129,679
Net interest expense on project debt	36,700	13,964	1,474	J	52,138
Other operating expenses	7,736	519	—		8,255
General and administrative expenses	46,313	52,133	(41,675)	M	56,047
			(724)	J
Restructuring charges	2,655	—	(2,655)	M	—
Acquisition-related charges	2,963	—	(2,963)	M	—
Total operating expenses	567,737	227,265	(48,787)		746,215
Operating income	107,664	1,187	48,787		157,638
Investment income	3,530	1,225	—		4,755
Interest expense	(59,053)	(26,368)	—		(90,859)
			28,944	H
			(37,362)	I
			2,980	J
Gain on derivative instrument, unexercised ACL warrants	14,796	—	—		14,796
Total other expenses	(40,727)	(25,143)	(5,438)		(71,308)
Income before income taxes, minority interests and equity in net income from unconsolidated investments	66,937	(23,956)	43,349		86,330
Income tax benefit (expense)	(24,008)	6,033	(20,874)	K	(38,849)
Minority interest expense	(9,311)	(56)	—		(9,367)
Equity in net income from unconsolidated investments	20,003	—	—		20,003
NET INCOME (LOSS)	$53,621	$(17,979)	$22,475		$58,117

Covanta Holding Corporation
Pro Forma Year Ended December 31, 2004
Unaudited Pro Forma Consolidated Statement of Operations

			Jan. 1 to
			Mar. 10, 2004		Jan. 1 to
	Jan. 1 to		Deconsolidation		Apr. 30, 2004
	Dec. 31, 2004	Jan. 1 to	of Covanta	Jan. 1 to	Ref-Fuel
	Covanta	Mar. 10, 2004	Energy	Dec. 31, 2004	Ownership	Pro Forma		Pro Forma
	Holding	Covanta Energy	Entities(A)	Ref-Fuel	Changes(G)	Adjustments	ADJ	Combined

	(In thousands of dollars)
OPERATING REVENUES
Waste and service revenues	$372,748	$89,867	$(5,282)	$194,950	$89,496	$(7,219)	L	$778,729
						44,169	L
Energy and steam sales	181,074	53,307	(535)	93,188	41,566	59,770	L	398,797
						(29,573)	L
Other operating revenues	22,374	58	—	10,506	6,475	(16,981)	L	22,432
Total operating revenues	576,196	143,232	(5,817)	298,644	137,537	50,166		1,199,598
OPERATING EXPENSES
Plant operating expenses	348,867	100,774	(3,632)	116,089	73,322	15,840	L	657,619
						6,359	J
Depreciation and amortization expense	53,131	13,426	(786)	45,154	22,842	(12,640)	B	173,315
						8,598	C
						3,375	D
						59,770	L
						(7,219)	L
						(12,336)	J
Net interest expense on project debt	32,586	13,407	(1,045)	—	—	(2,400)	L	76,960
						30,779	L
						(3,419)	E
						7,052	J
Other operating expenses	16,560	(2,234)	116	1,462	220	(425)	L	15,699
General and administrative expenses	48,182	7,597	(322)	30,216	15,031	(18,634)	L	76,037
						(4,949)	M
						(1,084)	J
Total operating expenses	499,326	132,970	(5,669)	192,921	111,415	68,667		999,630
Operating income	76,870	10,262	(148)	105,723	26,122	(18,501)		200,328
Investment income	2,343	935	—	2,967	1,022	(2,400)	L	4,867
Interest expense	(43,739)	(6,142)	6	(69,219)	(21,626)	30,779	L	(123,339)
						55,400	H
						(74,724)	I
						5,926	J
Reorganization items	—	(58,282)	—	—	—	58,282	F	—
Fresh-start adjustments	—	(399,063)	—	—	—	399,063	F	—
Gain on extinguishment of debt	—	510,680	—	—	—	(510,680)	F	—
Income (loss) before income taxes, minority interests and equity in net income from unconsolidated investments	35,474	58,390	(142)	39,471	5,518	(56,855)		81,856
Income tax benefit (expense)	(11,535)	(30,240)	—	(17,818)	—	21,939	K	(37,654)
Minority interest expense	(6,869)	(2,511)	—	(12,283)	11,372	—		(10,291)
Equity in net income (loss) from unconsolidated investments	17,024	3,924	142	6,148	(6,148)	—		21,090
NET INCOME	$34,094	$29,563	$—	$15,518	$10,742	$(34,916)		$55,001

NOTE 1:	BASIS OF PRESENTATION

Covanta
      On December 2, 2003, we executed a definitive investment and purchase agreement to acquire Covanta in connection with Covanta’s emergence from Chapter 11 proceedings after the non-core and geothermal assets of Covanta were divested. The primary components of the transaction were: (1) our purchase of 100% of the equity of Covanta in consideration for a cash purchase price of approximately $30 million, and (2) agreement as to new letter of credit and revolving credit facilities for Covanta’s domestic and international operations, provided by some of the existing Covanta lenders and a group of additional lenders we organized. Our acquisition of Covanta was consummated on March 10, 2004.
      The aggregate purchase price was $47.5 million which included the cash purchase price of $30 million, $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for our commitment to sell up to 3.0 million shares of our common stock at $1.53 per share to certain creditors of Covanta, subject to certain limitations.
      In addition to the purchase price allocation adjustments, Covanta’s emergence from Chapter 11 proceedings on March 10, 2004 resulted in Covanta becoming a new reporting entity and adoption of fresh-start accounting as of that date, in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” referred to as “SOP 90-7” in this prospectus. The following table summarizes the final allocation of values to the assets acquired and liabilities assumed at March 10, 2004 in conformity with Statement of Financial Accounting Standards, referred to in this prospectus as “SFAS,” No. 141, “Business Combinations,” referred to as “SFAS No. 141” in this prospectus, and SFAS No. 109, “Accounting for Income Taxes,” referred to as “SFAS No. 109” in this prospectus (in thousands of dollars):

Current assets	$522,659
Property, plant and equipment	814,369
Intangible assets	191,943
Other assets	327,065

Total assets acquired	$1,856,036

Current liabilities	$364,480
Long-term debt	328,053
Project debt	850,591
Deferred income taxes	88,405
Other liabilities	176,982

Total liabilities assumed	$1,808,511

Net assets acquired	$47,525

      The acquired intangible assets of $191.9 million primarily relate to service and energy agreements on publicly-owned waste-to-energy projects with an approximate 17-year weighted average useful life. However, many such contracts have remaining lives that are significantly shorter.

Ref-Fuel
      The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed as of June 24, 2005, the acquisition date of Ref-Fuel, in conformity with SFAS No. 141 and SFAS No. 109. The allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained. We are in the process of performing the valuation studies necessary to finalize the fair values of the assets and liabilities of Ref-Fuel and the related allocation of purchase price. We expect that adjustments to the preliminary fair values may include those related to:

•	property, plant and equipment, intangibles, goodwill and debt, all of which may change based on consideration of additional analysis by us and our valuation consultants;

•	accrued expenses for transaction costs and restructuring efforts which may change based on identification of final fees and costs; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

	Purchase Price Allocation as of

	June 24,	September 30,
	2005	2005

	(In thousands of dollars)
Current assets	$233,885	$233,885
Property, plant and equipment	1,901,786	1,901,786
Intangible assets (excluding goodwill)	269,436	269,436
Goodwill	298,089	292,810
Other assets	111,458	108,869

Total assets acquired	$2,814,654	$2,806,786

Current liabilities	$156,610	$156,610
Long-term debt	655,270	655,270
Project debt	718,805	706,732
Deferred income taxes	368,907	372,684
Other liabilities	164,787	165,215

Total liabilities assumed	2,064,379	2,056,511

Minority interest acquired	3,058	3,058

Net assets acquired	$747,217	$747,217

      The acquired intangible assets of $269.4 million relate to favorable energy and waste contracts and a favorable leasehold interest with an approximate ten-year average useful life. In its initial purchase price allocation as of June 24, 2005, goodwill of $298.1 million was recorded to reflect the excess of cost over the preliminary fair value of acquired net assets. As of September 30, 2005, goodwill was $292.8 million which reflected adjustments to the carrying value of project debt by $12.1 million, a fair value adjustment related to a service agreement of $2.5 million, a deferred tax adjustment of $3.8 million and various other liability adjustments of $0.5 million as part of Covanta’s ongoing purchase accounting review.

NOTE 2:	PRO FORMA ADJUSTMENTS

Adjustments for the Covanta Transactions
      A. The “Deconsolidation of Covanta Energy Entities” column of the unaudited pro forma condensed consolidated statements of operations pertains to six of Covanta’s subsidiaries which had not reorganized or filed a liquidation plan under Chapter 11 as of March 10, 2004. For the 2004 pro forma period presented, these entities were not consolidated because we did not control these debtors or the ultimate outcome of their respective Chapter 11 cases. The subsidiaries related to the Tampa Bay desalination and Lake County waste-to-energy projects emerged from Chapter 11 on August 6, 2004 and December 14, 2004, respectively, when they were reconsolidated.
      B. To reverse Covanta’s historical depreciation and amortization expense, for the period January 1, 2004 to March 10, 2004.
      C. To include pro forma depreciation expense based on fair values assigned to Covanta’s property, plant and equipment for the period January 1, 2004 to March 10, 2004. The weighted average remaining useful life of property, plant and equipment acquired in the Covanta acquisition was approximately 19 years, consisting principally of energy facilities and buildings with a weighted average remaining useful life of approximately 21 years and machinery and equipment with a weighted average remaining useful life of approximately 13 years.
      D. To include pro forma amortization expense based on fair values assigned to Covanta’s acquired intangible assets for the period January 1, 2004 to March 10, 2004, primarily service agreements on publicly owned waste-to-energy projects.
      E. To reverse Covanta’s historical amortization of bond issuance costs ($0.8 million) on outstanding project debt and include pro forma amortization of the premium on project debt ($2.6 million) based on fair values assigned to Covanta’s project debt, for the period January 1, 2004 to March 10, 2004.
      F. To remove historical reorganization items, fresh-start adjustments and the gain on extinguishment of debt resulting from Covanta’s bankruptcy proceedings. Since the pro forma condensed statement of combined operations has been prepared on the basis that Covanta’s emergence from bankruptcy and the business combination with us both occurred on January 1, 2004, these items have been removed, as these transactions to effect Covanta’s reorganization would have been completed and these items would have been recorded prior to January 1, 2004.

Adjustments for the Ref-Fuel Transactions
      G. On April 30, 2004, Ref-Fuel entered into a series of transactions, referred to as “Equalization Transactions” in this prospectus, that changed its ownership structure. As a result of the Equalization Transactions, Ref-Fuel gained control of MSW Energy Holdings LLC, referred to as “MSW I” in this prospectus, and MSW Energy Holdings II LLC, referred to as “MSW II” in this prospectus (each being subsidiaries of Ref-Fuel), which on a combined basis, owned substantially all interests in Ref-Fuel Holdings. Ref-Fuel Holdings is a holding company with a 100% membership interest in ARC, which through subsidiaries, owns and operates six waste-to-energy facilities in the United States. As a result of the Equalization Transactions, Ref-Fuel had effective control of Ref-Fuel Holdings, and therefore began consolidating its results of operations from May 1, 2004.
      The “Ref-Fuel Ownership Changes” column of the unaudited pro forma condensed consolidated statement of operations for the year-ended December 31, 2004 pertains to entities that were not consolidated by Ref-Fuel until ownership interests changed effective April 30, 2004 (the Equalization Transactions described above). Ref-Fuel reported its 50% share of earnings from its investment in Ref-Fuel Holdings under the equity method from January 1, 2004 to April 30, 2004 (four-month period) and consolidated such operations from May 1, 2004 to December 31, 2004 (eight-month period). In addition, as a result of the Equalization Transactions, Ref-Fuel obtained a 0.01% interest and was named managing member of MSW I and began consolidating its operations as of April 30, 2004. On August 31, 2004, in another transaction, Ref-Fuel acquired the 99.99% non-managing interests in MSW I. As a result, Ref-Fuel owned 100% of the interests in MSW I after that date.
      This column reverses the impact of accounting under the equity method for the investment in Ref-Fuel Holdings for the four-month period ended April 30, 2004 and reflects the results of operations as if they had been consolidated as of January 1, 2004. In addition, this column reflects the results of operations for MSW I as if Ref-Fuel had owned a 100% interest in MSW I as of January 1, 2004, which includes reversing the minority interest relating to MSW I for the period of May 1, 2004 through August 31, 2004.
      H. Covanta entered into new credit arrangements, referred to as the “the Debt Financing Package” in this prospectus, as part of the Ref-Fuel acquisition which were assumed to have occurred as of January 1, 2004 on a pro forma basis.
      To reverse historical interest expense (including letter of credit fees) associated with recourse debt and unfunded credit facilities refinanced with the Debt Financing Package, the net proceeds from a rights offering undertaken by us during the second quarter of 2005 as part of the financing of the Ref-Fuel acquisition, the interest expense related to Ref-Fuel’s $40 million, 9% interest senior notes contributed by Ref-Fuel’s members as a result of the August 31, 2004 transactions, and the interest expense for a related bridge loan (in thousands of dollars).

	Nine Months
	Ended	Full Year
	Sept. 2005	2004

Covanta Energy recourse debt (January 1 to March 10, 2004)	$—	$6,142
Covanta recourse debt (January 1 to December 31, 2004)	—	9,033
Covanta Energy recourse debt and credit facilities	28,352	34,706
Ref-Fuel credit facilities	592	432
Ref-Fuel senior notes & bridge	—	5,087

Total	$28,944	$55,400

      I. To include pro forma interest expense based on the Debt Financing Package (in thousands of dollars).

			Nine Months
			Ended	Full Year
	Principal	Rate	Sept. 2005	2004

Borrowings:
First Lien Facility	$275,000	7.07%	$9,721	$19,443
Second Lien Facility	100,000	9.57%	4,785	9,570
Second Lien Facility	60,000	9.77%	2,932	5,863
Second Lien Facility	240,000	9.78%	11,736	23,472

Total Borrowings	$675,000		$29,174	$58,348

Available for letters of credit and revolving credit	$340,000	3%	$5,100	$10,200
Letter of credit availability under First Lien Facility
Revolving credit facility*	100,000	0.5%	250	500

Total unfunded	$440,000		$5,350	$10,700
Amortization of Debt Financing			2,838	5,676

Package financing costs
Total			$37,362	$74,724

(*)	Available for up to $75 million of letters of credit as an alternative to borrowings. This facility remains unused.
      Interest rates under the Debt Financing Package are based on the three-month London InterBank Offering Rate, referred to as “LIBOR,” plus a margin of 3.00% for the First Lien Facility and 5.50% for the Second Lien Facility. The rates used to determine the pro forma adjustments above were selected with regard to our current credit ratings and the three-month LIBOR rate of 4.07% used for the October through December 2005 payment period.

      J. To record the difference between the preliminary estimates of the fair values and the historical amounts of Ref-Fuel’s assets and debt assumed by Covanta on June 24, 2005, the date we acquired Ref-Fuel, and the related impacts on depreciation, amortization and interest expense as if the acquisition had occurred on January 1, 2004. The fair value of contract related assets (classified as intangible assets, net) were attributable to revenue arrangements for which the contractual rates were greater than the market rates. The fair value of contract-related liabilities (classified as other liabilities) were attributable to revenue arrangements for which contractual rates were less than the market rates.

Other adjustments
      K. To record the estimated income tax effects associated with the pro forma adjustments to pre-tax income other than item (g) to arrive at a blended assumed effective tax rate of 47% for the combined company for the nine months ended September 30, 2005.
      L. Represents the reclassification of certain amounts among revenue and expense categories to conform Ref-Fuel’s historical presentation to our policies. These reclassifications consisted of the following:

•	Reclassification of the amortization of waste and energy contracts from revenue and expense to depreciation and amortization;

•	Other revenues, which primarily consisted of sales of scrap metals, were reclassified from other revenues into waste and service revenues;

•	Certain costs associated with operating facilities and TransRiver were reclassified from general and administrative expenses into plant operating expenses;

•	Reimbursements from certain municipal clients for operating expenses were reclassified from revenues to reductions of operating expenses;

•	Reductions of revenues shared with certain municipal customers for energy produced were reclassified from waste and service revenues to energy revenues; and

•	Other minor miscellaneous reclassifications were also made.
      M. Represents costs related to Ref-Fuel’s officers that were terminated in connection with the transaction as well as transaction related costs incurred by Ref-Fuel as follows (in thousands of dollars):

	Nine Months
	Ended	Full Year
	Sept. 2005	2004

Transaction costs	$12,150	$—
Executive severance	25,730	—
Executive compensation	3,795	4,949

	$41,675	$4,949

      Additionally, our September 30, 2005 financial statements reflect charges of $2.7 million and $3.0 million related to restructuring and integration expenses, respectively.

SELECTED FINANCIAL DATA
      The following table sets forth selected components of our consolidated financial data as of and for the fiscal years ended December 31, 2004 and 2003, December 27, 2002, and December 31, 2001 and 2000 and as of and for the nine months ended September 30, 2005 and 2004.
      The selected consolidated financial data at September 30, 2005 and for the nine months ended September 30, 2005 and 2004 have been derived from our unaudited financial statements which are included elsewhere in this prospectus. The selected consolidated financial data at and for the fiscal years ended December 31, 2004 and 2003 and December 27, 2002 have been derived from each of our audited financial statements which are included elsewhere in this prospectus. The selected consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements which are not included in this prospectus but that can be obtained from our Annual Reports that we have filed with the SEC on Form 10-K for each of the years ended December 31, 2001 and 2000.
      Results for past periods are not necessarily indicative of results that may be expected for any future period.
      The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. You should read the selected consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. Certain prior period amounts presented below, including various revenues and expenses, have been reclassified to conform to the current period presentation (other than certain subsequent reclassifications related to the investment income at our parent level). (In thousands of dollars, except per share amounts.)

	Nine Months	Nine Months
	Ended	Ended	Years Ended
	September 30,	September 30,
	2005(1)	2004	2004(2)(3)	2003(3)	2002(4)	2001	2000

	(Unaudited)		(Audited)
Statement of Operations Data
Operating revenue	$675,401	$402,375	$576,196	$41,123	$531,501	$92,104	$84,331
Operating expense	567,737	346,111	499,326	54,029	528,168	106,365	85,073
Operating income (loss)	107,664	56,264	76,870	(12,906)	3,333	(14,261)	(742)
Other income (loss)	14,796	—	—	—	2,793	—	(1,906)
Interest expense, net	55,523	31,265	41,396	1,424	38,735	—	—
Income (loss) before taxes, minority interest and equity income	66,937	24,999	35,474	(14,330)	(32,609)	(14,261)	1,164
Minority interest expense	9,311	3,922	6,869	—	—	—	—
Income taxes	24,008	8,436	11,535	18	346	73	134
Equity in net income (loss) from unconsolidated investments	20,003	13,196	17,024	(54,877)	—	—	—
Net income (loss)	$53,621	$25,837	$34,094	$(69,225)	$(32,955)	$(14,334)	$1,030
Income (loss) per share(6)
Basic	$0.46	$0.31	$0.39	$(1.05)	$(0.58)	$(0.34)	$0.03
Diluted	$0.44	$0.30	$0.37	$(1.05)	$(0.58)	$(0.34)	$0.03

	Nine Months	Nine Months
	Ended	Ended	Years Ended
	September 30,	September 30,
	2005(1)	2004	2004(2)(3)	2003(3)	2002(4)	2001	2000

	(Unaudited)		(Audited)
Balance Sheet Data
Cash and cash equivalents	$165,732	$112,661	$96,148	$17,952	$25,183	$17,866	$12,545
Restricted funds held in trust	428,738	255,693	239,918	—	—	—	—
Investments	70,580	61,920	65,042	71,057	93,746	148,512	147,667
Properties — net	2,675,799	862,609	819,400	254	654,575	131	56
Service and energy contracts	426,197	192,389	177,290	—	—	—	—
Goodwill	292,810	—	—	—	—	—	—
Deferred tax asset	39,583	83,213	26,910
Total assets	4,706,294	2,059,212	1,939,081	162,648	1,032,945	208,871	210,829
Deferred income taxes	488,118	225,767	109,465	—	—	—	—
Unpaid losses and LAE	51,557	66,741	64,270	83,380	101,249	105,745	100,030
Recourse debt	1,343,015	318,438	312,896	40,000	597,246	—	—
Project debt(7)	1,632,681	932,098	944,737	—	—	—	—
Project debt premium	66,091	40,927	37,910	—	—	—	—
Minority interest	83,410	83,174	83,350	—	—	—	—
Shareholders’ equity	$591,497	$121,992	$134,815	$27,791	$77,360	$74,463	$81,330
Book value per share of common stock(6)	$4.19	$1.68	$1.84	$0.50	$1.63	$2.48	$2.74
Shares of common stock outstanding(5),(6)	141,175	72,814	73,430	55,105	47,459	30,039	29,716

(1)	For the nine months ended September 30, 2005, Ref-Fuel’s results of operations are included in our consolidated results subsequent to June 24, 2005. As a result of the consummation of the Ref-Fuel acquisition on June 24, 2005, our future performance will be significantly driven by the combined performance of Covanta and Ref-Fuel’s operations. As a result, the nature of our business, the risks attendant to such business and the trends that it will face have been significantly altered by the acquisitions of Covanta and Ref-Fuel. Accordingly, our historic financial performance and results of operations will not be indicative of our future performance.

(2)	For the year ended December 31, 2004, Covanta’s results of operations are included in our consolidated results subsequent to March 10, 2004. As a result of the consummation of the Covanta acquisition on March 10, 2004, our future performance will predominantly reflect the performance of Covanta’s operations which are significantly larger than our insurance operations. As a result, the nature of our business, the risks attendant to such business and the trends that it will face have been significantly altered by the acquisition of Covanta. Accordingly, our historic financial performance and results of operations will not be indicative of our future performance.

(3)	ACL, which was acquired on May 29, 2002, and certain of its subsidiaries, filed a petition on January 31, 2003 with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division to reorganize under Chapter 11. As a result of this filing, we no longer maintained control of the activities of ACL. Our equity interest in ACL was cancelled when ACL’s plan of reorganization was confirmed on

December 30, 2004 and it emerged from bankruptcy on January 11, 2005. Accordingly, as of December 31, 2004 we did not include ACL and its subsidiaries as consolidated subsidiaries in our financial statements. Our investments in these entities were presented using the equity method effective as of the beginning of the year ending December 31, 2003. Other (loss) income above consists of our equity in the net loss of ACL, GMS and Vessel Leasing in 2003.

(4)	In 2002, we purchased 100% of ACL, 5.4% of GMS and 50% of Vessel Leasing.

(5)	Does not give effect to currently exercisable options, and, in 2001 and 2000, warrants to purchase shares of our common stock.

(6)	Basic and diluted earnings per share and the average shares used in the calculation of basic and diluted earnings per share and book value per share of common stock and shares of common stock outstanding for all periods have been adjusted retroactively to reflect the bonus element contained in the rights offering issued on May 18, 2004 and for the Ref-Fuel rights offering issued on May 31, 2005.

(7)	Includes $66 million, $41 million and $38 million of unamortized debt premium as of September 30, 2005 and 2004 and as of December 31, 2004.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
      The following tables present quarterly unaudited financial data for the periods presented on the consolidated statements of operations (in thousands of dollars, except per share amounts):

2005

Fiscal Quarter	First	Second	Third

Operating revenue	$174,819	$199,092	$301,490
Operating income	13,859	28,814	64,991
Net income	10,303	5,917	37,401
Net income per share:
Basic	0.10	0.06	0.27
Diluted	0.10	0.05	0.26

2004

Fiscal Quarter	First	Second	Third	Fourth	Total

Operating revenue	$45,875	$184,878	$171,622	$173,821	$576,196
Operating income	3,799	30,757	21,708	20,606	76,870
Net (Loss) income	(2,173)	15,195	12,815	8,257	34,094
Net (Loss) income per share:
Basic	(0.03)	0.19	0.13	0.08	0.39
Diluted	(0.03)	0.18	0.12	0.08	0.37

2003

Fiscal Quarter	First	Second	Third	Fourth	Total

Operating revenue	$11,076	$11,837	$8,909	$9,301	$41,123
Operating income	(2,650)	(4,578)	(3,546)	(2,132)	(12,906)
Net (Loss) income	(57,836)	(4,501)	(3,442)	(3,446)	(69,225)
Net (Loss) income per basic and diluted share	(0.87)	(0.07)	(0.05)	(0.05)	(1.05)

FORWARD-LOOKING STATEMENTS
Cautionary Note Regarding Forward-Looking Statements
      This prospectus and registration statement contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995, referred to as the “PSLRA” in this prospectus, or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act of 1933, the Exchange Act of 1934 and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting their businesses described in Item 1 of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and in registration statements and other securities filings by us and our subsidiaries, including MSW I and MSW II.
      Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of its forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus and registration statement are made only as of the date hereof and we do not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion addresses our financial condition, including the following: our parent-level liquidity and capital resources and cash flow as of and for the years ended December 31, 2004 and 2003 and for the nine-month periods ended as of September 30, 2005 and 2004; our parent-level investment income and expenses as of and for the years ended December 31, 2004 and 2003 and the year ended December 27, 2002; the operating results of our Waste and Energy Services business as of and for the years ended December 31, 2004 and 2003 and for the nine-month periods ended as of September 30, 2005 and 2004; and, the operating results and cash flows of our insurance business for the years ended December 31, 2004 and 2003 and December 27, 2002 and for the nine-month periods ended September 30, 2005 and 2004.
      This discussion should be read in conjunction with our Audited Consolidated Financial Statements and related notes for the periods ended December 31, 2004 and 2003 and December 27, 2002, attached to this prospectus as Appendix A, and our Interim Financial Statements as of September 30, 2005 (unaudited) and December 31, 2004 and for the nine-month periods ended September 30, 2005 and 2004 (unaudited), attached to this prospectus as Appendix B.
      The preparation of interim financial statements necessarily relies heavily on estimates. This and certain other factors, such as the seasonal nature of portions of our business, as well as competitive and other market conditions, call for caution in estimating full year results based on interim results of operations. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. As described in Note 3 to the Notes to the Unaudited Interim Financial Statements, our purchase accounting of our acquisition of Covanta reflected the final allocation of value to the assets acquired and liabilities assumed and our preliminary allocation of value to the assets acquired and liabilities assumed for the acquisition of Ref-Fuel.
EXECUTIVE SUMMARY
      We are organized as a holding company and substantially all of our operations were conducted in the insurance services industry prior to the acquisition of Covanta’s business in 2004 and of Ref-Fuel’s business in 2005. As a result of the consummation of the Covanta and Ref-Fuel acquisitions, our future performance will predominantly reflect the performance of the Waste and Energy Services operations which are significantly larger than our insurance operations.

Covanta Acquisition
      On March 10, 2004, Covanta and most of its subsidiaries engaged in waste-to-energy, water and independent power production in the United States consummated reorganization and emerged from proceedings under Chapter 11. As a result of the consummation of the Covanta Plan of Reorganization, Covanta is a wholly-owned subsidiary of ours. The results of operations and financial condition of Covanta are consolidated for financial reporting purposes from March 11, 2004.
      After the consummation of the Covanta Plan of Reorganization, the subsidiaries of Covanta that own and operate the Warren County, New Jersey, and Lake County, Florida, waste-to-energy facilities and the Covanta subsidiaries which were involved in the Tampa Bay desalination facility, which are collectively referred to as the “Remaining Debtors” in this prospectus, remained in Chapter 11 proceedings. At March 10, 2004, we did not include these entities as consolidated subsidiaries in our financial statements. Our investment in these entities was recorded in the financial statements using the cost method as of March 10, 2004.
      Subsequently, the subsidiaries of Covanta that were involved in the Tampa Bay desalination project emerged from bankruptcy on August 6, 2004. In connection with the settlement of litigation associated with the Tampa Bay project, these subsidiaries emerged from bankruptcy without material assets or liabilities and without contractual rights to operate the Tampa Bay facility. In addition, the subsidiaries of Covanta involved in the Lake County, Florida waste-to-energy facility reached agreements with their counterparties and emerged from bankruptcy on December 14, 2004. The Lake County subsidiaries are consolidated in our financial statements as of December 14, 2004. In September 2005, Covanta’s subsidiaries involved with the Warren County, New Jersey project filed a reorganization plan after they reached agreement with various contract counterparties, which was confirmed by the bankruptcy court on December 1, 2005. The subsidiaries emerged from bankruptcy on December 15, 2005 and after such emergence they were consolidated in our financial statements.

ACL Bankruptcy and Warrants
      Throughout 2004, we also had subsidiaries engaged in the marine services industry which, beginning in 2003, were accounted for under the equity method. Most of these subsidiaries were involved in the bankruptcy proceedings of ACL, pursuant to which these subsidiaries were sold or reorganized. On December 30, 2004, a plan of reorganization was confirmed, without any material conditions, and on January 10, 2005, these subsidiaries emerged from bankruptcy and our ownership interests in ACL were cancelled.
      As discussed in Note 16 to the Notes to the Unaudited Interim Financial Statements, on January 12, 2005, a subsidiary of ours received 168,230 warrants to purchase the common stock of ACL at $12.00 per share. The warrants were given by certain of the former creditors of ACL. The number of shares and exercise price subject to the warrants were subsequently adjusted to 672,920 shares at an exercise price of $3.00 per share, as a result of a four for one stock split effective as of August 2005. We wrote our investment in ACL down to zero in 2003. We determined that the aggregate fair value of the warrant on the grant date was $0.8 million.
      Covanta recorded the warrants as a derivative security in accordance with of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” On October 7, 2005, ACL issued 7.5 million shares in an initial public offering. Covanta proceeded to exercise the warrants it owned and received shares of ACL common stock in order to begin monetizing these shares. Based on market quotes as of September 30, 2005, Covanta recorded a mark-to-market adjustment for the period ended September 30, 2005 which increased the investment in ACL warrants to $15.6 million in the condensed consolidated balance sheet and recorded a corresponding pre-tax gain on derivative instruments of $10.6 million in the condensed consolidated statements of operations for the three months ended September 30, 2005. During October 2005, Covanta monetized its investment in all ACL shares it owned. The average gross selling price was $26.79 per share and resulted in net cash proceeds of $18 million and a realized gain of $16 million. As of September 30, 2005, Covanta had recognized approximately $14.8 million in unrealized gains related to these shares. As a result, Covanta will recognize an additional $0.4 million realized gain in the fourth quarter of 2005.
      During 2004, our investment in marine services business included a direct 5.4% interest in Global Material Services, LLC, referred to as “GMS” in this prospectus, and a direct 50% interest in Vessel Leasing, LLC, referred to as “Vessel Leasing” in this prospectus. Neither of these two companies filed for Chapter 11 protection. GMS was a joint venture among ACL, us and a third party, which owned and operated marine terminals and warehouse operations. Vessel Leasing was a joint venture between ACL and us which leased barges to ACL’s barge transportation operations. Neither GMS, Vessel Leasing nor us were guarantors of ACL’s debt nor were we liable for any of ACL’s liabilities. On October 6, 2004, we and ACL sold our interests in GMS to the third party joint venture member, and on January 13, 2005 we sold our interest in Vessel Leasing to ACL. As a result, we no longer are engaged in the marine services business.
      As a result of ACL’s bankruptcy filing, while we continued to exercise influence over the operating and financial policies of ACL throughout 2004, we no longer maintained control of ACL. Accordingly, for the years ended December 31, 2004 and 2003, we accounted for our investments in ACL, GMS and Vessel Leasing using the equity method of accounting. Under the equity method of accounting, we report our share of the equity investees’ income or loss based on our ownership interest.
      As a result of ACL’s continued losses and our management’s belief that we would recover little, if any, of our investment in ACL, we wrote off our remaining investment in ACL during the first quarter of 2003. The equity in net loss of unconsolidated marine services subsidiaries included a loss from ACL of $47 million, an other than temporary impairment of the remaining investment in ACL of $8.2 million and income from GMS and Vessel Leasing of $0.3 million. The GMS and Vessel Leasing investments were not considered to be impaired. The marine services subsidiaries’ operating results in 2002 were consolidated in our operating results from the date of acquisition, May 29, 2002, through December 27, 2002, but were deconsolidated in 2003 as a result of ACL’s bankruptcy.

Ref-Fuel Acquisition
      On June 24, 2005, we acquired, through Covanta, 100% of the issued and outstanding shares of Ref-Fuel in accordance with a stock purchase agreement dated January 31, 2005 with Ref-Fuel. Ref-Fuel and its subsidiaries operate six waste-to-energy facilities located in the northeastern United States and TransRiver Marketing Company, L.P., referred to as “TransRiver” in this prospectus, a waste procurement company. The Ref-Fuel subsidiaries that operate the waste-to-energy facilities derive revenues principally from disposal or tipping fees received for accepting waste, and from the sale of electricity and steam produced by those facilities. Immediately upon the closing of the acquisition, Ref-Fuel became a wholly-owned subsidiary of Covanta, and Covanta assumed control of the management and operations of the Ref-Fuel facilities. Covanta has changed the names of many of the Ref-Fuel subsidiaries so that they now conduct business under the Covanta Energy name. Ref-Fuel’s results of operations were consolidated into ours beginning June 25, 2005. Our condensed consolidated balance sheet included the accounts of Ref-Fuel as of September 30, 2005 and reflected preliminary purchase accounting allocations.
      We paid $740 million in cash for all of the outstanding stock of Ref-Fuel and assumed Ref-Fuel’s consolidated net debt of $1.3 billion ($1.5 billion of consolidated indebtedness and $0.2 billion of cash and restricted cash). We financed the Ref-Fuel acquisition through a combination of debt and equity financing. The debt component of the financing consisted of various senior secured credit facilities entered into by Covanta and guaranteed by us and certain of Covanta’s domestic subsidiaries. These credit facilities are described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment.” The equity component of the financing consisted of the Ref-Fuel rights offering, a $400 million offering of warrants or other rights to purchase our common stock to all of our existing stockholders. Under the Ref-Fuel rights offering each holder was entitled to purchase 0.9 shares of our common stock at an exercise price of $6.00 for each share of our common stock held as of May 27, 2005, the record date.

NOLs
      In addition to the risks attendant to the operation of the Waste and Energy Services business in the future and the integration of Ref-Fuel and its employees into Covanta, our ability to utilize our NOLs to offset taxable income generated by the Waste and Energy Services’ operations will have a material effect on our financial condition and results of operations. NOLs predominantly arose from predecessor insurance entities of ours (formerly named Mission Insurance Group Inc.).
      We had NOLs estimated to be approximately $516 million for federal income tax purposes as of December 31, 2004. The NOLs will expire in various amounts from December 31, 2005 through December 31, 2023, if not used. The amount of NOLs available to Covanta will be reduced by any taxable income, with certain exceptions, generated by current members of our consolidated tax group. The IRS has not audited any of our tax returns relating to the years during which the NOLs were generated.
      A portion of our NOLs were utilized in 2004 as a result of income we recognized in connection with ACL’s emergence from bankruptcy, Covanta’s operations and from income from certain grantor trusts relating to our historic insurance business conducted by the Mission Insurance entities.
      In addition, reductions in our NOLs could occur in connection with the administration of the grantor trusts associated with the Mission Insurance entities which are in state insolvency proceedings. During or at the conclusion of the administration of these grantor trusts, material taxable income could result which could utilize a substantial portion of our NOLs, which in turn could materially reduce cash flow and the ability to service current debt. The impact of a material reduction in our NOLs could also cause an event of default under current secured credit facilities and/or a reduction of a substantial portion of our deferred tax asset relating to such NOLs. For a more detailed discussion of the Mission Insurance entities and the grantor trusts, please see Note 25 to the Notes to the Audited Annual Financial Statements and Note 12 of the Unaudited Interim Financial Statements.
      While we cannot predict with certainty what amounts, if any, may be includable in our taxable income, we have received preliminary information which raises the possibility that we may recognize taxable income in connection with the conclusion of the administration of the insolvency estates. However, after reviewing the preliminary information, we determined that it was insufficient to warrant inclusion of taxable income in our 2004 tax filing based on such preliminary information. We are in the process of obtaining additional information regarding the potential amount of includible taxable income. We are also considering a number of potential permissible actions and approaches intended to reduce the amount of taxable income we may be required to recognize. These include agreements that we have recently entered into with the California insurance regulatory agencies to clarify the treatment of certain liabilities and the manner of distributions to claimholders in such insolvency proceedings, as well as the application of the tax rules consistent with the original Mission Insurance restructuring, and the terms of our agreement with the grantor trusts established in connection with the restructuring. These agreements, among other things, resolve differences in the interpretations of existing agreements with the grantor trusts and require us to administer certain claims under these prior agreements and are subject to and will not take effect prior to court approval at a hearing scheduled on February 24, 2006 and satisfaction of specified conditions. These conditions include determination of the amount of certain claims entitled to receive distributions of our common stock held by the California Insurance Commissioner on their behalf and the payment by us of approximately $9.14 million. Given the lack of definitive or complete information available as of the date of this prospectus, we cannot assure you of the amount, if any, of additional income that could possibly be recognized. Further in response to court filings to set a final hearing date for the closing of the insolvency proceedings, we have filed an objection in order to preserve our right with respect to the agreements entered into in connection with the formation of the grantor trusts.
      For additional detail relating to our NOLs and risks attendant thereto, see Note 12 to the Notes to the Unaudited Interim Financial Statements, and “Risk Factors — Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to offset our tax liability.”
      If we were to undergo, an “ownership change” as such term is used in Section 382 of the Internal Revenue Code, the use of our NOLs would be limited. We will be treated as having had an “ownership change” if there is a more than 50% increase in stock ownership during a three-year “testing period” by “5% stockholders.” Our certificate of incorporation contains stock transfer restrictions that were designed to help preserve our NOLs by avoiding an ownership change. The transfer restrictions were implemented in 1990, and we expect that they will remain in-force as long as we have NOLs. We cannot be certain, however, that these restrictions will prevent an ownership change.
Business Segments
      Given the significance of the Covanta and Ref-Fuel acquisitions to our business results of operations and financial condition, we decided, during the third quarter of 2005, to combine the previously separate business segments of our insurance business and our parent-level operations into one reportable segment referred to as “Other Services.” Therefore, we currently have two reportable business segments — Waste and Energy Services and Other Services.
      Waste and Energy Services develops, constructs, owns and operates for others key infrastructure for the disposal of waste (primarily waste-to-energy) and independent power production facilities in the United States and abroad. The Other Services segment is comprised of our insurance business, which writes property and casualty insurance in the western United States, primarily in California, and our operations as the parent company which involves primarily the receipt of income from our investments and incurrence of general and administrative expenses prior to the acquisition of Covanta.

      We, on a parent-only basis, have continuing expenditures for administrative expenses and derive income primarily from investment returns on portfolio securities. Therefore, the analysis of our results of operations and financial condition is generally done on a business segment basis. Our long-term strategic and business objective is to enhance the value of our investment in Covanta and acquire businesses that will allow us to earn an attractive return on our investments.
      The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes attached as Appendixes A and B to this prospectus. This discussion and analysis of results of operations and financial condition has been prepared on a business segment basis.
      The results of operations from Covanta are included in our consolidated results of operations beginning March 11, 2004. However, given the significance of the Covanta acquisition to our future results of operations and financial condition, the Waste and Energy Services business segment discussion includes combined information for the year ended December 31, 2004 as compared to predecessor information for the year ended December 31, 2003 in order to provide a more informative comparison of results. Predecessor information refers to financial information of Covanta and its subsidiaries pertaining to periods prior to our acquisition of Covanta on March 10, 2004. Subsequent to our acquisition of Ref-Fuel on June 24, 2005, we have included the results of operations from Ref-Fuel in our consolidated results of operations. We also present in this discussion as reported, and where applicable, pro forma results of operations, as we believe that an understanding of our reported results, trends and ongoing performance is enhanced by presenting results on a pro forma basis at both the consolidated and Waste and Energy Services segment level.

Waste and Energy Services — Overview
      The Waste and Energy Services segment includes Covanta’s domestic and international businesses. Its domestic businesses include those of Ref-Fuel as of June 24, 2005. Covanta has changed the names of many of the Ref-Fuel subsidiaries such that they will conduct business under the Covanta name. Covanta’s subsidiary CPIH and CPIH’s subsidiaries engage in the independent power production business outside the United States.
      With respect to its domestic business, Covanta designs, constructs and operates key infrastructure for municipalities and others in waste-to-energy, waste disposal and independent power production. Covanta’s principal business, from which it earns most of its revenue, is the ownership and/or operation of waste-to-energy facilities. Waste-to-energy facilities combust municipal solid waste as a means of environmentally sound waste disposal and produce energy that is sold as electricity or steam to utilities and other purchasers. Covanta generally operates waste-to-energy facilities under long-term contracts with municipal clients. Some of these facilities are owned by subsidiaries of Covanta, while others are owned by the municipal client or other third parties. For those facilities owned by it, Covanta retains the ability to operate such projects after current contracts expire. For those facilities not owned by Covanta, municipal clients generally have the contractual right, but not the obligation, to extend the contract and continue to retain Covanta’s service after the initial contract expiration date. For all waste-to-energy projects, Covanta receives revenue from two primary sources: fees it charges for processing waste received and payments for electricity and steam sales. Covanta also has ownership interests in and/or operates waste transfer stations and landfills, for which it receives revenue in the form of fees per ton of waste accepted for disposal.
      Covanta operates, and in some cases has ownership interests in, other renewable energy projects in the United States which generate electricity from wood waste, landfill gas and hydroelectric resources. The electricity from these projects is sold to utilities. For these projects, Covanta receives revenue from electricity sales and, in some cases, cash from equity distributions.
      Covanta also operates one domestic water project which produces potable water that is distributed by a municipal entity. For this project, Covanta receives revenue from service fees it charges the municipal entity. Covanta does not expect to grow its water business and may consider further divestitures.
      In its international business, as of September 30, 2005, Covanta’s subsidiaries have ownership interests in, and/or operated, independent power production facilities in the Philippines, China, Bangladesh, India and

Costa Rica and one waste-to-energy facility in Italy. The Costa Rica facilities generate electricity from hydroelectric resources, while the other independent power production facilities generate electricity and steam by combusting coal, natural gas or heavy fuel oil. For these projects, Covanta receives revenue from operating fees, electricity and steam sales and, in some cases, cash from equity distributions.
      Covanta (including Ref-Fuel) has historically performed its operating obligations without experiencing material unexpected service interruptions or incurring material increases in costs. In addition, with respect to many of its contracts at domestic projects, Covanta generally has limited its exposure for risks not within its control. With respect to projects comprising of Ref-Fuel subsidiaries, Covanta has assumed contracts where there is less contractual protection against such risks and more exposure to market influences. For additional information about such risks and damages that Covanta may owe for its unexcused operating performance failures, see “Risk Factors — Waste and Energy Services Business-Specific Risks — Some of Covanta’s energy contracts involve greater risk of exposure to performance levels which could result in materially lower revenues.” In monitoring and assessing the ongoing operating and financial performance of Covanta’s businesses, management focuses on certain key factors:

•	tons of waste processed;

•	electricity and steam sold; and

•	boiler availability.
      A material portion of Covanta’s domestic service revenues and energy revenues is relatively predictable because it is derived from long-term contracts relating to waste-to-energy projects. At seven of its thirty-one waste-to-energy projects, Covanta receives such revenue primarily based on the amount of waste processed and energy generated. Projects where these contractual structures exist are sometimes referred to in this prospectus as having a “Tip Fee Structure.” At other waste-to-energy projects, Covanta receives such revenue primarily through a fixed operating fee (which does not vary based on the amount of waste processed or energy generated) that escalates over time. Projects where these contractual structures exist are sometimes referred to in this prospectus as having a “Service Fee Structure.” Covanta receives these revenues for performing to base contractual standards, which vary among contracts, including standards for waste processing and energy generation efficiency. Its ability to meet or exceed such standards at projects, and its general financial performance, is affected by the following:

•	Seasonal or long-term changes in market prices for waste, energy or scrap metals, for projects where Covanta sells into those markets;

•	Seasonal, geographic and other variations in the heat content of waste processed, and thereby the amount of waste that can be processed by a waste-to-energy facility;

•	Its ability to avoid unexpected increases in operating and maintenance costs while ensuring that adequate facility maintenance is conducted so that historic levels of operating performance can be sustained;

•	Contract counterparties ability to fulfill their obligations, including the ability of Covanta’s various municipal customers to supply waste in contractually committed amounts, and the availability of alternate or additional sources of waste if excess processing capacity exists at Covanta’s facilities; and

•	The availability and adequacy of insurance to cover losses from business interruption in the event of casualty or other insured events.
      General financial performance at CPIH’s international projects is affected by the following:

•	Changes in fuel price for projects in which such costs are not completely passed through to the electricity purchaser through tariff adjustments, or delays in the effectiveness of tariff adjustments;

•	The amounts of electricity actually requested by purchasers of electricity, and whether or when such requests are made, CPIH’s facilities are then available to deliver such electricity;

•	CPIH’s ability to avoid unexpected increases in operating and maintenance costs while ensuring that adequate facility maintenance is conducted so that historic levels of operating performance can be sustained;

•	The financial condition and creditworthiness of purchasers of power and services provided by CPIH;

•	Fluctuations in the value of the domestic currency against the value of the U.S. dollar for projects in which CPIH is paid in whole or in part in the domestic currency of the host country; and

•	Political risks inherent to the international business which could affect both the ability to operate the project in conformance with existing agreements and the repatriation of dividends from the host country.
      Covanta’s quarterly operating income from domestic and international operations within the same fiscal year typically differs substantially due to seasonal factors, primarily as a result of the timing of scheduled plant maintenance.
      Covanta typically conducts scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, Covanta incurs material repair and maintenance expenses and receives less revenue, until the boiler units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and lower waste volume in the spring and fall. The spring scheduled maintenance period is typically more extensive than scheduled maintenance conducted during the fall. As a result, Covanta has typically incurred its highest maintenance expense in the first half of the year.
      Given the seasonal factors discussed above, Covanta has typically experienced lower operating income from its projects during the first six months of each year and higher operating income during the second six months of each year.
      Covanta’s cash available for corporate debt service also varies seasonally. Generally, cash provided by operating activities follows income with a one to two month timing delay for maintenance expense payables. Further, certain substantial operating expenses (including annual insurance payments typically due in the fourth quarter) are accrued each month throughout the year while the corresponding cash payments are made only a few times each year.
      The acquired Ref-Fuel businesses have several layers of debt, each of which restricts when cash may be distributed. Several of the projects have debt that restricts distributions to one or two times a year. Also, due to the timing of debt payments on intermediate layers of debt, most of the cash available for corporate debt service from the acquired Ref-Fuel business is distributed in the first and fourth quarters.
      Cash distributions from international operating subsidiaries and partnerships also vary seasonally but are generally unrelated to income seasonality. Covanta receives on a monthly basis modest distributions of operating fees. In addition, Covanta receives partnership distributions, which are typically prescribed by project debt documents and occur no more than several times per year for each project. Scheduled cash distributions from the Quezon, Haripur and Indian facilities, which typically represent the largest distributions from CPIH projects, generally occur during the second and fourth quarters.
      Covanta expects the factors discussed above will cause its cash available for corporate debt (including those of the Ref-Fuel businesses and international projects) to be the lowest during the second quarter and the highest during the fourth quarter.
      Covanta’s annual and quarterly financial performance can be affected by many factors, several of which are outside Covanta’s control as noted above. These factors can overshadow the seasonal dynamics described in this prospectus; particularly, with regard to quarterly cash from operations, which can be materially affected by changes in working capital.

Other Services — Overview
      Our Other Services segment is comprised of the holding company and insurance subsidiaries. The operations of the holding company prior to the acquisition of Covanta on March 10, 2004, primarily included general and administrative expense related to officer salaries, legal and other professional fees and insurance. Subsequent to the acquisition of Covanta, these expenses are reimbursed to us by Covanta under an administrative services agreement. The parent company operations also include income earned on its investments.
      The operations of our insurance subsidiary, NAICC, and its subsidiary Valor Insurance Company, Incorporated, referred to as “Valor” in this prospectus, are primarily property and casualty insurance. Effective July 2003, the decision was made to focus exclusively on the California non-standard personal automobile insurance market. Effective July 7, 2003, NAICC ceased writing new policy applications for commercial automobile insurance and began the process of providing the required statutory notice of its intention not to renew existing policies. From July 2003 to November 2004, our insurance business had placed a moratorium on writing new non-standard automobile policies. However, on November 15, 2004, our insurance business commenced writing a new non-standard automobile program under a new rate and class plan; and subsequently on January 1, 2005, entered into a quota share reinsurance agreements ceding 40% of new policy business and 28% of the renewal policy business, including new non-owner vehicle policies. As a result of declining net premium production, our insurance business’ investment base has steadily declined, its reserve adjustments on discontinued lines have disproportionately impacted current operating ratios, and it continues to lose operating leverage.
Our Business Strategy
      With the acquisition of Covanta and Ref-Fuel, we are focused on our Waste and Energy Services business. Our “mission statement” is to be the world’s leading Waste-to-Energy company, with a complementary network of waste disposal and energy generation assets. We expect to build value for our shareholder by satisfying our clients’ waste disposal and energy generation needs with safe, reliable and environmentally superior solutions. In order to accomplish this mission, we intend to:
      Leverage our core competencies by:

•	providing outstanding client service,

•	utilizing an experienced management team,

•	developing and utilizing world-class technologies and operational expertise, and

•	applying proven asset management and cost control; and
      Maximize long-term value of our existing portfolio by:

•	continuing to operate at historic production levels,

•	continuing to execute effective maintenance programs,

•	extending operating contracts, and

•	enhancing the value of Covanta-owned facilities after expiration of existing contracts, and
      Capitalize on growth opportunities by:

•	expanding existing waste-to-energy facilities in attractive markets,

•	developing TransRiver and its waste procurement and other expertise by leveraging that knowledge across a larger platform,

•	seeking new ownership opportunities or operating contracts for waste-to-energy and other energy projects, and

•	seeking additional opportunities in businesses ancillary to its existing business, including additional waste transfer, transportation, processing and landfill businesses.
      In furtherance of this business strategy, in August 2005, Covanta announced the execution of contracts with Hillsborough County, Florida to construct, operate and maintain an expansion to the Hillsborough County Solid Waste Energy Recovery Facility. A subsidiary of Covanta constructed this facility and has been operating it since 1987. Construction of the expansion is expected to begin in mid to late 2006 once necessary federal, state and local permits are obtained by Hillsborough County and certain other conditions are satisfied. If these conditions are satisfied, Covanta’s original 20-year contract with Hillsborough County to operate and maintain the facility, including the expansion, will be extended to 2027.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
Our Earnings
      The nature of our business, the risks attendant to such business and the trends that we will face have been significantly altered by the acquisitions of Covanta and Ref-Fuel. Accordingly, our prior financial performance will not be comparable with our future performance and readers are directed to see the other sections in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” including “Executive Summary,” “Management’s Discussion and Analysis of Results of Operations — Optimizing Cash,” “Management’s Discussion and Analysis of Results of Operations — Interim Operating Results — Factors in Operating Results” for a discussion of management’s perspective on important factors of operations and financial performance.
      Covanta’s emergence from bankruptcy did not affect the operating performance of its facilities or its ability to generate cash. However, as a result of the application of fresh-start and purchase accounting adjustments required upon Covanta’s emergence from bankruptcy and acquisition by us, the carrying value of Covanta’s assets was adjusted to reflect its current estimated fair value based on discounted anticipated cash flows and estimates of management in consultation with valuation experts. These adjustments will result in future changes in non-cash items such as depreciation and amortization which will not be consistent with the amounts of such items for prior periods. Such future changes for post-emergence periods may affect earnings as compared to pre-emergence periods.
      In addition, Covanta’s consolidated financial statements have been further adjusted to deconsolidate six subsidiaries that remained in bankruptcy after March 10, 2004, when Covanta and its other subsidiaries emerged. Of these six subsidiaries, two subsequently emerged in the third quarter of 2004, and one emerged in the fourth quarter of 2004. The remaining three subsidiaries are expected to emerge during the fourth quarter of 2005. Each of these subsidiaries have been, or will be, included in our consolidated financial statements after their respective dates of emergence.
      Our acquisition of Ref-Fuel markedly increased the size and scale of the business comprising our Waste and Energy Services segment, and thus our business. It also provided Covanta with the opportunity to achieve cost savings by combining the businesses of Covanta and Ref-Fuel. Furthermore, Covanta lowered its cost of capital and obtained less restrictive covenants than under its previous financing arrangements when it refinanced its existing recourse debt concurrent with the acquisition of Ref-Fuel.
      The acquisition of Ref-Fuel is expected to enhance our earnings. However, as a result of the application of purchase accounting adjustments required in connection with the acquisition, the historical carrying value of Ref-Fuel’s assets was adjusted to reflect their current estimated fair value, using a combination of replacement cost and discounted anticipated cash flows, based on estimates of management in consultation with valuation experts. The preliminary adjustments resulted in changes in non-cash items such as depreciation and amortization which will not be consistent with the amounts of such items for prior periods, as previously reported on periodic reports filed with the Commission for MSW I, MSW Energy Finance Co., Inc, MSW II, and MSW Energy Finance Co. II, Inc., each of which are subsidiaries of Ref-Fuel.
      Although management has endeavored to use its best efforts to make appropriate estimates of fair value of the assets and liabilities of Ref-Fuel, the estimation process is subject to inherent limitations and is based upon the preliminary work of management and its valuation consultants. Moreover, under applicable accounting principles to the extent that relevant information remains to be developed, analyzed and fully evaluated, such preliminary estimates may be adjusted during the year following the June 24, 2005 acquisition date. The adjusted values assigned to depreciable and amortizable assets may affect our earnings. See Note 3 to the Notes to the Unaudited Interim Financial Statements for additional information on the impact of purchase accounting adjustments on our financial statements.
      Generating sufficient cash to meet Covanta’s liquidity needs, paying down its debt, and investing in its business remain important objectives of management. Maintaining historic facility production levels while effectively managing operating and maintenance expense is important to optimize Covanta’s long-term cash generation. Covanta does not expect to receive any cash contributions from us, and is prohibited under its principal financing arrangements from using its cash to issue dividends to us except in limited circumstances. For expanded discussions of liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources” below.
      Covanta owns certain waste-to-energy facilities for which the debt service (principal and interest) on project debt is expressly included as a component of the service fee paid by the municipal client. As of September 30, 2005, the principal amount of project debt outstanding with respect to these projects was approximately $781 million. In accordance with GAAP, regardless of the actual amounts paid by the municipal client with respect to this component, Covanta records revenues with respect thereto based on levelized principal payments during the contract term, which are then discounted to reflect when the principal payments are actually paid by the municipal client. Accordingly, the amount of revenues recorded does not equal the actual payment of this component by the municipal client in any given contract year and the difference between the two methods gives rise to the unbilled service receivable recorded on Covanta’s balance sheet. The interest expense component of the debt service payment is recorded based upon the actual amount of this component paid by the municipal client.
      Covanta also owns seven waste-to-energy projects for which debt service is not expressly included in the fee it is paid. Rather, Covanta receives a fee for each ton of waste processed at these projects. As of September 30, 2005, the principal amount of project debt outstanding with respect to these projects was approximately $694 million. Accordingly, Covanta does not record revenue reflecting principal on this project debt. Its operating subsidiaries for these projects make equal monthly deposits with their respective project trustees in amounts sufficient for the trustees to pay principal and interest when due.
Optimizing Cash
      Generating sufficient cash to meet Covanta’s liquidity needs, pay down its recourse debt and invest in its business remains an important objective of management. Maintaining historic facility production levels while effectively managing operating and maintenance expense is important to optimize Covanta’s long-term cash generation. Covanta does not expect to receive any cash contributions from us and is prohibited under its principal financing arrangements from using its cash to issue dividends to us except in limited circumstances.
      Covanta believes that when combined with its other sources of liquidity, Covanta’s operations generate sufficient cash to meet operational needs, capital expenditures and debt service due prior to maturity on its recourse debt as well as the recourse debt of its intermediate holding companies comprising part of the Ref-Fuel acquisition. Management will also seek to enhance Covanta’s cash flow from renewals or replacement of existing contracts from new contracts to expand existing facilities or operate additional facilities and by investing in new projects. Covanta’s new financing arrangements place certain restrictions on its ability to make investments in new projects or to expand existing projects.
      As part of the Ref-Fuel acquisition, Covanta entered into new financing arrangements. These arrangements included a $100 million revolving credit facility, which provides an additional source of liquidity to Covanta.
      Covanta derives its cash flow principally from its domestic and international project operations and businesses. The frequency and predictability of Covanta’s receipt of cash from projects differs, depending upon various factors, including whether restrictions on distributions exist in applicable project debt arrangements or in debt arrangements at intermediate holding companies, whether a project is domestic or international and whether a project has been able to operate at historical levels of production.
      A material portion of Covanta’s domestic cash flows is expected to be derived from projects acquired as part of the Ref-Fuel acquisition. For these projects, financial tests and other covenants contained in their respective debt arrangements must be satisfied in order for project subsidiaries to make cash distributions to intermediate holding companies and for intermediate holding companies to make cash distributions to Covanta. Distributions from these intermediate holding companies may only be made quarterly, if such financial tests and other covenants are satisfied. The Ref-Fuel business has historically satisfied all such financial tests and covenants and has made quarterly distributions, if funds were available. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” for a description of debt facilities at such intermediate holding companies.
      Covanta’s remaining domestic projects generally are not restricted in making cash distributions, and no restrictions exist at intermediate holding company levels. As a result, Covanta generally receives cash from these projects on a monthly basis.
      Covanta’s receipt of cash from its international projects is also subject to satisfaction of financial tests and other covenants contained in applicable project debt arrangements. A material portion of cash distributions from Covanta’s international projects are received semi-annually, during the second and fourth quarters. In addition, risks inherent in international operations can affect the reliability of such cash distributions.
      Covanta’s ability to optimize its cash flow should be enhanced under a tax sharing agreement with us entered into on March 10, 2004. This agreement provides that we will file a federal tax return for Covanta’s consolidated group of companies, and that certain of our NOLs will be available to offset the federal tax liability of Covanta. Consequently, Covanta’s federal income tax obligations will be substantially reduced. Covanta is not obligated to make any payments to us with respect to the use of these NOLs. The NOLs will expire in varying amounts from December 31, 2005 through December 31, 2023, if not used. The IRS has not audited our tax returns. See Note 25 to the Notes to the Audited Annual Financial Statements and Note 12 to the Notes to the Unaudited Interim Financial Statements for additional information regarding our NOLs and factors which may affect its availability to offset taxable income of Covanta. If the NOLs were not available to offset the federal income tax liability of Covanta, Covanta may not have sufficient cash flow available to pay debt service on its corporate credit facilities. See “Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to affect our tax liability.”
      Since March 10, 2004, CPIH has not been included as a member of our consolidated taxpayer group, and as such CPIH has not benefited from the tax sharing agreement. However, as of July 31, 2005, Covanta has caused CPIH to be included in our consolidated taxpayer group.
Interim Operating Results
      As discussed above, given the significance of the Covanta and Ref-Fuel acquisitions to Covanta’s business results of operations and financial condition, we combined the previously separate business segments of our insurance business and our parent-level operations into one reportable segment referred to as “Other Services” during the third quarter of 2005. Therefore, we currently have two reportable business segments — Waste and Energy Services and Other Services. The information set forth below regarding our operating results is compiled according to our consolidated operations and these two business segments.

Factors in Operating Results — Nine Months Ended September 30, 2005 vs. Nine Months Ended September 30, 2004
      The results of operations for the nine months period ended September 30, 2004 and for the nine months ended September 30, 2005 are not representative of our ongoing results since we only included Covanta’s and

Ref-Fuel’s results of operations in our consolidated results of operations from March 11, 2004 and June 25, 2005 forward, respectively.
      Therefore, given the significance of the Covanta and Ref-Fuel acquisition to our current and future results of operations and financial condition, we believe that an understanding of our reported results, trends and ongoing performance is enhanced by presenting results on a pro forma basis at both the consolidated and Waste and Energy Services segment level. Our consolidated and segment results of operations, as reported and where applicable, on a pro forma basis, are summarized in the tables below. The pro forma basis presentation assumes that the acquisition of Covanta and Covanta’s subsequent acquisition of Ref-Fuel occurred on January 1, 2004.
      The pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each period or that may result in the future. In addition, the following pro forma information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the Ref-Fuel acquisition.
      In addition to the Ref-Fuel acquisition, the information provided below with respect to Covanta’s revenue, expense and certain other items for periods during 2004 was affected materially by several factors which did not affect such items for comparable periods during 2005. These factors principally include:

•	The exclusion of revenue and expense after May 2004 relating to the operations of the Philippines Magellan Project, referred to in this prospectus as the “MCI facility,” which commenced a reorganization proceeding under Philippine law on May 31, 2004, and is no longer included as a consolidated subsidiary after such date;

•	The substantial reduction of revenue and expense after August 2004 relating to the Philippines Edison Bataan facility, which ceased operations due to the expiration and termination of energy contracts; and

•	The Remaining Debtors involved in the Lake County, Florida waste-to-energy facility emerged from bankruptcy on December 14, 2004 and are included as consolidated subsidiaries from such date forward.
      The factors noted above must be taken into account in developing meaningful comparisons between the periods compared below. Covanta’s predecessor and successor periods for 2004 have been combined on a non-GAAP basis to facilitate the following year to year comparison of Covanta’s operations. Ref-Fuel results of operations are included in Covanta’s consolidated results beginning June 25, 2005.

Our Consolidated Results of Operations — Nine Months Ended September 30, 2005 vs. Nine Months Ended September 30, 2004
      Our consolidated results of operations on both a reported and pro forma basis are summarized below (in thousands of dollars, except per share amounts):

	Nine Months Ended September 30,

	Reported		Pro Forma

	2005	2004	2005	2004

	(Unaudited)
CONSOLIDATED RESULTS OF OPERATIONS
Total operating revenues	$675,401	$402,375	$903,853	$901,449
Total operating expenses	567,737	346,111	746,215	758,442
Consolidated operating income	107,664	56,264	157,638	143,007
OTHER INCOME (EXPENSE)
Investment income	3,530	2,002	4,755	3,895
Interest expense	(59,053)	(33,267)	(90,859)	(92,353)
Gain on derivative instrument, unexercised ACL warrants	14,796	—	14,796	—
Total other expense	(40,727)	(31,265)	(71,308)	(88,458)
Income before income taxes, minority interests and equity in net income from unconsolidated investments	66,937	24,999	86,330	54,549
Income tax expense	(24,008)	(8,436)	(38,849)	(25,093)
Minority interest expense	(9,311)	(3,922)	(9,367)	(6,433)
Equity in net income from unconsolidated investments	20,003	13,196	20,003	17,262
NET INCOME	$53,621	$25,837	$58,117	$40,285
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.46	$0.31	$0.41	$0.29
Diluted	$0.44	$0.30	$0.40	$0.28
      The following general discussions should be read in conjunction with the above table, the condensed consolidated financial statements and the notes to those statements and other financial information appearing and referred to elsewhere in this report. Additional detail on comparable revenues, costs and expenses, and operating income of Covanta is provided in the pro forma Waste and Energy Services segment discussion and reported Other Services segment discussion below.

Our Reported Results
      Our net income increased by $27.8 million for the nine months ended September 30, 2005, as compared to the same period in 2004. Operating income for the Waste and Energy Services segment increased by $48.7 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to the Covanta and Ref-Fuel acquisitions. The nine months ended September 30, 2005 included the write-off of deferred financing charges of $7.0 million on Covanta’s prior domestic and international debt, as well as $5.6 million of restructuring and acquisition-related charges. Operating income for the Other Services segment increased by $2.7 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to decreased parent company expenses primarily as a result of the corporate services agreement as discussed below under Other Services.
      Total investment income increased by $1.5 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to higher invested cash balances. Interest expense increased by $25.8 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due amortization of accrued interest on the bridge financing for the acquisition of Covanta and the new financing arrangements put into place in the second quarter of 2005 as part of the Ref-Fuel acquisition. Equity in net income from unconsolidated investments increased by $6.8 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to Covanta’s emergence from bankruptcy on March 10, 2004, a change in local tax law which occurred in the third quarter of 2005 at a project in Bangladesh, revenue adjustments which occurred in 2004 at a project in the Philippines and lower project debt interest expense at both projects in 2005 as a result of project debt payments. As discussed in Note 16 to the Notes to the Unaudited Interim Financial Statements, Covanta recorded a mark-to-market adjustment for the period ended September 30, 2005 which increased the investment in ACL warrants to $15.6 million and resulted in a pre-tax gain on derivative instruments of $14.8 million for the nine months ended September 30, 2005.

Our Pro Forma Results
      Our net income increased by $17.8 million for the nine months ended September 30, 2005, as compared to the same period in 2004. Operating income for the Waste and Energy Services segment increased by $12.0 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to lower operating expenses. Operating income for the Other Services segment increased by $2.7 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to decreased parent company expenses primarily as a result of the corporate services agreement as discussed below under Other Services.
      Total investment income increased by $0.9 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to higher invested cash balances. Interest expense decreased $1.5 million for the nine months ended September 30, 2005, as compared to the same period in 2004. Equity in net income from unconsolidated investments increased by $2.7 million for the nine months ended September 30, 2005, as compared to the same period in 2004, primarily due to a change in local tax law which occurred in the third quarter of 2005 at a project in Bangladesh, revenue adjustments which occurred in 2004 at a project in the Philippines and lower project debt interest expense at both projects in 2005 as a result of project debt payments. As discussed in Note 16 to the Notes to the Unaudited Interim Financial Statements, we recorded a mark-to-market adjustment for the period ended September 30, 2005 which increased the investment in ACL warrants to $15.6 million and resulted in a pre-tax gain on derivative instruments of $14.8 million for the nine months ended September 30, 2005.

Waste and Energy Services — Nine Months Ended September 30, 2005 vs. Nine Months Ended September 30, 2004
      Waste and Energy Services results of operations on both a reported and pro forma basis are summarized below (in thousands of dollars):

	Nine Months Ended September 30,

	Reported		Pro Forma

	2005	2004	2005	2004

	(Unaudited)
Waste and service revenues	$436,624	$260,563	$585,416	$583,722
Electricity and steam sales	225,541	124,153	305,201	300,010
Other operating revenues	1,779	1,109	1,779	1,167
Total revenues	663,944	385,825	892,396	884,899
Plant operating expenses	393,343	41,149	500,096	503,485
Depreciation and amortization	78,027	36,784	129,679	129,565
Net interest expense on project debt	36,700	23,194	52,138	59,082
Other operating expense	(705)	(529)	(186)	(1,687)
General and administrative expenses	43,770	26,762	53,504	49,246
Restructuring charges	2,655	—	—	—
Acquisition-related charges	2,963	—	—	—
Total operating expenses	556,753	327,360	735,231	739,691
Operating income	$107,191	$58,465	$157,165	$145,208
      The following business segment results of operations are discussed on a pro forma basis only. Management believes that due to the significance of the Covanta and Ref-Fuel acquisitions to our current and future results of operations and financial condition that an understanding of our reported results, trends and ongoing performance is enhanced by a discussion of the Waste and Energy Services Segment on a pro forma basis. The following general discussions should be read in conjunction with the above table, the condensed consolidated financial statements and the notes to those statements and other financial information appearing and referred to elsewhere in this prospectus. Additional detail on comparable revenues, costs and expenses, and operating income, within the Waste and Energy Services segment is provided in the pro forma domestic and international business discussions below.

Waste and Energy Services Pro Forma Results
      Operating income for the nine months ended September 30, 2005 increased by $12.0 million, compared to the same period in 2004. Revenues increased $7.5 million for the nine-month period ended September 30, 2005 compared with the same period in 2004, primarily from increases in electricity and steam sales in domestic operations offset by declines in these revenues in international operations. Total costs and expenses for the nine months ended September 30, 2005 decreased by $4.5 million compared to the same period in 2004 as a result of lower plant operating expenses, lower project debt interest expense in both the domestic and international operations offset by increased domestic general and administrative expense.

Domestic Business
      The domestic business results of operations on both a reported and pro forma basis are summarized below (in thousands of dollars):

	Nine Months Ended September 30,

	Reported		Pro Forma

	2005	2004	2005	2004

	(Unaudited)
Waste and service revenues	$433,319	$258,705	$582,111	$580,694
Electricity and steam sales	124,241	51,822	203,901	193,314
Other operating revenues	1,779	1,109	1,779	1,167
Total revenues	559,339	311,636	787,791	775,175
Plant operating expenses	321,302	191,024	428,055	428,123
Depreciation and amortization	71,435	32,305	123,087	121,719
Net interest expense on project debt	30,778	16,223	46,216	49,022
Other operating (income) expenses	(2,821)	128	(2,302)	(1,323)
General and administrative expenses	40,195	23,707	49,929	45,772
Acquisition-related charges	2,963	—	—	—
Total operating expenses	463,852	263,387	644,985	643,313
Operating income	$95,487	$48,249	$142,806	$131,862

Total Revenues

Waste and Service Revenues
      Waste and service revenues for the nine months ended September 30, 2005 increased by $1.4 million compared to the same period in 2004.

•	Revenue from projects structured as service fee agreements was unchanged. Primary drivers were increased revenue of $5.2 million due to contractual escalations, which was offset by a $1.2 million reduction in revenue earned explicitly to service debt, and a $4.0 million decrease in revenue at one facility due to a second quarter 2004 contract amendment in exchange for reduced letter of credit obligations;

•	Revenue from projects structured as tipping fee agreements increased by $1.5 million primarily driven by pricing improvements;

•	Revenue from scrap metal sales decreased $2.7 million primarily due to lower market pricing; and

•	All other waste and service revenues increased $2.6 million primarily due to the impact of restructuring certain bio-gas operations and waste energy operations, and the termination or sale of certain non-core operations primarily in the fourth quarter of 2004.

Electricity and Steam Sales
      Electricity and steam sales for the nine months ended September 30, 2005 increased $10.6 million compared to the same period in 2004.

•	Higher energy rates drove a $5.0 million increase in revenue; and

•	Other factors including the impact of restructuring certain bio-gas operations resulted in revenue increases of $5.6 million.

Plant Operating Expenses
      Plant operating costs for the nine months ended September 30, 2005 were flat compared to the first nine months of 2004. During the first nine months of 2005 there was a reduction in hauling services expense of $3.0 million due primarily to lower waste volumes shipped to a third party landfill, a $1.4 million decrease due to an ash marketing arrangement that ended in the first quarter of 2004, and a reduction in compensation expense of $1.7 million. Maintenance and repair expense at two facilities increased $6.9 million during 2005 and all other plant operating expenses decreased $0.8 million, including the impact of restructuring and the termination or sale of certain of our non-core operations.

Depreciation and Amortization
      Depreciation and amortization for the nine months ended September 30, 2005 was comparable to the same period in 2004.

Net Interest Expense on Project Debt
      Net interest expense on project debt for the nine months ended September 30, 2005 decreased $2.8 million, compared to the same period in 2004, primarily as a result of lower project debt balances.

Other Operating Expenses
      Other operating expenses were ($2.3) million, an increase of $1.0 million in the first nine months of 2005, compared to the same period in 2004, primarily due to a gain at a facility related to a debt refinancing in April 2005 and to third quarter insurance recoveries as noted above.

General and administrative expenses
      General and administrative expenses increased $4.2 million in the first nine months of 2005 compared to the first nine months of 2004. This increase was primarily due to a $4.0 million increase in professional fees, a $1.7 million increase due to costs incurred for Covanta’s parent operations, and a $1.6 million increase in non-cash stock compensation expense primarily due to the amortization of restricted stock granted in October 2004 and July 2005. These increases were partially offset by a $2.4 million decrease in wages and benefits and by other reductions in various general and administrative expenses.

Operating Income
      Operating income from the domestic Waste and Energy Services segment for the first nine months of 2005 increased by $10.9 million compared to the first nine months of 2004, comprised of increases in total revenues ($12.6 million), lower interest expense on project debt ($2.8 million), and a gain in other income ($1.0 million), offset by higher depreciation and amortization ($1.4 million) and general and administrative expenses ($4.2 million).

International Business
      The international business results of operations on both a reported and pro forma basis are summarized below (in thousands of dollars):

	Nine Months Ended September 30,

	Reported		Pro Forma

	2005	2004	2005	2004

	(Unaudited)
Waste and service revenues	$3,305	$1,858	$3,305	$3,028
Electricity and steam sales	101,300	72,331	101,300	106,696
Total revenues	104,605	74,189	104,605	109,724
Plant operating expenses	72,041	50,125	72,041	75,362
Depreciation and amortization	6,592	4,479	6,592	7,846
Net interest expense on project debt	5,922	6,971	5,922	10,060
Other operating expenses (income)	2,116	(657)	2,116	(364)
General and administrative expenses	3,575	3,055	3,575	3,474
Restructuring charges	2,655	—	—	—
Total operating expenses	92,901	63,973	90,246	96,378
Operating income	$11,704	$10,216	$14,359	$13,346

Total Revenues
      Total revenues for the international business for the first nine months of 2005 decreased $5.1 million compared to the first nine months of 2004. This decrease was primarily due to a $7.5 million decrease from the expiration of an energy contract in the Philippines and a $4.2 million decrease from the deconsolidation of the MCI facility. These decreases were partially offset by a $6.6 million increase primarily due to improved demand and increased tariffs, which resulted from higher fuel prices, at two facilities in India in 2005.

Plant Operating Expenses
      Plant operating costs were lower by $3.3 million in the first nine months of 2005. Plant operating costs decreased primarily as a result of a $4.8 million decrease in costs from the expiration of an energy contract in the Philippines and a $4.6 million reduction in costs due to the deconsolidation of the MCI facility in the Philippines. These decreases were partially offset by a $6.2 million increase in plant operating costs due primarily to improved demand and higher fuel prices at two facilities in India.

Depreciation and Amortization
      Depreciation and amortization for the first nine months of 2005 decreased $1.3 million compared to the same period in 2004 as a result of fresh-start accounting adjustments.

Net Interest Expense on Project Debt
      Net interest expense on project debt for the first nine months of 2005 decreased $4.1 million compared to the first nine months of 2004. The decrease was primarily due to lower expenses at two Indian facilities resulting from the October 2004 refinancing and scheduled quarterly pay down of project debt, and the deconsolidation of the MCI facility in May 2004.

Other Operating Expenses
      Other operating expense was $2.5 million higher for the nine months of 2005 primarily due to the write-off of remaining assets at the Edison Bataan facility ($1.8 million).

Operating Income
      Operating income for the international businesses for the first nine months of 2005 was $1.0 million higher than the first nine months of 2004. The increase was attributable to lower plant operating costs ($3.3 million), a reduction of interest due to refinancing and scheduled quarterly pay down of project debt at two Indian facilities ($4.1 million) and lower depreciation expense due to fresh-start accounting adjustments ($1.3 million). These increases in operating income were partially offset by lower revenues ($5.1 million), and a write-off of remaining assets at the Bataan facility ($1.8 million).

Other Services — Nine Months Ended September 30, 2005 vs. Nine Months Ended September 30, 2004
      Other Services reported results of operations are summarized below (in thousands of dollars):

	Nine Months Ended
	September 30,

	2005	2004

	(Unaudited)
OPERATING REVENUES:
Net earned premiums	$9,928	$14,317
Net investment income	1,513	1,872
Net realized investment gains (losses)	(75)	223
Other income	91	138
Total operating revenues	11,457	16,550
Other operating expenses	8,441	13,132
General and administrative expenses	2,543	5,619
Total Other Services operating expenses	10,984	18,751
Operating income (loss) from Other Services	$473	$(2,201)

Premiums
      Net written premiums decreased by $1.8 million for the nine months ended September 30, 2005 as compared to the same period in 2004. The decrease in net written premiums for 2005 was attributable to our insurance business entering into quota share arrangements as described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Other Services-Overview” section above.
      Net earned premiums decreased by $4.4 million for the nine months ended September 30, 2005 as compared to the same period in 2004. The change in net earned premiums during those periods was directly related to the change in net written premiums and the run-off of the commercial automobile program.

Other Operating Expenses
      Other operating expenses decreased by $4.7 million for the nine months ended September 30, 2005 as compared to the same period in 2004. Other operating expenses consists of net loss and loss adjustment expenses, referred to as “LAE” in this prospectus, and policy acquisition costs as described below.
      Net loss and LAE decreased by $3.2 million for the nine months ended September 30, 2005 as compared to the same period in 2004. The resulting loss and LAE ratios were 69.7% and 70.7% for the nine months ended September 30, 2005 and 2004, respectively. The loss and LAE ratio improved in the nine-month period ended September 30, 2005 over the comparable period in 2004 due to net favorable reserve adjustments on discontinued lines.
      Policy acquisition costs decreased by $1.5 million for the nine months ended September 30, 2005 as compared to the same periods in 2004. As a percentage of net earned premiums, policy acquisition costs were 15.4% and 21.0% for the nine months ended September 30, 2005 and 2004, respectively. Policy acquisition costs decreased compared to the 2004 period due to reduced profit commissions incurred related to non-

standard personal automobile and from ceding commissions received under reinsurance agreements during 2005.

General and Administrative Expenses
      General and administrative expenses decreased by $3.1 million for the nine months ended September 30, 2005 as compared to the same period in 2004. Reductions in administrative personnel and rent in the insurance business contributed to the decrease in general and administrative expenses. Decreases in parent company expenses were primarily the result of the corporate services agreement, entered into between us and Covanta, pursuant to which we provided to Covanta, at Covanta’s expense, certain administrative and professional services and Covanta paid our expenses. Such expenses totaled zero and $2.1 million for the nine months ended September 30, 2005 and 2004, respectively.
Pro Forma Reconciliations
      The following tables provides a reconciliation from the as reported results to the pro forma results presented above for us and our Waste and Energy Services segment where applicable (in thousands of dollars, except per share amounts). Notes to the pro forma reconciliations begin directly after the tables.

Consolidated Pro Forma Reconciliations

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004

		Acquisition	Pro Forma			Acquisition	Pro Forma
	As Reported	Activity	Adjust.	Pro Forma	As Reported	Activity	Adjust.	Pro Forma

	(Unaudited)				(Unaudited)
Operating revenues
Waste and service revenues	$436,624	$148,792	$—	$585,416	$260,563	$328,441	$(5,282)	$583,722
Electricity and steam sales	225,541	79,660	—	305,201	124,153	176,392	(535)	300,010
Other operating revenues	13,236	—	—	13,236	17,659	58	—	17,717
Total operating revenues	675,401	228,452	—	903,853	402,375	504,891	(5,817)	901,449
Operating expenses
Plant operating expenses	393,343	103,617	3,136	500,096	241,149	261,164	1,172	503,485
Depreciation and amortization expense	78,027	57,032	(5,380)	129,679	36,784	103,893	(11,112)	129,565
Net interest expense on project debt	36,700	13,964	1,474	52,138	23,194	34,605	1,283	59,082
Other operating expenses	7,736	519	—	8,255	12,603	(1,515)	357	11,445
General and administrative expenses	46,313	52,133	(42,399)	56,047	32,381	27,278	(4,794)	54,865
Restructuring charges	2,655	—	(2,655)	—	—	—	—	—
Acquisition-related charges	2,963	—	(2,963)	—	—	—	—	—
Reorganization items	—	—	—	—	—	58,282	(58,282)	—
Fresh-start adjustments	—	—	—	—	—	399,063	(399,063)	—
Gain on extinguishment of debt	—	—	—	—	—	(510,680)	510,680	—
Total operating expenses	567,737	227,265	(48,787)	746,215	346,111	372,090	40,241	758,442
Operating income (loss)	107,664	1,187	48,787	157,638	56,264	132,801	(46,058)	143,007
Other income (expenses)
Investment income	3,530	1,225	—	4,755	2,002	1,893	—	3,895
Interest expense	(59,053)	(26,368)	(5,438)	(90,859)	(33,267)	(52,291)	(6,795)	(92,353)
Gain on derivative instrument, unexercised ACL warrants	14,796	—	—	14,796	—	—	—	—
Total other expenses	(40,727)	(25,143)	(5,438)	(71,308)	(31,265)	(50,398)	(6,795)	(88,458)

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004

		Acquisition	Pro Forma			Acquisition	Pro Forma
	As Reported	Activity	Adjust.	Pro Forma	As Reported	Activity	Adjust.	Pro Forma

	(Unaudited)				(Unaudited)
Income before income tax provision, minority interests and equity in net income from unconsolidated investments	66,937	(23,956)	43,349	86,330	24,999	82,403	(52,853)	54,549
Income expense	(24,008)	6,033	(20,874)	(38,849)	(8,436)	(30,240)	13,583	(25,093)
Minority interest expense	(9,311)	(56)	—	(9,367)	(3,922)	(2,511)	—	(6,433)
Equity in net income from unconsolidated investments	20,003	—	—	20,003	13,196	3,924	142	17,262
Net Income (Loss)	$53,621	$(17,979)	$22,475	$58,117	$25,837	$53,576	$(39,128)	$40,285
Earnings Per Share:
Basic	$0.46			$0.41	$0.31			$0.29
Diluted	$0.44			$0.40	$0.30			$0.28

Waste And Energy Services Pro Forma Reconciliations — Domestic

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004

		Acquisition	Pro Forma			Acquisition	Pro Forma
	As Reported	Activity	Adjust.	Pro Forma	As Reported	Activity	Adjust.	Pro Forma

	(Unaudited)				(Unaudited)
Waste and service revenues	$433,319	$148,792	$—	$582,111	$258,705	$327,271	$(5,282)	$580,694
Electricity and steam sales	124,241	79,660	—	203,901	51,822	142,027	(535)	193,314
Other operating revenues	1,779	—	—	1,779	1,109	58	—	1,167
Total operating revenues	559,339	228,452	—	787,791	311,636	469,356	(5,817)	775,175
Plant operating expenses	321,302	103,617	3,136	428,055	191,024	235,927	1,172	428,123
Depreciation and amortization expense	71,435	57,032	(5,380)	123,087	32,305	100,526	(11,112)	121,719
Net interest expense on project debt	30,778	13,964	1,474	46,216	16,223	31,516	1,283	49,022
Other operating (income) expenses	(2,821)	519	—	(2,302)	128	(1,808)	357	(1,323)
General and administrative expenses	40,195	52,133	(42,399)	49,929	23,707	26,859	(4,794)	45,772
Acquisition related charges	2,963	—	(2,963)	—	—	—	—	—
Reorganization items	—	—	—	—	—	58,282	(58,282)	—
Fresh-start adjustments	—	—	—	—	—	399,063	(399,063)	—
Gain on extinguishment of debt	—	—	—	—	—	(510,680)	510,680	—
Total operating expenses	463,852	227,265	(46,132)	644,985	263,387	339,685	40,241	643,313
Operating income (loss)	$95,487	$1,187	$46,132	$142,806	$48,249	$129,671	$(46,058)	$131,862

Waste And Energy Services Pro Forma Reconciliations — International

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004

		Acquisition	Pro Forma			Acquisition	Pro Forma
	As Reported	Activity	Adjust.	Pro Forma	As Reported	Activity	Adjust.	Pro Forma

	(Unaudited)				(Unaudited)
Waste and service revenues	$3,305	$—	$—	$3,305	$1,858	$1,170	$—	$3,028
Electricity and steam sales	101,300	—	—	101,300	72,331	34,365	—	106,696
Other operating revenues	—	—	—	—	—	—	—	—
Total operating revenues	104,605	—	—	104,605	74,189	35,535	—	109,724
Operating Expenses
Plant operating expenses	72,041	—	—	72,041	50,125	25,237	—	75,362
Depreciation and amortization expense	6,592	—	—	6,592	4,479	3,367	—	7,846
Net interest expense on project debt	5,922	—	—	5,922	6,971	3,089	—	10,060
Other operating (income) expenses	2,116	—	—	2,116	(657)	293	—	(364)
General and administrative expenses	3,575	—	—	3,575	3,055	419	—	3,474
Restructuring charges	2,655	—	(2,655)	—	—	—	—	—
Total operating expenses	92,901	—	(2,655)	90,246	63,973	32,405	—	96,378
Operating income	$11,704	$—	$2,655	$14,359	$10,216	$3,130	$—	$13,346

Notes To Pro Forma Reconciliations

Pro Forma Assumptions
      The unaudited pro forma condensed combined financial statements reflect the following assumptions:

Covanta Transactions:

•	We purchased Covanta on January 1, 2004, on the same terms described in “Acquisitions — Covanta Energy” in Note 3 to the Notes to the Unaudited Interim Financial Statements.

•	The debt structure of Covanta and CPIH that was in place upon Covanta’s emergence from bankruptcy on March 10, 2004, was assumed to be refinanced in connection with the acquisition of Ref-Fuel as of January 1, 2004 as more fully described in Note 11 to the Notes to the Unaudited Interim Financial Statements.

Ref-Fuel Transactions:

•	We, through Covanta, purchased 100% of the issued and outstanding shares of Ref-Fuel’s capital stock on January 1, 2004 on the same terms described in “Acquisitions — Ref-Fuel” in Note 3 to the Notes to the Unaudited Interim Financial Statements.

•	The April 30, 2004 equalization transactions and the ownership changes that occurred on August 31, 2004 between and among Ref-Fuel and its owners are assumed to have taken place on January 1, 2004.

Acquisition Activity:

•	Acquisition activity includes Covanta’s results of operations prior to March 11, 2004 for the pro forma nine months ended September 30, 2004 and Ref-Fuel’s results of operations prior to June 25, 2005 for the pro forma nine months ended September 30, 2005 and for the pro forma nine months ended September 30, 2004.

Pro Forma Adjustments
      The following are a summary of the pro forma adjustments made:

•	To reverse the operating results of the Waste and Energy Services domestic business comprising the Remaining Debtors for the period January 1 through March 10, 2004, referred to as the “predecessor period” in this prospectus.

•	Plant operating costs: To record as rent expense the net impact of the change in the fair value of a lease owned by an operating subsidiary of Ref-Fuel as of January 1, 2004.

•	Depreciation and amortization: To reverse historical depreciation and amortization expense and to record pro forma depreciation and amortization expense based on fair values assigned to Covanta’s and Ref-Fuel’s property, plant and equipment and amortizable intangible assets prior to their respective acquisition dates of March 1, 2004 and June 24, 2005.

•	General and administrative: To reverse the buy out of Ref-Fuel’s stock option plan, at the acquisition date of Ref-Fuel and to reverse Ref-Fuel’s compensation and related expenses of its executives in the periods prior to the acquisition date.

•	Net interest expense on project debt: To reverse prior bond issue costs and amortization of Covanta’s project debt and to reverse prior bond issue costs Ref-Fuel’s project debt and to record the impact of the fair value adjustment to their project debt prior to their respective acquisition dates.

•	Restructuring charges: To reverse severance and incentive payments to CPIH executives as a result of overhead reductions made possible by the elimination of CPIH’s separate capital structure and debt repayments in connection with the refinancing of Covanta’s and CPIH’s debt and Covanta’s acquisition of Ref-Fuel.

•	Acquisition related charges: To reverse employee bonuses and integration expenses as a result of the acquisition of Ref-Fuel.

•	Reorganization items, fresh-start adjustments and gain on cancellation of pre-petition debt: To reverse the historical items resulting from Covanta’s bankruptcy proceedings. Since the pro forma condensed statement of combined operations has been prepared on the basis that Covanta’s emergence from bankruptcy and the business combination with Covanta both occurred on January 1, 2004, these items have been removed, as these transactions to effect Covanta’s reorganization would have been completed and these items would have been recorded prior to January 1, 2004.

•	Interest expense: To reverse Covanta’s predecessor period and Ref-Fuel’s pre-acquisition period amortization of deferred financing costs; to record the impact of the fair value adjustment to the intermediate debt of Ref-Fuel; and to record the net adjustment to interest expense as a result of the new capital structure of Covanta described below.

•	Income tax expense: To record the adjustment for the estimated income tax effects associated with the pro forma adjustments to pre-tax income and arrive at a blended assumed effective tax rate of 46% for the combined company for the nine months ended September 30, 2004 and 45% for the nine months ended September 30, 2005.

•	Basic and diluted earnings per share and the average shares outstanding used in the calculation of basic and diluted earnings per share of common stock and shares of common stock outstanding for the pro forma nine months ended September 30, 2004 and the nine months ended September 30, 2005 have been adjusted, as necessary, to reflect the following equity transactions, as if they occurred on January 1, 2004, the issuance of: (1) 5.1 million shares for the bridge lenders relating to the Covanta acquisition; (2) 27.4 million shares in connection with a pro rata rights offering to all of our stockholders on May 18, 2004; (3) 8.75 million shares pursuant to the conversion of approximately $13.4 million in principal amount of Covanta convertible notes; and (4) 66.7 million shares associated with the Ref-Fuel rights offering. In addition, diluted earnings per share and the average shares used in the calculation of diluted earnings per share of common stock and shares of common stock outstanding for the pro forma nine months ended September 30, 2004 and the nine months ended September 30, 2005 have been adjusted, as necessary, to reflect the following additional equity transactions, as if they occurred on January 1, 2004: (1) our commitment to sell up to 3.0 million shares of our common stock at $1.53 per share to certain creditors of Covanta; and (2) an additional 2.7 million shares to such creditors in this offering at $6.00 per share.

Historic Operating Results
      As discussed above, while we combined the previously separate business segments of our insurance business and our parent-level operations into one reportable segment referred to as “Other Services” during the third quarter of 2005, prior to the third quarter of 2005 we reported our operations based on Waste and Energy Services and Insurance Services segments. Therefore, the following information is compiled according to these two historic segments, instead of our current segments of Waste and Energy Services and Other Services. Also included is historic financial information with respect to parent-level investment income.

Waste and Energy Services — Operating Results

Waste and Energy Services — Operating Results — 2004 vs. 2003
      The discussion below provides comparative information regarding Covanta’s historical consolidated results of operations. The information provided below with respect to revenue, expense and certain other items for periods during 2004 was affected materially by several factors which did not affect such items for comparable periods during 2003. These factors principally include:

•	the application of fresh-start and purchase accounting following Covanta’s emergence from bankruptcy, which are described in Note 2 to the Notes to the Audited Annual Financial Statements;

•	the exclusion of revenue and expense after March 10, 2004 relating to the operations of the Remaining Debtors (which prior to August 6, 2004 included subsidiaries involved with the Tampa Bay Project and prior to December 14, 2004 included the subsidiaries involved with the Lake County facility), which were no longer included as consolidated subsidiaries after such date;

•	the exclusion of revenue and expense after May 2004 relating to the operations of the MCI facility, which commenced a reorganization proceeding under Philippine law on such date, and is no longer included as a consolidated subsidiary after such date;

•	the reduction of revenue and expense during 2004 from one hydroelectric facility because of the scheduled expiration of an operating agreement relating to such facility;

•	the reduction of revenue and expense as a result of project restructurings effected during 2003 and the first quarter of 2004 as part of Covanta’s overall restructuring and emergence from bankruptcy; and

•	upon our acquisition of Covanta, we entered into a tax sharing agreement by which our existing NOLs generated before 2003 would be made available to Covanta. This agreement provides that we will file a federal tax return for our consolidated group of companies and that certain of our NOLs will be available to offset the federal tax liability of Covanta. These NOLs are maintained at the holding company level and are not reflected in the historical combined pro forma consolidated results of operations of Covanta for the years ended December 31, 2004 and 2003 for purposes of the following discussion of Covanta’s operating results.
      The factors noted above must be taken into account in developing meaningful comparisons between the periods compared below.
      The periods for 2004 before and after our acquisition of Covanta have been combined on a non-GAAP basis to facilitate the following year-to-year comparison of Covanta’s operations. Only the period after the Covanta acquisition is included in our financial statements and the information prior to the acquisition is presented only to facilitate the review of Covanta’s operating results.

      The following table summarizes the historical consolidated results of operations of Covanta for the years ended December 31, 2004 and 2003 (in thousands of dollars):

		For the Period
	For the Period	March 11, through	Combined Results	Results for the
	January 1, through	December 31,	for the Year Ended	Year Ended
	March 10, 2004	2004	December 31, 2004	December 31, 2003

Service revenues	$89,867	$374,622	$464,489	$499,245
Electricity and steam sales	53,307	181,074	234,381	277,766
Construction revenues	58	1,506	1,564	13,448
Other revenues	—	—	—	9

Total revenues	143,232	557,202	700,434	790,468

Plant operating expenses	100,774	352,617	453,391	500,627
Construction costs	73	1,925	1,998	20,479
Depreciation and amortization	13,426	55,821	69,247	71,932
Net interest on project debt	13,407	32,586	45,993	76,770
Other operating costs and expenses	(209)	1,366	1,157	2,209
Net (gain) loss on sale of businesses and equity investments	(175)	(245)	(420)	7,246
Selling, general and administrative expenses	7,597	38,076	45,673	35,639
Other income — net	(1,923)	(1,952)	(3,875)	(1,119)
Write-down of and obligations related to assets held for use	—	—	—	16,704

Total costs and expenses	132,970	480,194	613,164	730,487

Operating income	10,262	77,008	87,270	59,981
Interest income	935	1,858	2,793	2,948
Interest expense	(6,142)	(34,706)	(40,848)	(39,938)
Reorganization items-expense	(58,282)	—	(58,282)	(83,346)
Gain on cancellation of pre-petition debt	510,680	—	510,680	—
Fresh-start adjustments	(399,063)	—	(399,063)	—

Income (loss) from continuing operations before income taxes, minority interests and equity in net income from unconsolidated investments	58,390	44,160	102,550	(60,355)
Income tax (expense) benefit	(30,240)	(23,637)	(53,877)	18,096
Minority interests	(2,511)	(6,919)	(9,430)	(8,905)
Equity in net income from unconsolidated investments	3,924	17,535	21,459	24,400
Gain from discontinued operations	—	—	—	78,814
Cumulative effect of change in accounting principle	—	—	—	(8,538)

Net income (loss)	$29,563	$31,139	$60,702	$43,512

      The following general discussion should be read in conjunction with the above table, the consolidated financial statements and the notes to those statements and other financial information appearing in Appendixes A and B to this prospectus. Additional detail on comparable revenues, costs and expenses and operating income of Covanta is provided in the “Domestic Business” and “International Business” discussions below.
      Revenues for 2004 decreased $90 million compared to 2003, which resulted from a reduction in energy sales in both the domestic and the international segments primarily due to the factors described above.

Additional reductions in revenue are attributable to decreases in service fees and construction revenues in the domestic segment. See separate segment discussion below for details relating to these variances.
      Total costs and expenses before operating income for 2004 decreased $117.3 million compared to 2003, primarily due to the factors described above. Included in the reduction of total costs and expenses in 2004 was lower depreciation and amortization expense of $2.7 million. This decrease in depreciation and amortization was primarily due to the factors described above offset by service and energy contract amortization of $16.1 million in 2004 resulting from recording the estimated fair value of such contract assets and amortizing them over their remaining estimated useful lives. Additionally, on March 10, 2004, property, plant and equipment were recorded at their fair value, and subsequently, the estimated useful lives of property plant and equipment were adjusted resulting in revised depreciation expense.
      Operating income for the combined period ended December 31, 2004 increased $27.3 million compared to 2003. The improvement in operating income was due to the operating factors described above.
      Equity in net income of unconsolidated investments decreased $2.9 million in 2004 from a $3 million decrease in the domestic segment primarily due to the sale of the geothermal business in December of 2003.
      Interest expense for 2004 increased $0.9 million compared to 2003. The increase was primarily attributable to a $6.2 million increase in the international segment primarily due to the CPIH term loan which debt was incurred upon emergence from Chapter 11. These increases were offset by a $5.3 million decrease in the domestic segment primarily attributable to the restructuring of contracts at the Onondaga County, New York and Hennepin County, Minnesota facilities in 2003.
      Reorganization items for 2004 decreased $25.1 million compared to 2003. The decrease was primarily the result of a decrease in bankruptcy exit costs of $8.9 million and a $20.7 million reduction in legal and professional fees, offset by an increase in severance costs of $4.6 million in the period ended March 10, 2004.
      Gain on cancellation of pre-petition debt was $510.7 million for 2004. Gain on cancellation of pre-petition debt resulted from the cancellation on March 10, 2004 of Covanta’s pre-petition debt and other liabilities subject to compromise net of the fair value of cash and securities distributed to petition creditors.
      Fresh-start adjustments were $399.1 million for 2004. Fresh-start adjustments represent adjustments to the carrying amount of Covanta’s assets and liabilities to fair value in accordance with the provisions of SOP 90-7, as more fully described in Note 2 to the Notes to the Audited Annual Financial Statements.
      The gain from discontinued operations in 2003 was $78.8 million due to the rejection of a waste-to-energy lease, sale of the geothermal business, and the final disposition of the Arrowhead Pond interests.
      The cumulative effect of change in accounting principle of $8.5 million in 2003 related to the January 1, 2003 adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” referred to as “SFAS No. 143” in this prospectus.

Domestic Business — Waste and Energy Services — Operating Results — 2004 vs. 2003
      The following table summarizes the historical results of operations of the domestic segment for the years ended December 31, 2004 and 2003 (in thousands of dollars):

	For the Period	For the Period	Combined Results	Results for the
	January 1, through	March 11, through	for the Year Ended	Year Ended
	March 10, 2004	December 31, 2004	December 31, 2004	December 31, 2003

Service revenues	$88,697	$369,531	$458,228	$492,065
Electric & steam sales	18,942	81,894	100,836	113,584
Construction revenues	58	1,506	1,564	13,448
Other revenues	—	—	—	4

Total revenues	$107,697	$452,931	$560,628	$619,101

Operating income	$7,132	$62,232	$69,364	$35,846

      Total revenues for the domestic segment for 2004 decreased $58.5 million compared to 2003. Service revenues declined $33.8 million, which was comprised of a $12.5 million decrease resulting from contracts which were restructured at the Hennepin and Onondaga facilities (including the elimination of project debt at the Hennepin facility) during the second half of 2003 as part of Covanta’s overall restructuring. It also reflected a $22.5 million reduction of service revenues due to deconsolidation of the Remaining Debtors after March 10, 2004, and a $6.5 million decrease due to the elimination of 2004 revenues on two bio-gas facilities, which resulted from the consolidation of the partnership. These decreases were offset by a $9.3 million increase resulting primarily from higher scrap metal prices, escalation increases under fixed service agreements, and increased supplemental waste processed.
      Electricity and steam sales for 2004 decreased $12.7 million compared to 2003. The decrease was primarily due to a $16.2 million decrease resulting from the expiration of a lease at one domestic hydroelectric facility, $1.5 million from the deconsolidation of the Remaining Debtors, and a $7.2 million decrease due to fresh-start adjustments related to the elimination of amortization on the deferred gain relating to the Haverhill energy contract. The foregoing decreases were offset by revenue increases of $3.7 million primarily related to increased energy pricing at the Union and Alexandria facilities, and a $7 million increase due to the consolidation of a bio-gas facility in 2004 previously recorded on the partnership in 2003.
      Construction revenues for 2004 decreased $11.9 million compared to 2003. A decrease of $13.1 million was due to Covanta’s completion of the Tampa Bay desalination facility, offset by a $1.1 million increase relating to initial work paid by clients in connection with planned waste-to-energy plant expansions.
      Plant operating costs for 2004 decreased $28.1 million compared to 2003. $18.9 million of this decrease was due to the deconsolidation of the Remaining Debtors noted in the revenue discussion above, and $13.5 million of this decrease was due to the expiration of a lease contract at a domestic hydroelectric facility in October 2003. These reductions were offset by an increase in domestic operating expense of $4.3 million primarily attributable to facility operation and maintenance cost.
      Construction costs for 2004 decreased $18.5 million compared to 2003 primarily attributable to Covanta’s completion of the Tampa Bay desalination facility, offset in part by increased plant expansions at three waste-to-energy facilities.
      Depreciation and amortization for 2004 increased $3.3 million compared to 2003. This increase in depreciation and amortization was due to service and energy contract amortization of $16.1 million in 2004 resulting from recording the estimated fair value of such contract assets at March 10, 2004 and amortizing them over their remaining estimated useful lives. Additionally on March 10, 2004, property, plant and equipment were recorded at their fair value, and subsequently, the estimated useful lives of property plant and equipment were adjusted resulting in revised depreciation expense. These increases were offset by decreases in depreciation and amortization expense resulting from the deconsolidation of the remaining debtors and the sale and restructuring of businesses in 2003.
      Net interest on project debt for 2004 decreased $27 million compared to 2003. The decrease was primarily the result of a reduction in project debt due to exclusion of debt service related to the deconsolidation of the Remaining Debtors noted above, the restructuring of debt at two domestic facilities in the last six months of 2003, and the reduction of project debt on another facility.
      Write-off of assets held for use for 2004 decreased $16.7 million compared to 2003 due to the provision for arena commitments recorded in the second half of 2003.
      Selling, general and administrative expenses had a net increase totaling $4.7 million in 2004 compared to 2003 primarily due to a $8.1 million increase in professional and management fees offset by a $3.7 million decrease in wages and benefits.
      Income from operations for the domestic segment for 2004 increased by $34 million compared to 2003. This increase was comprised of net increases due to cessation of construction activities ($6.6 million), higher energy and scrap metal revenues as well as increased supplemental waste processed ($13 million), lower interest expense on project debt ($27 million), a decrease in write-off of assets held for use ($16.7 million)

and a ($5.8 million) decrease in operating costs and expenses related to the wind down of non-energy businesses. These increases were offset by net decreases due to higher operating and maintenance expenses ($4.3 million), the expiration of a hydroelectric lease ($2.7 million), restructuring of existing projects ($12.5 million), the deconsolidation of Remaining Debtors ($5.1 million), the elimination of amortization of deferred gains due to fresh-start adjustments ($7.2 million), increases in selling, general and administrative expense ($4.7 million) and the increase in depreciation expense due to fresh-start accounting adjustments ($3.3 million).

International Business — Waste and Energy Services — Operating Results — 2004 vs. 2003
      The following table summarizes the historical results of operations of Covanta’s international business for the years ended December 31, 2004 and 2003 (in thousands of dollars):

		For the Period
	For the Period	March 11, through	Combined Results	Results for the
	January 1, through	December 31,	for the Year Ended	Year Ended
	March 10, 2004	2004	December 31, 2004	December 31, 2003

Service revenues	$1,170	$5,091	$6,261	$7,180
Electric & steam sales	34,365	99,180	133,545	164,182
Construction revenues	—	—	—	—
Other revenues	—	—	—	5

Total revenues	$35,535	$104,271	$139,806	$171,367

Operating income	$3,130	$14,776	$17,906	$24,135

      Total revenues for the international segment for 2004 compared to 2003 decreased by $31.5 million. This decrease primarily resulted from the deconsolidation of the MCI facility totaling $17.2 million, a $12 million energy sales reduction due to lower demand in 2004 at the CPIH facilities in India and a $4.6 million decrease due to the expiration and termination of contracts at one of the CPIH facilities in the Philippines. These decreases were offset by a $3 million increase due to higher steam tariffs at CPIH’s facilities in China.
      International plant operating costs were lower by $19.1 million, of which $18.1 million was due to deconsolidation of the MCI facility and $8 million was due to lower demand at CPIH’s facilities in India, offset by a $8.2 million increase in fuel costs at CPIH’s facilities in China.
      Depreciation and amortization for 2004 decreased $6 million as a result of fresh-start accounting adjustments.
      Net interest on project debt for 2004 decreased $3.7 million compared to 2003. The decrease resulted from a $1.6 million decrease due to the deconsolidation of the MCI facility and a $2.9 million decrease due to lower interest rates at two facilities in India.
      Income from operations for the international segment for 2004 decreased $6.7 million compared to 2003 due to a decrease in revenues discussed above, an increase in fuel costs at the CPIH facilities in China and increased overhead costs at CPIH post emergence offset by a combination of lower plant operating costs in India, reductions in depreciation expense as a result of fresh-start accounting adjustments, the deconsolidation of the MCI facility and a reduction of interest on project debt.

Insurance Services — Operating Results

Insurance Services — Operating Results — 2004 vs. 2003
      Net earned premiums were $18 million and $35.9 million for the years ended 2004 and 2003. The change in earned premiums was a direct result of our insurance business exiting the commercial automobile market in 2003. Net written premiums were $15.2 million for 2004 consisting entirely of non-standard personal automobile policies.

      Net investment income was $2.4 million and $4 million for 2004 and 2003, respectively. The decrease was primarily due to a decrease in the fixed income portfolio basis as well as a reduction in the portfolio yield. Fixed income invested assets portfolio decreased by only $12.1 million in 2004 despite net loss and LAE, reserves declining by $18.9 million. The differential was a result of management reducing its cash and short-term investment positions. Due to the decrease in written premiums on business placed in run-off noted above, NAICC also experienced negative underwriting cash flows. For the years ended 2004 and 2003, the weighted average yield on the bond portfolio was 3.8% and 4.9%, respectively. Of the $1.6 million change in investment income, $0.2 million was the result of amortization recognized on a single bond that was called prior to its maturity date. The effective duration of the portfolio at December 31, 2004 was 2.3 years which management believed was appropriate given the relative short-tail nature of the auto programs and projected run-off of all other lines of business.
      Net realized investment gains of $0.2 million were recognized in 2004 compared to $1.0 million in 2003. The difference in activity was attributed to management engaging new investment advisors in June 2003 to rebalance the portfolio to address extension, credit and reinvestment risk exposures. Concurrently, interest rates were at 40-year lows and the stock market rebounded significantly in 2003 providing for improved gains. For 2004, interest rates remained relatively low providing for some gain activity, but the portfolio provided better matching of principal pay-down to claim settlements thus not requiring the same level of disposition activity.
      The net loss and LAE ratios were 71.5% in 2004 and 102.3% in 2003. The decrease in the loss and LAE ratio during 2004 was attributable to much more stable development activity on prior accident years. Although commercial automobile, assumed property and casualty, and Valor workers’ compensation reserves continued to generate unfavorable claim development, the non-standard personal automobile and California workers’ compensation performed better than anticipated.
      The non-standard personal automobile loss and allocated LAE, referred to as “ALAE” in this prospectus, ratio was 49.3% for accident year 2004 versus 60.4% for accident year 2003 recorded in 2003. The accident year 2003 loss and ALAE ratio reduced to 53.7% by 2004 year-end. Non-standard personal automobile claim frequency was 7.7 and 7.9 per 1000 vehicle months for accident years 2004 and 2003, respectively. Claim severity trended favorably for non-standard decreasing by 5.6% from the prior year. Meanwhile average premium per vehicle on the non-standard personal automobile remained constant, despite the mix of business moving towards non-owner policies 37% in 2004 versus 28% in 2003. Historically non-owner policies yield loss and ALAE ratios 10% to 30% lower than owner policies.
      Workers’ compensation reforms were enacted in California in late 2003 and again in April 2004. The reforms were designed to curb medical cost spending and appear to have resulted in more favorable settlement activity. Although the reforms did not eliminate systemic abuse, they do appear to have modified the behavior of claimants, providers and applicant attorneys. Although the impact of the reforms can not be measured, management was able to recognize favorable development in the amount of $1.6 million.
      Policy acquisition costs as a percentage of net earned premiums were 24.6% in 2004 and 22.2% in 2003. Policy acquisition costs include expenses which are directly related to premium volume (i.e., commissions, premium taxes and state assessments), as well as certain underwriting expenses which vary with and are directly related to policy issuance. The increase was a result of profit commissions earned by the agent responsible for the marketing, underwriting and policy administration of the non-standard personal automobile program. The recognition of the profit commission was a direct result of favorable reserve development recognized on accident year 2003 and slightly improved results for accident year 2004.
      General and administrative expenses were $4.4 million in 2004 compared to $6.7 million in 2003. In 2004, management recognized additional pension expense of $0.8 million related to participants electing to receive lump sum distributions of the pension plan and severance costs of $0.1 million related to the outsourcing of its workers’ compensation claims. In 2003, additional allowance for uncollectible reinsurance recoverable of $1.3 million and $0.2 million in employee severance expenses related to business contraction inflated normal expenses. Normalizing both years for items noted, general and administrative costs expenses reduced by $1.6 million. Management continues to examine its expense structure; however, given the decreases in premium production and its obligation to run-off several lines of business, a core amount of fixed governance costs is required and consequently its expense ratio will run higher than industry averages until it can increase premium production.

Insurance Services — Operating Results — 2003 vs. 2002
      Net earned premiums were $35.9 million and $62.2 million for the years ended 2003 and 2002, respectively. The change in net earned premiums during 2003 was directly related to the change in net written premiums. Net written premiums were $30.4 million and $52.7 million in 2003 and 2002, respectively. Net earned premiums exceeded net written premiums in 2002 due to a significant reduction in NAICC’s commercial automobile line and the decision made in 2001 to exit both the workers’ compensation line of business in all states and private passenger automobile outside of California. Workers’ compensation net written premiums decreased $7.3 million during 2003 over the comparable period in 2002. The commercial automobile net written premiums decreased from $19.5 million in 2002 to $11.9 million in 2003 due to the decision to exit the line in July 2003. Net written premiums for personal automobile lines decreased by $7.4 million during 2003 primarily due to underwriting restrictions placed on the non-standard California private passenger automobile program and the decline in net written premiums outside of California.
      Net investment income decreased primarily due to a decrease in the fixed income portfolio basis as well as a reduction in the portfolio yield. Fixed income invested asset portfolio decreased by $5.6 million in 2003, despite net loss and LAE reserves declining by $8.6 million. The differential was a result of NAICC disposing of substantially all of its equity security holdings in the fourth quarter of 2003 and reinvesting those proceeds, approximately $4.1 million, in fixed income securities. Additionally, NAICC received $2 million in additional paid-in capital from us at year-end. Due to the decrease in written premiums on business placed in run-off noted above, NAICC also experienced negative underwriting cash flows. As of December 31, 2003 and 2002, the weighted average yield on NAICC’s portfolio was 4.9% and 5.9%, respectively. The effective duration of the portfolio at December 31, 2003 was 2.3 years which management believed was appropriate given the relative short-tail nature of the auto programs and projected run-off of all lines of business.
      In 2003, NAICC recognized $1.0 million in gains from fixed income securities that were maturing in 2004 as a consequence of a dynamic interest rate environment throughout the year. In 2002, a realized investment gain of $5.2 million was recognized upon conversion of the ACL notes into equity. This gain was offset by a $5.1 million loss on non-affiliated equity securities and a $0.9 million gain on fixed maturities. Of the $5.1 million loss on equity securities, $1.0 million was recorded for other than temporary declines in fair value. NAICC had a net unrealized loss of $1.4 million on its equity portfolio at the end of December 2002 and a modest net unrealized gain at December 31, 2003.
      Net losses and LAE ratios were 102.3% in 2003 and 96.3% in 2002. The increase in the loss and LAE ratio during 2003 was attributable to further recognition of prior accident year reserve development on workers’ compensation and commercial automobile insurance. NAICC has historically priced its non-standard private passenger and commercial auto premium at 68% to 69% of its expected loss and ALAE costs in order to balance its expense structure and market conditions. In 2003, NAICC believed it had a far more successful underwriting year, posting loss and ALAE ratios of 60.4% and 59.5% for its California non-standard auto and entire commercial auto program. These results were commensurate with industry results for 2003 driven primarily by the hard insurance market. Non-standard private passenger and commercial auto claim frequency was 7.9 and 10.6 per 1,000 vehicle months in accident year 2003 compared to 9.5 and 10.8 per 1,000 vehicle months in 2002, respectively. Severity was favorable for both lines as well in 2003 compared to 2002 by reduction of average cost per claim of 3% and 6% for the personal and commercial auto lines, respectively. Although both these indicators were favorable in 2003, the average premium per vehicle on commercial lines had the most significant effect on the loss and ALAE ratio. The average premium per vehicle on commercial lines increased 17.8% for the 2003 accident year. With respect to the personal automobile insurance, the mix of business moving towards non-owner policies 28% in 2003 versus 10% in 2002 had the most significant impact for this program’s improved loss and LAE ratio.

      Policy acquisition costs as a percentage of net earned premiums were 22.2% in 2003 and 22.7% in 2002. The modest decrease was a result of change in the mix of business and a favorable renegotiation by management of its commission structure with its general agent in the fourth quarter of 2003.
      General and administrative expenses increased in 2003 over 2002 levels by $0.8 million primarily due to recording an additional allowance for uncollectible reinsurance recoverable of $1.3 million and $0.2 million in employee severance expenses related to business contraction. Exclusive of the two items noted above, expenses decreased $0.7 million compared to 2002 due to decreased production and previously implemented cost containment efforts.

Parent Investment Income and Expenses

Parent Investment Income and Expenses — 2004 vs. 2003
      Our total investment income decreased to $0.5 million for the year ended December 31, 2004 as compared to $1.4 million for the year ended December 31, 2003 primarily due to lower realized investment gains. Our realized investment gains were $0.3 million in 2004 compared to $1.1 million in 2003.
      Our interest expense of $43.7 million for the year ended December 31, 2004 relates to parent company and Waste and Energy Services recourse debt of $318.4 million for the year ended December 31, 2004. See Note 21 to the Notes to the Audited Annual Financial Statements for details.
      As noted above, we accounted for our investments in marine services subsidiaries under the equity method. For the year ended December 31, 2004, the equity in net loss of unconsolidated marine services subsidiaries included our share of GMS and Vessel Leasing’s reported net income of $0.5 million.
      Our expenses were primarily the result of the corporate services agreement between us and Covanta, pursuant to which we provide to Covanta, at Covanta’s expense, certain administrative and professional services and Covanta pays most of our expenses. Such expenses totaled $3.5 million for the period March 11, 2004 through December 31, 2004. In addition, we entered with Covanta into an agreement pursuant to which Covanta provides, at our expense, payroll and benefit services for Covanta Holding Corporation employees, which totaled $0.5 million for the period March 11, 2004 through December 31, 2004.

Parent Investment Income and Expenses — 2003 vs. 2002
      Our total parent company investment income decreased to $1.4 million for the year ended December 31, 2003 as compared to $9.5 million for the year ended December 27, 2002 primarily due to recognition of $8.4 million in gain on ACL bonds owned by us that were contributed as part of the purchase price of ACL Holdings recognized during 2002.
      Our administrative expense decreased $0.7 million to $4.2 million for the year ended December 2003 as compared to $4.9 million for the year ended December 2002. The decrease was primarily due to a reduction of facility and payroll related costs. In 2003, we entered into a corporate services agreement with Equity Group Investments, L.L.C., referred to as “EGI” in this prospectus. Samuel Zell, our Chairman of the Board and former Chief Executive Officer and President, is also the Chairman of EGI. EGI provided financial and administrative services to us. Subsequent to the ACL acquisition in 2002, ACL provided similar support services to us.
      Interest expense decreased to $1.4 million for the year ended December 31, 2003 compared to $38.7 million during the year ended December 27, 2002. Interest expense in 2003 was due to the accrual of one month of interest on the bridge financing required for the Covanta acquisition. Interest expense in 2002 was primarily due to ACL’s and GMS’ interest expense after their acquisition.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES
      The information set forth below regarding our liquidity and capital resources is compiled according to our consolidated operations and our current business segments of Waste and Energy Services and Other Services (which includes both our parent-level operations and those of our insurance business).

Capital Resources and Commitments
      As part of the Ref-Fuel acquisition, Covanta entered into new credit arrangements which totaled approximately $1.1 billion and are guaranteed by us and certain domestic subsidiaries of Covanta. The proceeds of the new financing arrangements were used to fund the acquisition of Ref-Fuel, to refinance approximately $479 million of Covanta’s and CPIH’s recourse debt and letter of credit facilities, and to pay the related fees and expenses. The new credit facilities are further available for ongoing permitted expenditures and for general corporate purposes. The following chart summarizes the various components and amounts of Covanta’s project and intermediate debt and Credit Facilities as of September 30, 2005 (in millions of dollars):

Cash Flow and Liquidity

Summary
      Our sources of funds are our investments as well as dividends, if any, and other payments received from our waste and energy and insurance subsidiaries. Various state insurance requirements restrict the amounts that may be transferred to us in the form of dividends or loans from our insurance subsidiaries without prior regulatory approval. Currently, NAICC cannot pay dividends or make loans to us. Under its new financing arrangements, Covanta’s ability to pay dividends to us is limited, except in certain circumstances.
      The following summarizes the actual inflows and outflows relating to the Ref-Fuel rights offering (in millions of dollars):

Proceeds from Ref-Fuel rights offering	$400.0
Transfers to Covanta (to fund a portion of Ref-Fuel purchase price)	(385.0)
Warrant agent and other costs	(4.1)

Net cash inflow to parent	$10.9

      Summarized cash flow information for our current business segments reconciled to the condensed consolidated statements of cash flows is as follows (in thousands of dollars):

	Nine Months Ended September 30, 2005

	Waste and
	Energy	Other	Eliminations	Total

Net cash provided by (used in) operating activities	$158,715	$(10,863)	$—	$147,852
Net cash provided by (used in) investing activities(1)	(700,687)	(372,477)	384,954	(688,210)
Net cash provided by (used in) financing activities	602,512	392,384	(384,954)	609,943

Net increase in cash and cash equivalents	$60,540	$9,044	$—	$69,584

	Nine Months Ended September 30, 2004

	Waste and
	Energy	Other	Eliminations	Total

Net cash provided by (used in) operating activities	$108,595	$(19,312)	$—	$89,283
Net cash provided by (used in) investing activities(2)	(4,895)	66,922	—	63,027
Net cash provided by (used in) financing activities	(70,474)	15,402	—	(55,072)

Net increase in cash and cash equivalents	$33,226	$63,012	$—	$96,238

(1)	Waste and Energy Services is net of cash acquired of Ref-Fuel of $62,358.

(2)	Other is net of cash acquired at parent-level of $57,795.

Waste and Energy Services Segment

Cash Generation
      Cash provided by operating activities was $158.7 million and $108.6 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in cash flow from operating activities was primarily due to the Ref-Fuel acquisition. Net cash used in investing activities was $700.7 million in the nine months ended September 30, 2005 and was primarily due to the purchase of Ref-Fuel, net of acquired cash. Net cash provided by financing activities was $602.5 million for the nine months ended September 30, 2005 and was primarily driven by the capital contribution from us, the net impact of the refinancing of the prior debt and for the acquisition of Ref-Fuel, offset partially by the payment and future funding of project debt.
      Cash from Ref-Fuel was $74.1 million as of September 30, 2005. Restricted funds held in trust were $428.7 million as of September 30, 2005. These restricted funds largely reflect payments from municipal clients under service agreements as part of the service fee due reflecting debt service. These payments are made directly to the trustee for the related project debt and are held by it until paid to project debt holders. We do not have access to these funds. In addition, as of September 30, 2005, we had $24.2 million in cash held in restricted accounts to pay for additional bankruptcy emergence expenses that are estimated to be paid in the future. Cash held in such reserve accounts is not available for general corporate purposes.
      Generating sufficient cash to meet Covanta’s liquidity needs, pay down its debt and invest in its business remains an important objective of management. Maintaining historic facility production levels while effectively managing operating and maintenance expense is important to optimize Covanta’s long-term cash generation. Covanta does not expect to receive any cash contributions from us and is prohibited under its principal financing arrangements from using its cash to issue dividends to us except in limited circumstances.
      We believe that when combined with its other sources of liquidity, Covanta’s operations generate sufficient cash to meet operational needs, capital expenditures, and service debt due prior to maturity. Management will also seek to enhance Covanta’s cash flow from renewals or replacement of existing contracts, from new contracts to expand existing facilities or operate additional facilities and by investing in new projects. Covanta’s new financing arrangements place certain restrictions on its ability to make investments in new projects or expansions of existing projects.
      Covanta derives its cash flow principally from its domestic and international project operations and businesses. The frequency and predictability of Covanta’s receipt of cash from projects differs, depending upon various factors, including whether restrictions on distributions exist in applicable project debt arrangements or in debt arrangements at Covanta’s intermediate-level subsidiaries, whether a project is domestic or international, and whether a project has been able to operate at historical levels of production.
      A material portion of Covanta’s domestic cash flows are expected to be derived from projects of Ref-Fuel subsidiaries. For these projects, financial tests and other covenants contained in their respective debt arrangements must be satisfied in order for project subsidiaries to make cash distributions to intermediate Covanta subsidiaries, and for Covanta’s intermediate-level subsidiaries to make cash distributions to Covanta. Distributions from these intermediate-level subsidiaries may only be made quarterly, if such financial tests and other covenants are satisfied. Ref-Fuel has historically satisfied all such financial tests and covenants and has made quarterly distributions, if funds were available. Covanta’s remaining domestic projects generally are not restricted in making cash distributions, and no restrictions exist at intermediate Covanta subsidiary levels. As a result, Covanta generally receives cash from these projects on a monthly basis.
      Covanta’s receipt of cash from its international projects is also subject to satisfaction of financial tests and other covenants contained in applicable project debt arrangements. A material portion of cash distributions from Covanta’s international projects are received semi-annually, during the second and fourth quarters. In addition, risks inherent in international operations can affect the reliability of such cash distributions.
      Covanta’s cash available for corporate debt service and letter of credit fees also varies seasonally. Cash available for corporate debt service and letter of credit fees is affected most significantly by the following three factors:

•	timing of income with a one to two month timing delay for seasonable payables/receivables such as scheduled maintenance expense and annual incentive revenue;

•	certain substantial operating expenses such as annual insurance payments that are accrued each month throughout the year while the corresponding cash payments are made only a few times each year; and

•	subsidiary debt restrictions on distributions described above.

      We expect the factors discussed above will cause its cash available for corporate debt and letter of credit fees (including those of Ref-Fuel and international projects) to be the lowest during the second quarter and the highest during the fourth quarter.
      Covanta’s annual and quarterly financial performance can be affected by many factors, several of which are outside Covanta’s control as noted above. These factors can overshadow the seasonal dynamics described herein. In particular, quarterly cash from operations, can be materially affected by changes in working capital.

Financing Arrangements

Covanta Debt
      On June 24, 2005, Covanta entered into two credit and guaranty agreements with syndicates of lenders led by Goldman Sachs Credit Partners, L.P. and Credit Suisse, respectively. The proceeds of the financing were used to pay for a portion of the purchase price of Ref-Fuel and related fees, commissions, premiums and expenses, and to refinance outstanding recourse debt of Covanta and its international holding company, CPIH. The financing also provided us with available credit for the working capital and general corporate needs of Covanta and its subsidiaries.
      The two credit agreements consist of (1) the Credit and Guaranty Agreement, dated as of June 24, 2005, among Covanta, us, as a guarantor, certain subsidiaries of Covanta, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as joint lead arranger and co-syndication agent, Goldman Sachs Credit Partners, L.P., as joint lead arranger, co-syndication agent, administrative agent and collateral agent, JPMorgan Chase Bank, as co-documentation agent, revolving issuing bank and a funded LC issuing bank, UBS Securities LLC, as co-documentation agent, UBS AG, Stamford Branch, as a funded LC issuing bank, and Calyon New York Branch, as co-documentation agent, which we refer to as the “First Lien Credit Agreement” in this prospectus; and (2) the Second Lien Credit and Guaranty Agreement, dated as of June 24, 2005, among Covanta, us, as a guarantor, certain subsidiaries of Covanta, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as joint lead arranger, co-syndication agent, administrative agent, collateral agent and paying agent, and Goldman Sachs Credit Partners, L.P., as joint lead arranger and co-syndication agent, which we refer to as the “Second Lien Credit Agreement” in this prospectus. Under these credit agreements, the lenders agreed to provide secured revolving credit, letter of credit and term loan facilities in the amount of up to $1.115 billion as described below. The following is a description of the general terms of these senior secured credit facilities.
      The senior secured credit facilities are comprised of the following:

•	a first priority secured term loan facility in the initial amount of $275 million that matures in 2012, which we refer to as the “First Lien Term Loan Facility” in this prospectus;

•	a first priority secured revolving credit facility in the amount of $100 million, up to $75 million of which may be utilized for letters of credit, that matures in 2011, which we refer to as the “Revolving Credit Facility” in this prospectus;

•	a first priority secured funded letter of credit facility in the amount of $340 million that matures in 2012, which we refer to as the “Funded L/ C Facility,” and collectively with the First Lien Term Loan Facility and the Revolving Credit Facility, as the “First Lien Facilities” in this prospectus; and

•	a second priority secured term loan facility in the amount of $400 million that matures in 2013, which we refer to as the “Second Lien Term Loan Facility,” and collectively with the First Lien Facilities, as the “Credit Facilities” in this prospectus.
      Letters of credit that may in the future be issued under the Revolving Credit Facility will accrue fees at the then effective borrowing margins on eurodollar rate loans, plus a fee on each issued letter of credit payable to the issuing bank. Letter of credit availability under the Funded L/ C Facility accrues fees (whether or not letters of credit are issued thereunder) at the then-effective borrowing margin for eurodollar rate loans described above times the total availability under letters of credit (whether or not then utilized), plus a fee on each issued letter of credit payable to the issuing bank. In addition, Covanta has agreed to pay to the participants under the Funded L/ C Facility any shortfall between the eurodollar rate applicable to the relevant Funded L/ C Facility interest period and the investment income earned on the pre-agreed investments made by the relevant issuing banks with the purchase price paid by such participants for their participations under the Funded L/ C Facility.
      As of September 30, 2005, Covanta had neither drawn on the Revolving Credit Facility nor caused to be issued any letters of credit under the Revolving Credit Facility. As of September 30, 2005, Covanta had $304.3 million outstanding letters of credit under the Funded L/ C Facility.
      Covanta also entered into the intercreditor agreement with the respective lenders under the Revolving Credit Facility, the Funded L/ C Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility described above under “Capital Resources and Commitments.” This agreement includes certain provisions regarding the application of payments made by Covanta among the respective creditors and certain matters relating to priorities upon the exercise of remedies with respect to the collateral.
      Under these agreements Covanta is obligated to apply 50% of excess cash from operations (calculated pursuant to the new credit agreements), as well as specified other sources, to repay borrowing under the First Lien Term Loan Facility and reduce commitments under the financing arrangements, and in some circumstances to collateralize its reimbursement obligations with respect to outstanding letters of credit and/or repay borrowings under the Second Lien Term Loan Facility.
      The new debt issued in the refinancing transaction is outlined in the following table:

Designation	Principal Amount	Interest	Principal Payments

First Lien Term Loan Facility	$274 million as of September 30, 2005	Eurodollar or base rate as elected by Covanta plus a margin of 3.00%	Annual amortization paid quarterly beginning September 30, 2005

Second Lien Term Loan Facility	$400 million as of September 30, 2005	Eurodollar or base rate as elected by Covanta plus a margin of 5.50%	Due at maturity in 2013
      The First Lien Term Loan Facility has mandatory annual amortization, paid in quarterly installments beginning September 30, 2005, through the date of maturity in annual amounts set forth in the following schedule (in thousands of dollars):

Remaining
First Lien Term Loan Facility	Amortization

2005	$688
2006	2,750
2007	2,750
2008	2,750
2009	2,750
2010	2,750
2011	130,625
2012	129,250
      The Second Lien Term Loan Facility has no mandatory amortization requirements and is required to be repaid in full on its maturity date.
      Loans under the senior secured credit facilities are designated, at Covanta’s election, as Eurodollar rate loans or base rate loans. Eurodollar loans bear interest at a reserve adjusted British Bankers Association Interest Settlement Rate for deposits in dollars plus a borrowing margin as described below. Interest on Eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months (and at the end of every three months in the case of six month eurodollar loans). Base rate loans bear interest at (a) a rate per annum equal to the greater of (1) the “prime rate” designated in the relevant facility or (2) the federal funds rate plus 0.50% per annum, plus (b) a borrowing margin as described below.

      The borrowing margins referred to above for the Revolving Credit Facility are as follows:

	Borrowing Margin for	Borrowing Margin for
Company Leverage Ratio	Revolving Eurodollar Loans	Revolving Base Rate Loan

≥ 4.25:1.00	3.00%	2.00%
< 4.25:1.00	2.75%	1.75%
≥ 3.50:1:00
< 3.50:1:00	2.50%	1.50%
      The borrowing margins for First Lien Term Loan Facility and the Funded Letter of Credit Facility are 3.00% for Eurodollar rate loans and 2.00% for base rate loans. The borrowing margins under the Second Lien Term Loan Facility are 5.50% for Eurodollar rate loans and 4.50% for base rate loans.
      The Credit Facilities provide that Covanta and its subsidiaries must comply with certain affirmative and negative covenants. See Note 11 to the Notes to the Unaudited Interim Financial Statements for a description of such covenants, as well as other material terms and conditions of such agreements.
      As of December 31, 2005, Covanta was not in default under the Credit Facilities.
      The obligations of Covanta under the Credit Facilities are guaranteed by us and by certain of Covanta’s subsidiaries, which we refer to as the “subsidiary guarantors” in this prospectus. We and our subsidiary guarantors are required under the terms of the guarantee provisions in the credit agreements, among other things, to pay the sum of any unpaid principal amount of Covanta’s obligations, as well as accrued and unpaid interest, and all other obligations then owed by Covanta, upon Covanta’s failure to have paid any of its obligations under the Credit Facilities when such obligations became due and payable, whether by maturity, required prepayment, acceleration or other demand under the terms of the Credit Facilities.
      Covanta’s obligations under the First Lien Facilities and certain interest rate or other hedging arrangements entered into with any of the lenders and their affiliates and our subsidiary guarantors’ guaranty obligation are secured by a first priority security interest in substantially all assets, including substantially all of the personal, real and mixed property of Covanta and the subsidiary guarantors pursuant to the terms of the First Lien Facilities documentation including the First Lien Pledge and Security Agreement between each of Covanta and the other grantors party to the agreement and Goldman Sachs Credit Partners, L.P., as collateral agent, dated as of June 24, 2005, which we refer to as the “First Lien Security Agreement” in this prospectus.
      In addition, the First Lien Facilities are secured by a first priority perfected lien or pledge on 100% of the capital stock of Covanta and certain direct subsidiaries of Covanta and the subsidiary guarantors, up to 65% of the capital stock of certain first tier foreign subsidiaries of Covanta and the subsidiary guarantors, and all intercompany debt owed to Covanta or the subsidiary guarantors pursuant to the terms of the First Lien Facilities documentation including the First Lien Security Agreement and the First Lien Pledge Agreement between us and Goldman Sachs Credit Partners, L.P., as collateral agent, dated June 24, 2005, which we refer to as the “First Lien Pledge Agreement” in this prospectus. Other subsidiaries of ours are not subject to any guaranty.
      The Second Lien Term Loan Facility is secured by a second priority security interest in the same collateral as secures the First Lien Facilities pursuant to the terms of the Second Lien Term Loan Facility documentation including the Parity Lien Pledge and Security Agreement between each of Covanta and the other grantors party to the agreement and Credit Suisse, Cayman Islands Branch, as collateral agent, dated as of June 24, 2005, which we refer to as the “Parity Lien Security Agreement” in this prospectus.
      In addition, the Second Lien Term Loan Facility is secured by a second priority perfected lien or pledge on 100% of the capital stock of Covanta and certain direct subsidiaries of Covanta and the subsidiary guarantors, up to 65% of the capital stock of certain first tier foreign subsidiaries of Covanta and the subsidiary guarantors, and all intercompany debt owed to Covanta or the subsidiary guarantors pursuant to the terms of the Second Lien Term Loan Facility documentation including the Parity Lien Security Agreement and the Parity Lien Pledge Agreement between us and Credit Suisse, Cayman Islands Branch, as collateral agent, dated June 24, 2005, which we refer to as the “Parity Lien Pledge Agreement” in this prospectus.

      The priority of the security interests and related creditor rights between the First Lien Facilities, which we refer to as the “First Lien Obligations” in this prospectus and those of the Second Lien Term Loan Facility, which we refer to as the “Second Lien Obligations” in this prospectus, are set forth in the Intercreditor Agreement among Covanta, Goldman Sachs Credit Partners, L.P., as collateral agent for the First Lien Claimholders, Credit Suisse, Cayman Islands Branch, as administrative agent for the Second Lien Credit Claimholders and as collateral agent for the Parity Lien Claimholders, dated as of June 24, 2005, which we refer to as the “Intercreditor Agreement” in this prospectus. Under the terms of the Intercreditor Agreement, for as long as any of the First Lien Obligations are outstanding:

•	liens securing the Second Lien Obligations will be junior and subordinated in all respects to liens securing the First Lien Obligations;

•	the collateral agent for the Second Lien Obligations will not exercise any rights or remedies with respect to any collateral for 180 days from the date of delivery of notice in writing to the collateral agent for the First Lien Obligations;

•	the collateral agent for the Second Lien Obligations will not take or receive any collateral or any proceeds of collateral in connection with the exercise of any right or remedy (including setoff) with respect to any collateral;

•	any proceeds of collateral received in connection with the sale or disposition of such collateral by the collateral agent for the holders of the First Lien Obligations will be applied to the First Lien Obligations in the order specified by the Intercreditor Agreement and the applicable First Lien Obligation documents. Upon discharge of the First Lien Obligations, any proceeds of collateral held by the collateral agent for the First Lien Obligations will be delivered to the collateral agent for the Second Lien Obligations to be applied in the order specified by the Intercreditor Agreement and the applicable Second Lien Obligation documents; and

•	except as permitted under the Intercreditor Agreement and the senior secured credit facilities, Covanta will not make prepayments of the Second Lien Obligations prior to any voluntary or mandatory prepayment of any amounts outstanding under the First Lien Obligations.
      The loan documentation under the Credit Facilities contains customary affirmative and negative covenants and financial covenants. During the term of the Credit Facilities, we expect that the negative covenants will restrict the ability of Covanta and its subsidiaries to take specified actions, subject to exceptions including, but not limited to:

•	incurring additional indebtedness, including guarantees of indebtedness;

•	creating, incurring, assuming or permitting to exist liens on property and assets;

•	making loans and investments and entering into mergers, consolidations, acquisitions and joint ventures;

•	engaging in sales, transfers and other dispositions of their property or assets;

•	paying, redeeming or repurchasing debt, or amending or modifying the terms of certain material debt or certain other agreements;

•	declaring or paying dividends to, making distributions to or making redemptions and repurchases from, equity holders;

•	entering into certain affiliate transactions; and

•	entering into agreements that would restrict the ability of Covanta’s subsidiaries to pay dividends and make distributions, making certain loans and advances to Covanta, and incurring liens or transferring property or assets to Covanta or certain of its subsidiaries.

      The financial covenants of the First Lien Facilities include the following:

•	maximum Covanta leverage ratio, which measures Covanta-level recourse debt to a specified Covanta-level cash flow;

•	maximum capital expenditures;

•	minimum Covanta interest coverage ratio, which measures Covanta-level recourse debt interest expense to a specified Covanta-level cash flow; and

•	minimum consolidated adjusted earnings before interest, taxes, depreciation and amortization.
      Covanta is required to make mandatory prepayments of the senior secured credit facilities in the amounts set forth in the Credit Facilities in the event it receives proceeds from the following specified sources:

•	excess cash flow, as defined in the loan documentation;

•	net cash proceeds of any property or asset sale, subject to certain exceptions and reinvestment requirements;

•	net insurance and condemnation proceeds, subject to certain exceptions and reinvestment provisions;

•	net cash proceeds from the issuance of additional equity securities, subject to certain exceptions; and

•	net cash proceeds of certain debt issuances, subject to certain exceptions.
      Except as otherwise provided in the Intercreditor Agreement, mandatory prepayments are applied to prepay the First Lien Term Loan Facility prior to application with respect to the remaining Credit Facilities.
      The loan documentation for the Credit Facilities contains events of default, including, but not limited to, failure to make payments when due, cross defaults to certain other debt of Covanta and its subsidiaries, certain change of control events and specified material reductions in net operating losses available to us, other than through utilization. Upon the occurrence and during the continuance of events of default under the Credit Facilities, and subject to the terms of the Intercreditor Agreement, the administrative agents and/or the lenders under the credit agreements may accelerate Covanta’s payment obligations thereunder and the collateral agents under the documents securing these obligations may foreclose upon, and exercise other rights with respect to, our assets and the assets of Covanta and/or the subsidiary guarantors in which security interests have been granted.

Domestic Project Debt
      Financing for Covanta’s waste-to-energy projects is generally accomplished through tax-exempt and taxable municipal revenue bonds issued by or on behalf of the municipal client. For most facilities owned by a Covanta subsidiary, the issuer of the bonds loans the bond proceeds to a Covanta subsidiary to pay for facility construction. The municipality then pays to the subsidiary as part of its service fee amounts necessary to pay debt service on the project bonds. For such facilities, project-related debt is included as “Project debt (short- and long-term)” in Covanta’s consolidated financial statements. Generally, such project debt is secured by the revenues generated by the project and other project assets including the related facility. Such project debt of Covanta subsidiaries is described in the chart below under “Capital Requirements” as non-recourse project debt. The only potential recourse to Covanta with respect to project debt arises under the operating performance guarantees described below under “Other Commitments.”
      With respect to certain of its waste-to-energy projects, debt service on project debt is an explicit component of the fee paid by the municipal client. Such fees are paid by the municipal client to the trustee for the applicable project debt and held by the trustee until applied as required by the project debt documentation. While these funds are held by the trustee they are reported as restricted funds held in trust on our consolidated balance sheet. These funds are not generally available to Covanta.

      Certain subsidiaries of Ref-Fuel have recourse liability for project debt which is non-recourse to Covanta as of September 30, 2005 as follows (in thousands of dollars):

Niagara Series 2001	$165,010
Seconn Corporate Credit Bonds	43,500
Hempstead Corporate Credit Bonds	42,670

International Project Debt
      Financing for projects in which Covanta has an ownership or operating interest is generally accomplished through commercial loans from local lenders or financing arranged through international banks, bonds issued to institutional investors and from multilateral lending institutions based in the United States. Such debt is generally secured by the revenues generated by the project and other project assets and is without recourse to CPIH or us. Project debt relating to two CPIH projects in India is included as “Project debt (short- and long-term)” in our consolidated financial statements. In most projects, the instruments defining the rights of debt holders generally provide that the project subsidiary may not make distributions to its parent until periodic debt service obligations are satisfied and other financial covenants complied with.

Intermediate Subsidiary Debt
      Three Ref-Fuel subsidiaries have outstanding non-project debt facilities. As of September 30, 2005, ARC has outstanding $234 million aggregate principal amount of 6.26% senior notes due 2015, MSW I has outstanding $196 million aggregate principal amount of 8.5% senior secured notes due 2010 and MSW II has outstanding $224 million aggregate principal amount of 7.375% senior secured notes due 2010. The indentures defining the rights of note holders generally provide that these subsidiaries may not make distributions to its parent (including Covanta) until financial covenants are satisfied on a quarterly basis.

MSW I Financing
      MSW I has outstanding debt financing consisting of $200 million of 8.50% senior secured notes due 2010 ($196 million as of September 30, 2005), referred to in this prospectus as the “MSW I notes.” Interest on the MSW I notes is payable semi-annually in arrears on March 1st and September 1st of each year. The MSW I notes mature on September 1, 2010. Holders of MSW I notes may require MSW I to repurchase the MSW I notes upon a change in control or if MSW I or any of its restricted subsidiaries receives any proceeds from certain financings or asset sales by Ref-Fuel Holdings and its subsidiaries.
      The MSW I notes are general obligations of MSW I and are secured by a first priority lien on substantially all the assets of MSW I, including a first priority pledge of the membership interest in MSW I’s subsidiaries and of Ref-Fuel Holdings indirectly owned by MSW I.
      The indenture under which the MSW I notes were issued, referred to in this prospectus as the “MSW I indenture,” provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, creation of liens, certain payments to related and unrelated parties, acquisitions, asset sales and transactions with affiliates.
      The MSW I indenture provides that MSW I is not permitted to make certain distributions or other restricted payments, subject to certain exceptions, unless, and at the time of and after giving effect to such restricted payment:

•	no default or event of default shall have occurred and be continuing or would occur as a consequence of such restricted payment;

•	MSW I is not required to make an offer, which they have not yet consummated, to repurchase or redeem MSW I notes with the net proceeds received from Ref-Fuel Holdings or its subsidiaries upon the issuance of debt or equity securities, incurrence of indebtedness or consummation of an asset sale by Ref-Fuel Holdings or any of its subsidiaries; and

•	at the time of such restricted payment, the proportionate consolidated interest coverage ratio for MSW I’s most recently ended four full fiscal quarters would have been at least 2.0 to 1.0 on a pro forma basis as if the restricted payment had been made at the beginning of such four-quarter period, and the projected proportionate consolidated interest coverage ratio for MSW I’s four full fiscal quarters, commencing with the first full fiscal quarter after the date of the proposed restricted payment, would be at least 2.0 to 1.0.
      Proportionate consolidated interest coverage ratio is defined in the MSW I indenture to mean the ratio obtained by dividing an amount equal to the applicable ownership percentage multiplied by the consolidated cash flow of Ref-Fuel Holdings for such period, by the sum of (1) an amount equal to the applicable ownership percentage multiplied by the consolidated interest expense of Ref-Fuel Holdings for the period, plus (2) without duplication, the consolidated interest expense of MSW I for such period. The consolidated interest coverage ratio of MSW I was 3.3x for the twelve-month period ended March 31, 2005.
      Upon the occurrence of a change of control, as defined in the MSW I indenture, MSW I shall be required to make an offer to each holder of MSW I notes to repurchase all or any part of such holder’s MSW I notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. Within 30 days following a change of control, MSW I shall mail a notice to each holder of MSW I notes stating that a change of control offer is being made and setting forth, among other things, the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.
      The MSW I indenture governing the MSW I notes includes limitations on the ability of MSW I and its restricted subsidiaries to incur additional indebtedness or issue preferred equity. The MSW I indenture provides that MSW I and its subsidiaries may only incur indebtedness or issue preferred equity if the proportionate consolidated interest coverage ratio tests set forth above are met. Other permitted indebtedness under the MSW I indenture is generally limited to:

•	the MSW I notes;

•	indebtedness in respect of member loans;

•	refinancing indebtedness;

•	intercompany debt among MSW I and its restricted subsidiaries;

•	indebtedness in respect of hedging obligations;

•	guarantees of permitted indebtedness;

•	if ARC becomes a subsidiary of MSW I, under specific circumstances indebtedness may be permitted to be incurred by ARC and its subsidiaries including:

•	indebtedness under the ARC credit facility not to exceed $75 million;

•	purchase money indebtedness;

•	indebtedness incurred to finance capital expenditures required by law;

•	indebtedness that is non-recourse to ARC; and

•	other indebtedness not to exceed $30 million.
      Ref-Fuel Holdings and its subsidiaries are not currently deemed to be restricted subsidiaries under the MSW I indenture, including for purposes of the restrictive covenants described above.

MSW II Financing
      MSW II has outstanding debt financing consisting of $225 million aggregate principal amount of 7.375% senior secured notes due 2010 ($224 million as of September 30, 2005), referred to in this prospectus as the “MSW II notes.” Interest on the MSW II notes is payable semi-annually in arrears on March 1st and

September 1st of each year. The MSW II notes mature on September 1, 2010. Holders of MSW II notes may require MSW II to repurchase the MSW II notes upon a change in control or if MSW II or any of its restricted subsidiaries receives any proceeds from certain financings or asset sales by Ref-Fuel Holdings and its subsidiaries.
      The MSW II notes are general obligations of MSW II and are secured by a first priority lien on substantially all the assets of MSW II, including a first priority pledge of the membership interest in Ref-Fuel Holdings.
      The indenture under which the MSW II notes were issued, referred to in this prospectus as the “MSW II indenture,” provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, creation of liens, certain payments to related and unrelated parties, acquisitions, asset sales and transactions with affiliates.
      The MSW II indenture provides that MSW II is not permitted to make certain distributions or other restricted payments, subject to certain exceptions, unless, and at the time of and after giving effect to such restricted payment:

•	no default or event of default shall have occurred and be continuing or would occur as a consequence of such restricted payment;

•	MSW II is not required to make an offer, which it has not yet consummated, to repurchase or redeem MSW II notes with the net proceeds received from Ref-Fuel Holdings or its subsidiaries upon the issuance of debt or equity securities, incurrence of indebtedness or consummation of an asset sale by Ref-Fuel Holdings or any of its subsidiaries; and

•	at the time of such restricted payment, the proportionate consolidated interest coverage ratio for MSW II’s most recently ended four full fiscal quarters would have been at least 2.0 to 1.0 on a pro forma basis as if the restricted payment had been made at the beginning of such four-quarter period, and the projected proportionate consolidated interest coverage ratio for MSW II’s four full fiscal quarters commencing with the first full fiscal quarter after the date of the proposed restricted payment would be at least 2.0 to 1.0.
      Proportionate consolidated interest coverage ratio is defined in the indenture to mean the ratio obtained by dividing an amount equal to the applicable ownership percentage multiplied by the consolidated cash flow of Ref-Fuel Holdings for such period, by the sum of (1) an amount equal to the applicable ownership percentage multiplied by the consolidated interest expense of Ref-Fuel Holdings for the period, plus (2) without duplication, the consolidated interest expense of MSW II for such period. The consolidated interest coverage ratio of MSW II was 3.3x for the twelve-month period ended March 31, 2005.
      Upon the occurrence of a change of control, as defined in the MSW II indenture, MSW II shall be required to make an offer to each holder of MSW II notes to repurchase all or any part of such holder’s MSW II notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. Within 30 days following a change of control, MSW II shall mail a notice to each holder of MSW II notes stating that a change of control offer is being made and setting forth, among other things, the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.
      The MSW II indenture governing the MSW II notes includes limitations on the ability of MSW II and its restricted subsidiaries to incur additional indebtedness or issue preferred equity. The MSW II indenture provides that MSW II and its subsidiaries may only incur indebtedness or issue preferred equity if the proportionate consolidated interest coverage ratio tests set forth above are met. Other permitted indebtedness under the MSW II indenture is generally limited to:

•	the MSW II notes;

•	indebtedness in respect of member loans;

•	refinancing indebtedness;

•	intercompany debt among MSW II and its restricted subsidiaries;

•	indebtedness in respect of hedging obligations;

•	guarantees of permitted indebtedness;

•	if ARC becomes a subsidiary of MSW II, under specific circumstances indebtedness may be permitted to be incurred by ARC and its subsidiaries including:

•	indebtedness under the ARC credit facility not to exceed $75 million;

•	purchase money indebtedness;

•	indebtedness incurred to finance capital expenditures required by law;

•	indebtedness that is non-recourse to ARC; and

•	other indebtedness not to exceed $30 million.
      Ref-Fuel Holdings and its subsidiaries are not currently deemed to be restricted subsidiaries under the MSW II indenture, including for purposes of the restrictive covenants described above.
      As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements, MSW I and MSW II outstanding notes were issued pursuant to indentures containing covenants and other obligations of such subsidiaries. Under applicable indentures, holders of these notes were entitled to receive from the respective issuer an offer to repurchase such notes upon a change of control, such as was caused by the purchase of Ref-Fuel by Covanta. On June 24, 2005, change of control offers were issued by both MSW I and MSW II. Holders of approximately $4.2 million of MSW I notes properly tendered their notes for repurchase, and holders of approximately $0.9 million of MSW II notes properly tendered their notes for repurchase. All such notes were repurchased on July 26, 2005. MSW I and MSW II paid the purchase price of such notes, which was $5.1 million in the aggregate, with cash made available by Covanta.

ARC Financing
      ARC has outstanding debt financing consisting of $240 million aggregate principal amount of 6.26% senior notes due 2015 ($234 million as of September 30, 2005), referred to in this prospectus as the “ARC notes.” Interest on the ARC notes is payable June 30 and December 31st of each year through maturity.
      The indenture under which the ARC notes were issued, referred to in this prospectus as the “ARC indenture” provides for certain restrictive covenants including, among other things, restrictions on the incurrence of indebtedness, certain payments to related and unrelated parties, acquisitions and asset sales. In addition, the ARC indenture provides that distributions of cash to parent entities (including Covanta) may occur quarterly and only if certain financial covenants are satisfied.

Capital Requirements
      The following table summarizes our gross contractual obligations including: project debt, recourse debt, estimated interest payments, leases and other contractual obligations as of September 30, 2005. (Amounts expressed in thousands of dollars. Note references are to the Notes to the Unaudited Interim Financial Statements.):

		Payments Due by Period

		Less Than	1 to 3	4 to 5	After
	Total	One Year	Years	Years	5 Years

Domestic Covanta project debt (Note 11)	$765,751	$79,453	$169,336	$150,844	$366,118
CPIH project debt (Note 11)	91,282	27,653	29,537	28,828	5,264
Ref-Fuel project debt (Note 11)	709,557	42,695	112,406	132,542	421,914
Total project debt (Note 11)	1,566,590	149,801	311,279	312,214	793,296
First lien term loan facility (Note 11)	274,313	3,438	5,500	5,500	259,875
Second lien term loan facility (Note 11)	400,000	—	—	—	400,000
6.26% senior notes (Note 11)	234,000	22,400	57,100	38,700	115,800
8.5% senior secured notes (Note 11)	195,785	—	—	195,785	—
7.375% senior secured notes (Note 11)	224,100	—	—	224,100	—
Other Long-term debt (Note 11)	225	122	85	18	—
Total debt obligations of Covanta(1)	2,895,013	175,761	373,964	776,317	1,568,971
Less:
Non-recourse project debt(2)	(2,220,700)	(172,323)	(368,464)	(770,817)	(909,096)
Covanta recourse debt	$674,313	$3,438	$5,500	$5,500	$659,875
Operating leases	466,432	33,104	63,742	78,891	290,695
Less: Non-recourse rental payments	(434,085)	(29,636)	(59,342)	(75,361)	(269,746)
Covanta recourse rental payments	32,347	3,468	4,400	3,530	20,949
Interest payments(3)	1,307,308	212,327	378,414	330,960	385,607
Less: Non-recourse interest payments	(764,056)	(132,874)	(233,951)	(190,068)	(207,163)
Covanta recourse interest payments	543,252	79,453	144,463	140,892	178,444
Retirement plan obligations(4)	21,159	4,844	5,283	3,670	7,362
Duke long-term obligation	46,500	2,500	5,000	7,500	31,500
Other long-term obligations	33,283	4,998	8,190	—	20,095
Total Covanta contractual obligations	$1,350,854	$98,701	$172,836	$161,092	$918,225

(1)	Excludes $80.7 million of Covanta’s unamortized debt premium.

(2)	Payment obligations for the project debt associated with waste-to-energy facilities owned by Covanta are limited recourse to the operating subsidiary and non-recourse to Covanta, subject to operating performance guarantees and commitments.

(3)	Interest payments and letter of credit fees are estimated.

(4)	Retirement plan obligations are based on actuarial estimates for pension plan obligations and post-retirement plan obligations as of December 31, 2004.

Other Commitments
      Covanta’s other commitments as of September 30, 2005 were as follows (in thousands of dollars):

	Commitments Expiring by Period

		Less Than	More Than
	Total	One Year	One Year

Letters of credit	$306,329	$19,275	$287,054
Surety bonds	44,948	—	44,948

Total other commitments — net	$351,277	$19,275	$332,002

      The letters of credit were issued pursuant to the Funded L/ C Facility (and for one international project under a separate unsecured, letter of credit facility) to secure Covanta’s performance under various contractual undertakings related to its domestic and international projects, or to secure obligations under its insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.
      Some of these letters of credit reduce over time. As of September 30, 2005, Covanta had approximately $35.7 million in available capacity for additional letters of credit under its Funded L/ C Facility and $75 million under its Revolving Credit Facility.
      Covanta believes that it will be able to fully perform its contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of its performance obligations. If any of Covanta’s letters of credit were to be drawn under its current debt facilities, the amount drawn would be immediately repayable to the issuing bank. If Covanta were unable to immediately repay such amounts drawn under letters of credit, unreimbursed amounts would be treated under the Credit Facilities as additional term loans issued under the First Lien Facilities.
      The surety bonds listed on the table above primarily relate to assumed contracts from Ref-Fuel ($35.3 million) and possible closure costs for various energy projects when such projects cease operating ($9.6 million). Were these bonds to be drawn upon, Covanta would have a contractual obligation to indemnify the surety company.
      Covanta and certain of its subsidiaries have issued or are party to performance guarantees and related contractual support obligations undertaken mainly pursuant to agreements to construct and operate certain waste-to-energy and water facilities. With respect to its domestic businesses, Covanta and certain of its subsidiaries have issued guarantees to municipal clients and other parties that Covanta’s subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Such contractual damages or other obligations could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. For facilities owned by municipal clients and operated by Covanta, Covanta’s potential maximum liability as of September 30, 2005 associated with the repayment of the municipalities’ project debt on such facilities was in excess of $1.0 billion. This amount was not recorded as a liability in Covanta’s condensed consolidated balance sheet as of September 30, 2005 as Covanta believes that it had not incurred such liability at the date of the financial statements. Additionally, damages payable under such guarantees on Covanta-owned waste-to-energy facilities could expose Covanta to recourse liability on project debt shown on the foregoing table. Covanta also believes that it has not incurred such damages at the date of the financial statements. If Covanta is asked to perform under one or more of such guarantees, its liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt, which is presently not estimable.
      With respect to its international businesses, Covanta has issued guarantees of certain of CPIH’s operating subsidiaries contractual obligations to operate power projects. The potential damages owed under such arrangements for international projects may be material. See “Risk Factors — Waste and Energy Services

Business-Specific Risks — Covanta and certain of its subsidiaries have provided guarantees and support in connection with its subsidiaries’ projects.”
      Depending upon the circumstances giving rise to such domestic and international damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than Covanta’s then-available sources of funds. To date, Covanta has not incurred has not incurred material liabilities under its guarantees, either on domestic or international projects.
      Manila Electric Company, referred to as “Meralco” in this prospectus, the sole power purchaser for Covanta’s Quezon Project, is engaged in discussions and legal proceedings with instrumentalities of the government of the Philippines relating to past billings to its customers, cancellations of recent tariff increases, and potential tariff increases. The outcome of these proceedings may affect Meralco’s financial condition.
      Quezon Project management continues to negotiate with Meralco with respect to proposed amendments to the power purchase agreement to modify certain commercial terms under the existing contract, and to resolve issues relating to the Quezon Project’s performance during its first year of operation. Following the first year of the operation, in 2001, based on a claim that the plant’s performance did not merit full payment, Meralco withheld a portion of each of several monthly payments to the Quezon Project that were due under the terms of the power purchase agreement. The total withheld amount was $10.8 million. Although the Quezon Project was able to pay all of its debt service and operational costs, the withholding by Meralco constituted a default by Meralco under the power purchase agreement and a potential event of default under the project financing agreements. To address this issue, Quezon Project management agreed with the project lenders to hold back cash from distributions in excess of the reserve requirements under the financing agreements in the amount of approximately $20.5 million. Based upon subsequent stable Meralco payments and Quezon Project cash-flows, and consistent plant operating performance, in November 2004 the project lenders agreed to release $10.1 million of the $20.5 million special reserve. In October 2005, the Quezon Project Board elected to make adjustments to the accounts receivable due from Meralco, as follows: (1) apply $2.3 million to shortfall payments due from the Quezon Project to Meralco, and (2) write off $8.5 million in accordance with the project financing agreements as an adjustment to receivables in the ordinary course of business. As a result of these actions, the project lenders agreed to release the $10.4 million remaining balance of the special reserve.
      In addition to the issues under the power purchase agreement, issues under the financing agreements arose during late 2003 and 2004 regarding compliance with the Quezon Project operational parameters and the Quezon Project’s inability to obtain required insurance coverage. In October 2004, Covanta and other Quezon project participants, with the consent of the Quezon Project lenders, amended certain of the Quezon Project documents to address such operational matters, resolving all related contract issues. Subsequently, the project lenders granted a waiver with respect to the insurance coverage issue because contractual coverage levels were not then commercially available on reasonable terms. This waiver remains in effect.
      Adverse developments in Meralco’s financial condition or delays in finalizing the power purchase agreement amendments and potential consequent lender actions are not expected to adversely affect Covanta’s liquidity. In late 2004, Meralco successfully refinanced $228 million in expiring short-term debt on a long-term seven year basis, improving Meralco’s financial condition. Meralco is reportedly current on all debt obligations.

Insurance Coverage
      We have obtained insurance for our assets and operations that provides coverage for what we believe are probable maximum losses, subject to self-insured retentions, policy limits and premium costs which we believe to be appropriate. However, the insurance obtained does not cover us for all possible losses.

Off Balance Sheet Arrangements
      Subsidiaries of Covanta are parties to lease arrangements with Covanta’s municipal clients at its Union County, New Jersey, its Alexandria, Virginia and its Delaware County, Pennsylvania waste-to-energy facilities. At its Union County facility, Covanta’s operating subsidiary leases the facility from the Union County Utilities Authority, referred to as the “UCUA,” under a lease that expires in 2023, which Covanta may extend for an additional five years. Covanta guarantees a portion of the rent due under the lease. Rent under the lease is sufficient to allow the UCUA to repay tax exempt bonds issued by it to finance the facility and which mature in 2023.
      At its Alexandria facility, a Covanta subsidiary is a party to a lease related to certain pollution control equipment that was required in connection with the Clean Air Act amendments of 1990, and which were financed by the City of Alexandria and by Arlington County, Virginia. Covanta’s subsidiary owns this facility, and rent under this lease is sufficient to pay debt service on tax exempt bonds issued to finance such equipment and which mature in 2013.
      At its Delaware Valley facility, a Covanta subsidiary is a party to a lease with the Delaware County Solid Waste Authority, known as “DCSWA,” for the facility that expires in 2019. Covanta’s operating subsidiary, referred to as the “Delaware Partnership,” is obligated to pay a portion of lease rent, designated as “Basic Rent B,” and could be liable to pay certain related contractually-specified amounts, referred to as “Stipulated Loss” in this prospectus, in the event of a default in the payment of rent under the Delaware Valley lease beyond the applicable grace period. The Stipulated Loss is similar to lease termination liability and is generally intended to provide the lessor with the economic value of the lease, for the remaining lease term, had the default in rent payment not occurred. The balance of rental and Stipulated Loss obligations are payable by a trust formed and collateralized by Westinghouse in connection with the disposition of its interest in the Delaware Valley facility. Pursuant to the terms of various guarantee agreements, ARC has guaranteed the payments of Basic Rent B and Stipulated Loss to the extent such payments are not made by the Delaware Partnership. We do not believe, however, that such payments constitute a material obligation of our subsidiary since our subsidiary expects to continue to operate the Delaware Valley facility in the ordinary course for the entire term of the lease and will continue to pay rent throughout the term of the lease.
      Covanta is also a party to lease arrangements pursuant to which it leases rolling stock in connection with its waste-to-energy and independent power facilities, as well as certain office equipment. Rent payable under these arrangements is not material to Covanta’s financial condition.
      Covanta generally uses operating lease treatment for all of the foregoing arrangements. A summary of Covanta’s operating lease obligations is contained in Note 22 to the Notes to the Audited Annual Financial Statements. See “Waste and Energy Services Business — Domestic Waste and Energy Services Business — Other Waste-to-Energy Project Structures — Delaware County, Pennsylvania” for more information on the operating lease of Covanta’s Delaware County, Pennsylvania facility.
      Covanta and certain of its subsidiaries have issued or are party to performance guarantees and related contractual obligations undertaken mainly pursuant to agreements to construct and operate certain energy and waste facilities. With respect to its domestic businesses, Covanta has issued guarantees to municipal clients and other parties that Covanta’s subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Such contractual damages or other obligations could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. For facilities owned by municipal clients and operated by Covanta, Covanta’s potential maximum liability as of December 31, 2004 associated with the repayment of the municipalities’ debt on such facilities was in excess of $1.0 billion. This amount was not recorded as a liability in our Consolidated Balance Sheet as of December 31, 2004 as Covanta believes that it had not incurred such liability at the date of the financial statements. Additionally, damages payable under such guarantees on Covanta-owned waste-to-energy facilities could expose Covanta to liability under the limited recourse provisions on project debt related to its facilities. See Note 20 to the Notes to the Audited Annual Financial Statements for additional information relating to Covanta’s project debt. Covanta also believes that it has not incurred such damages at the date of the financial statements. If the local subsidiaries contractual breach of pertinent sections of their contract were to occur, its liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt, which is presently not estimable.
      To date, Covanta has not incurred material liabilities under its guarantees, either on domestic or international projects.
      Covanta has investments in several investees and joint ventures which are accounted for under the equity and cost methods and therefore does not consolidate the financial information of those companies. See Note 5 to the Notes to the Audited Annual Financial Statements for additional information regarding these leases.

Contract Structures and Duration
      Covanta attempts to structure contracts related to its domestic waste-to-energy projects as fixed price operating contracts which escalate in accordance with indices Covanta believes appropriate to reflect price inflation, so that its revenue is relatively stable for the contract term. Covanta’s returns will be similarly stable if it does not incur material unexpected operation and maintenance or other expense. In addition, most of Covanta’s waste-to-energy project contracts are structured so that contract counterparties generally bear the costs associated with events or circumstances not within Covanta’s control, such as uninsured force majeure events and changes in legal requirements. The stability of Covanta’s domestic revenue and returns could be affected by its ability to continue to enforce these obligations. Also, at some of Covanta’s waste-to-energy facilities, commodity price risk is further mitigated by passing through commodity costs to contract counterparties. With respect to its domestic and international independent power projects, such structural features generally do not exist because either Covanta operates and maintains such facilities for its own account or does so on a cost-plus rather than a fixed fee basis.
      Certain energy contracts related to domestic projects provide for energy sales prices linked to the “avoided costs” of producing such energy and, therefore, energy revenues fluctuate with various economic factors. In many of Covanta’s waste-to-energy projects, the operating subsidiary retains only a fraction of the energy revenues (generally 10%) with the balance used to provide a credit to the client community against its disposal costs. Therefore, the client community derives most of the benefit and risk of changing energy prices. At seven of its waste-to-energy projects, Covanta sells its energy output under contracts of varying lengths or directly into the regional electricity grid, retaining 100% of the energy revenues. At these projects Covanta derives the benefit, and retains the risk, of changing energy prices.
      At some of Covanta’s domestic and international independent power projects, Covanta’s operating subsidiary purchases fuel in the open markets. Covanta is exposed to fuel price risk at these projects. At other plants, fuel costs are contractually included in Covanta’s electricity revenues, or fuel is provided by Covanta’s customers. In some of Covanta’s international projects, the project entity (which in some cases is not a subsidiary of Covanta) has entered into long-term fuel purchase contracts that protect the project from changes in fuel prices, provided counterparties to such contracts perform their commitments.
      Covanta’s service agreements for domestic waste-to-energy projects begin to expire as early as 2007, and energy sales contracts at Covanta-owned waste-to-energy projects generally expire at or after the date on which that project’s service agreement expires. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenues. As its service agreements at municipally-owned projects expire, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. For example, Covanta recently negotiated an extension of its service agreement to operate the Hillsborough County, Florida facility (which would have otherwise expired in 2007), which will become effective when various conditions are satisfied. As its service agreements at facilities it owns begin to expire, Covanta intends to seek replacement or additional contracts for waste supplies. Furthermore, because project debt on these facilities will be paid off at such time, Covanta believes it will be able to offer disposal services at rates that will attract sufficient quantities of waste and provide acceptable revenues. Covanta will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. At Covanta’s domestic facilities, the expiration of existing energy sales contracts will require Covanta to sell project energy output either into the electricity grid or pursuant to new contracts. There can be no assurance that Covanta will be able to enter into such renewals, replacement or additional contracts, or that the terms available in the market at the time will be favorable to Covanta.
      Because Covanta’s business is based upon building and operating municipal solid waste processing and energy generating projects, which are capital intensive businesses, in order to provide meaningful growth Covanta must be able to invest its own funds, obtain debt financing, and provide support to its operating subsidiaries. Covanta intends to pursue opportunities to expand the processing capacity of its existing projects where market conditions are favorable, or where its municipal clients, referred to in this prospectus as “client communities,” have encountered significantly increased waste volumes without correspondent competitively-priced landfill availability. Covanta’s ability to make investments in new projects or expansions of projects it owns, and/or borrow additional funds for the construction of such new or expanded projects, is limited by covenants in its new financing arrangements.
      Covanta’s new financing arrangements limit its ability to engage in material development activity which will require significant equity investment. There can be no assurance that Covanta will be able to implement new projects or expansions at existing facilities it owns. There can be no assurance that Covanta will be able to implement expansions at existing facilities.

Waste-To-Energy Project Ownership Structures
      Covanta’s waste-to-energy business originally was developed in response to competitive procurements conducted by municipalities for waste disposal services. One of the threshold decisions made by each municipality early in the procurement process was whether it, or the winning vendor, would own the facility to be constructed; there were advantages and disadvantages to the municipality with both ownership structures. As a result, Covanta today operates nine publicly owned facilities and owns and operates 18 others. In addition, as a result of acquisitions of additional projects originally owned or operated by other vendors, Covanta operates four projects under a lease structure where a third party lessor owns the project. In all cases, Covanta operates each facility pursuant to a long-term contract and provides the same service in consideration of a monthly service fee or receipt of waste disposal fees and payments for energy generated.
      Under all of these ownership structures, the municipalities typically borrowed funds to pay for the facility construction by issuing bonds. In a private ownership structure, the municipal entity loans the bond proceeds to Covanta’s project subsidiary, the facility is recorded as an asset and the project debt is recorded as a liability on our consolidated balance sheet. In a public ownership structure, the municipality would pay for construction without loaning the bond proceeds to Covanta.
      Regardless of whether a project was owned by Covanta or its municipal client, in most projects the municipality is generally responsible for repaying the project debt after construction is complete. Where it owns the facility, the municipality pays periodic debt service directly to a trustee under an indenture. For twelve projects where Covanta owns the facility and a Service Fee Structure exists, the municipal client pays debt service as a component of its monthly service fee payment to Covanta. As of September 30, 2005, the principal amount of project debt outstanding with respect to these projects was approximately $781 million. As with a public ownership structure, this debt service payment is retained by a trustee and is not held or available to Covanta for general use. In these private ownership structures, we record on our consolidated financial statements revenue with respect to debt service (both principal and interest) on project debt, and expense for depreciation and interest on project debt.
      Covanta also owns seven waste-to-energy projects where a Tip Fee Structure exists, and so debt service is not expressly included in the fee it is paid. Rather, Covanta receives a fee for each ton of waste processed at these projects. As of September 30, 2005, the principal amount of project debt outstanding with respect to these projects was approximately $694 million. Accordingly, Covanta does not record revenue reflecting principal on this project debt. Its operating subsidiaries for these projects make equal monthly deposits with their respective project trustees in amounts sufficient for the trustees to pay principal and interest when due.

      For all Covanta-owned projects, all cash held by trustees is recorded as restricted funds held in trust. For facilities not owned by Covanta, Covanta does not incur, nor does it record project debt service obligations, project debt service revenue or project debt service expense.
      Covanta generates electricity and/or steam for sale at all of its waste-to-energy projects, regardless of ownership structure. During the term of its operating contracts at projects owned by its municipal clients, most of the revenue from electricity and steam sales (typically 90%) benefits the municipal client as a reduction to its monthly service fee obligation to Covanta.
      Generally, the term of Covanta’s operating contracts with its municipal clients coincides with the term of the bonds issued to pay for the project construction. Therefore, another important difference between public and private ownership of Covanta’s waste-to-energy projects is project ownership after these contracts expire. In many cases, the municipality has contractual rights (not obligations) to extend the contract. If a contract is not extended on a publicly owned project, Covanta’s role, and its revenue, with respect to that project would cease. If a contract is not extended on a Covanta-owned project, it would be free to enter into new revenue generating contracts for waste supply (with the municipality, other municipalities, or private waste haulers) and for electricity or steam sales. Covanta would in such cases have no remaining project debt to repay from project revenue, and would be entitled to retain 100% of energy sales revenue and waste disposal revenue. Covanta would in such circumstances also be responsible for paying all project-related expenses, including those related to the transportation and disposal of ash from its operations.
Other Services Segment
      For the nine months ended September 30, 2005, we, on a parent-only basis, held cash and investments of approximately $47.4 million, of which $25.3 million was available to pay general corporate expenses and general working capital purposes. We are required to maintain a separate cash fund of approximately $6.5 million to provide potential liquidity to our insurance business. Cash deposited for this purpose is restricted and is not available for general corporate expenses or for working capital requirements. Covanta, through its subsidiaries, had an investment in ACL warrants that were given by certain of the former creditors of ACL. The fair market value of the warrants as of September 30, 2005 was $15.6 million. In October 2005, we converted the ACL warrants into shares of ACL common stock and subsequently sold the shares for net proceeds of approximately $18.0 million. See Note 19 to the Notes to the Unaudited Interim Financial Statements for further information.
      We received net proceeds from the Ref-Fuel rights offering of $395.9 million and contributed approximately $385 million to Covanta to fund a portion of the $740 million cash purchase price for the outstanding shares in Ref-Fuel.
      Cash used in operations from insurance business was $10.0 million and $14.9 million for the nine months ended September 30, 2005 and September 30, 2004, respectively. The ongoing use of cash in operations was due to the insurance business continuing to make payments related to discontinued lines and territories in excess of premium receipts from existing lines. This negative cash flow restricted the insurance business from fully re-investing bond maturity proceeds and in some circumstances required the sale of bonds in order to meet obligations as they arose. Cash provided from investing activities was $10.0 million for the nine months ended September 30, 2005 compared with $9.4 million for the comparable period in 2004. The $0.6 million increase in cash provided by investing activities in 2005 was due to a reduction in reinvestment activity in conjunction with reduced premium production. There were no financing activities in either nine-month period ended September 30, 2005 and 2004.
      Our insurance business, which comprises a portion of our Other Services segment, requires both readily liquid assets and adequate capital to meet ongoing obligations to policyholders and claimants, as well as to pay ordinary operating expenses. The insurance business meets both its short-term and long-term liquidity requirements through operating cash flows that include premium receipts, investment income and reinsurance recoveries. To the extent operating cash flows do not provide sufficient cash flow, the insurance business relies on the sale of invested assets. Its investment policy guidelines require that all loss and LAE liabilities be matched by a comparable amount of investment grade assets. Covanta believes that the insurance business has both adequate capital resources and sufficient reinsurance to meet its current operating requirements.
      The National Association of Insurance Commissioners provides minimum solvency standards in the form of risk based capital requirements, referred to as “RBC” in this prospectus. The RBC model for property and casualty insurance companies requires that carriers report their RBC ratios based on their statutory annual statements as filed with the regulatory authorities. We believe our insurance business has projected its RBC requirement as of September 30, 2005 under the RBC model and believes that it is above the level which would trigger increase oversight by regulators.
      Two other common measures of capital adequacy for insurance companies are premium-to-surplus ratios (which measure current operating risk) and reserves-to-surplus ratios (which measure financial risk related to possible changes in the level of loss and LAE reserves). A commonly accepted standard for net written premium-to-surplus ratio is 3.0 to 1, although this varies with different lines of business. Our insurance business’s annualized premium-to-year-end statutory surplus ratio of 0.7 to 1 remains well under current industry standards of 3.0 to 1. Its ratio of loss and LAE reserves to statutory surplus of 2.0 to 1 as of September 30, 2005 is within industry guidelines.
      Management continues to examine its insurance business expense structure. However, a core amount of fixed governance costs are required. Consequently, given the decreases in premium production and its obligation to run-off several lines of business, we expect that our expense ratio will run higher than industry averages until it can increase premium production.
      We estimate our insurance business’s reserves for unpaid losses and LAE based on reported losses and historical experience, including losses reported by other insurance companies for reinsurance assumed, and estimates of expenses for investigating and adjusting all incurred and unadjusted claims. Key assumptions used in the estimation process could have significant effects on the reserve balances. Our insurance business regularly evaluates its estimates and assumptions based on historical experience adjusted for current economic conditions and trends. Changes in the unpaid losses and LAE can materially effect the statement of operations. Different estimates could have been used in the current period, and changes in the accounting estimates are reasonably likely to occur from period to period based on the economic conditions. Since the loss reserving process is complex and subjective, the ultimate liability may vary significantly from estimates.

NAICC’S Investments
      California and Montana insurance laws and regulations regulate the amount and type of NAICC’s investments. NAICC’s investment portfolio is comprised primarily of fixed maturities and is weighted heavily toward investment grade short and medium term securities. See Note 4 to the Notes to the Audited Annual Financial Statements for information regarding significant accounting policies affecting these investments.
      The following table sets forth a summary of NAICC’s investment portfolio at September 30, 2005 (in thousands of dollars):

	Amortized Cost	Fair Value

Investments by investment by grade:
Fixed maturities:
U.S. Government/ Agency	$20,755	$20,385
Mortgage-backed	10,994	10,662
Corporate (AAA to A)	14,184	13,927
Corporate (BBB)	1,071	1,060

Total fixed maturities	47,004	46,084
Equity securities	1,326	1,518

Total	$48,330	$47,602

Letters of Credit
      NAICC pledges assets and posts letters of credit for the benefit of other insurance companies in connection with risks assumed by predecessor companies or as ordered by courts and arbitration panels, in the event that NAICC is not able to pay such creditors. NAICC had pledged assets of $6.5 million and had letters of credit outstanding of $2.7 million at September 30, 2005.

Contractual Obligations and Commitment Summary
      Our insurance business’ contractual commitments under operating lease agreements total approximately $2.2 million at September 30, 2005 and are due as follows: $0.2 million in 2005, $0.8 million in 2006, $0.3 million in each year 2007 through 2009 and $0.1 million thereafter.
DISCUSSION OF CRITICAL ACCOUNTING POLICIES
      In preparing our consolidated financial statements in accordance with U.S. generally accepted accounting principles, we are required to use our judgment in making estimates and assumptions that affect the amounts reported in our financial statements and related notes. Management bases its estimates on historical experience and on various other assumptions that were believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Many of our critical accounting policies are those subject to significant judgments and uncertainties which could potentially result in materially different results under different conditions and assumptions. Future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” referred to in this prospectus as “SFAS 123R,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation.” The mandatory adoption period for implementing this standard was revised in April 2005. For further discussion see Note 2 to the Notes to the Unaudited Interim Financial Statements.
      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 referred to in this prospectus as “SAB 107” regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. We are evaluating the requirements of SFAS 123R and SAB 107 and expect that the adoption of SFAS 123R on January 1, 2005 will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.
      In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” referred to in this prospectus as “FIN 47,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. We are currently evaluating the effect that the adoption of FIN 47 will have on our consolidated results of operations and financial condition but do not expect it to have a material impact.

Purchase Accounting
      We applied purchase accounting in accordance with SFAS No. 141 “Business Combinations,” for our acquisition of Covanta and Ref-Fuel. As described in Note 3 to the Notes to the Unaudited Interim Financial Statements, we valued the acquired assets and liabilities assumed at fair value. The estimates of fair value used by us reflect our best estimate based on our work and independent valuation consultants and, where such work has not been completed, such estimates have been based on our experience and relevant information available to management. These estimates, and the assumptions used by us and by our valuation consultants, are subject to inherent uncertainties and contingencies beyond our control. For example, we used the discounted cash flow method to estimate the value of many of our assets. This entails developing projections about future cash flows and adopting an appropriate discount rate. We cannot predict with certainty actual cash flows and the selection of a discount rate is heavily dependent on judgment. If different cash flow projections or discount rates were used, the fair values of our assets and liabilities could be materially increased or decreased. Accordingly, there can be no assurance that such estimates and assumptions reflected in the valuations will be realized, or that further adjustments will not occur. The assumptions and estimates used by us therefore have substantial effect on our balance sheet. In addition, because the valuations impact depreciation and amortization, changes in such assumptions and estimates may effect earnings in the future.

Long-lived Assets
      We have estimated the useful lives over which we depreciate our long-lived assets. Such estimates are based on our experience and management’s expectations as to the useful lives of the various categories of assets it owns, as well as practices in industries we believe are comparable. Estimates of useful lives determine the rate at which we depreciate such assets and utilizing other estimates could impact both our balance sheet and earnings statements.
      We review our long-lived assets for impairment when events or circumstances indicate that the carrying value of such assets may not be recoverable over the estimated useful life. Determining whether an impairment has occurred typically requires various estimates and assumptions, including which cash flows are directly attributable to the potentially impaired asset, the useful life over which the cash flows will occur, their amount and the assets residual value, if any. Also, impairment losses require an estimate of fair value, which is based on the best information available. We principally use internal discounted cash flow estimates, but also use quoted market prices when available and independent appraisals as appropriate to determine fair value. Cash flow estimates are derived from historical experience and internal business plans with an appropriate discount rate applied.
      Accordingly, inaccuracies in the assumptions used by management in establishing these estimates, and in the assumptions used in establishing the extent to which a particular asset may be impaired, could potentially have a material effect on our consolidated financial statements.

NOLs — Deferred Tax Assets
      As described in Note 25 to the Notes to the Audited Annual Financial Statements and Note 12 to the Notes to the Unaudited Interim Financial Statements, we have recorded a deferred tax asset related to the NOLs. The amount recorded was calculated based upon future taxable income arising from (a) the reversal of temporary differences during the period the NOLs are available and (b) future operating income expected from Covanta’s domestic business, to the extent it is reasonably predictable.
      We cannot be certain that the NOLs will be available to offset our tax liability.
      We estimated that we have NOLs of approximately $516 million for federal income tax purposes as of the end of 2004. The NOLs will expire in various amounts beginning on December 31, 2005 through December 31, 2023, if not used. The amount of NOLs available to us will be reduced by any taxable income, with certain exceptions, generated by current members of our tax consolidated group including certain grantor trust relating to the Mission Insurance entities.
      The IRS has not audited any of our tax returns for the years in which the losses giving rise to the NOLs were reported, and it could challenge any past and future use of the NOLs.
      Under applicable tax law, the use and availability of our NOLs could be limited if there is a more than 50% increase in stock ownership during a 3-year testing period by stockholders owning 5% or more of our stock. Our certificate of incorporation contains stock transfer restrictions that were designed to help preserve our NOLs by avoiding such an ownership change. We expect that the restrictions will remain in-force as long as we have NOLs. There can be no assurance, however, that these restrictions will prevent such an ownership change. See “Risk Factors — Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to offset our tax liability,” for more information on our NOLs.

Loss Contingencies
      As described in Note 34 in the Notes to the Audited Annual Financial Statements and Note 17 to the Notes to the Unaudited Interim Financial Statements, our subsidiaries are party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to our business. We assess the likelihood of potential losses with respect to these matters on an ongoing basis and when losses are considered probable and reasonably estimable, we record as a loss an estimate of the ultimate outcome. If we can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded and disclosure is made regarding the possibility of additional losses. We review such estimates on an ongoing basis as developments occur with respect to such matters and may in the future increase or decrease such estimates. There can be no assurance that our initial or adjusted estimates of losses will reflect the ultimate loss we may experience regarding such matters. Any inaccuracies could potentially have a material effect on our Consolidated Financial Statements.

Revenue Recognition
      Covanta’s revenues are generally earned under contractual arrangements and fall into three categories: service revenues, electricity and steam revenues, and construction revenues.

Waste and Service Revenues
      Waste and service revenues consist of the following:

(1) Fees earned under contracts to operate and maintain waste-to-energy, independent power and water facilities are recognized as revenue when earned, regardless of the period they are billed;

(2) Fees earned to service project debt (principal and interest) where such fees are expressly included as a component of the service fee paid by the client community pursuant to applicable waste-to-energy service agreements. Regardless of the timing of amounts paid by client communities relating to project debt principal, Covanta records service revenue with respect to this principal component on a levelized basis over the term of the service agreement. Unbilled service receivables related to waste-to-energy operations are discounted in recognizing the present value for services performed currently in order to service the principal component of the project debt. Such unbilled receivables amounted to $146 million at September 30, 2005;

(3) Fees earned for processing waste in excess of service agreement requirements are recognized as revenue beginning in the period Covanta processes waste in excess of the contractually stated requirements;

(4) Tipping fees earned under waste disposal agreements are recognized as revenue in the period waste is received; and

(5) Other miscellaneous fees such as revenue for scrap metal recovered and sold are generally recognized as revenue when scrap metal is sold.

Electricity and Steam Sales
      Revenue from the sale of electricity and steam are earned at energy facilities and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates net of amounts due to client communities under applicable service agreements.

Construction Revenues
      Revenues under fixed-price construction contracts, including construction, are recognized on the basis of the estimated percentage of completion of services rendered. Construction revenues also include design, engineering and construction management fees. In 2004, Covanta incurred some preliminary construction costs for which it has not billed the municipality or received reimbursement. Covanta anticipates upon finalization of the contracts to be fully reimbursed for some of such costs.

Unpaid Losses and Loss Adjustment Expenses
      Our insurance business establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.
      Reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, referred to as incurred but not reported reserves or “IBNR” reserves in this prospectus, which include a provision for expected future development on case reserves. Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Actuaries estimate ultimate loss and LAE using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.
      Ultimate loss and LAE are generally determined by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate loss and LAE with respect to any line of business, past experience with respect to that line of business is the primary resource, but cannot be relied upon in isolation. Insurance Service’s own experience, particularly claims development experience, such as trends in case reserves, payments on and closings of claims, as well as changes in business mix and coverage limits, are the most important information for estimating its reserves.
      Uncertainties in estimating ultimate loss and LAE are magnified by the time lag between when a claim actually occurs and when it is reported and settled. This time lag is sometimes referred to as the “claim-tail.” The claim-tail for most property coverages is typically short (usually a few days up to a few months). The claim-tail for automobile liability is relatively short (usually one to two years) and liability/casualty coverages, such as general liability, multiple peril coverage, and workers compensation, can be especially long as claims are often reported and ultimately paid or settled years, even decades, after the related loss events occur. During the long claims reporting and settlement period, additional facts regarding coverages written in prior accident years, as well as about actual claims and trends may become known and, as a result, our insurance business may adjust its reserves. If management determines that an adjustment is appropriate, the adjustment is recorded in the accounting period in which such determination is made in accordance with GAAP. Accordingly, should reserves need to be increased or decreased in the future from amounts currently established, future results of operations would be negatively or positively impacted, respectively.
      Our insurance business uses independent actuaries which it significantly relies on to form a conclusion on reserve estimates. Those independent actuaries use several generally accepted actuarial methods to evaluate our insurance business’ loss reserves, each of which has its own strengths and weaknesses. The independent actuaries place more or less reliance on a particular method based on the facts and circumstances at the time the reserve estimates are made and through discussions with the management or our insurance business.
      Our insurance business’ reserves include provisions made for claims that assert damages from asbestos and environmental, referred to as “A&E” in this prospectus, related exposures against policies issued prior to 1985. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, our insurance business estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits, existence of other underlying primary coverage and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims. Due to the inherent difficulties in estimating ultimate

A& E exposures, our insurance business and its contracted independent actuaries do not estimate a range for A&E incurred losses.
      Due to the factors discussed above and others, the process used in estimating unpaid losses on LAE cannot provide an exact result. Our results of operation for each of the past three years have been adversely affected by insurance loss development related to prior years of $2.5 million, $13.5 million and $10.4 million for 2004, 2003 and 2002, respectively. The prior year development recognized in 2004, 2003 and 2002, expressed as a percentage of the previous years reported loss and LAE reserves, net of reinsurance recoveries, was 3.9%, 17.0% and 11.8%, respectively. The lines of business significantly contributing to the adverse development include workers’ compensation, commercial automobile and property and casualty. Workers’ compensation was most affected by changes in California legislation that occurred in 1995 and took several years to develop, with such development being different than the experience prior to 1995. California legislative reforms in 2003 and 2004 have taken hold that appear to be reversing some of the prior recognized adverse development. Commercial automobile was most significantly impacted by case strengthening related to a change in claims administration in 2002, coupled with the recognition that development factors of prior years were not as indicative of the business written for those respective years due to changes in risk profile and limits. Due to the stabilization of claims staff and recognition of the profile change that occurred in 1999, the adjustments recorded to commercial automobile in 2003 and 2004 are likely to hold. Given the nature of the casualty line of business, most notably the A&E liabilities, it is difficult to assess whether the extent of adverse adjustments recognized in the past will be required in future periods.
      The table below shows our insurance business’ recorded loss and LAE reserves, net of reinsurance recoveries, as of December 31, 2004 by line of business compared to the high and low ends of the reserve range that our contracted actuaries have determined to be acceptable for issuing their opinions. Given the nature and extent of long-tail liabilities versus total net reserves and the fact that net reserves have historically shown adverse development, our insurance business cannot provide assurances that its estimate of loss and LAE reserves will not adversely develop outside of the individual line of business ranges and in such instances could materially effect the statement of operations. However as our insurance business is limited in its current policy writing to the non-standard personal automobile program, the extent of adverse development recognized in the past will likely not re-occur (in thousands of dollars).

Range of Reserves by Line of Business	Low	Reported	High

On-going lines of business:
Private passenger automobile — SCJ programs	$5,706	$6,006	$6,452
Discontinued lines of business:
Private passenger automobile — Non-SCJ programs	644	678	728
Commercial automobile	9,238	9,724	10,454
Workers’ compensation	18,021	18,970	20,867
Property and casualty — Non A&E	2,506	2,638	2,836
Property and casualty — A&E		$8,212

Net unpaid losses and LAE at end of year		$46,228

      The probability that ultimate losses will fall outside of the ranges of estimates by line of business is higher for each line of business individually than it is for the sum of the estimates for all lines taken together due to the effects of diversification. Moreover, it would not be appropriate to add the ranges for each line of business to obtain a range around the total net reserves as each line of business is not completely correlated. Although management believes the reserves are reasonably stated, ultimate losses may deviate, perhaps materially, from the recorded reserve amounts and could be above the high end of the range of actuarial projections.
MATERIAL WEAKNESS IN INTERNAL CONTROLS AND PROCEDURES
      As of December 31, 2004, we reported that management had identified a material weakness in our internal controls and procedures over financial reporting. Specifically, during the course of its audit of our

2004 financial statements, Ernst & Young, our independent auditors, identified errors, principally related to complex manual “fresh-start” accounting calculations, predominantly affecting Covanta’s investments in its international businesses. Fresh-start accounting was required following Covanta’s emergence from bankruptcy on March 10, 2004, pursuant to SOP 90-7. These errors, the net effect of which was immaterial (less than $2.0 million in pretax income) were corrected in our 2004 Consolidated Financial Statements prior to their issuance. However, management determined that errors in complex fresh-start and other technical accounting areas originally went undetected due to insufficient technical in-house expertise necessary to provide sufficiently rigorous review.
      Although the material weakness reported related primarily to complicated “fresh-start” accounting calculations, which are no longer applicable after March 10, 2005, similarly complicated accounting calculations may be required in connection with CPIH’s international operations and the acquisition of Ref-Fuel. As a result, prior to and during the first nine months of 2005 and subsequent thereto, our management has identified and undertaken several actions to remediate the reported material weakness in internal controls over financial reporting.
      In addition, management is evaluating the impact of the acquisition of Ref-Fuel on our system of internal controls over financial reporting. Prior to the acquisition, Ref-Fuel was not required to comply with Section 404 of the Sarbanes Oxley Act until December 31, 2006. As a result, its internal controls over financial reporting had neither been tested as extensively as had ours, nor had such controls been reviewed by its independent auditors in the context of the required attestation by such auditors. In addition, we operate different software systems than Ref-Fuel which will require integration. Also, changes in, and integration of, accounting and financial staff resulting from the acquisition may create challenges in implementing a combined and effective system of internal controls. Management expects that it will take a period of time to integrate the financial reporting systems and related software of the combined businesses sufficiently to conclude that our overall internal controls are working effectively, and to appropriately apply purchase accounting adjustments with respect to Re-Fuel.
      Management believes that the actions taken to address the control deficiency underlying the reported material weakness, and to address the overall integration of controls with respect to the combined businesses, will improve our internal controls over financial reporting. Although we have devoted, and will continue to devote, significant time and resources toward remediating our reported material weakness, and to such overall integration, and made progress in improving our internal controls over financial reporting, our management is unable, as of the date of this prospectus and registration statement, to conclude that its actions have effectively corrected the reported material weakness. Until we are able to assert that our internal control over financial reporting is effective, our management believes the existence of the reported material weakness represents a known uncertainty with respect to the accuracy of its financial statements. See also “Risk Factors — Covanta Holding Corporation-Specific Risks — Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price” for continuing risks of the failure to maintain an effective system of financial reporting controls and procedures, including risks of exposing us to regulatory sanctions and a loss of investor confidence.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      In the normal course of business, our subsidiaries are party to financial instruments that are subject to market risks arising from changes in interest rates, foreign currency exchange rates and commodity prices. Our use of derivative instruments is very limited and we do not enter into derivative instruments for trading purposes. The following analysis provides quantitative information regarding our exposure to financial instruments with market risks. We use a sensitivity model to evaluate the fair value or cash flows of financial instruments with exposure to market risk that assumes instantaneous, parallel shifts in exchange rates and interest rate yield curves. There are certain limitations inherent in the sensitivity analysis presented, primarily due to the assumption that exchange rates change in a parallel manner and that interest rates change instantaneously. In addition, the fair value estimates presented in this prospectus are based on pertinent information available to management as of December 31, 2004. Further information is included in Note 30 to the Notes to the Audited Annual Financial Statements.
Covanta’s Business

Interest Rate Risk
      Covanta and/or its subsidiaries have project debt outstanding bearing interest at floating rates that could subject it to the risk of increased interest expense due to rising market interest rates, or an adverse change in fair value due to declining interest rates on fixed rate debt. Of Covanta’s project debt, approximately $218.9 million was floating rate at December 31, 2004. However, of that floating rate project debt, $126.7 million related to waste-to-energy projects where, because of their contractual structure, interest rate risk is borne by client communities because debt service is passed through to those clients. Covanta had only one interest rate swap outstanding at December 31, 2004 in the notional amount of $80.2 million related to floating rate project debt. Gains and losses on this swap are for the account of the client community.
      For floating rate debt, a 20% hypothetical increase in the underlying December 31, 2004 market interest rates would result in a potential loss to twelve month future earnings of $5.5 million. For fixed rate debt, the potential reduction in fair value from a 20% hypothetical increase in the underlying December 31, 2004 market interest rates would be approximately $32.5 million. The fair value of Covanta’s fixed rate debt (including $677 million in fixed rate debt related to revenue bonds in which debt service is an explicit component of the service fees billed to the client communities) was $750.2 million at December 31, 2004, and was determined using average market quotations of price and yields provided by investment banks.
      Covanta entered into interest rate swap derivative agreements to hedge its interest rate exposure arising from $300 million of variable interest rate borrowings under the senior secured credit arrangements Covanta entered into on June 24, 2005. As described in Notes 11 and 16 to the Notes to the Unaudited Interim Financial Statements, Covanta is required to enter into hedging arrangements with respect to a portion of its exposure to interest rate changes with respect to its borrowing under the Credit Facilities. On July 8, 2005, Covanta entered into two pay fixed, receive floating interest rate swap agreements with a total notional amount of $300 million. Under the terms of our financing arrangements, we are also obligated to enter into interest rate swap arrangements for up to an additional notional amount of approximately $37.5 million. Interest rate swaps allow Covanta to raise long-term borrowings at floating rates and effectively swap them into fixed rates that are lower than those available if it entered into fixed rate borrowings directly. Interest rate swaps are used for the purpose of controlling interest expense by managing the mix of fixed and floating rate debt. Covanta does not seek to make a profit from changes in interest rates. Covanta manages interest rate sensitivity by measuring potential increases in interest expense that would result from a probable change in interest rates. When the potential increase in interest expense exceeds an acceptable amount, Covanta reduces risk by entering into interest rate swap agreements.
      Under the interest rate swaps, Covanta agreed with other parties to exchange, at specified intervals, the difference between an agreed fixed rate and the variable floating rate interest payments required under its recourse term loan obligations, calculated by reference to an agreed notional principal amount. Covanta will pay the fixed rate and will receive the floating rate under the swap agreements. The impact of the swaps was to increase interest expense for the three months ended September 30, 2005 by $0.5 million. As of September 30, 2005, the net after-tax deferred gain in other comprehensive income was $1.0 million ($1.5 million before income taxes, which is recorded in other assets).

Market Risk of Acquired Business of Ref-Fuel
      All of Ref-Fuel’s operating facilities are located in the northeastern United States. Thus, with the acquisition of Ref-Fuel our operations are more concentrated in this region than prior to the acquisition. The entrance of new competitors into this region or the expansion of existing facilities operations that compete with Covanta could have a material adverse effect on cash distributions that can be made available to us, and, ultimately, our financial condition.

      In addition, these Ref-Fuel operating facilities currently rely, to a greater extent than Covanta’s other operating facilities, on obtaining supplies of solid waste in the market at prices and in quantities that are sufficient to operate such facilities at their expected levels. Covanta’s inability to obtain solid waste at such prices or in such amounts could have a material adverse effect on the cash flow it is able to generate from Ref-Fuel, and potentially on our financial condition. For a discussion of factors that could impact the price and supply of solid waste which Covanta may be able to obtain, see the discussion in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Business Segments — Waste and Energy Services-Overview.”

Foreign Currency Exchange Rate Risk
      Covanta has investments in energy projects in various foreign countries, including the Philippines, China, India and Bangladesh, and to a much lesser degree, Italy and Costa Rica. Neither we nor Covanta enter into currency transactions to hedge Covanta’s exposure to fluctuations in currency exchange rates. Instead, Covanta attempts to mitigate its currency risks by structuring its project contracts so that its revenues and fuel costs are denominated in the same currency. As a result, the U.S. dollar is the functional currency at most of Covanta’s international projects. Therefore, only local operating expenses and project debt denominated in other than a project entity’s functional currency are exposed to currency risks.
      At December 31, 2004, Covanta had $102 million of project debt related to two diesel engine projects in India. For $87.7 million of the debt (related to project entities whose functional currency is the Indian rupee), exchange rate fluctuations are recorded as translation adjustments to the cumulative translation adjustment account within stockholders’ deficit in our Consolidated Balance Sheets. The remaining $14.3 million of debt is denominated in U.S. dollars.
      The potential loss in fair value for such financial instruments from a 10% adverse change in December 31, 2004 quoted foreign currency exchange rates would be approximately $8.8 million.
      At December 31, 2004, Covanta also had net investments in foreign subsidiaries and projects. See Note 5 to the Notes to the Audited Annual Financial Statements for further discussion.

Commodity Price Risk and Contract Revenue Risk
      Neither we nor Covanta have entered into futures, forward contracts, swaps or options to hedge purchase and sale commitments, fuel requirements, inventories or other commodities. Alternatively, Covanta attempts to mitigate the risk of energy and fuel market fluctuations by structuring contracts related to its energy projects in the manner described in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Cash Flow and Liquidity — Waste and Energy Services Segment — Contract Structures and Duration.”
      Generally, Covanta is protected against fluctuations in the waste disposal market, and thus its ability to charge acceptable fees for its services, through service agreements and existing long-term disposal contracts at its waste-to-energy facilities. At eight of its waste-to-energy facilities, differing amounts of waste disposal capacity are not subject to long-term contracts and, therefore, Covanta is partially exposed to the risk of market fluctuations in the waste disposal fees it may charge. Assuming the extension of the agreement to operate the Hillsborough County facility, Covanta’s service agreements will begin to expire in 2008, and energy sales contracts at Covanta-owned projects generally expire at or after the date on which that project’s service agreement expires. Expiration of these contracts will subject Covanta to greater market risk in maintaining and enhancing its revenues. As its service agreements at municipally-owned projects expire, Covanta will seek to enter into renewal or replacement contracts to continue operating such projects. As Covanta’s service agreements at facilities it owns begin to expire, Covanta intends to seek replacement or additional contracts for waste supplies, and because project debt on these facilities will be paid off at such time, Covanta expects to be able to offer disposal services at rates that will attract sufficient quantities of waste and provide acceptable revenues. Covanta will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. At Covanta-owned facilities, the expiration of existing energy sales contracts will require Covanta to sell its output either into the local electricity grid or pursuant to new contracts. There can be no assurance that Covanta will be able to enter into such renewals, replacement or additional contracts, or that the terms available in the market at the time will be favorable to Covanta. See “Risk Factors — Waste and Energy Services Business-Specific Risks — Covanta may face increased risk of market influences on its domestic revenues after its contracts expire” for more information regarding the possible effects of the expiration of Covanta’s existing contracts.
      Because Covanta’s business is based upon building and operating municipal solid waste processing and energy generating projects, which are capital intensive businesses, in order to provide meaningful growth Covanta must be able to invest its own funds, obtain debt financing, and provide support to its operating subsidiaries. Covanta intends to pursue opportunities to expand the processing capacity of its existing projects where market conditions are favorable, or where its municipal clients, referred to in this prospectus as “client communities,” have encountered significantly increased waste volumes without correspondent competitively-priced landfill availability. Covanta’s ability to make investments in new or projects or expansions of projects it owns, and/or borrow additional funds for the construction of such new or expanded projects, is limited by covenants in its new financing arrangements.
Insurance Business

Risk Related to the Investment Portfolio
      NAICC’s objectives in managing its investment portfolio are to maximize investment income and investment returns while minimizing overall market risk. Investment strategies are developed based on many factors including duration of liabilities, underwriting results, overall tax position, regulatory requirements, and fluctuations in interest rates. Investment decisions are made by management, in consultation with an independent investment advisor, and approved by its board of directors. Market risk represents the potential for loss due to adverse changes in the fair value of securities. The market risks related to NAICC’s fixed maturity portfolio are primarily credit risk, interest rate risk, reinvestment risk and prepayment risk. The market risk related to NAICC’s equity portfolio is price risk.

Fixed Maturities
      Interest rate risk is the price sensitivity of fixed maturities to changes in interest rate. Management views these potential changes in price within the overall context of asset and liability matching. Management estimates the payout patterns of NAICC’s liabilities, primarily loss reserves, to determine their duration. Management sets duration targets for the fixed income portfolio after consideration of the duration of NAICC’s liabilities that it believes mitigates the overall interest rate risk. NAICC’s exposure to interest rate risk is mitigated by the relative short-term nature of its insurance and other liabilities. The effective duration of the portfolio at December 31, 2004 and 2003 was 2.3 years and 2.3 years, respectively. Management believes its portfolio duration is appropriate given the relative short-tail nature of the auto programs and projected run-off of all other lines of business. A hypothetical 100 basis point increase in market interest rates would cause an approximate 2.7% decrease in the fair value of the portfolio while a hypothetical 100 basis point decrease would cause an approximate 2.1% increase in fair value. Credit risk is the price sensitivity of fixed maturities to changes in the credit quality of such investment. NAICC’s exposure to credit risk is mitigated by its investment in high quality fixed income alternatives.
      Fixed maturities of NAICC include mortgage-backed securities and collateralized mortgage obligations, referred to as “MBS” in this prospectus, collectively representing 24.3% and 22.0% of total fixed maturities at December 31, 2004 and December 31, 2003, respectively. All MBS held by NAICC are issued by the Federal National Mortgage Association, referred to as “FNMA” in this prospectus, or the Federal Home Loan Mortgage Corporation, referred to as “FHLMC” in this prospectus, which are both rated AAA by Moody’s Investors Services. Both FNMA and FHLMC are corporations that were created by Acts of Congress. FNMA and FHLMC guarantee the principal balance of their securities. FNMA guarantees timely payment of principal and interest.

      One of the risks associated with MBS is the timing of principal payments on the mortgages underlying the securities. The principal an investor receives depends upon amortization schedules and the termination pattern (resulting from prepayments or defaults) of the individual mortgages included in the underlying pool of mortgages. The principal is guaranteed but the yield and cash flow can vary depending on the timing of the repayment of the principal balance. The degree to which a security is susceptible to changes in yield is influenced by the difference between its amortized cost and par, the relative sensitivity to repayment of the underlying mortgages backing the securities in a changing interest rate environment, and the repayment priority of the securities in its overall securitization structure. NAICC attempts to limit repayment risk by purchasing MBS whose cost is below or does not significantly exceed par, and by primarily purchasing structured securities with repayment protection which provides more certain cash flow to the investor such as MBS with sinking fund schedules known as planned amortization classes and targeted amortization classes. The structures of the attempts of planned amortization classes and targeted amortization classes to increase the certainty of the timing of prepayment and thereby minimize the prepayment and interest rate risk. In 2004, NAICC recognized $0.2 million in gain on sales of fixed maturities.
      MBS, as well as callable bonds, have a greater sensitivity to market value declines in a rising interest rate environment than to market value increases in a declining interest rate environment. This is primarily due to the ability and the incentive of the payor to prepay the principal or the issuer to call the bond in a declining interest rate scenario. NAICC realized significant increases in its prepayments of principal during 2004 and 2003. The prepayments mitigated the need to sell securities to meet operating cash requirements as noted previously. Generally, this trend will lower the portfolio yield in future years in a declining interest environment.
      As interest rates at December 31, 2004 were at relatively historical lows, NAICC is subject to reinvestment risk as approximately 24% of its fixed maturity portfolio will be received in the following year. Absent changing its credit risk and extension profile, it is unlikely that NAICC could reinvest proceeds at yields similar to those recognized in 2004.

Equity Securities
      In the fourth quarter of 2003, NAICC sold nearly all of its equity investments capitalizing on the general stock market recovery and specifically the technology sector. In 2003, NAICC recognized $0.4 million as net realized gains from equity investments. In the third and fourth quarter of 2004, NAICC began reinvesting in equity securities, generally limited to Fortune 500 companies with strong balance sheets, history of dividend growth and price appreciation. As of December 31, 2004 equity securities represented 2.6% of the total NAICC investment portfolio.

Economic Conditions
      The operating results of a property and casualty insurer are influenced by a variety of factors including general economic conditions, competition, regulation of insurance rates, weather, frequency and severity of losses. The California non-standard personal auto market in which NAICC operates has experienced a recovery of rate adequacy coupled with stable competition. Frequency of claims improved from 2002 to 2003 and remained stable in 2004, while the average cost of settling claims has steadily improved from 2002 to 2004.

NO BOARD RECOMMENDATION
      Our board of directors believes the offering is in our best interests. The proceeds from the offering will be used for general corporate purposes. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from the offering.
      Our board of directors is not making any recommendation to you as to whether you should exercise your warrants. You must make your own decision as to whether to exercise your warrants.
      No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus, the information included and incorporated by reference in this prospectus and the other documents delivered herewith. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.
      The warrant agent for the offering, Wells Fargo, National Association, has agreed to provide services to us in connection with the offering. If you require assistance, please contact the warrant agent at Wells Fargo Bank, Corporate Trust Services, Sixth & Marquette, MAC N9303-120, Minneapolis, MN 55479, Telephone (612) 667-1102.

THE BUSINESS
General Overview
      We are a holding company incorporated in Delaware on April 16, 1992. We changed our name as of September 20, 2005 from Danielson Holding Corporation to Covanta Holding Corporation. Substantially all of our current operations were conducted in the insurance services industry prior to our acquisition of Covanta in March 2004. We engage in insurance operations through our indirect subsidiaries, NAICC and related entities. A significant portion of our operating losses in the past three years stem from lines of insurance business, such as commercial automobile and workers’ compensation insurance, which the company has ceased actively underwriting. Our insurance operations under NAICC and related subsidiaries reported segment losses of $0.8 million, $10.2 million and $10.5 million, for the three fiscal years ended December 31, 2004, 2003 and 2002, respectively.
      Our strategy had been to grow by making strategic acquisitions. As part of this corporate strategy, we have sought acquisition opportunities, such as the March 2004 acquisition of Covanta and the June 2005 acquisition of Ref-Fuel. Accordingly, with the recent acquisitions, our corporate strategy has evolved to focus on the waste and energy markets generally, and positioning Covanta as a leader in these sectors, specifically. Also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Our Business Strategy” for a more detailed discussion of our new corporate strategy.
      As a result of the consummation of the Covanta acquisition on March 10, 2004, our performance predominantly reflects the performance of Covanta’s operations which are significantly larger than our other operations. The nature of our business, the risks attendant to such business and the trends that we face have been significantly altered by the acquisitions of Covanta and Ref-Fuel. Accordingly, our financial results prior to the acquisition of Covanta in March 2004 and Ref-Fuel in June 2005 are not directly comparable to our current and future financial results.
      In May 2002, we acquired a 100% ownership interest in ACL, thereby entering into the marine transportation, construction and related service provider businesses. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, ACL Holdings, filed a petition with the U.S. Bankruptcy Court to reorganize under Chapter 11. We wrote off our remaining investment in ACL at the end of the first quarter of 2003 as an other than temporary asset impairment.
      As a result of ACL’s bankruptcy filing, beginning in the year ended December 31, 2003, we accounted for our investment in ACL under the equity method, reflecting our significant influence, but not control, over ACL. On December 30, 2004, a plan of reorganization for ACL was confirmed by the U.S. Bankruptcy Court for the Southern District of Indiana, referred to in this prospectus as the “ACL Plan of Reorganization.” At the time of confirmation, there were no material conditions that needed to be fulfilled for emergence and, as a result of the confirmation of the ACL Plan of Reorganization, for purposes of generally accepted accounting principles, all of our equity interests in ACL were cancelled. On January 10, 2005, ACL emerged from Chapter 11 proceedings, and upon emergence, a warrant was issued to us under the ACL Plan of Reorganization to purchase up to 168,230 shares of common stock of ACL at a price of $12.00 per share. The number of shares and exercise price subject to the warrants were subsequently adjusted to 672,920 shares at an exercise price of $3.00 per share, as a result of a four for one stock split effective as of August 2005.
      During 2004, we owned a direct 5.4% interest in GMS, and a direct 50% interest in Vessel Leasing. GMS was a joint venture among ACL, us and a third party, which owned and operated marine terminals and warehouse operations. Vessel Leasing was a joint venture between ACL and us which leases barges to ACL’s barge transportation operations. Neither GMS nor Vessel Leasing filed for Chapter 11 protection. Neither we, GMS nor Vessel Leasing were guarantors of ACL’s debt or liable for any of ACL’s liabilities. On October 6, 2004, we and ACL sold our interests in GMS to the third party joint venture member and on January 13, 2005, we sold our interest in Vessel Leasing to ACL. Prior to the date of such sales, we accounted for our interest in GMS and Vessel Leasing, beginning with the year ended December 31, 2003, using the equity method of accounting.

      On October 7, 2005, ACL issued 7.5 million shares in an initial public offering. We proceeded to exercise the warrants we owned and received shares of ACL common stock in order to begin monetizing these shares. During October 2005, we monetized our investment in all 672,920 ACL shares we owned. As a result, we no longer hold any interest in ACL or in the marine transportation business.
      As of the end of 2004, we had estimated aggregate consolidated NOLs for federal income tax purposes of approximately $516 million. These losses will expire over the course of the next 18 years unless utilized prior thereto. These NOLs are primarily from the taxable results of certain grantor trusts established in 1990 as part of a reorganization in which Mission Insurance Group, Inc. emerged from bankruptcy as Danielson Holding Corporation. These trusts were created for the purpose of assuming various liabilities of their grantors, consisting of certain present and former subsidiaries of ours, allowing state regulators to administer the run-off of the Mission Insurance Group business while releasing us and certain of its present and former subsidiaries from the proceedings free of claims and liabilities, including any obligation to provide for the funding to the trusts.
      As described in “Risk Factors — Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to offset our tax liability,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary,” possible changes in the status of certain liabilities and the manner of distributions to holders of certain claims in the Mission Insurance insolvency proceedings may require us to recognize significant taxable income, which may substantially reduce our available NOLs and cause us to adjust our deferred tax asset. While we have entered into agreements with the California insurance regulatory authorities, these agreements remain subject to Court approval and the determination of claim amounts, and we cannot predict with certainty what amounts, if any, may be includable in our taxable income. We are in the process of obtaining additional information regarding the potential amount of includible taxable income in accordance with the terms of the agreements.
      We also are considering a number of potential permissible actions and approaches intended to reduce the amount of taxable income we may be required to recognize. These include agreements with the California Commissioner of Insurance to clarify the treatment of certain liabilities and the manner of distributions to claimholders in such insolvency proceedings, as well as the application of the tax rules consistent with the original Mission Insurance restructuring, and the terms of our agreement with the grantor trusts established in connection with that restructuring. Given the lack of definitive information available as of the date of this prospectus, we cannot assure you of the amount, if any, of additional income or losses that could possibly be recognized.
      See Note 25 to the Notes to the Audited Annual Financial Statements and Note 12 in the Notes to the Unaudited Interim Financial Statements for more detailed information on our NOLs.
      Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.
Acquisition of Covanta Energy Corporation
      On December 2, 2003, we executed a definitive investment and purchase agreement to acquire Covanta in connection with Covanta’s emergence from Chapter 11 proceedings. The primary components of the transaction were: (1) the purchase by us of 100% of the equity of Covanta in consideration for a cash purchase price of $30 million, and (2) an agreement as to new letter of credit and revolving credit facilities for Covanta’s domestic and international operations, provided by some of the existing Covanta lenders and three additional lenders arranged by us. We amended this agreement with Covanta as of February 23, 2004 to reduce the purchase price and release from an escrow account $175,000 so that a limited liability company formed by us and one of our subsidiaries could acquire an equity interest in Covanta Lake, Inc., a wholly-owned indirect subsidiary of Covanta, in a transaction separate and distinct from the acquisition of Covanta out of bankruptcy.
      As required by the investment and purchase agreement, Covanta filed a proposed plan of reorganization, a proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the investment and purchase agreement, with the

Bankruptcy Court. On March 5, 2004, the Bankruptcy Court confirmed the proposed plans. As part of the Covanta Plan of Reorganization, we agreed to offer to sell up to 3.0 million shares of our common stock, at a price of $1.53 per share, to holders, as of January 12, 2004, of the $100 million of principal amount of 9.25% Debentures issued by Covanta who voted in favor of the Covanta Plan of Reorganization.
      Under the terms of the investment and purchase agreement, on March 10, 2004, we acquired 100% of Covanta’s equity in consideration for $30 million (net of $175,000 discussed above). As part of the investment and purchase agreement, we arranged for a new $118 million replacement letter of credit facility for Covanta, secured by a second lien on Covanta’s domestic assets. This financing was provided by each of SZ Investments, a stockholder of ours, Third Avenue, a stockholder of ours, and Laminar, a creditor of Covanta and a stockholder of ours. In addition, in connection with a note purchase agreement, Laminar arranged for a $10 million revolving loan facility for Covanta’s international assets that we acquired, secured by these assets.
      Based upon information provided to us by Laminar, Laminar was a holder of $10.4 million in principal amount of the 9.25% debentures issued by Covanta as of January 12, 2004. As of the date of this prospectus, other than confirmation of the restructuring of the offering to incorporate the Contingent Offering, we have not had any discussions with Laminar regarding Laminar’s participation in the offering.
      On May 18, 2004, we commenced a pro rata rights offering to our stockholders to purchase 0.75 shares of our common stock, at a price of $1.53 per share, for each share of our common stock held by our stockholders. The rights offering was completed on June 11, 2004. We issued a total of 27,438,118 additional shares of our common stock in the rights offering, constituting all of the shares offered for sale, with net proceeds to us of approximately $42 million. We repaid $40 million of bridge financing notes obtained in connection with the Covanta acquisition with the proceeds from the rights offering and through the conversion of a portion of the notes held by Laminar.
      As part of our negotiations with Laminar and its becoming a 5% stockholder, pursuant to a letter agreement dated December 2, 2003, Laminar agreed to additional restrictions on the transferability of the shares of our common stock that Laminar holds or will acquire. Further, in accordance with the transfer restrictions contained in Article Fifth of our certificate of incorporation restricting the resale of our common stock by 5% stockholders, we have agreed with Laminar to provide it with limited rights to resell the common stock that it holds. Finally, pursuant to our agreement with the bridge financing lenders on July 28, 2004, we have filed a registration statement with the SEC to register the shares of our common stock issued to or acquired by them under the note purchase agreement. The registration statement was declared effective on August 24, 2004. In addition, we also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the Ref-Fuel acquisition in order to provide such stockholders with liquidity.
Acquisition of Ref-Fuel
      We acquired Ref-Fuel as of June 24, 2005, pursuant to the terms of a stock purchase agreement with Ref-Fuel, an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the agreement, we paid $740 million in cash for the stock of Ref-Fuel and assumed the consolidated net debt of Ref-Fuel, which was net debt of approximately $1.3 billion ($1.5 billion of consolidated indebtedness and $0.2 billion of cash and restricted cash). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements for a more detailed description of the indebtedness that was assumed in connection with the transaction.
      We financed this transaction through a combination of debt and equity financing. The equity component of the financing was the Ref-Fuel rights offering that was completed as of June 21, 2005. SZ Investments, Third Avenue and Laminar, representing ownership of approximately 40.4% of our outstanding common stock prior to such offering, had each separately committed to acquire their respective pro rata portion of the shares offered in the Ref-Fuel rights offering. As consideration for their commitments, we paid each of these stockholders an amount equal to 1.75% of their respective equity commitments. We also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston arranged a debt financing package to finance the acquisition, as well as to refinance the existing recourse debt of Covanta and provide additional liquidity for us. This financing consisted of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is made up of a $275 million term loan facility due 2012, a $100 million revolving credit facility due 2011 and a $340 million letter of credit facility due 2012. The second tranche is a $400 million second priority senior secured term loan facility due 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” and Note 11 to the Notes to the Unaudited Interim Financial Statements for a more detailed description of this debt financing. See “Quantitative and Qualitative Disclosures about Market Risk — Covanta’s Business — Interest Rate Risk” for information on Covanta’s interest rate swap derivative agreements.
      Ref-Fuel is now a wholly-owned subsidiary of Covanta, and Covanta controls the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries were not refinanced in connection with the acquisition, except to the extent certain subsidiaries of Ref-Fuel were required to repurchase outstanding notes, at a premium of 101% of par value, from existing holders. The principal amount of notes repurchased was $5.1 million and was financed through cash on hand.
Our Business Strategy
      With the acquisition of Covanta and Ref-Fuel, we have a materially different business profile. Accordingly, our previous strategy has changed from seeking opportunistic acquisitions to focusing on Covanta taking a leadership role in the waste and energy services business. Our “mission statement” is to be a world-class waste disposal and energy generation company by providing our clients safe, reliable, environmentally sound and cost-effective service. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Our Business Strategy” for our plans to accomplish this mission.
Business Segments
      Set forth below is a description of our business operations as of September 30, 2005, as presented in the Consolidated Financial Statements included in this prospectus. We are engaged in two primary business segments: the Waste and Energy Services business of Covanta and Other Services, which includes our parent company operations and insurance business. Each of these segments are described below.
      Additional information about our business segments is contained in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Business Segments” and in Note 32 to the Notes to the Audited Annual Financial Statements and Note 14 to the Notes to the Unaudited Interim Financial Statements.
WASTE AND ENERGY SERVICES BUSINESS
      Covanta develops, constructs, owns and operates for itself and others infrastructure for the conversion of waste-to-energy, independent power production and the treatment of water and wastewater in the United States and abroad. Covanta owns or operates 56 power generation facilities, 44 of which are in the United States and twelve of which are located outside of the United States. Covanta’s facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, wood waste, landfill gas and heavy fuel oil. Covanta operates water or wastewater treatment facilities, all of which are located in the United States.

Waste-to-Energy Projects
      The essential purpose of Covanta’s waste-to-energy projects is to provide waste disposal services, typically to municipal clients who sponsor the projects. Generally, Covanta provides these services pursuant to long-term service contracts. The electricity or steam generally is sold pursuant to long-term power purchase agreements with local utilities or industrial customers, and most of the resulting revenues reduce the overall cost of waste disposal services to the municipal clients. The original terms of the service contracts are each 20 or more years, with the majority now in the second half of the applicable term. Most of Covanta’s service contacts may be renewed for varying periods of time, at the option of the municipal client. Covanta receives its revenue in the form of fees pursuant to the service or waste contracts, and in some cases, energy purchase agreements, at facilities it owns. In the case of Covanta’s indirect, wholly-owned subsidiary, TransRiver Marketing Company, L.P., this subsidiary markets to third parties the portion of the waste disposal capacity of its projects which is not utilized by the clients under such long-term service contracts.
Domestic Waste and Energy Services Business
      Covanta currently operates the waste-to-energy projects identified below under “Domestic Project Summaries.” Most of Covanta’s operating waste-to-energy projects were developed and structured contractually as part of competitive procurement conducted by municipal entities. As a result, these projects have many common features, which are described in “Structurally Similar Waste-to-Energy Projects” below. Certain projects which do not follow this model, or have been restructured, are described in “Other Waste-to-Energy Project Structures” below.
      Covanta receives its revenue in the form of fees pursuant to service agreements, and in some cases energy contracts, at facilities it owns. Assuming the effectiveness of the extension of agreements relating to the Hillsborough County, Florida facility, Covanta’s service agreements begin to expire in 2008, and energy contracts at Covanta-owned projects generally expire at or after the date on which that project’s service agreement expires. As Covanta’s contracts expire it will become subject to greater market risk in maintaining and enhancing its revenues. As its service agreements at municipally-owned facilities expire, Covanta intends to seek to enter into renewal or replacement contracts to operate several such facilities. Covanta also will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire. As Covanta’s service agreements at facilities it owns begin to expire, it intends to seek replacement or additional contracts, and because project debt on these facilities will be paid off at such time Covanta expects to be able to offer rates that will attract sufficient quantities of waste while providing acceptable revenues to Covanta. At Covanta-owned facilities, the expiration of existing energy contracts will require Covanta to sell its output either into the local electricity grid at prevailing rates or pursuant to new contracts. There can be no assurance that Covanta will be able to enter into such renewals, replacement or additional contracts, or that the terms available in the market at the time will be favorable to Covanta. See “Risk Factors — Waste and Energy Services Business-Specific Risks — Covanta may face increased risk of market influences on its domestic revenues after its contracts expire.”
      Covanta’s opportunities for growth by investing in new projects will be limited by existing non-project debt covenants, as well as by competition from other companies in the waste disposal business. (For a discussion of such debt covenants see Note 19 to the Notes to the Audited Annual Financial Statements and Note 11 to the Notes to the Unaudited Interim Financial Statements.) See “Risk Factors — Waste and Energy Services Business-Specific Risks — Our ability to grow our Waste and Energy Services business may be limited.”
     Structurally Similar Waste-to-Energy Projects
      Each service agreement is different to reflect the specific needs and concerns of a client community, applicable regulatory requirements and other factors. However, the following description sets forth terms that are generally common to these agreements:

•	Covanta designs the facility, helps to arrange for financing and then constructs and equips the facility on a fixed price and schedule basis.

•	Covanta operates the facility and generally guarantees it will meet minimum waste processing capacity and efficiency standards, energy production levels and environmental standards. Covanta’s failure to meet these guarantees or to otherwise observe the material terms of the service agreement (unless caused by the client community or by events beyond its control, referred to in this prospectus as “Unforeseen Circumstances”) may result in liquidated damages charged to Covanta or, if the breach is substantial, continuing and unremedied, the termination of the service agreement. In the case of such service agreement termination, Covanta may be obligated to pay material damages, including payments to discharge project indebtedness.

•	The client community is generally required to deliver minimum quantities of municipal solid waste to the facility on a put-or-pay basis and is obligated to pay a service fee for its disposal. A put-or-pay commitment means that the client community promises to deliver a stated quantity of waste and pay an agreed amount for its disposal. This payment is due even if the counterparty delivers less than the full amount of waste promised. Portions of the service fee escalate to reflect indices of inflation. In many cases the client community must also pay for other costs, such as insurance, taxes and transportation and disposal of the residue to the disposal site. If the facility is owned by Covanta, the client community also pays as part of the service fee an amount equal to the debt service due to be paid on the bonds issued to finance the facility. Generally, expenses resulting from the delivery of unacceptable and hazardous waste on the site are also borne by the client community. In addition, the contracts generally require that the client community pay increased expenses and capital costs resulting from Unforeseen Circumstances, subject to limits which may be specified in the service agreement.

•	The client community usually retains a portion of the energy revenues (generally 90%) generated by the facility, and pays the balance to Covanta.
      Financing for Covanta’s domestic waste-to-energy projects is generally accomplished through tax-exempt and taxable revenue bonds issued by or on behalf of the client community. If the facility is owned by a Covanta subsidiary, the client community loans the bond proceeds to the subsidiary to pay for facility construction and pays to the subsidiary amounts necessary to pay debt service. For such facilities, project-related debt is included as “project debt (short-and long-term)” in our consolidated financial statements. Generally, such debt is secured by the revenues pledged under the respective indentures and is collateralized by the assets of Covanta’s subsidiary with the only recourse to Covanta being related to construction and operating performance defaults.
      Covanta and certain of its subsidiaries have issued instruments to their client communities and other parties which guarantee that Covanta’s operating subsidiaries will perform in accordance with contractual terms including, where required, the payment of damages. Such contractual damages could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. For facilities owned by client communities and operated by Covanta subsidiaries, Covanta’s potential maximum liability as of December 31, 2004 associated with the repayment of project debt on such facilities was in excess of $1.0 billion. If Covanta is asked to perform under one or more of such guarantees, its liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt which is presently not estimable. To date, Covanta has not incurred material liabilities under such guarantees.
     Other Waste-to-Energy Project Structures

Haverhill, Massachusetts
      Covanta’s Haverhill, Massachusetts waste-to-energy facility is not operated pursuant to a service agreement with a client community. In this project, Covanta assumed the project debt and risks relating to waste availability and pricing, risks relating to the continued performance of the electricity purchaser, as well as risks associated with unforeseen circumstances. Covanta retains all of the energy revenues from sales of power and disposal fees for waste accepted at this facility. Accordingly, Covanta believes that this project carries both greater risks and greater potential rewards than projects in which there is a client community. The Haverhill facility receives approximately 80% of its waste under long-term agreements with over 18 communi-

ties in northeastern Massachusetts (generally through 2011) or other multi-year agreements. The balance of its waste is delivered pursuant to short-term arrangements.

Union, New Jersey
      In Union County, New Jersey, a municipally-owned facility has been leased to Covanta, and the client community has agreed to deliver approximately 50% of the facility’s capacity on a put-or-pay basis. The balance of facility capacity is marketed by Covanta at its risk. Covanta guarantees its subsidiary’s contractual obligations to operate and maintain the facility, and on one series of subordinated bonds, its obligations to make lease payments which are the sole source for payment of principal and interest on that series of bonds. As of December 31, 2004, the current outstanding principal amount of the subordinated bonds, sold to refinance a portion of the original bonds used to finance the facility, was $17.7 million. As a part of restructuring of this project, the client community assigned to Covanta the long-term power contract with the local utility. As part of this assignment, the power contract was amended to give Covanta the right to sell all or a portion of the plant’s output to other purchasers. Since April 2002, Covanta has sold the majority of its output directly into the regional electricity grid at market pricing with the remainder of the electricity sold under short-term contract when Covanta believes doing so would enhance this project’s revenues.

Alexandria, Virginia
      Covanta’s Alexandria, Virginia waste-to-energy facility is operated pursuant to a service agreement with the City of Alexandria, Virginia and Arlington County, Virginia and authorities established by those communities, referred to as the “Virginia Communities” in this prospectus. The Virginia Communities pay a fixed tip fee, subject to certain adjustments, for each ton of waste they are required to deliver on a put-or-pay basis (about 65% of the facility’s capacity). The balance of the waste is obtained by Covanta from private haulers pursuant to short-term contracts or on a spot basis. Covanta’s operating subsidiary receives all of the electricity revenues received under the facility’s power sales agreement and pays the debt service on the bonds issued to finance the facility. The service agreement provides that if income available for debt service, as calculated in accordance with the service agreement, does not cover debt service, the Virginia Communities will loan Covanta’s operating subsidiary the amount of the shortfall. Any such loan is required to be repaid from the project’s positive cash flow in succeeding years and would have an ultimate maturity in 2023. The interest rate on any such loan is six percent. Since the Alexandria facility began operating in 1988, the Virginia Communities have been required to extend such loans on four occasions, the last of which was with respect to the operating year ending June 1, 2001. All such loans have been fully repaid within six months, and, as of December 31, 2004, there were no outstanding loans to Covanta’s operating subsidiary.

Rochester, Massachusetts (SEMASS Project)
      The SEMASS facility is not operated pursuant to a service agreement with a client community. A subsidiary of Covanta owns 90% of the SEMASS Partnership, which owns the SEMASS facility. A separate operating subsidiary, the Semass Operator, operates the SEMASS facility. The SEMASS operator has also contracted with the SEMASS Partnership to operate a landfill owned by a third party (which is used primarily for disposal of residue from the SEMASS facility), a transfer station and a citizen drop off center, which together with the SEMASS facility constitute a coordinated waste disposal system. This system is a principal disposal location in southeastern Massachusetts and its transfer station is located near Boston. The SEMASS facility receives approximately one-third of its waste under long-term service agreements with over 40 communities in southeastern Massachusetts (generally through 2016) or other multi-year agreements. The balance of its waste is delivered pursuant to short term arrangements. Electricity from the SEMASS facility is sold to Commonwealth Electric Company (ComElec) under two power sales agreement, which we refer to as “PSA I” and “PSA II.” The term of PSA I and the term of PSA II both end on December 31, 2015. PSA I covers output from the SEMASS facility up to 47.7 megawatts. PSA II covers the remaining output of the SEMASS facility above 47.7 megawatts.

Niagara, New York
      Covanta’s operating subsidiary that is referred to as the “Niagara Partnership” acquired the rights and responsibilities relating to the Niagara, New York facility from Occidental Chemical Corporation, referred to as “Occidental” in this prospectus. The Niagara facility originally was comprised of refuse-derived fuel, referred to as “RDF” in this prospectus, boilers, but now includes both RDF and mass-burn boilers. In addition, the Niagara Partnership leases coal and oil-fired boilers from Occidental in order to maintain back-up steam capacity. The Niagara facility’s permits allow it to burn wood waste and municipal solid waste. The Niagara Partnership receives its waste supply under contracts of varying lengths. Electricity from the Niagara facility may be sold to a local utility under a power sales agreement expiring in 2014, which permits the Niagara Partnership to sell the electrical output to any third party chosen by the Niagara Partnership. The Niagara Partnership currently sells all the electricity produced by the Niagara facility and not used for internal use to Constellation Power Source at a fixed price, pursuant to contracts which expire in 2007. The Niagara Partnership also sells steam to Occidental pursuant to a contract which expires in 2013, but which may be terminated beginning in 2007 in the event Occidental decides to shut down its facilities. Additional steam sale agreements have been entered into with other third parties. The Niagara facility was financed with tax-exempt bonds which have mandatory tender dates ranging from 2012 through 2015. ARC provides a guaranty of the due and punctual payment of debt service on the Niagara bonds. ARC has also provided a guaranty to Occidental of certain of the Niagara Partnership’s obligations under the Occidental steam agreement.

Delaware County, Pennsylvania
      The Delaware Valley facility was previously owned by Westinghouse Electric Corporation, which sold the facility to and leased back from an owner trustee indirectly controlled by General Electric Capital Corporation pursuant to a leveraged lease. Covanta’s operating subsidiary that is referred to as the “Delaware Partnership” became a successor lessee and acquired rights and contracts relating to the Delaware Valley facility through an assignment from Westinghouse entities. The Delaware Valley facility receives waste under a service agreement with the Delaware County Solid Waste Authority, known as “DCSWA.” The obligations of the DCSWA under the Delaware Valley service agreement are guaranteed by Delaware County, Pennsylvania. The Delaware Valley facility also obtains waste from private companies under spot and short term contracts. Under the service agreement, Delaware County is obligated to deliver and pay for disposal of approximately 303,000 tons per year of municipal solid waste and provide a landfill for the disposal of certain waste and residue delivered to or resulting from waste processing at the facility. Under the service agreement, service fee payable to the Delaware Partnership for disposal of waste consists of:

•	$0 per ton for the first 267,000 tons per year;

•	$84 (subject to escalation) for the next 36,000 tons per year;

•	certain costs of insurance and, other fees; and

•	approximately 56% of any costs arising out of uncontrollable circumstances.
      The Delaware Partnership leases the Delaware Valley facility through 2019. The Delaware Partnership is obligated to pay a portion of lease rent, designated as “Basic Rent B,” and could be liable to pay certain related contractually-specified amounts, referred to as “Stipulated Loss” in this prospectus, in the event of a default in the payment of rent under the Delaware Valley lease beyond the applicable grace period. The Stipulated Loss is similar to lease termination liability and is generally intended to provide the lessor with the economic value of the lease, for the remaining lease term, had the default in rent payment not occurred. The balance of rental and Stipulated Loss obligations are payable by a trust formed and collateralized by Westinghouse in connection with the disposition of its interest in the Delaware Valley facility. Pursuant to the terms of various guarantee agreements, ARC has guaranteed the payments of Basic Rent B and Stipulated Loss to the extent such payments are not made by the Delaware Partnership. We do not believe however, that such payments constitute a material obligation of our subsidiary since our subsidiary expects to continue to operate the Delaware Valley facility in the ordinary course for the entire term of the lease and will continue to pay rent throughout the period of the lease.

Warren County, New Jersey
      The Covanta subsidiaries, referred to as “Covanta Warren” in this prospectus, which operate Covanta’s waste-to-energy facility in Warren County, New Jersey, referred to as the “Warren Facility” in this prospectus, and the Pollution Control Financing Authority of Warren County, referred to as “Warren Authority” in this prospectus, have been engaged in negotiations for an extended time concerning a potential restructuring of the parties’ rights and obligations under various agreements related to Covanta Warren’s operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 federal court of appeals decision invalidating certain of the State of New Jersey’s waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to an agreement with the Warren Authority which modifies the existing Service Agreement for the Warren Facility.
      Covanta Warren, the Warren Authority, and certain third parties have reached a settlement of the various disputed matters among them, and in September 2005 Covanta Warren filed a plan of reorganization with the bankruptcy court based upon that settlement. The material features of the settlement include the following:

•	Covanta Warren and Warren Authority will execute a global mutual release of all their obligations under the previous agreements between the two entities.

•	The parties will enter into an amended agreement which will provide that Covanta Warren will deliver ash residue from the Warren Facility to the Warren Authority’s landfill, which is adjacent to the Warren Facility. Covanta Warren will be solely responsible for contracting for waste deliveries to the Warren facility. The Warren Authority will have no waste delivery obligations.

•	The parties will cooperate in seeking permit modifications to expand the processing capacity of the Warren Facility.

•	Covanta Warren and the municipality will enter into an amended host community agreement.

•	Covanta Warren will pay the remaining project debt plus transaction and emergence costs, totaling approximately $15 million. Covanta will not be required to provide credit support or performance guarantees relating to the operation and maintenance of the Warren Facility.

•	Covanta Warren will own the waste-to-energy facility and will make annual lease payment to the Warren Authority for the Warren Facility site. This lease for the site will have a 20-year term and will include an option to purchase the site. The annual lease payments of $250,000, subject to increase based on changes in the consumer price index, are also subject to reduction based on any fees, assessments or taxes payable by Covanta Warren to the Warren Authority or Warren County.
      On December 1, 2005, the bankruptcy court confirmed Covanta Warren’s reorganization plan and Covanta Warren emerged from bankruptcy on December 15, 2005.

Projects under Development

Hillsborough County, Florida
      Covanta designed, constructed and now operates and maintains this 1,200 ton per day mass-burn waste-to-energy facility located in and owned by Hillsborough County. Due to the growth in the amount of solid waste generated in Hillsborough County, Hillsborough County informed Covanta of its desire to expand the facility’s waste processing and electricity generation capacities, a possibility contemplated by the existing contract between Covanta and Hillsborough County. On August 24, 2005, Covanta and Hillsborough County entered into agreements to implement this expansion, and to extend the agreement under which Covanta operates the facility through 2027. Environmental and other project related permits will need to be secured and financing completed, and certain other conditions satisfied, prior to commencement of construction. At this time, there can be no assurance that such conditions will be satisfied.

Lee County, Florida
      Covanta designed, constructed and now operates and maintains this 1,200 ton per day mass-burn waste-to-energy facility located in and owned by Lee County. Due to the growth in the amount of solid waste generated in Lee County, Lee County has informed Covanta of its desire to enlist Covanta to manage the expansion of the facility’s waste processing and electricity generation capacities, a possibility contemplated by the existing contract between Covanta and Lee County. As part of the proposed agreement to implement this expansion Covanta would receive a long-term operating contract extension. Negotiations are ongoing and contracts for construction of the expansion and operation and maintenance of the expanded facility are still to be finalized and approved by the parties. In addition, financing for the expansion project must be completed. Lee County has received the principal environmental permit for the expansion. At this time, there can be no assurance that any definitive agreements will be finalized or approved by the parties or that Lee County will, in fact, expand the facility.

Honolulu, Hawaii
      This 2,160 ton per day refuse derived fuel facility was designed and constructed by an entity not related to Covanta. Subsequently, Covanta purchased the rights to operate and maintain the facility on behalf of the City and County of Honolulu. Previously, the City and County of Honolulu had informed Covanta of their desire to expand the facility’s waste processing capacity, a possibility contemplated by the existing contract between Covanta and the City and the County of Honolulu. However, more recently the City and County of Honolulu may be reconsidering their desire to expand their facility and are evaluating alternatives to accommodate their waste disposal needs. At this time, there can be no assurance that any definitive agreements will be finalized or approved by the parties or that the City and the County of Honolulu will, in fact, expand the facility.

Independent Power Projects
      As mentioned in the overview of Covanta’s independent power projects earlier in this prospectus, Covanta is also engaged domestically in developing, owning and/or operating independent power production facilities utilizing a variety of energy sources including water (hydroelectric), waste wood (biomass) and landfill gas. The electrical output from each facility, with one exception, is sold to local utilities. Covanta’s revenue from the independent power production facilities is derived primarily from the sale of energy and capacity under energy contracts.
      The regulatory framework for selling power to utilities from independent power facilities (including waste-to-energy facilities) after current contracts expire is in flux, given the energy crisis in California in 2000 and 2001, the over-capacity of generation at the present time in many markets and the uncertainty as to the adoption of new federal energy legislation. Various states and Congress are considering a wide variety of changes to regulatory frameworks, but none has been established definitively at present.

Hydroelectric
      Covanta owns a 50% equity interest in two run-of-river hydroelectric facilities, Koma Kulshan and Weeks Falls, which have a combined gross capacity of 17 MW. Both Koma Kulshan and Weeks Falls are located in Washington State and both sell energy and capacity to Puget Sound Power & Light Company under long-term energy contracts. A subsidiary of Covanta provides operation and maintenance services to the Koma Kulshan partnership under a cost plus fixed fee agreement.
      During the first quarter of 2004, Covanta operated the New Martinsville facility in West Virginia, a 40 MW run-of-river project pursuant to a short-term Interim Operations and Maintenance Agreement which expired March 31, 2004. Covanta chose not to renew the lease on the project, the term of which expired in October 2003.

Waste Wood
      Covanta owns 100% interests in Burney Mountain Power, Mt. Lassen Power, and Pacific Oroville Power, three wood-fired generation facilities in northern California. A fourth facility, Pacific Ultrapower Chinese Station, is owned by a partnership in which Covanta holds a 50% interest. Fuel for the facilities is procured from local sources primarily through short-term supply agreements. The price of the fuel varies depending on time of year, supply and price of energy. These projects have a gross generating capacity of 67 MW and sell energy and capacity to Pacific Gas & Electric under energy contracts. Until July 2001 these facilities were receiving Pacific Gas & Electric’s short run avoided cost for energy delivered. However, beginning in July 2001 these facilities entered into five-year fixed-price periods pursuant to energy contract amendments.

Landfill Gas
      Covanta has interests in and/or operates seven landfill gas projects which produce electricity by burning methane gas produced in landfills. The Otay, Oxnard, Salinas, Stockton, Toyon and Santa Clara projects are located in California, and the Gude project is located in Maryland. The seven projects have a total gross capacity of 19.9 MW. The Gude facility energy contract has expired and the facility is currently selling its output into the regional utility grid. The remaining six projects sell energy and contracted capacity to various California utilities. The Salinas, Stockton and Santa Clara energy contracts expire in 2007. The Otay and Oxnard energy contracts expire in 2011. Upon the expiration of the energy contracts, it is expected that these projects will enter into new power off take arrangements or the projects will be shut down. During the fourth quarter of 2004, Covanta sold its interests in the Penrose and Toyon landfill gas projects, located in California and a subsidiary of Covanta will continue to operate the Toyon project under an agreement which expires in 2007.

Water Operations
      Covanta designed, built and now continues to operate and maintain a 24 million gallon per day, or as such measurement system is used in this prospectus 24 “mgd,” potable water treatment facility and associated transmission and pumping equipment that supplies water to residents and businesses in Bessemer, Alabama, a suburb of Birmingham. Under a long-term contract with the Governmental Services Corporation of Bessemer, Covanta received a fixed price for design and construction of the facility, and it is paid a fixed fee plus pass-through costs for delivering processed water to Bessemer’s water distribution system.
      Between 2000 and 2002, Covanta was awarded contracts to supply its patented DualSandtm microfiltration system to twelve municipalities in upstate New York as the primary technological improvement necessary to upgrade their existing water and wastewater treatment systems. Five of these upgrades were made in connection with the United States Environmental Protection Agency and New York City Department of Environmental Protection, a $1.4 billion program to protect and enhance the drinking water supply, or watershed, for New York City. These DualSandtm microfiltration system contracts for upgrades have been completed and non-material payment issues are currently being discussed by, and may be litigated between, Covanta and the New York City Department of Environmental Protection in order to close out these contracts. Covanta does not expect to enter into further contracts for such projects in the New York City watershed.

Domestic Project Dispositions in 2004

Tampa Bay, Florida
      During 2003, Covanta Tampa Construction, Inc., referred to as “CTC” in this prospectus, completed construction of a 25 mgd desalination-to-drinking water facility under a contract with Tampa Bay Water, referred to as “TBW” in this prospectus, near Tampa, Florida. Covanta Energy Group, Inc. guaranteed CTC’s performance under its construction contract with TBW. A separate subsidiary, Covanta Tampa Bay, Inc., referred to as “CTB” in this prospectus, entered into a contract with TBW to operate the Tampa Water Facility after construction and testing is completed by CTC. As construction of the Tampa Water Facility neared completion, the parties had material disputes between them. These disputes led to TBW issuing a default notice to CTC and shortly thereafter CTC filed a voluntary petition for relief under Chapter 11.
      In February 2004, Covanta and TBW reached a tentative compromise of their disputes which was approved by the Bankruptcy Court. On July 14, 2004, the Bankruptcy Court confirmed a plan of reorganization for CTC and CTB, which incorporated the terms of the settlement between Covanta and TBW. That plan became effective on August 6, 2004 when CTC and CTB emerged from bankruptcy. After payment of certain creditor claims under the CTC and CTB plan, Covanta realized approximately $4 million of the proceeds from the settlement with TBW. Under the terms of the plan of reorganization CTB will not operate the Tampa Water Facility, and Covanta will have no continuing obligations with respect to this project.

Transfers of Waste Water Project Contracts
      Covanta formerly operated and maintained wastewater treatment facilities on behalf of seven small municipal and industrial customers in upstate New York. During 2004, Covanta disposed of these assets through assignment, transfer or contract expiration. In addition, some of these contracts are short-term agreements which were by their terms terminated by the counterparty on notice that the counterparty no longer desired to continue receiving service from Covanta.

Sales of Landfill Gas Assets
      During the fourth quarter of 2004, Covanta sold its ownership interests in two small landfill gas projects, the Penrose project and the Toyon project, located in southern California. These sales occurred following a determination by Covanta that it would either cease operating these projects or sell them to third parties who would upgrade them to meet new regulatory requirements and run them to generate renewable energy. Covanta received a total of approximately $0.5 million for the two projects.

Domestic Project Summaries
      Summary information with respect to Covanta’s domestic projects(1) that are currently operating, is provided in the following table:

			Waste	Gross		Date of
			Processing	Electric		Acquisition/
			Capacity	Output		Commencement
		Location	(Ton/Day)	(MW)	Nature of Interest(1)	of Operations

A.	MUNICIPAL SOLID WASTE
1.	Marion County	Oregon	550	13.1	Owner/Operator	1987
2.	Hillsborough County	Florida	1,200	29.0	Operator	1987
3.	Hartford(5)(6)	Connecticut	2,000	68.5	Operator	1987
4.	Bristol	Connecticut	650	16.3	Owner/Operator	1988
5.	Alexandria/ Arlington	Virginia	975	22.0	Owner/Operator	1988
6.	Indianapolis(2)	Indiana	2,362	6.5	Owner/Operator	1988
7.	Warren County(5)	New Jersey	400	11.8	Owner/Operator	1988
8.	Hennepin County(5)	Minnesota	1,212	38.7	Operator	1989
9.	Stanislaus County	California	800	22.4	Owner/Operator	1989
10.	Babylon	New York	750	16.8	Owner/Operator	1989
11.	Haverhill	Massachusetts	1,650	44.6	Owner/Operator	1989
12.	Wallingford(5)	Connecticut	420	11.0	Owner/Operator	1989
13.	Kent County	Michigan	625	16.8	Operator	1990
14.	Honolulu(4)(5)	Hawaii	1,851	57.0	Lessee/Operator	1990
15.	Fairfax County	Virginia	3,000	93.0	Owner/Operator	1990
16.	Huntsville(2)	Alabama	690	—	Operator	1990
17.	Lake County	Florida	528	14.5	Owner/Operator	1991
18.	Lancaster County	Pennsylvania	1,200	33.1	Operator	1991
19.	Pasco County	Florida	1,050	29.7	Operator	1991
20.	Huntington(3)	New York	750	24.3	Owner/Operator	1991
21.	Detroit(2)(4)(5)	Michigan	2,832	68.0	Lessee/Operator	1991
22.	Union County(7)	New Jersey	1,440	42.1	Lessee/Operator	1994
23.	Lee County	Florida	1,200	36.9	Operator	1994
24.	Onondaga County(3)	New York	990	36.8	Owner/Operator	1995
25.	Montgomery County	Maryland	1,800	63.4	Operator	1995
26.	Delaware Valley(7)	Pennsylvania	2,688	79	Lessee/Operator	2005
27.	Essex County	New Jersey	2,700	70	Owner/Operator	2005
28.	Hempstead	New York	2,671	72	Owner/Operator	2005
29.	Niagara	New York	2,250	50	Owner/Operator	2005
30.	Southeast Connecticut	Connecticut	689	18	Owner/Operator	2005
31.	Southeast Massachusetts	Massachusetts	2,700	79	Owner/Operator	2005
		SUBTOTAL		1184.3
B.	HYDROELECTRIC
32.	Koma Kulshan(8)	Washington		12.0	Part Owner/Operator	1997
33.	Weeks Falls(8)	Washington		5.0	Part Owner	1997
		SUBTOTAL		17.0

			Waste	Gross		Date of
			Processing	Electric		Acquisition/
			Capacity	Output		Commencement
		Location	(Ton/Day)	(MW)	Nature of Interest(1)	of Operations

C.	WOOD
34.	Burney Mountain	California		11.4	Owner/Operator	1997
35.	Pacific Ultrapower Chinese Station(8)	California		25.6	Part Owner	1997
36.	Mount Lassen	California		11.4	Owner/Operator	1997
37.	Pacific Oroville	California		18.7	Owner/Operator	1997
		SUBTOTAL		67.1
D.	LANDFILL GAS
38.	Gude	Maryland		3.0	Owner/Operator	1997
39.	Otay	California		3.7	Owner/Operator	1997
40.	Oxnard	California		5.6	Owner/Operator	1997
41.	Salinas	California		1.5	Owner/Operator	1997
42.	Santa Clara	California		1.5	Owner/Operator	1997
43.	Stockton	California		0.8	Owner/Operator	1997
44.	Toyon(9)	California		3.8	Operator	1997
		SUBTOTAL		19.9
TOTAL DOMESTIC GROSS MW IN OPERATION				1,288.3
E.	WATER
45.	Bessemer	Alabama		24mgd	Design/Build/Operate	2000

(1)	Covanta’s ownership and/or operation interest in each facility listed in this table extends at least into calendar year 2007.

(2)	Facility has been designed to export steam for sale.

(3)	Owned by a limited partnership in which the limited partners are not affiliated with Covanta.

(4)	Operating contracts were acquired after completion. Facility uses a refuse-derived fuel technology and does not employ the Martin technology described below.

(5)	Covanta subsidiaries were purchased after construction completion.

(6)	Under contracts with the Connecticut Resource Recovery Authority, Covanta operates only the boilers and turbines for this facility.

(7)	The facility is leased to a Covanta subsidiary.

(8)	Covanta has a 50% ownership interest in the project.

(9)	Covanta owned this project from 1997 until its sale in the fourth quarter of 2004. Covanta continues to operate the project under a contract expiring in 2006.
International Waste and Energy Services Business
      Covanta conducts its international energy businesses through CPIH and its subsidiaries. Internationally, the largest element of Covanta’s energy business is its 26.2% ownership in and operation of the 460 MW (net) pulverized coal-fired electrical generating facility in Quezon Province, the Philippines. Covanta has interests in other fossil-fuel generating projects in Asia, a waste-to-energy project in Italy and two small hydroelectric projects in Costa Rica. In general, these projects provide returns primarily from equity distributions and, to a lesser extent, operating fees. The projects sell the electricity and steam they generate under long-term contracts or market concessions to utilities, governmental agencies providing power distribution, creditworthy industrial users, or local governmental units. In select cases, such sales of electricity and steam may be provided under short-term arrangements as well. Similarly, Covanta seeks to obtain long-term contracts for fuel supply from reliable sources.
      Covanta presently has interests in international power projects with an aggregate generating capacity of approximately 1061 MW (gross). Covanta’s ownership in these facilities is approximately 461 MW. In addition to its headquarters in Fairfield, New Jersey, Covanta’s business is facilitated through field offices in Shanghai, China; Chennai, India; Manila, the Philippines; and Bangkok, Thailand.
      In August 2004, Covanta sold its 50% equity interest in a 15 MW natural gas-fired cogeneration project in the province of Murcia, Spain and terminated its operations and maintenance agreement for the facility.

General Approach to International Projects
      In developing its international businesses, Covanta has employed the same general approach to projects as is described above with respect to domestic projects. While Covanta intends to focus its business primarily in domestic markets, it may seek to develop or participate in additional international projects, particularly waste to energy projects. Covanta’s new financing arrangements place limitations on investments and borrowings Covanta may make in connection with such projects.
      The ownership and operation of facilities in foreign countries in connection with Covanta’s international business entails significant political and financial uncertainties that typically are not encountered in such activities in the United States. Key international risk factors include governmentally-sponsored efforts to renegotiate long-term contracts, non-payment of fees and other monies owed to Covanta, unexpected changes in electricity tariffs, conditions in financial markets, changes in the markets for fuel, currency exchange rates, currency repatriation restrictions, currency convertibility, changes in laws and regulations and political, economic or military instability, civil unrest and expropriation. Such risks have the potential to cause material impairment to the value of Covanta’s international businesses.
      Many of the countries in which Covanta operates are lesser developed countries or developing countries. The political, social and economic conditions in some of these countries are typically less stable than those in the United States. The financial condition and creditworthiness of the potential purchasers of power and services provided by Covanta (which may be a governmental or private utility or industrial consumer) or of the suppliers of fuel for projects in these countries may not be as strong as those of similar entities in developed countries. The obligations of the purchaser under the energy contract, the service recipient under the related service agreement and the supplier under the fuel supply agreement generally are not guaranteed by any host country or other creditworthy governmental agency. At the time it develops a project, Covanta undertakes a credit analysis of the proposed power purchaser or fuel supplier. It also has sought, to the extent appropriate and achievable within the commercial parameters of a project, to require such entities to provide financial instruments such as letters of credit or arrangements regarding the escrowing of the receivables of such parties in the case of power purchasers.
      Covanta’s power projects in particular depend on reliable and predictable delivery of fuel meeting the quantity and quality requirements of the project facilities. Covanta has typically sought to negotiate long-term contracts for the supply of fuel with creditworthy and reliable suppliers. However, the reliability of fuel deliveries may be compromised by one or more of several factors that may be more acute or may occur more frequently in developing countries than in developed countries, including a lack of sufficient infrastructure to support deliveries under all circumstances; bureaucratic delays in the import, transportation and storage of fuel in the host country; customs and tariff disputes; and local or regional unrest or political instability. In most of the foreign projects in which Covanta participates, it has sought, to the extent practicable, to shift the consequences of interruptions in the delivery of fuel (whether due to the fault of the fuel supplier or due to reasons beyond the fuel supplier’s control) to the electricity purchaser or service recipient by securing a suspension of its operating responsibilities under the applicable agreements and an extension of its operating concession under such agreements. In some instances, Covanta requires the energy purchaser or service recipient to continue to make payments in respect of fixed costs if such interruptions occur. In order to mitigate the effect of short-term interruptions in the supply of fuel, Covanta has also endeavored to provide on-site storage of fuel in sufficient quantities to address such interruptions.

      Payment for services that Covanta provides will often be made in whole or part in the domestic currencies of the host countries. Conversion of such currencies into U.S. dollars generally is not assured by a governmental or other creditworthy country agency and may be subject to limitations in the currency markets, as well as restrictions of the host country. In addition, fluctuations in the value of such currencies against the value of the U.S. dollar may cause Covanta’s participation in such projects to yield less return than expected. Transfer of earnings and profits in any form beyond the borders of the host country may be subject to special taxes or limitations imposed by host country laws. Covanta has sought to participate in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered without risk of currency fluctuation through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project’s power purchaser or service recipient to rise from time to time in excess of local inflation, and consequently there is risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project’s power or service.
      Covanta has sought to manage and mitigate these risks through all means that it deems appropriate, including: political and financial analysis of the host countries and the key participants in each project; guarantees of relevant agreements with creditworthy entities; political risk and other forms of insurance; participation by United States and/or international development finance institutions in the financing of projects in which Covanta participates; and joint ventures with other companies to pursue the development, financing and construction of these projects. Covanta determines which mitigation measurers to apply based on its balancing of the risk presented, the availability of such measures and their cost.
      In addition, Covanta has generally participated in projects which provide services that are treated as a matter of national or key economic importance by the laws and politics of the host country. There is therefore a risk that the assets constituting the facilities of these projects could be temporarily or permanently expropriated or nationalized by a host country, made subject to local or national control or be subject to unfavorable legislative action, regulatory decisions or changes in taxation.
      In certain cases, Covanta has issued guarantees of its operating subsidiaries contractual obligations to operate certain international power projects. The potential damages owed under such arrangements for international projects may be material if called. Depending upon the circumstances giving rise to such domestic and international damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than Covanta’s then-available sources of funds. To date, Covanta has not incurred any material liabilities under its guarantees on international projects.
      The following is a description of Covanta’s international power projects by fuel type:

Waste-to-Energy
      During 2000, Covanta acquired a 13% equity interest in an 18 MW mass-burn waste-to-energy project at Trezzo sull’Adda in the Lombardy Region of Italy which burns up to 500 metric tons per day of municipal solid waste. The remainder of the equity in the project is held by Actelios S.p.A., a subsidiary of Falck S.p.A. and the municipality of Trezzo sull’Adda. The Trezzo project is operated by Ambiente 2000 S.r.l., referred to as “A2000,” an Italian special purpose limited liability company of which Covanta owns 40%. The solid waste supply for the project comes from municipalities and privately owned waste management organizations under long-term contracts. The electrical output from the Trezzo project is sold at governmentally established preferential rates under a long-term purchase contract to Italy’s state-owned grid operator, Gestore della Rete di Trasmissione Nazionale S.p.A., referred to as “GRTN.” The project started accepting waste in September 2002, successfully passed its performance tests in early 2003 and reached full commercial operation in August 2003. The late completion of the plant by the engineering, procurement and construction contractor, Protecma, represents a non-compliance with the terms of the contract with Protecma, and arbitration proceedings are currently underway with regard to amounts withheld by the project company, Prima Srl, in respect of penalties for late delivery of the plant. The project debt facility was refinanced in September 2004 with a new limited recourse project term loan and working capital facility from a banking consortium led by Banca Nazionale del Lavoro S.p.A.
      In January 2001, A2000 also entered into a 15-year operations and maintenance agreement with E.A.L.L (Energia Ambiente Litorale Laziale S.r.l.), an Italian limited liability company owned by Ener TAD, to operate and maintain a 10 MW waste-to-energy facility capable of processing up to 300 metric tons per day of refuse-derived fuel in the Municipality of San Vittore del Lazio (Frosinone), Italy. The San Vittore project has a 15-year waste supply agreement with Reclas S.p.A. (mostly owned by regional municipalities) and a long-term power off-take contract with GRTN. The project is now in its third year of operation. There was a significant delay in starting up the plant after construction was complete due to a legal action by an environmental group that has subsequently been overturned. Operation and maintenance of the plant by A2000 was scheduled to commence in the third quarter of 2004 but has been delayed due to a dispute between the owner and operator as to the validity of the operations and maintenance agreement. Arbitration proceedings have commenced to settle the dispute.

Hydroelectric
      Covanta operates the Don Pedro and the Rio Volcan facilities in Costa Rica through an operating subsidiary pursuant to long-term contracts. Covanta also has a nominal equity investment in each project. The electric output from both of these facilities is sold to Instituto Costarricense de Electricidad, a Costa Rica national electric utility.

Coal
      A consortium, of which Covanta is a 26% member, owns a 510 MW (gross) coal-fired electric generating facility in the Philippines, referred to as the “Quezon Project” in this prospectus. The project first generated electricity in October 1999 and full commercial operation occurred during the second quarter of 2000. The other members of the consortium are an affiliate of International Generating Company, an affiliate of General Electric Capital Corporation, and PMR Limited Co., a Philippines partnership. The consortium sells electricity to Meralco, the largest electric distribution company in the Philippines, which serves the area surrounding and including metropolitan Manila.
      Under an energy contract expiring in 2025, Meralco is obligated to take or pay for stated minimum annual quantities of electricity produced by the facility at an all-in tariff which consists of capacity, operating, energy, transmission and other fees adjusted to inflation, fuel cost and foreign exchange fluctuations. The consortium has entered into two coal supply contracts expiring in 2015 and 2022. Under these supply contracts, cost of coal is determined using a base energy price adjusted to fluctuations of specified international benchmark prices. Covanta is operating the project through a local subsidiary under a long-term agreement with the consortium.
      The financial condition of Meralco has been recently stressed by the failure of regulators to grant tariff increases to allow Meralco to achieve rates of return permitted by law. For further discussion, see additional information in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment — Other Commitments” Covanta has obtained political risk insurance for its equity investment in this project.
      Covanta has majority equity interests in three coal-fired cogeneration facilities in three provinces in the People’s Republic of China. Two of these projects are operated by the project entity, in which Covanta has a majority interest. The third project is operated by an affiliate of the minority equity shareholder. Parties holding minority positions in the projects include a private company, a local government enterprise and affiliates of the local municipal government. In connection with one of these projects, the local People’s Congress has enacted a non-binding resolution calling for the relocation of the cogeneration facility from the city center to an industrial zone. The project company is currently reviewing its options in this matter. While the steam produced at each of the three projects is intended to be sold under long-term contracts to the industrial hosts, in practice, steam has been sold on either a short-term basis to local industries or the industrial hosts, in each case at varying rates and quantities. For two of these projects, the electric power is sold at “average grid rate” to a subsidiary of the Provincial Power Bureau. At one project, the electric power is sold directly to an industrial customer at a similar rate. In 2004, Covanta discontinued political risk insurance for its equity investment in these projects.

Natural Gas
      In 1998, Covanta acquired an equity interest in a barge-mounted 126 MW (gross) diesel/natural gas-fired facility located near Haripur, Republic of Bangladesh. This project began commercial operation in June 1999 and is operated by a subsidiary of Covanta. Covanta owns approximately 45% of the project company equity. An affiliate of El Paso Energy Corporation owns 50% of such equity, and the remaining interest is held by Wartsila North America, Inc. The electrical output of the project is sold to the Bangladesh Power Development Board, referred to as “BPDB” in this prospectus, pursuant to an energy contract with minimum energy off-take provisions at a tariff divided into a fuel component and an “other” component. The fuel component reimburses the fuel cost incurred by the project up to a specified heat rate. The “other” component consists of a pre-determined base rate adjusted to actual load factor and foreign exchange fluctuations. The energy contract also obligates the BPDB to supply all the natural gas requirements of the project at a pre-determined base cost adjusted to fluctuations on actual landed cost of the fuel in Bangladesh. The BPDB’s obligations under the agreement are guaranteed by the Government of Bangladesh. In 1999, the project received $87 million in financing and political risk insurance from the Overseas Private Investment Corporation, referred to as “OPIC” in this prospectus. Covanta obtained separate political risk coverage for its equity interest in this project. In 2004, the project obtained from OPIC the extension of an existing waiver permitting it to continue to forego obtaining certain project insurance coverage levels that are not presently commercially available.

Diesel/Heavy Fuel Oil
      In 1999, Covanta acquired an equity interest in a 106 MW (gross) heavy fuel oil-fired generating facility located near Samalpatti, Tamil Nadu, India. This project achieved commercial operation during the first quarter of 2001. The project is operated by a subsidiary of Covanta. Covanta owns a 60% interest in the project company. Shapoorji Pallonji Infrastructure Capital Co. Ltd. and its affiliates own 29% of such equity with the remainder of 11% being held by Wartsila India Power Investment, LLC. The electrical output of the project is sold to the Tamil Nadu Electricity Board, referred to as the “TNEB” in this prospectus, pursuant to a long-term agreement with full pass-through tariff at a specified heat rate, operation and maintenance cost, and return on equity. The TNEB’s obligations are guaranteed by the government of the State of Tamil Nadu. Bharat Petroleum Corporation, Ltd. supplies the oil requirements of the project through a 15 year fuel supply agreement based on market prices.
      In 2000, Covanta acquired a controlling interest in a second project in India, the 106 MW Madurai project located at Samayanallur in the State of Tamil Nadu, India. The project began commercial operation in the fourth quarter of 2001. Covanta owns approximately 76.6% of the project equity and operates the project through a subsidiary. The balance of the project ownership interest is held by an Indian company controlled by the original project developer. The electrical output of the project is sold to the TNEB pursuant to a long-term agreement with full pass-through tariff at a specified heat rate, operation and maintenance cost, and return on equity. The TNEB’s obligations are guaranteed by the government of the state of Tamil Nadu. Indian Oil Corporation, Ltd. supplies the oil requirements of the project through 15-year fuel supply agreement based on market prices.
      Disputing several tariff provisions, the TNEB has failed to pay the full amount due under the energy contracts for both the Samalpatti and Madurai projects. Similar to many Indian state electricity boards, the TNEB has also failed to fund the escrow account or post the letter of credit required under the project energy contracts, which failure constitutes a default under the project finance documents. The project lenders for both projects have not declared an event of default due to this matter and have permitted continued distributions of project dividends. To date, the TNEB has paid the undisputed portion of its payment obligations (approxi-

mately 95%) representing each project’s operating costs, fuel costs, debt service and some equity return. Project lenders for both projects have either granted periodic waivers of such default or potential default and/or otherwise approved scheduled equity distributions. Neither such default nor potential default in the project financing arrangements constitutes a default under Covanta’s recourse debt. Further, during 2004 CPIH was able to refinance a significant portion of the original project debt for both projects. While the tenor and the covenants remain the same, each project has been able to lower its interest costs substantially, resulting in reduced tariffs to the TNEB. The TNEB has indicated a desire to renegotiate tariffs for both project energy contracts, and it is possible that the issue of the escrow account or letter of credit requirement will be resolved as part of any such process.
      Covanta owns a minority interest in the Island Power project, a 7 MW facility that has a long-term power contract.
     International Project Summaries
      Summary information with respect to Covanta’s projects(1) that are currently operating is provided in the following table:

			Gross		Date of
			Electric		Acquisition/
			Output		Commencement
		Location	(MW)	Nature of Interest(1)	of Operations

A	WASTE-TO-ENERGY
1.	Trezzo(2)	Italy	18	Part Owner/Operator	2003
2.	San Vittore(3)	Italy	10	Operator	2006	(est.)
		SUBTOTAL	28
B.	HYDROELECTRIC
3.	Rio Volcan(4)	Costa Rica	17	Part Owner/Operator	1997
4.	Don Pedro(4)	Costa Rica	14	Part Owner/Operator	1996
		SUBTOTAL	31
C.	COAL
5.	Quezon(5)	the Philippines	510	Part Owner/Operator	2000
6.	Lin’an(7)	China	24	Part Owner/Operator	1997
7.	Huantai(6)	China	36	Part Owner	1997
8.	Yanjiang(8)	China	24	Part Owner/Operator	1997
		SUBTOTAL	594
D.	NATURAL GAS
9.	Haripur(9)	Bangladesh	126	Part Owner/Operator	1999
E.	DIESEL/ HEAVY FUEL OIL
10.	Island Power Corporation(10)	the Philippines	7	Part Owner	1996
11.	Magellan Cogeneration(11)	the Philippines	63	Owner/Operator	1999
12.	Samalpatti(6)	India	106	Part Owner/Operator	2001
13.	Madurai(12)	India	106	Part Owner/Operator	2001
		SUBTOTAL	282

TOTAL INTERNATIONAL MW IN OPERATION			1,061

(1)	Covanta’s ownership and/or operation interest in each facility listed below extends at least into calendar year 2007.

(2)	Covanta has a 13% interest in this project and a 40% interest in the operator Ambiente 2000 S.r.l. “A2000.”

(3)	Operation by A2000 begins one year after the project begins commercial operation provided certain criteria are satisfied.

(4)	Covanta has a nominal ownership interest in this project.

(5)	Covanta has an approximate 26% ownership interest in this project.

(6)	Covanta has a 60% ownership interest in these projects.

(7)	Covanta has an approximate 64% ownership interest in this project.

(8)	Covanta has an approximate 96% ownership interest in this project.

(9)	Covanta has an approximate 45% ownership interest in this project. This project is capable of operating through combustion of diesel oil in addition to natural gas.

(10)	Covanta has an approximate 19.6% ownership interest in this project.

(11)	This project is in Corporate Rehabilitation proceedings. Under the Rehabilitation Plan approved by the Court, Covanta’s ownership interest will be reduced from 100% to approximately 30%.

(12)	Covanta has an approximate 77% ownership interest in this project.
OTHER SERVICES BUSINESS
Discussion of Parent-Level Business
      Given the significance of the Covanta and Ref-Fuel acquisitions to our business results of operations and financial condition, we decided, during the third quarter of 2005, to combine the previously separate business segments of our insurance business and our parent-level operations into one reportable segment referred to as “Other Services.”
      The Other Services segment is comprised of our insurance business, which writes property and casualty insurance in California, and the parent company operations. The operations of the parent company prior to the acquisition of Covanta on March 10, 2004, primarily included general and administrative expense related to officer salaries, legal and other professional fees and insurance. Subsequent to the acquisition of Covanta, these expenses are reimbursed by Covanta under an administrative services agreement. The parent company operations also include income earned on its investments.
      Prior to the Covanta acquisition, our strategy had been to grow by developing business partnerships and making strategic acquisitions. Following the Covanta acquisition, our strategy has been to concentrate on increasing value in Covanta’s core waste-to-energy business.
      As of December 31, 2004, we had consolidated NOLs of approximately $516 million. This estimate was based upon federal consolidated income tax losses for the periods through December 31, 2003 and an estimate of the 2004 taxable results. Some or all of the carryforward may be available to offset, for federal income tax purposes, the future taxable income, if any, of us, our wholly-owned subsidiaries and the Mission trusts described in more detail in Note 25 to the Notes to the Audited Annual Financial Statements and Note 12 to the Notes to the Unaudited Interim Financial Statements. The IRS has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOL carryforward were reported.

      Our NOLs will expire, if not used, in the following approximate amounts in the following years (in thousands of dollars):

Amount of
Year Expiring	Carryforward

2005	$12,405
2006	92,355
2007	89,790
2008	31,688
2009	39,689
2010	23,600
2011	19,755
2012	38,255
2019	33,635
2022	26,931
2023	108,331

$516,434

      Our ability to utilize our NOLs would be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year “testing period” by “5% stockholders.” In an effort to reduce the risk of an ownership change, we have imposed restrictions on the ability of holders of 5% or more of our common stock, as well as the ability of others to become 5% stockholders as a result of transfers of our common stock. The transfer restrictions were implemented in 1992, and we expect that they will remain in force as long as the NOLs are available to us. Notwithstanding such transfer restrictions, there could be circumstances under which an issuance by us of a significant number of new shares of our common stock or other new class of equity security having certain characteristics (for example, the right to vote or convert into our common stock) might result in an ownership change under the Internal Revenue Code. See “Risk Factors — Covanta Holding Corporation-Specific Risks — We cannot be certain that our NOLs will continue to be available to offset our tax liability.”
Discussion of Insurance Business
      Following the acquisitions of Covanta and Ref-Fuel, the relative contribution of our insurance business to our cash flow and its relative percentage of our financial obligations were significantly reduced. Consequently, unlike prior years, our insurance business neither contributes materially to our cash flow nor imposes material financial obligations on us.
      Our insurance business continues to represent an important element of our structure in that our NOLs were in part generated through the operations of former subsidiaries of Danielson Indemnity Company, referred to as “DIND” in this prospectus. Our ability to utilize that portion of the NOLs will depend upon the continued inclusion of our insurance business in our consolidated federal tax return. See Note 25 in Notes to the Audited Annual Financial Statements and Note 12 in the Notes to the Unaudited Interim Financial Statements for more information on our NOLs.
      As discussed more fully below, our insurance businesses have succeeded in reducing their loss ratio by tightening underwriting criteria, exiting unprofitable lines of business and focusing on writing more profitable lines of business through its expanded arrangement with SCJ Insurance Services, referred to as “SCJ” in this prospectus.
      Our insurance operations are conducted through wholly-owned subsidiaries. NAICC an indirect, wholly-owned subsidiary of ours through DIND, is our principal operating insurance subsidiary. NAICC, in turn, is the sole stockholder of Valor, a Montana domiciled specialty insurance company, Danielson Insurance

Company, referred to as “DICO” in this prospectus, and Danielson National Insurance Company, referred to as “DNIC” in this prospectus. References to “NAICC” in this prospectus include NAICC and its subsidiaries unless otherwise indicated.
      NAICC has historically managed its business across four principal lines of business:

(1) non-standard private passenger automobile;

(2) commercial automobile;

(3) workers’ compensation; and

(4) property and casualty.
However, as of December 31, 2004, NAICC was engaged in writing exclusively non-standard private passenger automobile primarily in California.
      Insurers admitted in California are required to obtain approval from the California Department of Insurance, of rates and/or forms prior to being used. Many of the other states, in which NAICC does business, have similar requirements. Rates and policy forms are developed by NAICC and filed with the regulators in each of the relevant states, depending upon each state’s requirements. NAICC relies upon its own as well as industry experience in establishing rates.
      NAICC began writing non-standard private passenger automobile insurance in California in July 1993 through SCJ and endeavored to write additional personal automobile programs beginning in 1998 in other territories, but due to underwriting losses, ceased writing such additional policies in March 2002.
      Non-standard risks are those segments of the driving public which generally are not considered “preferred” business, such as drivers with a record of prior accidents or driving violations, drivers involved in particular occupations or driving certain types of vehicles, or those drivers whose policies have not been renewed or declined by another insurance company. Generally, in order to address the associated higher risk or non-standard private automobile insurance, their premium rates are higher than standard premium rates while policy limits are lower than typical policy limits. Policyholder selection is governed by underwriting guidelines established by NAICC. Management believes that it is able to achieve underwriting success through refinement of various risk profiles, thereby dividing the non-standard market into more defined segments which can be adequately priced. Additionally, traditional lower policy limits lend themselves to quicker claims processing allowing management to respond more quickly to changing loss trends, by revising underlying underwriting guidelines and class and rate filings accordingly.
      Private passenger automobile policy limits vary by state. In California non-standard policies primarily provide maximum coverage up to the statutory minimum of $15,000 per person, $30,000 per accident for liability and bodily injury and $10,000 per accident for property damage.
      Net written premiums were $15.2 million, $18.1 million and $25.4 million in 2004, 2003 and 2002, respectively, and $9.5 million for the nine months ended September 30, 2005 for the non-standard private passenger automobile program. The primary reason for the continued decrease in private passenger automobile premiums in 2003 and 2004 were internally-imposed underwriting restrictions placed on the California non-standard automobile program in February 2002. However, in November 2004, NAICC lifted its moratorium on the non-standard personal automobile program after receiving approval from the California Department of Insurance for a new rate and class plan filing that is offered by DNIC through SCJ.
      As a result of the favorable underwriting results in the non-standard personal automobile market, coupled with low premium leverage on its surplus, NAICC has retained 100% of the underlying risk of this program since 2001. Commencing in January 2005, NAICC and DNIC began to reinsure, on a quota share basis, 28% and 40%, respectively of its underlying risk with an AM Best “A” rated reinsurer. The new reinsurance program was sought to address premium growth ratio guidelines established by the Insurance Regulation Information System, referred to as “IRIS” in this prospectus, and the relative uncertainty of the underwriting results of the new program. Early in 2005 adverse trends were observed and in March 2005 certain underwriting measures were instituted on the DNIC program that had a negative impact on premium volume.

On November 15, 2005, the California Department of Insurance approved and implemented a base rate increase of 11% for DNIC. At the same time, DNIC loosened its underwriting guidelines to attract additional production. Both the NAICC and the DNIC reinsurance programs are being re-examined for 2006 given the production levels.
      NAICC does not write any business through managing general agents. SCJ is responsible for all of the marketing, underwriting and policy administration for the non-standard personal automobile policies in California. SCJ does not have rate making authority nor can it bind reinsurance on behalf of NAICC and DNIC. In return SCJ receives a flat commission on new and renewal policies written and participates in an incentive compensation arrangement dictated solely by underwriting results.
     Commercial Automobile
      NAICC began writing non-standard commercial automobile insurance in 1995 through independent agents and ceased writing new policies in July 2003. In September 2003, NAICC began providing 60-day statutory notification to non-renew all in-force policies. As a result, as of September 2004, there was no further loss exposure on this line. The majority of automobiles owned or used by businesses are insured under policies that provide other coverage for the business, such as commercial multi-peril insurance. The policies issued by NAICC were generally to businesses that were unable to insure a specific driver and businesses having vehicles not qualifying for commercial multi-peril insurance. The typical NAICC commercial automobile policy covered fleets of four or fewer vehicles. NAICC did not insure interstate trucking, trucks hauling logs, gasoline or similar higher hazard operations.
      The maximum non-standard commercial automobile policy limit provided by NAICC was $1.0 million for bodily injury and property damage combined as a single limit of liability for each occurrence. NAICC retained the first $0.25 million of bodily injury and property damage combined as a single limit of liability for each occurrence.
      Net written premiums for commercial automobile insurance were $(0.1) million, $11.9 million and $19.5 million in 2004, 2003 and 2002, respectively. The decrease in commercial automobile premiums in 2003 and 2004 was attributable to NAICC’s decision to exit this line of business. The decision to exit the market was primarily driven by the unprofitable historical underwriting results, lack of surplus capacity and relatively high net retentions for this line of business.
     Workers’ Compensation
      NAICC began writing workers’ compensation insurance in 1987 and ceased writing policies in January 2002 in response to adverse market developments and loss experience. Through January 2002, NAICC and its subsidiary Valor wrote workers’ compensation insurance primarily in California and Montana. NAICC previously wrote workers’ compensation insurance in California and four other western states. Workers’ compensation insurance policies provide coverage for statutory benefits which employers are required to pay to employees who are injured in the course of employment including, among other things, temporary or permanent disability benefits, death benefits, medical and hospital expenses and expenses for vocational rehabilitation. Policies were issued having a term of no more than one year. The last California workers’ compensation policy was issued in July 2001 and the last policy issued outside of California was issued in January 2002. Valor began non-renewing all policies in December 2001 and was placed into run-off effective January 2002.
      Prior to April 2000, NAICC retained the first $0.5 million of each workers’ compensation loss and purchased reinsurance for up to $49.5 million in excess of its retention, the first $9.5 million of which has been placed with three major reinsurance companies with the remaining $40 million provided by 16 other companies. In April 2000, NAICC entered into a workers’ compensation excess of loss reinsurance agreement with SCOR Re Insurance Company that provided coverage commencing at losses of $0.2 million. In May 2001, the $0.3 million excess of $0.2 million layer was placed with PMA Re Insurance Company on a 50% participation basis through run-off.

      Prior to January 1996, NAICC retained the first $0.4 million of each workers’ compensation loss and retained $0.5 million up through April 2000. In April 2000, NAICC entered into a workers’ compensation excess of loss reinsurance agreement with SCOR Re Insurance Company that provided coverage commencing at losses of $0.2 million. In May 2001, the $0.3 million excess of $0.2 million layer was placed with PMA Re Insurance Company on a 50% participation basis through run-off. NAICC has purchased reinsurance up to a $50 million limit, net of its own retention. The first $10 million limit was placed with three major reinsurance companies with the remaining $40 million limit provided by 16 other companies.
      Net written premiums for workers’ compensation were nil, $0.3 million and $7.6 million in 2004, 2003 and 2002, respectively. These decreases reflected NAICC’s and Valor’s exit from the market.
     Property and Casualty
      As of December 31, 1985, NAICC through a series of assumption agreements assumed the assets and liabilities of the Stuyvesant Insurance Company, referred to as “Stuyvesant” in this prospectus, for policies issued prior to 1978, along with then other affiliated H.F. Ahmanson insurance subsidiaries, collectively referred as “H.F. Ahmanson” in this prospectus. NAICC was subsequently acquired by KCP Holding Company, referred to as “KCP” in this prospectus, on September 19, 1986. On July 29, 1988, Mission American Insurance Company, referred to as “MAIC” in this prospectus, pursuant to an assumption agreement transferred all of its assets and liabilities (accident years 1985 through 1988) to NAICC in exchange for 62.76% of KCP’s total common stock. MAIC was part of the Mission Insurance Group, Inc., which subsequently emerged from bankruptcy on August 16, 1990 as a predecessor of ours. On December 31, 1991, our predecessor acquired the remaining outstanding shares of KCP, not then indirectly owned by us, through its ownership of MAIC. NAICC for the years 1987 to 1995 wrote a commercial multi peril program for artisan contractors, and separately, a homeowners program from 1998 to 2001. NAICC continues to discharge claims arising under its own insurance policies and contracts and those issued by MAIC, Stuyvesant and other H.F. Ahmanson former insurance affiliates.
      The property and casualty claims are categorized as follows:

(1)	direct excess and primary policies;

(2)	workers’ compensation;

(3)	reinsurance assumed on an excess of loss basis; and

(4)	reinsurance assumed on pool business primarily from the London marketplace.
Substantially all remaining claims on policies, issued by companies other than by NAICC, are of an A&E nature.
      As of December 31, 2004, there remained 63 direct excess and primary claims, of which 17 were related to policies issued by Stuyvesant, 23 by H.F. Ahmanson entities, nine by MAIC and twelve by NAICC. These claims generally had policy limits up to $1.0 million with reinsurance generally above $50,000. NAICC issued-policies are approaching the 10-year statute of limitations baring future claims acceptance. As of December 31, 2004, there were 51 open workers’ compensation claims, the majority of which were issued by MAIC with no reinsurance coverage. The assumed reinsurance contracts had relatively low participation, generally less than $25,000, and estimates of unpaid losses have been based on information provided by the primary insurance companies. At December 31, 2004, there were 395 open claims related to excess of loss assumed reinsurance. As of December 31, 2004 and 2003, NAICC’s net unpaid losses and loss adjustment expenses relating to A&E claims were approximately $8.2 million and $8.3 million, respectively. In the most current three years of development there has been an influx of newly reported A&E cases on an excess of loss basis related to the Stuyvesant issued policies that are beginning to pierce the limits in which NAICC participates. New cases reported in 2004, 2003 and 2002 on the assumed excess of loss of business increased 2%, 19% and 15%, respectively; however, the incurred losses, related to assumed excess of loss of business, were less than $0.4 million for the last three years. Approximately 40% of the aggregate assumed pool business has been reinsured, all with AM Best rated “A” or better carriers. Management has been successful in commuting with several cedants and pools with respect to the assumed liabilities and will continue to look for such opportunities in the future.
     Marketing
      NAICC currently markets its non-standard private passenger automobile insurance in California through SCJ who in turn uses over 600 sub-agents or retail brokers to obtain applications for policies. SCJ processed 16,641, 16,002 and 43,013 applications in 2004, 2003 and 2002, binding 95.6%, 96.1% and 96.3% as policies, respectively.
     Claims
      All automobile claims are handled by employees of NAICC at its home office in Long Beach, California. Claims are reported by agents, insureds and claimants directly to NAICC. Claims involving suspected fraud are referred to an in-house special investigation unit, which manages a detailed investigation of these claims using outside investigative firms. When evidence of fraudulent activity is identified, the special investigation unit works with the various state departments of insurance, the National Insurance Crime Bureau and local law enforcement agencies in handling the claims.
      Workers’ compensation claims have been consolidated and outsourced to a regional third party administrator, TRISTAR Risk Management, effective July 2004. NAICC transferred all of its files, to leverage Tristar’s medical fee discounts, including medical provider networks, operational size, supervision, and the special investigation unit and quality assurance program on the remaining outstanding claims liability.
      Property and casualty claims are received, reviewed and processed by NAICC employees located in Long Beach, California. Additionally, NAICC uses external consultants and attorneys to aid in determining the extent, obligation and accuracy of claims originating from Stuyvesant policies issued prior to 1978.
     Losses and Loss Adjustment Expenses
      NAICC’s net unpaid losses and LAE represent the estimated indemnity cost and expense necessary to cover the ultimate net cost of investigating and settling claims.
      Such estimates are based upon estimates for reported losses, historical company experience of losses reported by reinsured companies for insurance assumed and actuarial estimates based upon historical company and industry experience for development of reported and unreported claims (incurred but not reported). Any changes in estimates of ultimate liability are reflected in current operating results. Inflation is assumed, along with other factors, in estimating future claim costs and related liabilities. NAICC does not discount any of its loss reserves.
      The California legislature in response to rising workers’ compensation costs and a lack of available market, passed Assembly Bill No. 227, Senate Bill No. 228 both signed on September 12, 2003, and Senate Bill No. 899, effective April 19, 2004, all of which were signed by the Governor. These bills contain many reforms designed to reduce the cost of workers’ compensation claims. Several of the provisions apply to medical services provided after the effective dates, including services on injuries that occurred prior to the effective dates. As a result, the reforms are expected to have a retroactive impact and therefore affect pre-established reserve levels. The six major provisions that could have a retroactive impact on NAICC’s reserves are:

•	Changes to the Official Medical Fee Schedule Values for Physician Services

•	Changes to the Official Medical Fee Schedule for Inpatient Services

•	Pharmaceutical Fee Schedule

•	Outpatient Surgery Center Fee Schedule

•	Repeal of the Primary Treating Physician Presumption for Pre-2003 Injuries

•	Other Medical Treatment Utilization
      Soon after the legislative changes became effective, NAICC observed an increase in attempts to settle claims. The ultimate loss and ALAE estimates for NAICC, not including Valor, workers’ compensation was reduced by $2.6 million between 2003 and 2004 or approximately 19% of the prior year reserves. Although the actuarial estimates did not explicitly factor the effect of the reforms, NAICC believes that the favorable development was, in part, related to the new legislation.
      The ultimate cost of claims is difficult to predict for several reasons. Claims may not be reported until many years after they are incurred. Changes in the rate of inflation and uncertainty in the legal environment may also create forecasting complications. Court decisions may dramatically increase liability in the time between the dates on which a claim is reported and its resolution. For example, punitive damages awards have grown in frequency and magnitude. Courts have imposed increasing obligations on insurance companies to defend policyholders. As a result, the frequency and severity of claims have grown rapidly and unpredictably.
      The unpaid losses and LAE, related to environmental cleanup, were established considering facts then currently known and the then current state of the law and coverage litigation. Liabilities are estimated for known claims, including the cost of related litigation, when sufficient information has been developed to indicate the involvement of a specific contract of insurance or reinsurance and management can reasonably estimate its liability. Estimates for unknown claims and development on reported claims are included in NAICC’s unpaid losses and LAE. The liability for development of reported claims has been based on the estimates of the range of potential losses for reported claims in the aggregate. Estimates of liabilities are reviewed and updated continually and there is the potential that NAICC’s ultimate liabilities could be materially in excess of amounts that are currently recorded.
      Management believes, taking into account the opinions of independent actuarial professionals, that the provisions for unpaid losses and LAE are adequate to cover the net cost of losses and loss expenses incurred to date; however, such liability is necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.
      The following table provides a reconciliation of NAICC’s net unpaid losses and LAE (in thousands of dollars):

	Year Ended December 31,

	2004	2003	2002

Net unpaid losses and LAE at beginning of year	$65,142	$79,192	$88,012
Incurred losses, net, related to:
Current year	10,343	23,199	49,474
Prior years	2,518	13,485	10,407

Total net incurred	12,861	36,684	59,881

Paid losses, net, related to:
Current year	(5,427)	(10,133)	(22,871)
Prior years	(26,348)	(40,601)	(45,830)

Total net paid	(31,775)	(50,734)	(68,701)

Net unpaid losses and LAE at December 31	46,228	65,142	79,192

Plus: Reinsurance recoverable on unpaid losses, net	18,042	18,238	22,057

Gross unpaid losses and LAE at December 31	$64,270	$83,380	$101,249

      The net losses and LAE incurred during 2004 related to prior years is attributable to recognition of unfavorable development in commercial auto of $2.4 million primarily for accident years 2001 through 2002, property and casualty of $1.6 million and unallocated LAE for all lines of $1.0 million. Favorable development on prior periods was recognized in workers’ compensation and private passenger automobile of $0.7 million and $1.8 million, respectively. The net losses and LAE incurred during 2003 related to prior years and were attributable to recognition of unfavorable development in the following: commercial automobile of $5.5 million for accident years 2000 through 2002; workers’ compensation of $5.5 million of which $3.9 million was attributable to Valor; and property and casualty of $1.5 million, most of which was attributable to unallocated LAE reserves. All of the commercial automobile programs were placed in run-off during 2003. The net losses and LAE incurred during 2002 related to prior years and were attributable to adverse development on both the California workers’ compensation line totaling $3.5 million, certain private passenger automobile programs totaling $4.7 million, and commercial automobile totaling $2.0 million.
      The following table indicates the manner in which unpaid losses and LAE at the end of a particular year change as time passes. The first line reflects the liability as originally reported, net of reinsurance, at the end of the stated year. Each calendar year-end liability includes the estimated liability for that accident year and all prior accident years comprising that liability. The second section shows the original recorded net liability as of the end of successive years adjusted to reflect facts and circumstance that are later discovered. The next line, cumulative (deficiency) or redundancy, compares the adjusted net liability amount to the net liability amount as originally established and reflects whether the net liability as originally recorded was adequate to cover the estimated cost of claims or redundant. The third section reflects the cumulative amounts related to that liability that was paid, net of reinsurance, as of the end of successive years.
     Analysis of Net Losses and LAE Development (in thousands of dollars):

	Year Ended December 31,

	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004

Originally reported gross
Unpaid Losses and LAE	$146,330	$137,406	$120,651	$105,947	$95,653	$94,934	$100,030	$105,745	$101,249	$83,381	$64,270
Originally reported ceded recoverable	17,705	21,112	23,546	20,185	18,187	15,628	20,641	17,733	22,057	18,239	18,042
Originally reported net unpaid Losses and LAE	128,625	116,294	97,105	85,762	77,466	79,306	79,389	88,012	79,192	65,142	46,228
Net Unpaid Losses and LAE re-estimated as of:
One Year Later	131,748	126,413	98,045	85,762	79,957	84,560	87,035	98,419	92,677	67,660
Two Years Later	141,602	126,796	97,683	85,684	82,778	88,001	94,570	109,795	97,331
Three Years Later	141,787	127,621	98,545	87,613	83,778	92,213	100,640	112,770
Four Years Later	144,491	129,792	102,053	88,238	87,160	94,895	101,486
Five Years Later	146,827	133,985	102,949	89,802	89,476	95,803
Six Years Later	151,784	134,992	103,645	91,892	90,345
Seven Years Later	152,764	135,629	105,767	92,301
Eight Years Later	153,459	137,886	106,108
Nine Years Later	155,591	138,245
Ten Years Later	156,044

Cumulative (deficiency) redundancy	(27,419)	(21,951)	(9,003)	(6,539)	(12,879)	(16,497)	(22,097)	(24,758)	(18,139)	(2,518)

	Year Ended December 31,

	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004

Cumulative net paid Losses and LAE as of:
Inception Year	$15,849	$14,464	$10,559	$13,801	$16,170	$16,527	$25,360	$28,631	$22,870	$10,263	$5,427
One Year Later	46,582	46,132	35,696	31,317	43,09	51,608	64,599	74,460	63,343	36,611
Two Years Later	80,515	74,543	54,815	43,855	62,577	71,151	86,722	98,827	83,710
Three Years Later	101,726	90,818	63,290	56,968	74,267	83,225	97,694	111,535
Four Years Later	114,424	97,900	74,306	66,015	82,524	88,524	103,944
Five Years Later	119,310	108,061	82,568	72,531	86,278	92,795
Six Years Later	128,117	115,721	88,424	75,231	89,696
Seven Years Later	135,013	121,344	90,776	91,574
Eight Years Later	140,146	123,477	103,563
Nine Years Later	141,899	125,575
Ten Years Later	143,828
Reconciliation to gross re- estimated reserves:
Net reserves re-estimated	156,044	138,245	106,108	92,301	90,345	95,803	101,486	112,770	97,331	67,560	46,228
Re-estimated ceded recoverable	27,473	29,463	28,441	28,838	23,659	18,506	25,232	33,750	29,798	21,323	8,042

Total gross re-estimated reserves	$183,517	$167,708	$134,549	$121,139	$114,004	$114,309	$126,718	$146,520	$127,129	$88,983	$64,270

      A discussion regarding adverse development by line recorded in 2004, 2003 and 2002 is set forth above in the prior table and narrative. The adverse development for the years ended 1996 through 2001 was related to both commercial auto and workers’ compensation. The commercial auto was most significantly impacted by case strengthening related to a change in claims administration, coupled with the recognition that development factors of prior years were not as indicative of the business written for those respective years due to changes in risk profile and limits. Workers’ compensation was most affected by changes in legislation that occurred in 1995 that took several years to develop, with such development being different than the experience prior to 1995.
      The development for the years ended 1994 and 1995 was due in part to the strengthening of the unpaid losses and LAE of property and casualty businesses assumed by NAICC in 1985 and workers’ compensation written prior to 1991. NAICC has continued to post additional IBNR despite negotiations on several commutations of assumed excess of loss reinsurance contracts that indicated previous estimates of IBNR.
      Conditions and trends that have affected the development of these liabilities in the past may not necessarily recur in the future especially considering that those ongoing lines that have experienced the greatest adverse development have been placed in run-off in 2001 and 2003. Reliance on this cumulative history may not be indicative of future performance.
     Reinsurance
      In its normal course of business, NAICC reinsures a portion of its exposure with other insurance companies so as to effectively limit its maximum loss arising out of any one occurrence. Contracts of reinsurance do not legally discharge the original insurer from its primary liability. Estimated reinsurance receivables arising from these contracts of reinsurance are reported separately as assets in accordance with generally accepted accounting principles in the United States.
      As of December 31, 2004, General Reinsurance Corporation was the only reinsurer that comprised more than 10% of NAICC’s reinsurance recoverable on paid and unpaid balances. NAICC monitors all reinsurers, by reviewing A.M. Best reports and ratings, information obtained from reinsurance intermediaries and analyzing financial statements. At December 31, 2004, NAICC had reinsurance recover-able on paid and unpaid balances from General Reinsurance Corporation of $12.4 million. General Reinsurance Corporation has an A.M. Best rating of A++. See Note 10 to the Notes to the Audited Annual Financial Statements for further information on reinsurance.

      NAICC and two of its subsidiaries participate in an inter-company pooling and reinsurance agreement. Under this agreement DICO and DNIC cede 100% of their net liability, defined to include premiums, losses and LAE, to NAICC to be combined with the net liability for policies of NAICC in formation of the “pool.” NAICC simultaneously cedes to DICO and DNIC 10% of the net liability of the pool. DNIC commenced participation in July 1993 and DICO commenced in January 1994. Additionally, DICO, DNIC and Valor reimburse NAICC for executive services, professional services, and administrative expenses based primarily on designated percentages of net written premiums and other cost determiners for each line of business.
MARKETS, COMPETITION AND BUSINESS CONDITIONS
General Business Conditions
      Covanta’s business can be adversely affected by general economic conditions, war, inflation, adverse competitive conditions, governmental restrictions and controls, change in law, natural disasters, energy shortages, fuel cost and availability, weather, the adverse financial condition of customers and suppliers, various technological changes and other factors over which Covanta has no control.
      Covanta expects in the foreseeable future that competition for new contracts and projects will be intense in all domestic markets in which Covanta conducts or intends to conduct its businesses, and its businesses will be subject to a variety of competitive and market influences.
      With respect to its waste-to-energy business, Covanta competes in the waste disposal markets, which is highly competitive. While Covanta currently processes for disposal over 5% of the municipal solid waste in the United States, the market for waste disposal is almost entirely price-driven and is greatly influenced by economic factors within regional “waste sheds.” These factors include:

•	regional population and overall waste production rates;

•	the number of other waste disposal sites (including principally landfills and transfer stations) in existence or in the planning or permitting process;

•	the available disposal capacity (in terms of tons of waste per day) that can be offered by other regional disposal sites; and

•	the availability and cost of transportation options (rail, intermodal, trucking) to provide access to more distant disposal sites, thereby affecting the size of the waste shed itself.
      In this market, Covanta competes on disposal price (usually on a per-ton basis) with other disposal service providers seeking to obtain waste supplies to their facilities. At most of its facilities, Covanta is unable to compete in this market because it does not have the contractual right to solicit waste; at these facilities it is the client community which is responsible for obtaining the waste, if necessary by competing on price to obtain the tons of waste it has contractually promised to deliver to Covanta’s facility. At all but eight of its facilities, Covanta is unable to offer material levels of disposal capacity to the market because of existing long-term contractual commitments. At these projects plant capacity is contractually committed and therefore unable to be offered to the market. At eight of its facilities Covanta is responsible for obtaining material amounts of waste supply and so is actively competing in these markets to enter into spot medium- and long-term contracts. All of these projects are in densely populated areas, with high waste generation rates and numerous large and small participants in the regional market.
      Covanta’s waste operations are largely concentrated in the northeastern United States. See “Risk Factors — Waste and Energy Services Business-Specific Risks — Covanta’s waste operations are concentrated in one region, and expose us to regional economic or market declines” for additional information concerning this geographic concentration.
      If a long-term contract expires and is not renewed or extended by a client community, Covanta’s percentage of contracted disposal capacity will decrease, and it will need to compete in the regional market for waste disposal. At that point, it will compete on price with landfills, transfer stations, other waste-to-energy facilities and other waste disposal technologies that are then offering disposal service in the region. See discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Cash Flow and Liquidity — Waste and Energy Services Segment — Contract Structures and Duration” for additional information concerning the expiration of existing contracts.
      Since before its bankruptcy filing in 2002, Covanta has not engaged in material development activity with respect to its independent power business. Covanta may consider developing additional renewable energy projects in the future, and if it were to do so would face competition from a large number of independent energy companies.
      With respect to its sales of electricity from its waste-to-energy projects and independent power projects Covanta primarily sells its output pursuant to long-term contracts. Accordingly, it generally does not sell its output into markets where it must compete on price. As these contracts expire, Covanta will participate in such markets if it is unable to enter into new or renewed long-term contracts. See discussion under “Risk Factors — Waste and Energy Services Business-Specific Risks — Covanta may face increased risk of market influences on its domestic revenues after its contracts expire” for additional information concerning the expiration of existing contracts.
      Once a contract is awarded or a project is financed and constructed, Covanta’s business can be impacted by a variety of risk factors which can affect profitability over the life of a project. Some of these risks are at least partially within Covanta’s control, such as successful operation in compliance with law and the presence or absence of labor difficulties or disturbances. Other risk factors are largely out of Covanta’s control and may have an adverse impact on a project over a long-term operation. See “Risk Factors — Waste and Energy Services Business-Specific Risks” for more information on the these types of risks.
Technology
      Covanta has the exclusive right to market in the United States the proprietary mass-burn technology of Martin GmbH fur Umwelt und Energietechnik, referred to in this prospectus as “Martin.” All of the waste-to-energy projects that Covanta has constructed use the Martin technology. The principal feature of the Martin technology is the reverse-reciprocating stoker grate upon which the waste is burned. The patent for the basic stoker grate technology used in the Martin technology expired in 1989, and there are various other expired and unexpired patents relating to the Martin technology. Covanta believes that it is Martin’s know-how and worldwide reputation in the waste-to-energy field, and Covanta’s know-how in designing, constructing and operating waste-to-energy facilities, rather than the use of patented technology, that is important to Covanta’s competitive position in the waste-to-energy industry in the United States. Covanta does not believe that the expiration of the patent covering the basic stoker grate technology or patents on other portions of the Martin technology will have a material adverse effect on Covanta’s financial condition or competitive position.
      Covanta believes that mass-burn technology is now the predominant technology used for the combustion of solid waste. Covanta believes that the Martin technology is a proven and reliable mass-burn technology, and that its association with Martin has created significant name recognition and value for Covanta’s domestic waste-to-energy business.
      Since 1984, Covanta’s rights to the Martin technology have been provided pursuant to a cooperation agreement with Martin which gives Covanta exclusive rights to market, and distribute parts and equipment for the Martin technology in the United States, Canada, Mexico, Bermuda and certain Caribbean countries. Martin is obligated to assist Covanta in installing, operating and maintaining facilities incorporating the Martin technology. The cooperation agreement renews automatically each year unless notice of termination is given, in which case the cooperation agreement would terminate ten years after such notice. Any termination would not affect the rights of Covanta to design, construct, operate, maintain or repair waste-to-energy facilities for which contracts have been entered into or proposals made prior to the date of termination.

      Through facility acquisitions, Covanta owns and/or operates some waste-to-energy facilities which utilize additional technologies, including non-Martin mass-burn technologies, and refuse-derived fuel technologies which include pre-combustion waste processing not required with a mass burn design.
Insurance Business
      The property and casualty insurance industry is highly competitive. The insurance industry consists of a large number of companies, many of which operate in more than one state, offering automobile, homeowners and commercial property insurance, as well as insurance coverage in other lines. Many of NAICC’s competitors have larger volumes of business, greater financial resources and higher financial strength ratings. NAICC’s competitors having greater shares of the California market sell automobile insurance either directly to consumers, through independent agents and brokers or through exclusive agency arrangements similar to SCJ.
      The principal means by which our insurance business competes with other automobile insurers is by its focus on meeting the needs of the non-standard private passenger automobile market in California where it believes it has competitive pricing, underwriting and service capabilities. Our insurance business also competes by using niche marketing efforts of its products through SCJ.
      The operating results of a property and casualty insurer are influenced by a variety of factors including general economic conditions, competition, regulation of insurance rates, weather, frequency and severity of losses. The California non-standard personal auto market in which NAICC operates has experienced a recovery of rate adequacy coupled with stable competition. Frequency of claims improved from 2002 to 2003 and remained stable in 2004, while the average cost of settling claims has steadily improved from 2002 to 2004.
REGULATION OF BUSINESS
      Our Waste and Energy Services business and our insurance business are both highly regulated.
Environmental Regulatory Laws Affecting Covanta’s Waste and Energy Services Business

Domestic
      Covanta’s business activities in the United States are pervasively regulated pursuant to federal, state and local environmental laws. Federal laws, such as the Clean Air Act and Clean Water Act, and their state counterparts, govern discharges of pollutants to air and water. Other federal, state and local laws comprehensively govern the generation, transportation, storage, treatment and disposal of solid and hazardous waste and also regulate the storage and handling of chemicals and petroleum products. Such laws and the related regulations are referred to collectively as the “Environmental Regulatory Laws” in this prospectus.
      Other federal, state and local laws, such as the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “CERCLA” and collectively referred to with such other laws as the “Environmental Remediation Laws” in this prospectus, make Covanta potentially liable on a joint and several basis for any onsite or offsite environmental contamination which may be associated with Covanta’s activities and the activities at sites. These include landfills that Covanta’s subsidiaries have owned, operated or leased or, at which there has been disposal of residue or other waste generated, handled or processed by such subsidiaries. Some state and local laws also impose liabilities for injury to persons or property caused by site contamination. Some service agreements provide for indemnification of operating subsidiaries from certain liabilities. In addition, other subsidiaries involved in landfill gas projects have access rights to landfill sites pursuant to certain leases that permit the installation, operation and maintenance of landfill gas collection systems. A portion of these landfill sites have been federally-designated “Superfund” sites. Each of these leases provide for indemnification of the Covanta subsidiary from some liabilities associated with these sites.
      The Environmental Regulatory Laws require that many permits be obtained before the commencement of construction and operation of any waste-to-energy, independent power project or water facility, and further require that permits be maintained throughout the operating life of the facility. There can be no assurance that all required permits will be issued or re-issued, and the process of obtaining such permits can often cause lengthy delays, including delays caused by third-party appeals challenging permit issuance. Failure to meet conditions of these permits or of the Environmental Regulatory Laws can subject an operating subsidiary to regulatory enforcement actions by the appropriate governmental unit, which could include fines, penalties, damages or other sanctions, such as orders requiring certain remedial actions or limiting or prohibiting operation. See “Risk Factors — Waste and Energy Services Business-Specific Risks — Compliance with environmental laws could adversely affect our results of operations.” To date, Covanta has not incurred material penalties, been required to incur material capital costs or additional expenses, nor been subjected to material restrictions on its operations as a result of violations of Environmental Regulatory Laws or permit requirements.
      Although Covanta’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, Covanta believes that it is in substantial compliance with existing environmental laws and regulations. Covanta may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances Covanta may be exposed to joint and several liabilities for remedial action or damages. Covanta’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations.
      The Environmental Regulatory Laws are subject to revision. New technology may be required or stricter standards may be established for the control of discharges of air or water pollutants, for storage and handling of petroleum products or chemicals or for solid or hazardous waste or ash handling and disposal. Thus, as new technology is developed and proven, it may be required to be incorporated into new facilities or may require major modifications to existing facilities. This new technology may often be more expensive than that used previously.
      The Environmental Remediation Laws prohibit disposal of regulated hazardous waste at Covanta’s municipal solid waste facilities. The service agreements recognize the potential for improper deliveries of hazardous wastes and specify procedures for dealing with hazardous waste that is delivered to a facility. Although some service agreements require Covanta’s subsidiary to be responsible for some costs related to hazardous waste deliveries, to date no operating subsidiary has incurred material hazardous waste disposal costs.
      Domestic drinking water facilities are subject to regulation of water quality by the state and federal agencies under the federal Safe Drinking Water Act and by similar state laws. These laws provide for the establishment of uniform minimum national water quality standards, as well as governmental authority to specify the type of treatment processes to be used for public drinking water. Under the federal Clean Water Act, Covanta may be required to obtain and comply with National Pollutant Discharge Elimination System permits for discharges from its treatment stations. Generally, under its current contracts, Covanta is not responsible for fines and penalties resulting from the delivery to Covanta’s treatment facility of water not meeting standards set forth in those contracts.

International
      Covanta aims to provide energy generating and other infrastructure through environmentally protective project designs, regardless of the location of a particular project. This approach is consistent with the stringent environmental requirements of multilateral financing institutions, such as the World Bank, and also with Covanta’s experience in domestic waste-to-energy projects, where environmentally protective facility design and performance is required. Compliance with environmental standards comparable to those of the United States may be conditions to the provision of credit by multilateral banking agencies as well as other lenders or credit providers. The laws of other countries also may require regulation of emissions into the environment, and provide governmental entities with the authority to impose sanctions for violations, although these requirements are generally not as rigorous as those applicable in the United States. See “Risk Factors — Waste and Energy Services Business-Specific Risks — Exposure to international economic and political factors may materially and adversely affect our Waste and Energy Services business” and “Risk Factors — Waste and Energy Services Business-Specific Risks — Compliance with environmental laws could adversely affect our resources of operations.” As with domestic project development, there can be no assurance that all required permits will be issued, and the process can often cause lengthy delays.
Energy and Water Regulations Affecting Covanta’s Businesses
      Covanta’s businesses are subject to the provisions of federal, state and local energy laws applicable to the development, ownership and operation of their domestic facilities and to similar laws applicable to their foreign operations. Federal laws and regulations applicable to many of Covanta’s domestic energy businesses impose limitations on the types of fuel used and prescribe the degree to which these businesses are subject to federal and state utility-type regulation. State regulatory regimes govern rate approval and the other terms and conditions pursuant to which utilities purchase electricity from independent power producers, except to the extent such regulation is governed by federal law.
      Pursuant to PURPA, the FERC has promulgated regulations that exempt qualifying facilities (facilities meeting certain size, fuel and ownership requirements, referred to as “QFs” in this prospectus) from compliance with certain provisions of the FPA, the Public Utility Holding Company Act of 1935, referred to as “PUHCA” in this prospectus, and certain state laws regulating the rates charged by, or the financial and organizational activities of, electric utilities. PURPA was enacted in 1978 to encourage the development of cogeneration facilities and other facilities making use of non-fossil fuel power sources, including waste-to-energy facilities. The exemptions afforded by PURPA to QFs from regulation under the FPA and most aspects of state electric utility regulation are of great importance to Covanta and its competitors in the waste-to-energy and independent power industries. Except with respect to waste-to-energy facilities with a net power production capacity in excess of 30 MW (where rates are set by the FERC), state public utility commissions must approve the rates, and in some instances other contract terms, by which public utilities purchase electric power from QFs.
      The Energy Policy Act of 2005, passed in August 2005, makes certain changes to the federal energy laws applicable to Covanta’s businesses, the most significant of which are described below:

•	The Energy Policy Act repeals PUHCA, effective February 2006, which eliminates any remote risk Covanta might have faced by being subject to extensive, utility-type regulation and reporting if it were considered a holding company under PUHCA. The repeal of PUHCA has been balanced with increased FERC authority to cause record keeping and conduct investigations under appropriate circumstances. FERC’s increased authority is not expected to have a material adverse effect on Covanta.

•	The Energy Policy Act amends certain provisions of PURPA. It terminates PURPA’s mandatory purchase (and sale) obligation imposed on utilities or the benefits of QFs where the QF has nondiscriminatory access to competitive power markets. Existing contracts are grandfathered, but expansions, renewals and new development projects must rely on competitive power markets, rather than PURPA protections, in establishing and maintaining their viability in most geographic regions in which the Covanta businesses operate. The Energy Policy Act also eliminates the utility ownership limitation for QFs. This change might have the effect of making some transactions and development projects more likely to be consummated. This could result in greater utility ownership of QFs than previously was the case due to PURPA and PUHCA restrictions and considerations. If these transactions and development projects occur in the areas of waste-to-energy, other renewable energy and independent power, it could serve to increase competition with Covanta’s businesses by bringing greater utility participation to these markets.

•	The Energy Policy Act extends or establishes certain renewable energy incentives and tax credits which might be helpful to expansions of Covanta’s businesses or to new development.

      Covanta presently has ownership and operating interests in electric generating projects outside the United States. Most countries have expansive systems for the regulation of the power business. These generally include provisions relating to ownership, licensing, rate setting and financing of generating and transmission facilities.
Regulatory Laws Affecting Our Insurance Business
      Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The agencies established pursuant to these state laws have broad administrative and supervisory powers relating to the granting and revocation of licenses to transact business, regulation of trade practices, establishment of guaranty associations, licensing of agents, approval of policy forms, premium rate filing requirements, reserve requirements, the form and content of required regulatory financial statements, capital and surplus requirements and the maximum concentrations of certain classes of investments. Most states also have enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions and other related matters. We and our insurance subsidiaries have registered as holding company systems pursuant to such legislation in California and Montana and routinely report to other jurisdictions. The National Association of Insurance Commissioners has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of risk based capital requirements. It is not possible to predict the impact of future state and federal regulation on the operations of us or our insurance business.
      Effective January 1, 2001, the National Association of Insurance Commissioners’ codified statutory accounting principles, referred to as “SAP” in this prospectus, had been adopted by all U.S. insurance companies. The purpose of such codification is to provide a comprehensive basis of accounting and reporting to insurance departments. Although codification is expected to be the foundation of a state’s statutory accounting practice, it may be subject to modification by practices prescribed or permitted by a state’s insurance commissioner. Therefore, statutory financial statements will continue to be prepared on the basis of accounting practice prescribed or permitted by the insurance department of the state of domicile.

Dividends
      NAICC is an insurance company domiciled in the State of California and is regulated by the California Department of Insurance for the benefit of policyholders. The California Insurance Code does not permit the payment of an extraordinary shareholder dividend without prior approval from the California Insurance Commissioner. Dividends are considered extraordinary if they exceed the greater of net income or 10% of statutory surplus as of the preceding December 31st. As of the date of this prospectus, and into the foreseeable future, NAICC does not have sufficient accumulated earned surplus to pay further ordinary dividends.

Capital Adequacy and Risk-Based Capital
      A model for determining the risk-based capital requirements, referred to as “RBC requirements” in this prospectus, for property and casualty insurance companies was adopted in December 1993. The model generally assesses our assets at risk and underwriting operations and determines policyholders’ surplus levels necessary to support such activity. NAICC has calculated its RBC requirements under the most recent RBC model and, as of December 31, 2004, it had capital in excess of any regulatory action level.
      The RBC model sets forth four levels of increasing regulatory intervention:

(1) Company Action Level (200% of an insurer’s Authorized Control Level), at which the insurer must submit to the regulator a plan for increasing such insurer’s capital;

(2) Regulatory Action Level (150% of an insurer’s Authorized Control Level), at which the insurer must submit a plan for increasing its capital to the regulator and the regulator may issue corrective orders;

(3) Authorized Control Level, a multi-step calculation based upon information derived from an insurer’s most recent filed statutory annual statement, at which the regulator may take action to rehabilitate or liquidate the insurer; and

(4) Mandatory Control Level (70% of an insurer’s Authorized Control Level), at which the regulator must rehabilitate or liquidate the insurer.
      At December 31, 2004, the RBC of NAICC improved to 361% compared to 252% in 2003.
      As discussed in the section entitled “The Business — General Overview” of this prospectus, ACL filed for protection under Chapter 11 in 2002. As a result, it was determined that NAICC’s investment in ACL was fully impaired for statutory accounting purposes. At December 31, 2002, NAICC recognized a statutory charge to its surplus of $7.4 million. This charge, when combined with NAICC’s underwriting results and investment losses, reduced its statutory surplus level below the Company Action Level of NAICC’s RBC calculation. In response, we repaid a $4.0 million note due May 2004 to NAICC, and further contributed $4.0 million to NAICC to increase its statutory capital during February 2003. With permission from the California Department of Insurance, these amounts were recorded as admitted assets for statutory accounting purposes at December 31, 2002. After consideration for the $8.0 million noted above, NAICC’s reported capital and surplus as of December 31, 2002 was above the Company Action Level of NAICC’s RBC calculation.
      In December 2003, we contributed $2.0 million to NAICC to increase its statutory capital. No contributions were made by us to its insurance operations in 2004.
EMPLOYEES
      As of December 31, 2005, we employed 2,371 full-time employees worldwide, of which a majority are employed in the United States.
      Of our employees in the United States, approximately 11% are unionized. Currently, Covanta is party to seven collective bargaining agreements: two of these agreements are scheduled to expire in 2006, four in 2007 and one in 2008.
      We consider relations with our employees to be good and do not anticipate any significant labor disputes in 2006.
PROPERTIES
      During 2004, we moved our executive offices from Chicago, Illinois to Fairfield, New Jersey. Our executive offices are now located at 40 Lane Road, Fairfield, New Jersey, in an office building located on a 5.4 acre site owned by a subsidiary. In 2004, we closed our office in Fairfax, Virginia, and relocated an office in Redding, California to Anderson, California. Additionally, Covanta sold its interests in two landfill gas projects situated on leased sites in Sun Valley and Los Angeles, California.
      The following table summarizes certain information relating to the locations of the properties we or our subsidiaries own or lease:

Approximate
		Site Size		Nature of
	Location	(In Acres)(1)	Site Use	Interest(2)

OTHER SERVICES
1.	Fairfield, New Jersey	5.4	Office space	Own
2.	Long Beach, California(3)	14,632 sq. ft.	Office space	Lease
WASTE AND ENERGY SERVICES
3.	Anderson, California	2,000 sq. ft	Office space	Lease
4.	City of Industry, California	953 sq. ft.	Office space	Lease
5.	Marion County, Oregon	15.2	Waste-to-energy facility	Own

		Approximate
		Site Size		Nature of
	Location	(In Acres)(1)	Site Use	Interest(2)

6.	Alexandria/ Arlington, Virginia	3.3	Waste-to-energy facility	Lease
7.	Bristol, Connecticut	18.2	Waste-to-energy facility	Own
8.	Indianapolis, Indiana	23.5	Waste-to-energy facility	Lease
9.	Stanislaus County, California	16.5	Waste-to-energy facility	Lease
10.	Babylon, New York	9.5	Waste-to-energy facility	Lease
11.	Haverhill, Massachusetts	12.7	Waste-to-energy facility	Lease
12.	Haverhill, Massachusetts	16.8	Landfill Expansion	Lease
13.	Haverhill, Massachusetts	20.2	Landfill	Lease
14.	Lawrence, Massachusetts	11.8	RDF power plant(closed)	Own
15.	Lake County, Florida	15.0	Waste-to-energy facility	Own
16.	Wallingford, Connecticut	10.3	Waste-to-energy facility	Lease
17.	Fairfax County, Virginia	22.9	Waste-to-energy facility	Lease
18.	Union County, New Jersey	20.0	Waste-to-energy facility	Lease
19.	Huntington, New York	13.0	Waste-to-energy facility	Lease
20.	Warren County, New Jersey	19.8	Waste-to-energy facility	Lease
21.	Hennepin County, Minnesota	14.6	Waste-to-energy facility	Lease
22.	Onondaga County, New York	12.0	Waste-to-energy facility	Lease
23.	Bataan, the Philippines	30,049 sq. m.	Diesel power plant	Lease
24.	Zhejiang Province,	33,303 sq. m.	Coal-fired cogeneration facility	Land Use Right
	People’s Republic of China			reverts to China Joint Venture Partner upon termination of Joint Venture Agreement
25.	Shandong Province,	33,303 sq. m.	Coal-fired cogeneration facility	Land Use Right
	People’s Republic of China			reverts to China Joint Venture Partner upon termination of Joint China Venture Agreement
26.	Jiangsu Province,	65,043 sq. m.	Coal-fired cogeneration facility	Land Use Right
	People’s Republic of China			reverts to China Joint Venture Partner upon termination of Joint Venture Agreement
27.	Rockville, Maryland	N/A	Landfill gas project	Lease
28.	San Diego, California	N/A	Landfill gas project	Lease
29.	Oxnard, California	N/A	Landfill gas project	Lease
30.	Salinas, California	N/A	Landfill gas project	Lease
31.	Santa Clara, California	N/A	Landfill gas project	Lease
32.	Stockton, California	N/A	Landfill gas project	Lease
33.	Burney, California	40.0	Wood waste project	Lease
34.	Jamestown, California	26.0	Wood waste project	Own(50%)
35.	Westwood, California	60.0	Wood waste project	Own
36.	Oroville, California	43.0	Wood waste project	Own
37.	Whatcom County, Washington	N/A	Hydroelectric project	Own(50%)

		Approximate
		Site Size		Nature of
	Location	(In Acres)(1)	Site Use	Interest(2)

38.	Weeks Falls, Washington	N/A	Hydroelectric project	Lease
39.	Cavite, the Philippines	13,122 sq. m.	Heavy fuel oil project	Lease
40.	Cavite, the Philippines	10,200 sq. m.	Heavy fuel oil project	Lease
41.	Manila, the Philippines	468 sq. m.	Office space	Lease
42.	Bangkok, Thailand	676 sq. m.	Office space	Lease
43.	Chennai, India	1797 sq. ft.	Office space	Lease
44.	Samalpatti, India	2,546 sq. ft.	Office space	Lease
45.	Samayanallur, India	1,300 sq. ft.	Office space	Lease
46.	Samayanallur, India	17.1	Heavy fuel oil project	Lease
47.	Samayanallur, India	2.3	Heavy fuel oil project	Lease
48.	Samalpatti, India	30.3	Heavy fuel oil project	Lease
49.	Shanghai, China	145 sq. m.	Office space	Lease
50.	Imperial County, California	83.0	Undeveloped Desert Land	Own
51.	Montvale, New Jersey	34,000 sq. ft.	Office space	Lease
52.	Hempstead, New York	14.9	Waste-to-energy facility	Own
53.	Newark, New Jersey	15.4	Waste-to-energy facility	Own
54.	Preston, Connecticut	11.9	Waste-to-energy facility	Own(4)
55.	Niagara Falls, New York	12.5	Waste-to-energy facility	Own
56.	Rochester, Massachusetts	123.2	Waste-to-energy facility	Own(90%)
57.	Braintree, Massachusetts	6.7	Transfer station	Own(5)
58.	Chester, Pennsylvania	51.2	Resource Recovery facility	Lease
59.	Lynn, Massachusetts	1.4	Transfer station	Own

(1)	All sizes are in acres unless otherwise indicated.

(2)	All ownership or leasehold interests relating to projects are subject to material liens in connection with the financing of the related project, except those listed above under items 10, 23-25, 27-32. In addition, all leasehold interests existed at least as long as the term of applicable project contracts, and several of the leasehold interests are subject to renewal and/or purchase options.

(3)	NAICC entered into a five year lease in July 2004 and lease payments began in February 2005.

(4)	Building is owned, the land the building is on is leased.

(5)	Transfer station is owned, the land the station is on is leased.
LEGAL PROCEEDINGS
      We and/or our subsidiaries are party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to its business. We assess the likelihood of potential losses on an ongoing basis, and when losses are considered probable and reasonably estimable, record as a loss an estimate of the ultimate outcome. If we can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.
Covanta Energy Corporation
      Generally, claims and lawsuits against Covanta and its subsidiaries that had filed bankruptcy petitions and subsequently emerged from bankruptcy arising from events occurring prior to their respective petition dates, have been resolved pursuant to the Covanta Plan of Reorganization, and have been discharged pursuant to the March 5, 2004 order of the Bankruptcy Court which confirmed the Covanta Plan of Reorganization. However, to the extent that claims are not dischargeable in bankruptcy, such claims may not be discharged.

For example, the claims of certain persons who were personally injured prior to the petition date, but whose injury only became manifest thereafter, may not be discharged pursuant to the Covanta Plan of Reorganization.
Environmental Matters
      Covanta’s operations are subject to environmental regulatory laws and environmental remediation laws. Although Covanta’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, Covanta believes that it is in substantial compliance with existing environmental laws and regulations.
      Covanta may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances, Covanta may be exposed to joint and several liabilities for remedial action or damages. Covanta’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, and the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations. Generally such claims arising prior to the first petition date were resolved in and discharged by Covanta’s Chapter 11 cases.
      The potential costs related to the matters described below and the possible impact on future operations are uncertain due in part to the complexity of governmental laws and regulations and their interpretations, the varying costs and effectiveness of cleanup technologies, the uncertain level of insurance or other types of recovery and the questionable level of Covanta’s responsibility. Although the ultimate outcome and expense of any litigation, including environmental remediation, is uncertain, Covanta believes that the following proceedings will not have a material adverse effect on Covanta’s consolidated financial position or results of operations.
      In June 2001, the EPA named Covanta’s wholly-owned subsidiary, Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties, referred to as “PRPs” in this prospectus, at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire, a former waste oil recycling facility. The total quantity of waste oil alleged by the EPA to have been disposed of by PRPs at the Beede site is approximately 14.3 million gallons, of which Covanta Haverhill, Inc.’s contribution is alleged to be approximately 44,000 gallons. On January 9, 2004, the EPA signed its Record of Decision with respect to the cleanup of the site. The estimated cost to implement the remedial alternative selected in the Record of Decision is $48 million. By letter dated September 28, 2005, the EPA invited Covanta Haverhill, Inc. and 94 other PRPs including, among others, those PRPs that are alleged to have contributed more than 20,000 gallons of waste oil to the Beede site, to negotiate the voluntary performance and/or financing of the site cleanup, including reimbursement of past costs incurred to date by the EPA and the State of New Hampshire Department of Environmental Services, referred to as “DES” in this prospectus. Covanta Haverhill, Inc. is a member of a PRP group at the Beede site and expects to participate in settlement negotiations with the EPA and DES as part of that PRP group. Covanta Haverhill, Inc.’s share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta believes that based on the amount of waste oil materials Covanta Haverhill, Inc. is alleged to have sent to the site, its liability will not be material to Covanta’s results of operation and financial position.
      By letters dated August 13, 2004 and May 3, 2005, the EPA notified Covanta Essex Company, referred to as “Essex” in this prospectus and formerly named American Ref-Fuel Company of Essex County, that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area, referred to as “LPRSA” in this prospectus, a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 PRPs named thus far. The EPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. The EPA’s notice letters state that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River, for certain past costs incurred by the EPA totaling approximately $2.8 million, and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes any releases from its site to be de minimis in comparison; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex’s ultimate liability in the matter, including for natural resource damage. Given the uncertainty, Essex has entered into an arrangement with the EPA and the cooperating PRP group to settle the potential liability Essex might have for the $2.8 million in past costs incurred by the EPA, by contributing $0.25 million to the cost of the study and by sharing in certain past and ongoing legal fees and other costs of the cooperating PRP group.
Other Matters
      Covanta Warren and the Warren Authority have been engaged in negotiations for an extended time concerning a potential restructuring of the parties’ rights and obligations under various agreements related to Covanta Warren’s operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 federal court of appeals decision invalidating certain of the State of New Jersey’s waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to an agreement with the Warren Authority which modifies the existing service agreement. Principal on the Warren Facility project debt is due annually in December of each year, while interest is due semi-annually in June and December of each year. The State of New Jersey has provided sufficient funds to the project bond trustee to pay principal and interest to bondholders when due during 2004 and 2005.
      Also as part of Covanta’s emergence from bankruptcy, Covanta and Covanta Warren entered into several agreements approved by the Bankruptcy Court that permit Covanta Warren to reimburse Covanta for employees and employee-related expenses, provide for payment of a monthly allocated overhead expense reimbursement in a fixed amount, and permit Covanta to advance up to $2.0 million in super-priority debtor in possession loans to Covanta Warren in order to meet any liquidity needs. As of September 30, 2005, Covanta Warren owed Covanta $1.4 million.
      In September 2005, Covanta Warren facility filed a reorganization plan after they reached agreements with the Warren Authority and various contract counterparties. On December 1, 2005, the bankruptcy court confirmed Covanta Warren’s reorganization plan. Covanta Warren emerged from bankruptcy on December 15, 2005 and will now be consolidated in our financial statements. As a condition to the consummation of the reorganization plan, Covanta Warren paid approximately $15 million to satisfy all amounts then due with respect to the outstanding project debt, and paid certain amounts to project creditors and the Warren Authority. As contemplated by the reorganization plan, Covanta Warren and the Warren Authority entered into certain agreements pursuant to which Covanta Warren will own and operate the Warren Facility for its own account, without a committed supply of waste from the Warren Authority or other municipal entities, and that the Warren Authority will provide ash disposal services to Covanta Warren at its landfill adjacent to the Warren facility. Under the reorganization plan, Covanta Warren’s creditors filed claims and were paid in full, in cash. See “Waste and Energy Services Business — Domestic Waste and Energy Services Business — Other Waste-to-Energy Project Structures — Warren County, New Jersey,” for additional information.
DIRECTOR AND EXECUTIVE OFFICER BIOGRAPHIES
      David M. Barse has served as a director since 1996 and is the Chairman of the Compensation Committee. Mr. Barse’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 24, 2002. Since February 1998, Mr. Barse has served as President and, since June 2003, Chief Executive Officer of Third Avenue Management LLC, an investment adviser to mutual funds and separate accounts. From April 1995 until February 1998, he served as the Executive Vice President and Chief Operating Officer of Third Avenue Trust and its predecessor, Third Avenue Value Fund, Inc. (together with its predecessor, referred to as “Third Avenue Trust” in this prospectus), before assuming the position of President in May 1998 and Chief Executive Officer in September 2003. In 2001, Mr. Barse became Trustee of both the Third Avenue Trust and Third Avenue Variable Series Trust. Since June 1995, Mr. Barse has been the President and, since July 1999, Chief Executive Officer of M.J. Whitman, LLC and its predecessor, a full service broker-dealer. Mr. Barse joined the predecessor of M.J. Whitman LLC and Third Avenue in December 1991 as General Counsel. Mr. Barse also presently serves as a director of American Capital Access Holdings, a privately held financial insurance company. Mr. Barse is 43 years old.
      Ronald J. Broglio has been a director since October 2004 and is a member of the Public Policy Committee. Mr. Broglio’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President — Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980. Mr. Broglio is 65 years old.
      Peter C. B. Bynoe has been a director since July 2004. Mr. Bynoe’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Bynoe is a member of the Compensation Committee and is Chairman of the Public Policy Committee. Mr. Bynoe joined the law firm of DLA Piper Rudnick Gray Cary US, LLP as a partner in 1995 and currently serves on the firm’s executive committee. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. He is a director of Rewards Network Inc. and he also serves as Chairman of the Illinois Sports Facilities Authority, a joint venture of the State of Illinois and City of Chicago, which owns U.S. Cellular Field in Chicago. Mr. Bynoe is 54 years old.
      Richard L. Huber has been a director since July 2002. Mr. Huber’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Huber is the Chairman of the Audit Committee. Mr. Huber served as Chairman and the Interim Chief Executive Officer of ACL from April 2004 until January 2005 and continues as a director of ACL and various subsidiaries and affiliates of ACL. Mr. Huber has been Managing Director, Chief Executive Officer and Principal of the American direct investment group Norte-Sur Partners, a direct private equity investment firm focused on Latin America, since January 2001. Mr. Huber held various positions with Aetna, Inc. since 1995, most recently as the Chief Executive Officer, until February 2000. Mr. Huber has approximately forty years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. Mr. Huber is also a director of Opticare Health Systems, Inc., an integrated eye care services company. Mr. Huber is 69 years old.
      Anthony J. Orlando was named our President and Chief Executive Officer in October 2004 and was elected as a director in September 2005 and is a member of the Public Policy Committee. Mr. Orlando’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Previously, he had been President and Chief Executive Officer of Covanta since November 2003. From March 2003 to November 2003 he served as Senior Vice President, Business and Financial Management of Covanta. From January 2001 until March 2003, Mr. Orlando served as Covanta’s Senior Vice President, Waste-to-Energy. Previously, he served as executive Vice President of Covanta Energy Group, Inc. Mr. Orlando joined Covanta in 1987. Mr. Orlando is 46 years old.
      William C. Pate has been a director since 1999 and was our Chairman of the Board from October 2004 through September 2005. Mr. Pate’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Pate is a member of the Audit Committee. Mr. Pate is Managing Director of EGI, a privately-held investment firm. Mr. Pate has been employed by EGI or its predecessor in various capacities since 1994. Mr. Pate also serves as a director of Adams Respiratory Therapeutic, Inc. Mr. Pate is 42 years old.
      Robert S. Silberman has been a director since December 2004 and is a member of the Nominating and Governance Committee and Public Policy Committee. Mr. Silberman’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Silberman has been Chairman of the Board of Directors of Strayer Education, Inc. since February 2003 and its Chief Executive Officer since March 2001. Mr. Silberman was Executive in Residence at New Mountain Capital, LLC from August 2000 to March 2001. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions, including President and Chief Operating Officer of CalEnergy Company, Inc. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. In addition to Strayer Education, Inc., Mr. Silberman serves on the Board of Directors of Surgis, Inc., and on the Management Advisory Board of New Mountain Capital, LLC. He also serves on the Board of Visitors of The Johns Hopkins University School of Advanced International Studies. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman is 48 years old.
      Jean Smith has been a director since December 2003. Ms. Smith’s current one year term as a director will expire at our 2006 annual meeting of stockholders. She is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Smith has been a private investor and consultant since 2001. From 1998 to 2001, Ms. Smith was a Managing Director of Corporate Finance for U.S. Bancorp Libra, a unit of U.S. Bancorp Investments, Inc., a subsidiary of U.S. Bancorp. Ms. Smith has approximately 25 years of investment and international banking experience, having held positions with Banker Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities. Ms. Smith is 50 years old.
      Clayton Yeutter has served as a director since July 2002. Mr. Yeutter’s current one year term as a director will expire at our 2006 annual meeting of stockholders. Mr. Yeutter is the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Yeutter has been Of Counsel to Hogan & Hartson LLP, a law firm in Washington, D.C., since 1993 where he has an international trade and agricultural law practice. From 1985 through 1991, he served in the Reagan Administration as U.S. Trade Representative and in the first Bush Administration as Secretary of Agriculture. During 1991-92, he was Chairman of the Republican National Committee and then returned to the Bush Administration as a Counselor to the President for most of 1992. He was President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985. In the 1970s, Mr. Yeutter held several positions in the Nixon and Ford Administrations as Assistant Secretary of Agriculture for Marketing and Consumer Services, Assistant Secretary of Agriculture for International Affairs and Commodity Programs and Deputy Special Trade Representative. Mr. Yeutter is the Chairman of the Board of Oppenheimer Funds, an institutional investment manager, Chairman of the Board of Crop Solutions, Inc., a privately-owned agricultural chemical company, Chairman of the Board of ACL and a director of America First, a privately-owned investment management company. Mr. Yeutter is 75 years old.
      Samuel Zell, elected as our Chairman of the Board in September 2005, also previously served as a director from 1999 to 2004, and as our President, Chief Executive Officer and Chairman of the Board from July 2002 to October 2004. Mr. Zell’s current one year term as our Chairman and as a director will expire at our 2006 annual meeting of stockholders. Mr. Zell has served as Chairman of the Board of Directors of EGI since 1999, and had been Chairman of the Board of its predecessor, Equity Group Investments, Inc., for more than five years. Mr. Zell has been a trustee and Chairman of the Board of Trustees of Equity Office Properties Trust, an equity real estate investment trust, commonly known as a “REIT,” primarily focused on office buildings, since October 1996, and was its President and Chief Executive Officer from April 2002 until November 2002. For more than the past five years, Mr. Zell has served as Chairman of the Board of Anixter International, Inc., a global distributor of electrical and cable systems; as Chairman of the Board of Equity Lifestyle Properties, Inc. (previously known as of Manufactured Home Communities, Inc.), an equity REIT primarily engaged in the ownership and operation of manufactured home resort communities; as Chairman of the Board of Trustees of Equity Residential Properties Trust, an equity REIT that owns and operates multi-family residential properties and as Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is 64 years old.

      In addition to Mr. Orlando, who is also a director, the following individuals serve as our current executive officers:
      Craig D. Abolt has served as our Senior Vice President and Chief Financial Officer since October 2004. He has served as a director and Senior Vice President and Chief Financial Officer of Covanta since June 2004. Prior to joining Covanta, Mr. Abolt served as chief financial officer of DIRECTV Latin America, LLC, a majority-owned subsidiary of Hughes Electronics Corporation and referred to as “DLA” in this prospectus, from June 2001 until May 2004. From December 1991 until June 2001, he was employed by Walt Disney Company in several executive finance positions. Mr. Abolt is 45 years old.
      Timothy J. Simpson has served as our Senior Vice President, General Counsel and Secretary since October 2004. Since March 2004 he has served as Senior Vice President, General Counsel and Secretary of Covanta. From June 2001 to March 2004, Mr. Simpson served as Vice President, Associate General Counsel and Assistant Secretary of Covanta. Previously, he served as Senior Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy Group, Inc. Mr. Simpson joined Covanta in 1992. Mr. Simpson is 47 years old.
      Thomas Bucks has served as our Vice President and Chief Accounting Officer since April 12, 2005. Mr. Bucks served as Covanta’s Controller from February 24, 2005 to April 11, 2005. Prior to joining us, Mr. Bucks served as Senior Vice President — Controller of Centennial Communications Corp., a leading provider of regional wireless and integrated communications services in the United States and the Caribbean, from March 1995 through February 2005, where he was the principal accounting officer and was responsible for accounting operations and external financial reporting. Mr. Bucks is 49 years old.
      Messrs. Orlando and Simpson were both officers of Covanta when it filed for bankruptcy and have continued as officers of Covanta after its emergence from bankruptcy and confirmation of its plan of reorganization. Covanta’s Chapter 11 proceedings commenced on April 1, 2002. Covanta and most of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. All of the bankruptcy cases were jointly administered under the caption “In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al.” On March 5, 2004, the Bankruptcy Court entered an order confirming the our plan of reorganization and plan for liquidation for subsidiaries involved in non-core businesses and on March 10, 2004, both plans were effected.
      Mr. Abolt served as the Chief Financial Officer of DLA when it filed for bankruptcy in March 2003 and after its emergence from bankruptcy and confirmation of its plan of reorganization in February 2004. DLA filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 18, 2003 in the United States Bankruptcy Court for the District of Delaware, which entered an order confirming DLA’s plan of reorganization on February 13, 2004, and the plan became effective on February 24, 2004.
      There is no family relationship between any of our directors and any other director or any executive officer of ours.
BOARD STRUCTURE AND COMPENSATION
      Our Board of Directors is currently comprised of ten members and one vacancy. The Board has determined that each of David Barse, Ronald J. Broglio, Peter C.B. Bynoe, Richard L. Huber, William Pate, Robert S. Silberman, Jean Smith and Clayton Yeutter are independent under applicable New York Stock Exchange listing standards.
Audit Committee
      The current members of the Audit Committee of our Board of Directors are Mr. Huber (Chair), Ms. Smith and Mr. Pate. Each of the members of the Audit Committee is an independent director under applicable New York Stock Exchange listing standards and applicable SEC rules and regulations. The Board has determined that Mr. Huber qualifies as an “audit committee financial expert” under applicable SEC rules.

Compensation of the Board
      As approved by the stockholders at the October 5, 2004 annual meeting, on an annual basis, at the annual meeting of stockholders at which directors are elected, each non-employee director received options to acquire 13,334 shares of common stock at a price equal to the fair market value of a share of our common stock on the date of grant and was awarded 1,500 shares of restricted stock, which restricted shares will vest ratably over three years from the date of grant. Mr. Barse waived his right to receive such grants of options and restricted stock for 2005. Non-employee directors will receive an annual fee of $30,000. The chairman of the Board receives an additional annual fee of $10,000. In addition, the chair of the Audit Committee will receive an additional annual fee of $7,500 for such service and the chair of each of the other committees of the Board, including without limitation, the Compensation Committee, the Nominating and Governance Committee and the Public Policy Committee, will be entitled to receive an additional annual fee of $5,000 for such service. Non-employee directors will be entitled to receive a meeting fee of $2,000 for each Audit Committee meeting and $1,500 for each other committee meeting they attend. Directors who are appointed at a date other than the annual meeting of stockholders, will be entitled to receive a pro rata portion of the annual compensation.
Equity Compensation Plans
      The following table sets forth information as of December 31, 2004, regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 1995 Stock and Incentive Plan, the Equity Award Plan for Employees and Officers, referred to as the “Employees Plan” in this prospectus, and our Equity Award Plan for Directors, referred to as the “Directors Plan” in this prospectus, and the number of securities then remaining for future issuance under the Employees Plan and Directors Plan. Upon adoption of the Employees and Directors Plans in October 2004, we terminated any future issuances under the 1995 Stock Incentive Plan. We do not have any equity compensation plans that have not been approved by its security holders.

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights	Column A)

	(A)	(B)	(C)
Equity Compensation Plans Approved By Security Holders	1,933,460	$6.38	2,862,217	(1)
Equity Compensation Plans Not Approved By Security Holders	N/A	N/A	N/A

Total	1,933,460	$6.38	2,862,217

(1)	Of the 2,862,217 shares then available for future issuance, 1,462,217 were then reserved for issuance under our equity compensation plans. Subsequent to December 31, 2004, our stockholders approved the issuance of an additional 2,000,000 shares of our common stock under the Employees Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following tables set forth information, as of January 13, 2006, concerning:

•	beneficial ownership of our common stock by (1) SZ Investments, together with Fund 05-07, and EGI, (2) Third Avenue and (3) Laminar, which are the only beneficial owners of 5% or more of our common stock; and

•	beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this prospectus and (3) all of the current directors and executive officers of ours together as a group.

      The number of shares beneficially owned by each entity, person, current director, director nominee or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 40 Lane Road, Fairfield, New Jersey 07004.
Equity Ownership of Certain Beneficial Owners

	Number of Shares		Approximate
Name and Address of Beneficial Owner(1)	Beneficially Owned		Percent of Class

SZ Investments LLC(2)	23,176,282		16.4%
Two North Riverside Plaza Chicago, Illinois 60606
Third Avenue Management LLC(3)	8,816,889	(4)	6.2%
622 Third Avenue, 32nd Floor New York, New York 10017
D. E. Shaw Laminar Portfolios, L.L.C.(5)	26,494,125		18.8%
120 West Forty-Fifth Street Floor 39, Tower 45 New York, New York 10036

(1)	In accordance with provisions of our certificate of incorporation, all certificates representing shares of common stock beneficially owned by holders of 5% or more of the common stock are owned of record by us, as escrow agent, and are physically held by us in that capacity.

(2)	This includes the shares owned as follows: (a) 19,500,900 shares that SZ Investments beneficially owns with shared voting and dispositive power, (b) 3,430,448 shares that Fund 05-07 beneficially owns with shared voting and dispositive power, and (c) 244,934 shares that EGI beneficially owns with shared voting and dispositive power.

SZ Investments is the managing member of Fund 05-07. SZ Investments, Fund 05-07 and EGI are each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust Company, L.L.C., referred to as “Chai Trust” in this prospectus. Chai Trust has shared voting and dispositive power as to all such shares beneficially owned by SZ Investments, Fund 05-07 and EGI. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Each of Messrs. Zell and Pate is an executive officer of EGI, Fund 05-07 and SZ Investments. One of the executive officers of SZ Investments, Fund 05-07 and EGI is also the President of Chai Trust. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation as of April 27, 2004. William C. Pate served as our Chairman of the Board of Directors from October 2004 through September 2005 and has been a director since 1999. The addresses of each of Fund 05-07 and EGI are as set forth in the table above for SZ Investments.

(3)	Third Avenue, a registered investment advisor under Section 203 of the Investment Advisors Act of 1940, as amended, invests funds on a discretionary basis on behalf of investment companies registered under the Investment Company Act of 1940, as amended, and on behalf of individually managed separate accounts. David M. Barse has served as one of our directors since 1996 and was our President and Chief Operating Officer from July 1996 until July 2002. Since February 1998, Mr. Barse has served as President, and since June 2003, Chief Executive Officer of Third Avenue. Mr. Barse is also the Chief Executive Officer of Third Avenue.

(4)	The shares beneficially owned by Third Avenue are held by Third Avenue Value Fund Series of the Third Avenue Trust. These shares do not include the following shares held by each of Martin Whitman and Mr. Barse: (a) 2,437,954 shares beneficially owned by Mr. Whitman (including 323,517 shares owned by Mr. Whitman’s wife and 619,130 shares beneficially owned by a private investment company of which Mr. Whitman is the principal shareholder), and (b) 621,502 shares beneficially owned by Mr. Barse (including shares underlying currently exercisable options to purchase an aggregate of 138,425 shares of common stock at exercise prices ranging from $5.31 to $7.06 per share).

(5)	Laminar shares voting and dispositive power with D. E. Shaw & Co., L.P., referred to as “Shaw LP” in this prospectus, D. E. Shaw & Co., L.L.C., referred to as “Shaw LLC” in this prospectus, and David Shaw. Each of Shaw LP, Shaw LLC and Mr. Shaw disclaims beneficial ownership of such 26,494,125 shares beneficially owned by Laminar.

This does not include the number of shares of common stock which Laminar will have the right to purchase in the offering covered by this prospectus. In this offering Laminar has the right to purchase our shares as a holder of the 9.25% Debentures due 2002 issued by Covanta that voted in favor of Covanta’s second reorganization plan on January 12, 2004.
Equity Ownership of Management

	Number of Shares		Approximate
Name	Beneficially Owned(1)		Percent of Class

Craig D. Abolt	90,615	(2)	*
David M. Barse	9,438,391	(3)	6.68%
Ronald J. Broglio	16,334	(4)	*
Peter C. B. Bynoe	29,684		*
Richard L. Huber	177,850	(5)	*
Anthony J. Orlando	211,258	(2)	*
William C. Pate	360,061	(6)	*
Robert Silberman	24,985		*
Timothy J. Simpson	72,472	(2)	*
Jean Smith	41,369		*
Clayton Yeutter	112,682	(7)	*
Samuel Zell	23,203,200	(8)	16.44%
Two North Riverside Plaza Chicago, Illinois 60606
Jeffrey Horowitz	—		*
Two North Riverside Plaza Chicago, Illinois 60606
All Officers and Directors as a group (12 persons)	33,778,901	(9)	23.88%

*	Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)	In accordance with provisions of our certificate of incorporation, all certificates representing shares of common stock beneficially owned by holders of 5% or more of the common stock are owned of record by us, as escrow agent, and are physically held by us in that capacity.

(2)	Includes restricted stock awarded pursuant to the terms and conditions of the employment agreements as described under “Executive Compensation — Employment Arrangements” of this prospectus. Messrs. Orlando, Abolt and Simpson received 49,656, 20,690 and 17,242 shares of our restricted stock, respectively, under such employment agreements. The restricted stock vests, subject to forfeiture and meeting certain performance-based metrics of Covanta as approved by the Board, under their respective employment agreements in equal installments over three years, with the first 1/3 having vested on February 28, 2005. Also includes restricted stock awarded to Messrs. Orlando, Abolt and Simpson pursuant to the Employees Plan on July 7, 2005, in the amounts of 48,000, 22,000 and 19,200 shares of our restricted stock, respectively. Also includes shares underlying currently exercisable options held by Messrs. Orlando, Abolt and Simpson to purchase 53,209, 14,875 and 13,105, shares of common stock respectively, at an exercise price of $7.43 per share.

(3)	Includes 8,816,889 shares beneficially owned by Third Avenue, which is affiliated with Mr. Barse. Mr. Barse disclaims beneficial ownership of these shares. Also includes shares underlying currently exercisable options to purchase 50,000 shares of common stock at an exercise price of $5.69, shares underlying currently exercisable options to purchase 50,000 shares of common stock at an exercise price of $7.06 and shares underlying currently exercisable options to purchase 38,425 shares of common stock at an exercise price of $5.31 per share.

(4)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $7.43 per share.

(5)	Includes shares underlying currently exercisable options to purchase 26,667 shares of common stock at an exercise price of $4.26 per share.

(6)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $7.43 per share.

(7)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $4.26 per share.

(8)	Mr. Zell disclaims beneficial ownership as to (a) 19,500,900 shares beneficially owned by SZ Investments, (b) 3,430,448 shares beneficially owned by Fund 05-07, and (c) 244,934 shares beneficially owned by EGI. SZ Investments, Fund 05-07 and EGI are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse, as to which shares Mr. Zell disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(9)	Includes shares underlying currently exercisable options to purchase 286,283 shares of common stock that our directors and executive officers have the right to acquire within 60 days of the date of this table.

EXECUTIVE COMPENSATION
      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to us or our subsidiary companies or their predecessors for 2002 through 2004 of those persons who served as (a) all individuals serving as our Chief Executive Officer during 2004, and (b) the two most highly compensated executive officers, other than the Chief Executive Officer, employed by us as of December 31, 2004, whose total annual salary and bonus exceeded $100,000 collectively, referred to as the “Named Executive Officers” in this prospectus:
Summary Compensation Table

					Long-Term
					Compensation Awards

	Annual Compensation				Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(6)	Compensation	Awards(7)	Options	Compensation(8)

Anthony J. Orlando	2004	$380,769	$393,750	$0	$360,000	$0	$79,837
President and Chief Executive Officer (October 5, 2004 — Present)(1)(2)
Jeffery R. Horowitz	2004	$245,708	$372,720	$0	$0	$0	$1,467,409
President and Chief Executive Officer (April 27, 2004 — October 5, 2004)(3)
Samuel Zell	2004	$65,000	$0	$0	$0	$0	$0
President and Chief Executive	2003	$200,000	$0	$0	$0	$0	$0
Officer (July 24, 2002 —	2002	$87,949	$0	$0	$0	$0	$0
April 27, 2004)(3)
Craig D. Abolt	2004	$206,250	$75,000	$0	$150,000	$0	$199,633
Senior Vice President and Chief Financial Officer(1)(4)
Timothy J. Simpson	2004	$240,180	$150,000	$0	$125,000	$0	$38,058
Senior Vice President, General Counsel and Secretary(1)(5)

(1)	The compensation included in the table above for Messrs. Orlando, Abolt and Simpson includes compensation for their services to both us and Covanta as they are compensated for their services as an officer of both us and Covanta under the employment agreements they each entered into on October 5, 2004 with both us and Covanta. Under the employment agreements entered into and dated October 5, 2005, Messrs. Orlando, Abolt and Simpson initial base annual salaries are $400,000, $325,000 and $240,180, respectively. Mr. Orlando’s prior employment agreement with Covanta entitled him to a base annual salary of $375,000, which contract was rejected by Covanta in March 2004 pursuant to Covanta’s emergence from Chapter 11. Messrs. Abolt and Simpson did not have prior employment agreements with Covanta.

(2)	$290,000 of Mr. Orlando’s salary was paid by Covanta prior to his appointment on October 5, 2004 as an officer of both us and Covanta.

(3)	Mr. Horowitz served as our Interim President and Chief Executive Officer from April 2004 until October 5, 2004. Mr. Zell served as our President and Chief Executive Officer from July 2002 until March 2004.

(4)	$132,500 of Mr. Abolt’s salary was paid by Covanta prior to his appointment on October 5, 2004 as an officer of both us and Covanta.

(5)	$185,678 of Mr. Simpson’s salary was paid by Covanta prior to his appointment on October 5, 2004 as an officer of both us and Covanta.

(6)	The amounts shown represent the full amount of the annual bonuses attributable to each year, which were generally paid in the first fiscal quarter of the following year.

(7)	Reflects the value of the restricted stock awarded pursuant to the terms and conditions of the employment agreements described below under “Employment Arrangements” on the date of grant.

Messrs. Orlando, Abolt and Simpson received 49,656, 20,690 and 17,242 shares of restricted common stock of us, respectively, under such employment agreements. The restricted stock vests, subject to forfeiture and meeting certain performance-based metrics of Covanta as approved by the Board of Directors, under their respective employment agreements in equal installments over three years, with the first 1/3 having vested on February 28, 2005.

(8)	Includes for the fiscal year ending December 31, 2004: (a) contributions in the amount of $8,200 credited to the account balances of each of Messrs. Orlando, Horowitz and Simpson under our 401(k) Savings Plan; (b) a cash payment to Messrs. Orlando, Horowitz and Simpson in the amount of $16,971, $14,117 and $6,858, respectively, representing the excess of the contribution that could have been made to each such individual’s Covanta 401(k) Savings Plan account pursuant to the formula applicable to all employees over the maximum contribution to such plan permitted by the Internal Revenue Code of 1976, as amended; (c) a cash payment to Messrs. Orlando, Horowitz and Simpson in the amount of $54,667, $58,116 and $23,000, respectively, representing retention bonuses paid by Covanta during 2004; (d) payments and reimbursements for relocation expenses of Mr. Abolt; and (e) special pay of $66,923, severance of $1,317,746, and sellback of current vacation of $2,307 paid to Mr. Horowitz.
Option/ SAR Grants in Last Fiscal Year
      The stock options granted to our Named Executive Officers in 2004 are as follows:

		% of Total			Potential Realizable Value at
	Number of	Options/SARs			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation or
	Underlying	Exercise			Option Term
	Options/SARs	Employees in	Price per	Expiration
Name	Granted	2004	Share	Date	5%	10%

Anthony J. Orlando	200,000	19.6%	$7.43	10/05/2014	$934,537	$2,368,301
Jeffrey Horowitz	—	—	—	—	—	—
Samuel Zell	—	—	—	—	—	—
Craig D. Abolt	85,000	8.3%	$7.43	10/05/2014	$397,178	$1,006,528
Timothy J. Simpson	75,000	7.4%	$7.43	10/05/2014	$350,452	$888,113
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such options at the end of fiscal 2004:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options at
	Shares Acquired	Value	Options at Fiscal Year End	Fiscal Year End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Anthony J. Orlando	—	$0	0/200,000	0/$	204,000
Jeffrey Horowitz	—	—	—		—
Samuel Zell	—	—	—		—
Craig D. Abolt	—	$0	0/85,000	0/$	86,700
Timothy J. Simpson	—	$0	0/75,000	0/$	76,500
Employment Arrangements
      Anthony J. Orlando was named our President and Chief Executive Officer effective October 5, 2004. Other than the employment agreement and compensation matters described below, Mr. Orlando has not engaged in any reportable transactions with us or any of our subsidiaries during our last fiscal year, and he is not a party to any currently proposed transactions with us. Mr. Orlando does not have any family relationship with any other executive officer or director of ours.

      Mr. Orlando continues to serve as the President and Chief Executive Officer of Covanta, a position he has held since November 2003.
      We and Covanta entered into a five-year employment agreement with Mr. Orlando, commencing October 5, 2004. Pursuant to his employment agreement, Mr. Orlando is entitled to an initial base salary of $400,000 per year and an annual target bonus of 80% of his base salary, depending upon Covanta’s achievement of certain financial targets and other criteria approved by our Board of Directors. Mr. Orlando also received a grant of 49,656 shares of restricted stock, valued at $360,000 at the date of grant, and options to purchase 200,000 shares of our common stock at a price of $7.43 per share pursuant to the Employees Plan. The restricted stock vests in equal installments over three years, with 50% of such shares vesting in three equal annual installments commencing February 28, 2005, so long as Mr. Orlando is employed us, and 50% vesting in accordance with Covanta’s achievement of certain operating cash flow or other performance-based metrics of Covanta as approved by the Board of Directors, commencing February 28, 2005. The options vest over three years in equal installments, commencing February 28, 2006, and were subsequently accelerated to begin vesting on March 21, 2005 with the remaining tranches continuing to vest on February 28, 2007 and February 28, 2008. Mr. Orlando’s employment is subject to non-compete, non-solicitation and confidentiality provisions as set forth in the employment agreement. In the event that Mr. Orlando is terminated for any reason other than for “cause,” he shall be entitled to payment of his average annual compensation, consisting of his then current annual base salary plus his average annual target bonus, for (a) 36 months if such termination occurs in the first three years of his employment contract, or (b) 24 months if such termination occurs in the last two years of his employment contract. Upon termination other than for “cause,” Mr. Orlando shall forfeit all rights and interests to any unvested equity awards, except for those equity awards that would otherwise vest within three months of the date of his termination. The employment agreement also provides for the acceleration of the vesting of the equity awards in the event of a change in control of us or Covanta.
      Craig D. Abolt was named as the Senior Vice President and Chief Financial Officer of ours effective October 5, 2004. Other than the employment agreement and compensation matters described below, Mr. Abolt has not engaged in any reportable transactions with us or any of our subsidiaries during our last fiscal year, and he is not a party to any currently proposed transactions with us. Mr. Abolt does not have any family relationship with any other executive officer or director of ours.
      Mr. Abolt continues to serve as the Senior Vice President and Chief Financial Officer of Covanta, a position he has held since June 2004.
      We and Covanta entered into a five-year employment agreement with Mr. Abolt, commencing October 5, 2004. Pursuant to his employment agreement, Mr. Abolt is entitled to an initial base salary of $325,000 per year and an annual target bonus of 55% of his base salary, depending upon Covanta’s achievement of certain financial targets and other criteria approved by our Board of Directors. Mr. Abolt also received a grant of 20,690 shares of restricted stock, valued at $150,000 at the date of grant, and options to purchase 85,000 shares of our common stock at a price of $7.43 per share pursuant to the Employees Plan. The restricted stock vests in equal installments over three years, with 50% of such shares vesting in three equal annual installments commencing February 28, 2005, so long as Mr. Abolt is employed by us, and 50% vesting in accordance with Covanta’s achievement of certain operating cash flow or other performance-based metrics of Covanta as approved by the Board of Directors, commencing February 28, 2005. The options vest over three years in equal installments, commencing February 28, 2006 and were subsequently accelerated to begin vesting on March 21, 2005 with the remaining tranches continuing to vest on February 28, 2007 and February 28, 2008. Mr. Abolt’s employment is subject to non-compete, non-solicitation and confidentiality provisions as set forth in the employment agreement. In the event that Mr. Abolt is terminated for any reason other than for “cause,” he shall be entitled to payment of his average annual compensation, consisting of his then current annual base salary plus his average annual target bonus, for (a) 24 months if such termination occurs in the first two years of his employment contract, or (b) 18 months if such termination occurs in the last three years of his employment contract. Upon termination other than for “cause,” Mr. Abolt shall forfeit all rights and interests to any unvested equity awards, except for those equity awards that would otherwise vest within three months of the date of his termination. The employment agreement also provides for the acceleration of the vesting of the equity awards in the event of a change in control of us or Covanta.
      Timothy J. Simpson has served as our Senior Vice President, General Counsel and Secretary since October 2004. Other than the employment agreement and compensation matters described below, Mr. Simpson has not engaged in any reportable transactions with us or our subsidiaries during our last fiscal year, and he is not a party to any currently proposed transactions with us. Mr. Simpson does not have any family relationship with any other executive officer or director of ours.
      Mr. Simpson continues to serve as the Senior Vice President, General Counsel and Secretary of Covanta, a position he has held since March 2004.
      We and Covanta entered into a five-year employment agreement with Mr. Simpson, commencing October 5, 2004. Pursuant to his employment agreement, Mr. Simpson is entitled to an initial base salary of $240,180 per year and an annual target bonus of 45% of his base salary, depending upon Covanta’s achievement of certain financial targets and other criteria approved by our Board of Directors. Mr. Simpson also received a grant of 17,242 shares of restricted stock, valued at $125,000 at the date of grant, and options to purchase 75,000 shares of our common stock at a price of $7.43 per share pursuant to the Employees Plan. The restricted stock vests in equal installments over three years, with 50% of such shares vesting in equal annual installments commencing February 28, 2005, so long as Mr. Simpson is employed by us, and 50% vesting in accordance with Covanta’s achievement of certain operating cash flow or other performance-based metrics of Covanta as approved by the Board of Directors, commencing February 28, 2005. The options vest over three years in equal installments, commencing on February 28, 2006 and were subsequently accelerated to begin vesting on March 21, 2005 with the remaining tranches continuing to vest on February 28, 2007 and February 28, 2008. Mr. Simpson’s employment is subject to non-compete, non-solicitation and confidentiality provisions as set forth in the employment agreement. In the event that Mr. Simpson is terminated for any reason other than for “cause,” he shall be entitled to payment of his average annual compensation, consisting of his then current annual base salary plus his average annual target bonus, for (a) 24 months if such termination occurs in the first two years of his employment contract, or (b) 18 months if such termination occurs in the last three years of his employment contract. Upon termination other than for “cause,” Mr. Simpson shall forfeit all rights and interests to any unvested equity awards, except for those equity awards that would otherwise vest within three months of the date of his termination. The employment agreement also provides for the acceleration of the vesting of the equity awards in the event of a change in control of us or Covanta.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment Arrangements
      See the descriptions of our employment agreements with Anthony J. Orlando, Craig D. Abolt and Timothy J. Simpson contained in “Executive Compensation — Employment Arrangements” above.
Related Party Agreements
      Following ACL’s emergence from bankruptcy, we sold our entire 50% interest in Vessel Leasing to ACL on January 13, 2005 for $2.5 million. The price and other terms and conditions of the sale were negotiated on an arm’s length-basis for us by a special committee of our Board of Directors.
      We entered into a corporate services agreement dated as of September 2, 2003, pursuant to which EGI agreed to provide certain administrative services to us, including, among others, shareholder relations, insurance procurement and management, payroll services, cash management, tax and treasury functions, technology services, listing exchange compliance and financial and corporate record keeping. Samuel Zell is also the Chairman of EGI, and William Pate is also an executive officer of EGI. We paid EGI $20,000 per month plus specified out-of-pocket fees and expenses incurred by EGI under this corporate services agreement. We and EGI terminated this agreement with the integration of Covanta’s operations with ours as of November 2004.
      As part of the investment and purchase agreement dated as of December 2, 2003, pursuant to which we agreed to acquire Covanta, we arranged for a new replacement letter of credit facility for Covanta, secured by a second priority lien on Covanta’s available domestic assets, consisting of commitments for the issuance of standby letters of credit in the aggregate amount of $118 million. This financing was provided by SZ Investments, Third Avenue and Laminar, a significant creditor of Covanta. Each of SZ Investments, Third Avenue Trust and Laminar, referred to as the “Bridge Lenders” in this prospectus, or an affiliate own over 5% of our common stock. Samuel Zell and William Pate are affiliated with SZ Investments. David Barse, one of our current directors, is affiliated with Third Avenue. The second lien credit facility had a term of five years. The letter of credit component of the second lien credit facility required cash collateral to be posted for issued letters of credit in the event Covanta has cash in excess of specified amounts. Covanta also paid an upfront fee of $2.36 million upon entering into the second lien credit agreement, and (1) a commitment fee equal to 0.5% per annum of the daily calculation of available credit, (2) an annual agency fee of $30,000, and (3) with respect to each issued letter of credit an amount equal to 6.5% per annum of the daily amount available to be drawn under such letter of credit. Amounts paid with respect to drawn letters of credit bore interest at the rate of 4.5% over the base rate on issued letters of credit, increasing to 6.5% over the base rate in specified default situations. Subsequent to the signing of the investment and purchase agreement, each of the Bridge Lenders assigned approximately 30% of their participation in the second lien letter of credit facility to Goldman Sachs Credit Partners, L.P., Laminar assigned the remainder of its participation in the second lien letter of credit facility to TRS Elara, LLC. This debt was refinanced and paid off in connection with the Ref-Fuel acquisition in July 2005.
      We obtained the financing for our acquisition of Covanta pursuant to a note purchase agreement dated December 2, 2003, from the Bridge Lenders. Pursuant to the note purchase agreement, the Bridge Lenders provided us with $40 million of bridge financing in exchange for notes we issued. We repaid these notes with the proceeds from a rights offering of our common stock which was completed in June 2004 and by conversion of a portion of the note held by Laminar into 8.75 million shares of our common stock pursuant to the note purchase agreement. In consideration for the $40 million of bridge financing, the arrangement by the Bridge Lenders of the $118 million second lien credit facility and the arrangement by Laminar of a $10 million international revolving credit facility secured by Covanta’s international assets, we issued to the Bridge Lenders an aggregate of 5,120,853 shares of our common stock.
      Pursuant to registration rights agreements, we filed a registration statement with the SEC to register the shares of common stock issued to the Bridge Lenders under the note purchase agreement. The registration statement was declared effective on August 24, 2004.
      As part of our negotiations with Laminar and Laminar becoming a 5% stockholders of ours, pursuant to a letter agreement dated December 2, 2003, Laminar agreed to transfer restrictions on the shares of common stock that Laminar acquired pursuant to the note purchase agreement. Further, in accordance with the transfer restrictions contained in Article Fifth of our certificate of incorporation restricting the resale of our common stock by 5% stockholders, we have agreed with Laminar to provide it with limited rights to resell the common stock that it holds.
      Also in connection with the financing for the acquisition of Covanta, we agreed to pay up to $0.9 million in the aggregate to the Bridge Lenders as reimbursement for expenses incurred by them in connection with the note purchase agreement.
      The note purchase agreement and other transactions involving SZ Investments, Third Avenue and Laminar were negotiated, reviewed and approved by a special committee of our Board of Directors composed solely of disinterested directors and advised by independent legal and financial advisors.
      We and Covanta have also entered into Amendment No. 1 to Tax Sharing Agreement among us, Covanta and CPIH, dated as of June 24, 2005, which amended the Tax Sharing Agreement among us, Covanta and CPIH, dated as of March 10, 2004, which we refer to as the “Tax Sharing Agreement” in this prospectus. The amendment to the Tax Sharing Agreement added Ref-Fuel to the group of Covanta affiliates covered by the Tax Sharing Agreement and amended certain schedules to the Tax Sharing Agreement.
      On June 24, 2005, we, through Covanta, purchased 100% of the issued and outstanding capital stock of Ref-Fuel for $740 million in cash and the assumed consolidated net debt of Ref-Fuel of $1.3 billion ($1.5 billion of consolidated indebtedness and $0.2 billion of cash and restricted cash).
      We financed our purchase of Ref-Fuel through a combination of debt and equity financing. The equity component of the financing consisted of the approximately $400 million Ref-Fuel rights offering. In the Ref-Fuel rights offering, our existing stockholders were issued rights to purchase our stock on a pro rata basis, with each holder entitled to purchase 0.9 shares of our common stock for each share of our common stock held as of May 27, 2005, the record date.
      SZ Investments (including Fund 05-07), Third Avenue and Laminar, then representing ownership of approximately 40.4% of our outstanding common stock, each separately committed to participate in the Ref-Fuel rights offering and acquired at least their respective pro rata portion of the shares. As consideration for their commitments, we paid each of these stockholders an amount in cash equal to 1.75% of their respective equity commitments which in the aggregate was $2.8 million. We agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that we undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      We are required to conduct the offering covered by this prospectus and registration statement in order to satisfy our obligations as the sponsor of the plan of reorganization of Covanta and to comply with terms of a letter agreement we have executed with Laminar. As of January 12, 2004, Laminar held approximately $10.4 million of the 9.25% Debentures. Other than confirmation of the restructuring of this offering to include the Contingent Offering, we have not had any discussions with Laminar regarding their participation in this offering.
      SZ Investments, a company affiliated with Samuel Zell (the former Chief Executive Officer and President and current Chairman of our Board of Directors) and William Pate, one of our directors, was a holder through its affiliate, HY I Investments, L.L.C., referred to as “HYI” in this prospectus, of approximately 42% of the senior notes and payment-in-kind notes of ACL, a former unconsolidated subsidiary of ours. ACL’s plan of reorganization was confirmed (without material conditions) on December 30, 2004 and it emerged from Chapter 11 bankruptcy proceedings in January 2005. Pursuant to the terms of ACL’s plan of reorganization, the notes held by HYI were converted into equity of ACL and Fund 05-07 received equity in ACL. As disclosed in a Schedule 13D dated and filed with the SEC on October 11, 2005 by HYI, SZ Investments, Fund 05-07 and other of their related entities with respect to that filing group’s ownership of ACL’s common stock, on October 6, 2005, HYI made a distribution of the ACL common stock it then held to its members on a pro rata basis. Upon such distribution, SZ Investments, as a member of HYI, received its pro rata share of such ACL common stock.
      Clayton Yeutter, one of our current directors, is of counsel to the law firm of Hogan & Hartson LLP. Hogan & Hartson provided Covanta with certain legal services during 2004 as it has for many years prior thereto. This relationship preceded our acquisition of Covanta and Mr. Yeutter did not direct or have any direct or indirect involvement in the procurement or the provision of such legal services and does not directly or indirectly benefit from fees for those services. Our Board has determined that such relationship does not interfere with Mr. Yeutter’s exercise of independent judgment as a director.

USE OF PROCEEDS
      Assuming full participation in the Base Offering, we expect to receive gross proceeds of $4,590,000. Assuming full participation in the Contingent Offering, we expect to receive gross proceeds of $16,200,000, for total gross proceeds of this offering of $20,790,000. We have estimated that we will incur approximately $800,000 of expenses in this offering.
      The proceeds from this offering will be used for general corporate purposes. We currently have no other specific plans for the proceeds of this offering. There is no minimum condition to participation in either the Base Offering or Contingent Offering. For additional information on the reasons for this offering see “Summary — About the Contingent Offering” and “Summary — The Offering — Reason for Offering.”
      We have not engaged an underwriter so no underwriting fees or commission will be payable in connection with this offering.
      Assuming full participation by the eligible offerees in this offering, we would expect to have a net cash inflow as shown below:

(In millions of
dollars)
Expected proceeds from this offering	$20.79
Estimated offering expenses of this offering	(0.80)

Net cash	$19.99

      Assuming full participation in this offering, information as to share issuance and resulting outstanding shares follows:

Common stock issuable under this offering	5.7 million shares
Common stock outstanding prior to this offering	141.2 million shares

Common stock outstanding following issuances in this offering	146.9 million shares

      Although our common stock is currently trading at a significant premium to the exercise prices applicable to the Base Offering and the Contingent Offering, there can be no assurances as to the extent of the participation in this offering. If, for example, only 50% of the shares offered under the Base Offering and the Contingent Offering were purchased the eligible offerees (for example, 1.5 million shares under the Base Offering and 1.35 million shares under the Contingent Offering) the net cash result would be as follows:

(In millions of
dollars)
Expected proceeds from 50% of Base Offering	$2.30
Expected proceeds from 50% of Contingent Offering	8.10
Estimated offering expenses of this offering	(0.75)

Net cash	$9.65

THE OFFERING
      We are conducting an offering in which we are offering to eligible offerees at no charge the right to purchase, in the form of a Base Warrant, their allocable portion of up to 3,000,000 shares of our common stock at a purchase price of $1.53 per share and, for each share so purchased, a Contingent Warrant will automatically and immediately be issued, without any additional action required on the part of the eligible offeree, with the right to purchase 0.9 shares of our common stock at an exercise price of $6.00 per share. If all of these Contingent Warrants are issued and exercised, we will issue an additional 2,700,000 shares of our common stock.

      In the Covanta Plan of Reorganization, as sponsored by us, we agreed to conduct the Base Offering of up to 3,000,000 shares of our common stock at a price of $1.53 per share. Under the letter agreement that we entered into with Laminar in connection with our acquisition of Ref-Fuel, as described more fully in this prospectus under “Summary — The Offering — Reason for Offering,” we also agreed to amend the terms of the Base Offering in order to give eligible offerees the generally equivalent opportunity, as reflected in the Contingent Offering, to purchase shares of our common stock at $6.00 per share as if the Base Offering had been completed prior to the commencement of the Ref-Fuel rights offering.
      The Base Offering is being made solely to eligible offerees who are the holders as of January 12, 2004 of the $100,000,000 of principal amount of 9.25% Debentures issued by Covanta who voted in favor of the Covanta Plan of Reorganization, as sponsored by us. Each eligible offeree is entitled to purchase its pro rata portion of the 3,000,000 shares of common stock being offered for purchase through the Base Offering at $1.53 per share. This pro rata portion is determined by multiplying by 3,000,000 the ratio of the principal amount of 9.25% Debentures held by each eligible offeree over $93,593,000, the principal amount of all outstanding 9.25% Debentures voted in favor of the Covanta Plan of Reorganization.
      In addition, the Contingent Offering is being made solely to eligible offerees who purchase shares in the Base Offering in the form of contingently issuable, non-transferable warrants. We will issue Contingent Warrants to purchase 0.9 shares of our common stock at $6.00 per share for each share of common stock purchased by an eligible offeree through the exercise of Base Warrants in the Base Offering.
      The warrants to purchase shares of our common stock under the Base Offering and the Contingent Offering will commence upon the date of this prospectus and will expire if they are not exercised by 5:00 p.m., Eastern Time, on February 21, 2006 and have no further value. There are no oversubscription privileges being offered under the offering and warrants not exercised will not be reallocated to other eligible offerees nor may any such warrants be transferred in any way or to any person.
      The offering is eligible for ASOP. Since all record holders of the 9.25% Debentures are DTC participants, we are requiring that all rights be exercised through ASOP.
      Eligible offerees should note that immediately available funds must be received by the expiration date for the warrant exercise to be valid. See “— ASOP Procedures” and “— Exercise Prices” in this section of the prospectus. We reserve the right to limit the exercise of any warrants that would result in a risk of any stockholder becoming the owner of 5% or more of our common stock. See “Risk Factors — Risks Related to the Offering — We Have The Right to Limit The Purchase of our common stock” and “The Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.” Eligible offerees who exercise their warrants offered in the offering will not be entitled to revoke their exercise. Eligible offerees who do not exercise their rights will relinquish any value inherent in the warrants.
      To avoid the inconvenience of issuing fractional shares, you will not receive fractional shares of our common stock, but instead, you will receive cash in lieu of fractional shares of our common stock as a result of your warrant exercise(s), calculated as the product of the fraction of a share of common stock multiplied by the difference between the current market price of a share of common stock and the applicable exercise price.
ASOP Procedures
      Eligible offerees that are exercising warrants issued in the offering must transmit their notices by electronic message through ASOP. Your notice must specify the number of Base Warrants and also specify, if applicable, the number of Contingent Warrants that you are exercising. DTC will then send an agent’s message to the warrants agent for the offering, Wells Fargo Bank, National Association, for its acceptance. Delivery of the agent’s message by DTC indicates that you agree to be bound to the terms and conditions of the offering (including the authorization that the exercise price be debited from your DTC account).
Expiration of the Offering
      You may exercise Base Warrants and Contingent Warrants at any time before 5:00 p.m., Eastern Time, on February 21, 2006. If you do not exercise your warrants before the expiration date, your unexercised warrants, will be null and void. We will not be obligated to honor your exercise of warrants if the warrant agent receives the agent’s message relating to your exercise after the offering expires.
Exercise Prices
      The warrants issued under the Base Offering and the Contingent Offering each have a different per share exercise price. The exercise price for Base Warrants issued under the Base Offering is $1.53 per share and the exercise price for Contingent Warrants issued under the Contingent Offering is $6.00 per share.
      The $1.53 per share purchase price in the Base Offering was a negotiated purchase price which was contractually agreed upon in the Covanta Plan of Reorganization. This price was established at the time of the bridge financing for the acquisition of Covanta, at a price in excess of the then current market price of $1.40 per share. In connection with establishing the purchase price, which was also the conversion price of the bridge financing obtained in connection with our acquisition of Covanta and the exercise price in a previous pro rata rights offering that we conducted in order to refinance $40 million of indebtedness that we incurred in order to finance our acquisition of Covanta, we were advised by an independent, nationally recognized financial advisor and a special committee of the Board of Directors considered the transaction. At that time, we agreed to conduct the Base Offering at the same price of $1.53 per share as the pro rata rights offering previously conducted. The number of shares to be offered, however, was not determinable at such time.
      The $6.00 per share purchase price in the Contingent Offering was the same price that was offered to our stockholders in the Ref-Fuel rights offering that we conducted to finance the acquisition of Ref-Fuel. We are using the same purchase price in the Contingent Offering to provide the eligible offerees a generally economic equivalent offering as if the Base Offering had been closed on or prior to the record date of the Ref-Fuel rights offering.
      The purchase price of all shares of common stock you purchase in the offering is payable by debiting your account at DTC when the agent’s message is electronically sent to the warrant agent. If the conditions to the completion of the offering are not satisfied or the offering is otherwise terminated, your funds will be returned to you as soon as practicable by crediting your DTC account, without interest or deduction.
Purchase of Shares
      You may purchase the shares of common stock pursuant to the exercise of warrants by delivering your electronic notice through ASOP prior to 5:00 p.m., Eastern Time, on the expiration date.
Certificate of Incorporation Restrictions; Escrow Protection Mechanics
      Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any record or beneficial, direct or indirect, holder of 5% or more of our common stock, however acquired, including acquisition though exercise of rights to purchase shares granted by us, to sell, transfer, pledge, encumber or dispose of any shares owned by such 5% stockholder, or to purchase, acquire, or otherwise receive additional shares of our common stock without our prior consent. Our certificate of incorporation also restricts the ability of any other holder, whether direct or indirect, record or beneficial, to make an acquisition of our common stock which will result in total ownership, either direct or indirect, record or beneficial, by such stockholder of 5% or more of our common stock without our prior consent. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Internal Revenue Code:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Such attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

•	In determining stock ownership, any person or entity that holds an option to acquire either common stock or another option or right to acquire common stock should be treated as owning the underlying common stock.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.
      We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agent to refuse to honor any exercise of warrants, by 5% stockholders.
      The total number of our common shares expected to be outstanding upon completion of the offering, assuming all of the shares of common stock are purchased, is 146,865,840. 5% of 146,865,840 is 7,343,292.
      In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by purchasing shares of common stock, each purchaser will represent to us that such purchaser will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than approximately 6,600,000 shares, constituting approximately 4.5% of our outstanding common stock;

(2) if such exercise would result in such purchaser owning more than 6,600,00 shares of our common stock, constituting approximately 4.5% of our outstanding common stock, such purchaser must notify the warrant agent at the telephone number set forth under “The Warrants Agent;”

(3) if requested, each purchaser will be required to provide us with additional information regarding the amount of common stock that the purchaser owns; and

(4) we shall have the right to instruct the warrant agent to refuse to honor such purchaser’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such purchaser owning 5% or more of our common stock.
      By exercising warrants in the offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you.
      The escrow protection mechanics are meant to be applied in conjunction with the restrictions in our certificate of incorporation and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the warrants issued in the offering. We have received opinions of counsel that the provisions in our certificate of incorporation and the escrow protection mechanics are legal, valid, binding and enforceable under Delaware law. We intend to vigorously challenge any attempt to violate these restrictions and to pursue all available remedies in the event of any violation. Any purported exercise of warrants, in violation of either the restrictions in our certificate of incorporation or the escrow protection mechanics section, will be void and of no force and effect.
Conditions to the Offering
      We may terminate the offering if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the offering that in the reasonable judgment of our board of directors would or could make the offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the offering. We may waive any of these conditions and choose to proceed with the offering even if one or more of these events occurs. To the extent that any of these conditions are applicable to all stockholders, we will not waive such condition with respect to an individual stockholder unless that condition is waived for all stockholders.
      In addition, if we determine that the purchase of the shares of common stock would cause an unreasonable risk of a Section 382 ownership change, we may terminate the offering. See “United States Federal Income Tax Consequences — Section 382 and Limitations on our Use of Losses.”
      If the conditions to completion of the offering are not satisfied or we otherwise terminate the offering, all rights will expire without value and all exercise payments received by the warrant agent will be returned promptly, without interest or deduction.
Amendments
      We reserve the right to amend the terms or conditions of the offering.
      We may amend the terms of the warrants only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the warrant agent deem necessary or desirable and which will not adversely affect the interests of the eligible offerees. If we amend the terms or conditions of the offering, a new prospectus will be distributed to all eligible offerees who have previously exercised warrants and to eligible offerees of record of unexercised warrants on the date we amend the terms.
      In addition, all eligible offerees who have previously exercised warrants, or who exercise warrants within four business days after the mailing of the new prospectus, will be asked to confirm through ASOP their exercise of warrants under the terms of the offering as amended by us. An eligible offeree who has previously exercised any warrants, or who exercises warrants within four business days after the mailing of the new prospectus, and who does not confirm through ASOP the exercise of the warrants under the amended terms within five business days after our request for confirmation will be deemed to have cancelled such eligible offeree’s exercise of warrants, and the full amount of the exercise price previously paid by such eligible offeree will be promptly returned by crediting such eligible offeree’s DTC account, without interest or deduction. Any agent’s message received by the warrant agent five or more business days after the date of the amendment will be deemed to constitute the consent of the eligible offeree who sent such agent’s message to the amended terms.
      If we extend or withdraw the offering, we will notify eligible offerees of such an extension or withdrawal by sending eligible offerees a written notice via our warrant agent, Wells Fargo Bank, National Association.
The Warrant Agent
      We have appointed Wells Fargo as warrant agent for the offering. Any questions regarding your status as an eligible offeree, the number of shares you are entitled to purchase or requests for additional copies of this prospectus or any ancillary documents may be directed to the warrant agent at the following address and telephone number:
Patty Adams
Wells Fargo Bank
Corporate Trust Services
Sixth & Marquette
MAC N9303-120
Minneapolis, MN 55479
Telephone: (612) 667-1102
Facsimile: (612) 667-9825
      Wells Fargo, as warrant agent, will verify all exercises of warrants and will certify to us that the warrants have been properly allocated and exercised in accordance with the terms of the offering. We will pay the warrant agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the warrant agent against any liabilities that it may incur in connection with the offering, subject to its failure to follow the terms of the offering or its willful misconduct or gross negligence.
Method of Payment
      Your payment of the purchase price will be made by debiting your DTC account at the time DTC sends the agent’s message to the warrant agent through ASOP and will be considered received by the warrants agent at such time.
Your Funds Will Be Held by the Warrant Agent until Shares of Common Stock are Issued
      The warrant agent will hold your payment of the exercise price payment in a segregated account with other payments received from other eligible offerees until we issue your shares to you or return your payment, without interest or deduction.
Issuance of Shares
      Our transfer agent and registrar, American Stock Transfer & Trust Company, will make the necessary book-entry transfers, or upon your request, will deliver to you certificates, representing the shares that you purchase upon the exercise of your warrants as soon as practicable after the offering has expired.
Notice to Record Holders
      If you are a bank, broker, trustee, depository or other nominee who held the 9.25% Debentures for the account of others on the record date, you should notify the respective beneficial owners of such 9.25% Debentures as of January 12, 2004 of the offering as soon as possible to find out their intentions with respect to exercising their Base Warrants, and if applicable, Contingent Warrants. You should obtain instructions from the beneficial owner with respect to each of the warrants, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner instructs you to exercise the Base Warrants and Contingent Warrants, you should send the appropriate electronic notice to DTC. When you exercise warrants on behalf of beneficial owners through ASOP, you will be required to certify that each beneficial owner for whom you are exercising warrants is an eligible offeree.
Beneficial Owners
      If you were the beneficial owner of the 9.25% Debentures on January 12, 2004 and voted in favor of our plan of reorganization or have otherwise been authorized to participate in this offering by the Bankruptcy Court having jurisdiction over the Covanta Plan of Reorganization, we will ask your bank, broker, trustee, depository or other nominee to notify you of the offering. If you wish to exercise your Base Warrants, and if applicable, Contingent Warrants, you will need to have your bank, broker, trustee, depository or other nominee act for you. To indicate your decision with respect to exercising warrants, you should complete and return to your bank, broker, trustee, depository or other nominee the form entitled “Beneficial Owner Election Form,” specifying the number of Base Warrants and the number, if applicable, of Contingent Warrants being exercised. You should receive this form from your bank, broker, trustee, depository or other nominee with the other offering materials.
Determinations Regarding the Exercise of Your Warrants
      We and the warrant agent will decide all questions concerning the timeliness, validity, form and eligibility of your warrant exercise(s) and these determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your warrants because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

      Neither we nor the warrant agent will be under any duty to notify you of any defect or irregularity in connection with your submission of exercise notices and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of warrants if your exercise is not in accordance with the terms of the offering or in proper form. We will also not accept your exercise of warrants if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described under “— Conditions to the Offering.”
Questions about Exercising Your Warrants
      If you have any questions, require assistance regarding the method of exercising your Base Warrants, and if applicable, Contingent Warrants or have any requests for additional copies of this prospectus, you should contact the warrant agent at the address and telephone number set forth above under “— The Warrant Agent.”
Shares of Common Stock Outstanding after The Offering
      If all the warrants are exercised in the Base Offering and Contingent Offering, 146,865,840 shares of our common stock will be issued and outstanding, based on the number of shares outstanding on January 13, 2006. Based on the 141,165,840 shares of our common stock issued and outstanding as of January 13, 2006, our issuance of shares in the offering would result, on a pro forma basis in an approximately 4% increase in the number of outstanding shares of our common stock.
Other Matters
      We are not making the offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from eligible offerees who are residents of those states or other jurisdictions. We may delay the commencement of the offering in those states or other jurisdictions, or change the terms of the offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the offering.
Determination of Terms of Offering
      The terms of the Base Warrants issued in the Base Offering were determined as part of the Covanta Plan of Reorganization, as sponsored by us. Under this plan, part of the consideration to be provided to holders of the 9.25% Debentures (who are considered to be holders of approved subclass 3B claims under the terms of the Covanta Plan of Reorganization) who voted in favor the Covanta Plan of Reorganization have the right to participate in the Base Offering. Subsequently, on September 30, 2005 and October 14, 2005, the Bankruptcy Court having jurisdiction over the Covanta Plan of Reorganization authorized the participation of certain holders of the 9.25% Debentures whose votes were not properly included on January 12, 2004 to participate in the offering.
      The terms of the Contingent Warrants that are contingently issuable in the Contingent Offering were determined as part of our January 31, 2005 letter agreement with Laminar in which we agreed that if the Base Offering to eligible offerees, including Laminar, was not closed prior to the record date for the Ref-Fuel rights offering, we would restructure the offering covered by this prospectus to offer additional shares of our common stock at the same purchase price and in an amount equal to the number of shares of common stock that such eligible offerees would have been entitled to purchase in the Ref-Fuel rights offering if this offering was consummated on or prior to the record date of the Ref-Fuel rights offering.
      Since the record date of the Ref-Fuel rights offering has passed and that offering has been completed with each stockholder during the offering period being eligible to purchase 0.9 shares of our common stock at $6.00 per share for each share that they then owned, consistent with the January 31, 2005 letter agreement, we are offering under the Contingent Offering the right to eligible offerees to receive and exercise contingently issuable warrants to purchase 0.9 shares of our common stock at $6.00 per share for each share of our common stock that they purchase at $1.53 per share in the Base Offering. The Contingent Offering will enable eligible offerees to purchase our common stock at similar prices and amounts as if Base Offering had been completed prior to the commencement of the Ref-Fuel rights offering.
      While our common stock has traded at a price in excess of the exercise price on the date of this prospectus under both the Base Offering and the Contingent Offering, there can be no assurance that the market price of our common stock will not decline during the exercise period to a level equal to or below the exercise price under the Base Offering and/or Contingent Offering or that, following the issuance of our common stock upon exercise of warrants under the Base Offering and/or Contingent Offering, an exercising holder will be able to sell shares purchased in the offering at a price equal to or greater than the applicable exercise price. See “Risk Factors” for a more complete discussion of risks associated with the offering and our businesses.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of material U.S. federal income tax consequences of the issuance of the Base Warrants in the Base Offering and the contingent issuance of the Contingent Warrants in the Contingent Offering and of the exercise of the Base Warrants and Contingent Warrants, respectively. The discussion is based upon the Internal Revenue Code, treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular eligible offeree or to holders subject to special treatment under federal income tax laws such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, foreign persons, or persons holding our common stock as part of a straddle or conversion transaction. This discussion is limited to U.S. persons that hold our common stock, or would hold our common stock acquired upon the exercise of warrants issued in the offering, as capital assets. Except as otherwise stated herein, no ruling has been or will be sought from the IRS regarding any matter discussed herein. Considerable uncertainty exists as to the federal income tax consequences of the receipt of the warrants under the offering and the exercise of such warrants. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us, an investment in us or the receipt or exercise of the warrants issued in the offering. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Eligible offerees should consult their tax advisors as to the federal income tax consequences of the offering and any exercise of warrants received, including those that are relevant to their particular situations, as well as the effects of state, local and non-U.S. tax laws.
      For purposes of this discussion, a U.S. person means any one of the following:

•	an individual citizen or resident of the United States;

•	a partnership, corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Issuance of Warrants, Basis and Holding Period of Warrants
      We agreed to make this offering of Base Warrants under the Base Offering as an inducement to holders of the 9.25% Debentures to approve the Covanta Plan of Reorganization and we agreed to make the Contingent Offering of the Contingent Warrants pursuant to the January 31, 2005 letter agreement with

Laminar. It is likely that the IRS would take the position that each eligible offeree will recognize ordinary income for federal income tax purposes in an amount equal to the value of the warrants received upon receipt, and, as discussed below under “Backup Withholding and Information Reporting,” we will take this position for purposes of reporting the tax consequences of the offering to the IRS. If an eligible offeree were required to recognize ordinary income upon receipt of the warrants, such eligible offeree would have a tax basis in the warrants received equal to the income recognized by such offeree upon receipt of the warrants. The holding period for each warrant would commence upon receipt of each warrant.
      The federal income tax treatment of the receipt of the warrants is uncertain, and alternative positions as to the appropriate federal income tax consequences of a receipt of Base Warrants in the Base Offering or a receipt of Contingent Warrants (if any) in the Contingent Offering may be supportable under applicable legal authorities. Consequently, eligible offerees should consult their tax advisors as to the federal income tax consequences to them of the offering, including those federal income tax consequences that are relevant to their particular situations.
Expiration of the Warrants
      Eligible offerees whose warrants expire unexercised, and for whom our common stock would be a capital asset, will recognize a short-term capital loss equal to their basis in the expired warrants upon the expiration of the warrants.
Exercise of the Warrants, Basis and Holding Period of Acquired Shares
      No gain or loss will be recognized by a holder upon the exercise of warrants received in the offering (except with respect to cash received in lieu of fractional shares) if such holder is required to recognize ordinary income for federal income tax purposes upon receipt of the warrants in an amount equal to the value of the warrants upon receipt. For such a holder, the basis of the common stock acquired through exercise of each warrant will be equal to the sum of the exercise price paid for such stock and the basis of the warrant exercised. The holding period for the common stock acquired through exercise of the warrants received in the offering will begin on the date of the closing of the offering (i.e., upon exercise of the warrants).
      The federal income tax consequences of exercising warrants received in the offering is uncertain, and alternative positions as to the appropriate federal income tax treatment of such warrant exercises may be supportable under applicable legal authorities. Consequently, holders should consult their tax advisors as to the federal income tax consequences to them of any exercise of warrants received in the offering, including the federal income tax consequences that are relevant to their particular situations.
Backup Withholding and Information Reporting
      Generally, we must report annually to the IRS and to each stockholder the amount, if any, of the dividends paid to such stockholder with respect to our stock and the amount of tax, if any, that we withheld on such distribution. In addition, pursuant to the information reporting requirements of the Internal Revenue Code of 1986, as amended, we will report to the IRS and to each eligible offeree such eligible offeree’s receipt of warrants issued in the offering as its receipt of an amount of ordinary income that is equal to the value of the warrants received upon receipt. Under current U.S. Treasury Regulations, backup withholding tax will generally apply unless the stockholder or eligible offeree, as applicable, furnishes a correct taxpayer identification number and provides any other required certifications or is otherwise exempt from backup withholding.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS.

Section 382 and Limitations on our Use of Losses
      As of December 31, 2004 we reported that we had NOLs estimated to be approximately $516 million for federal income tax purposes, which expire in various amounts, if not used before December 31, 2023. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change,” generally a more than 50% increase in stock ownership, measured by value, during a 3-year testing period by “5% stockholders.” In the event of an ownership change, the amount of our NOLs that could be utilized in any taxable year would be generally limited to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.
      We believe that the offering will not result in an ownership change. The offering has been structured to substantially comply with applicable treasury regulations.
      In addition, our certificate of incorporation contains restrictions on the transfer and acquisition of our shares, which were designed to prevent an involuntary ownership change, although such restrictions cannot prevent an involuntary ownership change in all circumstances. The offering also contains certain other provisions which will be applied in conjunction with the restrictions in our certificate of incorporation to provide us with a means to enforce such restrictions with regard to the exercise of the warrants issued in the offering. See “The Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a more complete discussion. We cannot be certain, however, that these restrictions will prevent a transaction that is outside of our control from triggering an ownership change.
PLAN OF DISTRIBUTION
      The common stock covered by this prospectus will be issued directly to the purchasers by us without the use of any underwriter, selling agent, broker, dealer or finder. The expenses of the offering are being paid for by us.
DESCRIPTION OF COMMON STOCK
      We are authorized to issue 260,000,000 shares of capital stock. The number of shares of common stock authorized is 250,000,000 with each share having a par value of $0.10 per share.
Voting Rights
      Each holder of an outstanding share of our common stock is entitled to cast one vote for each share registered. Any consolidation or merger pursuant to which shares of our common stock would be converted into or exchanged for any securities or other consideration, would require the affirmative vote of a majority of the outstanding shares of the common stock holders.
Dividends
      Subject to the rights and preferences of any outstanding preferred stock and limitations imposed by the note purchase agreement, we will award dividends on common stock payable out of our funds if and when our board of directors declares them. However, we will not pay any dividend, set aside payment for dividends, or distribute on common stock unless:

•	we have paid or set apart all accrued and unpaid dividends for the preferred stock and any stock ranking on its parity; and

•	we have set apart sufficient funds for the payment of the dividends for the current dividend period with respect to the preferred stock and any of the stock ranking on its parity.

Rights in Liquidation
      Upon our liquidation, dissolution or winding up, all holders of our common stock are entitled to share ratably in any assets available for distribution to holders of our common stock, after payment of any preferential amounts due to the holders of any series of our preferred stock.
Preemptive Rights
      Shares of our common stock do not entitle a stockholder to any preemptive rights to purchase additional shares of our common stock.
Transfer Restrictions
      Our common stock is subject to the following transfer restrictions: No holder of 5% or more of our common stock, including any holder who proposes to acquire common stock which would result in that holder owning 5% or more of our common stock, may purchase or receive additional shares of our common stock, or sell or transfer any of our shares of common stock, without our determining that the transaction will not result in, or create an unreasonable risk of, an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code, or any similar provisions relating to preservation of our NOLs. This 5% limitation on ownership of stock may preserve effective control of us by our principal stockholders and preserve our board’s and management’s tenure.
      In order to ensure compliance with this restriction, and to establish a procedure for processing the requests of a 5% stockholder to acquire or transfer common stock, as described in Article Fifth of our certificate of incorporation the following provisions apply to all 5% stockholders:
      Delivery of Shares and Escrow Receipts. We will issue all shares of common stock of a 5% stockholder in the name of “Covanta Holding Corporation, as Escrow Agent” and we will hold them in escrow. In lieu of certificates reflecting ownership of the escrowed common stock, we will issue the 5% stockholders an escrow receipt reflecting their beneficial ownership of common stock and recording ownership of the escrowed stock. Escrow receipts are non-transferable. The 5% stockholders retain full voting and dividend rights for all escrowed stock.
      Duration of Our Holding the Escrowed Stock. As escrow agent, we hold all shares of escrowed stock until the termination of the escrow account. If a 5% stockholder desires to transfer escrowed stock to a non-5% stockholder, we will hold all shares of escrowed stock until we receive a favorable opinion from our tax counsel that the transfer may be made without creating an unreasonable risk of resulting in an ownership change under the tax law.
      Acquisitions and Transfers. We will treat all requests by 5% stockholders to acquire or transfer escrowed stock on a “first to request, first to receive” basis. All requests must be in writing and delivered to us at our principal executive office, attention General Counsel, by registered mail, return receipt requested, or by hand. In the event that we are unable to conclude that a requested acquisition or transfer can be made without an ownership change under the tax law, then provided the 5% stockholder has acquired our common stock in accordance with the procedures set forth in our certificate of incorporation:

•	we will advise the requesting party in writing; and

•	we will approve any subsequent request by other 5% stockholders of a type that we had previously denied only after we give all previously denied requests (in the order denied) the opportunity to complete the previously desired transaction. In addition, we may approve any requested transaction in any order of receipt if, in our business judgment, the transaction is in our best interests.
      Termination of the Stock Escrow Account. The stock escrow will terminate upon the first to occur of the following:

•	we conclude that the restrictions are no longer necessary in order to avoid a loss of the NOLs;

•	the NOLs are no longer available to us; or

•	our Board of Directors concludes, in its business judgment, that preservation of the NOLs are no longer in our interest.
      Upon termination of the stock escrow, each 5% stockholder will receive a notice that the stock escrow has been terminated and will receive a common stock certificate evidencing ownership of the previously escrowed stock.
      Our certificate of incorporation provides that we are held harmless and released from any liability to 5% stockholders arising from our actions as escrow agent, except for liabilities arising from our intentional misconduct. In performing our duties we are entitled to rely upon the written advice of our tax counsel and our other experts. In the event that we require further advice regarding our role as escrow agent, we may deposit the escrowed stock at issue with a court of competent jurisdiction and make further transfers in a manner consistent with the rulings of the court.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
      Under Section 145 of Delaware General Corporation Law, referred to as the “DGCL” in this prospectus, a corporation has the authority to indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person’s service as a director of officer of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against amounts paid and expenses incurred in connection with the defense or settlement of such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. If such person has been judged liable to the corporation in any action or proceeding brought by or in the right of the corporation, however, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines, despite the adjudication of liability, that such indemnification is proper.
      As permitted by Section 145 of the DGCL, our restated certificate of incorporation and by-laws authorize us to indemnify any officer, director and employee of Covanta against amounts paid or expenses incurred in connection with any action, suit or proceeding (other than any such action by or in the right of the corporation) to which such person is or is threatened to be made a party as a result of such positions if the Board of Directors or stockholders of or independent legal counsel to us, in a written opinion, determine that indemnification is proper.
      We have agreed to indemnify and hold KPMG LLP, referred to as “KPMG” in this prospectus, harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its report on our past financial statements incorporated by reference in this registration statement.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers or persons controlling Covanta pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      Our common stock is listed and traded on the New York Stock Exchange (symbol: CVA). On January 13, 2006 there were approximately 1,170 holders of record of common stock. On January 17, 2006, the closing price of the common stock on the New York Stock Exchange was $16.27.
      The following table sets forth the high, low and closing stock prices of our common stock for the last three years. These prices are as reported on the American Stock Exchange Composite Tape with respect to dates through the close of business on October 4, 2005 and these prices are as reported on the New York Stock Exchange Composite Tape with respect to dates on and after October 5, 2005. Effective as of the close of trading on October 4, 2005, we delisted from the American Stock Exchange and as of October 5, 2005, our shares have been listed for trading on the New York Stock Exchange.

	2005			2004			2003

	High	Low	Close	High	Low	Close	High	Low	Close

First Quarter	$17.34	$7.95	$17.25	$10.03	$2.87	$9.30	$1.55	$0.64	$0.74
Second Quarter	17.70	10.42	12.17	10.40	5.40	6.91	1.60	0.71	1.60
Third Quarter	13.64	11.67	13.43	7.15	5.52	6.09	1.80	1.27	1.37
Fourth Quarter	15.06	10.41	15.06	8.60	6.00	8.45	3.25	1.26	2.91
      We have not paid dividends on our common stock and do not expect to declare or pay any dividends in the foreseeable future. Under current financing arrangements there are material restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances that would likely materially limit the future payment of dividends on common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Liquidity and Capital Resources — Waste and Energy Services Segment” for more detailed information on our credit agreements.
      On December 2, 2003, we entered into a note purchase agreement with the Bridge Lenders pursuant to which in consideration for the $40 million of bridge financing in the form of convertible notes, the agreement by the Bridge Lenders to arrange or provide for the $118 million second lien letter of credit facility and for Laminar to arrange or provide for the $10 million international revolving credit facility, we issued to the Bridge Lenders an aggregate of 5,120,853 shares of common stock. At the time that we entered into the note purchase agreement, agreed to issue the notes convertible into shares of common stock and issued the equity compensation to the Bridge Lenders, the closing price of the common stock on the American Stock Exchange on the day prior to announcement of the Covanta acquisition was $1.40 per share, which was below the $1.53 per share conversion price of the notes.
      Pursuant to their terms, the notes were convertible into common stock at a price of $1.53 per share without action by the Bridge Lenders if all or any portion of the notes are not repaid pursuant to a rights offering, subject to certain agreed upon limitations necessitated by our NOLs.
      In addition, under the note purchase agreement, Laminar agreed to convert an amount of convertible notes in order to acquire up to an additional 8.75 million shares of the common stock at $1.53 per share based upon the levels of public participation in the rights offering. We issued the maximum of 8.75 million shares to Laminar pursuant to the conversion of approximately $13.4 million in principal amount of notes. Consequently, the $20 million principal amount of notes held by Laminar plus accrued but unpaid interest was repaid in full on June 11, 2004 through the issuance of 8.75 million shares of our common stock to Laminar and $7.9 million of the proceeds from the rights offering.
      The Bridge Lenders were all sophisticated investors that conducted due diligence on us and were either affiliated with members of, or had the opportunity to ask questions of, management in connection with the drafting and negotiation of the note purchase agreement. The issuance of the common stock issued to the Bridge Lenders was exempt from registration pursuant to private offering exemption of Section 4(2) of the Securities Act of 1933, as amended.
      In May 2004 we commenced offering as contemplated by the note purchase agreement, and in June 2004 received proceeds of $26.6 million, which it used in part to repay the bridge lenders in full. Pursuant to a registration rights agreement, we filed a shelf registration statement which was declared effective on August 24, 2004, to register the resale of 17,711,491 shares held by the Bridge Lenders.
EXPERTS
      The consolidated financial statements included for the year ended December 31, 2004 included in Appendix A to this prospectus, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in its report thereon. Such financial statements have been included in the prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Quezon Power, Inc. at December 31, 2004, 2003 and 2002, and for each of the years then ended, have been audited by Sycip Gorres Velayo & Co., a member practice of Ernst & Young Global, independent registered public accounting firm, as set forth in its report thereon included in this prospectus and registration statement in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
      The consolidated financial statements and the related financial statement schedules of Covanta (Debtor in Possession) and subsidiaries as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in this prospectus and registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming Covanta’s plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about Covanta’s ability to continue as a going concern, Covanta’s adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” in 2003, SFAS No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002, and the restatements described in Note 35 to such financial statements) in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Covanta for the periods January 1, 2004 through March 10, 2004, Covanta is referred to as “Predecessor” during this time period, and March 11, 2004 through December 31, 2004, Covanta is referred to as “Successor” during this time period (including schedules appearing therein), have been audited by Ernst & Young, independent registered public accounting firm, as set forth in its report thereon. Such financial statements have been included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The audited historical financial statements of Ref-Fuel and subsidiaries for the period from January 1, 2003 to December 12, 2003 have been included in this prospectus and have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical financial statements of Ref-Fuel and subsidiaries at December 31, 2004 and 2003, and for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, have been included in this prospectus and have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Covanta ARC Holdings, Inc. (formerly known as American Ref-Fuel Holdings Corp.) and subsidiaries for the year ended December 31, 2002, have been included in this prospectus and registration statement in reliance upon the report of KPMG, independent registered public accounting firm, included in this prospectus, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Ref-Fuel’s past consolidated financial statements included in this registration statement.

      The audited historical financial statements of Ref-Fuel Holdings and subsidiaries at December 31, 2004 and 2003, for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical financial statements of Ref-Fuel Holdings and subsidiaries at December 31, 2002 for the period from January 1, 2003 to December 12, 2003 and for the year ended December 31, 2002, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority as experts in auditing and accounting.
LEGAL MATTERS
      The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg llp of Chicago, Illinois.
WHERE YOU CAN FIND MORE INFORMATION
Covanta Holding Corporation
      This prospectus is part of a registration statement on Form S-1 we filed with the SEC under the Securities Act of 1933. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our corporate website, www.covantaholding.com. Our common stock is traded on the New York Stock Exchange. Material filed by us can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.
Covanta Energy Corporation
      As of June 30, 2005 Covanta does not file periodic reports or other information with the SEC. Covanta’s historic reports and other information filed by Covanta with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room. Information on Covanta is also available to the public on our corporate website at www.covantaholding.com.
Covanta ARC Holdings, Inc.
      Ref-Fuel is a wholly-owned subsidiary of Covanta and does not currently file periodic reports or other information with the SEC. However, both MSW I and MSW I Finance, collectively, and MSW II and MSW II Finance, collectively, file periodic reports and other information with the SEC. Such reports and other information filed these entities with the SEC can be read and copied at the public reference room of the SEC at the address set forth above. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at the number set forth above for further information on the public reference room. These SEC filings are also available to the public on our corporate website at www.covantaholding.com.

INDEX TO FINANCIAL STATEMENTS AND APPENDIXES

APPENDIX A	Covanta Holding Corporation:
	Audited Consolidated Financial Statements as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and 2003 and December 27, 2002	A-1
APPENDIX B	Covanta Holding Corporation:
	Interim Condensed Consolidated Financial Statements as of September 30, 2005 (Unaudited) and December 31, 2004 and for the three and nine-month periods ended September 30, 2005 and 2004 (Unaudited)	B-1
APPENDIX C	Covanta ARC Holdings, Inc. and Subsidiaries:
	Consolidated Financial Statements for Covanta ARC Holdings, Inc. and Subsidiaries and Covanta Ref-Fuel Holdings LLC and Subsidiaries as of December 31, 2004 and 2003 and for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003 and the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002	C-1
APPENDIX D	Covanta ARC Holdings, Inc. and Subsidiaries:
	Condensed Consolidated Financial Statements as of September 30, 2005 and December 31, 2004 and for the period January 1, 2005 through June 24, 2005, the period June 25, 2005 through September 30, 2005, the three months ended September 30, 2005 and 2004, and nine months ended September 30, 2004 (Unaudited)	D-1
APPENDIX E	Covanta Energy Corporation and Subsidiaries:
	Audited Consolidated Financial Statements of Covanta Energy Corporation and Subsidiaries as of December 31, 2004 and December 31, 2003 and for the periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and for the years ended December 31, 2003 and 2002	E-1

APPENDIX A
Audited Annual Financial Statements of Covanta Holding Corporation

Audited Consolidated Financial Statements as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and 2003 and December 27, 2002:
Report of Independent Registered Public Accounting Firm	A-2
Consolidated Statements of Operations for the Years ended December 31, 2004 and 2003 and December 27, 2002	A-3
Consolidated Balance Sheets — December 31, 2004 and 2003	A-5
Consolidated Statements of Cash Flows for the Years ended December 31, 2004 and 2003 and December 27, 2002	A-7
Statements of Stockholders’ Equity for the Years ended December 31, 2004 and 2003 and December 27, 2002	A-9
Notes to Consolidated Financial Statements	A-11
Financial Statement Schedules:
Schedule I Parent Company Financial Statements	A-68
Schedule II Valuation and Qualifying Accounts	A-71
Schedule V Supplemental Information	A-72
Financial Statements of fifty percent or less owned persons:
Quezon Power, Inc. Audited Consolidated Financial Statements as of December 31, 2004 and 2003 and for each of the three years ended in the period ending December 31, 2004:
Report of Independent Registered Public Accounting Firm	A-74
Consolidated Balance Sheets — December 31, 2004 and 2003	A-75
Consolidated Statements of Operations for the Years ended December 31, 2004, 2003 and 2002	A-76
Consolidated Statements of Cash Flows for the Years ended December 31, 2004, 2003 and 2002	A-77
Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2004, 2003 and 2002	A-78
Notes to Consolidated Financial Statements	A-79

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Danielson Holding Corporation
      We have audited the accompanying consolidated balance sheets of Danielson Holding Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003 and the year ended December 27, 2002. Our audits also included the financial statement schedules listed in the Index at Item 8. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danielson Holding Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and cash flows for the years ended December 31, 2004 and 2003 and the year ended December 27, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Danielson Holding Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report [NOT INCLUDED HEREIN] dated March 14, 2005 expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of internal control over financial reporting.
/s/ Ernst & Young LLP
MetroPark, New Jersey
March 14, 2005

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended

	December 31,	December 31,	December 27,
	2004	2003	2002

	(In thousands, except per share amounts)
ENERGY SERVICES:
OPERATING REVENUES:
Service revenues	$374,622	$—	$—
Electricity and steam sales	181,074	—	—
Construction revenues	1,506	—	—

Total Energy Services operating revenues	557,202	—	—

OPERATING EXPENSES:
Plant operating expenses	354,542	—	—
Depreciation and amortization	52,632	—	—
Net interest on project debt	32,586	—	—
Other operating costs and expenses	1,366	—	—
Net gain on sale of business	(245)	—	—
Selling, general and administrative expenses	38,076	—	—
Other	(1,953)	—	—

Total Energy Services operating expenses	477,004	—	—

Operating income from Energy Services	80,198	—	—

INSURANCE SERVICES:
OPERATING REVENUES:
Net earned premiums	17,998	35,851	62,164
Net investment income	2,405	3,999	5,603
Net realized investment gains (losses)	201	990	1,007
Other income	264	283	623

Total Insurance Services operating revenues	20,868	41,123	69,397

OPERATING EXPENSES:
Net losses and loss adjustment expenses	12,861	36,684	59,881
Policy acquisition expenses	4,420	7,947	14,115
General and administrative	4,398	6,664	5,893

Total Insurance Services operating expenses	21,679	51,295	79,889

Operating loss from Insurance Services	(811)	(10,172)	(10,492)

MARINE SERVICES:
OPERATING REVENUES:
Marine revenues	—	—	455,499
Marine revenues — related party	—	—	6,605

Total Marine Services operating revenues			462,104

OPERATING EXPENSES:
Materials, supplies and other	—	—	195,794
Rent	—	—	32,847
Labor and fringe benefits	—	—	108,132
Fuel	—	—	49,954
Depreciation and amortization	—	—	41,785
Taxes, other than income	—	—	15,934

Total Marine Services’ operating expenses	—	—	444,446

Operating income from Marine Services	—	—	17,658

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)

	Years Ended

	December 31,	December 31,	December 27,
	2004	2003	2002

	(In thousands, except per share amounts)
PARENT COMPANY:
Net investment income	233	344	640
Net realized investment gains	252	1,090	438
Investment income related to ACL debt	—	—	8,402
Administrative expenses	(2,517)	(4,168)	(4,911)

Operating loss from Parent company	(2,032)	(2,734)	4,569

Operating income (loss)	77,355	(12,906)	11,735

OTHER (EXPENSES) INCOME:
Interest income	1,858	—	—
Interest expense	(43,739)	(1,424)	(38,735)
Other, net	—	—	(5,609)

Total other (expenses) income	(41,881)	(1,424)	(44,344)

Income (loss) before income tax expense, equity in net income (loss) from unconsolidated investments and minority interests	35,474	(14,330)	(32,609)
Income tax expense	(11,535)	(18)	(346)
Minority interests, energy	(6,869)	—	—
Equity in net income (loss) of unconsolidated investments	17,024	(54,877)	—

NET INCOME (LOSS)	$34,094	$(69,225)	$(32,955)

INCOME (LOSS) PER SHARE OF COMMON STOCK — BASIC	$0.54	$(1.46)	$(0.82)

INCOME (LOSS) PER SHARE OF COMMON STOCK — DILUTED	$0.52	$(1.46)	$(0.82)

The accompanying notes are an integral part of the consolidated financial statements.

DANIELSON HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands, except per
	share amounts)
ASSETS
ENERGY SERVICES’ ASSETS
Current:
Cash and cash equivalents	$78,112	$—
Marketable securities available for sale	3,100	—
Restricted funds for emergence costs	32,805	—
Restricted funds held in trust	116,092	—
Receivables, (less allowances of $434)	131,301	—
Unbilled service receivables	58,206	—
Deferred income taxes	8,868	—
Prepaid expenses and other	60,893	—

Total current assets	489,377	—
Property, plant and equipment, net	819,175	—
Restricted funds held in trust	123,826	—
Unbilled service receivables	98,248	—
Other non-current receivables (less allowances of $170)	13,798	—
Service and energy contracts and other intangible assets, net	177,290	—
Investments in and advances to investees and joint ventures	61,656	—
Other assets	30,672	—

Total Energy Services’ Assets	1,814,042	—

PARENT COMPANY’S AND INSURANCE SERVICES’ ASSETS:
Cash and cash equivalents	18,036	17,952
Restricted cash, Covanta escrow	—	37,026
Investments:
Fixed maturity debt, available for sale at fair value (cost: $60,564 and $69,840)	60,510	70,656
Equity securities, available for sales at fair value (cost: $1,324 and $367)	1,432	401
Accrued investment income	608	966
Premium and consulting receivables, net of allowances of $128 and $462	1,306	2,261
Reinsurance recoverable on paid losses, net of allowances of $893 and $1,898	779	1,448
Reinsurance recoverable on unpaid losses, net of allowances of $236 and $237	18,042	18,238
Ceded unearned premiums	—	508
Property, plant and equipment, net	225	254
Investments in unconsolidated Marine Services subsidiaries	2,500	4,425
Deferred financing costs (net amortization of $1,024 in 2003)	—	6,145
Deferred income taxes	18,042	—
Other assets	3,559	2,368

Total Parent Company’s and Insurance Services Assets	125,039	162,648

Total Assets	$1,939,081	$162,648

DANIELSON HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

	(In thousands, except per
	share amounts)
LIABILITIES AND STOCKHOLDERS’ EQUITY
ENERGY SERVICES’ LIABILITIES:
Current portion of recourse debt	$112	$—
Current portion of project debt	109,701	—
Accounts payable	16,199	—
Accrued expenses	118,998	—
Accrued emergence costs	32,805	—
Deferred revenue	13,965	—

Total current liabilities	291,780	—
Long-term recourse debt	312,784	—
Long-term project debt	835,036	—
Deferred income taxes	109,465	—
Other liabilities	97,848	—

Total Energy Services liabilities	1,646,913	—

PARENT COMPANY’S AND INSURANCE SERVICES’ LIABILITIES:
Unpaid losses and loss adjustment expenses	64,270	83,380
Unearned premiums	1,254	4,595
Funds withheld on ceded reinsurance	1,186	1,516
Interest payable	—	400
Parent company debt payable to related parties	—	40,000
Bank overdraft.	—	1,436
Income taxes payable	3,421	3,530
Other liabilities	3,872	—

Total Parent Company’s and Insurance Services’ liabilities	74,003	134,857

Total liabilities	1,720,916	134,857

MINORITY INTERESTS	83,350	—

Stockholders’ Equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding) Common stock ($0.10 par value; authorized 150,000 shares; issued 73,441 and 35,793 shares; outstanding 73,430 and 35,782 shares)	7,344	3,579
Additional paid-in capital	194,783	123,446
Unearned compensation	(3,489)	(289)
Accumulated other comprehensive income (loss)	583	(445)
Accumulated deficit	(64,340)	(98,434)
Treasury stock (cost of 11 shares)	(66)	(66)

Total stockholders’ equity	134,815	27,791

Total Liabilities and Stockholders’ Equity	$1,939,081	$162,648

The accompanying notes are an integral part of the consolidated financial statements.

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December,

	2004	2003	2002

	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$34,094	$(69,225)	$(32,955)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain related to ACL debt contributed in acquisition of ACL	—	—	(13,614)
Net realized investment (gains) losses	(360)	(2,080)	2,799
Depreciation and amortization	52,783	375	42,359
Amortization of deferred financing costs	7,045	1,024	—
Amortization of project debt premium and discount	(10,457)	—	—
Accretion on principal of senior secured notes	2,736	—	—
Provision for doubtful accounts	733	—	—
Stock option and unearned compensation expense	1,425	521	920
Interest accretion and amortization	433	—	4,184
Other operating activities	—	(156)	6,037
Undistributed (earnings) loss of unconsolidated Marine Services subsidiaries	511	54,877	—
Undistributed earnings of unconsolidated Energy subsidiaries	(17,535)	—	—
Dividends from Energy Services’ equity investments	3,106	—	—
Minority interests	6,919	—	—
Deferred income taxes	12,335	—	—
Gain on sale of assets and businesses	(344)	—	—
Management of Operating Assets and Liabilities:
Accrued investment income	318	242	336
Restricted funds for emergence costs	65,681	—	—
Receivables	10,947	—	(13,743)
Unbilled service receivables	11,221	—	—
Premium and consulting receivables	955	5,377	7,238
Reinsurance recoverable on paid losses	668	1,676	(983)
Reinsurance recoverable on unpaid losses	196	3,819	(4,323)
Ceded unearned premiums	508	583	986
Deferred policy acquisition costs	577	—	—
Deferred tax asset	(15,591)	—	—
Other assets	(5,034)	1,784	6,178
Unpaid losses and loss adjustment expenses	(19,110)	(17,869)	(4,496)
Unearned premiums	(3,341)	(6,027)	(10,496)
Reinsurance payables and funds withheld	(237)	—	—
Accounts payable	(8,053)	—	—
Materials and supplies	—	—	1,910
Accrued expenses	8,034	—	—
Accrued emergence costs	(65,681)	—	—
Deferred revenue	(1,395)	—	—
Interest payable	(400)	400	15,378
Other liabilities	10,135	1,508	(7,667)
Other, net	4,244	—	—

Net cash provided by (used in) operating activities	88,066	(23,171)	48

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended December,

	2004	2003	2002

	(In thousands)
Cash Flows From Investing Activities:
(Increase) decrease in restricted cash, Covanta escrow	37,026	(37,026)	—
Purchase of Covanta	(36,400)	—	—
Cash acquired from Covanta	57,795	—	—
Purchase of ACL, GMS and Vessel Leasing	—	—	(42,665)
Cash acquired from Marine Services companies	—	—	21,839
Collection of notes receivable from affiliate	—	6,035	—
Matured or called investment securities	27,307	47,598	33,043
Proceeds from the sale of investment securities	1,661	10,768	2,904
Purchase of investment securities	(24,828)	(36,624)	(19,378)
Purchase of property, plant and equipment	(11,999)	(96)	(18,152)
Distributions received from unconsolidated subsidiaries	14,705	58	—
Proceeds from the sale of assets	3,311	—	3,116
Other	1,233	(979)	(670)

Net cash provided by (used in) investing activities	69,811	(10,266)	(19,963)

Cash Flows From Financing Activities:
Bank overdrafts	(1,436)	1,436	(1,785)
Cash received for restricted stock	—	14	—
Borrowings under note purchase agreement	—	40,000	—
Proceeds from rights offering	41,021	—	42,228
Proceeds from exercise of warrants for common stock	—	—	9,500
Short–term borrowings, net	—	—	7,000
Long–term debt issued	—	—	3,206
Proceeds from the exercise of options for common stock	3,474	—	1,088
Repayment of bridge financing	(26,612)	—	—
Borrowings for facilities	14,488	—	—
Payment of recourse debt	(19,673)	—	(31,502)
Payment of project debt	(67,943)	—	—
Increase in restricted funds held in trust	(13,839)	—	—
Distribution to minority partners	(8,261)	—	—
Parent company debt issue costs	(900)	—	(1,035)
Other financing activities	—	—	(1,468)

Net cash provided by (used in) financing activities	(79,681)	41,450	27,232

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	78,196	8,013	7,317
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,952	25,183	17,866
Deconsolidation of ACL, GMS and Vessel Leasing	—	(15,244)	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$96,148	$17,952	$25,183

The accompanying notes are an integral part of the consolidated financial statements.

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional		Other		Treasury Stock
			Paid-In	Unearned	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	(Loss) Income	(Deficit)	Shares	Amount	Total

	(In thousands)
Balance December 31, 2001	19,517	$1,952	$63,115	—	$5,716	$3,746	11	$(66)	$74,463
Exercise of options to purchase common stock	265	26	1,061						1,087
Exercise of warrants to purchase common stock	2,002	200	9,300						9,500
Common stock issued pursuant to Rights Offering, net of expenses	8,705	871	41,357						42,228
Restricted common stock issued to ACL management	339	34	1,661	(1,695)					—
Stock compensation expense			920						920
Adjustment of unearned compensation for terminated employees			(266)	266					—
Amortization of unearned compensation				297					297
Treasury stock purchases									—
Comprehensive loss:
Net loss						(32,955)			(32,955)
Net unrealized gain on available for sale securities					(1,989)				(1,989)
Net gain on fuel swaps designated as cash flow hedging instruments					68				68
Net loss on interest rate swaps designated as cash flow hedging instruments					(355)				(355)
Foreign currency translation					453				453
Minimum pension liability adjustment — Marine Services					(15,485)				(15,485)
Minimum pension liability adjustment — Insurance Services					(872)				(872)

Total comprehensive loss					(18,180)	(32,955)			(51,135)

Balance at December 27, 2002	30,828	3,083	117,148	(1,132)	(12,464)	(29,209)	11	(66)	77,360
Common stock issued pursuant to Note Purchase Agreement	5,121	512	6,657						7,169
Stock option compensation expense			137						137
Amortization of unearned compensation				384					384
Adjustment of unearned compensation for terminated employees	(156)	(16)	(496)	459					(53)

DANIELSON HOLDING CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY — (Continued)

					Accumulated
	Common Stock		Additional		Other		Treasury Stock
			Paid-In	Unearned	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	(Loss) Income	(Deficit)	Shares	Amount	Total

	(In thousands)
Comprehensive loss:
Net loss						(69,225)			(69,225)
Minimum pension liability — Insurance Services					(426)				(426)
Net unrealized loss on available for sale securities					(2,877)				(2,877)
Net reclassification adjustment for amount included in equity in net loss of unconsolidated Marine Services subsidiaries					15,322				15,322

Total comprehensive income (loss)					12,019	(69,225)			(57,206)

Balance at December 31, 2003	35,793	3,579	123,446	(289)	(445)	(98,434)	11	(66)	27,791
Stock option compensation expense			181						181
Amortization of unearned compensation				1,345					1,345
Adjustment of unearned compensation for terminated employees	(41)	(4)	(200)	68					(136)
Shares issued in Rights Offering, net of costs	27,438	2,744	38,277						41,021
Right cancelled for terminated employees	(12)	(1)	(18)						(19)
Exercise of options to purchase common stock	966	96	5,520						5,616
Shares cancelled in exercise of options	(89)	(9)	(785)						(794)
Conversion of portion of bridge financing	8,750	875	12,513						13,388
Share issued in restricted stock award	636	64	4,549	(4,613)					—
Stock purchase rights issued to Covanta creditors (Note 2)	—	—	11,300						11,300
Comprehensive (loss), net of income taxes:
Net income						34,094			34,094
Foreign currency translation					549				549
Minimum Pension Liability					1,225				1,225
Net Unrealized gain on securities on available for sale securities					(746)				(746)

Total comprehensive income					1,028	34,094			35,122

Balance at December 31, 2004	73,441	$7,344	$194,783	$(3,489)	$583	$(64,340)	11	$(66)	$134,815

DANIELSON HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

1.	Basis of Presentation
      Danielson is a holding company that owns subsidiaries engaged in a number of diverse business activities. The most significant of these is the energy business of Covanta Energy Corporation (“Covanta”) acquired on March 10, 2004 (the “Effective Date”). During 2004, Danielson also had investments in subsidiaries engaged in insurance operations in the western United States, primarily California, and in American Commercial Lines LLC (“ACL”), an integrated marine transportation and service company which throughout 2004 was in bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”). ACL is no longer a subsidiary of Danielson. On December 30, 2004, ACL confirmed a plan of reorganization and has since emerged from bankruptcy. As part of ACL’s plan of reorganization, Danielson’s stock in ACL was cancelled, and its ownership interest terminated. Danielson received no distribution under the ACL plan of reorganization, but received from ACL’s creditors, in January 2005, warrants to purchase three percent of ACL stock.
      Covanta is engaged in developing, constructing, owning and operating for others, key infrastructure for the conversion of waste–to–energy and independent power production in the United States and abroad. On March 10, 2004, Covanta consummated a plan of reorganization and emerged from its reorganization proceeding under Chapter 11. Pursuant to the plan of reorganization (“Reorganization Plan”), Danielson acquired 100% of the equity in Covanta. This transaction is more fully described in Note 2.
      Covanta’s subsidiaries owning and operating Covanta’s Warren County, New Jersey and Lake County, Florida waste-to-energy facilities and which were engaged in the Tampa Bay, Florida desalination project remained debtors-in-possession (the “Remaining Debtors”) after the Effective Date, and were not the subject of either plan. As a result, Covanta recorded its investment in the Remaining Debtors using the equity method as of March 10, 2004. Subsequent to the Effective Date, the Tampa Bay, Florida subsidiaries and the Lake County, Florida subsidiaries reached agreements with their counterparties and emerged from bankruptcy on August 6, 2004 and December 14, 2004, respectively. Covanta has included these entities as consolidated subsidiaries in its financial statements since their respective emergence dates. See Note 34 to the Consolidated Financial Statements for additional information regarding these settlements.
      Three of the Company’s subsidiaries, which relate to the Warren county project, have not reorganized or filed a liquidation plan under Chapter 11 of the United States Bankruptcy Code. While Covanta exercises significant influence over the operating and financial policies of these subsidiaries, these subsidiaries will continue to operate as debtors in possession in the Chapter 11 case until they reorganize or liquidate. Because any plan of reorganization or liquidation relating to these debtors would have to be approved by the Bankruptcy Court, and possibly their respective creditors, Covanta does not control these debtors or the ultimate outcome of their respective Chapter 11 case. Accordingly, Covanta does not include these subsidiaries as consolidated subsidiaries in the Financial Statements. Covanta’s investment in these subsidiaries is recorded using the equity method effective as of March 10, 2004. Unless these subsidiaries emerge from bankruptcy under Covanta’s control, it is unlikely that they will contribute to Covanta’s results of operations.
      Danielson holds all of the voting stock of Danielson Indemnity Company (“DIND”). DIND owns 100% of the common stock of National American Insurance Company of California, Danielson’s principal operating insurance subsidiary, which owns 100% of the common stock of Valor Insurance Company, Incorporated. National American Insurance Company of California and its subsidiaries are collectively referred to herein as “NAICC”. The operations of NAICC are in property and casualty insurance. NAICC writes non–standard private automobile insurance in the western United States, primarily California. Effective September 7, 2003, NAICC discontinued writing all commercial automobile insurance. Effective January, 2002, NAICC discontinued writing all workers’ compensation insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Danielson acquired a 100% ownership interest in ACL in May, 2002, thereby entering into the marine transportation, construction and related service provider businesses. On January 31, 2003, ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, referred to herein as “ACL Holdings,” filed a petition with the U.S. Bankruptcy Court to reorganize under Chapter 11. Danielson, its subsidiaries and equity investees, operating in the marine services industries, were not guarantors of ACL’s debt, nor were they contractually liable for any of ACL’s liabilities. Danielson’s other investees in the marine services business consisted of Global Materials Services, LLC (“GMS”) and Vessel Leasing, LLC (“Vessel Leasing”). GMS was a joint venture of ACL, a third party and Danielson, in which Danielson held a 5.4% interest. Danielson sold its interests in GMS as of October 6, 2004. Vessel Leasing was a joint venture of ACL and Danielson. Danielson sold its interest in Vessel Leasing on January 13, 2005.
      As a result of the ACL bankruptcy filing, Danielson no longer maintains control of ACL. Accordingly, beginning for the year ended December 31, 2003, Danielson has accounted for its investments in ACL, GMS and Vessel Leasing, using the equity method of accounting. Under the equity method of accounting, Danielson reports its share of the equity investees’ income or loss based on its ownership interest. Danielson has fully written off its investment in ACL, accordingly Danielson ceased recognizing losses on its investment as Danielson is not liable either directly or as guarantor for such losses.
      SZ Investments, LLC, a significant stockholder of Danielson, and a company affiliated with Samuel Zell, former Chairman of Danielson’s Board of Directors, William Pate, Danielson’s current Chairman of the Board of Directors and Philip Tinkler, Danielson’s former Chief Financial Officer, is a holder through its affiliate, HY I Investments, LLC, of approximately 42% of ACL’s senior notes and payment–in–kind notes. As a result, a special committee of Danielson’s Board of Directors was formed in November 2002, composed solely of disinterested directors, to oversee Danielson’s investment in ACL and its related Chapter 11 bankruptcy proceedings.
      Covanta Energy Corporation is referred to herein as “Energy” or as “Covanta”. “Domestic Covanta” refers to Covanta and its subsidiaries engaged in the waste–to–energy, water and independent power businesses in the United States; and “CPIH” refers to Covanta’s subsidiary, Covanta Power International Holdings, Inc. and its subsidiaries engaged in the independent power business outside the United States. Danielson’s insurance subsidiaries are referred to herein as “Insurance Services”. ACL, GMS and Vessel Leasing are together referred to herein as “Marine Services”.

2.	Covanta Acquisition and Financing Agreements
      On December 2, 2003, Danielson executed a definitive investment and purchase agreement to acquire Covanta in connection with Covanta’s emergence from Chapter 11 proceedings after the non–core and geothermal assets of Covanta were divested. The primary components of the transaction were: (1) the purchase by Danielson of 100% of the equity of Covanta in consideration for a cash purchase price of approximately $30 million, and (2) agreement as to new letter of credit and revolving credit facilities for Covanta’s domestic and international operations, provided by some of the existing Covanta lenders and a group of additional lenders organized by Danielson.
      This agreement was amended on February 23, 2004 which reduced the purchase price and released from an escrow account $0.2 million to purchase Danielson’s equity interest in Covanta Lake, Inc. A limited liability company was formed by Danielson and one of Covanta’s subsidiaries and it acquired an equity interest in Covanta Lake II, Inc., an indirect subsidiary of Covanta, in a transaction separate and distinct from the acquisition of Covanta out of bankruptcy.
      As required by the investment and purchase agreement, Covanta filed a proposed plan of reorganization, a proposed plan of liquidation for specified non–core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the investment and purchase agreement, with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Bankruptcy Court. On March 5, 2004, the Bankruptcy Court confirmed the Covanta Reorganization Plan. On March 10, 2004, Danielson acquired 100% of Covanta’s equity in consideration for approximately $30 million.
      With the purchase of Covanta, Danielson acquired a leading provider of waste–to–energy services and independent power production in the United States and abroad. Danielson’s equity investment and ownership provided Covanta’s businesses with improved liquidity and capital resources to finance their business activities and emerge from bankruptcy.
      The aggregate purchase price was $47.5 million which included the cash purchase price of $30 million, approximately $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Danielson’s commitment to sell up to 3 million shares of its common stock at $1.53 per share to certain creditors of Covanta, subject to certain limitations as more fully described below.
      The following table summarizes a preliminary allocation of values to the assets acquired and liabilities assumed at the date of acquisition in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes”. In addition to the purchase price allocation adjustments, Covanta’s emergence from Chapter 11 proceedings on March 10, 2004 resulted in Covanta becoming a new reporting entity and adoption of fresh start accounting as of that date, in accordance with AICPA Statement of Position (“SOP”) 90–7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. Preliminary fair value determinations of the tangible and intangible assets were made by management based on anticipated discounted cash flows using currently available information. Management’s estimate of the fair value of long term debt was based on the new principal amounts of recourse debt that was part of the reorganized capital structure of Covanta upon emergence. Management’s estimate of the fair value of project debt was based on market information available to the Company. The Company has engaged valuation consultants to review its valuation methodology and their work is ongoing.
      In accordance with SFAS No. 141, the preliminary purchase price allocation is subject to additional adjustment within one year after the acquisition as additional information on asset and liability valuations becomes available. The Company expects that adjustments to recorded fair values may include those relating to:

•	property, plant, and equipment, intangibles, debt, and equity investments, all of which may change based on consideration of additional analysis by the Company and its valuation consultants;

•	accrued expenses which may change based on identification of final fees and costs associated with Covanta’s emergence from bankruptcy resolution of disputed claims;

•	the final principal amount of the unsecured notes (recorded as an estimated principal amount of $28 million, which estimate excludes any notes that may be issued if and when Remaining Debtors emerge from bankruptcy), and which will be adjusted based upon the resolution of claims of creditors entitled to such notes as distributions; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following depicts the summary balance sheet of Covanta after the purchase price allocation as of March 10, 2004:

Current assets	$521,295
Property, plant and equipment	813,895
Intangible assets	191,761
Other assets	326,027

Total assets acquired	$1,852,978

Current liabilities	$362,061
Long–term debt	328,053
Project debt	850,591
Deferred income taxes	87,940
Other liabilities	176,808

Total liabilities assumed	$1,805,453

Net assets acquired	$47,525

      The acquired intangible assets of $191.8 million primarily relate to service agreements on publicly owned waste–to–energy projects with an approximate 17–year weighted average useful life. However, many such contracts have remaining lives that are significantly shorter.
      In its initial purchase price allocation as of March 10, 2004, goodwill of $24.5 million was recorded to reflect the excess of cost over the preliminary fair value of acquired net assets. The Company has subsequently refined various estimates of fair values of the assets acquired and liabilities assumed. The most significant adjustments were decreases of (a) property, plant and equipment — net of $220.9 million, (b) intangible assets of $126.4 million, (c) deferred income tax liabilities of $217.8 million and (d) other liabilities of $149.9 million. Goodwill was eliminated as a result of these fair value adjustments and the resulting excess of fair value over the purchase price paid was allocated on a pro rata basis to reduce the carrying value of the Company’s eligible non–current assets.
      The results of operations from Covanta are included in Danielson’s consolidated results of operations from March 11, 2004. The following table sets forth certain unaudited consolidated operating results for the years ended December 31, 2004 and 2003, as if the acquisition of Covanta were consummated on the same terms at the beginning of each period.

	December 31,

	2004	2003
	ProForma	ProForma

Total revenues	$715,485	$791,662
Income (loss) from continuing operations before change in accounting principle	$39,634	$(7,330)
Cumulative effect of change in accounting principle	—	$(8,538)
Net income (loss)	$39,634	$(15,868)
Basic income (loss) per share:
Income (loss) from continuing operations	$0.66	$(0.12)
Cumulative effect of accounting change	—	(0.13)
Net income (loss) per share	$0.66	$(0.25)
Diluted net income (loss) per share	$0.64	$(0.25)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As part of the investment and purchase agreement, Danielson arranged for a new $118 million replacement letter of credit facility for Covanta, secured by a second lien on Covanta’s domestic assets. This financing was provided by SZ Investments, LLC, a Danielson stockholder (“SZ Investments”), Third Avenue Trust, on behalf of Third Avenue Value Fund Series, a Danielson stockholder (“TAVF”), and D. E. Shaw Laminar Portfolios, LLC, a creditor of Covanta and a Danielson stockholder (“Laminar”). Subsequent to the signing of the investment and purchase agreement, each of TAVF, Laminar and SZ Investments assigned approximately 30% of their participation in the second lien letter of credit facility to Goldman Sachs Credit Partners, L.P. and Laminar assigned the remainder of its participation in the second lien letter of credit facility to TRS Elara, LLC. In addition, in connection with a note purchase agreement described below, Laminar arranged for a $10 million revolving loan facility for CPIH, secured by CPIH’s assets. Covanta also paid an upfront fee of $2.4 million upon entering into the second lien credit agreement, and will pay (i) a commitment fee equal to 0.5% per annum of the daily calculation of available credit, (ii) an annual agency fee of $30,000 and, (iii) with respect to each issued letter of credit an amount equal to 6.5% per annum of the daily amount available to be drawn under such letter of credit.
      Danielson obtained the financing necessary for the Covanta acquisition pursuant to a note purchase agreement dated December 2, 2003, with each of SZ Investments, TAVF and Laminar, referred to collectively as the “Bridge Lenders”. Pursuant to the note purchase agreement, the Bridge Lenders severally provided Danielson with an aggregate of $40 million of bridge financing in exchange for notes which were convertible under certain circumstances into shares of Danielson common stock at a price of $1.53 per share, subject to agreed upon limitations. Danielson used $30 million of the proceeds from the notes to post an escrow deposit prior to the closing of the transactions contemplated by the investment and purchase agreement with Covanta. At closing, the deposit was used to purchase Covanta. Danielson will use the remainder of the proceeds to pay transaction expenses and for general corporate purposes. These notes were repaid on June 11, 2004 through the conversion of a portion of the notes held by Laminar and from the proceeds of a pro rata rights offering made to all stockholders on May 18, 2004.
      Danielson issued to the Bridge Lenders an aggregate of 5,120,853 shares of Danielson’s common stock in consideration for the $40 million of bridge financing. At the time that Danielson entered into the note purchase agreement, agreed to issue the notes convertible into shares of Danielson common stock and issued the equity compensation to the Bridge Lenders, the trading price of the Danielson common stock was below the $1.53 per share conversion price of the notes. On December 1, 2003, the day prior to the announcement of the Covanta acquisition, the closing price of Danielson common stock on the American Stock Exchange was $1.40 per share.
      In addition, under the note purchase agreement, Laminar agreed to convert an amount of notes to acquire up to an additional 8.75 million shares of Danielson common stock at $1.53 per share based upon the levels of public participation in the May 18, 2004 rights offering. Based upon the public participation in the rights offering, Danielson issued the maximum of 8.75 million shares to Laminar pursuant to the conversion of approximately $13.4 million in principal amount of notes. Consequently, the $20 million principal amount of notes held by Laminar plus accrued but unpaid interest was repaid in full on June 11, 2004 through the issuance of 8.75 million shares of Danielson common stock to Laminar and $7.9 million of the proceeds from the rights offering.
      Danielson has agreed to commence an offering of shares to a class of creditors of Covanta that are entitled to participate in an offering of up to 3 million shares of Danielson common stock at a price of $1.53 per share pursuant to the Covanta Reorganization Plan.
      As part of Danielson’s negotiations with Laminar and its becoming a five percent stockholder, pursuant to a letter agreement dated December 2, 2003, Laminar has agreed to additional restrictions on the transferability of the shares of Danielson common stock that Laminar holds or will acquire. Further, in accordance with the transfer restrictions contained in Article Fifth of Danielson’s charter restricting the resale of Danielson common stock by 5% stockholders, Danielson has agreed with Laminar to provide it with limited rights to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
resell the Danielson common stock that it holds. Finally, pursuant to its agreement with the Bridge Lenders on July 28, 2004, Danielson has filed a registration statement with the SEC to register the shares of Danielson common stock issued to or acquired by them under the note purchase agreement. The registration statement was declared effective on August 24, 2004.
      Samuel Zell, Danielson’s former Chairman of the Board of Directors, Philip Tinkler, Danielson’s former Chief Financial Officer and William Pate, current Chairman of Danielson, are affiliated with SZ Investments. David Barse, Director of Danielson, is affiliated with TAVF. The note purchase agreement and other transactions involving the Bridge Lenders were negotiated, reviewed and approved by a special committee of Danielson’s Board of Directors composed solely of disinterested directors and advised by independent legal and financial advisors.
      See Notes 17 through 20 for additional information regarding Covanta’s credit and debt arrangements.

3.	ACL Chapter 11 Filing
      During 2002, ACL experienced a decline in barging rates, reduced shipping volumes and excess barging capacity during a period of slow economic growth. Due to these factors, ACL’s revenues and earnings did not meet expectations and ACL’s liquidity was significantly impaired. Debt covenant violations occurred and, as a result, ACL was unable to meet its financial obligations as they became due. On January 31, 2003 (the “Petition Date”), ACL filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division (the “Bankruptcy Court”) to reorganize under Chapter 11 under case number 03–90305. Included in the filing were ACL, ACL’s direct parent (ACL Holdings), American Commercial Barge Line LLC, Jeffboat LLC, Louisiana Dock Company LLC and ten other U.S. subsidiaries of ACL (collectively with ACL, the “ACL ACL Debtors”) under case numbers 03–90306 through 03–90319. These cases were jointly administered for procedural purposes before the Bankruptcy Court under case number 03–90305. The Chapter 11 petitions do not cover any of ACL’s foreign subsidiaries or certain of its U.S. subsidiaries. GMS and Vessel Leasing did not file petitions under Chapter 11 and were not debtors–in–possession.
      Throughout 2004, ACL and the other ACL Debtors operated their businesses as debtors–in–possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11 and orders of the Bankruptcy Court. As debtors–in–possession, the ACL Debtors were prohibited from engaging in transactions outside of the ordinary course of business without approval, after hearing, of the Bankruptcy Court.
      As part of the bankruptcy filings, the ACL Debtors entered into a Revolving Credit and Guaranty Agreement (“DIP Credit Facility”) that provided up to $75 million of financing during ACL’s Chapter 11 proceeding. The obligations of the ACL Debtors under the DIP Credit Facility, by court order, have super–priority administrative claim status as provided under Chapter 11. Under Chapter 11, a super–priority claim is senior to secured and unsecured pre–petition claims and all administrative expenses incurred in the Chapter 11 case. In addition, with certain exceptions (including a carve–out for unpaid professional fees and disbursements), the DIP Credit Facility obligations are secured by (1) a first–priority lien on all unencumbered pre– and post–petition property of the ACL Debtors, (2) a first–priority priming lien on all property of the ACL Debtors that is encumbered by the existing liens securing the ACL Debtors’ pre–petition secured lenders and (3) a junior lien on all other property of the ACL Debtors that is encumbered by the pre–petition liens.
      The DIP Credit Facility also contained certain restrictive covenants that, among other things, restrict the ACL Debtors’ ability to incur additional indebtedness or guarantee the obligations of others, and required ACL to maintain minimum cumulative EBITDA, as defined in the DIP Credit Facility, limit its capital expenditures to defined levels and restrict advances to certain subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Danielson believed it would receive little or no value with respect to its equity interest in ACL Holdings or ACL. Accordingly, Danielson wrote off its remaining investment in ACL at the end of the first quarter of 2003 as an other than temporary asset impairment. See Note 5 for additional information.
      On April 23, 2004, ACL announced the sale of its ownership interest in UABL Limited (“UABL”), a South American barging and terminalling company, and other assets being used by UABL for $24.1 million of cash and other consideration. The sale transaction closed on April 23, 2004. In connection with the UABL sale, ACL recorded a pre–tax loss of $35.2 million.
      On June 8, 2004, ACL filed a Motion for Order Approving Sale Procedures, Break–Up Fee and Authorizing the Employment of Environmental Consultants to establish procedures for the sale of its 50% membership interest in GMS, to request approval of a break–up fee for a proposed “stalking horse” bidder for ACL’s membership interest in GMS, to fix procedures for rights of access and due diligence by bidders, and to authorize the employment of a consulting firm to prepare certain environmental reports. The proposal by the stalking horse bidder also included a proposal for the coterminous acquisition of Danielson’s 5.4% membership interest in GMS. Midsouth Terminal Company L.P. (“MST”), the holder of the remaining interests in GMS, filed an objection to ACL’s motion and asserted their right of first refusal to acquire ACL’s membership interest in GMS pursuant to GMS’ Amended and Restated Limited Liability Company Operating Agreement dated May 25, 2002. At a hearing of the Bankruptcy Court, an order was issued on June 24, 2004 granting the Motion, as amended, establishing sale procedures, a break–up fee, and authorizing the employment of environmental consultants, and preserving the rights of MST to elect to exercise any right of first refusal it may have, subject to further court review, on the same terms and conditions as the stalking horse bidder, and further provided such exercise occurred on or before July 14, 2004. On July 13, 2004, MST notified ACL that it desired to exercise its right of first refusal to acquire ACL’s membership interest in GMS.
      During September, 2004, Danielson and MST agreed on terms with respect to the sale of Danielson’s membership interest in GMS. On September 29, 2004, the Bankruptcy Court approved the sale to MST of ACL’s membership interest in GMS as well as the sale to MST of Danielson’s membership interest in GMS. On October 6, 2004, the parties consummated the sale of ACL’s and Danielson’s membership interests in GMS to MST. Danielson received approximately $1.5 million in connection with this transaction. Danielson does not expect to recognize a significant gain or loss or this transaction.
      On September 10, 2004, ACL filed in the Bankruptcy Court a plan of reorganization (the “ACL Plan”) on behalf of itself and the other debtors. The ACL Plan provided for among other things, various distributions to creditors, and provides that 100% of the equity in ACL will be held by a newly–formed holding company owned by certain of ACL’s creditors. The ACL Plan provided for the cancellation of Danielson’s ownership interest in ACL, and for Danielson to receive from certain creditors warrants entitling it to purchase up to 168,230 shares of such holding company, representing 3% of the total number of issued shares therein.
      On December 30, 2004, the Bankruptcy Court confirmed the ACL Plan. ACL subsequently emerged from bankruptcy and is no longer a subsidiary of Danielson.

4.	Summary of Significant Accounting Policies

Parent and Consolidated Entity

Principles of Consolidation
      The consolidated financial statements reflect the results of operations, cash flows and financial position of Danielson and its majority–owned or controlled subsidiaries. All intercompany accounts and transactions have been eliminated. Investments in companies that are not majority–owned or controlled but in which Danielson has significant influence are accounted for under the equity method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets or liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include useful lives of long-lived assets, cash flows and taxable income from future operations, unpaid losses and loss adjustment expenses, allowances for doubtful accounts receivable, and liabilities related to pension obligations, and for workers’ compensation, severance and certain litigation.

Cash and Cash Equivalents
      Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less.

Deferred Financing Costs
      At December 31, 2004 and 2003, Danielson had zero and $6.1, respectively, of net deferred financing costs recorded on the consolidated balance sheet. These costs were incurred in connection with arranging its various financing arrangements. These costs are being amortized over the expected period that the related financing will be outstanding.

Income Taxes
      Deferred income taxes are based on the difference between the financial reporting and tax basis of assets and liabilities. The deferred income tax provision represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
      During the periods covered by the Consolidated Financial Statements, Danielson filed a consolidated Federal income tax return, which included all eligible United States subsidiary companies. Foreign subsidiaries were taxed according to regulations existing in the countries in which they do business. Subsequent to March 10, 2004, Domestic Covanta is included in Danielson’s consolidated tax group. CPIH and its United States and foreign subsidiaries are not members of the Danielson consolidated tax group after March 10, 2004. In addition Covanta Lake is not a member of any consolidated tax group after February 20, 2004.

Pension and Postretirement Plans
      Danielson has pension and post–retirement obligations and costs that are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected return on plan assets and medical trend rates. Changes in these assumptions are primarily influenced by factors outside Danielson’s control and can have a significant effect on the amounts reported in the financial statements.

Incentive Compensation Plans
      Stock–based compensation cost is measured using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” for Danielson’s directors and employees. Pro forma net income (loss) and income (loss) per share are disclosed

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
below as if the fair value based method of accounting under SFAS No. 123 had been applied to all stock–based compensation awards.

	2004	2003	2002

Net income (loss) as reported	$34,094	$(69,225)	$(32,955)
Pro Forma compensation expense	(987)	(970)	(2,274)
Less:
Stock option expense recorded	128	137	920

Pro forma net income (loss)	$33,235	$(70,058)	$(34,309)

Basic earnings (loss) per share:
As reported	$0.54	$(1.46)	$(0.82)
Pro forma	$0.52	$(1.48)	$(0.85)
Diluted earnings (loss) per share:
As reported	$0.52	$(1.46)	$(0.82)
Pro Forma	$0.50	$(1.48)	$(0.85)

Energy

Revenue Recognition
      Covanta’s revenues are generally earned under contractual arrangements, and fall into three categories: service revenues, electricity and steam revenues, and construction revenues.
      Service revenues consist of the following:

1) Fees earned under contract to operate and maintain waste-to-energy, independent power and water facilities are recognized as revenue when earned, regardless of the period they are billed;

2) Fees earned to service project debt (principal and interest) where such fees are expressly included as a component on the service fee paid by the Client Community pursuant to applicable waste-to-energy Service Agreements. Regardless of the timing of amounts paid by Client Communities relating to project debt principal, Covanta records service revenue with respect to this principal component on a levelized basis over the term of the Service Agreement. Unbilled service receivables related to waste-to-energy operations are discounted in recognizing the present value for services performed currently in order to service the principal component of the Project debt. Such unbilled receivables amounted to $156 million December 31, 2004, respectively;

3) Fees earned for processing waste in excess of Service Agreement requirements are recognized as revenue beginning in the period Covanta processes waste in excess of the contractually stated requirements;

4) Tipping fees earned under waste disposal agreements are recognized as revenue in the period waste is received; and

5) Other miscellaneous fees such as revenue for scrap metal recovered and sold are generally recognized as revenue when scrap metal is sold.

Electricity and Steam Sales
      Revenue from the sale of electricity and steam are earned at energy facilities and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates net of amounts due to Client Communities under applicable Service Agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Construction Revenues
      Revenues under fixed-price construction contracts, including construction, are recognized on the basis of the estimated percentage of completion of services rendered. Construction revenues also include design, engineering and construction management fees. In 2004, the Company incurred some preliminary construction costs for which it has not billed the municipality or received reimbursement. Covanta anticipates the contracts will be finalized in 2005 at which time it expects to be fully reimbursed for all costs.

Pass Through Costs
      Pass through costs are costs for which Covanta receives a direct contractually committed reimbursement from the municipal client who sponsors a waste-to-energy the project. These costs generally include utility charges, insurance premiums, ash residue transportation and disposal, and certain chemical costs. These costs are recorded net of municipal client reimbursements in Covanta’s Financial Statements. Total pass through expenses for the March 11, 2004 through December 31, 2004, January 1, 2004 through March 10, 2004, and for 2003 were $39.9 million, $10 million, and $59.8 million, respectively.

Property, Plant and Equipment
      As of March 10, 2004, the assets and liabilities of Covanta’s energy business, including property, plant, and equipment were recorded at management’s estimate of their fair values. Additions, improvements and major expenditures are capitalized if they increase the original capacity or extend the useful life of the original asset more than one year. Maintenance repairs and minor expenditures are expensed in the period incurred. For financial reporting purposes, depreciation is calculated by the straight–line method over the estimated remaining useful lives of the assets, which range up to 41 years for waste–to–energy facilities. The original useful lives generally range from three years for computer equipment to 50 years for waste–to–energy facilities. Leaseholds are depreciated over the life of the lease or the asset, whichever is shorter. Landfill costs are amortized based on the quantities deposited into each landfill compared to the total estimated capacity of such landfill.

Service and Energy Contracts and Other Intangible Assets
      As of March 10, 2004, service and energy contracts were recorded at their estimated fair values in accordance with SFAS No. 141 based upon discounted cash flows from the service contracts on publicly owned projects and the “above market” portion of the energy contracts on Covanta owned projects using currently available information. Amortization is calculated by the straight–line method over the estimated contract lives of which the remaining weighted average life of the agreements is approximately 17 years. However, many of such contracts have remaining lives that are significantly shorter. Other intangible assets are amortized by the straight-line method over periods ranging from 15 to 25 years. (See Note 12 to the Notes to the Consolidated Financial Statements.)

Restricted Funds Held
      Restricted funds held in trust are primarily amounts received by third party trustees relating to projects owned by Covanta, and which may be used only for specified purposes. Covanta generally does not control these accounts. They include debt service reserves for payment of principal and interest on project debt, deposits of revenues received with respect to projects prior to their disbursement as provided in the relevant indenture or other agreements, lease reserves for lease payments under operating leases, and proceeds received from financing the construction of energy facilities. Such funds are invested principally in United States Treasury bills and notes and United States government agency securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Project Development and Contract Acquisition Costs
      Covanta capitalizes project development costs once it is determined that it is probable that such costs will be realized through the ultimate construction of a plant. These costs include outside professional services, permitting expense and other third party costs directly related to the development of a specific new project. Upon the start-up of plant operations or the completion of an acquisition, these costs are generally transferred to property, plant and equipment and are amortized over the estimated useful life of the related plant or charged to construction costs in the case of a construction contract for a facility owned by a municipality. Capitalized project development costs are charged to expense when it is determined that the related project is impaired.
      Contract acquisition costs are capitalized for external costs incurred to acquire the rights to design, construct and operate waste-to-energy facilities and are amortized over the life of the contracts. Contract acquisition costs are presented net of accumulated amortization of and were $46.6 million at December 31, 2003. As of March 10, 2004, contract acquisition costs were recorded at their fair value of zero.

Interest Rate Swap Agreements
      The fair value of interest rate swap agreements are recorded as assets and liabilities, with changes in fair value during the year credited or charged to debt service revenue or debt service charges, as appropriate.

Impairment of Long–Lived Assets
      Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable over their estimated useful life in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Covanta reviews its long-lived assets for impairment when events or circumstances indicate that the carrying value of such assets may not be recoverable over the estimated useful life. Determining whether an impairment has occurred typically requires various estimates and assumptions, including which cash flows are directly attributable to the potentially impaired asset, the useful life over which the cash flows will occur, their amount and the assets residual value, if any. Also, impairment losses require an estimate of fair value, which is based on the best information available. Covanta principally uses internal discounted cash flow estimates, but also uses quoted market prices when available and independent appraisals as appropriate to determine fair value. Cash flow estimates are derived from historical experience and internal business plans with an appropriate discount rate applied.

Foreign Currency Translation
      For foreign operations, assets and liabilities are translated at year–end exchange rates and revenues and expenses are translated at the average exchange rates during the year. Gains and losses resulting from foreign currency translation are included in the Consolidated Statements of Operations and Comprehensive Income (Loss) as a component of Other comprehensive income (loss). For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, translation adjustments are included as a separate component of Other Comprehensive income (loss) and Shareholders’ equity (deficit). Currency transaction gains and losses are recorded in Other–net in the Statements of Consolidated Operations and Comprehensive Income (Loss).

Insurance Services

Investments
      Insurance Services’ fixed maturity debt and equity securities portfolio are classified as “available for sale” and are carried at fair value. Changes in fair value are credited or charged directly to stockholders’ equity as unrealized gains or losses, respectively. All securities transactions are recorded on the trade date. Investment gains or losses realized on the sale of securities are determined using the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“Other than temporary” declines in fair value are recorded as realized losses in the statement of operations and the cost basis of the security is reduced. Realized gains and losses are recognized in the statements of operations based on the amortized cost of fixed maturities and cost basis for equity securities on the date of trade, subject to any previous adjustments for “other than temporary” declines.

Deferred Policy Acquisition Costs
      Insurance Services’ deferred policy acquisition costs, consisting principally of commissions and premium taxes paid at the time of issuance of the insurance policy, are deferred and amortized over the period during which the related insurance premiums are earned. Deferred policy acquisition costs are limited to the estimated future profit after anticipated losses and loss adjustment expenses (“LAE”) (based on historical experience), maintenance costs, policyholder dividends, and anticipated investment income. Deferred policy acquisition costs were $0.3 million and $0.8 million at December 31, 2004 and 2003, respectively, and are included in other assets in the Consolidated Balance Sheet.

Unpaid Losses and Loss Adjustment Expenses
      Unpaid losses and LAE are based on estimates of reported losses and historical experience for incurred but unreported claims, including losses reported by other insurance companies for reinsurance assumed, and estimates of expenses for investigating and adjusting all incurred and unadjusted claims. Management believes that the provisions for unpaid losses and LAE are adequate to cover the cost of losses and LAE incurred to date. However, such liability is, by necessity, based upon estimates, which may change in the near term, and there can be no assurance that the ultimate liability will not exceed, or even materially exceed, such estimates. Unpaid losses and LAE are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are included in current operations.

Reinsurance
      In the normal course of business, Insurance Services seeks to reduce the loss it may incur on the policies it writes by reinsuring certain portions of the insured benefit with other insurance enterprises or reinsurers.
      Insurance Services accounts for its reinsurance contracts which provide indemnification by reducing earned premiums for the amounts ceded to the reinsurer and establishing recoverable amounts for paid and unpaid losses and LAE ceded to the reinsurer. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Contracts that do not result in the reasonable possibility that the reinsurer may realize a significant loss from the insurance risk generally do not meet conditions for reinsurance accounting and are accounted for as deposits. For the years ended December 31, 2004 and 2003, Insurance Services had no reinsurance contracts which were accounted for as deposits.

Earned Premiums
      Insurance Services’ earned premium income is recognized ratably over the contract period of an insurance policy. A liability is established for unearned insurance premiums that represent the portion of premium received which is applicable to the remaining portion of the unexpired terms of the related policies. Reinsurance premiums are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.
      Insurance Services establishes an allowance for premium receivables and reinsurance recoverables through a charge to general and administrative expenses based on historical experience. After all collection efforts have been exhausted, Insurance Services writes off the receivable balances and reduces the previously established reserve.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition. Danielson is required to adopt SFAS 123R in the third quarter of fiscal 2005, beginning July 1, 2005. Under SFAS 123R, Danielson must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. Danielson is evaluating the requirements of SFAS 123R and expects that the adoption of SFAS 123R will have a material impact on Danielson’s consolidated results of operations and earnings per share. Danielson has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Reclassification
      Certain prior period amounts, have been reclassified in the Financial Statements to conform with the current period presentation.

5.	Equity in Net Income and Losses of Unconsolidated Subsidiaries
      Through the acquisition of Covanta, Danielson is now party to joint venture agreements in which Danielson has equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. Danielson records its share of earnings from its equity investees in equity in net income from unconsolidated investments in its Consolidated Statement of Operations.
      Danielson is a party to a joint venture formed to design, construct, own and operate a coal-fired electricity generation facility in the Quezon Province, the Philippines (“Quezon Joint Venture”). Danielson owns 26.125% of, and has invested 27.5% of the total equity in, the Quezon Joint Venture. This project commenced commercial operations in 2000.
      Manila Electric Company (“Meralco”), the sole power purchaser for Danielson’s Quezon Project, is engaged in discussions and legal proceedings with instrumentalities of the government of the Philippines relating to past billings to its customers, cancellations of recent tariff increases, and potential tariff increases. The outcome of these proceedings may affect Meralco’s financial condition.
      Quezon Project management continues to negotiate with Meralco with respect to proposed amendments to the power purchase agreement to modify certain commercial terms under the existing contract, and to resolve issues relating to the Quezon Project’s performance during its first year of operation. Following the first year of the operation, in 2001, based on a claim that the plant’s performance did not merit full payment, Meralco withheld a portion of each of several monthly payments to the Quezon Project that were due under the terms of the power purchase agreement. The total withheld amount was $10.8 million (U.S.). Although the Quezon Project was able to pay all of its debt service and operational costs, the withholding by Meralco

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
constituted a default by Meralco under the power purchase agreement and a potential event of default under the project financing agreements. To address this issue, Quezon Project management agreed with project lenders to hold back cash from distributions in excess of the reserve requirements under the financing agreements in the amount of approximately $20.5 million (U.S.).
      In addition to the issues under the power purchase agreement, issues under the financing agreements arose during late 2003 and 2004 regarding compliance with the Quezon Project operational parameters and the Quezon Project’s inability to obtain required insurance coverage. In October 2004, the Company and other Quezon project participants, with the consent of the Quezon Project lenders, amended certain of the Quezon Project documents to address such operational matters, resolving all related contract issues. Subsequently, the project lenders granted a waiver with respect to the insurance coverage issue because contractual coverage levels were not then commercially available on reasonable terms. At approximately the same time, Quezon Project management sought, and successfully obtained, a reduction of the hold back amount discussed above, resulting in a new excess hold back of approximately $10.5 million (U.S.) with effect from November 2004.
      Adverse developments in Meralco’s financial condition or delays in finalizing the power purchase agreement amendments and potential consequent lender actions are not expected to adversely affect Covanta’s liquidity, although it may have a material affect on CPIH’s ability to repay its debt prior to maturity. In late 2004, Meralco successfully refinanced $228 million in expiring short-term debt on a long-term 7 year basis, improving Meralco’s financial condition.
      The December 31, 2004 aggregate carrying value of Covanta’s investments in and advances to investees and joint ventures of $61.6 million is less than Covanta’s equity in the underlying net assets of these investees by approximately $64.9 million. These differences of cost over acquired net assets are mainly related to fresh start adjustments related to property, plant, and equipment and power purchase agreements of several investees.
      At December 31, 2004 energy investments in and advances to investees and joint ventures accounted for under the equity method were as follows:

	Ownership
	Interest at
	December 31,
	2004	2004

Ultrapower Chinese Station Plant (U.S.)	50%	$5,112
South Fork Plant (U.S.)	50%	641
Koma Kulshan Plant (U.S.)	50%	4,116
Haripur Barge Plant (Bangladesh)	45%	6,983
Quezon Power (Philippines)	26%	44,804

Total investments in power plants		$61,656

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The unaudited combined results of operations and financial position of energy’s equity method affiliates are summarized below.

2004

Condensed Statements of Operations for the years ended December 31:
Revenues	$219,016
Gross profit	102,908
Net income	60,724
Company’s share of net income	17,535
Condensed Balance Sheets at December 31:
Current assets	$145,969
Non-current assets	854,014
Total assets	999,983
Current liabilities	76,533
Non-current liabilities	512,759
Total liabilities	589,292
      Danielson wrote off its investment in ACL during the quarter ended March 28, 2003. The GMS and Vessel Leasing investments were not considered by Danielson to be impaired. Danielson and ACL sold its investment in GMS on October 6, 2004. Danielson sold its investment in Vessel Leasing to ACL on January 13, 2005. The reported net income (loss) for the year ended December 31, 2004 and 2003, included, under the caption “Equity in Net Income Loss of Unconsolidated Investments”, the following:

	2004	2003

ACL’s reported loss as of March 31, 2003	$—	$(46,998)
Other than temporary impairment of remaining investment in ACL as of March 28, 2003	—	(8,205)

Total ACL loss		(55,203)
GMS income (loss) as of October 6, 2004	$156	55
Vessel leasing income	318	271
Write down of Vessel Leasing investment held for sale	(985)	—

Equity in net income (loss) of unconsolidated Marine Services Subsidiaries	(511)	(54,877)
Equity in net income of unconsolidated Energy Investments	17,535	—

	$17,024	$(54,877)

      Activity in the equity investees for the years ended December 31, 2004 and 2003 was:

	Year Ended December 31, 2004

		Haripur Barge
	Quezon Power	Plant
	(The Philippines)	(Bangladesh)

Revenues	$214,865	$36,655
Operating income	105,077	20,080
Net (Loss) income	65,047	9,397

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended
December 31, 2003
ACL

Revenues	$620,071
Operating (loss) income*	367
Net (loss) income	$(61,576)

*	Before ACL Reorganization Expenses
      The following table summarizes the results of operations for the Remaining Debtors for the period March 11, 2004 through December 31, 2004. Due to uncertainty regarding the realization of earnings of the Remaining Debtors, Covanta has not recognized the earnings set forth below:

For the Period
March 11, 2004
through
December 31, 2004

Condensed Statements of Operations:
Revenues	$10,801
Operating income	339
Net income	318

6.	Gain (Loss) on Sale of Businesses
      The following is a list of assets sold or impaired during the years ended December 31, 2004 the gross proceeds from those sales, the realized gain or (loss) on those sales and the write-down of or recognition of liabilities related to those assets:

Description of Business	Proceeds	Gain (Loss)

2004
Investment in GMS	$1,512	$99
Equity investment in Linasa plant	1,844	245

7.	Investments
      The cost or amortized cost, unrealized gains, unrealized losses and fair value of Danielson’s investments as of the year ended December 2004 and 2003, categorized by type of security, were as follows:

	2004

	Cost or
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

Fixed maturities — parent company	$3,300	$—	$—	$3,300
Fixed maturities — insurance services:
U.S. government/ Agency	27,024	174	129	27,070
Mortgage–backed	13,625	22	206	13,440
Corporate	16,615	216	131	16,700

Total fixed maturities — insurance services	57,264	412	466	57,210
Equity securities — insurance services	1,324	110	2	1,432

Total available–for–sale	$61,888	$522	$468	$61,942

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003

	Cost or
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

Fixed maturities — parent company	$453	$35	$—	$488
Fixed maturities — insurance services:
U.S. government/ Agency	22,887	391	70	23,208
Mortgage–backed	15,598	81	231	15,448
Corporate	30,902	716	106	31,512

Total fixed maturities — insurance services	69,387	1,188	407	70,168
Equity securities — insurance services	367	34	—	401

Total available–for–sale	$70,207	$1,257	$407	$71,057

      The following table sets forth a summary of NAICC’s temporarily impaired investments at December 31, 2004:

	Fair	Unrealized
Description of Investments	Value	Losses

U.S. Treasury and other direct U.S. Government obligations	$13,579	$129
Federal agency MBS	10,583	206
Corporate Bonds	6,096	131
Equity Securities	148	2

Total temporarily impaired investments	$30,406	$468

      Of the fixed maturity investments noted above 81.8% were acquired subsequent to 2002 during an historic low interest rate environment and are investment grade securities rated A or better. The number of U.S. Treasury obligations, Federal agency mortgage backed securities, corporate bonds and equity securities temporarily impaired are 21, 27 and 3, respectively. No security has a fair value less than 3.5% below its amortized cost.
      Fixed maturities of Danielson include mortgage–backed securities and collateralized mortgage obligations, collectively (“MBS”) representing 22.2% and 21.9% of the total fixed maturities at years ended December 31, 2004 and 2003, respectively. All MBS held by Danielson are issued by the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), both of which are rated “AAA” by Moody’s Investors Services. MBS and callable bonds, in contrast to other bonds, are more sensitive to market value declines in a rising interest rate environment than to market value increases in a declining interest rate environment. This is primarily because of payors’ increased incentive and ability to prepay principal and issuers’ increased incentive to call bonds in a declining interest rate environment. Management does not believe that the inherent prepayment risk in its portfolio is significant. However, management believes that the potential impact of the interest rate risk on Danielson’s consolidated financial statements could be significant because of the greater sensitivity of the MBS portfolio to market value declines and the classification of the entire portfolio as available–for–sale. Danielson has no MBS concentrations in any geographic region.
      The expected maturities of fixed maturity securities, by amortized cost and fair value, as of the year ended December 2004, are shown below. Expected maturities may differ from contractual maturities due to borrowers having the right to call or prepay their obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Expected maturities of MBS are estimated based upon the remaining principal balance, the projected cash flows and the anticipated prepayment rates of each security:

	Amortized Cost	Fair Value

Available–for–sale:
One year or less	$3,977	$4,039
Over one year to five years	48,431	48,374
Over five years to ten years	4,857	4,797
More than ten years	3,300	3,300

Total fixed maturities	$60,564	$60,510

      Danielson’s fixed maturity and equity securities portfolio is classified as “available for sale” and is carried at fair value. Changes in fair value are credited or charged directly to stockholders’ equity as unrealized gains or losses, respectively. “Other than temporary” declines in fair value are recorded as realized losses in the statement of operations and the cost basis of the security is reduced.
      The following reflects the change in net unrealized (loss) gain on available–for–sale securities included as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity:

	2004	2003	2002

Fixed maturities, net	$(874)	$(4,284)	$(907)
Equity securities, net	74	1,407	(1,082)

Change in net unrealized loss on investments	$(800)	$(2,877)	$(1,989)

      The components of net unrealized (loss) gain on available for sale securities for the years ended December 2004, 2003 and 2002 consist of the following:

	2004	2003	2002

Net unrealized holding (losses) gains on available for sale securities arising during the period	$(500)	$(797)	$(1,445)
Reclassification adjustment for net realized gains on available for sale securities included in net income (loss)	(300)	(2,080)	(544)

Net unrealized (loss) gain on available for sale securities	$(800)	$(2,877)	$(1,989)

      Danielson considers the following factors in determining whether declines in the fair value of securities are “other than temporary”:
      a. the significance of the decline in fair value compared to the cost basis,
      b. the time period during which there has been a significant decline in fair value,

c.	whether the unrealized loss is credit–driven or a result of changes in market interest rates,

d.	a fundamental analysis of the business prospects and financial condition of the issuer, and

e	Danielson’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value.
      Based upon these factors, securities that have indications of potential impairment are subject to further review. In the third quarter of 2002, Danielson determined that two equity securities had declines in fair value that were “other than temporary” and Danielson, accordingly, recorded a realized loss of $2.7 million. These securities were subsequently sold in the fourth quarter of 2002. At year end 2002, Danielson determined that one equity security had a decline in fair value that was “other than temporary” and, accordingly, recorded a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
realized loss of $1 million. The net unrealized loss of Danielson’s equity securities was $1.4 million at the end of December 2002.
      During 2003, three equity securities had declines in fair value that were “other than temporary” and, accordingly, Danielson recorded a realized loss of $1.9 million. All of these securities were sold by December 31, 2003.
      Net realized investment gains (losses) for the years ended in December are as follows:

	2004	2003	2002

Parent Company
Fixed maturities	$252	$1,090	$8,740
Equity securities	—	—	100

Net realized investment gains	$252	$1,090	$8,840

Insurance Services
Fixed maturities	$219	$952	$6,087
Equity services	(18)	38	(5,080)

Net realized investment gains	$201	$990	$1,007

      Gross realized gains relating to fixed maturities were $0.2 million, $1 million, and $14.8 million for the years ended December 2004, 2003 and 2002, respectively. Gross realized losses relating to fixed maturities were approximately $0.02 million for each of the years ended December 2004, 2003 and 2002, respectively. Gross realized gains relating to equity securities were $0, $2 million and $0.1 million for the years ended December 2004, 2003 and 2002, respectively. Gross realized losses relating to equity securities were $0.2 million, $2 million and $5.1 million, for the years ended December 2004, 2003 and 2002, respectively.
      Net investment income for the years ended December 2004, 2003 and 2002 was:

	2004	2003	2002

Parent Company
Fixed maturities	$199	$302	$594
Short–term investments	34	42	46

Net investment income — parent company	$233	$344	$640

Insurance services
Fixed maturities	$2,497	$3,951	$5,467
Short–term investments	—	146	134
Dividend income	40	32	42
Other, net	107	44	95

Total investment income	2,644	4173	5,738
Less: investment expense	239	174	135

Net investment income — insurance services	$2,405	$3,999	$5,603

      At December 31, 2001, Danielson held $58.5 million face amount of ACL Senior Notes 10.25%, due June 30, 2008, at a cost of $30 million and a fair value of $32 million, representing 42.9% of stockholders’ equity. These notes were contributed to ACL Holdings in 2002 in connection with the acquisition discussed in Note 3. There were no other investments with a carrying value greater than ten percent of stockholders’ equity as of years ended December 2004, 2003 or 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In compliance with state insurance laws and regulations, securities with a fair value of approximately $31.1 million $43.4 million, and $45 million as of the years ended December 2004, 2003 and 2002, respectively, were on deposit with various states or governmental regulatory authorities. In addition, as of the years ended December 2004, 2003 and 2002, investments with a fair value of $7 million, $7.2 million and $6.4 million, respectively, were held in trust or as collateral under the terms of certain reinsurance treaties and letters of credit. NAICC has letters of credit outstanding of $3.1 million as of December 31, 2004.

Energy Services
      The cost or amortized cost, unrealized gains, unrealized losses and fair value of Energy Services’ investments as of the year ended December 2004, categorized by type of security, were as follows:
      Marketable securities at December 31, 2004 include the following:

	Cost or	Unrealized	Unrealized	Fair
	Amortized Cost	Gain	Loss	Value

Current investments:
Fixed maturities — Energy	$3,100	$—	$—	$3,100

Fixed maturities — Energy	1,321	—	—	—
Mutual and bond funds — Energy	2,325	53	—	2,378

Total non-current investments	$3,646	$53	$—	$3,699

      Non-current investments are classified in other long-term assets in the Energy Services balance sheet.
      Proceeds and realized gains and losses from the sales of securities classified as available for sale from March 11, 2004 through December 31, 2004 were $0.3 million and zero, respectively. For the purpose of determining realized gains and losses, the cost of securities sold was based on specific identification.

8.	Energy Service Revenues and Unbilled Service Receivables
      The following table summarized the components of Energy’s Service Revenues at December 31, 2004.

For the Period
March 11, through
December 31,
2004

Service Revenue unrelated to project debt	$313,543
Revenue earned explicitly to service project debt-principal	36,029
Revenue earned explicitly to service project debt-interest	25,050

Total service revenue	$374,622

      Unbilled service receivables include fees earned to service project debt (principal and interest) where such fees are expressly included as a component of the service fee paid by the municipality pursuant to applicable waste-to-energy service agreements. Regardless of the timing of amounts paid by municipalities relating to project debt principal, Covanta records service revenue with respect to this principal component on a levelized basis over the term of the service agreement. Long-term unbilled service receivables related to waste-to-energy operations are recorded at their discounted amount.

9.	Restricted Funds Held in Trust
      Restricted funds held in trust are primarily amounts received and held by third party trustees relating to projects owned by the Company, and which may be used only for specified purposes. The Company generally does not control these accounts. They include debt service reserves for payment of principal and interest on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
project debt, deposits of revenues received with respect to projects prior to their disbursement as provided in the relevant indenture or other agreements, lease reserves for lease payments under operating leases, and proceeds received from financing the construction of energy facilities. Such funds are invested principally in United States Treasury bills and notes and United States government agencies securities.
      Fund balances were as follows:

	2004

	Current	Non-Current

Debt service funds	$46,655	$112,012
Revenue funds	20,530	—
Lease reserve funds	3,970	—
Construction funds	264	—
Other funds	44,673	11,814

Total	$116,092	$123,826

10.	Reinsurance
      Reinsurance is the transfer of risk, by contract, from one insurance company to another for consideration (premium). Reinsurance contracts do not relieve Insurance Services from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to Insurance Services; consequently, allowances are established for amounts deemed uncollectible. Insurance Services evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics to reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
      NAICC has reinsurance under both excess of loss and quota share treaties. NAICC cedes reinsurance on an excess of loss basis for workers’ compensation risks in excess of $0.4 million prior to January 1996, $0.5 million through March 2000 and $0.2 million thereafter. Beginning in May 2001, NAICC retained 50% of the loss between $0.2 million and $0.5 million. For commercial automobile, NAICC cedes reinsurance on an excess of loss basis risks in excess of $0.25 million. Since January 1, 1999 the California non-standard personal automobile quota share ceded percentage was 10% and effective January 1, 2002 the quota share treaty was terminated. The property and casualty book of business of former affiliates contains both excess of loss and quota share reinsurance protection. Typically all excess of loss contracts effectively reduce NAICC’s net exposure to any occurrence below $0.1 million.
      The effect of reinsurance on written premiums and earned premiums reflected in Danielson’s consolidated financial statements is as follows:

	2004	2003	2002

Direct written premium	$15,165	$32,733	$56,462
Ceded written premium	—	(2,325)	(3,807)

Net written premium	$15,165	$30,408	$52,655

Direct earned premium	$18,506	$38,805	$66,958
Ceded earned premium	(508)	(2,954)	(4,794)

Net earned premium	$17,998	$35,851	$62,164

      The effect of ceded reinsurance on loss and LAE incurred was a decrease of $3.5 million, $3 million and $10.4 million for the years ended December 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of the year ended December 2004, General Reinsurance Corporation (“GenRe”) was the only reinsurer that comprised more than 10 percent of NAICC’s reinsurance recoverable on paid and unpaid claims. NAICC monitors all reinsurers, by reviewing A.M. Best reports and ratings, information obtained from reinsurance intermediaries and analyzing financial statements. As of December 31, 2004 and 2003, NAICC had reinsurance recoverable on paid and unpaid balances of $12.4 million and $13.1 million from GenRe, respectively. GenRe has an A.M. Best rating of A+ or better. Allowances for paid and unpaid recoverables were $1.1 million and $1.5 million at December 31, 2004 and 2003, respectively.

11.	Property, Plant and Equipment — Energy Services
      Property, plant and equipment consisted of the following at December 31, 2004:

	Useful Lives	2004

Land		$4,725
Energy facilities	3-50 years	782,965
Buildings and improvements	3-50 years	51,464
Machinery and equipment	3-50 years	5,514
Landfills		7,614
Construction in progress		5,403

Total		857,685
Less accumulated depreciation and amortization		(38,510)

Property, plant, and equipment — net		$819,175

      Depreciation and amortization related to property, plant and equipment amounted to $37.4 million for the period, March 11 through December 31, 2004.

12.	Service and Energy Contracts and Other Intangibles Assets
      Service and Energy Contracts and other intangible assets consisted of the following at December 31, 2004:

		Accumulated
December 31, 2004	Gross	Amortization	Net

Service and energy contracts	$192,058	$(15,121)	$176,937
Land rights	442	(89)	353

Total	$192,500	$(15,210)	$177,290

      Amortization expense related to service and energy contracts and other intangible assets was $15.2 million for the period March 11, through December 31, 2004. The estimated future amortization expense of service and energy contracts and other intangible assets as of December 31, 2004 is as follows:

2005	$17,627
2006	17,627
2007	17,535
2008	15,868
2009	15,868
Thereafter	92,765

Total	$177,290

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13.     Other Assets — Energy Services
      Other assets consisted of the following at December 31,2004:

2004

Marketable securities available for sale	$1,321
Unamortized bond issuance costs	1,736
Deferred financing costs	5,275
Non-current securities available for sale (see Note 6)	2,325
Interest rate swap	14,920
Other	5,439

Total	$31,016

Note 14.	Accrued Expenses — Energy Services
      Accrued expenses consisted of the following at December 31, 2004:

2004

Operating expenses	$30,803
Insurance	1,605
Debt service charges and interest	17,628
Municipalities’ share of energy revenues	36,897
Payroll	18,027
Payroll and other taxes	8,478
Lease payments	1,025
Pension and profit sharing	3,673
Other	2,877

Total	$121,013

15.	Energy Services’ Deferred Revenue
      Deferred income consisted of the following at December 31, 2004:

2004

Advance billings to municipalities	$9,064
Other	4,901

Total	$13,965

      Advance billings to various customers are billed one or two months prior to performance of service and are recognized as income in the period the service is provided.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Unpaid Losses and Loss Adjustment Expenses
      The following table summarizes the activity in Insurance Services’ liability for unpaid losses and LAE during the three most recent years:

	2004	2003	2002

Net unpaid losses and LAE at beginning of year	$65,142	$79,192	$88,012
Incurred, net, related to:
Current year	10,343	23,199	49,474
Prior years	2,518	13,485	10,407

Total net incurred	12,861	36,684	59,881
Paid, net, related to:
Current year	(5,427)	(10,133)	(22,871)
Prior years	(26,348)	(40,601)	(45,830)

Total net paid	(31,775)	(50,734)	(68,701)

Net unpaid losses and LAE at end of year	46,228	65,142	79,192
Plus: Reinsurance recoverable on unpaid losses	18,042	18,238	22,057

Gross unpaid losses and LAE at end of year	$64,270	$83,380	$101,249

      The net losses and LAE incurred during 2004 related to prior years is attributable to recognition of unfavorable development in: commercial auto of $2.4 million primarily for accident years 2001 through 2002, and property and casualty of $1.6 million and unallocated loss adjustment expense for all lines of $0.9 million. Favorable development on prior periods was recognized in workers’ compensation and private passenger automobile of $0.7 million and $1.8 million, respectively. The net losses and LAE incurred during 2003 related to prior years is attributable to recognition of unfavorable development in: commercial auto of $5.5 million for accident years 2000 through 2002, workers’ compensation of $5.5 million of which $3.9 million was attributable to Valor, and property and casualty of $1.5 million, most of which stems from unallocated LAE reserves. The net losses and LAE incurred during 2002 related to prior years is attributable to adverse development on both the California workers’ compensation line totaling $3.5 million, certain private passenger automobile programs totaling $4.7 million and commercial automobile totaling $2 million. All of the workers’ compensation lines and the private passenger automobile programs that caused higher than expected losses were placed in run–off during 2001.
      Insurance Services has claims for asbestos and environmental cleanup (“A&E”) against policies issued prior to 1985 and which are currently in run–off. The principal exposure from these claims arises from direct excess and primary policies of current and past Fortune 500 companies, the obligations of which were assumed by Insurance Services of former affiliate companies. These direct excess and primary claims are relatively few in number and have policy limits of between $50,000 and $1 million, with reinsurance generally above $50,000. Insurance Services also has A&E claims primarily associated with participations in excess of loss facultative reinsurance contracts and voluntary risk pools assumed by Insurance Services same former affiliates. These facultative reinsurance contracts have relatively low limits, generally less than $25,000, and estimates of unpaid losses are based on information provided by the primary insurance company.
      The unpaid losses and LAE related to A&E is established considering facts currently known and the current state of the law and coverage litigation. Liabilities are estimated for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific contract of insurance or reinsurance and management can reasonably estimate its liability. Estimates for unknown claims and development of reported claims are included in Insurance Services’ unpaid losses and LAE. The liability for the development of reported claims is based on estimates of the range of potential losses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for reported claims in the aggregate. Estimates of liabilities are reviewed and updated continually and there is the potential that Insurance Services’ exposure could be materially in excess of amounts which are currently recorded. Management does not expect that liabilities associated with these types of claims will result in a material adverse effect on the future liquidity or financial position of Insurance Services. However, claims such as these are based upon estimates and there can be no assurance that the ultimate liability will not exceed or even materially exceed such estimates. As of the years ended December 2004 and 2003, Insurance Services’ net unpaid losses and LAE relating to A&E were approximately $8.2 million and $8.3 million, respectively.

17.	Credit Arrangements
      Covanta entered into a secured revolving loan and letter of credit facility (“the Master Credit Facility”) as of March 14, 2001. The Master Credit Facility was secured by substantially all of Covanta’s assets and was scheduled to mature on May 31, 2002 but was not fully discharged by the Debtor In Possession Credit Agreement (as amended, the “DIP Credit Facility”) discussed below. This, as well as the non-compliance with required financial ratios and possible other item caused Covanta to be in default under its Master Credit Facility. In connection with the bankruptcy petition, banks which were parties to the Master Credit Facility were stayed from enforcing remedies, and Covanta and most of its subsidiaries entered into the DIP Credit Facility with the DIP Lender, with the approval of the Bankruptcy Court. The DIP Credit Facility was largely for the continuation of existing letters of credit and was secured by all of the Company’s domestic assets not subject to liens of others and generally 65% of the stock of its foreign subsidiaries held by domestic subsidiaries. The DIP Credit Facility was the operative debt agreement with Covanta’s banks through March 10, 2004. The Master Credit Facility remained in effect during the Chapter 11 Cases to determine the rights of the lenders who are a party to it with respect to obligations not continued under the DIP Credit Facility. The DIP Credit Facility and the Master Credit Facility were discharged upon the effectiveness of the Reorganization Plan (see Note 2).
      Upon Covanta’s emergence from bankruptcy, it entered into new financing arrangements for liquidity and letters of credit for its domestic and international businesses. The Domestic Borrowers entered into the First Lien Facility and the Second Lien Facility (together, the “Domestic Facilities”), and CPIH entered into the CPIH Revolving Loan facility.
      Material Terms of the Domestic Facilities. The First Lien Facility provides commitments for the issuance of letters of credit in the initial aggregate face amount of up to $139 million with respect to Covanta’s Detroit, Michigan waste-to-energy facility. The First Lien Facility reduces semi-annually as the amount of the letter of credit requirement for this facility reduces. As of December 31, 2004, this requirement was approximately $119.7 million. The First Lien Facility is, secured by a first priority lien on substantially all of the assets of the Domestic Borrowers not subject to prior liens (the “Collateral”).
      Additionally, the Domestic Borrowers entered into the Second Lien Facility, secured by a second priority lien on the Collateral. The Second Lien Facility is a letter of credit and liquidity facility which provides commitments for the issuance of additional letters of credit in support of the Company’s domestic and international businesses, and for general corporate purposes. The Second Lien facility provided commitments in an aggregate amount of $118 million, up to $10 million of which may be used for cash borrowings on a revolving basis for general corporate purposes. As of December 31, 2004, an aggregate amount of $71 million in letters of credit had been issued under the Second Lien Facility, and the Company had made no cash borrowings under the Second lien Facility. Both facilities expire in March, 2009.
      The First Lien Facility and the Second Lien Facility require cash collateral to be posted for issued letters of credit if Covanta has cash in excess of specified amounts. Covanta paid a 1% upfront fee upon entering into the First Lien Facility, and will pay with respect to each issued letter of credit (i) a fronting fee equal to the greater of $500 or 0.25% per annum of the daily amount available to be drawn under such letter of credit, (ii) a letter of credit fee equal to 2.5% per annum of the daily amount available to be drawn under such letter of credit, and (iii) an annual fee of $1,500.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The revolving loan component of the Second Lien Facility bears interest at either (i) 4.5% over a base rate with reference to either the Federal Funds rate of the Federal Reserve System or Bank One’s prime rate, or (ii) 6.5% over a formula Eurodollar rate, the applicable rate to be determined by Covanta (increasing by 2% over the then applicable rate in specified default situations). Covanta also paid an upfront fee of $2.8 million upon entering into the Second Lien Facility, and will pay (i) a commitment fee equal to 0.5% per annum of the daily calculation of available credit, (ii) an annual agency fee of $30,000, and (iii) with respect to each issued letter of credit an amount equal to 6.5% per annum of the daily amount available to be drawn under such letter of credit.
      The Domestic Facilities provide for mandatory prepayments of all or a portion of amounts funded by the lenders under letters of credit and the revolving loan upon the sales of assets, incurrence of additional indebtedness, availability of annual cash flow, or cash on hand above certain base amounts, and change of control transactions. To the extent that no amounts have been funded under the revolving loan or letters of credit, Covanta is obligated to apply excess cash to collateralize its reimbursement obligations with respect to outstanding letters of credit, until such time as such collateral equals 105% of the maximum amount that may at any time be drawn under outstanding letters of credit.
      The terms of both of these facilities require Covanta to furnish the lenders with periodic financial, operating and other information. In addition, these facilities further restrict, without the consent of its lenders under these facilities, Covanta’s ability to, among others:

•	incur indebtedness, or incur liens on its property, subject to specific exceptions;

•	pay any dividends on or repurchase any of its outstanding securities, subject to specific exceptions;

•	make new investments, subject to specific exceptions;

•	deviate from specified financial ratios and covenants, including those pertaining to consolidated net worth, adjusted EBITDA, and capital expenditures;

•	sell any material amount of assets, enter into a merger transaction, liquidate or dissolve;

•	enter into any material transactions with shareholders and affiliates; amend its organization documents; and

•	engage in a new line of business.
      All unpaid principal of and accrued interest on the revolving loan, and an amount equal to 105% of the maximum amount that may at any time be drawn under outstanding letters of credit, would become immediately due and payable in the event that Covanta or certain of its affiliates (including Danielson) become subject to specified events of bankruptcy or insolvency. Such amounts shall also become immediately due and payable, upon action taken by a certain specified percentage of the lenders, in the event that any of the following occurs after the expiration of applicable cure periods:

•	a failure by Covanta to pay amounts due under the Domestic Facilities or other debt instruments;

•	breaches of representations, warranties and covenants under the Domestic Facilities;

•	a judgment or judgments are rendered against Covanta that involve an amount in excess of $5 million, to the extent not covered by insurance;

•	any event that has caused a material adverse effect on Covanta;

•	a change in control;

•	the Intercreditor Agreement or any security agreement pertaining to the Domestic Facilities ceases to be in full force and effect;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	certain terminations of material contracts; or

•	any securities issuance or equity contribution which is reasonably expected to have a material adverse effect on the availability of net operating losses.
      Under these facilities, as described above, Covanta is obligated to apply excess cash to collateralize its reimbursement obligations with respect to outstanding letters of credit, until such time as such collateral equals 105% of the maximum amount that may at any time be drawn under outstanding letters of credit. In accordance with the annual cash flow and the excess cash on hand provisions of the First and Second Lien Facilities, Domestic Covanta deposited $3.2 million and $10.5 million on January 3, 2005 and March 1, 2005, respectively, into a restricted collateral account for this purpose. This restricted collateral will become available to the Domestic Borrowers if they are able to refinance their current corporate debt.
      Material Terms of the CPIH Revolving Loan Facility: The CPIH Revolving Credit Facility is secured by a first priority lien on the CPIH stock and substantially all of the CPIH Borrowers’ assets not otherwise subject to security interests existing as of the Effective Date, and consists of commitments for cash borrowings of up to $10 million for purposes of supporting the international businesses. This $10 million commitment however is subject to permanent reductions as CPIH asset sales occur. Permanent reductions to the original commitment are determined by applying 50% of all net asset sales proceeds as they occur subject to certain specified limits. The CPIH revolving credit facility has a maturity date of three years and to the extent drawn upon bears interest at the rate of either (i) 7% over a base rate with reference to either the Federal Funds rate, of the Federal Reserve System or Deutsche Bank’s prime rate, or (ii) 8% over a formula Eurodollar rate, the applicable rate to be determined by CPIH (increasing by 2% over the then applicable rate in specified default situations). CPIH also paid a 2% upfront fee of $0.2 million, and will pay (i) a commitment fee equal to 0.5% per annum of the average daily calculation of available credit, and (ii) an annual agency fee of $30,000. Through December 31, 2004, CPIH had not sought to make draws on this facility and the outstanding commitment amount has been reduced to $9.1 million.
      The mandatory prepayment provisions, affirmative covenants, negative covenants and events of default under the two international credit facilities are similar to those found in the Domestic Facilities.
      The CPIH Revolving Credit Facility is non-recourse to Covanta and its other domestic subsidiaries.
      Of Covanta’s outstanding letters of credit at December 31, 2004, approximately $5.6 million secures indebtedness that is included in the Consolidated Balance Sheet and approximately $187.3 million principally secured the Company’s obligations under energy contracts to pay damages in the event of non-performance by Covanta which Covanta believes to be unlikely. These letters of credit were generally available for drawing upon if Covanta defaulted on the obligations secured by the letters of credit or failed to provide replacement letters of credit as the current ones expire.
      Certain Domestic Borrowers are guarantors of performance obligations of some international projects or are the reimbursement parties with respect to letters of credit issued to secure obligations relating to some international projects. Domestic Borrowers are entitled to reimbursements of operating expenses incurred by the Domestic Borrowers on behalf of the CPIH Borrowers and payments, if any, made with respect to the above mentioned guarantees and reimbursement obligations. Any such obligation to reimburse the Domestic Borrowers, should it arise, would be senior to the repayment of principal on the CPIH Term Loan described in Note 15.

18.	Parent — Debt
      Danielson’s debt as of December 31, 2003 consisted of $40 million in bridge financing relating to the acquisition of Covanta. Pursuant to the note purchase agreement, the Bridge Lenders provided Danielson with bridge financing in exchange for notes convertible under certain circumstances into shares of Common Stock at a price of $1.53 per share. These notes had a scheduled maturity date of January 2, 2005 and an extended

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
maturity date of July 15, 2005, and bear interest at a rate of 12% per annum through July 15, 2004 and 16% per annum thereafter. In the event of a default or the failure to pay a convertible note on its maturity, the interest rate under the convertible note increases by 2%. These notes were repaid on June 11, 2004 from the proceeds of a pro rata rights offering made to all stockholders on May 18, 2004.
      Under the note purchase agreement, Laminar agreed to convert an amount of convertible notes to acquire up to an additional 8.75 million shares of Danielson common stock at $1.53 per share based upon the levels of public participation in a planned rights offering. If Danielson did not refinance all of the other outstanding notes, the remainder of the notes would be convertible, without action on the part of the Bridge Lenders, into shares of Common Stock at the rights offering price of $1.53 per share, subject to agreed upon limitations necessitated by Danielson’s NOLs.
      Danielson issued to the Bridge Lenders an aggregate of 5,120,853 shares of Danielson’s common stock in consideration for the $40 million of bridge financing. At the time that Danielson entered into the note purchase agreement, agreed to issue the notes convertible into shares of Danielson common stock and issued the equity compensation to the Bridge Lenders, the trading price of the Danielson common stock was below the $1.53 per share conversion price of the notes. On December 1, 2003, the day prior to the announcement of the Covanta acquisition, the closing price of Danielson common stock on the American Stock Exchange was $1.40 per share.

19.	Covanta Recourse Debt
      Recourse debt consisted of the following:

Successor

2004
High Yield Notes	$207,735
Unsecured Notes (estimated)	28,000
CPIH term loan facility	76,852
9.25% debentures due 2022	—
Other long-term debt	309

312,896
Less amounts subject to compromise	—
Less current portion of long term debt	(112)

Recourse debt	$312,784

      Recourse debt included the following obligations at December 31, 2004:

•	The High Yield Notes are secured by a third priority lien in the same collateral securing the First Lien Facility and the Second Lien Facility (See Note 14). The High Yield Notes were issued in the initial principal amount of $205 million, which will accrete to $230 million at maturity in seven years. Interest is payable at a rate of 8.25% per annum, semi-annually on the basis of the principal at final maturity; no principal is due prior to maturity of the High Yield Notes.

•	Unsecured Notes in a principal amount of $4 million were issued on the effective date of the Reorganization Plan. The Company issued additional Unsecured Notes in the principal amount of $20 million after emergence and recorded additional Unsecured Notes in a principle amount of $4 million in 2004 which it expects to issue in 2005. Additional Unsecured Notes also may be issued to holders of allowed claims against the Remaining Debtors if and when they emerge from bankruptcy, and if the issuance of such notes is contemplated by the terms of any plan of reorganization confirmed with respect to such Remaining Debtors. The final principal amount of all Unsecured Notes will be equal to the amount of allowed unsecured claims against the Company’s operating subsidiaries which

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were reorganizing Debtors, and such amount will be determined when such claims are resolved through settlement or further proceedings in the Bankruptcy Court. The principal amount of Unsecured Notes indicated in the table above represents the expected liability upon completion of the claims process, excluding any additional Unsecured Notes that may be issued if and when Remaining Debtors reorganize and emerge from bankruptcy. Notwithstanding the date on which Unsecured Notes are issued, interest on the Unsecured Notes accrues from March 10, 2004. Interest is payable semi-annually on the Unsecured Notes at a rate of 7.5% per annum; principal is paid annually in equal installments beginning in March, 2006. The Unsecured Notes mature in eight years.

•	The CPIH Borrowers entered into the CPIH Term Loan Facility in the principal amount of up to $95 million, of which $76.9 million was outstanding as of December 31, 2004. The CPIH Term Loan Facility is secured by a second priority lien on the same collateral as the CPIH Revolving Credit Facility, and bears interest at 10.5% per annum, 6.0% of such interest to be paid in cash and the remaining 4.5% to be paid in cash to the extent available and otherwise payable by adding it to the outstanding principal balance. The interest rate increases to 12.5% per annum in specified default situations. The CPIH Term Loan Facility matures in March 2007. The CPIH Term Loan Facility is non-recourse to Covanta and its other domestic subsidiaries. While the existing CPIH term loan and revolver are outstanding CPIH’s cash balance is not available to be transferred to Domestic Covanta.
      The maturities on recourse debt including capital lease obligations at December 31, 2004 were as follows:

2005	$112
2006	4,024
2007	80,824
2008	3,900
2009	3,900
Thereafter	220,136

Total	312,896
Less current portion	(112)

Total long-term recourse debt	$312,784

      See Note 17 for a description of the credit arrangements of Covanta.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Project Debt
      Project debt consisted of the following:

2004

Revenue Bonds Issued by and Prime Responsibility of Municipalities:
3.9-6.75% serial revenue bonds due 2005 through 2011	$319,050
5.0-7.0% term revenue bonds due 2005 through 2015	223,518
Adjustable-rate revenue bonds due 2006 through 2013	127,237
Revenue Bonds Issued by Municipal Agencies with Sufficient Service Revenues Guaranteed by Third Parties:
5.25-5.5% serial revenue bonds due 2005 through 2008	30,301
Other Revenue Bonds:
4.85-5.5% serial revenue bonds due 2005 through 2015	72,954
5.5-6.7% term revenue bonds due 2014 through 2019	69,094
International project debt	102,583

Total	944,737
Less current portion of project debt	(109,701)

Long-term project debt	$835,036

Revenue Bonds Issued by and Prime Responsibility of Municipalities:
      The net unamoritized debt premium was $37.9 million at December 31, 2004.
      Project debt associated with the financing of waste-to-energy facilities is generally arranged by municipalities through the issuance of tax-exempt and taxable revenue bonds. The category “Revenue Bonds Issued by and Prime Responsibility of Municipalities” includes bonds issued with respect to projects owned by the Company for which debt service is an explicit component of the Client Community’s obligation under the related service agreement. In the event that a municipality is unable to satisfy its payment obligations, the bondholders’ recourse with respect to the Company is limited to the waste-to-energy facilities and restricted funds pledged to secure such obligations.
      The category “Revenue Bonds Issued by Municipal Agencies with Sufficient Service Revenues Guaranteed by Third Parties” includes municipal bonds issued to finance one facility for which contractual obligations of third parties to deliver waste provide sufficient revenues to pay debt service, although such debt service is not an explicit component of the third parties’ service fee obligations.
      The category “Other Revenue Bonds” includes bonds issued to finance one facility for which current contractual obligations of third parties to deliver waste to provide sufficient revenues to pay debt service related to that facility through 2011, although such debt service is not an explicit component of the third parties’ service fee obligations. Covanta anticipates renewing such contracts prior to 2011.
      Payment obligations for the project debt associated with waste-to-energy facilities owned by Covanta are limited recourse to the operating subsidiary and non-recourse to Covanta, subject to operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective waste-to-energy facilities and related assets. At December 31, 2004, such revenue bonds were collateralized by property, plant and equipment with a net carrying value of $773 million and restricted funds held in trust of approximately $188.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The interest rates on adjustable-rate revenue bonds are adjusted periodically based on current municipal-based interest rates. The average adjustable rate for such revenue bonds was 1.96% at December 31, 2004 and the average adjustable rate for such revenue bonds was 1.24% during 2004.
      Project debt includes the following obligations for 2004:

•	$40 million due to financial institutions, of which $12.2 million is denominated in U.S. dollars and $27.8 million is denominated in Indian rupees at December 31, 2004. This debt relates to the construction of a heavy fuel oil fired diesel engine power plant in India. The U.S. dollar debt bears interest at the three-month LIBOR, plus 4.5% (6.51% at December 31, 2004). The Indian rupee debt bears interest at 7.75% at December 31, 2004. The debt extends through 2011, is non-recourse to Covanta, and is secured by the project assets. The power off-taker has failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.

•	$37.6 million at December 31, 2004, due to a financial institution which relates to the construction of a second heavy fuel oil fired diesel engine power plant in India. It is denominated in Indian rupees and bears interest at rates ranging from 7.5% to 16.15% in 2004. The debt extends through 2010, is non-recourse to Covanta and is secured by the project assets. The power off-taker has failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.
      At December 31, 2004, Covanta had one interest rate swap agreement that economically fixes the interest rate on certain adjustable-rate revenue bonds. The swap agreement was entered into in September 1995 and expires in January 2019. This swap agreement relates to adjustable rate revenue bonds in the category “Revenue Bonds Issued by and Prime Responsibility of Municipalities.” Any payments made or received under the swap agreement, including fair value amounts upon termination, are included as an explicit component of the Client Community’s obligation under the related service agreement. Therefore, all payments made or received under the swap agreement are a pass through to the Client Community. Under the swap agreement, Covanta will pay an average fixed rate of 9.8% for 2003 through January 2005, and 5.18% thereafter through January 2019, and will receive a floating rate equal to the rate on the adjustable rate revenue bonds, unless certain triggering events occur (primarily credit events), which results in the floating rate converting to either a set percentage of LIBOR or a set percentage of the BMA Municipal Swap Index, at the option of the swap counterparty. In the event Covanta terminates the swap prior to its maturity, the floating rate used for determination of settling the fair value of the swap would also be based on a set percentage of one of these two rates at the option of the counterparty. For the year ended December 31, 2004 the floating rate on the swap averaged 1.24%. The notional amount of the swap at December 31, 2004 was $80.2 million and is reduced in accordance with the scheduled repayments of the applicable revenue bonds. The counterparty to the swap is a major financial institution. Covanta believes the credit risk associated with nonperformance by the counterparty is not significant. The swap agreement resulted in increased debt service expense of $3.2 million for 2004. The effect on Covanta’s weighted-average borrowing rate of the project debt was an increase of 0.33% for 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The maturities on long-term project debt at December 31, 2004 were as follows:

2005	$109,701
2006	105,156
2007	103,734
2008	103,967
2009	82,319
Thereafter	439,860

Total	944,737
Less current portion	(109,701)

Total long-term project debt	$835,036

21.	Interest Expense and Net Interest on Project Debt
      Interest expense in the consolidated statement of operations for the years ended December 31, 2004 and 2003 was comprised of the following:

	December 31,	December 31,
	2004	2003

Parent company recourse debt	$9,033	$1,424
Energy recourse debt (from date of acquisition)	34,706	—

	$43,739	$1,424

      Interest on Parent company recourse debt is comprised of the amortization of deferred financing costs of $7 million in 2004. Interest on the bridge financing of $2.2 million was incurred during 2004.
      Debt service charges for Covanta’s Project Debt consisted of the following:

For the Period
March 1,
through
December 31,
2004

Interest incurred on taxable and tax-exempt borrowings	$33,492
Interest earned on temporary investment of certain restricted funds	(906)

Net interest on project debt	$32,586

      Interest earned on temporary investment of certain unrestricted funds to service principal and interest obligations is related to the Alexandria, Virginia and Haverhill, Massachusetts waste-to-energy facilities project debt.

22.	Leases
      Energy Services principal leases are for leaseholds, sale and leaseback arrangements on waste-to-energy facilities and independent power projects, trucks and automobiles, and machinery and equipment. Some of these operating leases have renewal options.
      Insurance Services has entered into various non–cancelable operating lease arrangements for office space and data processing equipment and services. The terms of the operating leases generally contain renewal options and escalation clauses based on increases in operating expenses and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Rent expense under operating leases for the years ended December 2004, 2003 and 2002 were as follows:

	2004	2003	2002

Energy Services	$15,823	$—	$—
Insurance Services	1,273	1,229	1,387
Marine Services	—	—	29,896

Total	$17,096	$1,229	$31,283

      The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004:

2005	$19,744
2006	19,722
2007	18,231
2008	21,312
2009	25,038
Later years	211,475

Total	$315,522

      Energy Services’ non-recourse rental payments are due as follows:

2005	$15,392
2006	15,555
2007	15,749
2008	19,278
2009	23,062
Later years	190,660

Total	$279,696

      Energy Services’ future minimum rental payment obligations include $279.7 million of future non-recourse rental payments that relate to energy facilities. Of this amount $160.7 million is supported by third-party commitments to provide sufficient service revenues to meet such obligations. The remaining $119 million related to a waste-to-energy facility at which Covanta serves as operator and directly markets one half of the facility’s disposal capacity. This facility currently generates sufficient revenues from short-, medium-, and long-term contracts to meet rental payments. Covanta anticipates renewing the contracts or entering into new contracts to generate sufficient revenues to meet remaining future rental payments.
      Energy Services’ electricity and steam sales includes lease income of approximately $64.7 million for the period from March 11, 2004 to December 31, 2004 related to two Indian and one Chinese power project that were deemed to be operating lease arrangements under EITF 01-08 “Determining Whether an Arrangement Contains a Lease” as of March 10, 2004. This amount represents contingent rentals because the lease payments for each facility depend on a factor directly related to the future use of the leased property. The output deliverable and capacity provided by the two Indian facilities have each been purchased by a single party under long-term power purchase agreements which expire in 2016. The electric power and steam take-off arrangements and maintenance agreement for the Chinese facility are also with one party and are presently contemplated to be continued through the term of the joint venture which expires in 2017. Such arrangements have effectively provided the purchaser (lessee) with “rights to use” these facilities. This EITF consensus must be applied prospectively to arrangements agreed to, modified, or acquired in business combinations in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fiscal periods beginning after May 28, 2003. This determination did not have a material impact on Energy Services’ results of operations and financial condition.
      Property, plant and equipment under leases consisted of the following as of December 31, 2004:

Land	$33
Energy facilities	94,612
Buildings and improvements	936
Machinery and equipment	1,464

Total	97,045
Less accumulated depreciation and amortization	(6,947)

Property, plant, and equipment — net	$90,098

23.	Other Liabilities -Energy Services
      Other liabilities consisted of the following at December 31, 2004:

2004

Interest rate swap	$14,920
Pension benefit obligation	45,430
Asset retirement obligation	18,912
Service Contract Liabilities	7,873
Other	10,713

Total	$97,848

24.	Employee Benefit Plans

Energy
      Covanta has defined benefit and defined contribution retirement plans that cover substantially all of its employees. The defined benefit plans provide benefits based on years of service and either employee compensation or a fixed benefit amount. Covanta’s funding policy for those plans is to contribute annually an amount no less than the minimum funding required by ERISA. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future. Covanta expects to make contributions of $3.1 million to its defined benefit plans and $1.7 million to its post retirement benefit plans.
      Covanta has recorded a pension plan liability equal to the amount that the present value of projected benefit obligations (using a discount rate of 5.75%) exceeded the fair value of pension plan assets at March 10, 2004 in accordance with the provisions of SFAS No. 141 “Business Combinations”. Covanta made contributions of $6.2 million to the plan in 2004.
      In accordance with SFAS No. 141, on March 10, 2004 Covanta recorded a liability for the total projected benefit obligation in excess of plan assets for the pension plans and a liability for the total accumulated postretirement benefit obligation in excess of the fair value of plan assets for other benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the details of Covanta’s defined benefit plans’ and other postretirement benefit plans’ funded status (using a December 31 measurement date) and related amounts recognized in Covanta’s Consolidated Balance Sheets:

	Pension	Other
	Benefits	Benefits
	2004	2004

Change in benefit obligation:
Benefit obligation at March 10, 2004	$62,226	$12,105
Service cost	6,716	—
Interest cost	2,783	546
Actuarial loss	(3,683)	(230)
Benefits paid	(944)	(603)

Benefit obligation at end of year	$67,098	$11,818

Change in plan assets:
Plan assets at fair value at March 10, 2004	$27,240	$—
Actual return on plan assets	2,852	—
Company contributions	7,828	603
Benefits paid	(944)	(603)

Plan assets at fair value at end of year	$36,976	$—

Reconciliation of accrued benefit liability and net amount recognized:
Funded status of the plan	$(30,122)	$(11,818)
Unrecognize net loss (gain)	(4,609)	(405)

Net amount recognized	$(34,731)	$(12,223)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(34,918)	$(12,223)
Accumulated other comprehensive income	187	—

Net amount recognized	$(34,731)	$(12,223)

Weighted average assumptions used to determine net periodic benefit expense Projected benefit obligations as of prior December 31:
Discount rate	6.25%	6.25%
Discount rate beginning March 10, 2004	5.75%
Expected return on plan assets	8.00%	N/A
Rate of compensation increase	4.50%	N/A
Weighted average assumptions used to determine projected benefit obligations as of December 31:
Discount rate	6.00%	6.00%
Rate of compensation increase	4.00%	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Plan assets had a fair value of $37 million December 31, 2004. The allocation of plan assets at December 31 was as follows:

2004

Equities	69%
U.S. Debt Securities	25%
Other	6%

Total	100%

      Covanta’s expected return on plan assets assumption is based on historical experience and by evaluating input from the trustee managing the plans assets. The expected return on the plan assets is also impacted by the target allocation of assets, which is based on Covanta’s goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The target ranges of allocation of assets are as follows:

Equities	40 – 75%
U.S. Debt Securities	25 – 60%
Other	0 – 20%
      Covanta anticipates that the long-term asset allocation on average will approximate the targeted allocation. Actual asset allocations are reviewed and the pension plans’ investments are rebalanced to reflect the targeted allocation when considered appropriate.
      For management purposes, an annual rate of increase of 11.0% in the per capita cost of health care benefits was assumed for 2004 for covered employees. The rate was assumed to decrease gradually to 5.5% in 2010 and remain at that level.
      For the pension plans with accumulated benefit obligations in excess of plan assets the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets were $67.1, million, $46.5 million, and $37 million as of December 31, 2004.
      Covanta estimates that the future benefits payable for the retirement and post-retirement plans in place are as follows at December 31, 2004.

		Other Benefits
	Pension	Post	Other Benefits
	Benefits	Medicare	Pre Medicare

2005	$594	$1,744	$1,744
2006	635	1,699	1,826
2007	657	1,766	1,899
2008	815	1,818	1,954
2009	942	1,830	1,967
2010 — 2014	10,713	9,202	9,892
      Contributions and costs for defined contribution plans are determined by benefit formulas based on percentage of compensation as well as discretionary contributions and totaled $3.5 million in 2004. Plan assets at December 31, 2004 primarily consisted of common stocks, United States government securities, and guaranteed insurance contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pension costs for Covanta’s defined benefit plans and other post-retirement benefit plans included the following components:

	Pension	Other
	Benefits	Benefits
	2004	2004

Components of Net Periodic Benefit Cost:
March 10, 2004 — December 31, 2004
Service Cost	$6,716	$—
Interest Cost	2,783	546
Expected return on plan assets	(1,905)	—

Net periodic benefit cost	$7,594	$546

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in the assumed health care trend rate would have the following effects (in thousands of dollars):

	One-Percentage	One-Percentage
	Point Increase	Point Decrease

Effect on total service and interest cost components	$59	$(52)
Effect on postretirement benefit obligation	922	(804)
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into Law. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, the accumulated post-retirement benefit obligation and net periodic post-retirement benefit cost in the Company’s Consolidated Financial Statements and this note reflects the effects of the Act on the plans.

Insurance Services
      Under the NAICC 401(k) Plan, employees may elect to contribute up to 20 percent of the eligible compensation to a maximum dollar amount allowed by the IRS. In 2002, NAICC suspended its matching contribution to the 401(k) Plan. In 2003 and 2004 NAICC reinstated its matching contribution to 50% of the first 6% of compensation contributed by employees to the 401(k) Plan. In 2004 and 2003, NAICC made matching contributions of $35,000 and $46,000, respectively.
      A non-contributory defined benefit pension plan (the “Plan”) covers substantially all of the insurance services employees. Pension benefits are based on an employee’s years of service and average final compensation. The funding policy of the Plan is for the Danielson to contribute the minimum pension costs equivalent to the amount required under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Effective December 31, 2001, Insurance Services amended the Plan to cease future service credit for active employees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the Plan’s funded status as of the years ended December 2004 and 2003, valued at January 1, 2005 and 2004, respectively:

	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$2,177	$1,822
Interest cost	94	103
Actuarial (gain) loss	(45)	689
Benefits paid	(2)	(437)
Settlements	(872)	—

Benefit obligation, end of year	$1,352	$2,177

Change in plan assets:
Plan assets at fair value at beginning of year	$1,563	$1,579
Actual return on plan assets	179	244
Employer contributions	391	177
Benefits paid	(2)	(437)
Settlements	(1,048)	—

Plan assets, end of year	$1,083	$1,563

Reconciliation of accrued benefit liability and net amount recognized:
Unrecognized funded status of the plan unrecognized	$(269)	$(614)
Prior service costs	10	14
Net loss	1,052	1,298
Loss recognized due to settlement	(793)	—

Net amount recognized	$—	$698

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(269)	$(614)
Intangible assets	10	14
Accumulated other comprehensive income	259	1,298

Net amount recognized	$—	$698

Weighted-average assumptions used to determine net periodic benefit cost for years ending December 31:
Discount rate	6.25%	6.75%
Expected return on plan assets	7.00%	7.00%
Rate of compensation increase	N/A	N/A
Weighted-average assumptions used to determine benefit obligations for the years ending December 31:
Discount rate	6.00%	6.25
Rate of compensation increase	N/A	N/A
      Losses recognized due to settlement charges in the amount of $0.8 million in 2004 was the result of participants electing to receive lump sum distributions in 2002, 2003 and 2004. The timing of the elections coincide with the staff reductions that occurred in 2001, 2002, and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pension plan assets had a fair value of $1.1 million and $1.6 million at December 31, 2004 and 2003. The allocation of plan assets at December 31 was as follows:

	2004	2003

Equities	20%	32%
U.S. Debt Securities	8%	14%
Other	72%	54%

Total	100%	100%

      The target ranges of allocation of assets are as follows:

Equities	0 – 50%
Fixed income	0 – 100%
Cash equivalents	0 – 100%
      The targeted ranges of asset allocation are intentionally broad to provide flexibility should the number of participants subject to staff reductions in 2004 elect to receive lump sum distributions in 2005. Plan rules allow participants an election to receive a lump sum distribution in May, following the year of termination. Actual asset allocations are reviewed and the pension plans’ investments are rebalanced to reflect the targeted allocation when considered appropriate.
      For the pension plans with accumulated benefit obligations in excess of plan assets the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets were $1.4 million, $1.4 million and $1.1 million, respectively as of December 31, 2004 and $2.2 million, $2.2 million and $1.6 million, respectively as of December 31, 2003.
      Pension costs for the defined benefit included the following components:

	Pension Benefits

	2004	2003	2002

Components of Net Periodic Benefit Cost:
Interest Cost	$94	$103	$149
Expected return on plan assets	(75)	(98)	(148)
Net amortization and deferral	101	56	30
Amount recognized due to settlement	793	—	—

Net periodic benefit cost	$913	$61	$31

      The overall expected long-term rate of return on plan assets was based on the performance of the Plan during the past five years and on the expected performance of the plan assets over the next five years pursuant to the investment policies and strategies as described below.
      The primary emphasis of the management of the Plan’s portfolio of assets is to establish sufficient funding for projected retirement benefits. To this end, the primary investment management objective is long-term capital appreciation. A secondary objective is to prevent erosion by inflation.
      It is NAICC’s intent that the portfolio be fully invested at all times. The allocation between equity securities, debt securities and cash, including any allocation between registered investment funds is left to the discretion of the plan trustee except as required by the plan administrator for pending plan disbursements.
      To ensure adequate diversification, no more than 25% of the total market value of Plan assets shall be invested in a single asset other than pooled funds and mutual funds where underlying diversification shall be considered. The portfolio shall satisfy the diversification requirements of ERISA at all times as well as the liquidity requirements of the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      NAICC expects to contribute $0.3 million to the Plan in 2005.

25.	Income Taxes
      Danielson files a Federal consolidated income tax return with its eligible subsidiaries. CPIH and its United States and foreign subsidiaries do not file as part of the Danielson federal income tax consolidated return. In addition, Covanta Lake is not a member of any consolidated return group. Danielson’s Federal consolidated income tax return includes the taxable results of certain grantor trusts. These trusts were established by certain state insurance regulators and the courts as part of the 1990 reorganization from which the Mission Insurance Group, Inc. (“Mission”) emerged from Federal bankruptcy and various state insolvency court proceedings as Danielson. These trusts were created for the purpose of assuming various liabilities of their grantors, certain present and former subsidiaries of Danielson (the “Mission Insurance Subsidiaries”). This allowed the state regulators to administer the continuing run-off of Mission’s insurance business, while Danielson and the Mission Insurance Subsidiaries were released, discharged and dismissed from the proceedings free of any claims and liabilities of any kind, including any obligation to provide further funding to the trusts. The agreements establishing the trusts provide the grantor of each trust with a certain “administrative power” which, as specified in Section 675(4)(c) of the Internal Revenue Code, requires that Danielson include the income and deductions of each trust on its consolidated Federal income tax return. This was to ensure that Danielson’s NOLs would remain available to offset any post-restructuring taxable income of the trusts, thereby maximizing the amounts available for distribution to trust claimants. The Insurance Commissioner of the State of California and the Director of the Division of Insurance of the State of Missouri, as the trustees, have sole management authority over the trusts. Neither Danielson nor any of its subsidiaries has any power to control or otherwise influence the management of the trusts nor do they have any rights with respect to the selection or replacement of the trustees. At the present time, it is not likely that any of the Mission Insurance Subsidiaries will receive any distribution with regard to their residual interests in the existing trusts. Since Danielson does not have a controlling financial interest in these trusts nor is the Company the primary beneficiary of the trusts, they are not consolidated with Danielson for financial statement purposes.
      SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”) requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Pursuant to SFAS 109, Danielson makes periodic determinations of whether it is “more likely than not” that all or a portion of the Danielson’s deferred tax assets will be realized. In making these determinations, Danielson considers all of the relevant factors, both positive and negative, which may impact upon its future taxable income including the size and operating results of its subsidiaries, the competitive environment in which these subsidiaries operate and the impact of the grantor trusts.
      Danielson has NOLs estimated to be approximately $516 million for Federal income tax purposes as of the end of 2004. The NOLs will expire in various amounts from December 31, 2005 through December 31, 2023, if not used. In connection with the purchase of Covanta, the Company reassessed its valuation allowance on deferred tax benefits associated with its NOLs. A deferred tax asset of approximately $121.5 million associated with the reduction in the valuation allowance is included in the consolidated financial statements to reflect the estimated future NOL utilization from the inclusion of Covanta (exclusive of CPIH and Covanta Lake) in Danielson’s consolidated Federal income tax group.
      In connection with ACL’s bankruptcy proceedings and its emergence from such proceedings under the ACL Plan (as described in Note 3 above), a portion of Danielson’s NOLs were utilized in 2004. Danielson estimates that ACL’s ordinary taxable income recognized in 2004 will be approximately $120 million. Danielson also estimates it will also have a capital loss carryforward from ACL 2004 activity of approximately $50 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Danielson’s NOLs will expire, if not used, in the following amounts in the following years:

Amount of
Carryforward
Expiring

2005	$12,405
2006	92,355
2007	89,790
2008	31,688
2009	39,689
2010	23,600
2011	19,755
2012	38,255
2019	33,635
2022	26,931
2023	108,331

$516,434

      Danielson’s ability to utilize its NOLs would be substantially reduced if Danielson were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. Danielson will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year “testing period” by “5% stockholders”. In an effort to reduce the risk of an ownership change, Danielson has imposed restrictions on the ability of holders of five percent or more of its Common Stock, as well as the ability of others to become five percent stockholders as a result of transfers of Common Stock. The transfer restrictions were implemented in 1990, and Danielson expects that they will remain in force as long as the NOLs are available to Danielson. Notwithstanding such transfer restrictions, there could be circumstances under which an issuance by Danielson of a significant number of new shares of Common Stock or other new class of equity security having certain characteristics (for example, the right to vote or convert into Common Stock) might result in an ownership change under the Internal Revenue Code.
      The components of the provision (benefit) for income taxes for continuing operations were as follows:

	2004	2003	2002

Current:
Federal	$4,320	$—	$—
State	5,392	18	346
Foreign	5,079	—	—

Total current	14,791	18	346
Deferred:
Federal	(2,030)	—	—
State	(665)	—	—
Foreign	(561)	—	—

Total deferred	(3,256)	—	—
Total provision (benefit) for income taxes	$11,535	$18	$346

      The following reflects a reconciliation of income tax expense computed by applying the applicable Federal income tax rate of 35% to income before provision for income tax for the year ended December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2004 and 34% to loss before provision for income tax for the years ended December 2003 and 2002, as compared to the provision for income taxes:

	2004	2003	2002

Computed “expected” tax benefit	$12,416	$(23,530)	$(11,087)
State and other tax expense	3,072	18	346
Change in valuation allowance	(15,423)	(1,976)	(49,105)
Grantor trust income	5,810	8,500	20,188
Subpart F income and foreign dividends	5,153	—	—
Expiring NOL	—	20,689	39,690
Taxes on foreign earnings	(138)	—	—
Taxes on equity earnings	247	—	—
Other, net	398	(3,683)	314

Total income tax expense	$11,535	$18	$346

      The tax effects of temporary differences that give rise to the deferred tax assets and liabilities as of the years ended December 2004 and 2003, respectively, are presented as follows:

	2004	2003

Deferred Tax Assets:
Loss reserve discounting	$2,651	$3,476
Unearned premiums	88	278
Capital loss carryforward	17,882	—
Net operating loss carryforwards	180,752	221,659
Allowance for doubtful accounts	697	677
Accrued expenses	50,799	—
Tax basis in bond and other costs	20,350	—
Deferred tax assets of unconsolidated subsidiaries	10,169	—
Other	1,785	67
AMT credit carryforward	6,415	3,140

Total Gross Deferred Tax Asset	291,588	229,297
Less: Valuation Allowance	(91,186)	(211,535)

Total deferred tax asset	200,402	17,762

Deferred Tax Liabilities:
Unrealized gains on available-for-sale securities	323	314
Unremitted earnings of foreign subsidiaries	8,763	—
Unbilled accounts receivable	39,041	—
Property, plant and equipment	163,610	—
Intangible assets	70,799	—
Deferred acquisition costs	292	283
Difference in tax basis of bonds	65	107
Salvage and subrogation discount	11	23
Losses taken in excess of basis — ACL	—	17,035
Other, net	53	—
Total gross deferred tax liability	282,957	17,762

Net deferred tax asset (liability)	$(82,555)	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In October 2004, new United States federal income tax legislation entitled “The American Jobs Creation Act of 2004” was enacted. This legislation includes provisions that may affect the Company, such as provisions requiring additional federal income tax disclosure and reporting, provisions regarding the preferential federal income tax treatment of certain qualified dividend distributions from foreign subsidiaries, certain additional federal income tax deductions based on qualified production income, additional restrictions on the flexibility of executive deferred compensation plans, and other matters. Danielson is currently evaluating the impact of this new federal income tax law.

26.	Insurance Regulation, Dividend Restrictions and Statutory Surplus
      Danielson’s insurance subsidiaries are regulated by various states. For regulatory purposes, separate financial statements which are prepared in accordance with statutory accounting principles are filed with these states. Insurance Services prepares its statutory–basis financial statements in accordance with accounting practices prescribed or permitted by the California Department of Insurance (the “CDI”). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed (see below for discussion of Insurance Services’ permitted practice). The Association has adopted a comprehensive set of accounting principles for qualification as an Other Comprehensive Basis of Accounting which was effective in 2001. As of the years ended December 2004 and 2003, Danielson’s operating insurance subsidiaries had statutory capital and surplus of $16.9 million and $16. million, respectively. The combined statutory net loss for Danielson’s operating insurance subsidiaries, as reported to the regulatory authorities for the years ended December 2004, 2003 and 2002, was $0.8 million, $10.1 million, and $22.5 million, respectively.
      The CDI completed its examination of the statutory–basis financial statements of NAICC, excluding Valor, for the four years ended December 2002. The report was filed January 9, 2004. No restatement of NAICC’s December 31, 2002 statutory financial statements were proposed by CDI as a result of the examination. The CDI did, however, note an increase in statutory unpaid loss and LAE by $4.1 million and a corresponding adjustment to surplus. The adjustment issued by the Department was in response to NAICC’s recognition of prior years development in its June 30, 2003 quarterly filing.
      A model for determining the risk–based capital (“RBC”) requirements for property and casualty insurance companies was adopted in December 1993 and companies are required to report their RBC ratios based on their statutory annual statements. At December 31, 2004, NAICC’s RBC was 361%, which is $7.6 million in excess of the Company Action Level.
      As discussed in Note 3, ACL filed for protection under Chapter 11 of the Bankruptcy Code. As a result, for statutory accounting purposes, it was determined that NAICC’s investment in ACL was fully impaired. At December 31, 2002, NAICC recognized a statutory charge to its surplus of $7.4 million. This charge, when combined with NAICC’s underwriting results, reduced its statutory surplus level below the Company action level per NAICC’s RBC calculation.
      In response to the above statutory condition, in 2003, Danielson repaid a $4 million note due May 2004 to NAICC, and further contributed $4 million to NAICC to increase its statutory capital. With permission from the CDI, these transactions were recorded at December 31, 2002 in NAICC’s statutory–basis annual statement. After consideration for the $8 million noted above, NAICC’s reported statutory–basis capital and surplus as of December 31, 2002 was above the Company action level of the RBC calculation. On December 30, 2003, Danielson contributed $2 million to NAICC to increase its statutory capital.
      Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The governmental agencies established pursuant to these state laws have broad administrative and supervisory powers over insurance company operations. These powers include granting and revoking of licenses to transact business, regulating trade practices, establishing guaranty associations, licensing agents,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approving policy forms, filing premium rates on certain business, setting reserve requirements, determining the form and content of required regulatory financial statements, conducting periodic examination of insurers’ records, determining the reasonableness and adequacy of capital and surplus, and prescribing the maximum concentrations of certain classes of investments. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions and other related matters. Danielson and its insurance subsidiaries have registered as holding company systems pursuant to such legislation in California and routinely report to other jurisdictions.
      Under the California Insurance Code, NAICC is prohibited from paying shareholder dividends, other than from accumulated earned surplus, exceeding the greater of net income or 10% percent of the preceding year’s statutory surplus, without prior approval of the CDI. No dividends were paid in 2004, 2003 or 2002. The overall limit of dividends that can be paid during 2005 is approximately $1.6 million as long as there is sufficient accumulated earned surplus to pay such. As of the year ended December 2004, NAICC did not have sufficient accumulated earned surplus, as defined by the CDI, to pay further ordinary dividends.

27.	Stockholders’ Equity and Stock Option Plans

Stockholders Equity
      On December 2, 2003, Danielson issued 5,120,854 shares of common stock (“Common Stock”) to three existing shareholders in exchange for providing the bridge financing necessary for the acquisition of Covanta. See Note 2 for additional information on the acquisition and bridge financing agreements.
      In connection with a pro rata rights offering to all stockholders on May 18, 2004, Danielson issued 27,438,118 additional shares of Common Stock for approximately $42 million of gross proceeds. In addition, Danielson issued the maximum 8,750,000 shares to Laminar pursuant to the conversion of approximately $13.4 million in principal amount of notes, as more fully described in Note 2. As of December 31, 2004, there were 73,441,202 shares of Common Stock issued of which 73,430,202 were outstanding; the remaining 10,796 shares of Common Stock issued but not outstanding are held as treasury stock.
      In connection with efforts to preserve Danielson’s NOLs, Danielson has imposed restrictions on the ability of holders of five percent or more of Common Stock to transfer the Common Stock owned by them and to acquire additional Common Stock, as well as the ability of other to become five percent stockholders as a result of transfers of Common stock.
      The following represents Shares of Common Stock reserved for future issuance as of December 31, 2004:

2005 rights offering in connection with the acquisition of Ref-Fuel (Note 36)	66,087,000
Estimated stock purchase rights of certain creditors of Covanta (Note 2)	3,000,000
Stock options exercisable in 2005	820,124

69,907,124

      As of December 31, 2003, there were 10,000,000 shares of preferred stock authorized, with none issued or outstanding. The preferred stock may be divided into a number of series as defined by Danielson Board of Directors. The Board of Directors is authorized to fix the rights, powers, preferences, privileges and restrictions granted to and imposed upon the preferred stock upon issuance, with prior approval of the stockholders required for any series of preferred stock issued to any holder of 1% or more of the outstanding Common Stock.
      A substantial part of Danielson net assets are restricted. Various state insurance requirements restrict the amounts that may be transferred to Danielson in the form of dividends or loans from its Insurance Services subsidiaries without prior regulatory approval. Various debt covenants and credit arrangements also restrict the amounts that may be transferred to Danielson in the form of cash dividends or loans from Energy Services

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
subsidiaries. Danielson investment in the net assets of its Insurance Services subsidiaries and its Energy Services subsidiaries, amount to approximately $16.8 million and $85.4 million at December 31, 2004, respectively.

Stock Option Plans
      Danielson adopted the Danielson Holding Corporation Equity Award Plan for Employees and Officers (the “Employees Plan”) and the Danielson Holding Corporation Equity Award Plan for Directors (the “Directors Plan”), collectively (the “Award Plans”), effective with stockholder approval on October 5, 2004. The 1995 Stock and Incentive Plan (the “1995 Plan”) was terminated with respect to any future awards under such plan on October 5, 2004 upon stockholder approval of the Award Plans. The 1995 Plan will remain in effect until all awards have been satisfied or expired.

Award Plans
      The purpose of the Award Plans is to promote the interests of Danielson (including its subsidiaries and affiliates) and its stockholders by using equity interests in Danielson to attract, retain and motivate its management, non–employee directors and other eligible persons and to encourage and reward their contributions to Danielson’s performance and profitability. Both Award Plans provide for awards to be made in the form of (a) incentive stock options, (b) non–qualified stock options, (c) shares of restricted stock, (d) stock appreciation rights, (e) performance awards, or (f) other stock–based awards which relate to or serve a similar function to the awards described above. Awards may be made on a stand alone, combination or tandem basis. The maximum aggregate number of shares of Common Stock available for issuance is 4,000,000 under the Employees Plan and 400,000 under the Directors Plan.
      On October 5, 2004 Danielson granted options to purchase an aggregate of 1,020,000 shares of Common Stock and 641,010 shares of restricted stock under the Employees Plan. The options have an exercise price of $7.43 per share and expire 10 years from the date of grant and vest over three years commencing on February 28, 2006. Restrictions upon 50% of the restricted stock shall lapse on a pro rata basis over three years commencing on February 28, 2005 and the restrictions upon the remaining 50% of the restricted stock shall lapse over the same three year period based upon the satisfaction of performance–based metrics of operating cash flow or such other performance measures as may be determined by the Compensation Committee of the Board of Directors.
      On October 5, 2004 Danielson granted options to purchase an aggregate of 93,338 shares of Common Stock and 15,500 shares of restricted stock under the Directors Plan. The options have an exercise price of $7.43 per share and expire 10 years from the date of grant and vest upon the date of grant. Restrictions on the restricted stock shall lapse on a pro rata basis over three years commencing on the date of grant. On December 5, 2004, Danielson granted an additional 11,111 stock options at an exercise price of $7.85 and an additional 1,250 share of restricted stock under the Directors Plans with similar term and vesting provisions.

1995 Stock Option Plan
      The 1995 Plan is a qualified plan which provides for the grant of any or all of the following types of awards: stock options, including incentive stock options and non–qualified stock options; stock appreciation rights, whether in tandem with stock options or freestanding; restricted stock; incentive awards; and performance awards. The purpose of the 1995 Plan is to enable Danielson to provide incentives to increase the personal financial identification of key personnel with the long–term growth of Danielson and the interests of Danielson’s stockholders through the ownership and performance of Common Stock, to enhance Danielson’s ability to retain key personnel, and to attract outstanding prospective employees and Directors. The 1995 Plan became effective as of March 21, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In September 2001, Danielson’s stockholders approved amendments to the 1995 Plan which increased the aggregate number of shares available for option grants from 1,700,000 to 2,540,000 and provided for options to be awarded to independent contractors.
      On July 24, 2002, Danielson’s Board amended the 1995 Plan to increase the aggregate number of shares available for grant from 2,540,000 to 4,976,273. The Board reserved 1,936,273 shares for the grant of stock options to management of ACL, of which options for 1,560,000 shares of Danielson common stock were granted. The options have an exercise price of $5.00 per share and expire 10 years from the date of grant. One–half of the options time vest over a four–year period in equal annual installments and one–half of the options vest over a four–year period in equal annual installments contingent upon the financial performance of ACL and compliance with the terms of its senior bank facility.
      In July 2002, options for 918,084 shares previously granted to employees, directors and contractors of Danielson, which would have expired upon the termination of the service of these individuals to Danielson on July 24, 2002, were extended two years or two years beyond the termination of their service in a new capacity, but in no event longer than the original term with vesting accelerated simultaneously with the extension.
      On August 7, 2003, Danielson granted options for 50,000 shares of Common Stock to an employee of NAICC. The options have an exercise price of $1.45 per share and expire 10 years from the grant date. 20,000 of the options vest on the first and second anniversary of the grant date and the remaining 10,000 options vest on the third anniversary of the grant date.
      During 2003, options for 829,375 shares of Common Stock were forfeited due to terminations and ACL not achieving the performance targets.
      The following table summarizes activity and balance information of the options under the Awards Plans and 1995 Plan:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

1995 Stock Option Plan
Outstanding at the Beginning of the Year	2,564,543	$4.79	3,343,918	$4.89	1,718,500	$4.67
Granted	—		50,000	1.45	1,890,000	4.98
Exercised	965,991	4.27	—	—	264,582	4.11
Forfeited	802,875	5.14	829,375	5.00	—	—

Outstanding at the End of the Year	795,677	$4.87	2,564,543	$4.79	3,343,918	$4.89
Options Exercisable at Year End	715,675	$5.04	1,783,708	$4.84	1,412,254	$4.85
Options Available for Future Grant	—		2,141,048		1,632,355
2004 Stock Option Plan
Outstanding at the Beginning of the
Year
Granted	1,124,449	$7.43
Exercised	—

Forfeited Outstanding at the End of the Year	1,124,449	$7.43
Options Exercisable at Year End	104,449	$7.47
Options Available for Future Grant	1,475,551

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, options for shares were outstanding in the following price ranges:

	Options Outstanding

			Weighted Average	Options Exercisable
			Remaining
	Number of	Weighted Average	Contractual Life	Number	Weighted Average
Exercise Price Range	Shares	Exercise Price	(Years)	of Shares	Exercise Price

$1.45 – $4.26	308,502	$3.48	6.6	238,500	$3.60
$4.94 – $5.78	349,675	$5.27	6.7	339,675	$5.25
$6.69 – $7.06	137,500	$6.99	2.0	137,500	$6.99

$7.43– $7.85	1,124,449	$7.43	9.8	104,449	$7.47
	1,920,126			820,124

      Danielson applies APB 25, and related interpretations in accounting for the stock options granted to directors and employees. Compensation cost of approximately $0.1 million was recognized in 2002 relating to the modification of stock options granted to directors and employees. The fair value based method of accounting prescribed by SFAS No. 123 “Accounting for Stock–Based Compensation” (“SFAS 123”), is used to measure stock–based compensation for contractors. Accordingly, compensation costs of $0.1 million, $0.1 million and $0.8 million were recognized in 2004, 2003 and 2002, respectively, relating to stock options granted to contractors. Pro forma net income and earnings per share are disclosed in Note 1 as if the fair value based method of accounting for stock–based compensation under SFAS 123 had been applied to all stock options. For pro forma calculation purposes, fair value of the option grants are estimated as of the date of grant using the Black–Scholes option pricing model with the following assumptions: dividend yield of 0% per annum; an expected life of approximately 8 years; expected volatility of 50%–73%; and a risk free interest rate of 4% — 6%. The pro forma effect on net loss may not be representative of the effects on income for future years.

28.	Accumulated Other Comprehensive Income (Loss)
      Accumulated other comprehensive (loss) as of December 31, 2004 and 2003 consists of the following:

	2004	2003

Foreign currency translation	$549	$—
Unrealized gain on available for sale securities	104	850
Minimum pension liability	(70)	(1,295)

	$583	$(445)

29.	Earnings (Loss) Per Share
      Per share data is based on the weighted average number of shares of common stock of Danielson’s, par value $0.10 per share (“Common Stock”), outstanding during the relevant period. Basic earnings per share are calculated using only the average number of outstanding shares of Common Stock. Diluted earnings per share computations, as calculated under the treasury stock method, include the average number of shares of additional outstanding Common Stock issuable for unvested restricted stock, stock options, warrants, rights

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and convertible notes whether or not currently exercisable. Diluted earnings per share for all the periods presented do not include shares related to stock options and warrants because their effect was anti–dilutive.

	2004			2003				2002

	Income		Per	Income			Per	Income			Per
	(Loss)	Shares	Share	(Loss)	Shares		Share	(Loss)	Shares		Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)		Amount	(Numerator)	(Denominator)		Amount
-
Basic Earnings (Loss)
Per Share:
Income (loss) to common stockholders	$34,094	63,469	$0.54	$(69,225)	47,362		$(1.46)	$(32,955)	40,400		$(0.82)
Effect of Diluted Securities:
Stock options		302			(A	)			(A	)
Restricted stock		187			(A	)			(A	)
Rights		1,784
Warrants					(A	)			(A	)
Convertible debentures					(A	)			(A	)
Diluted Loss Per Share:
Income (loss) to common stockholders	$34,094	65,742	$0.52	$(69,225)	47,362		$ (1.46)	$(32,,955)	40,400		$(0.82)
  (A) Antidilutive
      Basic and diluted earnings per share and the average shares used in the calculation of basic and diluted earnings per share for all periods have been adjusted retroactively to reflect the bonus element contained in the rights offering issued on May 18, 2004.
      On December 2, 2003, pursuant to the note purchase agreement, 5,120,853 shares of Common Stock were issued and included in the weighted average outstanding shares calculation as of March 10, 2004, the date on which certain conditions upon which the shares were contingently returnable were satisfied. The shares were not included in the computation of diluted earnings per share for the year ended December 31, 2003 because their effect would be antidilutive. The weighted average number of such shares included in the basic and diluted earnings per share calculation was 4,152,801 for the year ended December 31, 2004.
      Options to purchase 3,393,918 shares of Common Stock at exercise prices ranging from $1.45 to $7.0625 per share and options to purchase 3,608,500 shares of Common Stock at exercise prices ranging from $3.37 to $7.0625 per share were outstanding during the years ended December 31, 2003, and December 31, 2002, respectively but were not included in the computation of diluted earnings per share because the option’s exercise price was greater than the average market price of Common Stock. 2,564,543 and 3,343,918 of such options were outstanding as of December 31, 2003 and 2002, respectively.
      Warrants to purchase 2,002,558 shares of Common Stock at an exercise price of $4,74391 per share were outstanding during the year ended December 31, 2002 but were not included in the computation of diluted earnings per share because of the warrants exercise price was greater than the average market price of the Common Stock. None of these warrants were outstanding as of December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

30.	Financial Instruments
      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Covanta would realize in a current market exchange.
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
      For cash and cash equivalents, restricted cash, and marketable securities, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of long-term unbilled receivables is estimated by using a discount rate that approximates the current rate for comparable notes. The fair value of non-current receivables is estimated by discounting the future cash flows using the current rates at which similar loans would be made to such borrowers based on the remaining maturities, consideration of credit risks, and other business issues pertaining to such receivables. The fair value of restricted funds held in trust is based on quoted market prices of the investments held by the trustee. Other assets, consisting primarily of insurance and escrow deposits, and other miscellaneous financial instruments used in the ordinary course of business are valued based on quoted market prices or other appropriate valuation techniques.
      Fair values for debt were determined based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities for debt issues that are not traded on quoted market prices. The fair value of project debt is estimated based on quoted market prices for the same or similar issues. Other liabilities are valued by discounting the future stream of payments using the incremental borrowing rate of the Company. The fair value of the Company’s interest rate swap agreements is the estimated amount the Company would receive or pay to terminate the agreement based on the net present value of the future cash flows as defined in the agreement.
Energy Services
      The fair-value estimates presented herein are based on pertinent information available to management as of December 31, 2004. However, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2004, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The estimated fair value of financial instruments at December 31, 2004 is summarized as follows:

	2004

	Carrying	Estimated
	Amount	Fair Value

Assets:
Cash and cash equivalents	$78,112	$78,112
Marketable securities	3,100	3,100
Receivables	301,553	299,480
Restricted funds	272,723	272,877
Interest rate swap receivable	14,920	14,920

Liabilities:
Debt	312,896	290,538
Project debt	944,737	936,926
Interest rate swap payable	14,920	14,920
Liabilities subject to compromise	$—	$—

Off Balance-Sheet Financial Instruments:
Guarantees(a)

(a)	additionally guarantees include approximately $9 million of guarantees related to international energy projects.

(b)	see Note 2 to the Notes to the Consolidated Financial Statements
Insurance Services
      The carrying amounts and fair values of financial instruments are as follows as of December 31, 2004:

	Carry Amount	Fair Value

Assets:
Parent investments — fixed maturity securities	$3,300	$3,300
Insurance services’ investments — fixed maturity securities	57,210	57,210
Insurance services’ investments — equity securities	1,432	1,432
31. Supplemental Cash Flow Disclosures

	2004	2003	2002

Cash Paid for Interest and Income Taxes:
Interest (net of amounts capitalized)	$66,917	$—	$—
Income taxes paid (refunded)	24,207	—	—
32. Business Segments
      Danielson has two reportable business segments — Energy and Insurance. Energy develops, constructs, owns and operates for others key infrastructure for the conversion of waste–to–energy and independent power production in the United States and abroad. The Insurance segment writes property and casualty insurance in the western United States, primarily in California. As described in Note 2 Covanta was acquired on March 11, 2004 and as described in Note 3, the investment in ACL was written off during the quarter ended March 31, 2003.
      The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies, unless otherwise noted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the years ended December 31, 2004, 2003 and 2002 segment results were as follows:

	2004	2003	2002

Revenues:
Energy
Domestic	$452,931	$—	$—
International	104,271	—	—

Subtotal Energy	557,202	—	—
Insurance	20,868	41,123	69,397
Marine	—	—	462,104
Corporate	—	—	—

Total revenues	$578,070	$41,123	$531,501

Income (Loss) from operations:
Energy
Domestic	$65,001	$—	$—
International	15,197	—	—

Subtotal Energy	80,198	—	—
Insurance	(811)	(10,172)	(10,492)
Marine	—	—	17,658
Corporate	(2,032)	(2,734)	(3,833)

Income (loss) from operations	77,355	(12,906)	3,333
Investment income related to ACL Debt	—	—	8,402
Interest income	1,858	—	—
Interest expense	(43,739)	(1,424)	(38,735)
Other- net	—	—	(5,609)

Income (loss) before income tax expense, equity in net income (loss) from unconsolidated investments and minority interests	$35,474	$(14,330)	$(32,609)

      Total revenues by segment reflect sales to unaffiliated customers. In computing income (loss) from operations none of the following have been added or deducted: unallocated corporate expenses, non-operating interest expense, interest income and income taxes.
      For the years ended December 31, 2004 and 2003 segment and corporate assets and results are as:

		Depreciation
	Identifiable	and	Capital
	Assets	Amortization	Additions

2004
Energy Services	$1,814,042	$52,632	$11,877
Insurance Services	85,679	544	121
Parent	39,360	—	—

Consolidated	$1,939,081	$53,176	$11,998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Depreciation
	Identifiable	and	Capital
	Assets	Amortization	Additions

2003
Insurance Services	$110,012	$339	$96
Parent and Other	52,636	36	—

Consolidated	$162,648	$375	$96

2002
Marine Services		$41,785	$18,126
Insurance Services		479	26
Parent		95	—

Consolidated		$42,359	$18,152

      Covanta’s operations are principally in the United States. Operations outside of the United States are primarily in Asia, with some projects in Latin America and Europe. A summary of revenues by geographic area for 2004, 2003 and 2002 is as follows:

	2004	2003	2002

Revenues:
United States	$473,799	$35,851	$524,268
India	69,118	—	—
Other Asia	34,164	—	—
Other International	989	—	—

Total	$578,070	$35,851	$524,268

      A summary of identifiable assets by geographic area for the years ended December 31, 2004 and 2003 is as follows:

	2004	2003

Identifiable Assets:
United States	$1,674,636	$162,648
India	93,462	—
Other Asia	100,655	—
Other International	70,328	—

Total	$1,939,081	$162,648

33. Quarterly Data (Unaudited)

	2004

	1st	2nd	3rd	4th	Total

Operating revenue	$45,961	$185,240	$172,801	174,553	578,555
Operating income	3,885	30,942	21,763	20,765	77,355
Net (Loss) income	(2,173)	15,195	12,815	8,257	34,094
Net income per share:
Basic	(0.04)	0.26	0.18	0.11	0.54
Diluted	(0.04)	0.24	0.17	0.11	0.52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003

	1st	2nd	3rd	4th	Total

Operating revenue	$11,076	$11,837	$8,909	9,301	$41,123
Operating income	(2,650)	(4,578)	(3,546)	(2,132)	(12,906)
Net loss	(57,836)	(4,501)	(3,442)	(3,446)	(69,225)
Net loss per basic and diluted share	(1.22)	(0.09)	(0.07)	(0.07)	(1.46)
      As discussed in Note 1, Danielson acquired ACL on May 29, 2002 and, accordingly, the operating results for 2002 include ACL beginning with the date of acquisition. As discussed in Note 1, Danielson began accounting for its investment in ACL on the equity method in the first quarter of 2003 and, as discussed in Note 3, wrote off its investment in ACL in the same quarter. Covanta’s results of operations are included in Danielson’s consolidated results since its March 10, 2004 acquisition.
34. Commitments and Contingent Liabilities
      Danielson and/or its subsidiaries are party to a number of other claims, lawsuits and pending actions, most of which are routine and all of which are incidental to its business. Danielson assesses the likelihood of potential losses on an ongoing basis and when losses are considered probable and reasonably estimable, records as a loss an estimate of the ultimate outcome. If Danielson can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.
American Commercial Lines, Inc.
      The petition with the U.S. Bankruptcy Court to reorganize under Chapter 11 of the U.S. Bankruptcy Code, that ACL and many of its subsidiaries and its immediate direct parent entity, American Commercial Lines Holdings, LLC, filed on January 31, 2003 has resulted in the confirmation of a plan of reorganization on December 30, 2004 that was effective as of January 11, 2005. Pursuant to ACL’s plan of reorganization ACL is no longer a subsidiary of Danielson as Danielson’s equity interest in ACL was cancelled and it received warrants to purchase 3% of ACL’s new common stock. See Note 3 to the Notes to the Consolidated Financial Statements.
Covanta Energy Corporation
      Generally claims and lawsuits against Covanta and its subsidiaries that had filed bankruptcy petitions and subsequently emerged from bankruptcy arising from events occurring prior to their respective petition dates have been resolved pursuant to the Covanta Reorganization Plan, and have been discharged pursuant to the March 5, 2004 order of the Bankruptcy Court which confirmed the Covanta Reorganization Plan. However, to the extent that claims are not dischargeable in bankruptcy, such claims may not be discharged. For example, the claims of certain persons who were personally injured prior to the petition date but whose injury only became manifest thereafter may not be discharged pursuant to the Covanta Reorganization Plan.
Environmental Matters
      Covanta’s operations are subject to environmental regulatory laws and environmental remediation laws. Although Covanta’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, Covanta believes that it is in substantial compliance with existing environmental laws and regulations.
      Covanta may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances, Covanta may be exposed to joint

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and several liabilities for remedial action or damages. Covanta’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, and the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations. Generally such claims arising prior to the first petition date were resolved in and discharged by the Chapter 11 Cases.
      The potential costs related to the matters described below and the possible impact on future operations are uncertain due in part to the complexity of governmental laws and regulations and their interpretations, the varying costs and effectiveness of cleanup technologies, the uncertain level of insurance or other types of recovery and the questionable level of Covanta’s responsibility. Although the ultimate outcome and expense of any litigation, including environmental remediation, is uncertain, Covanta believes that the following proceedings will not have a material adverse effect on Covanta’s consolidated financial position or results of operations.
      In June, 2001, the EPA named Covanta’s wholly-owned subsidiary, Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties (“PRPs”) at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire, a former waste oil recycling facility. The total quantity of waste oil alleged by EPA to have been disposed of by PRPs at the Beede site is approximately 14.3 million gallons, of which Covanta Haverhill’s contribution is alleged to be approximately 44,000 gallons. On January 9, 2004, the EPA signed its Record of Decision with respect to the cleanup of the site. According to the EPA, the costs of response actions incurred as of January 2004 by the EPA and the State of New Hampshire Department of Environmental Services (“DES”) total approximately $19 million, and the estimated cost to implement the remedial alternative selected in the Record of Decision is an additional $48 million. Covanta Haverhill, Inc. is participating in discussions with other PRPs concerning EPA’s selected remedy for the site, in anticipation of eventual settlement negotiations with EPA and DES. Covanta Haverhill, Inc.’s share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta believes that based on the amount of waste oil materials Covanta Haverhill, Inc. is alleged to have sent to the site, its liability will not be material.
Other Matters
      During the course of the Chapter 11 Cases, Covanta and certain contract counterparties reached agreement with respect to material restructuring of their mutual obligations in connection with several waste-to-energy projects. Subsequent to March 10, 2004 Covanta were also involved in material disputes and/or litigation with respect to the Warren County, New Jersey and Lake County, Florida waste-to-energy projects and the Tampa Bay water project. During 2004, all disputes relating to the Lake County and Tampa Bay matters were resolved, and the Company’s subsidiaries involved in these projects emerged from bankruptcy. As of December 31, 2004 Covanta’s subsidiaries involved with the Warren County, New Jersey project remain in Chapter 11 and are not consolidated in the Company’s consolidated financial statements. Danielson expects that the outcome of the Warren County, New Jersey litigation described below will not adversely affect Danielson.
      The Covanta subsidiary (“Covanta Warren”) which operates the waste-to-energy facility in Warren County, New Jersey (the “Warren Facility”) and the Pollution Control Financing Authority of Warren County (“Warren Authority”) have been engaged in negotiations for an extended time concerning a potential restructuring of the parties’ rights and obligations under various agreements related to Covanta Warren’s operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 federal court of appeals decision invalidating certain of the State of New Jersey’s waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to an agreement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
with the Warren Authority which modifies the existing service agreement. Principal on the Warren Facility project debt is due annually in December of each year, while interest is due semi-annually in June and December of each year. The State of New Jersey provided sufficient funds to the project bond trustee to pay principal and interest to bondholders during 2004.
      Although discussions continue, to date Covanta Warren and the Warren Authority have been unable to reach an agreement to restructure the contractual arrangements governing Covanta Warren’s operation of the Warren Facility.
      Also as part of Covanta’s emergence from bankruptcy, Covanta and Covanta Warren entered into several agreements approved by the Bankruptcy Court that permit Covanta Warren to reimburse Covanta for employees and employee-related expenses, provide for payment of a monthly allocated overhead expense reimbursement in a fixed amount, and permit Covanta to advance up to $1 million in super-priority debtor-in-possession loans to Covanta Warren in order to meet any liquidity needs. As of December 31, 2004, Covanta Warren owed Covanta $1.9 million.
      In the event the parties are unable to timely reach agreement upon and consummate a restructuring of the contractual arrangements governing Covanta Warren’s operation of the Warren Facility, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Warren, assume or reject one or more executory contracts related to the Warren Facility, attempt to file a plan of reorganization on a non-consensual basis, or liquidate Covanta Warren. In such an event, creditors of Covanta Warren may receive little or no recovery on account of their claims.
35.     Related Party Transactions
      With respect to Covanta’s predecessor entity, one member of Covanta’s previous Board of Directors was a partner in a major law firm, and another member is an employee of another major law firm. From time to time, Covanta sought legal services and advice from those two law firms. During 2004 (prior to March 10, 2004), 2003 and 2002, Covanta paid those two law firms approximately $0.4 million, $0.5 million and $1.4 million, and zero, zero and $2.7 million, respectively, for services rendered. One member of Danielson current Board of Directors is a counsel to a major law firm which Covanta has used for several years. Such member of the Board of Directors did not have any direct or indirect involvement in the procurement or provision of such services and does not directly or indirectly benefit from associated fees. Covanta has sought legal services and advice from this firm after March 10, 2004 and since that date has paid this law firm approximately $0.1 million.

1. As part of the investment and purchase agreement with Covanta, Danielson was obligated to arrange the Second Lien Facility. Covanta paid a fee shared by the Bridge Lenders, among others, to the agent bank for the Second Lien Facility. In order to finance its acquisition of Covanta and to arrange the Second Lien Facility, Danielson entered into a note purchase agreement with SZ Investments, L.L.C., a Danielson stockholder, TAVF, a Danielson stockholder, and D.E. Shaw Laminar Portfolios, L.L.C., a creditor of Covanta and a Danielson stockholder. In addition, in connection with such note purchase agreement, Laminar arranged for a $10 million revolving loan facility for CPIH secured by CPIH’s assets. Subsequent to the signing of the investment and purchase agreement, each of TAVF, Laminar and SZ Investments assigned approximately 30% of their participation in the second lien letter of credit facility to Goldman Sachs Credit Partners, L.P. and Laminar assigned the remainder of its participation in the second lien letter of credit facility to TRS Elara, LLC.

2. Danielson and Covanta have entered into a corporate services agreement, pursuant to which Danielson provides to Covanta, at Covanta’s expense, certain administrative and professional services and Covanta pays most of Danielson’s expenses, which totaled $3 million for the period March 11, 2004 through December 31, 2004. In addition, Danielson and Covanta have entered into an agreement pursuant to which Covanta provides, at Danielson’s expense, payroll and benefit services for Danielson

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employees which totaled $0.5 million for the period March 11, 2004 through December 31, 2004. The amounts accrued but not paid under these arrangements totaled $0.9 million for the period March 11, 2004 through December 31, 2004.
36.     Subsequent Events — Proposed American Ref-Fuel Corp. Acquisition
      On January 31, 2005, Danielson entered into a stock purchase agreement (the “Purchase Agreement”) with Ref-Fuel , an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders (the “Selling Stockholders”) to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the Purchase Agreement, Danielson will pay $740 million in cash for the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which as of December 31, 2004 was approximately $1.2 billion. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.
      The acquisition is expected to close when all of the closing conditions to the Purchase Agreement have been satisfied or waived. These closing conditions include the receipt of approvals, clearances and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Act of 1976 (“HSR Approval”) and as required by certain governmental authorities such as the Federal Energy Regulatory Commission (“FERC Approval”) and other applicable regulatory authorities. Other closing conditions of the transaction include the Company’s completion of debt financing and an equity rights offering, as further described below, Danielson arranging letters of credit or other financial accommodations in the aggregate amount of $100 million to replace two currently outstanding letters of credit that have been entered into by two respective subsidiaries of Ref-Fuel and issued in favor of a third subsidiary of Ref-Fuel, and other customary closing conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.
      Either Danielson or the Selling Stockholders may terminate the Purchase Agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which Ref-Fuel has provided to Danielson certain financial statements described in the Purchase Agreement.
      If the Purchase Agreement is terminated because of Danielson’s failure to complete the rights offering and financing as described below, and all other closing conditions are capable of being satisfied, Danielson must pay to the Selling Stockholders a termination fee of $25 million, of which no less than $10 million shall be paid in cash and of which up to $15 million may be paid in shares of Danielson’s common stock, at its election, calculated based on $8.13 per share. As of the date of the Purchase Agreement, Danielson entered into a registration rights agreement granting registration rights to the Selling Stockholders with respect to such termination fee stock and Danielson has deposited $10 million in cash in an escrow account pursuant to the terms of an escrow agreement.
      The Company intends to finance this transaction through a combination of debt and equity financing. The equity component of the financing is expected to consist of an approximately $400 million offering of warrants or other rights to purchase Danielson’s common stock to all of Danielson’s existing stockholders at $6.00 per share (the “Rights Offering”). In the Rights Offering Danielson’s existing stockholders will be issued rights to purchase Danielson’s stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s common stock at an exercise price of $6.00 per full share for each share of Danielson’s common stock then held.
      Four of Danielson’s largest stockholders, SZ Investments L.L.C. and EGI-Fund (05-07) Investors, L.L.C. (collectively, “SZI”), Third Avenue Business Trust, on behalf of Third Avenue Value Fund Series (“TAVF”), D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), representing ownership of approximately

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
40% of Danielson’s outstanding common stock, have committed to participate in the Rights Offering and acquire their pro rata portion of the shares. As consideration for their commitments, Danielson will pay each of these four stockholders an amount equal to 1.5% to 2.25% of their respective equity commitments, depending on the timing of the transaction. Danielson agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that Danielson undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      Danielson also expects to complete its previously announced rights offering for up to three million shares of its common stock to certain holders of 9.25% debentures issued by Covanta at a purchase price of $1.53 per share (the “9.25% Offering”). Danielson has executed a letter agreement with Laminar pursuant to which Danielson agreed to restructure the 9.25% Offering if that offering has not closed prior to the record date for the Rights Offering so that the holders that participate in the 9.25% Offering are offered additional shares of Danielson common stock at the same purchase price as in the Rights Offering and in an amount equal to the number of shares of common stock that such holders would have been entitled to purchase in the Rights Offering if the 9.25% Offering was consummated on or prior to the record date for the Rights Offering.
      Assuming exercise of all rights in the Rights Offering and the purchase of three million shares in the 9.25% Offering, the Company estimates that it will have approximately 144 million shares outstanding following the consummation of both rights offerings.
      The Company has received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package for Covanta necessary to finance the acquisition, as well as to refinance the existing recourse debt of Covanta and provide additional liquidity for the Company. This financing shall consist of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, shall be made up of a $250 million term loan facility, a $100 million revolving credit facility and a $340 million letter of credit facility. The second tranche, a second priority senior secured term loan facility, shall consist of a $450 million term loan facility.
      The closing of the financing and receipt of proceeds under the Rights Offering are closing conditions under the Purchase Agreement. The proceeds that must be received by the Company in the Rights Offering will be equal to the difference between $399 million and the sum of (1) the cash contributed as common equity to Covanta by the Company from its unrestricted cash, and (2) not more than $25 million of cash from Covanta.
      The Company estimates that there will be approximately $45 million in aggregate transaction expenses (including customary underwriting and commitment fees relating to the financing).
      Immediately upon closing of the acquisition, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries will be unaffected by the acquisition, except that the revolving credit and letter of credit facility of Ref-Fuel Company LLC (the direct parent of each Ref-Fuel project company) will be cancelled and replaced with new facilities at the Covanta level. For additional information concerning the combined capital structure of Covanta and Ref-Fuel following the acquisition, see Par II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operation.
      There can be no assurance that Danielson will be able to complete the acquisition of Ref-Fuel.

SCHEDULE I
DANIELSON HOLDING CORPORATION
CONDENSED STATEMENT OF OPERATIONS
PARENT COMPANY ONLY

	For the Year Ended

	December, 31	December 31,	December 27,
	2004	2003	2002

	(Dollars in thousands)
Operating revenues
Net investment income	$233	$344	$826
Net realized investment gains	252	1,090	438
Parent company investment income related to ACL debt	—	—	8,402

Total operating revenues	485	1,434	9,666
Operating expenses
Employee compensation and benefits	306	611	2,828
Director fees	99	163	248
Professional fees	1,664	1,044	567
Insurance expense	296	978	778
Intercompany interest expense	—	—	237
Other general and administrative expenses	152	1,372	787

Total parent company administrative expenses	2,517	4,168	5,445

Operating (loss) income before income taxes	(2,032)	(2,734)	4,221
Interest expense	(9,033)	(1,424)	—
Income tax benefit	13,273	1	77

Net income (loss) before equity in net income (loss) of subsidiaries	2,208	(4,157)	4,298

Equity in net income of Energy Services subsidiaries including Covanta Lake	33,276	—	—
Equity in net loss of Insurance Services subsidiaries excluding gain on ACL bonds	(879)	(10,191)	(15,432)
Insurance subsidiary gain on ACL bonds	—	—	5,212
Equity in net income of Marine Services subsidiaries net of impairments of equity method investees	(511)	(54,877)	(27,033)

Total equity in net income (loss) of subsidiaries	31,886	(65,068)	(37,253)

Net income (loss)	$34,094	$(69,225)	$(32,955)

Parent company expenses from above	$2,517	$4,168	$5,445
Elimination of amortization of unearned compensation		—	(297)
Intercompany interest expense — NAICC	—	—	(237)

Parent company expenses report on Consolidated Statement of Operations	$2,517	$4,168	$4,911

SCHEDULE I — Continued
DANIELSON HOLDING CORPORATION
CONDENSED STATEMENT OF FINANCIAL POSITION
PARENT COMPANY ONLY

	December 31,	December 31,
	2004	2003

	(Dollars in thousands)
ASSETS
Cash	$12,912	$3,529
Restricted cash, Covanta escrow	—	37,026
Fixed maturities, available for sale at fair value (cost: $3,300 and $453)	3,300	488

Total cash and investments	16,212	41,043
Investment in Energy Services subsidiaries	81,765	—
Investment in Insurance Services subsidiaries	16,842	17,314
Investment in Marine Services subsidiaries	2,500	4,425
Accrued investment income	6	45
Intercompany receivable	2,016	—
Deferred financing costs (net of amortization $1,024)	—	6,145
Deferred tax asset	18,042	—
Other assets	2,600	978

Total assets	$139,983	$69,950

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Interest payable	$—	$400
Income taxes payable	3,421	—
Debt payable to related parties	—	40,000
Other liabilities	1,747	1,759

Total liabilities	5,168	42,159
Stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 150,000 shares; issued 73,441 shares and 35,793 shares; outstanding 73,430 shares and 35,782 shares)	7,344	3,579
Additional paid-in capital	194,783	123,446
Unearned compensation	(3,489)	(289)
Accumulated other comprehensive loss	583	(445)
Accumulated deficit	(64,340)	(98,434)
Treasury stock (cost of 11 shares)	(66)	(66)

Total stockholders’ equity	134,815	27,791

Total liabilities and stockholders’ equity	$139,983	$69,950

SCHEDULE I — Continued
DANIELSON HOLDING CORPORATION
CONDENSED STATEMENT CASH FLOWS
PARENT COMPANY ONLY

	For the Year Ended

	December, 31	December 31,	December 27,
	2004	2003	2002

	(Dollars in thousands)
Operating activities
Net loss	$34,094	$(69,225)	$(32,955)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain related to ACL debt contributed in acquisition of ACL	—	—	(8,402)
Net realized gain on the sale of investment securities	(159)	(1,090)	(438)
Depreciation and amortization	—	36	95
Amortization of deferred financing costs	7,045	1,024	—
Change in accrued investment income	39	18	3
Stock option and unearned compensation expense	1,425	521	920
Interest payable	(400)	—	—
Deferred tax asset	(16,693)	—	—
Receivable from Energy Services	(2,016)	—	—
Equity in net income of Energy Services subsidiaries	(33,276)	—	—
Equity in net loss of Marine Services subsidiaries	511	44,898	27,033
Equity in net loss of Insurance Services subsidiaries	879	20,198	10,220
Other operating activities	—	—	289
Changes in other assets and liabilities:
Other assets	(1,723)	1,730	(1,413)
Other liabilities	3,224	1,926	(195)

Net cash provided by (used in) operating activities	(7,050)	36	(4,843)
Investing activities
Collection of note receivable from affiliate	—	6,035	—
Distribution received from unconsolidated Marine Services subsidiary	—	58	—
Purchase of Energy and Marine Services	(36,400)	—	(42,665)
Proceeds from sale of GMS	1,512	—	—
Proceeds from the sale of investment securities	612	4,110	1,100
Restricted cash, Covanta escrow	37,026	(37,026)	—
Purchase of investment securities, net	(3,300)	—	(2,163)
Other investing activities, net	—	(978)	(6,035)
Capital contributions to NAICC	—	(6,000)	—

Net cash used in investing activities	(550)	(33,801)	(49,763)
Financing activities
Repayment of debt from NAICC	—	(4,000)	—
Borrowings under Bridge Financing	—	40,000	—
Parent company debt issue costs	(900)	—	—
Repayment of Bridge Financing	(26,612)	—	—
Proceeds from Rights Offering, net of expenses	41,021	—	42,228
Proceeds from exercise of warrants and options for common stock	3,474	—	10,588
Cash received from restricted stock	—	14	—

Net cash provided by financing activities	16,983	36,014	52,816

Net increase (decrease) in cash and cash equivalents	9,383	2,249	(1,790)
Cash and cash equivalents at beginning of year	3,529	1,280	3,070

Cash and cash equivalents at end of year	$12,912	3,529	1,280

Schedule II — Valuation and Qualifying Accounts
Receivables Valuation and Qualifying Accounts

		Additions

	Balance at	Charged to	Charged to			Balance At
	Beginning	Costs and	Other			End of
	of Period	Expense	Accounts		Deductions	Period

	(Dollars in thousands)
INSURANCE SERVICES
Allowance for premiums and fees receivable
2004	$462	$(40)	$—		$(294)	$128
2003	1,623	228	—		(1,389)	462
2002	1,431	734	—		(542)	1,623
Allowance for uncollectible reinsurance on paid losses
2004	$1,328	$(103)	$—		$(332)	$893
2003	—	1,328	—		—	1,328
2002	—	—	—		—	—
Allowance for uncollectible reinsurance on unpaid losses
2004	$176	$60	$—		$—	$236
2003	116	60	—		—	176
2002	20	96	—		—	116
ENERGY SERVICES
March 11, through December 31, 2004
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$—	$733	$—		$299	$434
Retention receivables — current	—	—	—		—	—
Doubtful receivables — non-current	—	—	—		(170)	170

Total	$—	$733	$—		$129	$604

MARINE SERVICES
Allowance for uncollectible accounts in 2002	$—	$1,070	$2,037	(1)	$(761)	$2,346

(1)	Acquired with purchase of ACL and GMS
Deferred Tax Valuation Allowance

		Subtractions

		Credits
	Balance at	(Charges)	Charged to			Balance At
	Beginning	to Tax	Other			End of
	of Period	Expense	Accounts		Deductions	Period

	(Dollars in thousands)
Tax valuation allowance
2004	$211,535	$15,423	$104,926	(1)	$—	$91,186
2003	213,511	1,976	—		—	211,535
2002	260,727	49,105	(1,889)		—	213,511

(1)	Primarily attributable to purchase accounting adjustments related to the Covanta acquisition.

Schedule V — Supplemental Information
Concerning Property–Casualty Insurance Operations

		Reserves for	Discount
		Unpaid Claims	from		Other Policy
	Deferred	and Claim	Reserves		Claims and	Net
	Acquisition	Adjustment	for Unpaid	Unearned	Benefits	Earned	Investment
Affiliation with Registrant	Costs	Expenses	Claims	Premiums	Payable	Premiums	Income

Consolidated Property–Casualty Entities:
As of and for the year ended 12/31/2004	$256	$64,270	$—	$1,254	$—	$17,998	$2,405
As of and for the year ended 12/31/2003	833	83,380	—	4,595	—	35,851	3,999
As of and for the year ended 12/31/2002	1,612	101,249	—	10,622	—	62,164	5,603

	Claims and Claim
	Adjustment Expenses		Amortization		Paid Claims
	Incurred Related to		of Deferred	Other	and Claim	Net
			Acquisition	Operating	Adjustment	Written
Affiliation with Registrant	Current Year	Prior Years	Costs	Expenses	Expenses	Premiums

Consolidated Property–Casualty Entities:
As of and for the year ended 12/31/2004	$10,343	$2,518	$4,255	$165	$31,775	$15,165
As of and for the year ended 12/31/2003	23,199	13,485	6,610	1,337	50,734	30,408
As of and for the year ended 12/31/2002	49,474	10,407	11,437	2,678	68,701	52,655

Quezon Power, Inc.
Consolidated Financial Statements
December 31, 2004 and 2003
and the Years Ended
December 31, 2004, 2003 and 2002
(In United States Dollars)
and
Report of Independent Auditors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Management Committee of Quezon Power, Inc.
      We have audited the accompanying consolidated balance sheets of Quezon Power, Inc. (incorporated in the Cayman Islands, British West Indies) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quezon Power, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligation in 2003.

/s/ Sycip Gorres Velayo & Co.
A Member Practice of Ernst & Young Global
Makati City, Philippines
February 14, 2005

QUEZON POWER, INC.
CONSOLIDATED BALANCE SHEETS

	December 31

	2004	2003

ASSETS
Current Assets
Cash	$39,404,181	$92,034,651
Accounts receivable — net of allowance for bad debts of $8,485,146 in 2004 and $7,908,586 in 2003 (Note 8)	33,283,177	30,219,419
Fuel inventories	7,740,902	2,813,418
Spare parts	11,997,603	7,862,712
Due from affiliated companies (Note 6)	697,470	671,632
Prepaid expenses and other current assets	7,016,139	5,993,842

Total Current Assets	100,139,472	139,595,674
Property, Plant and Equipment — net (Notes 3, 5 and 8)	685,735,745	701,661,466
Deferred Financing Costs — net (Note 5)	27,376,966	33,739,900
Deferred Income Taxes (Note 4)	9,340,567	9,805,585
Prepaid Input Value-Added Taxes — net	9,611,838	6,025,658

	$832,204,588	$890,828,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses (Note 8)	$38,331,623	$27,866,072
Due to affiliated companies (Note 6)	352,462	2,315,331
Current portion of (Note 5):
Long-term loans payable	40,002,310	38,598,480
Bonds payable	6,450,000	6,450,000
Income taxes payable	70,824	54,465

Total Current Liabilities	85,207,219	75,284,348
Long-term Loans Payable — net of current portion (Note 5)	256,752,703	296,755,016
Bonds Payable — net of current portion (Note 5)	190,275,000	196,725,000
Asset Retirement Obligation (Note 2)	3,481,098	3,298,498
Minority Interest	6,371,565	6,626,965
Stockholders’ Equity (Note 7)	290,117,003	312,138,456

	$832,204,588	$890,828,283

See accompanying Notes to Consolidated Financial Statements.

QUEZON POWER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31

	2004	2003	2002

OPERATING REVENUES(Note 8)	$214,865,088	$217,869,232	$208,132,957

OPERATING EXPENSES
Fuel costs	40,822,798	36,002,310	35,800,748
Operations and maintenance	36,770,262	29,479,164	35,559,352
Depreciation and amortization	19,263,376	18,776,557	18,750,151
General and administrative	16,768,912	18,095,761	15,414,227

	113,625,348	102,353,792	105,524,478

INCOME FROM OPERATIONS	101,239,740	115,515,440	102,608,479

OTHER INCOME (CHARGES)
Interest income	731,751	702,954	937,337
Foreign exchange gain — net	105,899	94,789	384,772
Interest expense (Note 5)	(39,502,726)	(42,321,405)	(45,180,633)
Amortization of deferred financing costs	(6,362,934)	(6,995,001)	(7,705,161)
Other income (charges) — net (Note 5)	(409,779)	(281,928)	3,903,685

	(45,437,789)	(48,800,591)	(47,660,000)

INCOME BEFORE INCOME TAX, MINORITY INTEREST AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	55,801,951	66,714,849	54,948,479

BENEFIT FROM (PROVISION FOR) INCOME TAX (Note 4)
Current	(216,786)	(220,889)	—
Deferred	(465,018)	2,005,684	2,864,359

	(681,804)	1,784,795	2,864,359

INCOME BEFORE MINORITY INTEREST AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	55,120,147	68,499,644	57,812,838
MINORITY INTEREST	(1,292,540)	(1,606,129)	(1,355,518)

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	53,827,607	66,893,515	56,457,320
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE — net of benefit from income tax — deferred, branch profits remittance tax and minority interest amounting to $166,657, $52,060 and $7,083, respectively (Note 2)	—	(295,004)	—

NET INCOME	$53,827,607	$66,598,511	$56,457,320

See accompanying Notes to Consolidated Financial Statements.

QUEZON POWER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,827,607	$66,598,511	$56,457,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,263,376	18,776,557	18,750,151
Amortization of deferred financing costs	6,362,934	6,995,001	7,705,161
Minority interest	1,292,540	1,606,129	1,355,518
Deferred income taxes	465,018	(2,005,684)	(2,864,359)
Accretion on asset retirement obligation	182,600	167,508	—
Unrealized foreign exchange loss (gain) — net	(182,117)	88,480	(317,254)
Cumulative effect of change in accounting principle	—	295,004	—
Gain on sale of property, plant and equipment	—	(16,793)	—
Noncash gain from reversal of inventory allowance	—	—	(1,130,000)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(3,233,753)	(4,319,426)	(4,549,548)
Fuel inventories	(4,927,484)	3,860,655	3,858,559
Spare parts	(4,134,891)	(615,794)	(836,189)
Prepaid expenses and other current assets	(1,275,504)	2,230	(281,766)
Prepaid input value-added taxes	(3,586,180)	(2,577,989)	(2,506,902)
Increase in:
Accounts payable and accrued expenses	10,996,927	2,716,764	13,214,673
Income taxes payable	16,359	54,465	—

Net cash from operating activities	75,067,432	91,625,618	88,855,364

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(3,337,655)	(1,124,883)	(933,912)
Proceeds from sale of property, plant and equipment	—	16,806	—

Net cash used in investing activities	(3,337,655)	(1,108,077)	(933,912)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(75,849,060)	(20,658,400)	(26,789,000)
Payments of:
Term loan	(35,389,726)	(35,389,726)	(35,389,726)
Bonds payable	(6,450,000)	(5,375,000)	(4,300,000)
Long-term loans payable	(3,208,757)	(2,206,018)	(601,642)
Net changes in accounts with affiliated companies	(1,979,103)	1,298,863	1,459,967
Minority interest	(1,547,940)	(496,000)	(660,000)

Net cash used in financing activities	(124,424,586)	(62 ,826,281)	(66,280,401)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	64,339	30,916	71,672

NET INCREASE (DECREASE) IN CASH	(52,630,470)	27,722,176	21,712,723
CASH AT BEGINNING OF YEAR	92,034,651	64,312,475	42,599,752

CASH AT END OF YEAR	39,404,181	$92,034,651	$64,312,475

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	39,694,095	$40,819,139	$43,585,195
Income taxes	200,427	166,424	—
Noncash investing and financing activity:
Recognition of asset retirement obligation	—	2,747,564	—

See accompanying Notes to Consolidated Financial Statements.

QUEZON POWER, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004, 2003 and 2002

		Additional
	Capital Stock	Paid-in	Retained
	(Note 7)	Capital	Earnings	Total

Balance at December 31, 2001	$1,001	$207,641,266	$28,887,758	$236,530,025
Cash dividends	—	—	(26,789,000)	(26,789,000)
Net income for the year	—	—	56,457,320	56,457,320

Balance at December 31, 2002	1,001	207,641,266	58,556,078	266,198,345
Cash dividends	—	—	(20,658,400)	(20,658,400)
Net income for the year	—	—	66,598,511	66,598,511

Balance at December 31, 2003	1,001	207,641,266	104,496,189	312,138,456
Cash dividends	—	—	(75,849,060)	(75,849,060)
Net income for the year	—	—	53,827,607	53,827,607

Balance at December 31, 2004	$1,001	$207,641,266	$82,474,736	$290,117,003

See accompanying Notes to Consolidated Financial Statements.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business
     (a) Organization
      Quezon Power, Inc. (the Company; formerly Ogden Quezon Power, Inc.), an exempted company with limited liability, was incorporated in the Cayman Islands, British West Indies on August 4, 1995 primarily: (i) to be a promoter, a general or limited partner, member, associate, or manager of any general or limited partnership, joint venture, trust or other entity, whether established in the Republic of the Philippines or elsewhere and (ii) to engage in the business of power generation and transmission and in any development or other activity related thereto; provided that the Company shall only carry on the business for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws. The Philippine Branch (the Branch) was registered with the Philippine Securities and Exchange Commission on March 15, 1996 to carry out the Company’s business in the Republic of the Philippines to the extent allowed by law including, but not limited to, developing, designing and arranging financing for a 470-megawatt (net) base load pulverized coal-fired power plant and related electricity transmission line (the Project) located in Quezon Province, Republic of the Philippines. In addition, the Branch is responsible for the organization and is the sole general partner of Quezon Power (Philippines), Limited Co. (the Partnership), a limited partnership in the Philippines. The Partnership is responsible for financing, constructing, owning and operating the Project.
      The Branch is the legal and beneficial owner of (i) the entire general partnership interest in the Partnership representing 21% of the economic interest in the Partnership and (ii) a limited partnership interest representing 77% of the economic interest in the Partnership. The remaining 2% economic interest in the Partnership is in the form of a limited partnership interest held by PMR Limited Co. (PMRL). The accompanying financial statements include the consolidated results of the Company and the Partnership.
      Ultimately, 100% of the aggregate capital contributions of the Company to the Partnership were indirectly made by Quezon Generating Company, Ltd. (QGC), a Cayman Islands limited liability company, and Covanta Power Development — Cayman, Inc. (CPD; formerly Ogden Power Development — Cayman, Inc.), an indirect wholly owned subsidiary of Covanta Energy Group, Inc. (formerly Ogden Energy Group, Inc.), a Delaware corporation. The shareholders of QGC are QGC Holdings, Ltd. and Global Power Investment, L.P. (GPI), both Cayman Islands companies. QGC Holdings, Ltd. is a wholly owned subsidiary of InterGen N.V. (formerly InterGen), a joint venture between Bechtel Enterprises, Inc. (Bechtel) and Shell Generating Limited (Shell). The ultimate economic ownership percentages among QGC, CPD and PMRL in the Partnership are 71.875%, 26.125% and 2%, respectively.
      The equity commitment of the Company, up to $207.7 million, was made pursuant to an equity contribution agreement and is supported by letters of credit provided by ABN AMRO. These letters of credit were obtained with the financial backing of InterGen N.V. and Covanta Corporation (formerly Ogden Corporation). PMRL does not have any equity funding obligation.

(b) Allocation of Earnings
      Each item of income and loss of the Partnership for each fiscal year (or portion thereof) shall be allocated 21% to the Company, as a general partner; 77% to the Company, as a limited partner; and 2% to PMRL, as a limited partner.

(c) The Project
      The Project is a 470-megawatt (net) base load pulverized coal-fired electricity generation facility and related transmission line. The Project receives substantially all of its revenue from a 25-year take-or-pay Power Purchase Agreement (PPA) and a Transmission Line Agreement (TLA) with the Manila Electric Company (Meralco). Construction of the Project commenced in December 1996 and the Project started commercial operations on May 30, 2000. The total cost of the Project was $895.4 million.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d) Principal Business Risks
      The principal risks associated with the Project include operating risks, dependence on one customer (Meralco), environmental matters, permits, political and economic factors and fluctuations in currency.
      The risks associated with operating the Project include the breakdown or failure of equipment or processes and the performance of the Project below expected levels of output or efficiency due to operator fault and/or equipment failure. Meralco is subject to regulation by the Energy Regulatory Commission (ERC) with respect to sales charged to consumers. In addition, pursuant to the Philippine Constitution, the Philippine government at any time may purchase Meralco’s property upon payment of just compensation. If the Philippine government were to purchase Meralco’s property or the ERC ordered any substantial disallowance of costs, Meralco would remain obligated under the PPA to make the firm payments to the Partnership. Such purchase or disallowance, however, could result in Meralco being unable to fulfill its obligations under the PPA, which would have material adverse effect on the ability of the Partnership to meet its obligations under the credit facilities [see Notes 5, 8(a), 8(b) and 10(f)].

2.	Summary of Significant Accounting Policies

Basis of Presentation
      The consolidated financial statements of the Company include the financial position and results of operations of the Partnership and have been prepared in conformity with accounting principles generally accepted in the United States (U.S.).

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and the Partnership, a 98%-owned and controlled limited partnership. All significant intercompany transactions have been eliminated.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventories
      Fuel inventories and spare parts are valued at the lower of cost or market value, net of any provision for inventory losses. Cost is determined using the moving average cost method.

Property, Plant and Equipment
      Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Cost includes the fair value of asset retirement obligation, capitalized interest and amortized deferred financing costs incurred in connection with the construction of the Project. Capitalization of interest and amortization of deferred financing costs ceased upon completion of the Project.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Category	Number of Years

Power plant	50
Transmission lines	25
Others	3 to 5
      The cost of routine maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, both the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to current operations.

Deferred Financing Costs
      Deferred financing costs represent the costs incurred to obtain project financing and are amortized, using the effective interest rate method, over the lives of the related loans.

Derivative Instruments and Hedging Activities
      The Company accounts for derivative instruments and hedging activities under Statement of Financial Accounting Standards (SFAS) No. 133 (subsequently amended by SFAS No. 138 and No. 149), Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes certain accounting and reporting standards requiring all derivative instruments to be recorded as either assets or liabilities measured at fair value. Changes in derivative fair values are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting treatment for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations and requires the Company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company periodically reviews its existing contracts to determine the existence of any embedded derivatives. As of December 31, 2004, there are no significant embedded derivatives that exist.

Prepaid Input Value-Added Taxes
      Prepaid input value-added taxes (VAT) represent VAT imposed on the Partnership by its suppliers for the acquisition of goods and services required under Philippine taxation laws and regulations.
      The input VAT is recognized as an asset and will be used to offset the Partnership’s current VAT liabilities [see Note 10(a)] and any excess will be claimed as tax credits. Input taxes are stated at their estimated net realizable values.

Revenue Recognition
      Revenue is recognized when electric capacity and energy is delivered to Meralco [see Note 8(a)]. Commencing on the Commercial Operations Date and continuing throughout the term of the PPA, the Partnership receives payment, net of penalty obligation for each kilowatt hour (kWh) of shortfall deliveries, consisting of a Monthly Capacity Payment, Monthly Operating Payment and Monthly Energy Payment as defined in the PPA.
      Revenue from transmission lines consists of Capital Cost Recovery Payment (CCRP) and the Transmission Line Monthly Operating Payment as defined in the TLA. Transmission Line Monthly Operating Payment is recognized as revenue in the period it is intended for.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
      The Partnership is registered with the Philippine Board of Investments as a pioneer enterprise under a statutory scheme designed to promote investments in certain industries (including power generation). As such, the Partnership benefits from a six-year income tax holiday starting on January 1, 2000. During 2004, the Partnership was able to move the effective date of its income tax holiday period to May 30, 2000, coinciding with the start of commercial operations. Under Philippine taxation laws, a corporate tax rate of 32% is levied against Philippine taxable income. Net operating losses, on the other hand, can be carried forward for three immediately succeeding years.
      The Partnership accounts for corporate income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach in determining income tax liabilities. The standard recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial reporting bases of assets and liabilities and their related tax bases. Deferred tax assets and liabilities are measured using the tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and deferred tax liabilities that will reverse during the income tax holiday period are not recognized.
      The Company is not subject to income taxes as a result of the Company’s being incorporated in the Cayman Islands. However, the Philippine branch profit remittance tax of 15% will be levied against the total profit applied or earmarked for remittance by the Branch to the Company.

Functional Currency
      The functional currency of the Company and the Partnership has been designated as the U.S. dollar because borrowings under the credit facilities are made and repaid in U.S. dollars. In addition, all major agreements are primarily denominated in U.S. dollars or are U.S. dollar linked. Consequently, the consolidated financial statements and transactions of the Company and the Partnership have been recorded in U.S. dollars.

Valuation of Long-lived Assets
      Long-lived assets are accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. The Partnership periodically evaluates its long-lived assets for events or changes in circumstances that might indicate that the carrying amount of the assets may not be recoverable. The Partnership assesses the recoverability of the assets by determining whether the amortization of such long-lived assets over their estimated lives can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on the fair value of the assets. For the years ended December 31, 2004, 2003 and 2002, no such impairment was recorded in the accompanying consolidated statements of operations.

Asset Retirement Obligation
      Effective January 1, 2003, the Partnership adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Previous to this date, the Partnership had not been recognizing amounts related to asset retirement obligations. The Partnership recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of a fair value can be made. In estimating fair value, the Partnership did not use a market risk premium since a reliable estimate of the premium is not obtainable given that the retirement activities will be performed many years into the future and the Partnership has insufficient information on how much a third party contractor would charge to assume the risk that the actual costs will change in the future. The associated asset retirement costs are capitalized as part of the carrying amount of the Power plant.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The cumulative effect of the change in the years prior to 2003 resulted in a charge to income of $295,004 (net of benefit from income tax — deferred, branch profits remittance tax and minority interest amounting to $166,657, $52,060 and $7,083, respectively), which is included in net income for the year ended December 31, 2003. The effect of the accounting change on the year ended December 31, 2003 was to decrease income before cumulative effect of a change in accounting principle by $126,010. Assuming the effect of SFAS No. 143 is applied retroactively, the pro forma net income for the years ended December 31, 2003 and 2002 is $66,893,515 and $56,336,129, respectively.
      On May 30, 2000, the Project started commercial operations. The Partnership recognized the fair value of decommissioning and dismantlement cost of the Power plant and the corresponding liability for asset retirement in 2003. The cost was capitalized as part of the cost basis of the Power plant and the Partnership depreciates it on a straight-line basis over 50 years.
      The following table describes all changes to the Partnership’s asset retirement obligation liability as of December 31, 2004:

	2004	2003

Asset retirement obligation at beginning of year	$3,298,498	$—
Liability recognized in transition	—	3,130,990
Accretion expense for the year	182,600	167,508

Asset retirement obligation at end of year	$3,481,098	$3,298,498

      No payments of asset retirement obligation were made in 2004 and 2003. Assuming the effect of SFAS No. 143 is applied retroactively, the pro forma amount of asset retirement obligation at the beginning of 2003 is $3,130,990.

Impact of Recently Issued Accounting Standards
      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 (revised 2004) supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123 (revised 2004) is similar to the approach described in SFAS No. 123. However, SFAS No. 123 (revised 2004) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations based on their fair values. Pro forma disclosure is no longer an alternative.
      SFAS No. 123 (revised 2004) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued.
      SFAS No. 123 (revised 2004) permits public companies to adopt its requirements using one of two methods:

(a) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123 (revised 2004) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123 (revised 2004) that remain unvested on the effective date.

(b) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized under SFAS No. 123 for purposes of pro forma disclosures either (i) all prior periods presented or (ii) prior interim periods of the year of adoption.
      Since the Company and the Partnership have no stock option plan in existence, they do not expect the adoption of SFAS No. 123 (revised 2004) to have a material effect on their results of operations or financial condition.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4, Inventory Pricing. SFAS No. 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company and the Partnership do not expect the adoption of SFAS No. 151 to have a material effect on their results of operations or financial condition.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. The Company and the Partnership do not expect the adoption of SFAS No. 153 to have a material effect on their results of operations or financial condition.

3.	Property, Plant and Equipment

	2004	2003

Power plant	$680,241,476	$676,929,577
Transmission lines	86,593,717	86,593,717
Furniture and fixtures	4,061,433	4,035,677
Transportation equipment	336,602	336,602
Leasehold improvements	184,033	184,033

	771,417,261	768,079,606
Less accumulated depreciation and amortization	85,681,516	66,418,140

	$685,735,745	$701,661,466

      Approximately $99.0 million of interest on borrowings and $11.8 million of amortization of deferred financing costs have been capitalized as part of the cost of property, plant and equipment and depreciated over the estimated useful life of the Power plant. No interest on borrowings and amortization of deferred financing costs were capitalized to property, plant and equipment in 2004 and 2003 since the Project started commercial operations on May 30, 2000.
      Total depreciation and amortization related to property, plant and equipment charged to operations amounted to $19,263,376, $18,776,557 and $18,750,151 in 2004, 2003 and 2002, respectively.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Income Taxes
      The significant components of the Company’s deferred tax assets at December 31, 2004 and 2003 are as follows:

	2004	2003

Noncurrent:
Deferred financing cost	$9,027,394	$7,376,376
Capitalized unrealized foreign exchange losses	3,081,554	2,191,365
Asset retirement obligation	313,173	237,844

	12,422,121	9,805,585

Less valuation allowance	3,081,554	—

	$9,340,567	$9,805,585

      Deferred income tax provision is provided for the temporary differences of financial reporting on deferred financing costs, capitalized unrealized foreign exchange losses, and accretion and depreciation expenses related to asset retirement obligation. Under accounting principles generally accepted in the U.S., the deferred financing costs were treated as a deferred asset and amortized, using the effective interest rate method, over the lives of the related loans. Under accounting principles generally accepted in the Philippines, asset retirement obligation is not being recognized but deferred financing costs and foreign exchange losses are capitalized and depreciated as part of the cost of property, plant and equipment consistent with the Philippine tax base except for depreciation of capitalized unrealized foreign exchange losses which is not deductible under the Philippine tax base.
      Income from nonregistered operations of the Partnership is not covered by its income tax holiday incentives. The current provision for income tax in 2004 and 2003 pertains to income tax due on interest income from offshore bank deposits and certain other income. There was no current provision for income tax in 2002 because of the Partnership’s net taxable loss position from its unregistered activities.
      During 2004, the Partnership provided for a full valuation allowance on deferred tax assets pertaining to capitalized unrealized foreign exchange losses in view of a pending revenue regulation of the Philippine Bureau of Internal Revenue (BIR) on the use of functional currency other than the Philippine peso which may result in the write-off of these amounts. The revenue regulation has not yet been finalized as of February 14, 2005. There was no valuation allowance as of December 31, 2003.
      A reconciliation of the statutory income tax rate to the effective income tax rates as a percentage of income before income taxes is as follows:

	2004	2003	2002

Statutory income tax rate	32%	32%	32%
Tax effects of:
Change in valuation allowance	6	—	—
The Company’s operations	5	5	6
Partnership’s operations under income tax holiday	(42)	(40)	(44)
Others	—	—	1

Effective tax rates	1%	(3)%	(5)%

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Debt Financing Agreements
      The Partnership was financed through the collective arrangement of the Common Agreement, Eximbank-Supported Construction Credit Facility, Trust Agreement, Uninsured Alternative Credit Agreement, Indenture, Bank Notes, Bank Letters of Credit, Bonds, Interest Hedge Contracts, Eximbank Political Risk Guarantee, OPIC Political Risk Insurance Policy, Eximbank Term Loan Agreement, Intercreditor Agreement, Side Letter Agreements, Security Documents and Equity Documents.
      The Common Agreement contains affirmative and negative covenants including, among other items, restrictions on the sale of assets, modifications to agreements, certain transactions with affiliates, incurrence of additional indebtedness, capital expenditures and distributions and collateralization of the Project’s assets. The debt is collateralized by substantially all of the assets of the Partnership and a pledge of the Company’s and certain affiliated companies’ shares of stock. The Partnership has complied with the provisions of the debt financing agreements, in all material respects, or has obtained a waiver for noncompliance from the lenders [see Notes 10(d) and (e)].

(a) Term Loan Agreement
      The debt financing agreements contemplated that the outstanding principal amount of the Eximbank-Supported Construction Loans will be repaid on the Eximbank Conversion Date with the proceeds of a loan from Eximbank under the Eximbank Term Loan.
      Under the Eximbank Term Loan Agreement, Eximbank was to provide for a $442.1 million direct term loan, the proceeds of which could only be used to refinance the outstanding Eximbank-Supported Construction Credit Facility and to pay the Eximbank Construction Exposure Fee to Eximbank. This term loan, which would have had interest at a fixed rate of 7.10% per annum, would have had a 12-year term and would have been amortized in 24 approximately equal semi-annual payments during such term.
      In April 2001, in lieu of the Eximbank Term Loan, the Partnership availed the alternative refinancing of the Eximbank-Supported Construction Loans allowed under the Eximbank Option Agreement through an Export Credit Facility guaranteed by Eximbank and financed by Private Export Funding Corporation (PEFCO). Under the terms of the agreement, PEFCO established credit in an aggregate amount of $424.7 million which bears interest at a fixed rate of 6.20% per annum and payable under the payment terms identical with the Eximbank Term Loan. Upon compliance of the conditions precedent as set forth in the Term Loan Agreement, the PEFCO Term Loan was drawn and the proceeds were applied to the Eximbank-Supported Construction Loans.
      Amendments to the Omnibus Agreement were made to include, among other things, PEFCO as a party to the Agreement in the capacity of a lender.
      Annual future amortization payments for the next five years ending December 31 are as follows:

2005	$35,389,726
2006	35,389,726
2007	35,389,726
2008	35,389,726
2009	35,389,726
and thereafter	106,169,178

(b) Uninsured Alternative Credit Agreement
      The Uninsured Alternative Credit Agreement provides for the arrangement of Construction Loans, Refunding Loans and Cost Overrun Loans (collectively, the Uninsured Alternative Credit Facility Loans) as

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
well as the issuance of the PPA Letter of Credit and the Coal Supply Letter of Credit. In July 1997, the Partnership terminated commitments in excess of $30 million in respect of the Construction Loans in connection with the issuance of the bonds. Interest will accrue on (i) the Construction Loans at a rate equal to LIBOR plus a margin of 2.75% to 3.25%; (ii) the Refunding Loans at a rate equal to LIBOR plus 2.50%; and (iii) the Cost Overrun Loans at a rate equal to LIBOR plus a margin of 2.75% to 3.25%.
      The Construction Loans will have a seven-year term and will be amortized in 14 semi-annual payments during such term commencing on January 15, 2001. Repayment of principal in respect of each Refunding Loan will be made in four equal semi-annual installments. Repayment of the Cost Overrun Loans will be made in ten equal semi-annual installments.
      There were no outstanding balances at December 31, 2004 and 2003 for the Refunding Loans and Cost Overrun Loans. As of December 31, 2004 and 2003, approximately $13.6 million and $16.8 million, respectively, were outstanding with respect to the Construction Loans.
      Annual future amortization payments of the Construction Loans for the next three years ending December 31 are as follows:

2005	$4,612,584
2006	5,615,320
2007	3,409,301

(c) Trust and Retention Agreement
      The Trust and Retention Agreement provides, among others, for (i) the establishment, maintenance and operation of one or more U.S. dollar and Philippine peso accounts into which power sales revenues and other project-related cash receipts of the Partnership will be deposited and from which all operating and maintenance disbursements, debt service payments and equity distributions will be made; and (ii) the sharing by the lenders on a pari passu basis of the benefit of certain security.

(d) Bonds Payable
      Bonds payable represents the proceeds from the issuance of the $215.0 million in aggregate principal amount of the Partnership’s 8.86% Senior Secured Bonds Due 2017 (the Series 1997 Bonds). The interest rate is 8.86% per annum and is payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a Bond Payment Date), with the first Bond Payment Date being September 15, 1997. The principal amount of the Series 1997 Bonds is payable in quarterly installments on each Bond Payment Date occurring on or after September 15, 2001 with the Final Maturity Date on June 15, 2017. The proceeds of the Series 1997 Bonds were applied primarily by the Partnership to the payment of a portion of the development, construction and certain initial operating costs of the Project.
      The Series 1997 Bonds are treated as senior secured obligations of the Partnership and rank pari passu in right of payment with all other credit facilities, as well as all other existing and future senior indebtedness of the Partnership (other than a working capital facility of up to $15.0 million), and senior in right of payment to all existing and future indebtedness of the Partnership that is designated as subordinate or junior in right of payment to the Series 1997 Bonds. The Series 1997 Bonds are subject to redemption by the Partnership in whole or in part, beginning five years from the date of issuance, at par plus a make-whole premium, calculated using a discount rate equal to the applicable U.S. Treasury rate plus 0.75%.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Annual future amortization payments for the next five years ending December 31 are as follows:

2005	$6,450,000
2006	7,525,000
2007	10,750,000
2008	12,900,000
2009	12,900,000
and thereafter	146,200,000

6.	Related Party Transactions
      Due to the nature of the ownership structure, the majority of the transactions were among the Company, the Partnership and the Partners, their affiliates or related entities.
      The following approximate amounts were paid to affiliates of the Partners for the operation and maintenance and management of the Project under the agreements discussed in Note 8:

	2004	2003	2002

Covanta	$40,564,370	$18,483,011	$20,266,893
InterGen	2,400,924	1,731,011	3,216,152
      As of December 31, 2004 and 2003, the net amounts of cash advanced to affiliated companies pertaining to and due to affiliated companies related to costs and expenses incurred by the Project were $345,008 and $1,643,699, respectively.

7.	Capital Stock

	2004		2003

	Number of		Number of
	Shares	Amount	Shares	Amount

Class A, $0.01 par value:
Authorized	1,000,000		1,000,000
Issued	26,151	$262	26,151	$262
Class B, $0.01 par value:
Authorized	1,000,000		1,000,000
Issued	2,002	20	2,002	20
Class C, $0.01 par value:
Authorized	1,000,000		1,000,000
Issued	71,947	719	71,947	719
Class D, $0.01 par value:
Authorized	10		—
Issued	10	—	—	—

		$1,001		$1,001

      Class A and Class C shares have an aggregate 100% beneficial economic interest and 98% voting interest in the Company divided among the holders of the Class A and Class C shares. Class B shares have a 2% voting interest in the Company. On October 18, 2004, the shareholders of the Company entered into a Third Amended and Restated Development and Shareholders Agreement (D&S Agreement) to, among others, add GPI as party to the D&S Agreement as a shareholder and holder of newly issued Class D shares. Class D

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
shares have no economic interest, no right to dividends and other distributions and no voting rights other than the power to appoint a director and an alternate director.

8.	Commitments and Contingencies
      The Partnership has entered into separate site lease, construction, energy sales, electric transmission, coal supply and transportation, operations and maintenance and project management agreements.
      In connection with the construction and operation of the Project, the Partnership is obligated under the following key agreements:
                  (a) PPA
      The Partnership and Meralco are parties to the PPA, as amended on June 9, 1995, and on December 1, 1996. The PPA provides for the sale of electricity from the Partnership’s Generation Facility to Meralco. The term extends 25 years from the Commercial Operations Date, defined in the PPA as the date designated in writing by the Partnership to Meralco as the date on which the Project has been completed, inspected, tested and is ready to commence operations. As disclosed in Note 1(c), the Commercial Operations Date occurred on May 30, 2000.
      The PPA provides that commencing on the Commercial Operations Date, the Partnership is required to deliver to Meralco, and Meralco is required to take and pay for, in each year commencing on the Commercial Operations Date and ending on each anniversary thereof (each such year, a Contract Year), a minimum number of kWhs of net electrical output (NEO).
      The PPA provides that commencing on the Commercial Operations Date and continuing throughout the term of the PPA, Meralco will pay to the Partnership on each calendar month a monthly payment consisting of the following: (i) a Monthly Capacity Payment, (ii) a fixed Monthly Operating Payment, (iii) a variable Monthly Operating Payment and (iv) a Monthly Energy Payment. Under the PPA, Meralco is allowed to make all of its payments to the Partnership in Philippine pesos. However, the Monthly Capacity Payment, the Monthly Energy Payment, and portions of the Monthly Operating Payments are denominated in U.S. dollars and the Philippine peso amounts are adjusted to reflect changes in the foreign exchange rates.
      Under the terms of the PPA, the Partnership is obligated to provide Meralco with the PPA Letter of Credit for $6.5 million. The PPA Letter of Credit serves as security for the performance of the Partnership’s obligation to Meralco pursuant to the PPA.
      The Plant failed to meet its monthly delivery obligations to Meralco from May 2000 through the third quarter of 2001. Under the existing PPA, Meralco is obligated to make full Monthly Capacity Payments and Monthly Fixed Operating Payments, notwithstanding plant availability. However, in the event of a shortfall, the Partnership is required to make a payment to Meralco for each kWh of shortfall that is less than the per kWh tariff of the Monthly Capacity Payment and Monthly Fixed Operating Payment.
      In mid-2001, Meralco requested that the Partnership renegotiate certain terms of the PPA and increase the amount of shortfall payments made to Meralco when the Project is unable to meet certain performance standards. Meralco was also seeking compensation for prior Project performance shortfalls. The Partnership rejected the payment of any compensation related to past performance. However, the Partnership agreed in principle to give Meralco a rebate over the next six years. During this period, Meralco withheld payments of approximately $10.8 million during 2001 ($2.3 million of which was otherwise payable to Meralco as shortfall penalties). A provision had already been provided in the December 31, 2001 financial statements for $7.9 million representing the amount management believes is adequate to cover any possible losses while the negotiations were ongoing.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On February 22, 2002, the Partnership and Meralco signed Amendment No. 3 to the PPA (Original Amendment) that was to become effective following approval of the ERC and the Partnership’s lenders but with retroactive effect. The Original Amendment primarily relates to the reallocation of risks relating to the performance and dispatch of the Plant. Under the amended terms of the PPA, Meralco would, in general, bear risks relating to the dispatch of the Plant while the Partnership, in general, would bear risks relating to the technical performance of the Plant. To accomplish this risk reallocation, the Original Amendment provided for, among other things, the following:

(i) Payment by the Partnership of higher shortfall penalties in the event the Partnership fails to meet the minimum guaranteed electrical quantity (MGEQ) due to the fault or negligence of the Partnership;

(ii) Recovery from and payment by Meralco to the Partnership of certain variable operating, maintenance and fuel costs incurred by the Partnership due to the Plant being dispatched at less than the nominated capacity;

(iii) Payment of rebates by the Partnership to Meralco over a six year period subject to the satisfaction of certain conditions;

(iv) Sharing with Meralco revenues earned for deliveries in excess of the MGEQ;

(v) Payment by Meralco of U.S. dollar-denominated portions of fixed and variable payments in U.S. dollars; and

(vi) The Partnership will be deemed to have delivered electricity under circumstances where the Plant is declared available but is not dispatched at the load declared as available.
      In addition to the Original Amendment, on February 22, 2002, Meralco and the Partnership signed a Settlement and Release Agreement (SRA) to become effective at the same time as the Original Amendment. The SRA was to cover, among others, the payment to Meralco of an amount equal to $8.5 million in consideration of Meralco’s agreement to execute and perform the SRA. Such amount was to be settled with an offset against the payments which had been withheld by Meralco.
      As a result, the Partnership recorded the lower of the income that would have been recognized under the existing PPA and the Original Amendment together with the SRA for the year ended December 31, 2002. The net effect of the provisions of the Original Amendment and the SRA was to decrease the revenues that would have been recognized under the existing PPA by $3.2 million in 2002.
      In 2003, Meralco indicated to the Partnership that Meralco intended to negotiate certain “refinements” to the terms of the Original Amendment. Meralco formally withdrew its petition for the approval of the Original Amendment from the ERC on March 5, 2003.
      The Partnership and Meralco have agreed in principle on the major terms of the refinements to the Original Amendment (Refined Amendment). However, after the Partnership prepared and submitted a draft of the Refined Amendment to Meralco for Meralco’s review and comments, the Partnership and Meralco agreed to defer further action on the Refined Amendment pending the ERC’s decision on the Transmission Line issue [see Note 8(b)]. The Partnership and Meralco agreed in principle in late 2003 that the Refined Amendment would not have a retroactive date of effectiveness that is earlier than December 26, 2003. As a result, during 2003, management reversed the liability recognized as of December 31, 2002, amounting to about $4.7 million, that recognized the lower income in accordance with the Original Amendment.
      During the course of discussions with Meralco, the Partnership and Meralco agreed to remove the rebate from the PPA and instead administer a rebate through the TLA resulting in a combined amendment agreement (Amendment Agreement). This Amendment Agreement contains the proposed amendments to the PPA and the TLA and incorporates the terms of the SRA.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In summary, the Refined Amendment supplanted the Original Amendment and the Amendment Agreement supplanted the Refined Amendment, each such document (and various drafts thereto) dealing with similar issues albeit reflecting different commercial terms and transaction details. Except for the rebate provisions, the incorporation of the terms of the SRA and other commercial matters, the proposed amendments in the Amendment Agreement are the same as those of the Refined Amendment.
      The Amendment Agreement currently provides for changes in the Original Amendment in the following areas:

(i) Deemed generation;

(ii) Excess generation;

(iii) Credits against excess generation;

(iv) Generation shortfall recovery mechanisms;

(v) Forced outage allowance;

(v) Variable operating payments;

(vii) Rebate program;

(viii) Deferred transmission line CCRP;

(ix) Third party delivery;

(x) Fuel inventory;

(xi) Local business taxes;

(xii) Community development; and

(xiii) Effectivity date of the amendment.
      Under the Amendment Agreement, in lieu of rebates over a six-year period as prescribed in the Original Amendment, the Partnership agreed in principle to provide a rebate program under the TLA from December 26, 2003 through its remaining term [see Note 8(b)].
      The Partnership currently intends to agree to a retroactive effective date of the Amendment Agreement of December 26, 2003, following satisfaction of conditions precedent and completion requirements, including approval by the ERC and the Partnership’s lenders. Accordingly, the Partnership recorded the lower of income that would have been recognized under the Amendment Agreement for the year ended December 31, 2004. The net effect of the provisions of the Amendment Agreement pertaining to rebates and other adjustments pertaining to energy and variable operating fees was to decrease the revenues that would have been recognized under the existing PPA by $5.6 million.
      The Partnership also does not intend to become bound by the Original Amendment or the SRA. To that end, the Amendment Agreement provides that the parties will formally terminate the Original Amendment and the SRA on the date that the Amendment Agreement becomes effective. The Partnership currently expects to reach an agreement with Meralco on the language of the Amendment Agreement in 2005.
      The existing PPA remains effective until the execution and delivery, satisfaction of conditions precedent and completion of closing steps in accordance with the terms of any amendment agreement. The effectiveness of the Amendment Agreement is subject to the approval of the lenders, the board of directors (BOD) of each of the respective parties and the ERC. In the event that these approvals are not obtained, the Amendment Agreement will not become effective. Consequently, the existing PPA would remain effective.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     (b) TLA
      Pursuant to the PPA and the TLA dated as of June 13, 1996 (as amended on December 1, 1996; the TLA) between the Partnership and Meralco, the Partnership accepted responsibility for obtaining all necessary rights-of-way for, and the siting, design, construction, operation and maintenance of, the Transmission Line. The construction of the Transmission Line was part of the Engineering, Procurement and Construction Management (EPCM) Contractor’s scope of work under the EPCM Contracts. Meralco is obligated to pay all costs and expenses incurred by the Partnership in connection with the siting, design, construction, operation and maintenance of the Transmission Line (including unforeseen cost increases, such as those due to new regulations or taxes) through the payment of periodic transmission charges.
      The term of the TLA will extend for the duration of the term of the PPA, commencing on the date of execution of the TLA and expiring on the 25th anniversary of the Commercial Operations Date. The term of the TLA is subject to renewal on mutually acceptable terms in conjunction with the renewal of the term of the PPA. Under the TLA, Meralco is obligated to make a Monthly CCRP and a Monthly Operating Payment to the Partnership.
      In its order dated March 20, 2003, the ERC disallowed Meralco from collecting from its consumers a portion of the Partnership’s CCRP amounting to approximately $646,000 per month pending the ERC’s thorough review of these charges. Consequently, at Meralco’s request, the Partnership agreed to defer the collection of this portion of the CCRP until the ERC resolved the issue or until the Partnership notified Meralco otherwise. As of December 31, 2003, the portion of the CCRP deferred for collection amounted to $5.8 million.
      In its order dated September 20, 2004, the ERC has rendered a decision with regard to Meralco’s application to collect from its consumers, transmission line costs charged by the Partnership in accordance with the TLA. The order contained, among others, the following:

(1) Recovery of $60.7 million of transmission line costs out of the total $88.8 million actual costs incurred by the Partnership. The portion disallowed by ERC amounting to $28.1 million is composed mainly of schedule extension costs.

(2) Reduction of annual CCRP to be recovered by Meralco from its consumers. Annual recoverable payments were reduced from $13.2 million to $9.0 million to reflect the amount disallowed by the ERC.
      As a result, recoverable payments billed by Meralco to its consumers were reduced to reflect the amount disallowed by the ERC.
      On its letter dated November 5, 2004, Meralco agreed to the Partnership’s proposal dated October 22, 2004 where the Partnership agreed to continue to defer collection from Meralco of the amounts finally disallowed by the ERC, which amounted to about $6.7 million as of September 30, 2004. Meralco, on the other hand, will reduce the amounts deferred on each monthly CCRP from $646,000 to $350,000 and make catch-up payments on the $5.6 million representing the difference between the previously deferred amounts and the final disallowance. Of the $5.6 million, $2.0 million has been paid by Meralco as of December 31, 2004.
      The adjusted deferral amount will be applied in the calculation of the rebates discussed under the Amendment Agreement. As of December 31, 2004, the adjusted deferral amount totaled $7.4 million.

(c) Coal Supply Agreements
      In order to ensure that there is an adequate supply of coal to operate the Generation Facility, the Partnership has entered into two coal supply agreements (CSA) with the intent to purchase approximately

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
70% of its coal requirements from PT Adaro Indonesia (Adaro) and the remainder of its coal requirements from PT Kaltim Prima Coal (Kaltim Prima, and together with Adaro, the Coal Suppliers). The agreement with Adaro (the Adaro CSA) will continue to be in effect until October 1, 2022. If the term of the Coal Cooperation Agreement between Adaro and the Ministry of Mines and Energy of the Government of the Republic of Indonesia is extended beyond October 1, 2022, the Partnership may elect to extend the Adaro CSA until the earlier of the expiration of the PPA or the expiration of the extended Coal Cooperation Agreement, subject to certain conditions. The agreement with Kaltim Prima (the Kaltim Prima CSA) has a scheduled termination date 15 years after the Commercial Operations Date. The Partnership may renew the Kaltim Prima CSA for two additional five-year periods by giving not less than one year prior written notice. The second renewal period will be subject to the parties agreeing to the total base price to be applied during that period.
      Under the CSA, the Partnership is subject to minimum take obligations of 900,000 Metric Tonnes (MT) for Adaro and 360,000 MT for Kaltim Prima. The Partnership was not able to meet the minimum take obligations for Adaro by 336,000 MT in 2004 and by 335,000 MT in 2003. However, the Partnership was able to secure waivers from Adaro for these shortfalls.
      In 2003, the Partnership and its coal suppliers started discussions on the use of an alternative to the Australian-Japanese benchmark price, which is the basis for adjusting the energy-base price under the Partnership’s CSA. During 2003, the Partnership and Adaro agreed in principle to use the six-month rolling average of the ACR Asia Index with a certain discount as the new benchmark price applied retroactively to April 1, 2003. Accordingly, adjustments to effect the change in energy-base price were recorded in 2003. On November 18, 2004, the Adaro CSA has been amended to reflect the change in the benchmark price.
      With respect to Kaltim Prima, the Partnership and Kaltim Prima agreed in principle to retain the Australian-Japanese benchmark price and is currently in discussions for the possible reduction in the Partnership’s minimum take obligation from 360,000 MT to 280,000 MT.
      During 2004, Adaro charged the Partnership $789,000 for applicable demurrage charges pertaining to certain shipments from 1999 to 2004 as provided under the CSA. Of this amount, the Partnership recorded $286,000 which management has verified, as of February 14, 2005, based on their records. The remaining $503,000 is still being reconciled with Adaro since management believes some of these charges may not qualify for demurrage under the CSA.

(d) Operations and Maintenance Agreement
      The Partnership and Covanta Philippines Operating, Inc. (the Operator; formerly Ogden Philippines Operating, Inc.), a Cayman Islands corporation and a wholly owned subsidiary of Covanta Projects, Inc. (CPI; formerly Ogden Projects, Inc.), a subsidiary of Covanta Energy Group, Inc. (formerly Ogden Energy Group, Inc.), have entered into the Plant Operation and Maintenance Agreement dated December 1, 1995 (as amended, the O&M Agreement) under which the Operator has assumed responsibility for the operation and maintenance of the Project pursuant to a cost-reimbursable contract. CPI, pursuant to an O&M Agreement Guarantee, guarantees the obligations of the Operator. The initial term of the O&M Agreement extends 25 years from the Commercial Operations Date. Two automatic renewals for successive five year periods are available to the Operator, provided that (i) the PPA has been extended; (ii) no default by the Operator exists; and (iii) the O&M Agreement has not been previously terminated by either party.
      The Partnership is obligated to compensate the Operator for services under the O&M Agreement, to reimburse the Operator for all reimbursable costs one month in advance of the incurrence of such costs and to pay the Operator a base fee and certain bonuses. In certain circumstances, the Operator could be required to pay liquidated damages depending on the operating performance of the Project, subject to contractual

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
limitations. Beginning on Provisional Acceptance, as defined, the Partnership is obligated to pay the Operator a monthly fee of $160,000, subject to escalation.
      Under the O&M Agreement, the Operator may earn a bonus as a result of: (i) higher than expected NEO generated during the year, (ii) the Operator’s contributions to the community, and (iii) reductions in operating costs below budget. The target NEO is defined as the lesser of (a) MGEQ and (b) the average NEO achieved over the immediately preceding two contract years and adjusted to consider significant non-recurring events and significant maintenance activities undertaken other than the annual major maintenance.
      In late 2003, operational issues were noted in an operations and maintenance audit of the Generation Facility by R.W. Beck, the independent engineer, commissioned by Eximbank. These issues triggered requests from lenders that the issues be addressed and that certain governance adjustments be made to the O&M Agreement and charter documents of the Company. Following negotiations among various project participants, in October 2004, the O&M Agreement was amended, with the concurrence of required lenders.
      Significant changes to the amended O&M Agreement include, among others, changes in the terms concerning material breach of the O&M Agreement; introduction of Surviving Service Fees to the Operator in case the agreement is pre-terminated; and changes in the methodology of computing additions or reduction in fees when NEO is greater or less than the MGEQ of each contract year; and introduction of Banked Hours that can be applied to future reductions in fees or exchanged for cash subject to a 5 year expiration period. The adjustments in Operator’s fee, including the cash value of all Banked Hours accrued during a contract year, shall not exceed $1 million, adjusted pursuant to an escalation index. Amendments in the O&M Agreement have a retroactive effect beginning December 26, 2003. On October 18, 2004, the Partnership received all the necessary approvals including that of the lenders and implemented the amended O&M Agreement. Accordingly, the Partnership provided for about $269,000 representing the cash exchange value of Banked Hours estimated to be earned by the Operator during 2004.
      Further to those amendments and pre-amendment efforts, the Partnership and its partners have taken proactive steps to address the issues raised by the independent engineer and as a result, remedial efforts to address these issues have been applied and are currently being applied by the Operator. A recent audit by the independent engineer has indicated that most of the operating issues have been resolved.
      In connection with the amendment of the O&M Agreement and resolution of issues between the Partnership and the Operator, on behalf of the Partnership, the BOD of the Company approved, on March 18, 2004, the payment to the Operator of $1.3 million in fees that were not paid during the 2002 and 2003 calendar years, and on June 9, 2004, a payment in lieu of a bonus, amounting to $1.8 million.

(e) Management Services Agreement
      The Partnership has entered into the Project Management Services Agreement, dated as of September 20, 1996 (as amended, the Management Services Agreement), with InterGen Management Services (Philippines), Ltd. (as assignee of International Generating Company, Inc.), an affiliate of InterGen N.V., (the Manager), pursuant to which, the Manager is providing management services for the Project. Pursuant to the Management Services Agreement, the Manager nominates a person to act as a General Manager of the Partnership, and, acting on behalf of the Partnership, to be responsible for the day-to-day management of the Project. The initial term of the Management Services Agreement extends for a period ending 25 years after the Commercial Operations Date, unless terminated earlier, with provisions for extension upon mutually acceptable terms and conditions. InterGen N.V., pursuant to a Project Management Services Agreement Guarantee dated as of December 10, 1996, guarantees the obligations of the Manager.
      The Partnership is obligated to pay the Manager an annual fee equal to $400,000 subject to escalation after the first year relative to an agreed-upon index payable in 12 equal monthly installments.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Similar to the O&M Agreement, amendments to the Management Services Agreement were made. Significant changes to the Management Services Agreement include, among others, amendments to the duties of the Manager, General Manager, rights of the Partnership, acting through the BOD of the Company, to audit the Manager’s procedures and past practices, changes in termination provisions and the introduction of a Surviving Management Fee in case the agreement is pre-terminated. Similar to the O&M Agreement, the amendments to the Management Services Agreement have a retroactive effect beginning December 26, 2003. These amendments were likewise approved on October 18, 2004.

(f) Project Site Lease, Transmission Line Site Lease and Foreshore Lease Agreements
      Due to Philippine legal requirements that limit the ownership interests in real properties and foreshore piers and utilities to Philippine nationals and in order to facilitate the exercise by Meralco of its power of condemnation should it be obligated to exercise such powers on the Partnership’s behalf, Meralco owns the Project Site and leases the Project Site to the Partnership. Meralco has also agreed in the Foreshore Lease Agreement dated January 1, 1997, as amended, to lease from the Philippine government the foreshore property on which the Project piers were constructed, to apply for and maintain in effect the permits necessary for the construction and operation of the Project piers and to accept ownership of the piers.
      The Company has obtained rights-of-way for the Transmission line for a majority of the sites necessary to build, operate and maintain the Transmission line. Meralco has agreed, pursuant to a letter agreement dated December 19, 1996, that notwithstanding the provisions of the TLA that anticipates that Meralco would be the lessor of the entire Transmission Line Site, Meralco will only be the Transmission Line Site Lessor with respect to rights-of-way acquired through the exercise of its condemnation powers.
      The Company, as lessor, and the Partnership, as lessee, have entered into the Transmission Line Site Leases, dated as of December 20, 1996, with respect to real property required for the construction, operation and maintenance of the Transmission line other than rights-of-way to be acquired through the exercise of Meralco’s condemnation powers.
      The initial term of each of the Project Site Leases and each of the Transmission Line Site Leases (collectively, the Site Leases) extends for the duration of the PPA, commencing on the date of execution of such Site Lease and expiring 25 years following the Commercial Operations Date. The Partnership has the right to extend the term of any Site Lease for consecutive periods of five years each, provided that the extended term of such Site Lease may not exceed 50 years in the aggregate.

(g) Community Memorandum of Agreement
      The Partnership has entered into a Community Memorandum of Agreement (MOA) with the Province of Quezon, the Municipality of Mauban, the Barangay of Cagsiay and the Department of Environmental and Natural Resources (DENR) of the Philippines. Under the MOA, the Partnership is obligated to consult with local officials and residents of the Municipality and Barangay and other affected parties about Project related matters and to provide for relocation and compensation of affected families, employment and community assistance funds. The funds include an electrification fund, development and livelihood fund and reforestation, watershed, management health and/or environmental enhancement fund. Total estimated amount to be contributed by the Partnership over the 25-year life and during the construction period is approximately $16 million. In accordance with the MOA, a certain portion of this amount will be in the form of advance financial assistance to be given during the construction period.
      In addition, the Partnership is obligated to design, construct, maintain and decommission the Project in accordance with existing rules and regulations. The Partnership deposited the amount of P5.0 million (about $89,000) to an Environmental Guarantee Fund for rehabilitation of areas affected by damage in the environment, monitoring compensation for parties affected and education activities.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Fair Value of Financial Instruments
      The required disclosures under SFAS No. 107, Disclosure about Fair Value of Financial Instruments, follow:
      The financial instruments recorded in the consolidated balance sheets include cash, accounts receivable, accounts payable and accrued expenses, due from (to) affiliated companies and debt. Because of their short maturity, the carrying amounts of cash, accounts receivable and accounts payable and accrued expenses approximate fair value. It is not practical to determine the fair value of the amounts due from (to) affiliated companies.
      Long-term debt — Fair value was based on the following:

Debt Type	Fair Value Assumptions

Term loan	Estimated fair value is based on the discounted value of future cash flows using the applicable risk free rates for similar types of loans plus a certain margin.
Bonds payable	Estimated fair value is based on the discounted value of future cash flows using the latest available yield percentage of the Partnership’s bonds prior to balance sheet dates.
Other variable rate loans	The carrying value approximates fair value because of recent and frequent repricing based on market conditions.
      Following is a summary of the estimated fair value (in millions) as of December 31, 2004 and 2003 of the Partnership’s financial instruments other than those whose carrying amounts approximate their fair values:

	2004	2003

Term loan — $283.1 in 2004 and $318.5 in 2003	$251.2	$262.5
Bonds payable — $196.7 in 2004 and $203.2 in 2003	183.2	169.3

10.	Other Matters

(a)	Electric Power Industry Reform Act (EPIRA)
      Republic Act No. 9136, the EPIRA, and the covering Implementing Rules and Regulations (IRR) provides for significant changes in the power sector, which include among others:

(i) The unbundling of the generation, transmission, distribution and supply and other disposable assets of a company, including its contracts with independent power producers and electricity rates;

(ii) Creation of a Wholesale Electricity Spot Market; and

(iii) Open and non-discriminatory access to transmission and distribution systems.
      The law also requires public listing of not less than 15% of common shares of generation and distribution companies within 5 years from the effectivity date of the EPIRA. It provides cross ownership restrictions between transmission and generation companies and between transmission and distribution companies and a cap of 50% of its demand that a distribution utility is allowed to source from an associated company engaged in generation except for contracts entered into prior to the effectivity of the EPIRA.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      There are also certain sections of the EPIRA, specifically relating to generation companies, which provide for:

(i) a cap on the concentration of ownership to only 30% of the installed capacity of the grid and/or 25% of the national installed generating capacity; and

(ii) VAT zero-rating of sale of generated power.
      Based on the assessment of the Partnership, it is in the process of complying with the applicable provisions of the EPIRA and its IRR.

(b) Clean Air Act
      The Clean Air Act and the related IRR contain provisions that have an impact on the industry as a whole, and to the Partnership in particular, that need to be complied with within 44 months from the effectivity date or by July 2004. Based on the assessment made on the Partnership’s existing facilities, the Partnership believes it complies with the provisions of the Clean Air Act and the related IRR.

(c) Claims and Litigation
      The Partnership had a dispute with the Province of Quezon regarding the start of the commercial operations, the correct valuation of the fair market value of the Plant and the amount of property tax it owed for years 2000 and 2001. Management believes that the assessment had no legal basis. Consequently, the Partnership had initiated legal action against the relevant provincial and municipal government departments and officers challenging the validity of the assessment and had elevated the dispute to the Department of Finance (DOF) and the Regional Trial Court (RTC) for resolution.
      The DOF, which agreed to arbitrate the dispute between the Partnership and the Province of Quezon, issued two resolutions that are favorable to the Partnership in all material respects. However, the RTC examining the suit for consignation filed by the Partnership against the provincial government related to the real property tax dispute dismissed the suit citing the trial court’s alleged lack of jurisdiction over the issue.
      The Provincial Government of Quezon accepted the Partnership’s real property tax payments for the third and fourth quarters of 2002. However, prior to the third quarter of 2002, the Partnership had been paying real property taxes it believed to be the correct tax by way of consignation with a local court. With the RTC’s dismissal of the suit for consignation, the RTC ordered the consigned payments to be remitted to the Provincial Government.
      During 2003, the Provincial Government eventually accepted the consigned payment and the Partnership received the revised Tax Declaration and Notice of Assessment from the Provincial Assessor and Municipal Treasurer, which are consistent with the DOF’s resolution and did not include surcharge or interest on late payments. In accordance with the revised assessment, the Partnership paid the Provincial Government of Quezon an additional P26.0 million ($0.5 million) in taxes in 2003.

(d) Insurance Coverage Waiver
      The Partnership was able to improve insurance coverage for the November 2004 to March 2005 insurance coverage period. However, the insurance coverage amounts required by the lenders under the debt financing agreements still have not been met due to market unavailability on commercially reasonable terms, based on determinations of the Partnership’s insurance advisor and the lenders’ insurance advisor. On October 15, 2004, the Partnership requested for a waiver of certain insurance requirements which was granted by the required lender representatives on November 10, 2004, effective until March 31, 2005, the end of the insurance coverage period.

QUEZON POWER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e) PPA Default Waiver
      Section 5.1(d) of the Common Agreement provides for, among others, the prompt billing and collection from Meralco for energy sold and services rendered by the Project pursuant to the PPA and the TLA. In this regard, the Partnership was in default under the financing documents as a result of the withholding by Meralco of its payment obligations under the PPA amounting to $8.5 million [see Note 8(a)]. To address this default, the Partnership sought, and successfully obtained, a consent from its lenders to permit the Partnership to waive, on an interim basis, the timely payment by Meralco of the withheld amount. The lenders granted the consent, subject to conditions, and the Partnership issued an interim waiver to Meralco in November 2002. The waiver is in effect until the amendment to the PPA becomes effective. The key condition to that consent required that the Partnership hold back from distributions cash in excess of the reserve requirements of the financing agreements, originally equal to approximately $20.5 million. In October 2004, the Partnership sought, and successfully obtained, lender consent to reduce the hold back amount to $10.5 million.

(f) Impact of the Decision of the Supreme Court (SC) of the Philippines
      On November 15, 2002, the Third Division of the SC rendered a decision ordering Meralco, the largest power distribution company in the country, to refund to its customers $0.003/kWh (P0.167/kWh) starting with Meralco’s billing cycles beginning February 1994 or correspondingly credit this in their favor for future consumption. The SC sustained the then Energy Regulatory Board’s (now known as the ERC) disallowance of income tax as an operating expense, which resulted in Meralco’s rate of return exceeding 12%, the maximum allowed.
      On December 5, 2002, Meralco filed a Motion for Reconsideration with the SC. The motion is based mainly on the following grounds: (i) the disallowance of income tax is contrary to jurisprudence; (ii) the decision modifies SC decisions recognizing 12% as the reasonable return a utility is entitled to (if income tax is disallowed for rate making, the return is reduced to about 8%); and (iii) the ERC adheres to the principle that income tax is part of operating expenses as set forth in the Uniform Rate Filing Requirements, which embody the detailed guidelines to be followed with respect to the rate unbundling applications of distribution companies.
      On January 27, 2003, Meralco filed with the SC a motion seeking the referral of the case to the SC en banc. The motion was denied by the SC in a resolution which Meralco received on March 17, 2003. On April 1, 2003, Meralco filed a Motion for Reconsideration of this resolution.
      On April 9, 2003, the SC denied with finality the Motion for Reconsideration filed by Meralco with the SC ordering Meralco to refund to its consumers the excess charges in electricity billings from 1994 to 1998 amounting to about P30 billion (about $536 million). As of December 31, 2004, the amounts processed for refund stand at approximately P12 billion (about $214 million). Meralco is currently preparing for the last phase of the refund amounting to about P18 billion (about $322 million). If Meralco is unable to generate resources to satisfy its refund obligations, it may not meet its obligations under the PPA [see Note 1(d)].

(g) Tax Assessments
      During 2004, the BIR issued and the Partnership settled a formal assessment pertaining to deficiency income tax on the 2001 and 2000 taxable years. Accordingly, management accrued P16.1 million ($287,000) for probable losses on other taxable years that may arise based on the findings contained in these assessments.

APPENDIX B
Unaudited Interim Financial Statements of Covanta Holding Corporation

Interim Financial Statements as of September 30, 2005 (Unaudited) and December 31, 2004 and for the three and nine-month periods ended September 30, 2005 and 2004 (Unaudited):
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2005 and 2004 (Unaudited)	B-2
Condensed Consolidated Balance Sheets as of September 30, 2005 (Unaudited) and December 31, 2004	B-3
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004 (Unaudited)	B-4
Condensed Consolidated Statement of Stockholders’ Equity for the Nine Months Ended September 30, 2005 (Unaudited)	B-5
Notes to the Condensed Consolidated Financial Statements (Unaudited)	B-6

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS
COVANTA HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$194,176	$111,314	$436,624	$260,563
Electricity and steam sales	103,316	54,892	225,541	124,153
Other operating revenues	3,998	5,416	13,236	17,659

Total operating revenues	301,490	171,622	675,401	402,375

Operating expenses
Plant operating expenses	151,984	106,053	393,343	241,149
Depreciation and amortization expense	44,551	17,177	78,027	36,784
Net interest expense on project debt	16,988	10,218	36,700	23,194
Other operating expenses	2,378	3,197	7,736	12,603
General and administrative expenses	19,615	13,269	46,313	32,381
Restructuring charges	—	—	2,655	—
Acquisition-related charges	983	—	2,963	—

Total operating expenses	236,499	149,914	567,737	346,111

Operating income	64,991	21,708	107,664	56,264

Other income (expenses)
Investment income	1,657	836	3,530	2,002
Interest expense	(30,701)	(10,541)	(59,053)	(33,267)
Gain on derivative instrument, unexercised ACL warrants	10,578	—	14,796	—

Total other expenses	(18,466)	(9,705)	(40,727)	(31,265)

Income before income tax provision, minority interests and equity in net income from unconsolidated investments	46,525	12,003	66,937	24,999
Income tax expense	(16,391)	(5,165)	(24,008)	(8,436)
Minority interest expense	(2,172)	(1,632)	(9,311)	(3,922)
Equity in net income from unconsolidated investments	9,439	7,609	20,003	13,196

Net Income	$37,401	$12,815	$53,621	$25,837

Earnings Per Share of Common Stock:
Basic	$0.27	$0.13	$0.46	$0.31

Diluted	$0.26	$0.12	$0.44	$0.30

The accompanying notes are an integral part of the condensed consolidated financial statements.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004

	(Unaudited)
	(In thousands, except per
	share amounts)

ASSETS
Current:
Cash and cash equivalents	$165,732	$96,148
Marketable securities available for sale	7,400	6,400
Investments in securities and derivatives (securities at cost: $1,326 and $1,324)	17,096	1,432
Restricted funds held in trust	213,520	116,092
Restricted funds, other	30,634	32,805
Receivables (less allowances of $3,738 and $2,460)	188,463	133,994
Unbilled service receivables	55,499	58,206
Deferred income taxes	21,058	8,868
Prepaid expenses and other assets	66,650	64,452

Total Current Assets	766,052	518,397
Property, plant and equipment, net	2,675,799	819,400
Investments in fixed maturities at market (cost: $47,004 and $57,264)	46,084	57,210
Restricted funds held in trust	215,218	123,826
Unbilled service receivables	90,424	98,248
Other noncurrent receivables (less allowances of $449 and $406)	32,261	31,840
Intangible assets, net	426,197	177,290
Goodwill	292,810	—
Investments in and advances to investees and joint ventures	68,945	64,156
Deferred financing costs	26,912	4,747
Deferred income taxes	18,525	18,042
Other assets	47,067	25,925

Total Assets	$4,706,294	$1,939,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Current portion of long-term debt	$27,983	$112
Current portion of project debt	174,382	109,701
Accounts payable	22,689	16,243
Accrued expenses	189,026	120,701
Accrued emergence costs	24,152	32,805
Deferred revenue	13,528	15,219
Other liabilities	3,538	5,546

Total Current Liabilities	455,298	300,327
Long-term debt	1,315,032	312,784
Project debt	1,458,299	835,036
Deferred income taxes	488,118	109,465
Other liabilities	314,640	163,304

Total Liabilities	4,031,387	1,720,916

Minority Interests	83,410	83,350

Stockholders’ Equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250,000 and 150,000 shares; issued 141,244 and 73,441 shares; outstanding 141,175 and 73,430 shares)	14,124	7,344
Additional paid-in capital	594,341	194,783
Unearned compensation	(7,074)	(3,489)
Accumulated other comprehensive gain	832	583
Accumulated deficit	(10,719)	(64,340)
Treasury stock	(7)	(66)

Total Stockholders’ Equity	591,497	134,815

Total Liabilities and Stockholders’ Equity	$4,706,294	$1,939,081

The accompanying notes are an integral part of the condensed consolidated financial statements.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2005	2004

	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES
Net income	$53,621	$25,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,259	36,874
Revenue contract levelization	1,007	—
Amortization of deferred financing costs	5,584	7,045
Amortization of project debt premium and discount	(11,359)	(7,370)
Accretion on principal of Senior Secured Notes	872	1,884
Provision for doubtful accounts	1,107	975
Stock option and unearned compensation expense	1,642	308
Equity in net income from unconsolidated Waste and Energy Services investments	(20,003)	(12,792)
Dividends from unconsolidated Waste and Energy Services investments	12,124	6,986
Minority interests	9,310	3,922
Unrealized gain on derivative instruments, unexercised ACL warrants	(14,796)	—
Deferred income taxes	7,057	(226)
Other, net	5,397	(413)
Change in operating assets and liabilities, net of effects of acquisition:
Restricted funds for emergence costs	8,655	58,896
Receivables	21,859	30,456
Unbilled service receivables	10,444	6,638
Other assets	2,506	16,930
Accounts payable	8,729	(2,294)
Accrued expenses	(5,630)	(3,531)
Accrued emergence costs	(8,653)	(58,896)
Deferred revenue	(1,691)	(5,219)
Unpaid losses and loss adjustment expenses	(12,713)	(16,640)
Other liabilities	(5,476)	(1,475)
Other, net	—	1,388

Net cash provided by operating activities	147,852	89,283

INVESTING ACTIVITIES
Decrease in restricted cash, Covanta Energy escrow	—	37,026
Purchase of Ref-Fuel and Covanta Energy, respectively	(747,217)	(36,400)
Cash acquired of Ref-Fuel and Covanta Energy, respectively	62,358	57,795
Matured or called investment securities	11,542	24,048
Purchase of investment securities	(2,605)	(16,052)
Purchase of property, plant and equipment	(14,127)	(6,916)
Other	1,839	2,526

Net cash provided by (used in) investing activities	(688,210)	62,027

FINANCING ACTIVITIES
Bank overdrafts	—	(1,436)
Proceeds from rights offerings, net	395,871	41,020
Proceeds from the exercise of options for common stock, net	2,984	3,330
Borrowings of recourse debt	675,000	—
Premium received on refinancing	1,862	—
Payment of deferred financing costs	(34,574)	(900)
Repayment of bridge financing	—	(26,612)
Borrowings for facilities	42,447	1,208
Payment of recourse debt	(336,492)	(12,604)
Payment of project debt	(96,127)	(14,932)
Increase in restricted funds held in trust	(24,926)	(37,778)
Increase in parent restricted funds	(6,471)	—
Distribution to minority partners	(9,632)	(6,368)

Net cash provided by (used in) financing activities	609,942	(55,072)

Net increase in cash and cash equivalents	69,584	96,238
Cash and cash equivalents at beginning of period	96,148	17,952

Cash and cash equivalents at end of period	$165,732	$114,190

The accompanying notes are an integral part of the condensed consolidated financial statements.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For The Nine Months Ended September 30, 2005

					Accumulated
	Common Stock		Additional		Other		Treasury Stock
			Paid-In	Unearned	Comprehensive	Accumulated
	Shares	Amount	Capital	Compensation	Loss	Deficit	Shares	Amount	Total

	(Unaudited)
	(In thousands)
Balance at December 31, 2004	73,441	$7,344	$194,783	$(3,489)	$583	$(64,340)	11	$(66)	$134,815
Stock option compensation expense			(30)						(30)
Amortization of unearned compensation				1,672					1,672
Adjustment of unearned compensation for terminated employees	(20)	(2)	(87)	89					—
Exercise of options to purchase common stock	724	72	4,935						5,007
Shares cancelled in exercise of options	(21)	(2)	(290)				58	59	(233)
Shares issued in restricted stock award	447	45	5,317	(5,346)					16
Shares issued in rights offering, net of expenses	66,673	6,667	389,204						395,871
ACL gift of warrants upon emergence from bankruptcy, net of income taxes			509						509
Comprehensive income, net of income taxes:
Net income						53,621			53,621
Foreign currency translation					(51)				(51)
Net unrealized loss on available for sale securities					(727)				(727)
Net unrealized gain on derivative instruments					1,027				1,027

Total comprehensive income					249				53,870

Balance at September 30, 2005	141,244	$14,124	$594,341	$(7,074)	$832	$(10,719)	69	$(7)	$591,497

The accompanying notes are an integral part of the condensed consolidated financial statements.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.	Organization and Basis of Presentation

Organization
      On September 20, 2005, Danielson Holding Corporation changed its name to Covanta Holding Corporation (“Covanta” or the “Company”). Covanta’s common stock was traded on the American Stock Exchange under the symbol “DHC” until close of trading on October 4, 2005. Since that date, Covanta’s stock has been traded on the New York Stock Exchange under the symbol “CVA”.
      Covanta is a holding company that owns subsidiaries currently engaged in the businesses of waste and energy services, and insurance services. The more significant business is the waste and energy business which is comprised of Covanta Energy Corporation and its subsidiaries (“Covanta Energy”), which Covanta acquired on March 10, 2004. Covanta Energy’s subsidiaries also include Covanta ARC Holdings Corp., formerly known as American Ref-Fuel Holdings Corp., and its subsidiaries (“Ref-Fuel”), which Covanta Energy acquired on June 24, 2005 (the “Acquisition Date”). See Note 3. Acquisitions and Dispositions of the Notes to the Condensed Consolidated Financial Statements (“Notes”) for a description of these acquisitions. Covanta has changed the names of the Ref-Fuel subsidiaries such that they will conduct business under the Covanta name.
      Covanta Energy and its domestic subsidiaries, including Ref-Fuel, engage in the waste-to-energy, waste disposal, water and independent power production businesses in the United States. Covanta Energy’s subsidiary Covanta Power International Holdings, Inc. and its subsidiaries (“CPIH”) engage in the independent power production business outside the United States. Covanta’s business segments are comprised of Waste and Energy Services, which is comprised of Covanta Energy’s domestic and international operations, and Other Services, which is comprised of the holding company and insurance subsidiaries operations.
      On March 10, 2004, Covanta Energy consummated a plan of reorganization and emerged from its reorganization proceeding under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”). Pursuant to the plan of reorganization (“Reorganization Plan”), Covanta acquired 100% of the equity in Covanta Energy. Three of Covanta Energy’s subsidiaries, which relate to Covanta Energy’s Warren County, New Jersey project, did not reorganize with Covanta Energy but have since filed a plan of reorganization and expect to emerge from bankruptcy in December 2005. Accordingly, Covanta does not include these subsidiaries as consolidated subsidiaries in these Condensed Consolidated Financial Statements. Covanta Energy’s investment in these subsidiaries is recorded using the cost method effective from March 10, 2004. For additional information regarding these three Covanta Energy subsidiaries, see Note 17. Commitments and Contingent Liabilities of the Notes.
      Covanta also has investments in subsidiaries engaged in insurance operations in California. Covanta holds all of the voting stock of Danielson Indemnity Company (“DIND”). DIND owns 100% of the common stock of National American Insurance Company of California, Covanta’s principal operating insurance subsidiary. National American Insurance Company of California and its subsidiaries are collectively referred to herein as “NAICC.” The operations of NAICC are in property and casualty insurance. NAICC writes non-standard private automobile insurance in California.

Basis of Presentation
      The accompanying unaudited condensed consolidated financial statements of Covanta have been prepared in accordance with the instructions to Form 10-Q. As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the financial statements contain certain condensed financial information and exclude certain footnote disclosures normally included in audited consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”). In the opinion of management, the accompanying financial statements contain all adjustments, including normal recurring accruals, necessary to fairly present the accompanying financial statements. For

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
further information, refer to the consolidated financial statements and footnotes thereto included in Covanta’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. Operating results for the interim period are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2005.
      The condensed consolidated financial statements include the accounts of Covanta. Companies in which Covanta has significant influence are accounted for using the equity method. Those companies in which Covanta owns less than 20% are accounted for using the cost method. Certain prior period amounts, including various revenues and expenses, have been reclassified in the condensed consolidated financial statements to conform to the current period presentation. All intercompany transactions and balances have been eliminated.

Note 2.	New Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R, as modified, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123, will no longer be an alternative to financial statement recognition.
      Under SFAS No. 123R, Covanta must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption methods. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated.
      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. In April 2005, the SEC modified the initial dates for mandatory adoption to the first annual period beginning on or after June 15, 2005. The extended adoption dates are optional and registrants are permitted to adopt SFAS No. 123R earlier. Covanta is required to adopt SFAS No. 123R beginning on January 1, 2006. Covanta is evaluating the requirements of SFAS No. 123R and SAB No. 107. Covanta has not yet determined the method of adoption or the effect of adopting SFAS No. 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures required by SFAS No. 123.
      In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN No. 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN No. 47 is effective for fiscal years ending after December 15, 2005. Covanta is currently evaluating the effect that the adoption of FIN No. 47 will have on its consolidated results of operations and financial condition but does not expect the adoption to have a material impact on Covanta condensed consolidated financial statements.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Acquisitions and Dispositions

Acquisitions

Ref-Fuel
      On January 31, 2005, Covanta entered into a stock purchase agreement with Ref-Fuel, the owner and operator of six waste-to-energy facilities in the northeastern United States, and Ref-Fuel’s stockholders. On June 24, 2005, Covanta, through its wholly-owned subsidiary Covanta Energy, purchased 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the stock purchase agreement, Covanta paid $747 million in cash and transaction costs for the stock of Ref-Fuel and assumed the consolidated net debt of Ref-Fuel of $1.3 billion at June 24, 2005 ($1.5 billion of consolidated indebtedness and $0.2 billion of cash and restricted cash). The acquisition of Ref-Fuel was financed by a combination of debt and equity as described below. Immediately after the transaction was completed, Ref-Fuel became a wholly-owned subsidiary of Covanta Energy.
      Covanta’s acquisition of Ref-Fuel markedly increased the size and scale of Covanta Energy’s waste-to-energy business, and thus Covanta’s business. The acquisition also provided Covanta Energy with the opportunity to achieve cost savings by combining the businesses of Covanta Energy and Ref-Fuel. Furthermore, Covanta Energy lowered its cost of capital and obtained less restrictive covenants than under its previous financing arrangements when it refinanced its existing recourse debt concurrent with the acquisition of Ref-Fuel.

Financing the Ref-Fuel Acquisition
      As part of the Ref-Fuel acquisition, Covanta Energy entered into new credit arrangements which totaled approximately $1.1 billion and are guaranteed by Covanta and certain domestic subsidiaries of Covanta Energy. These credit arrangements consisted of a first priority senior secured credit facility and a second priority senior secured credit facility. The first priority senior secured credit facility is comprised of a $275 million first lien term loan, a $100 million revolving credit facility, and a $340 million letter of credit facility. The second priority senior secured credit facility is a $400 million second lien term loan facility. See Note 11. Credit Arrangements and Long-Term Debt of the Notes for a detailed description of these credit arrangements.
      The proceeds from the new credit arrangements were used to fund the acquisition of Ref-Fuel, to refinance approximately $479 million of Covanta Energy’s existing recourse debt and letters of credit, and to pay related fees and expenses. The revolving credit and letter of credit facilities are further available for ongoing permitted expenditures and for general corporate purposes.
      The equity component of the financing consisted of a $400 million offering of warrants to purchase Covanta’s common stock (the “Ref-Fuel Rights Offering”). Such warrants entitled Covanta’s existing stockholders to purchase Covanta’s stock on a pro rata basis, with each holder entitled to purchase 0.9 shares of Covanta’s common stock at an exercise price of $6.00 for each share of Covanta’s common stock held as of May 27, 2005, the record date. Covanta received net proceeds of approximately $395.9 million ($400 million gross proceeds, net of $4.1 million of expenses) and issued 66,673,004 shares of common stock.
      Three of Covanta’s largest stockholders, SZ Investments L.L.C. (together with its affiliate EGI-Fund (05-07) Investors, L.L.C. to which it transferred a portion of its shares, “SZ Investments”), Third Avenue Business Trust, on behalf of Third Avenue Value Fund Series (“TAVF”), and D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), representing ownership, at the time of the Ref-Fuel Rights Offering, of approximately 40.4% of Covanta’s outstanding common stock, committed to participate in the Ref-Fuel Rights Offering and acquired at least their pro rata portion of the shares. As consideration for their commitments, Covanta paid each of these stockholders, an amount equal to 1.75% of their respective equity

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commitments, which in the aggregate was $2.8 million. Covanta agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that Covanta undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      The $2.2 billion preliminary purchase price was comprised of the following (in millions of dollars):

Cash	$740.0
Debt assumed	1,455.0
Direct transaction costs	7.2
Restructuring liability	9.1

$2,211.3

      The preliminary purchase price included acquisition related restructuring charges of $9.1 million which were recorded as a liability and assumed in the Ref-Fuel acquisition, and consisted primarily of severance and related benefits, and the costs of vacating duplicate facilities. As of September 30, 2005, the restructuring liability was $8.5 million.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed at the Acquisition Date in conformity with SFAS No. 141, “Business Combinations” and SFAS No. 109, “Accounting for Income Taxes.” The allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained. Management is in the process of performing the valuation studies necessary to finalize the fair values of the assets and liabilities of Ref-Fuel and the related allocation of purchase price, and expects adjustments to the preliminary fair values which may include those related to:

•	property, plant and equipment, intangibles, goodwill and debt, all of which may change based on consideration of additional analysis by Covanta and its valuation consultants;

•	accrued expenses for transaction costs and restructuring efforts which may change based on identification of final fees and costs; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

	Purchase Price Allocation as of

	June 24, 2005	September 30, 2005

	(In thousands of dollars)
Current assets	$233,885	$233,885
Property, plant and equipment	1,901,786	1,901,786
Intangible assets (excluding goodwill)	269,436	269,436
Goodwill	298,089	292,810
Other assets	111,458	108,869

Total assets acquired	$2,814,654	$2,806,786

Current liabilities	$156,610	$156,610
Long-term debt	655,270	655,270
Project debt	718,805	706,732
Deferred income taxes	368,907	372,684
Other liabilities	164,787	165,215

Total liabilities assumed	2,064,379	2,056,511

Minority interest acquired	3,058	3,058

Net assets acquired	$747,217	$747,217

      The acquired intangible assets of $269.4 million relate to favorable energy and waste contracts, and a favorable leasehold interest with an approximate 10 year average useful life. In its initial purchase price allocation as of June 24, 2005, goodwill of $298.1 million was recorded to reflect the excess of cost over the preliminary fair value of acquired net assets. As of September 30, 2005, goodwill was $292.8 million which reflected adjustments to the carrying value of project debt by $12.1 million, a fair value adjustment related to a service agreement of $2.5 million, a deferred tax adjustment of $3.8 million and various other liability adjustments of $0.5 million as part of Covanta’s ongoing purchase accounting true-up.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Covanta Energy
      On December 2, 2003, Covanta executed a definitive investment and purchase agreement to acquire Covanta Energy in connection with Covanta Energy’s emergence from Chapter 11 proceedings after the non-core and geothermal assets of Covanta Energy were divested. The primary components of the transaction were: (1) the purchase by Covanta of 100% of the equity of Covanta Energy in consideration for a cash purchase price of approximately $30 million, and (2) agreement as to new letter of credit and revolving credit facilities for Covanta Energy’s domestic and international operations, provided by some of the existing Covanta Energy lenders and a group of additional lenders organized by Covanta. Covanta’s acquisition of Covanta Energy was consummated on March 10, 2004.
      The aggregate purchase price was $47.5 million which included the cash purchase price of $30 million, $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Covanta’s commitment to sell up to 3.0 million shares of its common stock at $1.53 per share to certain creditors of Covanta Energy, subject to certain limitations.
      In addition to the purchase price allocation adjustments, Covanta Energy’s emergence from Chapter 11 proceedings on March 10, 2004 resulted in Covanta Energy becoming a new reporting entity and adoption of fresh start accounting as of that date, in accordance with AICPA Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. The following table summarizes the final allocation of values to the assets acquired and liabilities assumed at March 10, 2004 in conformity with SFAS No. 141 and SFAS No. 109 (in thousands of dollars):

Current assets	$522,659
Property, plant and equipment	814,369
Intangible assets	191,943
Other assets	327,065

Total assets acquired	$1,856,036

Current liabilities	$364,480
Long-term debt	328,053
Project debt	850,591
Deferred income taxes	88,405
Other liabilities	176,982

Total liabilities assumed	1,808,511

Net assets acquired	$47,525

      The acquired intangible assets of $191.9 million primarily relate to service and energy agreements on publicly-owned waste-to-energy projects with an approximate 17 year weighted average useful life. However, many such contracts have remaining lives that are significantly shorter.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Results of Operations
      The results of operations from Covanta Energy and Ref-Fuel are included in Covanta’s consolidated results of operations from March 11, 2004 and June 25, 2005, respectively. The following table sets forth certain unaudited consolidated operating results for the three and nine months ended September 30, 2005 and 2004, as if the acquisitions of Covanta Energy and Ref-Fuel were consummated on the same terms at January 1, 2004 (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	Pro Forma		Pro Forma

	2005	2004	2005	2004

Total operating revenues	$301,490	$296,294	$903,853	$901,449
Net income	$38,199	$21,010	$58,117	$40,285
Basic earnings per share:
Weighted average shares outstanding	140,086	139,522	140,207	139,135
Earnings per share	$0.27	$0.15	$0.41	$0.29
Diluted earnings per share:
Weighted average shares outstanding	145,737	143,799	145,907	143,814
Earnings per share	$0.26	$0.15	$0.40	$0.28

Restructuring and Acquisition-Related Charges
      In connection with the acquisition of Ref-Fuel, Covanta Energy incurred integration costs of $1.0 million and $3.0 million for the quarter and nine months ended September 30, 2005, respectively, primarily related to professional fees and employee incentive costs. These charges were included as part of the operating costs of the Waste and Energy Services business.
      Covanta Energy also incurred restructuring costs in 2005 of $2.7 million. The restructuring costs resulted from a $2.1 million severance payment to CPIH executives in connection with overhead reductions made possible by the elimination of CPIH’s separate capital structure during the second quarter of 2005. An additional $0.6 million was paid to remaining CPIH executives, in the second quarter of 2005, as incentive payments from existing contractual obligations relating to CPIH debt repayment in connection with the Ref-Fuel acquisition.

Dispositions

Marine Services
      Covanta had investments in the marine services business, the largest of which was American Commercial Lines LLC (“ACL”), an integrated marine transportation and service company which, throughout 2004 was in bankruptcy proceedings under Chapter 11. ACL is no longer a subsidiary of Covanta. On December 30, 2004, ACL’s plan of reorganization was confirmed and ACL has since emerged from bankruptcy. As part of ACL’s plan of reorganization, the ACL stock owned by Covanta was cancelled, and its ownership interest terminated. Covanta received no cash distributions under the ACL plan of reorganization but, through a subsidiary, received from ACL’s former creditors warrants to purchase 672,920 shares of ACL stock at an exercise price of $3.00 per share after ACL’s emergence in January 2005. See Note 16. Financial Instruments of the Notes for a discussion of these warrants.
      Covanta’s other investees in the marine services business consisted of Global Materials Services, LLC (“GMS”) and Vessel Leasing, LLC (“Vessel Leasing”). GMS was a joint venture of ACL, a third party and Covanta, in which Covanta held a 5.4% interest. Covanta sold its interests in GMS to the third party member

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the joint venture as of October 6, 2004. Vessel Leasing was a joint venture of ACL and Covanta. Covanta sold its interest in Vessel Leasing to ACL on January 13, 2005.

Note 4.	Incentive Stock-Based Compensation Plans
      Stock-based compensation cost is measured using the intrinsic value based method of accounting prescribed by APB No. 25 for the directors and employees of Covanta and its subsidiaries. Pro forma net income and earnings per share are disclosed below as if the fair value based method of accounting under SFAS No. 123 had been applied to all stock-based compensation awards (in thousands of dollars, except per share amounts).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net income, as reported	$37,401	$12,815	$53,621	$25,837
Pro forma compensation expense	(1,007)	(111)	(2,413)	(133)

Pro forma net income	$36,394	$12,704	$51,208	$25,704

Basic earnings per share:
As reported	$0.27	$0.13	$0.46	$0.31
Pro forma	$0.26	$0.13	$0.44	$0.31
Diluted earnings per share:
As reported	$0.26	$0.12	$0.44	$0.30
Pro forma	$0.25	$0.12	$0.42	$0.30
      Covanta accelerated the vesting period for 330,000 options from February 28, 2006 to March 21, 2005. The average of the high and low trading price for Covanta’s common stock on March 18, 2005, the new measurement date, was $16.48 per share. The exercise price is $7.43 per share. At the time the options were granted, they had a fair value per option of $5.68 per share using the Black-Scholes valuation model. The 2004 pro forma after-tax compensation expense under SFAS No. 123 related to the options for which the vesting period was accelerated was $0.2 million. The pro forma after-tax compensation expense related to the options for which vesting was accelerated, which would otherwise have not been included in the first nine months of 2005 was $0.8 million. The purpose of the acceleration was to permit officers and employees who held the options to exercise their options and participate in the Ref-Fuel Rights Offering to ensure that those participants’ rights with respect to this subset of options were not diluted by the issuance of the new shares.
      Under APB No. 25 and authoritative interpretations, when the vesting provisions are modified, Covanta is only required to recognize compensation expense for the estimated portion of the award that, absent the modification, would have expired unexercisable. Accordingly, Covanta estimated the number of employees who might cease to be employees prior to the original vesting date of February 28, 2006. Covanta anticipates that all participating employees will remain employees through the original vesting date, based upon the compensation structure of the employees holding these options, including the vesting provisions of other awards, and the diminutive period of time remaining until February 28, 2006. Covanta would be required to recognize compensation expense of up to $2.9 million if all employees holding the subset of options were to cease being employees of Covanta prior to the original vesting date. If one or more participating employees were to cease being employed, Covanta would be required to revise its estimate quarterly and recognize compensation expense in an amount equal to that employee’s vested options divided by 330,000 and applying that ratio to $2.9 million.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On July 7, 2005, the Compensation Committee of the Board of Directors, under the equity award plan for employees, awarded certain key employees 404,000 shares of restricted stock. The terms of the restricted stock awards include vesting provisions based on two financial performance factors (66%) and continued service over the passage of time (34%). The awards vest over approximately 31 months, with 134,636 shares (33.33%) vesting on February 28, 2006, 134,636 shares (33.33%) vesting on February 28, 2007 and the remaining 134,728 shares (33.34%) vesting on February 29, 2008.
      On September 19, 2005, in accordance with its existing program for annual director compensation, Covanta granted options to purchase an aggregate of 120,006 shares of common stock and 13,500 shares of restricted stock under the equity award plan for directors. The options have an exercise price of $12.90 per share and expire 10 years from the date of grant and vest upon the date of grant (but are not exercisable for six months following such date). Restrictions on the restricted stock shall lapse on a pro rata basis over three years commencing on the date of grant.

Note 5.	Earnings Per Share
      Per share data is based on the weighted average number of Covanta’s par value $0.10 per share common stock outstanding during the relevant period. Basic earnings per share are calculated using only the average number of outstanding shares of common stock. Diluted earnings per share computations, as calculated under the treasury stock method, include the average number of shares of additional outstanding common stock issuable for stock options, restricted stock, rights and convertible notes whether or not currently exercisable. Prior periods were restated to reflect the impact of the Ref-Fuel Rights Offering and the 9.25% Offering described in Note 13. Stockholders Equity of the Notes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands of dollars, except share and per share
	amounts)
Net income	$37,401	$12,815	$53,621	$25,837

Basic earnings per share:
Weighted average basic common shares outstanding	140,086	101,503	116,181	84,174

Basic earnings per share	$0.27	$0.13	$0.46	$0.31

Diluted earnings per share:
Weighted average basic common shares outstanding	140,086	101,503	116,181	84,174
Stock options	545	220	733	513
Restricted stock	1,049	36	801	62
Rights	4,057	2,314	4,166	1,883

Weighted average diluted common shares outstanding	145,737	104,073	121,881	86,632

Diluted earnings per share	$0.26	$0.12	$0.44	$0.30

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Pass Through Costs
      Pass through costs are costs for which Covanta Energy receives a direct contractually committed reimbursement from the municipal client which sponsors a waste-to-energy project. These costs generally include utility charges, insurance premiums, ash residue transportation and disposal and certain chemical costs. These costs are recorded net of municipal client reimbursements in Covanta’s condensed consolidated financial statements. Total pass through costs for three and nine months ended September 30, 2005 were $12.3 million and $41.9 million, respectively. Total pass through costs for the three month period ended September 30, 2004 and for the period March 11, 2004 through September 30, 2004 were $11.9 million and $24.8 million, respectively.

Note 7.	Revenues and Unbilled Service Receivables
      The following table summarizes the components of waste and service revenues for the periods presented below (in thousands of dollars):

				For the Period
	Three Months Ended		Nine Month	March 11,
	September 30,		Ended	through
			September 30,	September 30,
	2005	2004	2005	2004

Waste and service revenues unrelated to project debt	$166,830	$92,557	$365,910	$218,487
Revenue earned explicitly to service project debt-principal	16,491	11,117	44,478	24,745
Revenue earned explicitly to service project debt-interest	10,855	7,640	26,236	17,331

Total waste and service revenues	$194,176	$111,314	$436,624	$260,563

      Unbilled service receivables include fees related to the principal portion of debt service earned to service project debt principal where such fees are expressly included as a component of the service fee paid by the municipality pursuant to applicable waste-to-energy service agreements. Regardless of the timing of amounts paid by municipalities relating to project debt principal, Covanta Energy records service revenue with respect to this principal component on a levelized basis over the term of the service agreement. Long-term unbilled service receivables related to waste-to-energy operations are recorded at their discounted amounts.
      Electricity and steam sales included lease income from the international business of $23.3 million and $20.7 million for the three months ended September 30, 2005 and 2004, respectively and $74.4 million and $48.3 million for the nine months ended September 30, 2005 and for the period March 11, 2004 through September 30, 2004, respectively.

Note 8.	Equity in Net Income from Unconsolidated Investments
      Equity in net income from unconsolidated investments was $9.4 million and $20.0 million for the three and nine months ended September 30, 2005. Equity in net income from unconsolidated investments was $7.6 million and $13.2 million for the three and nine months ended September 30, 2004.
      See Note 3. Acquisitions and Dispositions of the Notes for information regarding Covanta’s investment in Marine Services.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Equity in net income from unconsolidated investments primarily relates to Covanta Energy’s 26.7% investment in Quezon Power, Inc. in the Philippines (“Quezon”). The unaudited results of operations from Quezon was as follows (in thousands of dollars):

	Quezon

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenue	$74,307	$55,446	$184,614	$157,687
Operating income	35,614	27,366	79,384	70,143
Net income	26,859	18,162	52,806	41,995

Note 9.	Intangible Assets and Goodwill

Intangible Assets
      As of March 10, 2004, Covanta Energy’s waste and energy contracts were recorded at their fair market values, in accordance with SFAS No. 141, based upon discounted cash flows from the service contracts and the “above market” portion of the energy contracts using currently available information. Amortization was calculated by the straight-line method over the remaining contract lives. The remaining weighted-average life of the agreements is approximately 17 years. However, many of such contracts have remaining lives that are significantly shorter.
      As of June 25, 2005, Ref-Fuel’s waste and energy contracts, lease interest, renewable energy credits and other indefinite-lived assets were recorded at their preliminary fair value, in accordance with SFAS No. 141, based upon discounted cash flows attributable to the “above market” portion of these contracts and assets using currently available information. Amortization was calculated by the straight-line method over the remaining contract lives which range from four to fifteen years for waste and energy contracts and twenty four years for the lease interest.
      Intangible assets consisted of the following (in thousands of dollars):

		September 30,	December 31,
	Useful Life	2005	2004

Waste and energy contracts	4 — 23 years	$386,205	$192,058
Lease interest and other	5 — 24 years	74,614	442
Other intangibles	Not subject to amortization	3,029	—

		463,848	192,500
Accumulated amortization		(37,651)	(15,210)

Intangible assets, net		$426,197	$177,290

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table details the amount of the actual/estimated amortization expense associated with intangible assets included or expected to be included in Covanta’s statement of operations for each of the years indicated (in thousands of dollars):

		Lease
	Waste and	Interest
	Energy	and Other
	Contracts	Contracts	Totals

Nine months ended September 30, 2005	$20,953	$793	$21,746

2005 remaining	$11,305	$862	$12,167
2006	44,084	3,449	47,533
2007	43,751	3,449	47,200
2008	42,079	3,449	45,528
2009	38,532	3,449	41,981
Thereafter	169,726	59,033	228,759

Total	$349,477	$73,691	$423,168

     Goodwill
      In connection with the Ref-Fuel acquisition, Covanta Energy recorded $292.8 million of goodwill as of September 30, 2005. Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired and the liabilities assumed in the Ref-Fuel acquisition in accordance with the provisions of SFAS No. 142. Goodwill has an indefinite life and is not amortized but will be reviewed under the provisions of SFAS No. 142 for impairment. Covanta will perform an annual fair value test of its recorded goodwill for its reporting units using a discounted cash flow approach. Goodwill is not deductible for federal income tax purposes.

Note 10.	Other Noncurrent Liabilities
      Other noncurrent liabilities consisted of the following (in thousands of dollars):

	September 30,	December 31,
	2005	2004

Waste and service contracts	$118,883	$—
Interest rate swap	12,874	14,920
Pension benefit obligation	47,631	45,430
Landfill remediation obligation	31,537	18,912
Duke liability	25,074	—
Insurance loss and loss adjustment reserves	51,557	64,270
Service contract obligations	10,856	7,873
Other	16,228	11,899

	$314,640	$163,304

      As of June 25, 2005, Ref-Fuel’s waste and service contracts were recorded at their fair market values, in accordance with SFAS No. 141, based upon discounted cash flows attributable to the “below market” portion of the waste and service contracts using currently available information. Amortization was calculated by the straight-line method over the remaining weighted-average contract life which is approximately 14 years.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Credit Arrangements and Long-Term Debt
     Credit Facilities
      Long-term debt is presented below (in thousands of dollars):

September 30,
2005

Senior Secured Credit Facilities
First Lien Term Loan Facility	$274,313
Second Lien Term Loan Facility	400,000

674,313

Intermediate Subsidiary Debt
6.26% Senior Notes due 2015	234,000
8.5% Senior Secured Notes due 2010	195,785
7.375% Senior Secured Notes due 2010	224,100

653,885
Unamortized debt premium	14,592

Total intermediate subsidiary debt	668,477

Other long-term debt	225

Total long-term debt	1,343,015
Less: current portion	(27,983)

Total long-term debt	$1,315,032

      As part of the Ref-Fuel acquisition, Covanta Energy entered into new financing arrangements which are guaranteed by Covanta and certain subsidiaries of Covanta Energy described more fully below. The proceeds of the new financing arrangements were used to fund the acquisition of Ref-Fuel, to refinance approximately $479 million of Covanta Energy’s and CPIH’s recourse debt and letter of credit facilities, and to pay related fees and expenses. The new credit facilities are further available for ongoing permitted expenditures and for general corporate purposes.
      Covanta Energy’s new financing arrangements are comprised of the following:

•	a first priority secured term loan facility in the amount of $275 million that will mature in 2012 and is repayable in scheduled quarterly installments that began September 30, 2005 (the “First Lien Term Loan Facility”);

•	a first priority secured revolving credit facility in the amount of $100 million that will mature in 2011 and is available for revolving loans, up to $75 million of which may be utilized for letters of credit (the “Revolving Credit Facility”);

•	a first priority secured letter of credit facility in the amount of $340 (of which $304.3 million of letters of credit have been issued as of September 30, 2005) million that will mature in 2012 (the “Funded L/C Facility” and collectively with the First Lien Term Loan Facility and the Revolving Loan Facility the “First Lien Facilities”); and

•	a second priority secured term loan facility in the amount of $400 million that matures and is repayable in full in 2013 (the “Second Lien Term Loan Facility” and collectively with the First Lien Facilities the “Credit Facilities”).

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Material Terms of Senior Secured Credit Facilities

Amortization Terms
      The First Lien Term Loan Facility has a mandatory annual amortization, paid in equal quarterly installments beginning September 30, 2005, through the date of maturity in annual amounts set forth in the following schedule (in thousands of dollars):

Remaining
First Lien Term Loan Facility	Amortization

2005	$688
2006	2,750
2007	2,750
2008	2,750
2009	2,750
2010	2,750
2011	130,625
2012	129,250
      The Second Lien Term Loan Facility has no mandatory amortization requirements and is required to be repaid in full on its maturity date.

Interest and Fee Terms
      Interest on loans under the Credit Facilities varies, depending upon interest rate periods and designation of such loans, each selected by Covanta Energy. Loans are designated as Eurodollar rate loans or base rate loans. Eurodollar loans bear interest at a reserve adjusted British Bankers Association Interest Settlement Rate, commonly referred to as “LIBOR,” for deposits in dollars plus a borrowing margin as described below. Interest on Eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months (and at the end of every three months in the case of six month Eurodollar loans). Base rate loans bear interest at (a) a rate per annum equal to the greater of (i) the “prime rate” designated in the relevant facility or (ii) the federal funds rate plus 0.50% per annum, plus (b) a borrowing margin as described below.
      Letters of credit issued under the Revolving Credit Facility will accrue fees at the then effective borrowing margins on Eurodollar rate loans, plus a fee on each issued letter of credit payable to the issuing bank. Letter of credit availability under the Funded L/C Facility accrues fees (whether or not letters of credit are issued thereunder) at the then-effective borrowing margin for Eurodollar rate loans described below times the total funded letter of credit availability (whether or not then utilized), plus a fee on each issued letter of credit payable to the issuing bank. In addition, Covanta Energy has agreed to pay to the participants under the Funded L/C Facility any shortfall between the Eurodollar rate applicable to the relevant Funded L/C Facility interest period and the investment income earned on the pre-agreed investments made by the relevant issuing banks with the purchase price paid by such participants for their participations under the Funded L/C Facility. Covanta Energy is required to enter into certain hedging obligations designed to mitigate its exposure to the risk of interest rate changes with respect to $337.5 million of its borrowings under the Credit Facilities, less any second lien notes to the extent issued. See Note 16. Financial Instruments of the Notes.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The borrowing margins referred to above for the Revolving Credit Facility are as follows:

	Borrowing	Borrowing
	Margin for	Margin for
	Revolving	Revolving
	Eurodollar	Base Rate
Company Leverage Ratio	Loans	Loan

≥4.25:1.00	3.00%	2.00%

<4.25:1.00
≥3.50:1:00	2.75%	1.75%

<3.50:1:00	2.50%	1.50%
      The borrowing margin for the First Lien Term Loan Facility and the Funded L/ C Facility are 3.00% for Eurodollar rate loans and 2.00% for base rate loans. The borrowing margins under the Second Lien Term Loan Facility are 5.50% for Eurodollar rate loans and 4.50% for base rate loans.
      Fees payable under the Credit Facilities are as follows:

•	Revolving Credit Facility — A commitment fee of 0.50% of the unfunded portion of the facility and a fronting fee of 0.125% of the average aggregate daily maximum available to be drawn under the facility per annum; and

•	Funded L/ C Facility — A funded letter of credit fee as defined in the credit agreement and a fronting fee of 0.125% of the average aggregate daily maximum available to be drawn under the facility per annum.

Guarantees and Securitization
      The Credit Facilities are guaranteed by Covanta and by certain Covanta Energy subsidiaries. Covanta Energy agreed to secure all of its obligations under the First and Second Lien Facilities by granting, for the benefit of secured parties, a first and second priority lien on substantially all of its assets, to the extent permitted by existing contractual obligations, a pledge of all of the capital stock of each of its domestic subsidiaries owned by it and 65% of all the capital stock of each of its foreign subsidiaries directly owned by it, in each case to the extent not otherwise pledged.
      The Credit Facilities provide for the mandatory prepayments of all or a portion of the amounts funded by the lenders under the First Lien Facilities from specified sources, including the sale of assets, incurrence of additional debt, net insurance or condemnation proceeds received and fifty percent of Covanta Energy’s excess annual cash flow as calculated pursuant to the credit agreement.

Debt Covenants and Defaults
      The Credit Facilities require Covanta Energy to furnish the lenders with periodic financial, operating and other information. In addition, these facilities further restrict, without consent of its lenders, Covanta Energy’s ability to, among other things:

•	incur indebtedness, or incur liens on its property, subject to specific exemptions;

•	pay any dividends or distributions, subject to specific exceptions;

•	make new investments, subject to specific exceptions;

•	sell or dispose of assets, enter into a merger transaction, liquidate or dissolve itself subject to specific exceptions;

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	enter into any transactions with affiliates, subject to specific exceptions; and

•	engage in new lines of business.
      In addition, the Credit Facilities require Covanta Energy to maintain a minimum interest coverage ratio, a maximum leverage ratio and minimum adjusted EBITDA and to comply with maximum capital expenditure limitations.
      Events of default under the Credit Facilities include any of the following:

•	a failure by Covanta Energy to pay amounts when due under the First Lien Term Loan Facility or other debt instruments;

•	material breaches of representations and warranties;

•	breaches of covenants;

•	involuntary or voluntary bankruptcy;

•	a judgment in excess of specified amounts is rendered against Covanta Energy and is unstayed, to the extent not covered by insurance;

•	any event that would cause a material adverse effect on Covanta Energy;

•	a change in control; or

•	as a result of the occurrence of certain events, the net operating losses available to Covanta or Covanta Energy to offset taxable income are less than $315 million (as reduced by amounts used by Covanta after December 31, 2004).
      The priority of the security interests and related creditor rights among the Credit Facilities are set forth in the intercreditor agreement among Covanta Energy and its lenders (the “Intercreditor Agreement”). The Intercreditor Agreement provides, among other things, that for as long as any of the First Lien Facilities are outstanding:

•	any proceeds of collateral received in connection with the sale or disposition of such collateral by the collateral agent for the holders of the First Lien Facilities will be applied to the First Lien Facilities in the order specified by the Intercreditor Agreement and the applicable First Lien Facilities documents. Upon discharge of the First Lien Facilities, any proceeds of collateral held by the collateral agent for the First Lien Facilities will be delivered to the collateral agent for the Second Lien Term Loan Facility to be applied in the order specified by the Intercreditor Agreement and the applicable Second Lien Term Loan Facility; and

•	except as permitted under the Credit Facilities, Covanta Energy will not make prepayments of the Second Lien Term Loan Facility prior to any voluntary or mandatory prepayment of any amounts outstanding under the First Lien Facilities.

Intermediate Subsidiary Debt
      Upon the consummation of the Ref-Fuel acquisition, Covanta Energy assumed the existing consolidated debt of Ref-Fuel and its subsidiaries. This assumed debt included certain notes issued by non-project subsidiaries of Ref-Fuel described below, as of the Acquisition Date.

•	6.26% senior notes outstanding in the amount of $240 million ($234 million as of September 30, 2005) maturing in 2015. Interest is payable June 30 and December 31 each year through maturity;

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	8.5% senior secured notes in the amount of $200 million ($196 million as of September 30, 2005) maturing September 1, 2010. Interest is payable on March 1 and September 1 each year through maturity; and

•	7.375% senior secured notes in the amount of $225 million ($224 million as of September 30, 2005) maturing September 1, 2010. Interest is payable on March 1 and September 1 each year through maturity.
      The 6.26% senior notes and the 8.5% and 7.375% senior secured notes have indentures that provide for certain restrictive covenants, including among other things, restrictions on the incurrence of indebtedness, certain payments to related and unrelated parties, acquisitions and asset sales. In addition, the indentures, pursuant to which such notes are issued, provide that distributions of cash to parent entities (including Covanta Energy) may occur quarterly and only if certain financial covenants are satisfied. Holders of 8.5% and 7.375% senior secured notes are entitled to receive from the issuer an offer to repurchase such notes upon a change of control, (a “Change of Control Offer”), such as was caused by Covanta Energy’s purchase of Ref-Fuel. These issuers are MSW Energy Holdings LLC (“MSW I”) issuer of the 8.5% senior secured notes, and MSW Energy Holdings II LLC (“MSW II”), issuer of the 7.375% senior secured notes. On June 24, 2005, Change of Control Offers were issued by both MSW I and MSW II. Holders of approximately $4.2 million of MSW I notes properly tendered their notes for repurchase, and holders of approximately $0.9 million of MSW II notes properly tendered their notes for repurchase. All such notes were repurchased on July 26, 2005. MSW I and MSW II paid the purchase price of such notes, which was $5.1 million in the aggregate with cash made available by Covanta Energy.

Financing Costs
      Deferred financing costs on the condensed consolidated balance sheet represent capitalizable costs incurred by Covanta in connection with the acquisition of Ref-Fuel and refinancing of Covanta Energy’s recourse debt. All deferred financing costs are amortized to interest expense over the life of the related debt using the straight-line method, which approximates the effective interest method.

Note 12.	Income Taxes
      Covanta records its interim tax provision based upon its estimated effective tax rates for the full year.
      Covanta files a Federal consolidated income tax return with its eligible subsidiaries. Covanta’s Federal consolidated income tax return also includes the taxable results of certain grantor trusts. The trusts were established pursuant to a prior court approved reorganization of certain present and former insurance subsidiaries of Covanta. These trusts are not consolidated with Covanta for financial statement purposes.
      Covanta’s 2004 Federal consolidated income tax return excluded the results of CPIH since its operations did not qualify for consolidation under the applicable tax laws. Effective July 31, 2005, CPIH is includable in the Covanta’s Federal consolidated return. Covanta’s Federal consolidated tax return will include the results of Ref-Fuel after June 24, 2005 (the date of acquisition).
      Covanta had net operating losses (“NOLs”) estimated to be $516 million for Federal income tax purposes as of the end of 2004. The NOLs will expire in various amounts from December 31, 2005 through December 31, 2023, if not used. The Internal Revenue Service (“IRS”) has not audited any of Covanta’s tax returns. There can be no assurance that Covanta would prevail if the IRS were to challenge the use of the NOLs.
      If Covanta were to undergo an “ownership change,” as such term is used in Section 382 of the Internal Revenue Code, the use of its NOLs would be limited. Covanta will be treated as having had an “ownership change” if there is a more than 50% increase in stock ownership during a 3-year “testing period” by “5%

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
stockholders”. Covanta’s Certificate of Incorporation contains stock transfer restrictions that were designed to help preserve Covanta’s NOLs by avoiding an ownership change. The transfer restrictions were implemented in 1990, and Covanta expects that they will remain in-force as long as Covanta has NOLs. Covanta cannot be certain, however, that these restrictions will prevent an ownership change.
      Reductions in Covanta’s NOLs could occur in connection with the administration and wind-up of the grantor trusts discussed above. During or at the conclusion of the administration of these grantor trusts, material taxable income could result which could utilize a substantial portion of Covanta’s NOLs which in turn could materially reduce Covanta’s cash flow and ability to service its debt. The impact of a material reduction in Covanta’s NOLs could cause an event of default under the Credit Facilities, and/or a reduction of a substantial portion of Covanta’s deferred tax assets relating to such NOLs.
      Covanta has received preliminary information which raises the possibility that it may recognize taxable income in connection with the conclusion of the administration of the grantor trusts. However, after reviewing the preliminary information, Covanta determined that it was insufficient to warrant inclusion of taxable income in its 2004 tax filing based on such preliminary information. Covanta is in discussions with the representatives of the grantor trusts in order to obtain additional information regarding the potential amount of includible taxable income and to clarify the treatment of certain liabilities and the manner of distributions to claimsholders in insolvency proceedings.
      If Covanta’s existing insurance business were to require capital infusions in order to meet certain regulatory capital requirements, and were Covanta to fail to provide such capital, some or all of its subsidiaries comprising the insurance business could enter insurance insolvency or bankruptcy proceedings. In such event, such subsidiaries may no longer be included in Covanta’s consolidated tax return and a portion, which could constitute a significant portion, of Covanta’s remaining NOLs may no longer be available to it. There may also be a significant inclusion of taxable income in Covanta’s Federal consolidated tax return.
      Covanta’s provision for income taxes in the condensed consolidated statements of operations also includes certain state and other taxes. Tax filings for these jurisdictions do not consolidate the activity of the grantor trusts referred to above and reflect preparation on a separate company basis. For further information, reference is made to Note 25 of the Notes to the Consolidated Financial Statements included in Covanta’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.

Note 13.	Stockholders’ Equity
      In connection with a pro rata rights offering to all stockholders on May 27, 2005, Covanta issued approximately 66.7 million additional shares of common stock for approximately $400 million of gross proceeds, as more fully described in Note 3. Acquisitions and Dispositions of the Notes. As of September 30, 2005, there were approximately 141.2 million shares of common stock issued and outstanding.
      Covanta is expected to complete its previously announced rights offering for up to 3.0 million shares of its common stock to certain holders of 9.25% debentures issued by Covanta Energy prior to its reorganization, at a purchase price of $1.53 per share which Covanta is required to complete in order to satisfy its obligations as the sponsor of Covanta Energy’s Reorganization Plan (the “9.25% Offering”). This 9.25% Offering will be made solely to holders of the $100 million of principal amount of 9.25% debentures due 2022 issued by Covanta Energy who voted in favor of the Reorganization Plan on January 12, 2004 or were authorized to participate by the Bankruptcy Court. Covanta executed a letter agreement with Laminar on January 31, 2005 pursuant to which Covanta agreed that if the 9.25% Offering did not close prior to commencement of the Ref-Fuel Rights Offering, that it would revise the terms of the 9.25% Offering so that participants in the 9.25% Offering are offered up to 2.7 million additional shares of Covanta’s common stock at the same $6.00 per share purchase price as in the Ref-Fuel Rights Offering. Covanta filed a registration statement with the SEC to register the 9.25% Offering, which registration statement has not been declared effective. Since the 9.25%

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Offering was not commenced prior to the Ref-Fuel Rights Offering, Covanta will amend and restructure the 9.25% Offering in accordance with its agreement.

Note 14.	Business Segments
      Given the significance of the Covanta Energy and Ref-Fuel acquisitions to Covanta’s business results of operations and financial condition, Covanta decided, during the third quarter of 2005, to combine the previously separate business segments of Insurance Services and Parent into one reportable segment called Other Services. Covanta currently has two reportable business segments — Waste and Energy Services and Other Services.
      Waste and Energy Services develops, constructs, owns and operates for others key infrastructure for the disposal of waste (primarily waste-to-energy) and independent power production facilities in the United States and abroad. Covanta also has one water facility in this segment. The Other Services segment is comprised of Covanta’s insurance business, which writes property and casualty insurance in California, and the parent company which primarily receives income from its investments and incurred general and administrative expenses prior to the acquisition of Covanta Energy.
      The accounting policies of the reportable segments are consistent with those described in Covanta’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. Segment results are shown below (in thousands of dollars):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Operating Revenues:
Waste and Energy Services
Domestic	$265,558	$135,869	$559,339	$311,636
International	32,312	31,158	104,605	74,189

Subtotal Waste and Energy Services	297,870	167,027	663,944	385,825
Other Services	3,620	4,595	11,457	16,550

Total operating revenues	$301,490	$171,622	$675,401	$402,375

Income (loss) from segment operations:
Waste and Energy Services
Domestic	$61,325	$19,763	$95,487	$48,249
International	3,558	2,569	11,704	10,216

Subtotal Waste and Energy Services	64,883	22,332	107,191	58,465
Other Services	108	(624)	473	(2,201)

Total operating income	64,991	21,708	107,664	56,264
Other income (expense):
Interest income	1,657	836	3,530	2,002
Interest expense	(30,701)	(10,541)	(59,053)	(33,267)
Gain on derivative instrument, unexercised ACL warrants	10,578	—	14,796	—

Income before income taxes, minority interests and equity in net income from unconsolidated investments	$46,525	$12,003	$66,937	$24,999

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The acquisition of Ref-Fuel substantially increased the assets in the Waste and Energy Services segment. Identifiable assets were as follows (in thousands of dollars).

	September 30,	December 31,
	2005	2004

Waste and Energy Services	$4,567,299	$1,814,042
Other Services	138,995	125,039

Consolidated assets	$4,706,294	$1,939,081

Note 15.	Pension and Other Postretirement Benefits
      Net periodic defined pension benefit expense for Covanta Energy were as follows (in thousands of dollars):

	Pension Benefits

	For the Three			For the Period
	Months Ended		For the Nine	March 11,
	September 30,		Months Ended	through
			September 30,	September 30,
	2005	2004	2005	2004

Service cost	$1,805	$2,077	$5,417	$4,638
Interest cost	997	861	2,992	1,922
Expected return on plan assets	(753)	(588)	(2,261)	(1,313)

Net periodic benefit cost	$2,049	$2,350	$6,148	$5,247

	Other Postretirement Benefits

	For the Three			For the Period
	Months Ended		For the Nine	March 11,
	September 30,		Months Ended	through
			September 30,	September 30,
	2005	2004	2005	2004

Interest cost	$165	$169	$493	$377

Net periodic benefit cost	$165	$169	$493	$377

      Covanta Energy has recorded a pension plan liability equal to the amount that the present value of projected benefit obligations (using a discount rate of 5.75%) exceeded the fair value of pension plan assets at March 10, 2004 in accordance with the provisions of SFAS No. 141. Covanta Energy made contributions of $3.2 million and $6.2 million to the plan in the nine months ended September 30, 2005 and for the period of March 11, through September 30, 2004, respectively.
      Net periodic defined pension benefit expense was not significant for Covanta’s insurance business for the nine months ended September 30, 2005 and 2004.
      During the third quarter of 2005, Covanta announced it would freeze the Covanta Energy pension plan effective December 31, 2005. All active employees who are eligible participants in the Covanta Energy Pension Plan as of December 31, 2005 will be 100% vested, and have a nonforfeitable right to this benefit as of such date. Beginning January 1, 2006, all eligible employees will receive a company contribution into a new defined contribution retirement plan.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.	Financial Instruments

ACL Warrants
      On January 12, 2005, two subsidiaries of Covanta received warrants to purchase 168,230 shares of common stock of ACL at $12.00 per share. The number of shares and exercise price subject to the warrants were subsequently adjusted to 672,920 shares at an exercise price of $3.00 per share, as a result of a four for one stock split effective as of August 2005. The warrants were given by certain of the former creditors of ACL under the ACL plan of reorganization. Covanta’s investment in ACL was written down to zero in 2003.
      Covanta recorded the warrants as a derivative security in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). Covanta recorded the warrants at their aggregate fair value of $0.8 million on the grant date and marked the warrants to their fair value of $5.0 million as of June 30, 2005. On October 7, 2005, ACL issued 7.5 million shares in an initial public offering. Based on market quotes as of September 30, 2005, Covanta recorded a mark-to-market adjustment for the period ended September 30, 2005 which increased the value of its investment in ACL warrants to $15.6 million in the condensed consolidated balance sheet and recorded a corresponding pre-tax gain on derivative instruments of $10.6 million in the condensed consolidated statements of operations for the three months ended September 30, 2005. See Note 19. Subsequent Events of the Notes for a discussion related to the ACL shares sold in October 2005.

Interest Rate Swaps
      As described in Note 11. Credit Arrangements and Long-Term Debt of the Notes, Covanta Energy is required to enter into hedging arrangements with respect to a portion of its exposure to interest rate changes with respect to its borrowing under the Credit Facilities. On July 8, 2005, Covanta Energy entered into two pay fixed, receive floating interest rate swap agreements with a total notional amount of $300 million. These swaps were designated as cash flow hedges in accordance with SFAS No. 133, accordingly, unrealized gains or losses will be deferred in other comprehensive income until the hedged cash flows affect earnings. The impact of the swaps was to increase interest expense for the three months ended September 30, 2005 by $0.5 million. As of September 30, 2005, the net after-tax deferred gain in other comprehensive income was $1.0 million ($1.5 million before income taxes, which is recorded in other assets).

Note 17.	Commitments and Contingent Liabilities
      Covanta and/or its subsidiaries are party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to its business. Covanta assesses the likelihood of potential losses on an ongoing basis and when losses are considered probable and reasonably estimable, records as a loss an estimate of the ultimate outcome. If Covanta can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.

Covanta Energy Corporation
      Generally, claims and lawsuits against Covanta Energy and its subsidiaries that had filed bankruptcy petitions and subsequently emerged from bankruptcy arising from events occurring prior to their respective petition dates, have been resolved pursuant to the Covanta Energy Reorganization Plan, and have been discharged pursuant to the March 5, 2004 order of the Bankruptcy Court which confirmed the Covanta Energy Reorganization Plan. However, to the extent that claims are not dischargeable in bankruptcy, such claims may not be discharged. For example, the claims of certain persons who were personally injured prior to the petition date but whose injury only became manifest thereafter may not be discharged pursuant to the Covanta Energy Reorganization Plan.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Matters
      Covanta Energy’s operations are subject to environmental regulatory laws and environmental remediation laws. Although Covanta Energy’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, Covanta Energy believes that it is in substantial compliance with existing environmental laws and regulations.
      Covanta Energy may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and/or analogous state laws. In certain instances, Covanta Energy may be exposed to joint and several liabilities for remedial action or damages. Covanta Energy’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, and the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations. Generally such claims arising prior to the first petition date were resolved in and discharged by Covanta Energy’s Chapter 11 cases.
      The potential costs related to the matters described below and the possible impact on future operations are uncertain due in part to the complexity of governmental laws and regulations and their interpretations, the varying costs and effectiveness of cleanup technologies, the uncertain level of insurance or other types of recovery and the questionable level of Covanta Energy’s responsibility. Although the ultimate outcome and expense of any litigation, including environmental remediation, is uncertain, Covanta Energy believes that the following proceedings will not have a material adverse effect on Covanta Energy’s consolidated financial position or results of operations.

1.	In June 2001, the EPA named Covanta Energy’s wholly-owned subsidiary, Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties (“PRPs”) at Beede Waste Oil Superfund Site, Plaistow, New Hampshire, a former waste oil recycling facility. The total quantity of waste oil alleged by the EPA to have been disposed of by PRPs at the Beede site is approximately 14.3 million gallons, of which Covanta Haverhill’s contribution is alleged to be approximately 44,000 gallons. On January 9, 2004, the EPA signed its Record of Decision with respect to the cleanup of the site. The estimated cost to implement the remedial alternative selected in the Record of Decision is $48 million. By letter dated September 28, 2005, the EPA invited Covanta Haverhill and 94 other PRPs including, among others, those PRPs that are alleged to have contributed more than 20,000 gallons of waste oil to the Beede site, to negotiate the voluntary performance and/or financing of the site cleanup, including reimbursement of past costs incurred to date by the EPA and the State of New Hampshire Department of Environmental Services (“DES”). Covanta Haverhill, Inc. is a member of a PRP group at the Beede site and expects to participate in settlement negotiations with the EPA and DES as part of that PRP group. Covanta Haverhill, Inc.’s share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta Energy believes that based on the amount of waste oil materials Covanta Energy Haverhill, Inc. is alleged to have sent to the site, its liability will not be material to Covanta Energy’s results of operation and financial position.

2.	By letters dated August 13, 2004 and May 3, 2005, EPA notified Covanta Essex Company (“Essex”), formerly named American Ref-Fuel Company of Essex County, that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (“LPRSA”), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 PRPs named thus far. EPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. EPA’s notice letters state that Essex may be liable for costs related to a proposed

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$10 million study of the Lower Passaic River, for certain past costs incurred by EPA totaling approximately $2.8 million, and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes any releases from its site to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex’ ultimate liability in the matter, including for natural resource damage. Given the uncertainty, Essex has entered an arrangement with USEPA and the cooperating PRP group to settle the potential liability Essex might have for the $2.8 million in past costs incurred by EPA, by contributing $250,000 to the cost of the study and by sharing in certain past and ongoing legal fees and other costs of the cooperating PRP group.

Other Matters
      The Covanta Energy subsidiaries (collectively “Covanta Warren”) which operate the waste-to-energy facility in Warren County, New Jersey (the “Warren Facility”) and the Pollution Control Financing Authority of Warren County (“Warren Authority”) have been engaged in negotiations for an extended time concerning a potential restructuring of the parties’ rights and obligations under various agreements related to Covanta Warren’s operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 Federal court of appeals decision invalidating certain of the State of New Jersey’s waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to an agreement with the Warren Authority which modifies the existing service agreement. Principal on the Warren Facility project debt is due annually in December of each year, while interest is due semi-annually in June and December of each year. The State of New Jersey has provided sufficient funds to the project bond trustee to pay principal and interest to bondholders when due during 2004 and 2005.
      Also as part of Covanta Energy’s emergence from bankruptcy, Covanta Energy and Covanta Warren entered into several agreements approved by the Bankruptcy Court that permit Covanta Warren to reimburse Covanta Energy for employees and employee-related expenses, provide for payment of a monthly allocated overhead expense reimbursement in a fixed amount, and permit Covanta Energy to advance up to $2 million in super-priority debtor-in-possession loans to Covanta Warren in order to meet any liquidity needs. As of September 30, 2005, Covanta Warren owed Covanta Energy $1.4 million.
      In September 2005, Covanta Warren facility filed a reorganization plan after they reached agreements with the Warren Authority and various contract counterparties. Covanta Energy expects Covanta Warren will emerge from bankruptcy prior to December 31, 2005 and that after such emergence they will be consolidated in Covanta’s financial statements. As a condition to the consummation of the reorganization plan, Covanta Warren expects to pay approximately $15 million to satisfy all amounts then due with respect to the outstanding project debt, and to pay certain amounts to project creditors and the Warren Authority. The reorganization plan also contemplates that Covanta Warren and the Warren Authority will enter into certain agreements pursuant to which Covanta Warren will own and operate the Warren Facility for its own account, without a committed supply of waste from the Warren Authority or other municipal entities, and that the Warren Authority will provide ash disposal services to Covanta Warren at its landfill adjacent to the Warren facility. Under the reorganization plan, Covanta Warren’s creditors filed claims are expected to be paid in full, in cash. A hearing is scheduled to be held on December 1, 2005 at which time the Bankruptcy Court will consider confirmation of the reorganization plan.
      In the event the parties are unable to timely reach agreement and/or Covanta Warren is unable to consummate such reorganization plan, the debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Warren, assume or reject one or more executory contracts related to the Warren Facility, attempt to file a plan of reorganization on a non-consensual basis, or liquidate Covanta Warren. In such an event, creditors of Covanta Warren may receive little or no recovery on account of their claims.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Commitments
      Covanta Energy’s other commitments as of September 30, 2005 were as follows (in thousands of dollars):

	Commitments Expiring by Period

		Less Than	More Than
	Total	One Year	One Year

Letters of credit issued	$306,329	$19,275	$287,054
Surety bonds	44,948	—	44,948

Total other commitments — net	$351,277	$19,275	$332,002

      The letters of credit were issued pursuant to the facilities described in Note 11. Credit Arrangements and Long-Term Debt of the Notes to secure Covanta Energy’s performance under various contractual undertakings related to its domestic and international projects, or to secure obligations under its insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.
      Some of these letters of credit reduce over time as well, and one of such reducing letters of credit may be cancelled if Covanta Energy receives an investment grade rating from both Moody’s Investors Service and Standard & Poor’s. As of September 30, 2005, Covanta Energy had approximately $35.7 million in available capacity for additional letters of credit under its Funded L/C Facility.
      Covanta Energy believes that it will be able to fully perform its contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of its performance obligations. If any of Covanta Energy’s letters of credit were to be drawn under its current debt facilities, the amount drawn would be immediately repayable to the issuing bank. If Covanta Energy were unable to immediately repay such amounts drawn under letters of credit, unreimbursed amounts would be treated under the Credit Facilities as additional term loans issued under the First Lien Facilities.
      The surety bonds listed on the table above relate primarily to assumed contracts from Ref-Fuel ($35.3 million) and possible closure costs for various energy projects when such projects cease operating ($9.6 million). Were these bonds to be drawn upon, Covanta Energy would have a contractual obligation to indemnify the surety company.
      Covanta Energy and certain of its subsidiaries have issued or are party to performance guarantees and related contractual support obligations undertaken mainly pursuant to agreements to construct and operate certain waste-to-energy and a water facility. With respect to its domestic businesses, Covanta Energy and certain of its subsidiaries have issued guarantees to municipal clients and other parties that Covanta Energy’s subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Such contractual damages or other obligations could be material, and in circumstances where one or more subsidiary’s contract has been terminated for its default, such damages could include amounts sufficient to repay project debt. For facilities owned by municipal clients and operated by Covanta Energy, Covanta Energy’s potential maximum liability as of September 30, 2005 associated with the repayment of the municipalities’ project debt on such facilities was in excess of $1 billion. This amount was not recorded as a liability in Covanta Energy’s condensed consolidated balance sheet as of September 30, 2005 as Covanta Energy believes that it had not incurred such liability at the date of the financial statements. Additionally, damages payable under such guarantees on Covanta Energy-owned waste-to-energy facilities could expose Covanta Energy to recourse liability on project debt. Covanta Energy also believes that it has not incurred such damages at the date of the financial statements. If Covanta Energy is asked to perform under one or more of such guarantees, its liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt, which is presently not estimable.

COVANTA HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
      With respect to its international businesses, Covanta Energy has issued guarantees of certain of CPIH’s operating subsidiaries contractual obligations to operate power projects. The potential damages owed under such arrangements for international projects may be material.
      Depending upon the circumstances giving rise to such domestic and international damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than Covanta Energy’s then-available sources of funds. To date, Covanta Energy has not incurred material liabilities under its guarantees, either on domestic or international projects.

Note 18.	Related-Party Transactions
      ACL was an indirect, wholly-owned subsidiary of Covanta prior to ACL’s bankruptcy proceedings. At that same time, SZ Investments, LLC’s equity ownership in Covanta was approximately 18%. SZ Investments, LLC is affiliated with Samuel Zell, Covanta’s current Chairman of the Board of Directors. Another affiliate of Mr. Zell, HY I Investments, LLC, was a holder of approximately 42% of ACL’s Senior Notes and PIK Notes. The holders of ACL’s Senior Notes were among the class of grantors of the warrants to subsidiaries of Covanta.
      SZ Investments, TAVF and Laminar, representing ownership of approximately 40.4% of Covanta’s outstanding common stock, each participated in Ref-Fuel Rights Offering and acquired at least their respective pro rata portion of the shares. As consideration for their commitments, Covanta paid each of these stockholders an amount equal to 1.75% of their respective equity commitments, which in the aggregate was $2.8 million. Covanta also agreed to amend an existing registration rights agreement to provide these stockholders with the right to demand that Covanta undertake an underwritten offering within twelve months of the closing of the acquisition of Ref-Fuel in order to provide such stockholders with liquidity.
      Covanta executed a letter of agreement with Laminar on January 31, 2005 pursuant to which Covanta agreed that if the 9.25% Offering did not close prior to the Ref-Fuel Rights Offering, that it would revise the terms of the 9.25% Offering so that participants in the 9.25% Offering are offered up to 2.7 million additional shares of Covanta’s common stock at the same $6.00 per share purchase price as in the Ref-Fuel Rights Offering. Covanta filed a registration statement with the SEC to register the 9.25% Offering, which registration statement has not been declared effective. Since the 9.25% Offering was not commenced prior to the Ref-Fuel Rights Offering, Covanta will amend and restructure the 9.25% Offering in accordance with its agreement.

Note 19.	Subsequent Events
      During October 2005, Covanta monetized its investment in the 672,920 ACL warrants it owned and converted into shares of ACL’s common stock. The average gross selling price was $26.79 per share and resulted in net cash proceeds of $18 million and a realized gain of $16 million. As of September 30, 2005, Covanta had recognized approximately $15.6 million in unrealized gains related to these shares. As a result, Covanta will recognize an additional $0.4 million realized gain in the fourth quarter of 2005.
      In the corporate rehabilitation proceedings of Magellan Cogeneration, Inc. (“MCI”) in the Philippines, on October 20, 2005, the Court approved a Rehabilitation Plan involving a debt-to-equity swap and debt restructuring. Under the approved Rehabilitation Plan, Covanta’s present 100% equity interest in MCI will be reduced to approximately 30% and various creditors will hold the remaining 70% of the equity. MCI’s remaining debt will be restructured into several tranches with quarterly amortization over 15 years. The restructured debt will be Peso denominated and the interest rates on the several tranches will range from 0% to 3% per annum. Covanta is to retain “management control” of MCI and will receive an annual management fee. Project disbursements will remain subject to approval of the Court-appointed Receiver during the 15 year pay-down of the restructured debt.

APPENDIX C
Consolidated Financial Statements of Covanta ARC Holdings, Inc. and Subsidiaries

Consolidated Financial Statements for Covanta ARC Holdings, Inc. and Subsidiaries as of December 31, 2004 and 2003 and for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003 and the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002:

Reports of Independent Registered Public Accounting Firms	C-2
Consolidated Balance Sheets	C-5
Consolidated Statements of Operations and Comprehensive Income	C-6
Consolidated Statements of Stockholders’ Equity	C-7
Consolidated Statements of Cash Flows	C-8
Notes to Consolidated Financial Statements	C-9

Consolidated Financial Statements of Covanta Ref-Fuel Holdings LLC and Subsidiaries as of December 31, 2004 and 2003 and the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 and the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002:

Reports of Independent Registered Public Accounting Firm	C-38
Consolidated Balance Sheets	C-40
Consolidated Statements of Operations and Comprehensive Income	C-41
Consolidated Statements of Members’ Equity	C-42
Consolidated Statements of Cash Flows	C-43
Notes to Consolidated Financial Statements	C-44

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
American Ref-Fuel Holdings Corp. and Subsidiaries:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of American Ref-Fuel Holdings Corp. and Subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 15, 2005

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
American Ref-Fuel Holdings Corp. and Subsidiaries:
      In our opinion, the accompanying consolidated statement of operations and comprehensive income, of stockholders’ equity and of cash flows for the period January 1, 2003 through December 12, 2003 present fairly, in all material respects, the results of operations and cash flows of American Ref-Fuel Holdings Corp. and Subsidiaries (the “Company”), in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
June 30, 2004

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
American Ref-Fuel Holdings Corp.:
      We have audited the accompanying consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of American Ref-Fuel Holdings Corp. and subsidiaries for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of Ref-Fuel Holdings LLC (a 50-percent owned investee company). The Company’s equity in earnings of Ref-Fuel Holdings LLC was approximately $52.9 million for the year ended December 31, 2002. The consolidated financial statements of Ref-Fuel Holdings LLC were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Ref-Fuel Holdings LLC, is based solely on the report of the other auditors.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.
      In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of American Ref-Fuel Holdings Corp. and subsidiaries for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Short Hills, New Jersey
April 11, 2003, except for the reclassifications
     described in the second and sixth paragraphs of
     Note 4, which are as of June 24, 2004

American Ref-Fuel Holdings Corp. and Subsidiaries
Consolidated Balance Sheets

	December 31,

	2004	2003

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$88,945	$17,537
Restricted cash and cash equivalents	73,103	—
Receivables, net of allowance of $1,491 and $954	72,027	94
Income tax receivable	4,338	3,760
Prepaid expenses and other current assets	12,846	907
Assets of business held for sale	—	184,521

Total current assets	251,259	206,819
Restricted cash and cash equivalents	90,971	—
Property, plant and equipment, net	1,187,178	—
Intangible assets, net	542,877	10,383
Goodwill	123,984	—
Equity investments	—	488,002
Other assets	4,806	237

Total assets	$2,201,075	$705,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$48,879	$7,539
Deferred income taxes	—	4,012
Current portion of long-term debt	87,184	—
Accrued interest	22,115	2,527
Liabilities of businesses held for sale	—	141,273

Total current liabilities	158,178	155,351
Long-term debt, less current portion	1,383,829	308,179
Deferred income taxes	149,419	116,875
Other liabilities	224,649	133

Total liabilities	1,916,075	580,538

Commitments and contingencies (Note 19 )
Minority interest in consolidated subsidiary	742	—

Stockholders’ equity:
Common stock, Class A, 263,987 of $0.001 par value issued in 2004 and 1,000 of $0.01 issued in 2003	1	1
Additional paid-in capital	300,306	123,908
Retained earnings	(16,049)	994

Total stockholders’ equity	284,258	124,903

Total liabilities and stockholders’ equity	$2,201,075	$705,441

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

	(In thousands)
Revenues
Waste disposal and related services	$194,950	$—	$—	$—
Energy	93,188	—	—	—
Other	10,506	—	—	—

Total net revenues	298,644	—	—	—

Expenses
Operating	116,089	—	—	—
Depreciation and amortization	45,154	4	258	281
General and administrative	30,216	358	4,634	7,548
Transaction costs related to MSW Merger	—	—	16,600	—
Loss on asset retirements	1,765	—	—	—

Total operating costs and expenses	193,224	362	21,492	7,829

Operating income	105,420	(362)	(21,492)	(7,829)
Interest income	2,967	133	519	616
Interest expense	(69,219)	(2,677)	(10,651)	(12,202)
Loss on extinguishment of debt	—	—	(1,655)	—
Equity in net earnings of unconsolidated subsidiaries	6,148	3,969	50,204	52,898
Minority interest in net income of subsidiaries	(12,283)	—	—	—
Other, net	303	—	3,278	2,020

Income before income taxes	33,336	1,063	20,203	35,503
Provision for income taxes	17,818	498	12,362	15,639

Income from continuing operations	15,518	565	7,841	19,864

Discontinued operations:
Income from discontinued operations net of income tax expense of $5,373, $382, $3,310 and $418, respectively	5,589	429	2,888	2,612
Loss on disposal of discontinued operations, net of income tax benefit of $0, $0, $0, $(3,238), respectively	—	—	—	(10,427)

Income (loss) from discontinued operations	5,589	429	2,888	(7,815)

Net income	21,107	994	10,729	12,049
Other comprehensive (loss) income	(211)	—	—	502

Comprehensive income	$20,896	$994	$10,729	$12,551

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

	Participating				Accumulated
	Convertible	Common	Additional		Comprehensive		Deferred	Total
	Preferred	Stock —	Paid-In	Retained	Income	Treasury	Compensation	Stockholders’
	Stock	Class A	Capital	Earnings	(Loss)	Stock	Plan	Equity

	(In thousands)
Balance at January 1, 2002 (Predecessor)	$70,955	$18	$3,982	$36,123	$(502)	$—	$—	$110,576
Modification of stock options	—	—	2,589	—	—	—	—	2,589
Exercise of stock options	—	—	194	—	—	(194)	—	—
Shares received for taxes on stock options	—	—	—	—	—	(32)	—	(32)
Stock contributed to deferred compensation plan	—	—	2,160	—	—	—	(2,160)	—
Comprehensive income	—	—	—	12,049	502	—	—	12,551

Balance at December 31, 2002	70,955	18	8,925	48,172	—	(226)	(2,160)	125,684
Acceleration of stock option vesting	—	—	713	—	—	—	—	713
Exercise of stock options	—	4	2,389	—	—	(726)	—	1,667
Shares received for taxes on stock options	—	—	—	—	—	(108)	—	(108)
Stock contributed to deferred compensation plan	—	—	6,976	—	—	—	(6,976)	—
Comprehensive income	—	—	—	10,729	—	—	—	10,729

Equity prior to the MSW Transaction (Predecessor)	$70,955	$22	$19,003	$58,901	$—	$(1,060)	$(9,136)	$138,685

Balance at December 12, 2003	$—	$1	$123,908	$—	$—	$—	$—	$123,909
Comprehensive income	—	—	—	994	—	—	—	994

Balance at December 31, 2003	—	1	123,908	994	—	—	—	124,903
Unrealized gain on investment from the consolidation of Ref-Fuel Holdings	—	—	—	—	211	—	—	211
Contribution of Senior Notes	—	—	40,000	—	—	—	—	40,000
Equity contributed in the August 31 Transactions	—	—	136,398	—	—	—	—	136,398
Comprehensive income	—	—	—	21,107	(211)	—	—	20,896
Dividends paid	—	—	—	(38,150)	—	—	—	(38,150)

Balance at December 31,2004	$—	$1	$300,306	$(16,049)	$—	$—	$—	$284,258

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

	(Dollars in thousands)
Cash flows from operating activities
Net income	$21,107	$994	$10,729	$12,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,239	174	17,329	21,254
Deferred income taxes	18,895	712	11,932	8,834
Revenue contract levelization	15,163	—	—	—
Interest on loss contracts	1,410	—	—	—
Reversal of provision for accounts receivable	—	—	(664)	(5,028)
Noncash compensation charge for altering options	—	—	713	2,192
Accrued interest added to principal on note	—	—	5,350	4,800
Loss (gain) on asset retirements	1,765	—	(414)	369
Loss on sale of subsidiary	—	—	—	13,665
Earnings from equity investments	(6,148)	(3,969)	(50,802)	(53,347)
Distributions from equity investments	31,500	—	36,791	47,555
Loss on refinancing and extinguishment of debt	—	—	1,655	19,050
Minority interests in net income (loss) of subsidiaries	12,283	(454)	3,043	4,683
Changes in assets and liabilities:
Receivables	901	(3,204)	6,997	(401)
Prepaid expenses and other current assets	(1,844)	83	374	249
Other long-term assets	4,466	—	—	—
Accounts payable, and other current liabilities	(3,561)	(1,310)	2,693	1,660
Income taxes payable	(10,017)	880	3,132	(352)
Accrued interest	(3,659)	2,983	(135)	(1,863)
Other accrued liabilities	2,730	16	(3,942)	306

Net cash provided by (used in) operating activities	154,230	(3,095)	44,781	75,675

Cash flows from investing activities:
Capital expenditures	(13,047)	—	(1,049)	(4,381)
Payments (to) from restricted cash investments	(18,308)	6,046	(5,327)	328
Proceeds from sale of subsidiaries	42,508	(5,498)	—	(19,046)
Proceeds from sale of interest in note receivable	—	—	425	—
Proceeds from sale of equipment	50	—	68	249
Payments for intangible assets	(2,055)	—	(26)	(5,158)
Cash from the consolidation of unconsolidated subsidiary	40,238	—	—	—
Acquisitions, net of cash acquired	7,678	—	—	(12,617)

Net cash provided by (used in) investing activities	57,064	548	(5,909)	(40,625)

Cash flows from financing activities:
Proceeds from long-term debt	—	310,000	—	162,300
Payments on long-term debt	(100,244)	(1,821)	(143,132)	(138,212)
Payment of debt issuance costs	—	(9,216)	(363)	(3,927)
Distributions to minority shareholders in consolidated subsidiaries	(1,492)	—	(955)	(1,575)
Dividends paid	(38,150)	—	—	—
Capital contributions	—	123,909	—	—
Exercise of stock options and warrants	—	—	1,667	—
Advance from MSW Merger	—	—	32,686	—
Payments pursuant to MSW Merger	—	(408,657)	—	—

Net cash (used in) provided by financing activities	(139,886)	14,215	(110,097)	18,586

Net change in cash and cash equivalents	71,408	11,668	(71,225)	53,636
Cash and cash equivalents at beginning of period	17,537	5,869	77,094	23,458

Cash and cash equivalents at end of period	$88,945	$17,537	$5,869	$77,094

The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation
      American Ref-Fuel Holdings Corp. (Holdings Corp.), formerly known as United American Energy Holdings Corp., and subsidiaries (collectively, the Company) is engaged in the business of acquiring, developing, owning and managing waste and energy-related businesses in the United States. The Company has had investments in and/or manages waste-to-energy facilities, transfer stations, landfills, electric-generating facilities and steam cogeneration facilities.
      Prior to the MSW Transaction on December 12, 2003, as defined and described in Note 3, the Company primarily derived its revenue from: (i) the sale of electrical energy and capacity, thermal energy and waste disposal services; (ii) earnings on equity investments; and (iii) providing operation and management services to various energy businesses for fixed and variable fees. Following the MSW Transaction, the Company sold several of its operating subsidiaries to a wholly-owned subsidiary of Delta Power Company, LLC (Delta) on December 15, 2003. As of December 31, 2003, the Company had a 50% equity ownership in Ref-Fuel Holdings LLC (Ref-Fuel Holdings), through its ownership of MSW Energy Holdings II LLC (MSW Energy Holdings II), and 100% ownership of UAE Mecklenburg Cogeneration LP, a coal-fired facility in Clarksville, VA (the Mecklenburg Facility). The Company sold the Mecklenburg Facility on August 18, 2004 (see Note 4). As a result of these transactions, the Company’s primary business is the ownership, operation and development of waste-to-energy facilities.
      On April 30, 2004, the Company entered into a series of transactions (Equalization Transactions) which changed its ownership structure. As a result, Holdings Corp. is now owned 60% by affiliates of Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), and 40% by entities managed by AIG Global Investment Corp. (AIGGIC) (collectively, the Control Group).
      Also as a result of the Equalization Transactions, the Company acquired a 0.01% ownership interest in and was named the managing member of MSW Energy Holdings LLC (MSW Energy Holdings), which holds a 49.8% membership interest in Ref-Fuel Holdings. After the Equalization Transactions, MSW Energy Holdings was owned 60% by MSW Acquisition LLC, an affiliate of CSFB Private Equity, and 39.99% by entities managed by AIGGIC.
      As a result of the Equalization Transactions, the Company gained effective control of the operations of Ref-Fuel Holdings, as 99.8% of the interests in Ref-Fuel Holdings were owned by the Control Group as of April 30, 2004. Accordingly, the Company began consolidating Ref-Fuel Holdings and MSW Energy Holdings results of operations, cash flows and balance sheets as of April 30, 2004.
      On August 31, 2004, the Company and certain investment funds affiliated with CSFB Private Equity and certain funds managed by AIGGIC effected a series of transactions that resulted in Holdings Corp. becoming the direct and indirect parent of MSW Energy Holdings (the August 31 Transactions) (see Note 6).
      American Ref-Fuel Company LLC (American Ref-Fuel, ARC, or ARC LLC), a wholly-owned subsidiary of Ref-Fuel Holdings, owns partnerships that develop, own and operate waste-to-energy facilities, which combust municipal solid waste and produce energy in the form of electricity and steam. Through such partnerships, American Ref-Fuel owns or controls six waste-to-energy facilities located in the northeastern United States (the ARC operating facilities). The subsidiaries of American Ref-Fuel that operate the ARC operating facilities (the ARC operating companies) derive revenue principally from disposal or tipping fees received for accepting waste and from the sale of electricity and steam produced by those facilities. ARC subsidiaries include: (a) American Ref-Fuel Company (Ref-Fuel Management); (b) TransRiver Marketing Company, L.P. (TransRiver); (c) American Ref-Fuel Company of Hempstead (Hempstead); (d) American Ref-Fuel Company of Essex County (Essex); (e) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (f) American Ref-Fuel Company of Niagara, L.P. (Niagara); (g) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (h) American Ref-Fuel Operations of Semass, L.P. (Semass Operator);

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
and (i) American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley) (collectively referred to as the American Ref-Fuel Partnerships).

2.	Summary of significant accounting policies

Principles of consolidation
      The accompanying consolidated financial statements include the accounts of Holdings Corp., its wholly-owned subsidiaries including MSW Energy Holdings LLC and MSW Energy Holdings II LLC, and Ref-Fuel Holdings. Prior to the Equalization Transactions, the Company’s investment in Ref-Fuel Holdings was accounted for using the equity method of accounting. As a result of the Equalization Transactions and the associated acquisition of MSW Energy Holdings, the Company has effective control of Ref-Fuel Holdings and MSW Energy Holdings and as of April 30, 2004, is consolidating their results of operations, cash flows, and balance sheets. All significant intercompany transactions and balances have been eliminated in consolidation. The minority interests shown relate to Duke’s 0.2% interest in Ref-Fuel Holdings and, for the period from April 30, 2004 through August 31, 2004, the 99.99% nonmanaging interests in MSW Energy Holdings.

Reclassifications
      Certain reclassifications have been made to the prior years to conform to the current years’ presentation.

Use of estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements; (b) disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Cash and cash equivalents
      Cash and cash equivalents include cash balances and unrestricted short-term investments with original maturities of three months or less.

Restricted cash and cash equivalents
      The Company is required to maintain cash and investment balances that are restricted by provisions of its debt, operational or lease agreements, and obligations under the Duke Agreement, as described below. These amounts are held by financial institutions in order to comply with contractual provisions requiring such reserves.
      Restricted cash and investments are invested in accounts earning market rates; therefore, the carrying value approximates fair value. Restricted cash and investments are excluded from cash and cash equivalents in the accompanying financial statements, and changes in these assets are characterized as investing activities in the consolidated statements of cash flows. Restricted cash and investments include certain investments stated at amortized cost, which approximates market, including debt securities that are classified as “held-to-maturity” as the Company has the intent and ability to hold the securities to maturity. The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of this statement,

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
investments that are classified as available-for-sale are marked to market with unrealized gains and losses reported as a component of other comprehensive income. The Company’s only investment classified as available-for-sale was sold during 2004.

Fair value of financial instruments
      Unless disclosed otherwise, all other financial instruments of the Company are stated at cost, which management believes approximates fair market value.

Property, plant and equipment
      Property, plant and equipment are stated at cost. The Company provides for depreciation of its assets using the straight-line method over the estimated useful lives.
      Routine repairs and maintenance are charged against current operations. Expenditures that increase value, increase capacity or extend useful lives are capitalized.
      When property and equipment are retired, sold, or otherwise disposed of, the cost, net of accumulated depreciation, is removed from the accounts and any resulting gain or loss is included in operating income for the period.
      The Company maintains a supply of various spare parts integral to its operations. Certain spare parts that are not expected to be used within the upcoming year have been classified as long-term spare parts inventory within property, plant and equipment.
      Landfill costs, including original acquisition cost and incurred construction costs, are amortized over the estimated capacity of the landfill based on a per-unit basis as landfill space is consumed.
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management periodically reviews long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If factors indicate that an asset should be evaluated for possible impairment, management compares estimated undiscounted future operating cash flows associated with the asset to its carrying amount. If the carrying amount of the asset is greater than undiscounted future operating cash flows, an impairment loss is calculated and recognized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill
      Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired and the liabilities assumed. In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the Company performs an annual fair value test of its recorded goodwill for its reporting units using a discounted cash flows approach. As of December 31, 2004, the Company’s estimate of the fair value indicated no impairment of goodwill in its annual assessment.

Intangible assets
      Energy contract intangibles represent the amount by which the contract rates in long-term energy sales contracts held by certain subsidiaries of the Company exceeded fair value on the dates that these subsidiaries were acquired. These contract-related intangibles are amortized into income as a reduction of energy revenues on a straight-line basis over the remaining terms of the applicable contracts, which range from five to fifteen years.
      Waste contract intangibles represent the amount by which the contract rates in long-term waste sales contracts held by Hempstead exceeded fair value on the dates that the partnership was acquired. These

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
contract-related intangibles are being amortized into income as a reduction of waste revenues on a straight-line basis through 2009, the term of the applicable contracts.
      The Company has intangible assets relating to Nitrous Oxide (NOx) emission allowances. These assets have indefinite lives and, as such, are not amortized. Consistent with all the Company’s intangible assets, these are reviewed under the provisions of SFAS No. 142 for potential impairment on an annual basis.
      Deferred financing costs represent certain capitalizable costs incurred by the Company to finance its long-term debt obligations. These costs are amortized to interest expense over the life of the related debt using the effective interest method.

Equity method investment
      Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate.
      The Company’s investment in Ref-Fuel Holdings was accounted for using the equity method of accounting prior to the Equalization Transactions. As a result, the accompanying consolidated results of operations include the Company’s share of net earnings in “Equity in net earnings of Ref-Fuel Holdings” for the period up to April 30, 2004, the periods from December 12, 2003 through December 31, 2003 and January 1, 2003 through December 12, 2003, and the year ended December 31, 2002.

Income Taxes
      The Company accounts for income taxes under the assets and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date. A valuation allowance is provided when necessary to reduce deferred tax assets to amounts expected to be realized.

Other liabilities
      Other current and other long-term liabilities primarily consist of (a) fair value adjustments related to certain operating leases and long-term waste contracts acquired by the Company; (b) deferred revenue; (c) accruals for certain long-term incentive plans; (d) energy contract levelization (see Notes 10 and 14); and (e) the Duke Agreement, as defined below.
      The fair value adjustment related to the operating lease represents the amount by which future rent payments on the Delaware Valley facility lease exceeded the fair market value of that facility as of the acquisition dates. This amount is being amortized as a decrease in facility rent expense on a straight-line basis through 2016, the end of the associated lease.
      The fair value adjustment related to the acquired long-term waste contracts represents the amount by which the fair value of long-term waste sales contracts held by Ref-Fuel Semass and Essex exceeded the contract rates on the dates that the partnerships were acquired. These costs are being amortized as an increase to waste disposal revenues using the straight-line method over the term of the applicable contracts.
      Landfill closure and postclosure costs are also included in other long-term liabilities. The Company accrues landfill closure and postclosure costs as the remaining permitted space of the landfill is consumed over

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
the expected life cycle of the landfill. Landfill retirement costs arising from post-closure obligations, are capitalized as part of the landfill asset, are being amortized consistent with the landfill’s current estimated life.
      Landfill retirement costs arising from final capping obligations are being amortized on a units-of-consumption basis over the estimated number of tons of waste that each final capping event covers.
      The Company is accounting for the long-term power contracts at Ref-Fuel Semass in accordance with Emerging Issues Task Force (EITF) Issues 91-6, Revenue Recognition of Long-Term Power Sales Contracts, and 96-17, Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms, which require the Company to recognize power revenues under these contracts as the lesser of (a) amounts billable under the respective contracts; or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made annually based on the cumulative amounts that would have been recognized had each method been applied consistently from the beginning of the contract. The difference between the amount billed and the amount recognized is included in other long-term liabilities.
      In June, 2003, MSW Energy Holdings acquired their 49.8% interest from an affiliate of Duke Energy Corporation (Duke). In conjunction with the acquisition, they entered into an agreement with Duke Capital Corporation (Duke Capital), an affiliate of Duke (the Duke Agreement) under which MSW Energy Holdings agreed to pay Duke Capital certain future fees in exchange for Duke Capital’s agreement to remain obligated under an existing support agreement related to Ref-Fuel Holdings. The fees payable to Duke Capital escalate over time and a portion of such fees are to be deposited into a restricted account for the benefit of Duke Capital. The Company is in compliance with all of its obligations under this agreement. The present value of the obligation under the Duke Agreement is included in other current and long-term liabilities.

Revenue Recognition
      The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Concentration of Credit Risk
      The Company invests excess cash and funds held in trust in bank deposit accounts, government securities, commercial paper, certificates of deposit and money market investments with a limited number of financial institutions.
      The Company has exposure to credit risk in accounts receivable as the Company disposes of waste for and sells energy to a limited number of customers. The Company maintains adequate reserves for potential credit losses. Furthermore, these and other customers are primarily located in the northeastern region of the United States of America.

Unamortized Debt Premium
      Unamortized debt premium represents the amount by which the fair value of the Company’s debt exceeded par value on the dates that the debt was acquired. These amounts are amortized to interest expense over the life of the related debt using the effective interest method.

Stock-Based Compensation
      The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, (FAS 123) as amended by SFAS No. 148, Accounting for Stock-Based Compensation —

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Transition and Disclosure — an Amendment of FAS No. 123, concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.

Interest Rate Risk Management and Derivatives
      The Company has limited involvement with derivative financial instruments and does not use them for trading or speculative purposes. The Company had a derivative financial instrument, designated a cash flow hedge, outstanding from January 2001 through December 2002, which was marked to market through other comprehensive income. There were no derivative instruments outstanding as of December 31, 2003 and December 31, 2004.

Push-Down Accounting
      On December 12, 2003, MSW Merger LLC (MSW Merger), an affiliate of CSFB Private Equity, merged with and into Holdings Corp. which continues as the surviving company in the merger (Merger). As a result of this transaction, the Company’s assets and liabilities, including the investment in Ref-Fuel Holdings, were revalued to reflect their fair value on the date of acquisition. The value of the assets sold to Delta were determined based on the actual sale price of those assets on December 15, 2003, and the value of the Mecklenburg Project was determined based upon the expected proceeds from its sale.
      Upon consummation of the Merger and taking into account the June 30, 2003 acquisition of membership interest in Ref-Fuel Holdings, the Control Group owns, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and exercises voting power with respect to the remaining 0.2% interest). EITF Topic D-97, Push-Down Accounting, requires that Ref-Fuel Holdings’ financial statements reflect this change in ownership. Accordingly, the aggregate excess of purchase price over the net assets acquired by the MSW Energy Holdings on June 30, 2003 was pushed-down to Ref-Fuel Holdings and its subsidiaries on December 12, 2003 as a result of the Merger. The value assigned reflects the excess of the purchase price paid over the equity of Ref-Fuel Holdings on the acquisition date which has been allocated to the Company’s proportionate share of the fair value of the assets acquired and liabilities assumed, based on an independent valuation of Ref-Fuel Holdings (see Note 5).

Risks and Uncertainties
      The Company’s operations involve a number of significant risks and uncertainties. Factors that could affect its future operating results and cause actual results to vary materially from expectations and adversely affect the Company’s financial condition and prevent it from fulfilling its obligations, include but are not limited to, the Company’s dependency on the operations of the ARC operating companies and the Company’s substantial indebtedness.

3.	Business Combinations

Merger with MSW Merger LLC
      On December 12, 2003, Holdings Corp. completed a merger with MSW Merger, a Delaware limited liability company, pursuant to an agreement and plan of merger dated August 22, 2003 with Holdings Corp. becoming the surviving entity (the MSW Transaction). MSW Merger was owned by several investment funds affiliated with CSFB Private Equity. MSW Merger paid approximately $392 million to acquire the outstanding capital stock of the Company and to extinguish certain Company level debt. Additionally, MSW Merger incurred various costs associated with the merger with the Company and retained certain funded amounts to be retained as working capital by the Company.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      MSW Merger funded the merger with Holdings Corp. through the net proceeds from $225 million in Senior Secured Notes due 2010 issued by MSW Energy Holdings II prior to the Merger, together with loans and capital contributions from the members of MSW Merger of $209 million (see Note 11).
      The accompanying consolidated financial statements include the assets, liabilities and results of operations of MSW Merger and its wholly-owned subsidiaries since their inception, on December 12, 2003. The accompanying consolidated financial statements beginning on December 12, 2003 reflect the acquisition basis of MSW Merger in acquiring the outstanding equity of the Company on such date. The purchase price for MSW Merger’s acquisition of the Company was assigned to the fair value of the underlying assets and liabilities of the Company. Financial statements for periods before December 12, 2003 are referred to as Predecessor.
      The stockholders’ equity of the Company acquired by the members of MSW Merger through consummation of the merger was approximately $138.7 million. The excess purchase price has been allocated to the Company’s proportionate share of the fair value of the assets acquired and liabilities assumed, based on an independent valuation of Ref-Fuel Holdings, the purchase price for the assets sold to Delta, and the expected purchase price of the Mecklenburg Facility. The amounts allocated to fixed and intangible assets are amortized using the straight-line method over the estimated useful lives of the underlying assets or obligations ranging from ten to twenty years.
      A summary of the allocation of purchase price to the fair value of the assets acquired and liabilities assumed by the Company was as follows (in thousands):

Equity of the Company acquired	$138,685
Investment in Ref-fuel Holdings	308,627
Advance from MSW Merger	32,686
Fixed assets and other adjustments, net	(12,281)
Identifiable intangible assets	20,785
Other long-term assets	(2,817)
Deferred income taxes	(70,592)
Other liabilities	(6,436)

Purchase price subject to allocation	$408,657

      During 2004, the Company finalized the purchase accounting that was applied to this transaction. As a result, the following details the changes to the allocated purchase price during 2004 (in thousands):

Intangible Assets	$(4,009)
Investment in Ref-fuel Holdings	5,018
Deferred Taxes	919

Finalization of purchase accounting	$1,928

4.	Discontinued Operations
      Mecklenburg Transaction. MSW Merger entered into a Stock Purchase Agreement with an affiliate of Delta on September 24, 2003 that would have resulted in the sale of the Company’s interest in the Mecklenburg Facility to Delta’s affiliate for approximately $42.5 million.
      Upon the MSW Transaction, the Company’s investment in the Mecklenburg Facility was increased to its fair value reflecting the proposed sale to an affiliate of Delta. Consistent with the guidance in SFAS No. 144, the Company is accounting for the sale of its interests in the Mecklenburg Facility as a disposal of a

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
component of the business and has reclassified its consolidated statements of operations to reflect the Mecklenburg Facility as discontinued operations for all periods presented. The assets and liabilities of the Mecklenburg Facility included in the accompanying consolidated balance sheets as of December 31, 2003 as assets and liabilities of discontinued operations were as follows (in thousands):

Restricted cash and cash equivalents	$11,997
Accounts receivable, net	8,975
Materials and supplies	3,015
Other current assets	554
Property, plant & equipment, net	43,533
Intangible assets, net	114,842
Deferred charges and other noncurrent assets	1,605

Assets of discontinued operations	$184,521

Accounts payable and accrued expenses	$2,256
Accrued interest	2,057
Long-term debt	136,900
Other noncurrent liabilities	60

Liabilities of discontinued operations	$141,273

      The Company did not sell its interest in the Mecklenburg Facility to Delta, but instead entered into an agreement to sell the Mecklenburg Facility to Virginia Electric and Power Company (Virginia Power). On August 18, 2004, the Company consummated the sale of the Mecklenburg Facility to Virginia Power. The cash received as a result of the sale was $42.5 million (with cash on the balance sheet as of the date of sale of $14.5 million) and the Company recorded this sale which resulted in no gain or loss.
      The following divestitures occurred during the periods from December 12, 2003 through December 31, 2003, January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, and have been presented as disposals of a component of an entity in accordance with SFAS No. 144:

Delta Power Transactions. On December 15, 2003, the Company sold its interests in several operating power plants (the Delta Projects) for aggregate cash consideration of approximately $1.8 million to a wholly-owned subsidiary of Delta. The Company and its management have no continuing involvement in the ownership, operation or management of the Delta Projects.

Consistent with the guidance in SFAS No. 144, the Company has accounted for its sale of interests in the Delta Projects as a disposal of a component of the business and has therefore reclassified its consolidated statements of operations to reflect the Delta Projects as discontinued operations for all periods presented. Upon the completion of the MSW Transaction, the Company’s investment in the Delta Projects was adjusted to its fair value reflecting the proposed sale to Delta. As a result, the Company did not record a gain or loss on its disposal of its interests in the Delta Projects.

WBU Transactions. On December 27, 2002, the Company sold its stock interests in several subsidiaries that hold interests in power plants (the WBU Projects) located in California and a subsidiary that provides operation and management services to the same Projects in California and third parties for consideration of $0.5 million. All such subsidiaries and WBU Projects are collectively referred to as the Western Business Unit (WBU). The Company retained certain notes receivable due from the WBU Projects aggregating $2.6 million, after half of these notes were contributed to a subsidiary of WBU in connection with the transaction. The Company and its management have no continuing involvement in the operation of the WBU or any of the WBU Projects.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Consistent with the guidance in SFAS No. 144, the Company accounted for its sale of the WBU as a disposal of a component of the business and has therefore reclassified its consolidated statements of operations to reflect the WBU operations as discontinued operations for the applicable periods presented. The Company recorded a loss on disposal of its interests in the WBU in 2002 of $10.4 million, net of $3.2 million in income tax benefit, after reserves for potentially uncollectible notes receivable of $2.6 million.

Summarized results of operations:
      Operating results of discontinued operations for the year ended December 31, 2004, the periods December 12, 2003 to December 31, 2003, January 1, 2003 to December 12, 2003, and the year ended December 31, 2002 (Predecessor), respectively, related to the sale of the Mecklenburg Facility, the Delta Projects, and the WBU Projects, were as follows (in thousands):

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Revenue	$34,554	$2,779	$75,372	$114,993
Income before income taxes	$10,962	$811	$8,778	$7,713
Income tax expense	(5,373)	(382)	(3,310)	(418)
Minority interests	—	—	(2,580)	(4,683)

Income from discontinued operations	$5,589	$429	$2,888	$2,612

5.	Acquisitions and Investments
      The following acquisitions occurred during the three-year period ended December 31, 2004:

Kennebec Transactions. On November 27, 2002, the Company acquired limited partner interests in the Hydro-Kennebec Limited Partnership (Kennebec) for consideration of $11.4 million, plus transaction costs. This investment was included in the Delta projects and sold in December 2003.

MSW Energy Holdings. On April 30, 2004, the Company acquired a 0.01% ownership interest and was named the managing member in MSW Energy Holdings for $15,000. This acquisition, which was a component of the Equalization Transactions, was accounted for using the purchase method of accounting and, accordingly, the consolidated statements of operations include the results of MSW Energy Holdings beginning as of the date of acquisition. The income and distributions allocable to the 99.99% nonmanaging members of MSW Energy Holdings is accounted for as minority interests in consolidated subsidiaries. The assets and liabilities assumed were recorded at fair values, which approximated book values, as of the acquisition date. A summary of the assets acquired and liabilities assumed in the acquisition is as follows (in thousands):

Investment in Ref-Fuel Holdings	$347,843
Other assets acquired	14,079
Liabilities assumed	(228,697)
Minority interest in MSW Energy Holdings	(140,903)

Cash paid, net of cash acquired of $7,693	$7,678

      As a result of the Equalization Transactions, the Company gained effective control of the operations of Ref-Fuel Holdings, as 99.98% of the interests in Ref-Fuel Holdings were owned by the Company and MSW Energy Holdings. Accordingly, the Company began consolidating Ref-Fuel Holdings as of April 30, 2004, and the 0.02% interest in the income and distributions allocable to the other owner of Ref-Fuel Holdings is

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
accounted for as minority interests. Ref-Fuel Holdings had $40.2 million of cash and cash equivalents as of April 30, 2004, which is shown as cash from the consolidation of unconsolidated subsidiary on the accompanying Statement of Cash Flows.
      On August 31, 2004, the 99.99% nonmanaging interests in MSW Energy Holdings were contributed to the Company is conjunction with the August 31 Transaction, at which time the Control Group contributed $40 million and repaid the Company’s Senior Note due November 30, 2013 (see Note 11).

Pro Forma Information (unaudited)
      The following represents the results of Holdings Corp. operations on a pro forma basis as if the Equalization Transactions and the August 31 Transactions had occurred on January 1, 2004 (in thousands):

	Year Ended
	December 31,	Pro Forma		Pro Forma
	2004	Adjustments		Total

Waste disposal and related services	$194,950	$89,496	(a)	$284,446
Energy	93,188	41,566	(a)	134,754
Other	10,506	6,475	(a)	16,981

Total net revenues	298,644	137,537		436,181
Operating	(116,089)	(73,322	)(a)	(189,411)
Depreciation and amortization	(45,154)	(22,842	)(a)	(67,996)
General and administrative	(30,216)	(15,031	)(b)	(45,247)
Loss on asset retirements	(1,765)	(342	)(a)	(2,107)

Operating income	105,420	26,000		131,920
Interest income	2,967	1,022	(b)	3,989
Interest expense	(69,219)	(21,626	)(b)	(90,845)
Equity in net income of subsidiaries	6,148	(6,148	)(c)	—
Minority interest in net income of subsidiaries	(12,283)	11,372	(d)	(911)
Other, net	303	122	(a)	425

Income from continuing operations before income taxes	$33,336	$10,742		$44,578

(a)	Represents January 1, 2004 through April 30, 2004 activity for Ref-Fuel Holdings.

(b)	Represents January 1, 2004 through April 30, 2004 activity for Ref-Fuel Holdings and MSW Energy Holdings.

(c)	Represents the Company’s equity in earnings for the period from January 1, 2004 through April 30, 2004 related to Ref-Fuel Holdings.

(d)	Represents the interests allocable to the owners of MSW Energy Holdings for the period from April 30, 2004 through August 31, 2004.

6.	Equity Investments
      Prior to the Equalization Transactions, the Company recorded its 50% investment in Ref-Fuel Holdings as an equity investment. As a result of the Equalization Transaction, the Company gained effective control of its investment in Ref-Fuel Holdings, as it was named managing member of MSW Energy Holdings (the owner of the additional 49.8% interest in Ref-Fuel Holdings). Ref-Fuel Holdings condensed consolidated financial information prior to April 30, 2004 is included for informational purposes. As of December 31, 2003,

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
the Company’s investment in Ref-Fuel Holdings represented approximately 66% of the Company’s total assets.
      The following is a summary of aggregate financial information for the Company’s investment in Ref-Fuel Holdings accounted for using the equity method for the four months ended April 30, 2004, for the period of December 12, 2003 through December 31, 2003, the period of January 1, 2003 through December 12, 2003, and the year ended December 31, 2002 (in thousands):

	January 1,	December 12,	January 1,
	2004 to	2003 to	2003 to	Year Ended
	April 30,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Condensed consolidated statement of operations data
Revenues	$137,537	$24,847	$444,461	$438,542
Net income	12,573	8,082	103,071	108,604
Company’s share of net earnings	6,148	3,969	50,204	52,898
Distributions received from equity investees	31,500	—	36,275	47,250
Condensed consolidated balance sheet data at period end
Assets	$2,056,595	$2,127,908
Liabilities	1,365,848	1,386,608
Equity	690,747	741,300
Company’s investment in equity investee	463,170	488,002
      The Company’s investment in Ref-Fuel Holdings was greater than its share of the underlying equity in net assets of the American Ref-Fuel partnerships by approximately $14.1 million at December 31, 2002. Such difference was being amortized using the straight-line method over the estimated economic lives of the related assets ranging from 12 to 23 years. Differences between the earnings of equity investee reported by the Company and the Company’s proportionate share of the combined income of the related equity investee result principally from purchase accounting.
      The Company received $1.5 million and $2 million in fees, classified as other income on the statement of operations in 2003 and 2002, respectively, related to an agreement with its then partner in Ref-Fuel Holdings.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

7.	Property, Plant and Equipment
      A summary of property, plant and equipment is as follows (in thousands):

		December 31,

	Useful Life	2004	2003

Plant and equipment	2-50 years	$1,206,558	$—
Land		3,813	—
Leasehold improvements	Up to 17 years	5,575	—
Landfill	13 years	17,768	—
Spare parts		12,282	—
Construction in progress		6,244	—

Total property, plant and equipment		1,252,240	—
Accumulated depreciation		(65,062)	—

Property, plant and equipment, net		$1,187,178	$—

8.	Intangible Assets
      A summary of intangible assets is as follows (in thousands):

		December 31,

	Useful Life	2004	2003

Energy contracts	6-18 years	$525,125	$—
Waste contracts	6 years	23,600	—
Financing costs	6 years	17,652	10,716
Emissions credits	Indefinite	43,377	—
Other intangibles	Indefinite	3,579	—

		612,772	10,716
Accumulated amortization		(70,456)	(333)

Intangible assets, net		$542,877	$10,383

      Amortization expense related to intangible assets for the year ended December 31, 2004, and the projected amortizations is as follows (in thousands):

	Energy	Waste
	Contracts	Contracts	Totals

The year ended December 31, 2004	$38,687	$2,736	$41,423

2005	$58,306	$4,256	$62,562
2006	58,306	4,256	62,562
2007	58,305	4,256	62,561
2008	58,206	4,256	62,462
2009	36,907	2,130	39,037
Thereafter	192,381	—	192,381

Total	$462,411	$19,154	$481,565

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Amortization expense related to intangible assets for the period January 1, 2003 through December 12, 2003 and for the year ended December 31, 2002 which is reported in discontinued operations in the accompanying statements of operations is as follows (in thousands):

	January 1,
	2003 to	Year Ended
	December 12,	December 31,
	2003	2002

Power contracts	$8,371	$6,796
Management contracts	77	80
Other	37	37

Total	$8,485	$6,913

9.	Goodwill
      Goodwill consists of the following (in thousands):

	December 31,	December 31,
	2004	2003

Beginning Balance	$—	$—
Goodwill from the consolidation of Ref-Fuel Holdings	123,984	—

Total	$123,984	$—

10.	Accounts payable and other accrued liabilities
      Accounts payable and accrued liabilities consist of the following (in thousands):

	December 31,	December 31,
	2004	2003

Accounts payable	$25,933	$62
Compensation liabilities	11,237	6,231
Incentive plan accruals	3,569	—
Current amount due under Duke Agreement	2,500	—
Other	5,640	1,246

Total	$48,879	$7,539

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

11.	Debt
      The following is a summary of long-term debt by obligor (in thousands):

			December 31,
		Final
	Interest Rate	Maturity	2004	2003

Senior Note	10% increasing to 12%	2006	$—	$43,179
Senior Note	9.00%	2013	—	40,000
MSW Energy Holdings Senior Note	8.50%	2010	200,000	—
MSW Energy Holdings II Senior Note	7.38%	2010	225,000	225,000

			425,000	308,179

ARC LLC-supported debt
Senior Notes	6.26%	2015	240,000	—
Niagara Series 2001A	5.45%-5.625%	2015	165,010	—
Seconn Corporate Credit Bonds	5.50%-6.45%	2022	43,500	—
Hempstead Corporate Credit Bonds	5.00%	2010	42,670	—

ARC LLC-supported debt			491,180	—

Other debt
Hempstead project debt	4.625%-5.00%	2009	114,543	—
Essex project debt	5.248%-7.375%	2020	96,496	—
Seconn project debt	5.125%-5.50%	2015	50,602	—
Semass Series 2001A	5.50%-5.625%	2016	134,345	—
Semass Series 2001B	5.00%-5.50%	2010	104,385	—
Semass Series 2001C	2.90%-4.00%	2004	—	—

			500,371	—

Other obligations			273	—

Total debt at par value			1,416,824	308,179
Unamortized debt premium, net			54,189	—
Current portion			(87,184)	—

Total long-term debt obligations			$1,383,829	$308,179

Company Financing:

Senior Notes
      MSW Merger issued two series of Senior Notes on November 21, 2003 in the aggregate amount of $85 million to the members of MSW Merger. The proceeds of such Senior Notes, along with the net proceeds of the issuance of the MSW Energy Holdings II Senior Secured Notes and capital contributions from the members of MSW Merger, were used to finance the consideration paid in the MSW Transaction. One Senior Note in the amount of $45 million was due September 30, 2006 and had an initial interest rate of 10% through March 31, 2004, increasing by one-half of a percent each subsequent quarter until January 1, 2005, when the maximum rate of 12% per annum would have been reached. The Company was required to repay principal under this Senior Note with any distributions from or the sale proceeds resulting from the Company’s sale of its interest in certain assets, including the assets sold to Delta on December 15, 2003 and any sale of the Company’s interest in the Mecklenburg Facility. This note was repaid during 2004.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The other Senior Note in the amount of $40 million was due November 30, 2013 with a fixed interest rate of 9%, payable semi-annually. This note was contributed by the Company’s members as a capital contribution as a result of the August 31 Transactions.

MSW Energy Holdings and MSW Energy Holdings II Senior Notes
      In November 2003, MSW Energy Holdings II sold $225 million of Senior Notes due September 1, 2010, which have an interest rate of 7.375% payable semi-annually. The net proceeds of the Senior Notes were used to partially fund the Merger consideration paid in the MSW Transaction.
      In June 2003, MSW Energy Holdings sold $200 million of Senior Notes due September 1, 2010, which have an interest rate of 8.5% payable semi-annually.
      These notes contain certain restrictions which will, among other things, limit the wholly-owned subsidiary from incurring additional indebtedness, paying dividends, making investments, selling assets or merging with other companies, subject to certain exceptions. The notes are redeemable by the Company’s wholly-owned subsidiaries with the payment of certain stated make-whole amounts before September 1, 2007 and, thereafter, at the face amount of the notes, plus accrued interest.
      MSW Energy Holdings and MSW Energy Holdings II have pledged their membership interests in Ref-Fuel Holdings under the notes. In the event of any bankruptcy or liquidation the Ref-Fuel Holdings debt would be repaid prior to the repayment of the MSW Energy Holdings and MSW Energy Holdings II Senior Notes.

ARC LLC Supported Debt and Other Debt
      ARC LLC supported debt includes obligations of subsidiary companies for which ARC has issued a guarantee. Other debt obligations mainly consist of indebtedness supported by the facility to which the indebtedness belongs and certain contingent credit support obligations of ARC LLC.

Note Payable
      On April 30, 2001, in connection with the Recapitalization, the Company repurchased 1.963 million shares of Series B preferred stock for a note of $40 million. In connection with the MSW Transaction, the outstanding principal amount of the note and accrued interest, aggregating $53.2 million was paid in full satisfaction of the obligation on December 12, 2003. The note had a term of ten years; during the first five years, interest at 11% per annum was accrued and added to principal at the election of the Company and paid monthly thereafter. Provisions of the note limited Holdings Corp. from making certain restricted payments, including dividends, repurchases of capital stock and payments to certain stockholders, without making a commensurate prepayment of the note for 25% of the restricted payment.

Revolving Credit/ Term Loan Facility
      ARC LLC has a credit facility for up to $75 million (the ARC Credit Facility), including $45 million of which can be used for letters of credit. Under the terms of the ARC Credit Facility, ARC is subject to certain financial covenants, as defined, with respect to leverage and adjusted cash flow coverage ratios. As of December 31, 2004, there were no borrowings and $10.2 million of letters of credit outstanding under the ARC Credit Facility. Pursuant to the terms of certain guarantee agreements, as of December 31, 2004, ARC was contingently obligated to issue $29 million in letters of credit in the event that the ratings of the ARC LLC Senior Notes are reduced to below investment grade.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The Company had a $150 million revolving credit/term loan facility with a syndicate of banks available to American Ref-Fuel Corp., formerly United American Energy Corp., a wholly-owned subsidiary, which was repaid in full and terminated in connection with the MSW Transaction on December 12, 2003.
      The annual contractual principal maturities of the debt outstanding at December 31, 2004 are as follows (in thousands):

2005	$87,184
2006	79,331
2007	90,466
2008	98,472
2009	78,463
Thereafter	982,908

$1,416,824

      Certain of the debt agreements held by the Company contain restrictions on cash distributions, new borrowings and require certain defined leverage ratios and adjusted cash flow coverage ratios. Substantially all of the assets and revenues of the facilities owned or controlled and operated by subsidiaries of the Company are pledged to trustees under the terms of the debt agreements. In addition, the terms of the documents governing these obligations limit the business activities and the circumstances and timing of distributions.

Fair Value of Financial Instruments
      Considerable judgment is required in developing the methodologies and in interpreting available market data and, accordingly, the estimates presented herein are not necessarily indicative of the values of such financial instruments in a current market exchange. The fair value of the Company’s debt as of December 31, 2004 was approximately $1.5 billion.

12.	Other liabilities
      Other liabilities consist of the following (in thousands):

		December 31,

	Amortization Period	2004	2003

Waste contracts acquired	9-17 years	$116,635	$—
Operating lease acquired	14 years	42,094	—
Duke liability	16 years	22,622	—
Energy contract levelization	12 years	24,123	—
Landfill liabilities	13 years	10,699	—
Deferred revenue	8-20 years	5,113	—
Incentive plan accruals		3,333	—
Other		30	133

		$224,649	$133

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

13.	Income Taxes
      The provision for income taxes and the effect of income taxes on discontinued operations consist of the following for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the periods from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002 (in thousands):

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Current (benefit) expense	$(1,077)	$—	$(380)	$8,156

Deferred expense	18,895	498	12,742	7,483

	17,818	498	12,362	15,639
Tax expense (benefit) related to discontinued operations	5,373	382	3,310	(2,820)

Total	$23,191	$880	$15,672	$12,819

      A reconciliation of the statutory federal income tax expense with the Company’s actual effective combined federal and state income tax expense based on income from continuing operations is as follows for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002 (in thousands):

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Statutory federal income tax expense	$11,736	$372	$7,071	$12,426
State tax expense, net of federal benefit	5,368	121	3,059	2,451
Corporate sale transaction expenses, net	—	—	1,832	—
Other, net	714	5	400	762

Total income tax expense	$17,818	$498	$12,362	$15,639

Effective tax rate	53.4%	46.9%	61.2%	44.1%

      Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) net operating loss and tax credit carryforwards.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The tax effects of temporary differences, which give rise to deferred tax assets and liabilities, are as follows (in thousands):

	December 31,

	2004	2003

Accrued liabilities	$1,289	$3,256
Deferred revenue	13	12
Tax credit carryforwards	—	2,132
Net operating loss carryforwards	893	9,016
Capital loss carryforward	9,280	8,559

Gross deferred tax assets	11,475	22,975
Valuation allowance	(9,280)	(9,567)

Net deferred tax asset	2,195	13,408
The Company’s respective share of depreciation, amortization, accrued liabilities and other of Ref-Fuel Holdings LLC	(152,071)	(120,073)
Depreciation and amortization	457	(8,534)
Deferred charges and intangibles	—	(5,688)

Net deferred tax liability	$(149,419)	$(120,887)

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes that it is more likely than not that the remaining net deferred tax assets at December 31, 2004 will be realized based on the future reversals of existing deferred tax liabilities and the continuation of earnings. Future earnings may be affected by factors outside the Company’s control.
      The Company had federal capital loss carryforwards of approximately $22.4 million and $20.9 million at December 31, 2004 and December 31, 2003, respectively, related to the disposal of certain subsidiaries, which have been offset by a valuation allowance. Such capital losses can only be offset by future capital gains. The capital loss carryforwards expire beginning in the year 2008. The Company also has Federal net operating loss carryforwards of approximately $1.3 million as of December 31, 2004, which expire between 2021 and 2024, and $19.7 million as of December 31, 2003, and state net operating loss carryforwards of approximately $22.7 million and $40.4 million as of December 31, 2004 and December 31, 2003, respectively, which have various expiration dates.
      At December 31, 2003, the Company had alternative minimum tax credit carryforwards of $1.4 million, which were fully utilized in 2004.

14.	Operational and other agreements
      The ARC operating facilities operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements.
      Hempstead, Essex, Seconn, Ref-Fuel Semass and Delaware Valley operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements. Duke and Allied Waste Industries, Inc. (Allied) are each obligated to fund one-half of certain cash shortfalls and other liabilities of Essex arising out

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
of operating the project, including certain environmental claims. Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.
      With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC guarantees through 2006 the obligations of Delaware Valley under its service agreement with the Delaware County Solid Waste Authority. In conjunction with the acquisition of the facility, ARC LLC also provides an indemnity to the sellers of the facility from post-acquisition environmental damages as a result of remedial action for releases or threatened releases of hazardous substances at the facility.
      In order to provide ARC LLC with an additional source of funds to meet calls on its project support obligations, MSW Energy Holdings II and the Company entered into the Equity Contribution Agreement pursuant to which each of them have agreed to provide up to $50 million in equity capital to ARC LLC.
Significant Customers
      The following customers represented more than 10% of the Company’s net revenues for the year ended December 31, 2004 (dollars in thousands):

				Percentage
	ARC Facility that		Revenues from	of Total Net
Customer	Services Customer	Revenue Type	Customer	Revenues

Commonwealth Electric	Ref-Fuel Semass	Energy	$38,308	12.9%
Long Island Power Authority	Hempstead	Energy	35,286	11.8%
Town of Hempstead and Brookhaven	Hempstead	Waste disposal and
		related services	34,595	11.6%
      One customer, the Port Authority of New York and New Jersey (the Port), represented more than 10% of the Company’s accounts receivable with a total receivable balance of $8.4 million, or 11.7% of total accounts receivable at of December 31, 2004. The Port receives waste disposal and related services from Essex.

15.	Related Party Transactions
      The Company had been engaged to perform certain management services related to unconsolidated equity investees and other affiliated entities. The Company received $0.2 million and $0.4 million from Ref-Fuel Holdings for the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively, which are included in “Other, net” in the accompanying statement of operations. In addition, the Company received $0.5 million and $0.5 million from a subsidiary sold to Delta for the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively; these service revenues are included in discontinued operations in the accompanying statements of operations for all periods presented.
      In connection with the MSW Transaction, the Company paid a transaction advisory fee of $8.0 million to Credit Suisse First Boston, an affiliate of CSFB Private Equity, on December 12, 2003. This fee was approved by the Company’s Board of Directors.
      The entire board is composed of representatives of the shareholders. In addition, the shareholders control the appointment of the Company’s management, authorizing mergers, sales of substantially all of the Company’s assets and other extraordinary transactions.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      From time to time, CSFB or its affiliates may engage in investment banking and other services with the Company or Ref-Fuel Holdings or its subsidiaries, for which CSFB or its affiliates will receive customary compensation.
      Subsidiaries of AIG have issued existing insurance policies to the Company, for which the AIG insurance company subsidiaries receive customary annual premiums. The Insurance Company of Pennsylvania, an AIG subsidiary, entered into an indemnity agreement with American Ref-Fuel, to support the issuance of surety bonds on behalf of several American Ref-Fuel affiliates, for which The Insurance Company of Pennsylvania receives customary annual premiums. In addition, insurance company subsidiaries of AIG may in the future provide insurance and surety bonds to the Company. Total fees paid in 2004 related to these policies were approximately $2.8 million. AIG was not a related party prior to the MSW Transactions.

16.	Employee Compensation and Benefit Plans

Retirement Savings Plan
      ARC LLC is the sponsor of the American Ref-Fuel Company Retirement Savings Plan (the ARC Savings Plan), which covers substantially all employees of ARC LLC. The Savings Plan, adopted July 1, 1988, as amended, incorporates a defined contribution account for each employee with deferred savings features permitted under Internal Revenue Code Section 401(k). Employees may make voluntary contributions to one or more of various investment funds through payroll deductions. ARC LLC’s matching contribution is defined as 50 percent of the first five percent of covered compensation contributed by the employee. In addition, ARC LLC makes a basic contribution on an employee’s behalf in an amount equal to three percent of an employee’s regular earnings which are less than the Social Security Wage Base, plus six percent of an employee’s regular earnings in excess of the Social Security Wage Base. ARC LLC contributions are directed to the investment funds in the same proportion as the employees have directed their voluntary contributions. Amounts contributed to the ARC Savings Plan were $1.8 million for the year ended December 31, 2004.
      The Company had a qualified 401(k) incentive savings plan (the Terminated Plan), which is a defined contribution plan, covering all full-time employees that was terminated on December 15, 2003. Under the Terminated Plan, participating employees elected to contribute up to 15% of their compensation. During 2003 and 2002, the Company made matching contributions equal to 50% of the first six percent of the employee contributions subject to certain IRS limitations.

Long-Term Compensation Plans
      Ref-Fuel Holdings has granted certain appreciation rights and/or performance awards to its officers and certain key employees that were issued under two separate long-term incentive plans; the Long-Term Incentive Plan (dated as of January 2001) and the Management Incentive Plan (dated as of January 2004). The incentive plans are administered by the Compensation Committee of the Board of Directors of Ref-Fuel Holdings. Awards under long-term incentive plans are based on the achievement of certain management objectives during each plan year. Awards under the long-term incentive plans mature in equal amounts of 25% in the four years following the awards.
      The Company recognized long-term incentive compensation expense of approximately $2.7 million during the year ended December 31, 2004. The Ref-Fuel Holdings’ obligation under the long-term incentive plans is approximately $6.0 million at December 31, 2004, of which approximately $2.7 million is included in other long-term liabilities with the remainder in current liabilities. Ref-Fuel Holdings paid out approximately $3.4 million under these plans for the year ended December 31, 2004.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

Employment Agreements
      Ref-Fuel Holdings has employment agreements with its seven officers. The agreements, which expire on December 31, 2006, provide for annual base salaries, subject to annual review by the Board of Directors of Ref-Fuel Holdings. Each officer is also eligible to participate in cash-based short-term and long-term bonus and incentive compensation arrangements, retirement plans and other arrangements that are generally provided to senior officers. If an officer’s employment is terminated by Ref-Fuel Holdings “without cause” or by the officer for “good reason” (each as defined in the agreement), such officer is entitled to an amount equal to the sum of two times the annual base salary, two times the average annual bonus for the three preceding years and prorated target cash bonus for the calendar year which includes the date of termination.
      As a result of the MSW Transaction, substantially all the employees of American Ref-Fuel Holdings Corp. were terminated. Other employees remained employed by operating companies that were sold to Delta. Employees of the Company, including certain executives of the Company who had employment agreements and who were terminated, were entitled to receive certain bonus and severance payments. Severance payments to former executives with employment agreements as a result of the change in control of the Company were paid based upon prior salary, bonus and benefits. The aggregate severance obligation was approximately $6.2 million of which approximately $4.5 million was related to the former executives with employment contracts that is to be paid in equal bi-weekly payments over three years. The Company recorded the full severance obligation at its net present value. The Company included this obligation in its determination of MSW Merger’s purchase price for the stock of the Company. As of December 31, 2004 and 2003, the Company has a remaining obligation of $3.0 million and $5.9 million, respectively, which is reflected in accrued liabilities in the accompanying consolidated balance sheet.

17.	Stockholders’ Equity
      MSW Merger was a limited liability company formed pursuant to a limited liability company agreement in August 2003 for the purpose of completing the merger with the Company.
      To partially fund the merger, the members of MSW Merger made capital contributions aggregating approximately $124 million and loans aggregating approximately $85 million and, together with debt proceeds of certain of MSW Merger’s wholly-owned subsidiaries, acquired all of the outstanding capital stock of Holdings Corp. and completed the merger whereby Holdings Corp. was the surviving legal entity. The members of MSW Merger thereby became the sole owners of Holdings Corp. and their interest in 1,000 shares of issued and outstanding common stock of the Company was equal to each member’s percentage interest of MSW Merger immediately prior to the merger. All other preferred stock and common stock of Holdings Corp., including shares held in treasury, were cancelled in connection with the merger.
      In connection with the merger, the authorized capital stock of Holdings Corp. was reduced to 5,000 shares of common shares from 9 million shares of authorized common stock and 7 million shares of authorized preferred stock.
      On April 30, 2004, in conjunction with the Equalization, the Company shareholders associated with CSFB Private Equity sold 40% of the common stock of the Company to affiliates of AIGGIC.
      On May 26, 2004, the stockholders voted to effectuate a 100 for one stock split, reduce the par value of the common stock to $0.001 per share, and increase the number of common authorized shares to 300,000.
      On August 31, 2004, the stockholders completed the August 31 Transactions, as previously described. As part of the August 31 Transactions, the Stockholder issuers of the $40 million of 9.0% Senior Notes contributed their interests in those notes in exchange for 32,258 shares of common stock of the Company. Additionally, the shareholders of MSW Energy Holdings contributed their 99.99% nonmanaging interests in MSW Energy Holdings to the Company in exchange for 131,729 shares of common stock of the Company.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      A summary of changes in issued and outstanding shares of preferred stock, common stock and treasury stock of Holdings Corp. follows for the year ended December 31, 2004, periods of December 12, 2003 through December 31, 2003, January 1, 2003 through December 12, 2003, and the year ended December 2002:

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Changes in participating convertible preferred stock:
Number of shares issued, beginning of period	—	—	3,488,372	3,488,372
Shares purchased by MSW Merger and Cancelled	—	—	(3,488,372)	—

Number of shares issued, end of period	—	—	—	3,488,372

Changes in Class A common stock:
Number of shares issued, beginning of period	1,000	1,000	1,867,233	1,830,233
100 for one stock split	99,000	—	—	—
Shares issued for contribution of Senior Notes	32,258	—	—	—
Shares issued in conjunction with the acquisition of MSW Energy Holdings	131,729	—	—	—
Exercise of stock options	—	—	472,100	37,000
Shares purchased by MSW Merger and Cancelled	—	—	(2,338,333)	—

Number of shares issued, end of period	263,987	1,000	1,000	1,867,233

Changes in treasury stock, Class A common:
Number of shares held, beginning of period	—	—	3,504	—
Shares received for exercise of stock options and related income taxes	—	—	12,938	3,504
Shares of treasury stock cancelled	—	—	(16,442)	—

Number of shares held, end of period	—	—	—	3,504

Shares of common stock outstanding, end of period	263,987	1,000	1,000	1,863,729

18.	Stock Option Plans
      On August 11, 2004, the Board of Directors of the Company, adopted the 2004 Stock Option Plan (the SOP), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of the Company and other senior management of Ref-Fuel Holdings to the interests of the Company’s shareholders through the granting of options to purchase stock. During 2004, the Company granted 13,199 options to the executive officers of Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant, unless a triggering event (as defined in the agreement) has not occurred during the option period.
      On January 31, 2005, in conjunction with the Sale, as discussed in Note 20, the Board of Directors and optionees under the SOP adopted an Option Modification Agreement (OMA). Under the terms of the OMA, at the completion of the Sale, the SOP plan will be canceled in exchange for a cash payment. The cash payment is calculated as the value of all outstanding options granted or ungranted but authorized under the terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Prior to the MSW Transactions, the Company had a stock option plan that authorized the granting of incentive and nonqualified stock options to certain key employees and/or directors of the Company; 900,000 shares of Class A common stock had been reserved for issuance pursuant to the terms of such plan. Subject to the occurrence of certain events and/or the passage of time, which trigger their vesting, options issued under the stock option plan vest and could have been exercised over a four to ten year period from the initial grant date.
      As a result of the MSW Transaction and pursuant to the plan of merger between MSW Merger and Holdings Corp., all previous unvested options of the Company with an exercise price of less than $63.00 became fully vested and exercisable. Options greater than $63.00 were cancelled for a nominal payment to each option holder. The Board of Directors approved the acceleration of the vesting of options in connection with the MSW Transaction, which was not provided for in the Company’s stock option plan. The accelerated vesting by the Board of Directors resulted in the Company recording a charge of approximately $0.7 million, representing the difference between the fair value of the underlying stock and the stock option exercise price at the date of the acceleration. This charge is reflected in general and administrative expense in the accompanying statement of operations for the period from January 1, 2003 through December 12, 2003.
      During 2002, the Board authorized the extension of 37,000 options held by a key executive for a one-year period. Such extension at the discretion of the Board of Directors resulted in a new measurement date for the options extended. The Company recorded a charge for $2.2 million, reflecting the difference between the fair value of the underlying stock on the date of the extension and the exercise price of the option. Such charge is included in general and administrative expense in the accompanying 2002 statement of operations. Pursuant to a provision in the Company’s stock option plan, in December 2002, this executive exercised these 37,000 options through the surrender of 3,504 shares of common stock of the Company. The Company adopted a deferred compensation plan during 2002. The Company’s obligation under the deferred compensation plan up until December 12, 2003, the date of the merger and as of December 31, 2002 was $9.1 million and $2.2 million, respectively, and is included as a reduction of stockholders’ equity. All of the stock in the deferred compensation plan was purchased by MSW Merger in connection with the merger and the executive received the benefit of those shares.
      In addition, in connection with the sale of WBU in December 2002 (see Note 4), the Company accelerated the vesting of certain options held by an executive, otherwise such options would have been cancelled as a result of his terminating employment with the Company. The Company recorded a charge of $0.4 million as a result of accelerated vesting of certain options for executives. Such charge is included in the loss on disposal of the WBU in discontinued operations in the accompanying 2002 statement of operations.
      During 2003, pursuant to a provision in the Company’s stock option plan, an executive involved with WBU exercised 121,100 options through the surrender of a net 11,261 shares of common stock of the Company. All of the stock in the deferred compensation plan was purchased by MSW Merger in connection with the MSW Transaction and the executive received the benefit of those shares.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      A summary of the Company’s stock options for the year ended December 31, 2004, periods from December 12, 2003 through December 31, 2003 and January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 is as follows:

			December 12,		January 1,
	Year Ended		2003 to		2003 to		Year Ended
	December 31,		December 31,		December 12,		December 31,
	2004		2003		2003		2002

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price	Shares	Price

Options outstanding:
Beginning of year	—	$—	—	$—	681,566	$18.13	674,517	$13.96
Granted	13,199	1,189.51	—	—	40,800	64.50	74,450	64.50
Exercised	—	—	—	—	(472,100)	5.07	(37,000)	5.25
Forfeited or terminated	—	—	—	—	(107,466)	62.45	(30,401)	26.91
Purchased by MSW Merger	—	—	—	—	(142,800)	41.21	—	—

End of year	13,199	$1,189.51	—	$—	—	$—	681,566	$18.13

Options exercisable at year end	—	—	—	—	—	$—	499,626	$6.64
Weighted average fair value of options granted during the year		$132.30		$—		$13.29		$18.01
      The fair value of each stock option granted during the year ended December 31, 2004, the periods from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 is an estimate on the date of grant that is calculated using the minimum value option pricing model with the following assumptions:

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Expected life (years)	3	—	7	7
Expected dividend	—	—	—	—
Risk free interest rate	3.9%	—	3.4%	4.8%

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The Company applies the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost has been recognized for the stock option plan. Set forth as follows are the Company’s net income presented both as reported and pro forma, as if compensation cost had been determined consistent with the provisions of SFAS No. 123 for the year ended December 31, 2004, the periods of December 12, 2003 through December 31, 2003, January 1, 2003 through December 12, 2003, and the year ended December 31, 2002 (in thousands):

		December 12,	January 1,
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

Net income, as reported	$21,107	$994	$10,729	$12,049
Add: stock-based compensation expense included in reported net income, net of taxes	—	—	428	1,528
Less: stock-based compensation expense included using fair value method, net of taxes	(1,746)	—	(858)	(1,988)

Pro forma net earnings	$19,361	$994	$10,299	$11,589

      The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

19.	Commitments and Contingencies

Environmental and Regulatory Risk
      The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complicated requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in material compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.
      Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company’s consolidated financial position or results of operations. However, federal, state and local regulatory authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.
      Future Mercury Regulation at the Essex Facility. On December 6, 2004 the New Jersey Department of Environmental Protection (NJDEP) promulgated regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the new regulations increase the required removal efficiency to 85% removal on January 3, 2006 and 95% removal on January 3, 2012 versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. As a result of the new regulations, there is an increased risk that emission exceedances will occur and therefore an increased

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
probability that additional controls will ultimately be required to prevent such exceedances. The Company believes that the new requirements may at a minimum result in increased operating costs due to increased use of activated carbon in the current control equipment. It is also possible that the regulations will require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. Management estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of the majority of any additional capital and operating costs that may be required. The Company cannot currently determine the likelihood of additional operating and capital costs being incurred in connection with these changes in regulation, or the total of any such costs.
      Lower Passaic River Study. In August 2004, USEPA notified American Ref-Fuel Company of Essex County (Essex) that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (LPRSA), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 Potentially Responsible Parties (PRPs) named thus far. USEPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA’s notice letter states that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes that its contribution will be determined to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate the Company’s liability for the study or any eventual natural resource damage.

Landfill Agreements
      Semass Partnership has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (CMW). The WMA allows Semass Partnership to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).
      Beginning in May 1997, Wankinco provided several notices purportedly terminating the lease on the CMW Landfill based upon an allegation that the lease term automatically expired due to alleged failures to strictly comply with the terms of the lease. In June 1997, Semass Partnership and CMW filed suit against Wankinco and A. D. Makepeace Company, Inc., Wankinco’s parent company, seeking a declaratory judgment that Semass Partnership and CMW may continue to operate the CMW Landfill. Trial of the matter before the court was completed in 2001 and a decision was received by the Company in December 2002, which decided virtually all issues in favor of the Semass Partnership. The Semass Partnership avoided both forfeiture of possession and any liability for damages due to landfill operations. Wankinco appealed in January 2003, and on August 19, 2004, the Appellate Court upheld the Trial Court’s decision in respect of all decisions related to the alleged lease violations. One ruling unrelated to lease forfeiture or damages for unlawful possession was remanded because the Judge’s ruling that Semass had not engaged in “an unfair and deceptive act or practice” applied the law conjunctively rather than disjunctively (as required by the law). The Appellate Court affirmed the Judge’s ruling that there was no unfairness, but remanded the question of deception for further findings since the Appellate Court, due to the use of the conjunctive rather than disjunctive, was unable to infer that the Judge did not find a compensable deceptive act. Management believes that the Judge’s ruling on remand will clarify this issue in favor of the Company. In addition, Wankinco appealed the Appellate Court’s decision on the lease issues to the Supreme Judicial Court of Massachusetts and, on September 30, 2004, the Supreme Judicial Court denied Wankinco’s Application for Further Appellate Review. Accordingly, except for the remand discussed above, the favorable decisions received by Semass have become final and nonappealable. Apart from this decision, the Semass Partnership and Wankinco continue litigating several other actions involving regulatory issues at the landfill.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      In March 1990, the Semass Partnership, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, the Semass Partnership to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. The Semass Partnership is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. The Semass Partnership’s obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million, unless the fund limit is increased by agreement of the parties, or absent such agreement, arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Management believes that the $20.0 million fund limit is adequate for this purpose. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of any environmental damages. The Semass Partnership and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the year ended December 31, 2004, the Semass Partnership made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of December 31, 2004, the balance in the Fund is approximately $14.0 million, and is included in restricted cash and long-term investments. A corresponding liability of approximately $7.0 million, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities as of December 31, 2004.

Future Minimum Payments Under Operating Leases
      The Company has an obligation for a lease of office space which was vacated as a result of terminating all the employees of American Ref-Fuel Holdings Corp. The Company has accrued the remaining lease obligation and expected operating costs, less an estimate of expected sublease rental income and reimbursements of operating costs, amounting to $0.4 million, which is included in accrued liabilities. The Company included this obligation in its determination of MSW Merger’s purchase price for the stock of the Company.
      Delaware Valley leases the Delaware Valley Project pursuant to an operating lease that expires in July 2019. The Company leases office space for its Montvale, New Jersey headquarters pursuant to an operating lease expiring in August 2007. As of December 31, 2004, total minimum net rental payments on these leases are as follows (in thousands):

2005	$15,031
2006	14,390
2007	14,127
2008	12,711
2009	28,809
Thereafter	70,502

$155,570

      The Company is contingently liable for the payment of stipulated losses, a portion of which is included in the minimum net rental payments for Delaware Valley reflected in the table above. This stipulated loss value as of December 31, 2004 is approximately $170.1 million. Total net rental expense was $5.5 million for the year ended December 31, 2004.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Prior to the MSW Transaction, the Company was also obligated under the terms of various leases primarily covering certain equipment, facilities and land utilized by subsidiaries of the Company in connection with operating its power plants that have since been sold. The Company accounted for such leases as operating leases. Net rental expense which is included in discontinued operations in the accompanying statements of operations was $0.9 million and $1.7 million for the period January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively.

Capital Expenditures
      As of December 31, 2004, the Company has commitments for capital expenditures of approximately $10.8 million, all of which are expected to be incurred in 2005.

Other Matters
      The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse effect on the future results of operations, cash flows or financial position of the Company.
      The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $23.0 million in surety bonds was outstanding as of December 31, 2004, satisfy these financial requirements.

Duke Agreement
      The following table represents the future net minimum payments to be made under the Duke Agreement as of December 31, 2004 (in thousands):

Years Ending December 31,

2005	$2,500
2006	2,500
2007	2,500
2008	2,500
2009	2,500
Thereafter	36,500

Total minimum payments	49,000
Less: amount representing interest	(26,467)

Present value of net minimum payments	$22,533

Equity Contribution Agreement
      In order to provide ARC LLC with an additional source of funds to meet calls on its guarantees and project support obligations, two of the Company’s subsidiaries are parties to an equity contribution agreement, pursuant to which each has agreed to provide up to $50 million in contingent equity capital to ACR LLC to meet calls on its guarantees and project support obligations.
      Each party’s obligation to make equity contributions under the equity contribution agreement is conditioned upon the other making an equal contribution and will be limited to each making no more than $50 million of aggregate equity contributions. Payment obligations under the equity contribution agreement are triggered by a call by ARC LLC.

American Ref-Fuel Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      If either party agreeing to provide contingent equity capital is not rated at least BBB by S&P, such party, as applicable, is required to provide a letter of credit from a commercial bank that is rated at least A- by S&P to secure its obligations under the equity contribution agreement. As of the date hereof, each of the two subsidiaries have provided letters of credit to secure their obligations under the equity contribution agreement. In addition, either or both of the parties to the Equity Contribution Agreement are obligated to provide such credit support in order for ARC LLC to retain a credit rating of at least BBB-.

20.	Supplemental Disclosure of Cash Flow Information
      Depreciation and amortization expense included in the Statement of Cash Flows consists of the following:

			December 12,	January 1,
		Year Ended	2003 to	2003 to	Year Ended
		December 31,	December 31,	December 12,	December 31,
Asset/ Liability	Statement of Operations	2004	2003	2003	2002

Property, plant and equipment	Depreciation and amortization	$45,154	$174	$17,329	$20,502
Energy contracts	Energy revenues	38,687	—	—	—
Long-term waste contracts	Waste disposal and related services	(5,787)	—	—	—
Lease	Operating expenses (rent expense)	(1,099)	—	—	—
Debt	Interest expense	(7,622)	—	—	752
Deferred revenue	Waste disposal and related services revenues and energy revenues	(94)	—	—	—

Total		$69,239	$174	$17,329	$21,254

Supplemental cash flow information
Cash paid for interest		$80,254	$11	$11,442	$21,796
Income taxes paid (received), net		14,074	(191)	(4,873)	11,721
Noncash investing and financing activities
Noncash contribution from stockholders		$40,000
Equity contributed in the August 31 Transactions		136,398

21.	Subsequent Events (unaudited)
      DLJ Merchant Banking Partners and AIG Highstar Capital, L.P., stockholders of the Company, announced on February 1, 2005 that they have signed a definitive agreement to sell the Company (the Sale) to Danielson Holding Corporation (Danielson). Danielson will pay $740 million in cash for the equity of the Company. Subject to receipt of regulatory approvals and required financing, the transaction is expected to close in the second quarter of 2005.
      In connection with the Sale, costs relating to transaction expenses, severance, employment contracts, the OMA, Long-Term Incentive Plans, housing subsidies, lease termination and other related items are estimated to be between $50 million and $70 million.

Report of Independent Registered Public Accounting Firm
To the Members and Board of Directors of
Ref-Fuel Holdings LLC and Subsidiaries:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows present fairly, in all material respects, the financial position of Ref-fuel Holdings LLC and Subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 15, 2005

Report of Independent Registered Public Accounting Firm
To the Members and Board of Directors of
Ref-Fuel Holdings LLC and Subsidiaries:
      In our opinion, the accompanying consolidated statement of operations and comprehensive income, of members’ equity and of cash flows for the period January 1, 2003 through December 12, 2003 and for the year ended December 31, 2002 present fairly, in all material respects, the results of operations and cash flows of Ref-Fuel Holdings LLC and Subsidiaries (the “Company”), in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 29, 2004

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Balance Sheets

	December 31,

	2004	2003

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$86,050	$96,511
Restricted cash and short-term investments	53,636	52,753
Accounts receivable, net of allowance for doubtful accounts of $1,491 $1,955, respectively	72,027	73,989
Prepaid expenses and other current assets	11,013	9,898

Total current assets	222,726	233,151

Long-term assets
Property, plant and equipment, net	1,187,178	1,220,949
Intangible assets, net	528,486	584,275
Goodwill	2,175	2,175
Restricted cash and long-term investments	85,926	84,709
Other long-term assets	4,806	2,649

Total long-term assets	1,808,571	1,894,757

Total assets	$2,031,297	$2,127,908

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$41,164	$39,610
Current portion of long-term debt	87,184	81,907
Accrued interest payable	10,917	11,841

Total current liabilities	139,265	133,358

Long-term liabilities
Long-term debt	958,829	1,060,780
Other long-term liabilities	204,817	192,470

Total long-term liabilities	1,163,646	1,253,250

Total liabilities	1,302,911	1,386,608

Commitments and contingencies (Notes 11, 12, 14 and 16)
Members’ equity
Total members’ equity	728,386	741,300

Total liabilities and members’ equity	$2,031,297	$2,127,908

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income

			The Period from
		The Period from
	For the	December 12, 2003	January 1, 2003	For the
	Year Ended	through	through	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

	(In thousands)
Revenues
Waste disposal and related services	$284,446	$15,398	$269,493	$260,119
Waste disposal and related services — affiliate	—	—	—	12,190
Energy	134,754	8,194	160,821	160,284
Other	16,981	1,255	14,147	5,949

Total net revenues	436,181	24,847	444,461	438,542
Expenses
Operating	189,411	8,417	181,615	169,866
Depreciation and amortization	67,996	3,391	55,838	67,249
General and administrative	40,591	2,184	42,118	43,642
Loss on asset retirements	2,107	—	2,207	1,886

Operating income	136,076	10,855	162,683	155,899
Interest income	3,521	275	2,956	3,740
Interest expense	(47,251)	(2,954)	(59,189)	(60,893)
Loss on early extinguishment of debt	—	—	(3,191)	—
Equipment leasing entities	—	—	—	15,500
Other income (expenses), net	425	—	264	(757)

Income before minority interest and provision for income taxes	92,771	8,176	103,523	113,489
Minority interests in net income of subsidiaries	—	—	—	(4,885)

Income before provision for income taxes	92,771	8,176	103,523	108,604
Provision for income taxes	(741)	(94)	(452)	—

Net income	92,030	8,082	103,071	108,604
Other comprehensive income	(517)	517	—	—

Comprehensive income	$91,513	$8,599	$103,071	$108,604

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Members’ Equity

			MSW Energy
		MSW Energy	Holdings II/America	Accumulated
	Duke	Holdings	Ref-Fuel Holdings	Comprehensive
	Interests	Interests	Corp. Interests	Income	Total

	(In thousands)
Balance, January 1, 2002	$68,079	$—	$68,079	$—	$136,158
Redemption of Class B minority interests	72,097			—	144,194
Net income	54,302	—	54,302	—	108,604
Distributions to members	(47,250)	—	(47,250)	—	(94,500)

Balance, December 31, 2002	147,228	—	147,228	—	294,456
MSW Energy I acquisition of Duke’s interest at cost	(144,933)	144,933	—	—	—
Net income for the period from January 1, 2003 through December 12, 2003	20,910	30,626	51,535	—	103,071
Distributions to members	(22,555)	(13,720)	(36,275)	—	(72,550)

Equity prior to MSW Transactions (Predecessor)	$650	$161,839	$162,488	$—	$324,977

Balance, December 12, 2003	$650	$367,340	$364,711	$—	$732,701
Comprehensive income for the period from December, 12, 2003 through December 31, 2003	16	4,025	4,041	517	8,599

Balance, December 31, 2003	666	371,365	368,752	517	741,300
Distributions to member	(218)	(54,282)	(54,500)		(109,000)
Comprehensive income	294	46,180	45,556	(517)	91,513
Finalization of purchase accounting	—	—	4,573	—	4,573

Balance, December 31, 2004	$742	$363,263	$364,381	$—	$728,386

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Cash Flows

		For the Period	The Period from
	For the	December 12, 2003	January 1, 2003	For the
	Year Ended	through	through	Year Ended
	December 31,	December 31,	December 12,	December 31,
	2004	2003	2003	2002

	(In thousands)
Cash flows from operating activities
Net income	$92,030	$8,082	$103,071	$108,604
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	100,714	5,706	65,662	74,695
Revenue contract levelization	22,789	995	14,947	14,359
Interest on loss contracts	—	—	1,863	2,051
Equity in earnings of unconsolidated affiliates
Equipment leasing entities	—	—	—	(15,500)
Minority interest in net income of subsidiaries, net of distributions	—	—	—	4,885
Loss on asset retirements	2,107	—	2,207	1,886
Loss on early extinguishment of debt	—	—	3,191	—
Changes in assets and liabilities
Accounts receivable, net	1,962	2,890	(6,337)	(9,245)
Accounts receivable, affiliates	—	—	—	8,808
Prepaid expenses and other current assets	(1,165)	3,255	(2,731)	(7,933)
Other long-term assets	(2,187)	562	(2,971)	3,567
Accounts payable and other current liabilities	1,611	1,886	(21,202)	19,314
Accrued interest payable	(924)	(7,775)	6,762	6,138
Other long-term liabilities	2,609	(731)	6,572	(12,978)

Net cash provided by operating activities	219,546	14,870	171,034	198,651

Cash flows from investing activities
Change in restricted cash and investments, net	(2,617)	32,981	(38,505)	(37,145)
Additions of property, plant and equipment	(37,475)	—	(33,780)	(35,727)
Acquisition of intangible assets	—	—	—	(548)
Proceeds from redemption	—	—	—	2,592
Proceeds from sale of assets	455	3,333	1,731	1,292

Net cash provided by (used in) investing activities	(39,637)	36,314	(70,554)	(69,536)

Cash flows from financing activities
Borrowings of long-term debt	—	—	325,318	40,000
Repayments of long-term debt	(81,370)	(16,124)	(356,813)	(56,032)
Payment of financing costs	—	—	(5,157)	(153)
Distributions paid to members	(109,000)	—	(72,550)	(94,500)

Net cash (used in) provided by financing activities	(190,370)	(16,124)	(109,202)	(110,685)

Net (decrease) increase in cash and cash equivalents	(10,461)	35,060	(8,722)	18,430
Cash and cash equivalents, beginning of year	96,511	61,451	70,173	51,743

Cash and cash equivalents, end of year	$86,050	$96,511	$61,451	$70,173

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation
      Ref-Fuel Holdings LLC (Ref-Fuel Holdings or the Company), is a Delaware limited liability company formed in 1997. Ref-Fuel Holdings was formed with the purpose of obtaining 50 percent ownership of the following partnerships: (a) American Ref-Fuel Company (Ref-Fuel Management), which owned 98 percent of TransRiver Marketing Company, L.P. (TransRiver); (b) American Ref-Fuel Company of Hempstead (Hempstead); (c) American Ref-Fuel Company of Essex County (Essex); (d) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (e) American Ref-Fuel Company of Niagara, L.P. (Niagara); (f) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (g) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (h) American Ref-Fuel Company of the Capital District, L.P. These companies, along with American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley), are collectively referred to as the “American Ref-Fuel Partnerships”. The American Ref-Fuel Partnerships, except for Delaware Valley, were a series of general and limited partnerships 50 percent owned by the Company and 50 percent indirectly owned by wholly-owned subsidiaries of Allied Waste Industries, Inc. (Allied), who also owned the remaining 2 percent of TransRiver and 100 percent of Delaware Valley.
      The American Ref-Fuel Partnerships were organized to (a) develop, own and operate waste-to-energy (WTE) facilities that combust municipal solid waste and produce energy in the form of steam and electricity; and (b) procure waste for such facilities.
      Prior to June 30, 2003, Ref-Fuel Holdings was indirectly owned 50 percent by American Ref-Fuel Holdings Corp., formerly known as United American Energy Holdings Corp. (Holdings Corp.) and 50 percent by Duke Energy Corporation (Duke). Effective June 30, 2003, Duke sold membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy Holdings LLC (MSW Energy Holdings), which is jointly owned by entities managed by AIG Global Asset Management Holdings Corp. (AIGGIC), a subsidiary of American International Group, Inc. (AIG), and affiliates of Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.
      On December 12, 2003, MSW Merger LLC, an affiliate of CSFB Private Equity, merged with and into Holdings Corp, a Delaware corporation, which continued as the surviving corporation in the merger. As a result of this merger, the Holdings Corp. ownership in Ref-Fuel Holdings was transferred to MSW Energy Holdings II LLC (MSW Energy Holdings II).
      Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy Holdings of Duke’s membership interest in Ref-Fuel Holdings (the MSW Transactions), affiliates of CSFB Private Equity and entities managed by AIGGIC (collectively, the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting rights with respect to Duke’s remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, “Push-Down Accounting,” the Company’s financial statements will reflect the effects of its change in ownership and the new owners’ basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 (the Predecessor), reflect the results prior to the change in basis resulting from the application of push-down accounting. The statement of operations and the statement of cash flows for the period after December 12, 2003 reflect the results subsequent to the push-down adjustments. Prior to the MSW Transactions, profits and losses of the Company were allocated among its members based on ownership percentages. Subsequent to the MSW Transactions, profits and losses are allocated based upon the members’ ownership percentages adjusted for the amortization of the respective members’ incremental basis in the assets and liabilities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Prior to April 30, 2001, Hempstead, Essex, Niagara and Seconn (collectively, the HENS) were a series of partnerships that were equally owned by Allied and Ref-Fuel. On April 30, 2001 the partnership interests in the HENS were recapitalized (the Recapitalization). The terms of the Recapitalization provided that indirect subsidiaries of American Ref-Fuel Company LLC (ARC LLC), a wholly-owned subsidiary of Ref-Fuel, became the managing general partners of the HENS. The interest held by Ref-Fuel in the HENS converted to a Class A interest, and the interest held by Allied converted to a Class B interest. In conjunction with the Recapitalization, the HENS contributed $163.5 million to obtain 99 percent noncontrolling interests in equipment leasing entities controlled by Allied. ARC LLC also agreed to substitute as guarantor for certain guarantees previously furnished by Duke and Allied.
      The Class A and Class B partners were both general partners in the HENS; however, the Class B partners had limited involvement in the HENS’ management and had limited participation in partnership distributions, except as expressly agreed. Among other limitations, the Class A partners were restricted from the following actions without the written consent of the Class B partners: voluntary dissolution of the HENS, sale or abandonment of a substantial portion of the HENS’ assets, disposition of any of the HENS’ interests in the equipment leasing entities, and certain other activities.
      From April 30, 2001 through April 30, 2002, the profits and losses of the HENS were allocated as follows: (a) depreciation expense allocated to the HENS from the equipment leasing entities was allocated to the Class A partner only; (b) net income and loss before depreciation of the equipment leasing entities allocated to the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches; and (c) all other net income or loss of the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches which differed from the tranches used to allocate the earnings of the equipment leasing entities. Both Allied and Ref-Fuel Holdings had separate, nonconcurrent rights to cause the HENS to redeem Allied’s Class B interests in the HENS for the HENS’ interest in the equipment leasing entities (the Redemption, together with the Recapitalization, is known as the Allied Transactions).
      The Redemption was completed on April 30, 2002. The Redemption of the HENS resulted in the following: (a) gross income for the period from January 1, 2002, through the Redemption date, was reallocated first to the Class A partners in an amount equal to the difference between the Class A partners’ share of economic depreciation and prior special allocations of depreciation expense to the Class A partners with all remaining profits and losses allocated consistent with profit and loss allocations described above; (b) the HENS’ interests in the equipment leasing entities were distributed to Allied in redemption of Allied’s Class B interests in the HENS; and (c) the $2.6 million difference between the fair value of Allied’s interest in the HENS and the fair value received by Allied in redemption of those interests was paid by Allied to the HENS.
      The Redemption of Allied’s Class B interest in the HENS resulted in the application of purchase accounting to the HENS in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and adjusted the assets and liabilities of the HENS to fair value.
      In conjunction with the Recapitalization, all of the American Ref Fuel Partnerships are indirect wholly-owned subsidiaries or controlled subsidiaries of the Company. The consolidated financial statements include the accounts of Ref-Fuel, its controlled subsidiaries and certain investments.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

2.	Summary of Significant Accounting Policies

Reclassifications
      Certain reclassifications have been made to the prior years to conform to the current year’s presentation.
     Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements, (b) disclosures of contingent assets and liabilities at the date of the financial statements, and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant management estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be revised as necessary when additional information becomes available. Actual results could differ from those estimates.
     Cash and Cash Equivalents
      Cash and cash equivalents include all cash balances and all unrestricted short-term investments with original maturities of three months or less.
     Restricted Cash and Investments
      The Company is required to maintain cash and investment balances that are restricted by provisions of its debt or lease agreements. These amounts are held by financial institutions in order to comply with contractual provisions requiring such reserves.
      Restricted cash and investments are invested in accounts earning market rates; therefore, the carrying value approximates fair value. Restricted cash and investments are excluded from cash and cash equivalents in the accompanying financial statements, and changes in these assets are characterized as investing activities in the consolidated statements of cash flows. Restricted cash and investments include certain investments stated at amortized cost, which approximates market, including debt securities that are classified as “held-to-maturity” as the Company has the intent and ability to hold the securities to maturity. The Company accounts for marketable securities in accordance with SFAS Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Under the provisions of this statement, investments that are classified as available-for-sale are marked to market with unrealized gains and losses reported as a component of other comprehensive income. These investments were sold during 2004.
     Fair Value of Financial Instruments
      Unless disclosed otherwise, all other financial instruments of the Company are stated at cost, which management believes approximates fair market value.
     Property, Plant and Equipment
      Property, plant and equipment are stated at cost. The Company provides for depreciation of its depreciable assets using the straight-line method over the estimated useful lives.
      Routine repairs and maintenance are charged against current operations. Expenditures that materially increase value, change capacities or extend useful lives are capitalized.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      When property and equipment are retired, sold, or otherwise disposed of, the cost net of accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operating income for the period.
      The Company maintains a supply of various spare parts integral to its operations. Certain spare parts that are not expected to be used within the upcoming year have been classified as long-term spare parts inventory within property, plant and equipment.
      Landfill costs, including original acquisition cost and incurred construction costs, are amortized over the estimated capacity of the landfill based on a per-unit basis as landfill airspace is consumed. Landfill retirement costs arising from post-closure obligations, are capitalized as part of the landfill asset, will are being amortized consistent with the landfill’s current estimated life. Landfill retirement costs arising from final capping obligations are being amortized on a units-of-consumption basis over the estimated number of tons of waste that each final capping event covers.
      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, management periodically reviews long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If factors indicate that an asset should be evaluated for possible impairment, management compares estimated undiscounted future operating cash flows associated with the asset to its carrying amount. If the carrying amount of the asset is greater than undiscounted future operating cash flows, an impairment loss is calculated and recognized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill
      Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Prior to the MSW Transactions, goodwill related to Ref-Fuel Management and TransRiver in excess of the fair value of the net tangible and identifiable intangible assets acquired. Subsequent to the MSW Transactions, goodwill relates to the excess of the fair value of the net tangible and identifiable intangible assets acquired by MSW Energy Holdings.
      In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS 141 Business Combinations (SFAS 141) and SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), effective for fiscal years beginning after December 15, 2001. The provisions of SFAS 141 provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets; (ii) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets); and (iii) require that the Company’s operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill. Effective January 1, 2002, upon adoption of SFAS 142, the Company stopped recording goodwill amortization and performed its assessment of its reporting units and its initial assessment of impairment, which was estimated using discounted cash flows. Additionally, the Company performed its required annual fair value testing of its recorded goodwill for its reporting units using the discounted cash flows approach. As of December 31, 2004 and 2003, the Company’s estimate of the fair value of its reporting units indicated no impairment of goodwill in its annual assessment.

Intangible Assets
      Energy contract intangibles represent the amount by which the contract rates in long-term energy sales contracts held by certain subsidiaries of the Company exceeded fair value on the dates that these subsidiaries were acquired. These contracts relate intangibles are being amortized into income as a reduction of energy

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
revenues on a straight-line basis over the remaining terms of the applicable contracts, which range from five to fifteen years.
      Waste contract intangibles represents the amount by which the contract rates in long-term waste sales contracts held by Hempstead exceeded fair value on the dates that the partnership was acquired. These contract-related intangibles are being amortized into income as a reduction of waste revenues on a straight-line basis through 2009, the term of the applicable contracts.
      The Company has intangible assets relating to Nitrous Oxide (NOx) emission allowances. These assets have indefinite lives and, as such, are not amortized. Consistent with all the Company’s intangible assets, these are reviewed under the provisions of SFAS 142 for potential impairment on an annual basis. Based on the review, the indefinite-lived assets at December 31, 2004 are not impaired.
      Deferred financing costs represent certain capitalizable costs incurred by the Company to finance its long-term debt obligations. These costs are amortized to interest expense over the life of the related debt. No value was assigned to these costs in the purchase accounting resulting from the MSW Transactions.

Equity in Unconsolidated Affiliates
      On April 30, 2001, the HENS contributed an aggregate of $163.5 million in cash to obtain 99 percent noncontrolling interests in four equipment leasing entities. Allied owned the remaining one percent controlling interest in the entities and managed their operations. These entities were formed to purchase equipment to be leased to Allied under operating lease agreements. Since the HENS owned a noncontrolling interest in these equipment leasing entities, the Company accounted for these investments using the equity method of accounting. On April 30, 2002, the HENS interests in the equipment leasing entities were distributed to Allied in redemption of Allied’s Class B interests in the HENS.

Other Liabilities
      Other current and other long-term liabilities primarily consist of (a) fair value adjustments related to certain operating leases and long-term waste contracts acquired by the Company; (b) deferred revenue; (c) accruals for certain long-term incentive plans; and (d) energy contract levelization (see Notes 10 and 14).
      The fair value adjustment related to the operating lease represents the amount by which future rent payments on the Delaware Valley facility lease exceed the fair market value of that facility as of the acquisition dates. This amount is being amortized as a decrease in facility rent expense on a straight-line basis through 2016, the end of the associated lease.
      The fair value adjustment related to long-term waste contracts represents the amount by which the fair value of the long-term waste sales contracts held by Ref-Fuel Semass and Essex exceeded estimated contract rates at their respective acquisition dates. These costs are being amortized as an increase to waste disposal revenues using the straight-line method over the term of the applicable contracts.
      Landfill closure and postclosure costs are also included in other long-term liabilities. The Company accrues landfill closure and postclosure costs as the remaining permitted space of the landfill is consumed over the expected life cycle of the landfill.
      The Company is accounting for the long-term power contracts at the Ref-Fuel Semass in accordance with EITF Issues 91-6 “Revenue Recognition of Long-Term Power Sales” Contracts and 96-17 “Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms”, which require the Company to recognize power revenues under these contracts as the lesser of (a) amounts billable under the respective contracts; or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made annually based on the cumulative amounts that would

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
have been recognized had each method been applied consistently from the beginning of the contract. The difference between the amount billed and the amount recognized is included in other long-term liabilities.

Revenue Recognition
      The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Concentration of Credit Risk
      The Company invests excess cash and funds held in trust in bank deposit accounts, government securities, commercial paper, certificates of deposit and money market investments with a limited number of financial institutions.
      The Company has exposure to credit risk in accounts receivable as the Company disposes of waste and sells power to a limited number of customers. The Company maintains adequate reserves for potential credit losses. Furthermore, these and other customers are primarily located in the northeastern region of the United States of America.

Unamortized Debt Premium
      Unamortized debt premium represents the increase in the fair value of the Company’s debt recorded as a result of the MSW Transactions (defined below). These costs are amortized to interest expense over the life of the related debt using the effective interest method.

Stock-Based Compensation
      The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS 123) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FAS No. 123”, concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.

Income Taxes
      The Company’s subsidiaries primarily consist of limited liability companies and partnerships. Accordingly, income taxes are not levied at the Company level, but rather on the individual members. Certain wholly-owned nonoperating subsidiaries of the Company are taxable corporations. For the year ended December 31, 2004, the period from December 12 to December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 income tax expense amounted to approximately $0.7 million, $0.1 million, $0.5 million, and $0.7 million, respectively. Long-term deferred taxes of approximately $2.8 million and $1.7 million as of December 31, 2004 and December 31, 2003, respectively, are included in Other long-term liabilities.

3.	Business Combinations

The Allied Transactions
      In 1997 and 1998, the Company purchased a 50 percent interest in all of the American Ref-Fuel Partnerships, except for TransRiver, in which the Company purchased a 49 percent interest, and Delaware

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Valley, for which no interest was purchased. These acquisitions were accounted for using the purchase method of accounting.
      On April 30, 2001, the Company completed its acquisition of Allied’s interests in Ref-Fuel Management, TransRiver, Ref-Fuel Semass, Semass Operator, and Delaware Valley, as well as Allied’s interests in notes due from the HENS. The Company also acquired two other businesses during the year for approximately $5.8 million. The acquisitions were accounted for in accordance with the provisions of SFAS No. 141. Accordingly, the consolidated statement of operations includes the results of these entities beginning on each of their respective dates of acquisition. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of material acquired property, plant and equipment and identified intangible assets and debt.
      A summary of the assets acquired and liabilities assumed in the 2001 acquisitions follows (in thousands):

	Useful Life

		Amount

Fair value of assets acquired
Current assets		$51,111
Property, plant and equipment	2-50 years	168,704
Energy contracts	8-20 years	161,456
Other long-term assets		23,579
Notes due from the HENS		80,124

			$484,974
Fair value of liabilities assumed
Current liabilities		(40,024)
Long-term debt obligations		(156,227)
Waste contracts	6-19 years	(71,075)
Operating lease acquired	15 years	(79,184)
Other long-term liabilities		(9,546)

			(356,056)

Net assets acquired, net of cash acquired			128,918
Transaction costs paid in prior year			(3,300)
Goodwill			18,331

Cash paid, net of cash acquired			$143,949

      Also on April 30, 2001, the Recapitalization of the HENS occurred. The Recapitalization of Allied’s 50 percent interest, combined with the 50 percent interest previously held, resulted in the Company having control of the HENS. The consolidated results for the period from April 30, 2001 through April 30, 2002 included the Company’s basis in the 50 percent of the HENS purchased in 1997 and 1998, and the HENS’ historical basis for the remaining 50 percent.
      Since both Allied and the Company had separate, nonconcurrent rights to cause the Redemption, the fair value of the Class B interests was estimated based on the value that the HENS contributed to the equipment leasing entities at the Recapitalization date. The difference in the final recorded value of Allied’s member’s equity in the HENS prior to the Recapitalization and the fair value of the Class B interests at the Recapitalization date was $144.2 million, which reduced the Company’s members’ equity as of the Recapitalization.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      In January 2002, Allied provided notice of its intent to exercise its rights to cause the Redemption. On April 30, 2002, the HENS distributed their interests in the equipment leasing entities to Allied in redemption of Allied’s Class B interest in the HENS. The $2.6 million difference between the fair value of Allied’s interest in the HENS and the fair value of the interests in the equipment leasing entities received by Allied in redemption of those interests was paid by Allied to the HENS. The effective purchase price paid in connection with the redemption of the Class B interests was determined as $193.1 million, which was the value of the equipment leasing entities held by the HENS less the amounts received from Allied as of the date of the Redemption.
      In recording the Redemption, the Company released the previously recorded $144.2 million reduction to member’s equity and applied purchase accounting to the HENS in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of acquired tangible property, plant and equipment and identified intangible assets and debt. The change in basis was allocated as follows (in thousands):

	Useful Life	Amount

Current assets		$(714)
Property, plant and equipment	2-50 years	31,336
Energy contracts	8-20 years	85,793
Waste contracts assets	8 years	9,717
Other intangibles	5-30 years	(3,957)
Write-off deferred income		42,199
Long-term debt		(20,413)

Total		$143,961

The MSW Transactions
      As described in Note 1, the MSW Transactions consisted of MSW Energy Holdings’ purchase of Duke’s 49.8% indirect ownership of the Company and MSW Energy Holdings II’s purchase of Holdings Corp.’s 50% indirect ownership of the Company, resulting in a change of control for the Company as of December 12, 2003. As a result, the Company’s assets were valued by an independent appraisers in order to assist management in the determination of the purchase price allocations relating to the fair market value of assets and liabilities acquired.
      In recording the MSW Transactions in accordance with EITF Topic D-97, “Push-Down Accounting”, the Company recorded incremental fair value of $407.7 million as an addition to members’ equity and applied the respective fair value of the acquisitions in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, using a preliminary valuation prepared by the independent appraisers.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      On June 30, 2003, MSW Energy Holdings acquired its interest in the Company for $363.5 million, allocated as follows (in thousands):

	Useful Life	Amount

Fair value of assets acquired
Current assets		$110,930
Property, plant and equipment	2-50 years	623,054
Intangible assets	4-20 years	314,228
Other long-term assets		43,252

			$1,091,464
Fair value of liabilities assumed
Current liabilities		(77,944)
Long-term debt obligations		(556,083)
Other long-term liabilities		(96,130)

			(730,157)

Net assets acquired			361,307
Goodwill			2,175

Acquisition cost			$363,482

      On December 12, 2003, MSW Energy Holdings II acquired Holdings Corp.’s indirect 50% ownership of Ref-Fuel Holdings for $364.7 million, allocated as follows (in thousands):

	Useful Life	Amount

Fair value of assets acquired
Current assets		$114,035
Property, plant and equipment	2-50 years	613,195
Intangible assets	4-20 years	294,517
Other long-term assets		48,417

			$1,070,164
Fair value of liabilities assumed
Current liabilities		(72,327)
Long-term debt obligations		(536,833)
Other long-term liabilities		(96,293)

			(705,453)

Acquisition cost			$364,711

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The incremental purchase price pushed down was approximately $218.5 million and $202.2 million, for MSW Energy Holdings and MSW Energy Holdings II, respectively, as follows (in thousands):

	MSW Energy		Adjusted	MSW
	Holdings Initial		MSW Energy	Energy	Total
Allocation of Excess Purchase Price	Purchase	Amortization	Holdings	Holdings II	Adjustments

Property, plant and equipment, net	$76,363	$(1,968)	$74,395	$74,395	$148,790
Intangible assets, net	154,068	(14,231)	139,837	140,433	280,270
Goodwill	(12,050)	—	(12,050)	(14,225)	(26,275)
Other long-term assets	(2,892)	—	(2,892)	(2,891)	(5,783)
Long-term debt	(22,405)	2,063	(20,342)	(20,341)	(40,683)
Other long-term liabilities	25,465	1,088	26,553	24,852	51,405

Member’s equity	$218,549	$(13,048)	$205,501	$202,223	$407,724

Reconciliation of excess purchase price:
Investments in Ref-Fuel	$363,482			$364,711
Historical net cost of assets acquired	144,933			162,488

Excess purchase price	$218,549			$202,223

Pro Forma Information (Unaudited)
      The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the ownership change as if it occurred on January 1, 2003.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual results of operations that would have been achieved had the MSW Transactions acquisitions taken place at the beginning of the year (in thousands):

	The Period from	The period from
	December 12, 2003	January 1, 2003		Pro Forma
	through	through		Year Ended
	December 31	December 12,	Pro Forma	December 31,
	2003	2003	Adjustments	2003

Revenues
Waste disposal and related services	$15,398	$269,493	$(760)	$284,131
Energy	8,194	160,821	(29,191)	139,824
Other	1,255	14,147	(880)	14,522

Total net revenues	24,847	444,461	(30,831)	438,477
Expenses
Operating	8,417	181,615	1,368	191,400
Depreciation and amortization	3,391	55,838	(8,767)	67,996
General and administrative	2,184	42,118	—	44,302
Loss on asset retirements	—	2,207	—	2,207

Operating income	10,855	162,683	(40,966)	132,572
Interest income	275	2,956	—	3,231
Interest expense	(2,954)	(59,189)	11,620	(50,523)
Loss on early extinguishment of debt	—	(3,191)	—	(3,191)
Other income, net	—	265	—	265

Net income before provision for income taxes	8,176	103,523	(29,346)	82,353
Provision for income taxes	(94)	(452)	—	(546)

Net income	$8,082	$103,071	$(29,346)	$81,807

4.	Property, Plant and Equipment
      Property, plant and equipment consists of the following (in thousands):

		December 31,

	Useful Life	2004	2003

Plant and equipment	2-50 years	$1,168,962	$1,145,961
Land		3,813	3,885
Leasehold improvements	Up to 17 years	43,171	40,412
Landfill	13 years	17,768	15,470
Spare parts		12,282	12,253
Construction in progress		6,244	6,359

Total property, plant and equipment		1,252,240	1,224,340
Accumulated depreciation		(65,062)	(3,391)

Property, plant and equipment, net		$1,187,178	$1,220,949

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

5.	Intangible Assets
      Intangible assets consist of the following (in thousands):

		December 31,

	Useful Life	2004	2003

Energy contracts	6-18 years	$525,125	$522,430
Waste contracts	6 years	23,600	23,600
Emissions credits	Indefinite	43,377	37,827
Other intangibles	Indefinite	3,579	3,579

		595,681	587,436
Accumulated amortization		(67,195)	(3,161)

Intangible assets, net		$528,486	$584,275

      The following table details the amount of actual/ estimated amortization expense associated with intangible assets included or expected to be included in the Company’s statement of operations for each of the periods indicated (in thousands):

	Energy	Waste
	Contracts	Contracts	Totals

The year ended December 31, 2004	$59,770	$4,229	$63,999
The period from January 1, 2003 through December 12, 2003	27,293	1,207	28,500

The period from December 12, 2003 through December 31, 2003	2,944	217	3,161

(Estimated)
2005	$58,306	$4,256	$62,562
2006	58,306	4,256	62,562
2007	58,305	4,256	62,561
2008	58,206	4,256	62,462
2009	36,907	2,130	39,037
Thereafter	192,381	—	192,381

Total	$462,411	$19,154	$481,565

6.	Goodwill
      Goodwill consists of the following (in thousands):

	December 31,

	2004	2003

Beginning balance	$2,175	$—
Goodwill MSW Energy Holdings	—	2,175

Ending balance	$2,175	$2,175

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

7.	Investments in Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates

Equipment Leasing Entities
      Between April 30, 2001 and April 30, 2002, the HENS owned 99 percent noncontrolling interests in equipment leasing entities and accounted for them using the equity method. Summarized combined financial information are as follows (in thousands):

H,E,N and S Leasing Companies, LLC

Combined Balance Sheets
April 30,
2002

Current assets	$53,212
Noncurrent assets	404,028

$457,240

Current liabilities	$52,176
Noncurrent liabilities	207,408
Members’ equity	197,656

$457,240

Combined Statements of Operations

For the Period
January 1, 2002
to April 30,
2002

Net revenue	$30,291
General and administrative expenses	238
Depreciation and amortization expense	10,597

Operating income	19,456
Interest income	245
Interest expense	(4,044)

Net income	$15,657

The Company’s equity in earnings of equipment leasing entities	$15,500

8.	Accounts Payable and Other Current Liabilities
      Accounts payable and other current liabilities consists of the following (in thousands):

	December 31,

	2004	2003

	$24,986	$23,530
Accounts payable	3,569	3,628
Incentive plan accruals	8,254	7,924
Compensation liabilities	4,355	4,528

Other	$41,164	$39,610

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

9.	Financing Arrangements
      Long-term debt obligations of the Company consist of the following (in thousands):

			December 31,
	Interest Rate
	(Average Rate)	Final Maturity	2004	2003

ARC LLC-supported debt
Senior Notes	6.26%	2015	$240,000	$259,000
Niagara Series 2001A	5.45%-5.625%	2015	165,010	165,010
Seconn Corporate Credit Bonds	5.50%-6.45%	2022	43,500	43,500
Hempstead Corporate Credit Bonds	5.00%	2010	42,670	42,670

ARC LLC-supported debt			491,180	510,180

Other debt
Hempstead project debt	4.625%-5.00%	2009	114,543	133,278
Essex project debt	5.248%-7.375%	2020	96,496	108,662
Seconn project debt	5.125%-5.50%	2015	50,602	53,499
Semass Series 2001A	5.50%-5.625%	2016	134,345	134,345
Semass Series 2001B	5.00%-5.50%	2010	104,385	118,010
Semass Series 2001C	2.90%-4.00%	2004	—	13,935

			500,371	561,729

Other obligations			273	378

Total debt at par value			991,824	1,072,287
Unamortized debt premium, net			54,189	70,400
Current portion			(87,184)	(81,907)

Total long-term debt obligations			$958,829	$1,060,780

      On May 9, 2003, ARC LLC completed the sale of $275 million aggregate principal amount of 6.26 percent Senior Notes due 2015. The proceeds of the financing were used to repay $242.6 million under the outstanding Credit Facility, fund debt service reserve accounts and for general corporate purposes. As part of this refinancing, ARC LLC entered into a three year amended and restated revolving credit facility (the Amended Credit Facility) for up to $75 million, including $45 million of which could be used for letters of credit. Under the terms of the Amended Credit Facility, the Company is subject to certain financial covenants, as defined, with respect to leverage and adjusted cash flow coverage ratios. As of December 31, 2004 and 2003, there were no borrowings and $10.2 million and $7.0 million of letters of credit outstanding under the Amended Credit Facility, respectively. Pursuant to the terms of certain guarantee agreements as of December 31, 2004 and 2003, the Company was contingently obligated to issue $29 million in letters of credit in the event that the ratings of ARC LLC’s senior debt are reduced to below investment grade. The Amended Credit Facility allows for two one-year extensions at ARC LLC’s request. As a result of the refinancing, the Company expensed approximately $3.3 million of deferred financing costs associated with the retired debt in 2003.
      ARC LLC-supported debt includes obligations of subsidiary companies for which the Company has issued a guarantee. Other debt obligations mainly consist of indebtedness supported by the facility to which the indebtedness belongs and certain contingent credit support obligations of the Company.
      Certain of the debt agreements held by ARC LLC and/or its subsidiaries contain restrictions on distributions and new borrowings and require certain defined leverage ratios and adjusted cash flow coverage

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
ratios. Substantially all of the assets and revenues of the facilities owned or controlled and operated by subsidiaries of ARC LLC are pledged to trustees under the terms of the debt agreements. In addition, the terms of the documents governing these obligations limit the business activities and the circumstances and timing of making partnership distributions.
      The aggregate amounts of long-term debt mature as follows (in thousands):

2005	$87,184
2006	79,331
2007	90,466
2008	98,472
2009	78,463
Thereafter	557,908

$991,824

      The fair market value of the Company’s indebtedness as of December 31, 2004 and 2003, approximated $1.1 billion. The Company determined fair values based on quoted market values.

10.	Other Long-Term Liabilities
      Other long-term liabilities consist of the long-term portion of the following (in thousands):

		December 31,
	Amortization
	Period (Years)	2004	2003

Long-term waste contracts acquired	9-17	$116,634	$131,676
Operating lease acquired	14	42,094	42,094
Deferred revenue	8-20	5,113	3,130
Long-term incentive plan accruals		3,333	2,894
Energy contract levelization	12	24,123	995
Landfill liabilities	13	10,699	10,017
Other		2,821	1,664

		$204,817	$192,470

      See Note 15 for amortization of certain other long-term liabilities.

11.	Operational and Other Agreements
      Hempstead, Essex, Seconn, Semass and Delaware Valley operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements. Duke and Allied Waste Industries Inc. (Allied) are each obligated to fund one-half of the cash shortfalls of Essex arising out of operating cost needs subject to a cumulative combined total of $50 million unless funds are required to satisfy certain environmental claims. In the event of such environmental claims, the cumulative total is increased to the lesser of (a) $100 million or (b) $50 million plus cumulative Essex distributions. In circumstances of default, Duke and Allied would be responsible to fund up to amounts not expended for funding prior cash shortfalls. On April 30, 2001, Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC has indemnified the Delaware County Solid Waste Authority for amounts arising out of, or relating to any failure of Delaware Valley under its service agreement. In conjunction with the acquisition of the facility, the Company also provides an indemnity to the sellers of the facility from all environmental damages as a result of remedial action and releases or threatened releases of hazardous substances at the facility.

Credit Support
      In order to provide the ARC LLC with an additional source of funds to meet calls on its project support obligations, MSW Energy Holdings and Holdings Corp. (collectively referred to as the Members) have each entered into the Equity Contribution Agreement pursuant to which each of the Members has agreed to provide up to $50 million in equity capital to ARC LLC. Each Members’ obligation to make equity contributions under the Equity Contribution Agreement is conditioned upon the other making an equal contribution and is limited to each making no more than $50 million of aggregate equity contributions. If either of the Members is not rated at least BBB by S&P, such Member is required to provide a letter of credit from a commercial bank that is rated at least A-by S&P to secure its obligations under the Equity Contribution Agreement.

Significant Customers
      All of the Company’s WTE facilities have contracted to sell power under long-term power contracts with utility companies, the terms of which expire from 2009 to 2021. These contracts require the facilities to deliver, and the utility companies to purchase, substantially all of the power generated by the facilities at rates defined in the contracts. Total revenues recognized under these energy contracts approximated $133.2 million, $7.2 million, $143.5 million and $144.1 million for the year ended December 31, 2004, the period from December 12 through December 31, 2003, the period from January 1 to December 12, 2003 and the year ended December 31, 2002, respectively, representing approximately 30.5 percent, 29.0 percent, 32.3 percent and 32.9 percent, respectively, of total net revenues.

12.	Commitments and Contingencies

Environmental and Regulatory Risk
      The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complex requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in substantial compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.
      Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company’s consolidated financial position or results of operations. However, federal, state and local regulatory authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

Landfill Agreements
      Ref-Fuel Semass has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (CMW). The WMA allows Ref-Fuel Semass to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).
      Beginning in May 1997, Wankinco provided several notices purportedly terminating the lease on the CMW Landfill based upon an allegation that the lease term automatically expired due to alleged failures to strictly comply with the terms of the lease. In June 1997, Ref-Fuel Semass and CMW filed suit against Wankinco and A. D. Makepeace Company, Inc., Wankinco’s parent company, seeking a declaratory judgment that Ref-Fuel Semass and CMW may continue to operate the CMW Landfill. Trial of the matter before the court was completed in 2001 and a decision was received by the Company in December 2002, which decided virtually all issues in favor of Ref-Fuel Semass. Ref- Fuel Semass avoided both forfeiture of possession and any liability for damages due to landfill operations. Wankinco appealed in January 2003, and on August 19, 2004, the Appellate Court upheld the Trial Courts decision in respect of all decisions related to the alleged lease violations. One ruling unrelated to lease forfeiture or damages for unlawful possession was remanded because the Judge’s ruling that Ref-Fuel Semass had not engaged in “an unfair and deceptive act or practice” applied the law conjunctively rather than disjunctively (as required by the law). The Appellate Court affirmed the Judge’s ruling that there was no unfairness, but remanded the question of deception for further findings since the Appellate Court, due to the use of the conjunctive rather than disjunctive, was unable to infer that the Judge did not find a compensable deceptive act. Management believes that the Judge’s ruling on remand will clarify this issue in favor of the Company. In addition, Wankinco appealed the Appellate Court’s decision on the lease issues to the Supreme Judicial Court of Massachusetts and, on September 30, 2004, the Supreme Judicial Court denied Wankinco’s Application for Further Appellate Review. Accordingly, except for the remand discussed above, the favorable decisions received by Ref-Fuel Semass have become final and nonappealable. Apart from this decision, Ref-Fuel Semass and Wankinco continue litigating several other actions involving regulatory issues at the landfill.
      In March 1990, Ref-Fuel Semass, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, Ref-Fuel Semass to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. Ref-Fuel Semass is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. Ref-Fuel Semass’ obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million, unless the fund limit is increased by agreement of the parties, or absent such agreement, arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Management believes that the $20.0 million fund limit is adequate for this purpose. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of any environmental damages. Ref-Fuel Semass and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the year ended December 31, 2004, Ref-Fuel Semass made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of December 31, 2004 and 2003, the balance in the Fund is approximately $14.0 million and $13.5, respectively, and is included in restricted cash and long-term investments. A corresponding liability of approximately $7.0 million and $6.5 million, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities as of December 31, 2004 and 2003, respectively.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
      Future Mercury Regulation at the Essex Facility. On December 6, 2004 the New Jersey Department of Environmental Protection (NJDEP) promulgated regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the new regulations increase the required removal efficiency to 85% removal on January 3, 2006 and 95% removal on January 3, 2012 versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. As a result of the new regulations, there is an increased risk that emission exceedances will occur and therefore an increased probability that additional controls will ultimately be required to prevent such exceedances. ARC believes that the new requirements may at a minimum result in increased operating costs due to increased use of activated carbon in the current control equipment. It is also possible that the regulations will require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. Management estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of the majority of any additional capital and operating costs that may be required. We cannot currently determine the likelihood of additional and operating capital costs being incurred in connection with these changes in regulation, or the total of any such costs.
      Lower Passaic River Study. In August 2004, USEPA notified American Ref-Fuel Company of Essex County (Essex) that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (LPRSA), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 Potentially Responsible Parties (PRPs) named thus far. USEPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA’s notice letter states that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes that its contribution will be determined to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Ref-Fuel Holdings’ liability for the study or any eventual natural resource damage.

Future Minimum Payments Under Operating Leases
      Delaware Valley leases the Delaware Valley Project pursuant to an operating lease that expires in July 2019. The Company also leases office space for its Montvale, New Jersey headquarters pursuant to operating leases expiring in August 2007.
      As of December 31, 2004, total minimum net rental payments on these leases are as follows (in thousands):

2005	$14,566
2006	13,923
2007	14,049
2008	12,711
2009	28,809
Thereafter	70,502

$154,560

      The Company is contingently liable for the payment of stipulated losses, a portion of which is included in the minimum net rental payments for Delaware Valley reflected in the table above. This stipulated loss value as of December 31, 2004 is approximately $170.1 million. Total net rental expense was $7.9 million, $0.3 million, $6.7 million and $6.5 million for the year ended December 31, 2004, the period from

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002, respectively.

Capital Expenditures
      As of December 31, 2004, the Company has commitments for capital expenditures of approximately $10.8 million, all of which are expected to be incurred in 2005.

Other Matters
      The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse impact on the future results of operations, cash flows or financial position of the Company.
      The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $23.0 million in surety bonds was outstanding as of December 31, 2004, satisfy these financial requirements.

13.	Related Party Transactions
      Included in the consolidated statement of operations for the year ended December 31, 2002 are revenues of approximately $12.2 million generated from the waste disposal services provided to Allied and expenses of $1.0 million, for the hauling of ash and disposal of bypass waste by Allied for the four months ended April 30, 2002.
      All of the revenues from the equipment leasing entities explained in Note 1 are derived from operating leases between those entities and Allied; as such, the equity in earnings of equipment leasing entities of $15.5 million is from Allied for the year ended December 31, 2002. As of the Redemption, Allied is no longer an affiliated entity.
      In the ordinary course of business, the Company and its subsidiaries hold insurance policies with AIG, for which the AIG insurance company subsidiaries receive customary annual premiums. As of June 30, 2003, AIG and its subsidiaries are related parties of the Company. Fees paid for such services were $2.8 million, $0.0 million and $3.3 million for the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 and the period from January 1, 2003 through December 12, 2003 respectively.

14.	Employee Compensation and Benefit Plans

Retirement Savings Plan
      ARC LLC is the sponsor of the American Ref-Fuel Company Retirement Savings Plan (the Savings Plan), which covers substantially all employees of the Company. The Savings Plan, adopted July 1, 1988, as amended, incorporates a defined contribution account for each employee with deferred savings features permitted under Internal Revenue Code Section 401(k). Employees may make voluntary contributions to one or more of various investment funds through payroll deductions. The Company’s matching contribution is defined as 50 percent of the first five percent of covered compensation contributed by the employee. In addition, the Company makes a basic contribution on an employee’s behalf in an amount equal to three percent of an employee’s regular earnings which are less than the Social Security Wage Base. Company contributions are directed to the investment funds in the same proportion as the employees have directed their voluntary contributions. Amounts contributed to the Savings Plan were approximately $2.8 million, $0.2 million, $2.7 million, and $3.0 million for the year ended December 31, 2004, the period from December 12, 2003

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively.

Long-Term Incentive Plans
      The Company has granted certain appreciation rights and/or performance awards to its officers and certain key employees that were issued under two separate long-term incentive plans; the Long-Term Incentive Plan (dated as of January 2001) and the Management Incentive Plan (dated as of January 2004). The incentive plans are administered by the compensation committee of the Board of Directors. Awards under long-term incentive plans are based on the achievement of certain management objectives during each plan year. Awards under the long-term incentive plans mature in equal amounts of 25 percent in the years following the award. The Long-Term Compensation Plan (the LTC Plan), effective as of January 1, 2001, replaced the Long-Term Compensation Plan (the LTI Plan). Awards under the LTC Plan are based on the achievement of certain management objectives during each plan year. Awards under the LTC Plan mature in equal amounts of 25 percent in the years following the award.
      The Company recognized compensation expense of approximately $3.7 million, $0.3 million, $4.9 million, and $4.1 million during the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively. The Company’s obligation under these plans is approximately $6.0 million and $4.6 million at December 31, 2004 and 2003, respectively, of which approximately $2.7 million and $2.4 million is included in other long-term liabilities with the remainder in current liabilities, respectively. The Company paid out approximately $3.4 million, $0.0 million, $25.2 million and $0.9 million under these plans for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002, respectively.

Employment Agreements
      Ref-Fuel Holdings has employment agreements with its seven officers. The agreements, which expire on December 31, 2006, provide for annual base salaries, subject to annual review by the Board of Directors of Ref-Fuel Holdings. Each officer is also eligible to participate in cash-based short-term and long-term bonus and incentive compensation arrangements, retirement plans and other arrangements that are generally provided to senior officers. If an officer’s employment is terminated by Ref-Fuel Holdings “without cause” or by the officer for “good reason” (each defined in the agreement), such officer is entitled to an amount equal to the sum of two times the annual base salary, two times the average annual bonus for the three preceding years and prorated target cash bonus for the calendar year which includes the date of termination.

Stock Option Plan
      On August 11, 2004, the Board of Directors of Holdings Corp., managing member of the Company, adopted the 2004 Stock Option Plan (the SOP), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of Holdings Corp. and other senior management of Ref-Fuel Holdings to the interests of Holdings Corp. shareholders through the granting of options to purchase stock of Holdings Corp. Holdings Corp. is a privately held company. During 2004 Holdings Corp. granted 13,199 options to the executive officers of Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant, unless a triggering event (as defined in the agreement) has not occurred during the option period.
      On January 31, 2005, in conjunction with the Sale, as discussed in Note 16, the Board of Directors and optionees under the SOP adopted an Option Modification Agreement (OMA). Under the terms of the OMA, at the completion of the Sale, the SOP plan will be canceled in exchange for a cash payment. The cash payment is calculated as the value of all outstanding options granted or ungranted but authorized under the

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans.
      A summary of the Company’s stock options for the year ended December 31, 2004, is as follows:

		Weighted Average
	Shares	Exercise Price

Options outstanding:
Beginning of year	—	$—
Granted	13,199	1,189.51
Exercised	—	—
Forfeited or terminated	—	—
Purchased by MSW Merger		—

End of year	13,199	$1,189.51

Options exercisable at year end	—	—
Weighted average fair value of options granted during the year		$132.30
      The fair value of each stock option granted during the year ended December 31, 2004 is an estimate on the date of grant that is calculated using the minimum value option pricing model with the following assumptions:

Year Ended
December 31,
2004

Expected life (years)	3
Expected dividend	—
Risk free interest rate	3.9%
      The Company applies the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost has been recognized for the stock option plan. Set forth as follows are the Company’s net income presented both as reported and pro forma, as if compensation cost had been determined consistent with the provisions of SFAS No. 123 for the year ended December 31, 2004 (in thousands):

Year Ended
December 31,
2004

Net income, as reported	$92,030
Add: stock-based compensation expense included in reported net income, net of taxes	—
Less: stock-based compensation expense included using fair value method, net of taxes	(1,746)

Pro forma net earnings	$90,284

      The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

Ref-Fuel Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

15.	Supplemental Disclosure of Cash Flow Information
      Depreciation and amortization expense included in the Statements of Cash Flows consists of the following (in thousands):

			Consolidated

			The Period from	The Period from
		For the Year	December 12	January 1	For the Year
		Ended	through	through	Ended
		December 31,	December 31,	December 12,	December 31,
Asset/Liability	Statement of Operations	2004	2003	2003	2002

Property, plant and equipment	Depreciation and amortization (1)	$67,996	$3,391	$55,838	$67,249
Energy contracts	Energy revenues	59,770	3,286	27,293	25,984
Long-term waste contracts	Waste disposal and related services	(7,171)	(477)	(7,454)	(8,453)
Lease	Operating expenses (rent expense)	(3,641)	—	(5,009)	(5,279)
Debt	Interest expense	(16,211)	(494)	(4,097)	(4,608)
Deferred revenue	Waste disposal and related services revenues and Energy Revenues and energy revenues	(29)	—	(909)	(198)

Total		$100,714	$5,706	$65,662	$74,695

Supplemental cash flow information
Cash paid for interest		$64,372	$11,094	$54,594	$57,306

Noncash investing and financing activities
Push-down basis of accounting — MSW Energy Holdings		$—	$205,501	—	$—
Push-down basis of accounting — MSW Energy Holdings II		—	202,223	—	—
Unrealized gain on investments		—	517	—	—
Redemption of Class B minority interest in the HENS		—	—	—	144,194
Finalization of purchase accounting		4,573	—	—	—

16.	Subsequent Event
      DLJ Merchant Banking Partners and AIG Highstar Capital, L.P. announced on February 1, 2005 that they have signed a definitive agreement to sell Holdings Corp. to Danielson Holding Corporation (Danielson). Holdings Corp. is the parent of MSW Energy Holdings LLC and MSW Energy Holdings II LLC. Danielson will pay $740 million in cash for the equity of ARC Holdings and will assume the consolidated net debt of ARC Holdings. Subject to receipt of regulatory approvals and required financing, the transaction is expected to close in the second quarter of 2005.
      In connection with the Sale, costs relating to transaction expenses, severance, employment contracts, the OMA, Long-Term Incentive Plans, housing subsidies, lease termination and other related items are estimated to be between $50 million and $70 million.

APPENDIX D
Condensed Consolidated Financial Statements of Covanta ARC Holdings, Inc. and Subsidiaries

Condensed Consolidated Financial Statements as of September 30, 2005 and December 31, 2004 and for the period January 1, 2005 through June 24, 2005, the period June 25, 2005 through September 30, 2005, the three months ended September 30, 2005 and 2004, and nine months ended September 30, 2004 (Unaudited):

Condensed Consolidated Balance Sheets as of September 30, 2005 (Unaudited) and December 31, 2004	D-2
Condensed Consolidated Statements of Operations for Three Months Ended September 30, 2005 and 2004 (Unaudited)	D-3

Condensed Consolidated Statements of Operations and Comprehensive Income for the period from June 25 through September 30, 2005, the period from January 1 through June 24, 2005 and the Nine Months Ended September 30, 2004 (Unaudited)
D-4
Condensed Consolidated Statements of Stockholders’ Equity for the period from January 1, 2004 to June 24, 2005 (Predecessor) and the period from June 24 to September 30, 2005 (Successor) (Unaudited)	D-5

Condensed Consolidated Statements of Cash Flows for the period from June 25 through September 30, 2005, the period from January 1 through June 24, 2005 and the Nine Months Ended September 30, 2004 (Unaudited)
D-6
Notes to the Condensed Consolidated Financial Statements (Unaudited)	D-7

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in Thousands)

	September 30,	December 31,
	2005	2004

		(Predecessor)
ASSETS
Current assets:
Cash and cash equivalents	$74,138	$88,945
Restricted cash and cash equivalents	68,949	73,103
Receivables, net of allowance of $2,044 and $1,491	74,803	72,027
Income tax receivable	12,933	4,338
Prepaid expenses and other current assets	14,191	12,846

Total current assets	245,014	251,259
Restricted cash and cash equivalents	88,179	90,971
Property, plant and equipment, net	1,879,580	1,174,896
Intangible assets, net	261,836	542,877
Goodwill	292,810	123,984
Other assets	12,382	17,088

Total assets	$2,779,801	$2,201,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,282	$6,684
Accounts payable — intercompany	984	—
Taxes payable	8,945	—
Current portion of intermediate long-term debt	25,121	20,000
Current portion of project debt	64,724	67,184
Accrued interest	18,002	22,115
Accrued expenses and other current liabilities	44,047	42,195

Total current liabilities	166,105	158,178
Long-term portion of intermediate debt	643,356	645,000
Long-term portion of project debt	682,137	738,829
Deferred income taxes	376,991	149,419
Other liabilities	161,930	224,649

Total liabilities	2,030,519	1,916,075

Commitments and contingencies (Note 13)
Minority interest in consolidated subsidiary	—	742

Stockholders’ equity:
Common stock, Class A, 263,987 of $0.001 par value authorized, issued and outstanding	1	1
Additional paid-in capital	747,216	300,306
Accumulated earnings (deficit)	2,065	(16,049)

Total stockholders’ equity	749,282	284,258

Total liabilities and stockholders’ equity	$2,779,801	$2,201,075

The accompanying notes are an integral part of these condensed consolidated financial statements.

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in Thousands)

	For the Three Months	For the Three Months
	Ended September 30, 2005	Ended September 30, 2004

		(Predecessor)
Revenues
Waste disposal and related services revenues	$81,719	$81,606
Electricity and steam sales	43,482	43,066

Total net revenues	125,201	124,672
Expenses
Plant operating expenses	47,028	47,329
Depreciation and amortization	26,802	29,457
Net interest expense on project debt	7,692	7,526
General and administrative	4,541	5,888
Gain on asset retirement	(494)	(218)

Total operating expenses	85,569	89,982
Operating income	39,632	34,690
Interest income	587	357
Interest expense	(12,847)	(14,900)
Minority interests in net income of subsidiary	(72)	(7,785)

Income before income taxes	27,300	12,362
Income tax (provision)	(11,498)	(6,606)

Income from continuing operations	15,802	5,756
Discontinued operations:
Income from discontinued operations, net of income tax expense of $0 and $1,091, respectively	—	1,134

Net income	$15,802	$6,890

The accompanying notes are an integral part of these condensed consolidated financial statements.

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in Thousands)

		For the Period
	For the Period	from
	from June 25	January 1	For the Nine
	through	through	Months Ended
	September 30, 2005	June 24, 2005	September 30, 2004

		(Predecessor)
Revenues
Waste disposal and related services revenues	$87,400	$148,792	$135,408
Electricity and steam sales	46,461	79,660	69,630

Total net revenues	133,861	228,452	205,038
Expenses
Plant operating expenses	49,797	103,617	80,891
Depreciation and amortization	28,737	57,032	47,957
Net interest expense on project debt	8,150	13,964	12,546
General and administrative	4,822	52,133	11,529
(Gain) loss on asset retirement	(494)	519	618

Total operating expenses	91,012	227,265	153,541
Operating income	42,849	1,187	51,497
Interest income	628	1,225	628
Interest expense	(13,767)	(26,368)	(33,868)
Equity in net earnings of unconsolidated subsidiaries	—	—	6,148
Minority interests in net income of subsidiary	(79)	(56)	(12,179)

Income (loss) before income taxes	29,631	(24,012)	12,226
Income tax (provision) benefit	(12,446)	6,033	(6,533)

Income (loss) from continuing operations	17,185	(17,979)	5,693
Discontinued operations:
Income from discontinued operations, net of income tax expense of $0, $0 and $5,374, respectively	—	—	5,589

Net income (loss)	17,185	(17,979)	11,282
Other comprehensive loss	—	—	(211)

Comprehensive income (loss)	$17,185	$(17,979)	$11,071

The accompanying notes are an integral part of these condensed consolidated financial statements.

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited, in Thousands)

	Common	Additional	Retained	Accumulated	Total
	Stock	Paid-In	Earnings	Comprehensive	Stockholders’
	Class A	Capital	(Deficit)	Income (Loss)	Equity

Balance at January 1, 2004	$1	$123,908	$994	$—	$124,903
Unrealized gain on investment from the consolidation of Covanta Ref-Fuel Holdings	—	—	—	211	211
Contribution of Senior Notes	—	40,000	—	—	40,000
Equity contributed in the August 31 Transactions	—	136,398	—	—	136,398
Comprehensive income	—	—	21,107	(211)	20,896
Dividends paid	—	—	(38,150)	—	(38,150)

Balance at December 31,2004	1	300,306	(16,049)	—	284,258
Net loss	—	—	(17,979)	—	(17,979)
Dividends paid	—	—	(35,000)	—	(35,000)
Capital contribution from members	—	39,631	—	—	39,631

Balance at June 24, 2005 (predecessor)	$1	$304,937	$(34,028)	$—	$270,910

Balance at June 24, 2005 (successor)	$1	$747,216	$—	$—	$747,217
Net income	—	—	17,185	—	17,185
Dividends paid	—	—	(15,120)	—	(15,120)

Balance at September 30, 2005	$1	747,216	$2,065	$—	$749,282

The accompanying notes are an integral part of these condensed consolidated financial statements.

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in Thousands)

		For the Period
		from
	For the Period from	January 1	For the Nine
	June 25 through	through	Months Ended
	September 30, 2005	June 24, 2005	September 30, 2004

		(Predecessor)
Cash flows from operating activities:
Net income (loss)	$17,185	$(17,979)	$11,282
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,737	57,032	47,957
Deferred income taxes	4,307	4,101	3,895
Revenue contract levelization	1,007	692	9,002
Interest on loss contracts	462	1,069	874
Amortization of debt premium	(3,231)	(5,854)	(4,671)
Amortization of lease	748	(1,593)	(275)
Amortization of deferred revenue	(7)	(74)	(16)
(Gain) loss on asset retirements	(494)	519	618
Earnings from equity investments	—	—	(6,148)
Distributions from equity investments	—	—	31,500
Minority interests in net income of subsidiaries	79	56	12,179
Changes in assets and liabilities:
Receivables	1,916	(4,211)	(6,467)
Prepaid expenses and other current assets	2,360	(2,400)	740
Other long-term assets	(3,060)	(2,943)	(38)
Accounts payable, and other current liabilities	7,341	(8,142)	1,157
Income taxes receivable	(820)	(7,775)	16,072
Accrued interest	(9,404)	5,292	(2,675)
Other accrued liabilities	(19)	2,667	(5,228)

Net cash provided by operating activities	47,107	20,457	109,758
Cash flows from investing activities:
Capital expenditures	(1,898)	(25,228)	(9,220)
Acquisition of Duke interest	(1,307)	—	—
Proceeds from sale of equipment	487	2,651	20
Acquisition of intangible	—	—	(335)
Cash from the consolidation of unconsolidated subsidiary	—	—	40,238
Proceeds from the sale of subsidiary	—	—	42,508
Acquisition, net of cash	—	—	7,678

Net cash (used in) provided by investing activities	(2,718)	(22,577)	80,889
Cash flows from financing activities:
Payments from (to) from restricted cash investments	6,766	179	(42,995)
Payments on long-term debt	(24,255)	(29,178)	(52,217)
Dividends paid	(15,120)	(35,000)	(24,695)
Dividends paid to minority interests	—	(100)	(1,420)
Capital contributions	—	39,632	—

Net cash used in financing activities	(32,609)	(24,467)	(121,327)
Net decrease in cash and cash equivalents	11,780	(26,587)	69,320

Cash and cash equivalents at beginning of period	62,358	88,945	17,537

Cash and cash equivalents at end of period	$74,138	$62,358	$86,857

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

1.	Organization and Basis of Presentation
      Covanta ARC Holdings, Inc. (“Holdings Inc.”), formerly known as American Ref-Fuel Holdings Corp., and subsidiaries (collectively, the “Company”) is engaged in the business of acquiring, developing, owning and managing waste and energy-related businesses in the United States. The Company has had investments in and/or manages waste-to-energy facilities, transfer stations, landfills, electric-generating facilities and steam cogeneration facilities.
      On December 12, 2003, Holdings Inc. completed a merger with MSW Merger, a Delaware limited liability company, pursuant to an agreement and plan of merger dated August 22, 2003 with Holdings Inc. becoming the surviving entity (the “MSW Transaction”). Prior to the MSW Transaction, the Company primarily derived its revenue from: (i) the sale of electrical energy and capacity, thermal energy and waste disposal services; (ii) earnings on equity investments; and (iii) providing operating and management services to various energy businesses for fixed and variable fees. Following the MSW Transaction, the Company sold several of its operating subsidiaries to a wholly-owned subsidiary of Delta Power Company, LLC (“Delta”) on December 15, 2003. As of December 31, 2003, the Company had a 50% equity ownership in Covanta Ref-Fuel Holdings LLC (“Covanta Ref-Fuel Holdings”), formerly known as Ref-Fuel Holdings LLC, through its ownership of MSW Energy Holdings II LLC (“MSW Energy Holdings II”), and 100% ownership of UAE Mecklenburg Cogeneration LP, a coal-fired facility in Clarksville, VA (the “Mecklenburg Facility”). The Company sold the Mecklenburg Facility on August 18, 2004 (see Note 5). As a result of these transactions, the Company’s primary business is the ownership, operation and development of waste-to-energy facilities.
      As a result of a series of transactions known as the Equalization Transactions, which were consummated on April 30, 2004, affiliates of Credit Suisse First Boston Private Equity, Inc. (“CSFB Private Equity”) and AIG Global Investment Corp. (“AIGGIC”) beneficially owned 60% and 40%, respectively, of the equity interests in the Company. Also in the Equalization Transactions, Holdings Inc. was named managing member of MSW Energy Holdings LLC (“MSW Energy Holdings”) and purchased a 0.01% ownership.
      The Equalization Transactions also resulted in Holdings Inc. assuming full control of the management and operations of Covanta Ref-Fuel Holdings through its interests in MSW Energy Holdings II and MSW Energy Holdings. As a result of the Equalization Transactions, the Company had effective control of Covanta Ref-Fuel Holdings, and therefore consolidated its results of operations and cash flows for the period from May 1, 2004.
      On August 31, 2004, the Company and several private equity funds (the “DLJMB Funds”), each of which is managed by entities affiliated with CSFB Private Equity, and several investment funds (the “Highstar Funds”) managed by AIGGIC effected a series of transactions that resulted in Holdings Inc. becoming the indirect parent of MSW Energy Holdings (the “August 31 Transactions”).
      Effective June 24, 2005, Covanta Holding Corporation (“CHC”), a Delaware corporation, acquired all of the issued and outstanding shares of capital stock of Holdings Inc. (the “Acquisition”). The Acquisition was made pursuant to the terms of a Stock Purchase Agreement, dated as of January 31, 2005 among CHC. and its owners (the “Purchase Agreement”). As a result of the Acquisition, CHC, through a wholly-owned subsidiary, owns 100% of the voting securities of Holdings Inc.
      CHC paid $747 million in cash for transaction costs and for the shares of Holdings Inc. and assumed the consolidated net debt of Holdings Inc., which was approximately $1.3 billion as of June 24, 2005. Upon consummation of the Acquisition, a change in ownership occurred, and in accordance with Emerging Issues Task Force (“EITF”) Topic D-97, “Push-Down Accounting,” the Company’s financial statements reflect the effects of its change in ownership and the new owner’s basis in the net assets and liabilities acquired. As a result, the statements of operations and the statements of cash flows for the period from January 1, 2005 through June 24, 2005 reflect the results of the Company prior to purchase accounting adjustments and the statement of operations and statement of cash flows for the period from June 25 to September 30, 2005, reflect

Notes to Condensed Consolidated Financial Statements — (Continued)
the impact of preliminary purchase accounting adjustments (labeled “predecessor”) arising from the Acquisition. See Note 3 for further information.
      On September 30, 2005, the Company acquired the remaining 0.2% ownership of Covanta Ref-Fuel Holdings, from Duke Energy Corporation (“Duke”), and as such, holds 100% interest in Covanta Ref-Fuel Holdings as of September 30, 2005.
      The Company indirectly owns Covanta ARC LLC (“Covanta ARC”), formerly known as American Ref-Fuel Company LLC, a wholly-owned subsidiary of Covanta Ref-Fuel Holdings, who owns partnerships that develop, own and operate waste-to-energy facilities, which combust municipal solid waste and produce energy in the form of electricity and steam. Through such partnerships, Covanta Ref-Fuel Holdings owns or controls six waste-to-energy facilities located in the northeastern United States (the “ARC operating facilities”). The ARC operating facilities derive revenue principally from disposal or tipping fees received for accepting waste and from the sale of electricity and steam produced by those facilities. ARC subsidiaries include: (a) Covanta ARC Company, formerly American Ref-Fuel Company (“Ref-Fuel Management”); (b) TransRiver Marketing Company, L.P. (“TransRiver”); (c) Covanta Hempstead Company, formerly American Ref-Fuel Company of Hempstead (“Hempstead”); (d) Covanta Essex Company, formerly American Ref-Fuel Company of Essex County (“Essex”); (e) Covanta Southeastern Connecticut Company, formerly American Ref-Fuel Company of Southeastern Connecticut (“Seconn”); (f) Covanta Niagara, L.P., formerly American Ref-Fuel Company of Niagara, L.P. (“Niagara”); (g) Covanta Company of Semass, L.P., formerly American Ref-Fuel Company of Semass, L.P. (“Ref-Fuel Semass”); (h) Covanta of Semass, L.P., formerly American Ref-Fuel Operations of Semass, L.P. (“Semass Operator”); and (i) Covanta Delaware Valley, L.P., formerly American Ref-Fuel Company of Delaware Valley, L.P. (“Delaware Valley”) (collectively referred to as the “American Ref-Fuel Partnerships”).
      The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, such statements include all adjustments, including normal recurring accruals and adjustments, necessary for a fair presentation of the results for the period presented. The accounting policies followed during interim periods reported are in conformity with accounting principles generally accepted in the United States of America; however, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual financial statements for the year ended December 31, 2004 that are included in this registration statement. The Company believes that the disclosures included are adequate and provide sufficient information. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for a full year.

2.	Summary of Significant Accounting Policies

Principles of consolidation
      The accompanying consolidated financial statements include the accounts of Holdings Inc., its wholly-owned subsidiaries including MSW Energy Holdings, MSW Energy Holdings II, and Covanta Ref-Fuel Holdings. Prior to the Equalization Transactions, the Company’s investment in Covanta Ref-Fuel Holdings was accounted for using the equity method of accounting. As a result of the Equalization Transactions and the associated acquisition of MSW Energy Holdings, the Company has effective control of Covanta Ref-Fuel Holdings and MSW Energy Holdings and as of April 30, 2004, consolidated their results of operations, cash flows, and balance sheets. All significant intercompany transactions and balances have been eliminated in consolidation. The minority interests shown relate to Duke’s 0.2% interest in Covanta Ref-Fuel Holdings, which was acquired on September 30, 2005.

Notes to Condensed Consolidated Financial Statements — (Continued)

Reclassifications
      Certain reclassifications have been made to the prior periods to conform to the current periods’ presentation as described in Note 4.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities at the date of the financial statements; (b) the disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Equity method investment
      Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate.
      The Company’s investment in Covanta Ref-Fuel Holdings was accounted for using the equity method of accounting prior to the Equalization Transactions. As a result, the accompanying consolidated results of operations include the Company’s share of net earnings in “Equity in net earnings of unconsolidated subsidiaries” for the period up to April 30, 2004.

Income Taxes
      The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date. A valuation allowance is provided when necessary to reduce deferred tax assets to amounts expected to be realized.
      Quarterly income taxes are calculated in accordance with the interim financial reporting requirements as set forth in Accounting Principles Board Opinion No. 28. Such Opinion considers interim quarterly periods as an integral part of the annual period, with interim quarterly tax periods reflecting the estimated annual effective tax rate.

Revenue Recognition
      The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Stock-Based Compensation
      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“FAS”) No. 123, Accounting for Stock-Based Compensation, (“FAS 123”) as amended by

Notes to Condensed Consolidated Financial Statements — (Continued)
FAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FAS No. 123, concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.
      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”). FAS 123(R) revises FAS 123 and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This requirement represents a change from the current practice. On April 14, 2005, the SEC announced that FAS 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. As a result of the termination of Holdings Inc.’s stock plan, there will be no impact upon the adoption of SFAS 123(R) on the company (see Note 14).

Treatment of Pass Through Costs
      Pass through costs are costs for which the Company receives a direct contractually committed reimbursement from the municipality. These costs generally include utility charges, insurance premiums, ash residue transportation and disposal, and certain chemical costs. These costs are recorded net of the reimbursements from the municipalities in the Company’s consolidated financial statements. Total pass through expenses for the periods from January 1, 2005 through June 24, 2005; June 25, 2005 through September 30, 2005; July 1, 2005 through September 30, 2005; January 1, 2004 through September 30, 2004; July 1, 2004 through September 30, 2004, were $2.8 million, $1.7 million, $1.6 million, $2.5 million, and $1.6 million, respectively.

Risks and Uncertainties
      The Company’s operations involve a number of significant risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations and adversely affect the Company’s financial condition and prevent it from fulfilling its obligations include, but are not limited to, the Company’s dependency on the operations of the Covanta ARC operating companies and the Company’s substantial indebtedness.

3.	Business Combinations
      The Company’s assets have been valued by independent appraisers in order to assist management in the determination of the purchase price allocations relating to the fair market value of the assets and liabilities acquired in the Acquisition.
      In recording the Acquisition and in accordance with EITF Topic D-97, “Push-Down Accounting,” the Company recorded incremental fair value of $476.3 million as an addition to members’ equity and applied the respective fair value of the acquisitions in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”). The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company’s management, using a preliminary valuation prepared by the independent appraisers.

Notes to Condensed Consolidated Financial Statements — (Continued)
      The purchase price was allocated as follows, as of (unaudited, in thousands of dollars):

	June 24, 2005	September 30, 2005

Fair value of assets acquired
Current assets	$233,885	$233,885
Property, plant and equipment	1,901,786	1,901,786
Intangible assets (excluding goodwill)	269,436	269,436
Other assets	111,458	108,869
Goodwill	298,089	292,810

Total Assets Acquired	$2,814,654	$2,806,786
Fair value of liabilities assumed
Current liabilities	156,610	156,610
Long-term Intermediate debt	655,270	655,270
Long-term Project debt	718,805	706,732
Deferred income taxes	368,907	372,684
Other liabilities	164,787	165,215

Total Liabilities Assumed	2,064,379	2,056,511
Minority interest acquired	3,058	3,058

Net assets acquired	$747,217	$747,217

      As a result of the Acquisition, the Company recorded a liability relating to the closure of its headquarters of approximately $2.1 million and liabilities for severance and other compensation in the amount of $9.2 million, approximately $0.7 million have been paid relating to these liabilities as of September 30, 2005. As of September 30, 2005, goodwill was $292.8 million which reflected adjustments to the carrying value of project debt by $12.1 million, a fair value adjustment related to a service agreement of $2.5 million, a deferred tax adjustment of $3.8 million and various other liability adjustments of $0.5 million, which also impacted minority interest, as part of management’s ongoing purchase accounting true-up.

4.	Reclassifications of Prior Periods
      In order to conform to CHC’s statements of operations presentation, the following reclassifications were made to the statements of operations. These reclassifications consisted of the following:

•	The amortization of above and below market contracts were reclassified from waste disposal and related service revenues (in the amount of $1.7 million and $4.0 million for the three and nine months ended September 30, 2004, respectively) and electricity and steam sales (in the amount of $14.4 million and $24.0 million for the three and nine months ended September 30, 2004, respectively) into depreciation and amortization expense.

•	Other revenues, which primarily consisted of sales of scrap metals, were reclassified from other revenues into waste and service revenues (in the amount of $3.9 million and $6.0 million for the three and nine months ended September 30, 2004, respectively).

•	Interest expense on project debt and interest income on funds restricted for the payment of project debt were reclassified as part of operating income (in the amount of $7.5 million and $12.5 million for the three and nine months ended September 30, 2004, respectively).

•	Certain costs associated with operating facilities and TransRiver were reclassified from general and administrative expenses into plant operating expenses (in the amount of $3.8 million and $7.2 million for the three and nine months ended September 30, 2004, respectively).

Notes to Condensed Consolidated Financial Statements — (Continued)

•	Reimbursements from certain municipal clients for operating expenses were reclassified from revenues to reductions of operating expenses (in the amount of $1.6 million and $2.5 million for the three and nine months ended September 30, 2004, respectively).

•	Reductions of revenues shared with certain municipal customers for energy produced were reclassified from waste and service revenues to energy revenues (in the amount of $7.7 million and $13.1 million for the three and nine months ended September 30, 2004, respectively).

•	Other minor miscellaneous reclassifications were also made.

5.	Discontinued Operations
      Mecklenburg Transaction. The Company entered into an agreement to sell the Mecklenburg Facility to Virginia Electric and Power Company (“Virginia Power”). On August 18, 2004, the Company consummated the sale of the Mecklenburg Facility to Virginia Power. The cash received as a result of the sale was $42.5 million (with cash on the balance sheet as of the date of sale of $14.5 million). No gain or loss resulted from this sale.

Summarized results of operations:
      Operating results of discontinued operations for the three months and nine months ended September 30, 2004, related to the Mecklenburg Facility is as follows (unaudited, in thousands):

		Nine Months
	Three Months Ended	Ended
	September 30, 2004	September 30, 2004

Revenue	$7,467	$34,554

Income before income taxes	$2,225	$10,963
Income tax expense	(1,091)	(5,374)

Income from discontinued operations	$1,134	$5,589

6.	Equity Investments
      Summarized statement of operations information for Covanta Ref-Fuel Holdings is as follows (unaudited, in thousands):

For the Four
Months Ended
April 30, 2004

Revenues	$156,623
Operating income	18,000
Net earnings	12,753
Company’s equity in net earnings	6,148

Notes to Condensed Consolidated Financial Statements — (Continued)

Pro Forma Information
      The following results represent the unaudited pro forma results as if the Acquisition, the Equalization Transactions and the August 31 Transactions had occurred on January 1, 2004. These results are presented for informational purposes only, and are not necessarily indicative of the actual results that would have resulted had the Acquisition, the Equalization Transactions and the August 31 Transactions actually occurred on January 1, 2004 (unaudited, in thousands):

	Pro Forma	Pro Forma
	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2005	September 30, 2004

Revenues
Waste disposal and related services revenues	$236,192	$238,574
Electricity and steam sales	126,121	123,085

Total operating revenues	362,313	361,659
Expenses
Plant operating expenses	156,551	165,194
Depreciation and amortization	80,389	80,808
Net interest expense on project debt	23,587	26,945
General and administrative	15,765	13,972
Loss on asset retirements	25	960

Operating income	$85,996	$73,780

7.     Property, Plant and Equipment
      A summary of property, plant and equipment is as follows (unaudited, in thousands):

	Useful Life	September 30, 2005	December 31, 2004

			(Predecessor)
Plant and equipment	2-50 years	$1,873,996	$1,206,558
Land		3,813	3,813
Leasehold improvements	Up to 17 years	5,575	5,575
Landfill	13 years	17,831	17,768
Construction in progress		2,268	6,244

Total property, plant and equipment		1,903,483	1,239,958
Accumulated depreciation		(23,903)	(65,062)

Property, plant and equipment, net		$1,879,580	$1,174,896

Notes to Condensed Consolidated Financial Statements — (Continued)

8.	Intangible Assets
      A summary of intangible assets is as follows (unaudited, in thousands):

		September 30,
	Useful Life	2005	December 31, 2004

			(Predecessor)
Waste, electricity and steam contracts	3-11 years	$194,562	$548,725
Financing costs	6 years	—	17,652
Lease asset	24 years	71,845	—
Emissions credits	Indefinite	—	43,377
Other intangibles	Indefinite	3,029	3,579

		269,436	613,333
Accumulated amortization		(7,600)	(70,456)

Intangible assets, net		$261,836	$542,877

      The following table represents the amount of estimated expense associated with the intangible assets expected to be included in the statement of operations for each of the years indicated (unaudited, in thousands):

	Waste,	Lease
	Electricity and	Asset
	Steam Contracts	Contract	Totals

Estimated 2005 (after September 30, 2005)	$7,026	$748	$7,774
2006	26,979	2,994	29,973
2007	26,979	2,994	29,973
2008	26,969	2,994	29,963
2009	23,423	2,994	26,417
Thereafter	76,372	58,335	134,707

Total	$187,748	$71,059	$258,807

Goodwill
      In connection with the Acquisition, approximately $292.8 million of goodwill was recorded, which represents the total consideration paid in excess of the fair value of net tangible and intangible assets acquired in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles” (“SFAS No. 142”).

9.	Accrued Expenses and Other Current Liabilities
      Accounts expenses and other current liabilities consist of the following (unaudited, in thousands):

	September 30, 2005	December 31, 2004

		(Predecessor)
Accrued expenses	$21,821	$19,249
Compensation liabilities	11,637	11,237
Incentive plan accruals	1,688	3,569
Short-term Duke liability	2,500	2,500
Other	6,401	5,640

Total	$44,047	$42,195

Notes to Condensed Consolidated Financial Statements — (Continued)

10.	Debt
      The following is a summary of long-term debt by obligor (unaudited, in thousands):

		Final	September 30,	December 31,
	Interest Rate	Maturity	2005	2004

				(Predecessor)
Company and Intermediate Debt
MSW Energy Holdings Senior Note	8.50%	2010	$195,785	$200,000
MSW Energy Holdings II Senior Note	7.38%	2010	224,100	225,000
Senior Notes	6.26%	2015	234,000	240,000

			653,885	665,000
Project Debt
Niagara Series 2001A	5.45%-5.625%	2015	165,010	165,010
Seconn Corporate Credit Bonds	5.50%-6.45%	2022	43,500	43,500
Hempstead Corporate Credit Bonds	5.00%	2010	42,670	42,670
Hempstead project debt	4.625%-5.00%	2009	114,543	114,543
Essex project debt	5.248%-7.375%	2020	83,422	96,496
Seconn project debt	5.125%-5.50%	2015	50,602	50,602
Semass Series 2001A	5.50%-5.625%	2016	134,345	134,345
Semass Series 2001B	5.25%-5.50%	2010	75,250	104,385
Other obligations			215	273

Subtotal of Project debt			709,557	751,824

Total debt at par value			1,363,442	1,416,824
Unamortized debt premium, net			51,896	54,189
Current portion			(89,845)	(87,184)

Total long-term debt obligations			$1,325,493	$1,383,829

      As a result of the Acquisition, a Change of Control (as defined in the Indenture entered in connection with the issuance of the Senior Notes) occurred. The Indenture provides that, upon the occurrence of a Change of Control, MSW Energy Holdings LLC and MSW Energy Holdings II LLC shall make an offer (a “Change of Control Offer”) to each registered holder of the 8.50% Series B Senior Secured Notes due 2010 and the 7.375% Series B Senior Secured Notes due 2010 to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder of the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest on these Senior Notes repurchased, if any, to (but not including) the payment date (the Purchase Price).
      Accordingly, on June 24, 2005, MSW Energy Holding LLC and MSW Energy Holdings II LLC made a Change of Control Offer, pursuant to which MSW Energy Holding LLC and MSW Energy Holdings II LLC offered to repurchase, for cash, all or any part of each Holder’s Senior Notes at the Purchase Price, subject to the terms and conditions set forth in a Change of Control Notice and Offer to Purchase, and the accompanying Letter of Transmittal (the “Offer Documents”).
      As a result of the Change of Control Offer issued by MSW Energy Holdings LLC and MSW Energy Holdings II LLC on June 24, 2005, holders of approximately $4.2 million of the MSW Energy Holdings LLC’s 8.50% Series B Senior Notes tendered their notes for repurchase and holders of approximately $0.9 million of the MSW Energy Holdings II LLC’s 7.375% Series B Senior Notes tendered their notes for repurchase. All such notes were repurchased on July 26, 2005.

Notes to Condensed Consolidated Financial Statements — (Continued)

11.	Other liabilities
      Other liabilities consist of the following (unaudited, in thousands):

	Amortization	September 30,	December 31,
	Period	2005	2004

			(Predecessor)
Waste contracts acquired	9-17 years	$118,881	$116,635
Operating lease acquired	14 years	—	42,092
Duke liability	16 years	25,074	22,622
Energy contract levelization	12 years	1,007	24,123
Landfill liabilities	13 years	11,596	10,699
Deferred revenue	8-20 years	31	5,113
Other		5,341	3,363

		$161,930	$224,649

12.	Income Taxes
      The components of the provision for income taxes consist of the following (unaudited, in thousands):

	For the Period from	For the Period from
	June 25,	January 1,	For the Nine
	through	through	Months Ended
	September 30, 2005	June 24, 2005	September 30, 2004

			(Predecessor)
Current provision	$(8,139)	$10,134	$395
Deferred provision	(4,307)	(4,101)	(6,928)

Total consolidated income tax (provision)/benefit	$(12,446)	$6,033	$(6,533)

      The Company has federal net operating loss carryforwards of approximately $1.3 million at of December 31, 2004, which expire between 2021 and 2024 and state net operating loss carryforwards of approximately $22.7 million, which have various expiration dates. The Company had federal capital loss carryforwards of approximately $22.4 million in at December 31, 2004 related to the disposal of certain subsidiaries, which have been offset by a valuation allowance. Such capital losses can only be offset by future capital gains. The capital loss carryforwards expire beginning in the year 2008.

13.	Commitments and Contingencies
      The Company is party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to its business. The Company’s management assesses the likelihood of potential losses on an ongoing basis and when losses are considered probable and reasonably estimable, records as a loss an estimate of the ultimate outcome. If the Company can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.

Environmental
      The Company’s operations are subject to environmental regulatory laws and environmental remediation laws. Although the Company’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, the Company believes that it is in substantial compliance with existing environmental laws and regulations.

Notes to Condensed Consolidated Financial Statements — (Continued)
      The Company may be identified, along with other entities, as being among potentially responsible parties (“PRPs”) for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances, the Company may be exposed to joint and several liabilities for remedial action or damages. The Company’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, and the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations.
      Lower Passaic River Study. By letters dated August 13, 2004 and May 3, 2005, USEPA notified Essex that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (“LPRSA”), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 PRPs named thus far. USEPA alleged that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA’s notice letters stated that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River, for certain past costs incurred by USEPA totaling approximately $2.8 million, and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes any releases from its site to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex’s ultimate liability in the matter, including for natural resource damage. Given the uncertainty, Essex has entered an arrangement with USEPA and the cooperating PRP group to settle the potential liability Essex might have for the $2.8 million in past costs incurred by USEPA and for the $10 million cost of the study, by contributing $250,000 to the cost of the study and by agreeing to share in certain past and ongoing legal fees and other costs of the cooperating PRP group.
      CMW Landfill. Semass Partnership, a 90% owned subsidiary of Ref-Fuel Semass, has a waste management agreement (the “WMA”) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (“CMW”). The WMA allows Semass Partnership to utilize a portion of a landfill (the “CMW Landfill”), which CMW leases from Wankinco River, Inc. (“Wankinco”).
      In March 1990, the Semass Partnership, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the “Settlement Agreement”), which requires, among other things, the Semass Partnership to make annual deposits into an environmental protection trust fund (the “Fund”) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. The Semass Partnership is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. The Semass Partnership’s obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million unless the fund limit is increased by agreement of the parties, or absent such agreement, by arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Wankinco, by letter dated March 29, 2005 and pursuant to its rights under the Settlement Agreement, has requested a re-evaluation of the Fund limit and an increase of such limit to $29.7 million. The Company believes that the $20.0 million fund limit is adequate for its intended purpose. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of environmental damage. The Semass Partnership and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the first nine months of 2005 and the year ended December 31, 2004, the Semass Partnership made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of September 30, 2005 and December 31, 2004, the balance in the Fund was approximately $15.6 million and $14.0 million, respectively, and was included in

Notes to Condensed Consolidated Financial Statements — (Continued)
restricted cash and long-term investments. A corresponding liability, representing approximately one-half of the deposits and related earnings in the Fund, was included in other long-term liabilities.

14.	Stock Option Plans
      On August 11, 2004, the Board of Directors of Holdings Inc. adopted the 2004 Stock Option Plan (the “SOP”), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of Holdings Inc. (who were also the senior management of Covanta Ref-Fuel Holdings) to the interests of Holdings Inc. shareholders through the granting of options to purchase stock of Holdings Inc. Holdings Inc. is a privately held company. During 2004, Holdings Inc. granted 13,199 options to the executive officers of Covanta Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant. Such ten-year period is automatically extended under certain circumstances.
      On January 31, 2005, in conjunction with the Acquisition, the Board of Directors of Holdings Inc. and optionees under the SOP adopted an Option Modification Agreement (“OMA”). Under the terms of the OMA, immediately prior to the Acquisition, the SOP plan was terminated, and on June 24, 2005, a cash payment representing all outstanding options granted or ungranted, but authorized under the terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans was made in the amount of $30.2 million and was recorded as compensation expense prior to the Acquisition.
      The Company has applied the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost had been recognized for the stock option plan prior to its termination.

APPENDIX E
Consolidated Financial Statements of Covanta Energy Corporation and Subsidiaries

Audited Consolidated Financial Statements of Covanta Energy Corporation and Subsidiaries as of December 31, 2004 and December 31, 2003 and for the periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and for the years ended December 31, 2003 and 2002:

Reports of Independent Registered Public Accounting Firms	E-2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and the Years ended December 31, 2003 and 2002
E-5
Consolidated Balance Sheets — December 31, 2004 and 2003 (Restated)	E-6
Statements of Shareholders’ Equity (Deficit) for the Periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and the Years Ended December 31, 2003 and 2002	E-7

Consolidated Statements of Cash Flows for the Periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and the Years Ended December 31, 2003 (Restated) and 2002 (Restated)
E-8
Notes to Consolidated Financial Statements	E-9
Quarterly Results of Operations	E-80
Financial Statement Schedules
Schedule II: Valuation and Qualifying Accounts	E-81

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholder of Covanta Energy Corporation
      We have audited the accompanying consolidated balance sheet of Covanta Energy Corporation and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for the periods January 1, 2004 through March 10, 2004 (“Predecessor”) and March 11, 2004 through December 31, 2004 (“Successor”). These consolidated financial statements are the responsibility of the management of the Company. Our audit also included the financial statement schedule listed in the Index at Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Covanta Energy Corporation and subsidiaries at December 31, 2004, and the consolidated results of their operations and cash flows for the periods January 1, 2004 through March 10, 2004 (“Predecessor”) and March 11, 2004 through December 31, 2004 (“Successor”), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Covanta Energy Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report [NOT INCLUDED HEREIN] dated March 14, 2005 expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of internal control over financial reporting.
/s/ Ernst & Young LLP
MetroPark, New Jersey
March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Covanta Energy Corporation (Debtor in Possession)
      We have audited the accompanying Consolidated Balance Sheet of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the “Company”) as of December 31, 2003, and the related Consolidated Statements of Operations and Comprehensive Income (Loss), Shareholders’ Equity (Deficit) and Cash Flows for each of the two years in the period ended December 31, 2003. Our audits also included the accompanying 2003 and 2002 financial statement schedules. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements of Quezon Power, Inc. (“Quezon”) for the year ended December 31, 2003, the Company’s investment in which is accounted for by use of the equity method. The Company’s equity of $92,492,179 in Quezon’s net assets at December 31, 2003 and of $17,782,000 in that company’s net income for the year then ended is included in the accompanying financial statements. The financial statements of Quezon were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
      In our opinion, based on our audits and the report of the other auditors, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information for 2003 and 2002 set forth therein.
      As discussed in Notes 1 and 2, the Company and various domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying 2003 and 2002 financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such 2003 and 2002 financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in their businesses. The Bankruptcy Court entered an order confirming the Company’s plan of reorganization which became effective after the close of business on March 10, 2004.
      The accompanying 2003 and 2002 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2, the Company’s dependence upon, among other things, the Company’s ability to utilize the net operating loss carry forwards of Danielson Holding Corporation and the Company’s ability to generate sufficient cash flows from operations, asset sales and financing arrangements to meet its obligations, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Notes 1 and 2. The financial statements do not include adjustments that might result from the outcome of this uncertainty.
      As discussed in Note 3, on January 1, 2003 the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived-Assets”.
      As discussed in Note 35, the accompanying Consolidated Balance Sheet as of December 31, 2003 and Consolidated Statements of Cash Flows for each of the two years in the period ended December 31, 2003 have been restated.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 26, 2004 (March 14, 2005 as to the effects of the restatements discussed in Note 35)

Covanta Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,	Years Ended
	Through	Through	December 31,
	December 31,	March 10,
	2004	2004	2003	2002

	(In thousands, except per share amounts)
Service revenues	$374,622	$89,867	$499,245	$493,960
Electricity and steam sales	181,074	53,307	277,766	289,281
Construction revenues	1,506	58	13,448	42,277
Other revenues	—	—	9	263

Total revenues	557,202	143,232	790,468	825,781

Plant operating expenses	352,617	100,774	500,627	496,443
Construction costs	1,925	73	20,479	42,698
Depreciation and amortization	55,821	13,426	71,932	77,368
Net interest on project debt	32,586	13,407	76,770	86,365
Other operating costs and expenses	1,366	(209)	2,209	15,163
Net (gain) loss on sales of businesses and equity investments	(245)	(175)	7,246	1,943
Selling, general and administrative expenses	38,076	7,597	35,639	54,329
Project development costs	—	—	—	3,844
Other expense (income)—net	(1,952)	(1,923)	(1,119)	16,008
Write down of and obligations related to assets held for use	—	—	16,704	84,863

Total costs and expenses	480,194	132,970	730,487	879,024

Operating income (loss)	77,008	10,262	59,981	(53,243)
Interest income	1,858	935	2,948	2,472
Interest expense (excluding post-petition contractual interest of $243, $970 and $3,607 for the period January 1, 2004 through March 10, 2004, 2003 and 2002, respectively)	(34,706)	(6,142)	(39,938)	(44,059)
Reorganization items	—	(58,282)	(83,346)	(49,106)
Gain on cancellation of pre-petition debt	—	510,680	—	—
Fresh start adjustments	—	(399,063)	—	—

Income (loss) from continuing operations before income taxes, minority interests, equity in net income from unconsolidated investments, discontinued operations and the cumulative effect of changes in accounting principles	44,160	58,390	(60,355)	(143,936)
Income tax (expense) benefit	(23,637)	(30,240)	18,096	986
Minority interests	(6,919)	(2,511)	(8,905)	(9,104)
Equity in net income from unconsolidated investments	17,535	3,924	24,400	24,356

Income (loss) from continuing operations before discontinued operations and change in accounting principles	31,139	29,563	(26,764)	(127,698)
Gain (loss) from discontinued operations (net of income tax (expense) benefit of $(16,147) and $13,165, in 2003 and 2002, respectively)	—	—	78,814	(43,355)
Cumulative effect of change in accounting principles (net of income tax benefit of $5,532 in 2003)	—	—	(8,538)	(7,842)

Net income (loss)	31,139	29,563	43,512	(178,895)

Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustments (net of income tax (expense) benefit of $0, $0, $0, and $415, respectively)	549	248	2,743	(1,485)
Reclassification adjustments for translation adjustments included in:
Continuing operations	—	—	(2,753)	1,233
Discontinued operations	—	—	—	297
Unrealized holding gains (losses) on securities arising during period (net of income tax (expense) benefit of $35, $150, $(262) and $112, respectively)	53	(225)	392	(167)
Minimum pension liability adjustment	187	—	—	88

Other comprehensive income (loss)	789	23	382	(34)

Comprehensive income (loss)	$31,928	$29,586	$43,894	$(178,929)

Basic income (loss) per share:
Income (loss) from continuing operations		$0.59	$(0.54)	$(2.56)
Income (loss) from discontinued operations		—	1.58	(0.88)
Cumulative effect of change in accounting principles		—	(0.17)	(0.16)

Net income (loss)		$0.59	$0.87	$(3.60)

Diluted (loss) income per share:
Income (loss) from continuing operations		$0.59	$(0.54)	$(2.56)
Income from discontinued operations		—	1.58	(0.88)
Cumulative effect of change in accounting principles		—	(0.17)	(0.16)

Net income (loss)		$0.59	$0.87	$(3.60)

The accompanying notes are an integral part of the consolidated financial statements.

Covanta Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	As of December 31,

	Successor	Predecessor

		2003

		As Restated
	2004	(see Note 35)

	(In thousands, except
	per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$78,112	$260,902
Marketable securities available for sale	3,100	—
Restricted funds held for emergence costs	32,805	—
Restricted funds held in trust	116,092	102,199
Receivables (less allowances of $433 and $27,893, respectively)	131,301	166,753
Unbilled service receivables	58,206	63,340
Deferred income taxes	8,868	9,763
Prepaid expenses and other current assets (less allowance of $5,000 in 2003)	60,893	82,115

Total current assets	489,377	685,072
Property, plant and equipment — net	859,973	1,453,354
Restricted funds held in trust	123,826	125,207
Other non-current receivables (less allowance of $170 and $5,026, respectively)	13,798	10,096
Unbilled service receivables	98,248	115,267
Service and energy contracts and other intangible assets	188,637	7,073
Investments in and advances to investees and joint ventures	65,647	133,439
Other assets	31,016	84,072

Total Assets	$1,870,522	$2,613,580

Liabilities and Shareholders’ Equity (Deficit)

Liabilities:
Current Liabilities:
Current portion of recourse debt	$112	$21
Current portion of project debt	109,701	108,687
Accounts payable	16,199	23,584
Accrued expenses	121,013	208,342
Accrued emergence costs	32,805	—
Deferred revenue	13,965	37,431

Total current liabilities	293,795	378,065
Recourse debt	312,784	57
Project debt	835,036	935,278
Deferred income taxes	166,186	195,059
Deferred revenue	—	129,304
Other liabilities	97,848	78,358
Liabilities subject to compromise	—	956,095

Total Liabilities	1,705,649	2,672,216

Minority interests	85,420	69,398

Shareholders’ Equity (Deficit):
Successor common stock, par value $0.01 per share; authorized and issued two hundred shares as of December 31, 2004	—	—
Predecessor serial cumulative convertible preferred stock, par value $1.00 per share, authorized, 4,000 shares; shares outstanding: 33 shares net of treasury shares of 30	—	33
Predecessor common stock, par value $0.50 per share; authorized, 80,000 shares; outstanding: 49,825 shares net of treasury shares of 4,125	—	24,912
Capital surplus	47,525	188,156
Notes receivable from key employees for common stock issuance	—	(451)
Retained earnings (deficit)	31,139	(340,661)
Accumulated other comprehensive income (loss)	789	(23)

Total Shareholders’ Equity (Deficit)	79,453	(128,034)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,870,522	$2,613,580

The accompanying notes are an integral part of the consolidated financial statements.

Covanta Energy Corporation and Subsidiaries
STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Successor		Predecessor

	For the Period
	March 11,				December 31,
	Through		For the Period
	December 31,		January 1, Through
	2004		March 10, 2004		2003		2002

	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts

	(In thousands, except per share amounts)
SERIAL CUMULATIVE CONVERTIBLE PREFERRED STOCK:
Balance at beginning of period	$—		63	$63	63	$63	63	$64
Shares converted into common stock	—		—	—	—	—		(1)
Fresh start adjustments	—		(63)	(63)	—	—	—	—

Total	—		—	—	63	63	63	63
Treasury shares	—		(30)	(30)	(30)	(30)	(30)	(30)
Cancellation of treasury shares	—		30	30	—	—	—	—

Balance at end of period	—		—	—	33	33	33	33

COMMON STOCK:
Balance at beginning of period	—		53,950	26,975	53,950	26,975	53,947	26,974
Conversion of preferred shares	—		—	—	—	—	3	1
Fresh start adjustment	—		(53,950)	(26,975)	—	—	—	—

Total	—		—	—	53,950	26,975	53,950	26,975

Treasury shares at beginning of period	—		4,125	2,063	4,125	2,063	4,112	2,056
Issuance of restricted stock	—		—	—	—	—	13	7
Fresh start adjustment	—		(4,125)	(2,063)	—	—	—	—

Treasury shares at end of period	—		—	—	4,125	2,063	4,125	2,063

Balance at end of period	—		—	—	49,825	24,912	49,825	24,912

CAPITAL SURPLUS:
Balance at beginning of period	47,525			188,156		188,156		188,371
Fresh start adjustment				(188,156)		—		—
Issuance of common stock				29,825
Acquisition costs paid				6,400
Stock rights issued				11,300
Cancellation of restricted stock	—			—		—		(215)

Balance at end of period	47,525			47,525		188,156		188,156

NOTES RECEIVABLE FROM KEY EMPLOYEES FOR COMMON STOCK ISSUANCE:
Balance at beginning of period	—			(451)		(870)		(870)
Settlement	—			451		419		—

Balance at end of period	—			—		(451)		(870)

UNEARNED RESTRICTED STOCK COMPENSATION:
Balance at beginning of period				—		(54)		(664)
Issuance (cancellation) of restricted common stock						—		222
Amortization of unearned restricted stock compensation	—			—		54		388

Balance at end of period	—			—		—		(54)

EQUITY (DEFICIT):
Balance at beginning of period	—			(340,661)		(384,173)		(205,262)
Net income (loss)	31,139			29,563		43,512		(178,895)
Fresh start adjustment	—			311,098		—		—

Total	31,139			—		(340,661)		(384,157)
Preferred dividends-per share of $$0.47 in 2002	—			—		—		16

Balance at end of period	31,139			—		(340,661)		(384,173)

CUMULATIVE TRANSLATION ADJUSTMENT:
Balance at beginning of period	—			(248)		(238)		(283)
Foreign currency translation adjustments	549			935		2,743		(1,485)
Fresh start adjustment	—			(687)		—		—
Less reclassification adjustments for translation adjustments:
Gain (loss) from continuing operations	—			—		(2,753)		1,233
Gain from discontinued operations	—			—		—		297

Balance at end of period	549			—		(248)		(238)

MINIMUM PENSION LIABILITY ADJUSTMENT:
Balance at beginning of period	—			—		88		—
Minimum pension liability adjustment	187			—		(88)		88

Balance at end of period	187			—		—		88

NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE:
Balance at beginning of period	—			225		(167)		—
Gain (loss) for period	53			167		392		(167)
Fresh start adjustment	—			(392)		—		—

Balance at end of period	53			—		225		(167)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	789			—		(23)		(317)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	$79,453			$47,525		$(128,034)		$(172,313)

The accompanying notes are an integral part of the consolidated financial statements.

Covanta Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor

	December 31,
	For the	For the
	Period	Period	2003	2002
	March 11,	January 1,	As	As
	Through	Through	Restated	Restated
	December 31,	March 10,	(See	(See
	2004	2004	Note 35)	Note 35)

	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$31,139	$29,563	$43,512	$(178,895)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Loss (gain) from discontinued operations	—	—	(78,814)	43,355
Gain on cancellation of pre-petition debt	—	(510,680)	—	—
Fresh start adjustments	—	399,063	—	—
Fresh start tax adjustments	—	29,601	—	—
Reorganization items	—	58,282	83,346	49,106
Payment of reorganization items	—	(49,782)	(57,034)	(26,928)
Depreciation and amortization	55,821	13,426	71,932	77,368
Deferred income taxes provided	12,335	1,927	(23,734)	4,119
Provision for doubtful accounts	733	852	10,241	20,013
Bank fees	—	—	—	23,685
Gain on sale of business	(245)	—	—	—
Write-downs and obligations related to assets held for sale	—	—	16,704	84,863
Equity in income from unconsolidated investments	(17,535)	(3,924)	(24,400)	(24,356)
Dividends from equity investees	3,106	—	—	—
Amortization of project debt premium and discount	(10,457)	—	—	—
Accretion on principal of senior secured notes	2,736	—	—	—
Cumulative effect of change in accounting principles, net of income taxes	—	—	8,538	7,842
Minority interests	6,919	2,511	8,905	9,104
Other	3,400	(243)	7,781	(22,107)
Management of operating assets and liabilities:
Decrease (increase) in assets:
Receivables	10,947	2,989	(1,715)	15,674
Restricted funds held for emergence costs	65,681	(99,986)	—	—
Unbilled service receivables	11,221	284	9,163	5,371
Other assets	(3,265)	(14,043)	4,221	2,666
Increase (decrease) in liabilities:
Accounts payable	(8,059)	3,853	23,150	33,571
Accrued expenses	10,050	(83,546)	(73,240)	853
Accrued emergence costs	(65,681)	99,986	—	—
Deferred revenue	(1,395)	229	(693)	(2,815)
Other liabilities	6,380	(371)	6,539	(55,006)

Net cash provided by (used in) operating activities of continuing operations	113,831	(120,009)	34,402	67,483

Cash Flows From Investing Activities:
Proceeds from sale of businesses	1,799	—	33,171	18,871
Proceeds from sale of property, plant, and equipment	1,232	86	406	988
Proceeds from sale of marketable securities	276	87	564	646
Investment in marketable securities available for sale	(4,421)	—	—	—
Proceeds from sale of investment	—	—	493	—
Investments in facilities	(11,877)	(4,192)	(21,174)	(18,164)
Other capital expenditures	—	—	(980)	(3,103)
Distributions from investees and joint ventures	14,705	6,401	11,511	27,863
Increase in investments in and advances to investees and joint ventures	—	(279)	—	(296)

Net cash provided by investing activities of continuing operations	1,714	2,103	23,991	26,805

Cash Flows From Financing Activities:
Borrowings for facilities	14,488	—	10,562	3,825
New borrowings	—	—	—	2,277
Decrease (increase) in restricted funds held in trust	(13,839)	(6,075)	30,321	(23,100)
Payment of project debt	(67,943)	(28,089)	(149,956)	(120,924)
Payment of recourse debt	(19,673)	—	—	—
Distributions to secured lenders and 9.25% holders	—	(80,507)	—	—
Proceeds from issuance of stock	—	29,825	—	—
Distribution to minority partners	(8,261)	(530)	—	—
Proceeds from sale of minority interests	—	175	—	—
Other	—	—	(5,265)	(4,103)

Net cash used in financing activities of continuing operations	(95,228)	(85,201)	(114,338)	(142,025)

Net cash provided by discontinued operations	—	—	217,783	63,228

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,317	(203,107)	161,838	15,491

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	57,795	260,902	99,064	83,573

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$78,112	$57,795	$260,902	$99,064

The accompanying notes are an integral part of the consolidated financial statements.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
(In thousands, except per share amounts)

1.	Basis of Presentation
      The accompanying consolidated financial statements include the accounts of Covanta Energy Corporation and its subsidiaries. The consolidated financial statements presented reflect the reorganization under which Covanta became a wholly-owned subsidiary of Danielson as of March 10, 2004. See Note 2 to the Consolidated Financial Statements for a description of the reorganization.
      Accordingly, the consolidated financial statements for the period beginning on the day after the Effective Date through December 31, 2004 reflect both fresh start accounting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) and business combination accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”) and SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). References in the financial statements to the “Predecessor” refer to the Company prior to and including March 10, 2004. References to the “Successor” refer to the Company after March 10, 2004.
      The consolidated financial statements of the Predecessor were prepared in accordance with SOP 90-7. Accordingly, all pre-petition liabilities believed to be subject to compromise were segregated in the Consolidated Balance Sheet and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not believed to be subject to compromise were separately classified as current and non-current, as appropriate. Revenues, expenses (including professional fees relating to the bankruptcy proceeding), realized gains and losses, and provisions for losses resulting from the reorganization were reported separately as reorganization items. Also, interest expense was accrued during the Chapter 11 Cases only to the extent that it was to be paid. As authorized by the Bankruptcy Court, debt service continued to be paid on the Company’s project debt throughout the Chapter 11 Cases. Cash used for reorganization items is disclosed separately in the Consolidated Statements of Cash Flows.
      The Predecessor consolidated financial statements for the years ended December 31, 2003 and 2002 have been prepared on a “going concern” basis in accordance with accounting principles generally accepted in the United States of America. The “going concern” basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge it liabilities in the normal course of business. The Company’s ability to continue as a “going concern” was subject to substantial doubt in 2003 and 2002 and was dependent upon, among other things, (i) the Company’s ability to utilize the NOLs of Danielson, and (ii) the Company’s ability to generate sufficient cash flows from operations, asset sales and financing arrangements to meet its obligations. If the “going concern” basis were not used for the consolidated financial statements in the years ended December 31, 2003 and 2002, significant adjustments would have been necessary to the carrying values of assets and liabilities, the revenues and expenses reported, and the balance sheet classifications used. See Note 2, for a description about the Company’s reorganization.
      Covanta is engaged in developing, constructing, owning and operating for others, key infrastructure for the conversion of waste-to-energy, independent power production and the treatment of water and wastewater in the United States and abroad. Companies in which Covanta has significant influence are accounted for using the equity method. Those companies in which Covanta owns less than 20% are accounted for using the cost method.
      The Company’s subsidiaries owning and operating the Company’s Warren County, New Jersey and Lake County, Florida waste-to-energy facilities and which were engaged in the Tampa Bay, Florida desalination project remained debtors-in-possession (the “Remaining Debtors”) after the Effective Date, and were not the subject of the Reorganization Plan. As a result, the Company recorded its investment in the Remaining Debtors using the equity method as of March 10, 2004. Subsequent to the Effective Date, the Tampa Bay, Florida subsidiaries and the Lake County, Florida subsidiaries reached agreements with their counterparties

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
and emerged from bankruptcy on August 6, 2004 and December 14, 2004, respectively. The Company has included these entities as consolidated subsidiaries in its financial statements since their respective emergence dates. See Note 2 to the Consolidated Financial Statements for additional information regarding these settlements.
      Three of the Company’s subsidiaries, which relate to the Warren Facility, have not reorganized or filed a liquidation plan under Chapter 11 of the United States Bankruptcy Code. While Covanta exercises significant influence over the operating and financial policies of these subsidiaries, these subsidiaries will continue to operate as debtors in possession in the Chapter 11 case until they reorganize or liquidate. Because any plan of reorganization or liquidation relating to these debtors would have to be approved by the Bankruptcy Court, and possibly their respective creditors, the Company does not control these debtors or the ultimate outcome of their respective Chapter 11 case. Accordingly, Covanta no longer includes these subsidiaries as consolidated subsidiaries in the consolidated financial statements. Covanta’s investment in these subsidiaries is recorded using the equity method effective as of March 10, 2004. Unless these subsidiaries emerge from bankruptcy under Covanta’s control, it is unlikely that they will contribute to Covanta’s results of operations.
      All intercompany transactions and balances have been eliminated.

2.	Reorganization and Financing Agreements

Reorganization Plan
      On March 10, 2004, Covanta consummated a plan of reorganization and except for six subsidiaries, emerged from its reorganization proceeding under the Bankruptcy Code. As a result of the consummation of the plan, Covanta is a wholly owned subsidiary of Danielson. The Chapter 11 proceedings commenced on April 1, 2002 (the “First Petition Date”), when Covanta and 123 of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). After the First Petition Date, thirty-two additional subsidiaries filed their Chapter 11 petitions for relief under the Bankruptcy Code. Eight subsidiaries that had filed petitions on the First Petition Date were sold as part of the Company’s disposition of assets during the bankruptcy cases and are no longer owned by the Company. All of the bankruptcy cases (the “Chapter 11 Cases”) were jointly administered under the caption “In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al.” During the Chapter 11 Cases, the debtors in the proceeding (collectively, the “Debtors”) operated their business as debtors-in-possession pursuant to the Bankruptcy Code. International operations and certain other subsidiaries and joint venture partnerships were not included in the bankruptcy filings.
      Over the course of the Chapter 11 Cases, the Company held discussions with the Official Committee of Unsecured Creditors (the “Creditors Committee”), representatives of certain of the Company’s prepetition bank lenders and other lenders (the “DIP Lenders” and together with the Company’s pre-petition bank lenders, the “Secured Bank Lenders”) under the DIP Financing Facility, as discussed below, and the holders of the 9.25% Debentures with respect to possible capital and debt structures for the Debtors and the formulation of a plan for its reorganization.
      On December 2, 2003, Covanta and Danielson entered into the Danielson Agreement, which provided for:

•	Danielson to purchase 100% of the Covanta New Common for $30 million as part of a plan of reorganization (the “Danielson Transaction”);

•	agreement as to new revolving credit and letter of credit facilities for the Company’s domestic and international operations, provided by certain of the Secured Bank Lenders and a group of additional lenders organized by Danielson; and

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

•	execution and consummation of the Tax Sharing Agreement between Danielson and Covanta, pursuant to which (a) Covanta (exclusive of its international holding company), will file a consolidated tax return with Danielson, and (b) Danielson will make all of Danielson’s NOLs generated through December 31, 2002, available to Covanta for purposes of Covanta’s calculation for its portion of the consolidated tax liability it pays to Danielson.
      The Company determined that the Danielson Transaction was in the best interests of their estates and their creditors, and was preferable to other alternatives under consideration because it provided:

•	a more favorable capital structure for the Company upon emergence from Chapter 11;

•	the injection of $30 million in equity from Danielson;

•	enhanced access to capital markets through Danielson;

•	diminished syndication risk in connection with the Company’s financing under the exit financing agreements; and

•	reduced exposure of the Secured Bank Lenders as a result of financing arranged by new lenders.
      On March 5, 2004, the Bankruptcy Court entered an order confirming the Company’s plan of reorganization premised on the Danielson Transaction and liquidation for certain of those Debtors involved in non-core businesses. On March 10, 2004 both plans were effected upon the consummation of the Danielson Transaction. The following is a summary of material provisions of the Reorganization Plan. The Remaining Debtors owning or operating the Company’s Warren County, New Jersey, Lake County, Florida, and Tampa Bay, Florida projects initially remained debtors-in-possession, and were not the subject of the Reorganization Plan. During 2004, the Company’s subsidiaries involved with Tampa Bay project and the Lake County project emerged from bankruptcy under separate reorganization plans. The Company’s subsidiaries involved with the Warren County project remain in Bankruptcy. As part of its reorganization, the Company disposed of all of its interests in its former entertainment and aviation businesses, which were either sold prior to the Effective Date or included in the liquidation plan.
      The Reorganization Plan provided for, among other things, the following distributions:
      (i) Secured Lender and 9.25% Debenture Holder Claims
      On account of their allowed secured claims, the Secured Lenders and the 9.25% Debenture holders received, in the aggregate, a distribution consisting of:

•	the cash available for distribution after payment by the Company of exit costs necessary to confirm the Reorganization Plan and establishment of required reserves pursuant to the Reorganization Plan,

•	new high-yield secured notes issued by Covanta and guaranteed by its subsidiaries (other than Covanta Power International Holdings, Inc. (“CPIH”) and its subsidiaries) which are not contractually prohibited from incurring or guaranteeing additional debt (Covanta and such subsidiaries, the “Domestic Borrowers”) with a stated maturity of seven years (the “High Yield Notes”), and

•	a term loan of CPIH with a stated maturity of 3 years.
      In addition, the 9.25% Debenture holders were granted the right to purchase up to 3 million shares of Danielson common stock.
      (ii) Unsecured Claims against Operating Company Subsidiaries
      The holders of allowed unsecured claims against any of the Company’s operating subsidiaries received or will receive unsecured notes bearing interest at 7.5% per annum in a principal amount equal to the amount of their allowed unsecured claims with a stated maturity of 8 years (the “Unsecured Notes”).

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      (iii) Unsecured Claims against Covanta and Holding Company Subsidiaries
      The holders of allowed unsecured claims against Covanta or certain of its holding company subsidiaries will receive, in the aggregate, their pro rata share of a distribution consisting of (a) $4 million in principal amount of the Unsecured Notes, (b) a participation interest equal to 5% of the first $80 million in net proceeds received in connection with the sale or other disposition of CPIH and its subsidiaries used to pay-down CPIH debt, if it were to affect asset sales, and (c) the recoveries, if any, from actions which such holders are entitled to bring under the Reorganization Plan on behalf of the Debtors’ estates. In addition, the holders of such claims are entitled to receive a pro rata distribution which is equal to 12.5% of the value of distributions otherwise payable to the 9.25% Debenture Holders.
      (iv) Subordinated Claims of Holders of Convertible Subordinated Debentures
      The holders of Covanta’s 6% Convertible Subordinated Debentures and its 5.75% Convertible Subordinated Debentures together, (the “Convertible Subordinated Debentures”) received no distribution or retain any property pursuant to the proposed Reorganization Plan. The Convertible Subordinated Debentures were cancelled as of March 10, 2004, the Effective Date of the Reorganization Plan.
      (v) Equity interests of Old Common and Old Preferred stockholders
      The holders of Covanta’s Old Preferred and Old Common stock outstanding immediately before consummation of the DHC Transaction received no distribution and retained no property pursuant to the Reorganization Plan. The Old Preferred stock and Old Common stock was cancelled as of March 10, 2004, the Effective Date of the Reorganization Plan.
      The Reorganization Plan provided for the complete liquidation of those of the Company’s subsidiaries that have been designated as liquidating entities. Substantially all of the assets of these liquidating entities have already been sold. Under the Reorganization Plan the creditors of the liquidating entities will not receive any distribution other than those administrative creditors with respect to claims against the liquidating entities that have been incurred in the implementation of the Reorganization Plan and priority claims required to be paid under the Bankruptcy Code.
      Covanta had the right during the Chapter 11 Cases, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. As a condition to assuming a contract, the Company was required to cure all existing defaults (including payment defaults). The Company paid approximately $9 million in cure amounts associated with assumed executory contracts and unexpired leases. Several counterparties have indicated that they believe that actual cure amounts are greater than the amounts specified in the Company’s notices, and there can be no assurance that the cure amounts ultimately associated with assumed executory contracts and unexpired leases will not be materially higher than the amounts estimated by the Company.
      The Company has substantially completed the process of reconciling recorded pre-petition liabilities with proofs of claim filed by creditors with the Bankruptcy Court. The Company expects this process to conclude during 2005. The Company intends to contest claims to the extent they materially exceed the amounts the Company believes may be due. The Company believes the claims resolution process will not result in material liabilities in excess of those recorded in its consolidated financial statements.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

Financing the Reorganization Plan
      As a result of the consummation of the Danielson Transaction, the Company emerged from bankruptcy with a new debt structure. Domestic Borrowers have two credit facilities:

•	a letter of credit facility (the “First Lien Facility”), for the issuance of letters of credit required in connection with one waste-to-energy facility, the current aggregate amount of which is approximately $120 million at December 31, 2004, and

•	a letter of credit and liquidity facility (the “Second Lien Facility”), in the aggregate amount of $118 million, of which approximately $71 million is outstanding at December 31, 2004, up to $10 million of which shall also be available for cash borrowings on a revolving basis and the balance for letters of credit.
      Both facilities expire on March 10, 2009, and are secured by the assets of the Domestic Borrowers not otherwise pledged. The lien of the Second Lien Facility is junior to that of the First Lien Facility.
      The Domestic Borrowers also issued the High Yield Notes and issued or will issue the Unsecured Notes. The High Yield Notes are secured by a third priority lien in the same collateral securing the First Lien Facility and the Second Lien Facility. The High Yield Notes were issued in the initial principal amount of $205 million, which will accrete to $230 million at maturity in 7 years. The current accreted amount of the High Yield Notes at December 31, 2004 is approximately $207.7 million.
      Unsecured Notes in a principal amount of $4 million were issued on the effective date of the Reorganization Plan. The Company issued additional Unsecured Notes in the principal amount of $20 million after emergence and recorded additional Unsecured Notes in a principal amount of $4 million in 2004 which it expects to issue in 2005. The final principal amount of all Unsecured Notes will be equal to the amount of allowed unsecured claims against the Company’s operating subsidiaries which were Reorganizing Debtors, and such amount will be determined at such time as the allowance of all such claims are resolved through settlement or further proceedings in the Bankruptcy Court. Notwithstanding the date on which Unsecured Notes are issued, interest on the Unsecured Notes accrues from March 10, 2004.
      Also, CPIH and each of its domestic subsidiaries, which hold all of the assets and operations of the Company’s international businesses (the “CPIH Borrowers”) entered into two secured credit facilities:

•	a revolving credit facility, secured by a first priority lien on substantially all of the CPIH Borrowers’ assets not otherwise pledged, consisting of commitments for cash borrowings in the initial amount of up to $10 million (reduced to $9.1 million as of December, 2004), which remains undrawn as of December 31, 2004, for purposes of supporting the international businesses and

•	a term loan facility of up to $95 million of which approximately $77 million is outstanding at December 31, 2004, secured by a second priority lien on the same collateral.
      Both facilities will mature in March 2007. The debt of the CPIH Borrowers is non-recourse to Covanta and its other domestic subsidiaries.

Project Developments Post Emergence
      The Debtors and contract parties have reached agreement with respect to material restructuring of their mutual obligations in connection with the waste-to-energy projects and the water project described below. The Debtors were also involved in material disputes and/or litigation with respect to the waste-to-energy project in Warren County, New Jersey. See Note 31 to the Consolidated Financial Statements for possible ramifications if agreement is not reached in this restructuring.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

1. The Town of Babylon, New York (“Babylon”) filed a proof of claim against Covanta Babylon, Inc. (“Covanta Babylon”) for approximately $13.4 million in pre-petition damages and $5.5 million in post-petition damages, alleging that Covanta Babylon has accepted less waste than required under the Service Agreement between Babylon and Covanta Babylon, and that Covanta’s Chapter 11 proceeding imposed on Babylon additional costs for which Covanta Babylon should be responsible. The Company filed an objection to Babylon’s claim, asserting that it is in full compliance with the express requirements of the Service Agreement and was entitled to adjust the amount of waste it is required to accept to reflect the energy content of the waste delivered. Covanta Babylon also asserted that the costs arising from its Chapter 11 proceeding are not recoverable by Babylon. After lengthy discussions, Babylon and Covanta Babylon reached a settlement in principle pursuant to which, in part, (i) the parties agree to amend the Service Agreement to adjust Covanta Babylon’s operational procedures for accepting waste, reduce Covanta Babylon’s waste processing obligations, increase Babylon’s additional waste service fee to Covanta Babylon, and reduce Babylon’s annual operating and maintenance fee to Covanta Babylon; (ii) Covanta Babylon agreed to pay a specified amount to Babylon in consideration for a release of any and all claims (other than its rights under the settlement documents) that Babylon held against the Company and in satisfaction of Babylon’s administrative expense claims against Covanta Babylon; and (iii) allocates additional costs relating to the project’s swap financing as a result of Covanta Babylon’s Chapter 11 proceedings until such costs are eliminated. The restructuring became effective on March 12, 2004. A settlement charge of $2.7 million was recorded in reorganization items for 2003.

2. During 2003 Covanta Tampa Construction, Inc. (“CTC”) completed construction of a 25 million gallon per day desalination-to-drinking water facility under a contract with Tampa Bay Water (“TBW”) near Tampa, Florida. Covanta Energy Group, Inc., guaranteed CTC’s performance under its construction contract with TBW. A separate subsidiary, Covanta Tampa Bay, Inc. (“CTB”) entered into a contract with TBW to operate the Tampa Water Facility after construction and testing was to be completed by CTC.

As construction of the Tampa Water Facility neared completion, the parties had material disputes between them. These disputes led to TBW issuing a default notice to CTC and shortly thereafter CTC filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

In February 2004 the Company and TBW reached a tentative compromise of their disputes which was approved by the Bankruptcy Court.

On July 14, 2004, the Bankruptcy Court confirmed a plan of reorganization for CTC and CTB, which incorporated the terms of the settlement between the Company and TBW. That plan became effective on August 6, 2004 when CTC and CTB emerged from bankruptcy. After payment of certain creditor claims under the CTC and CTB plan, the Company realized approximately $4 million of the proceeds from the settlement with TBW. These subsidiaries emerged from bankruptcy without material assets or liabilities, and without contractual rights to operate the Tampa Bay facility.

3. In late 2000, Lake County, Florida commenced a lawsuit in Florida state court against Covanta Lake, Inc. (now merged with Covanta Lake II, Inc., (“Covanta Lake”) which also refers to its merged successor, as defined below) relating to the waste-to-energy facility operated by Covanta in Lake County, Florida (the “Lake Facility”). In the lawsuit, Lake County sought to have its service agreement with Covanta Lake declared void and in violation of the Florida Constitution. That lawsuit was stayed by the commencement of the Chapter 11 Cases. Lake County subsequently filed a proof of claim seeking in excess of $70 million from Covanta Lake and Covanta.

On June, 20, 2003, Covanta Lake filed a motion with the Bankruptcy Court seeking entry of an order (i) authorizing Covanta Lake to assume, effective upon confirmation of a plan of reorganization for Covanta Lake, its service agreement with Lake County, (ii) finding no cure amounts due under the

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

service agreement, and (iii) seeking a declaration that the service agreement is valid, enforceable and constitutional, and remains in full force and effect.

Contemporaneously with the filing of the assumption motion, Covanta Lake filed an adversary complaint asserting that Lake County is in arrears to Covanta Lake in the amount of more than $8.5 million. Shortly before trial commenced in these matters, the Company and Lake County reached a tentative settlement calling for a new agreement specifying the parties’ obligations and restructuring of the project. That settlement and the proposed restructuring involved, among other things, termination of the existing service agreement and the execution of a new waste disposal agreement providing for a put-or-pay obligation on Lake County’s part to deliver 163,000 tons per year of acceptable waste to the Lake Facility and a different fee structure; a replacement guarantee from Covanta in a reduced amount; the payment by Lake County of all amounts due as “pass through” costs with respect to Covanta Lake’s payment of property taxes; the payment by Lake County of a specified amount in each of 2004, 2005 and 2006 in reimbursement of certain capital costs; the settlement of all pending litigation; and a refinancing of the existing bonds.

The Lake settlement was contingent upon, among other things, receipt of all necessary approvals, as well as a favorable outcome to the Company’s pending objection to the proof of claims filed by F. Browne Gregg, a third-party claiming an interest in the existing service agreement that would be terminated under the proposed settlement. In November, 2003, the Bankruptcy Court conducted a trial on Mr. Gregg’s proofs of claim. At issue in the trial was whether Mr. Gregg was entitled to damages as a result of Covanta Lake’s proposed termination of the existing service agreement and entry into a waste disposal agreement with Lake County. On August 19, 2004, the Bankruptcy Court ruled on the Company’s claims objections, finding in favor of Covanta Lake. Based on the foregoing, the Company determined to propose a plan of reorganization for Covanta Lake, and on September 10, 2004 filed a plan of reorganization based on the Lake settlement (the “Lake Plan”).

Subsequent to filing of the Lake Plan, the Company entered into a settlement agreement with Mr. Gregg, pursuant to which the parties exchanged mutual releases. The settlement was approved by the Bankruptcy Court.

The Lake Plan of reorganization provides for, among other things, a settlement of all litigation between Covanta Lake and Lake County and the refunding and payment of all amounts due with respect to secured project debt associated with the Lake project through new financing procured by the County, and includes the following treatment of creditor claims:

(i) the forgiveness of all amounts advanced by Covanta to Covanta Lake as super-priority debtor-in-possession loans and post-petition intercompany indebtedness; and

(ii) cash distributions to unsecured creditors of Covanta Lake reflecting each such unsecured creditor’s pro rata share of $0.3 million, which amount was be adequate to fund cash distributions to unsecured creditors in the full amount of their respective allowed.
      The Lake Plan was confirmed by the Bankruptcy Court on December 3, 2004. On December 14, 2004, Covanta Lake and the County entered into the new agreements, releases, and financing arrangements contemplated by the Lake Plan, and Covanta Lake emerged from bankruptcy on that date.

Reorganization Disclosures
      On October 23, 2003, the Bankruptcy Court authorized Covanta to enter into an agreement (the “Mackin Agreement”) between the Company and Scott G. Mackin, the then President/Chief Executive Officer of Covanta. Pursuant to the Mackin Agreement, Mr. Mackin resigned as President/CEO of Covanta on November 6, 2003. In order to retain the critical knowledge and insight of the waste-to-energy business

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
which Mr. Mackin possesses and to further strengthen Covanta, the Mackin Agreement provides that Covanta shall engage Mr. Mackin as a consultant to the Company immediately upon his resignation date for a term ending on the second anniversary of his resignation. Also, Mr. Mackin remained a member of the Board of Directors of Covanta until the effective date of the Reorganization Plan. Additionally, pursuant to the Mackin Agreement, Mr. Mackin has agreed to a three-year non-compete with the Company’s waste-to-energy business and has agreed not to work directly or indirectly for Client Communities of the Company’s waste-to-energy business for three years following his resignation date. Pursuant to the terms of the Mackin Agreement, Mr. Mackin was paid in 2003 the amounts due in respect of the Bankruptcy Court-approved retention and severance plans and $1.0 million in consulting fees. In 2004 he was paid the balance due under the retention plan, approximately $2.1 million due under the Bankruptcy Court-approved long-term incentive plan and his bonus for year 2003. Mr. Mackin will be paid an additional $0.6 million in consulting fees and vested retirement benefits in accordance with the Mackin Agreement over the two year period following his resignation. An expense of $3.6 million was recorded in 2003 for Mr. Mackin’s severance costs.
      In connection with the Chapter 11 Cases, in September 2003, Covanta and certain of its debtor and non-debtor subsidiaries (collectively, the “Sellers”) executed an ownership interest purchase agreement (as amended, the “Original Agreement”) with certain affiliates of ArcLight Energy Partners Fund I, L.P. and Caithness Energy, L.L.C. (collectively, the “Original Geothermal Buyers”) providing for the sale of the Sellers’ interests in the Geothermal Business, subject to higher or better offers. The Original Agreement entitled the Original Geothermal Buyers to a break-up fee of $5.4 million (the “Break-Up Fee”) in the event that a higher or better offer was chosen in an auction held in the Bankruptcy Court. The purchase price under the Original Agreement was $170 million, subject to adjustment.
      On September 8, 2003, certain of the Debtors (the “Heber Debtors”) filed a reorganization plan and relating disclosure statement in connection with the proposed sale (as amended, the “Heber Plan”). On September 29, 2003, the Court entered an order approving the competitive bidding and auction procedures, including the Break-Up Fee (the “Break-Up Fee”), for the purpose of obtaining the highest or best offer for the Geothermal Business (the “Bidding Procedures Order”). On November 19, 2003, the Bankruptcy Court held an auction to consider bids for the Geothermal Business pursuant to the Bidding Procedures Order. Following the auction, Covanta, with the consent of its creditor representatives, determined that the bid submitted by certain affiliates of Ormat Nevada, Inc. (“Ormat”), which offered a purchase price of $214 million, subject to adjustment, represented the highest or best offer for the Geothermal Business. On November 21, 2003, the Court entered an order confirming the Heber Plan and approving the sale of the Geothermal Business to Ormat pursuant to a purchase agreement that was executed on November 21, 2003. On December 18, 2003 Covanta sold the Geothermal Business to Ormat for cash consideration of $214 million, subject to a working capital adjustment. The Company paid the Original Geothermal Buyers the Break-Up Fee.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      In accordance with SOP 90-7, the Company has segregated and classified certain income and expenses as reorganization items. The following reorganization items were incurred during the periods ended March 10, 2004 and December 31, 2003 and 2002:

	For the	For the	For the
	Period Ended	Year Ended	Year Ended
	March 10,	December 31,	December 31,
	2004	2003	2002

Legal and professional fees	$27,562	$48,246	$31,561
Severance, retention and office closure costs	7,097	2,536	7,380
Bank fees related to DIP Credit Facility	1,163	1,833	7,487
Bankruptcy exit costs	22,460	—	—
Other reorganization items	—	30,731	2,678

Total	$58,282	$83,346	$49,106

      Legal and professional fees consist primarily of fees paid to professionals for work associated with the bankruptcy of the Company.
      Severance, retention and office closure costs include costs related to the restructurings and other severance charges. It also includes a charge of $0.3 million for the announced closing of the Company’s Fairfax office facility. See Note 25 to the Notes to the Consolidated Financial Statements for further discussion.
      Other reorganization items in 2003 were primarily comprised of the following:

•	Hennepin restructuring charges of $15.4 million related primarily to the reduction in the fixed monthly service fee for the remainder of the operating agreement and the termination of the Company’s lease obligations at the Hennepin waste-to-energy.

•	Worker’s compensation insurance charge of $7.0 million primarily relates to the unanticipated funding of a letter of credit related to casualty insurance obligations, which were previously carried as a liability at its net present value on the Company’s financial statements.

•	The Babylon settlement charge of $2.7 million relates to the restructuring discussed above in “Project Developments Post Emergence.”
      Lease rejection expenses of $0.6 million in other in 2002, primarily relates to the lease of office space in New York City that was rejected pursuant to an order entered by the Bankruptcy Court on July 26, 2002. The lease rejection claim was treated as a general unsecured claim in the Company’s bankruptcy proceedings.
      The write-off of deferred financing costs of $2.1 million included in other in 2002 relate almost entirely to unamortized costs incurred in connection with the issuance of the Company’s (i) adjustable rate revenue bonds and (ii) subordinated convertible debentures. The adjustable rate revenue bonds were secured by letters of credit. Beginning in April 2002, as a result of the Company’s failure to renew these letters of credit, the trustees for those bonds declared the principal and accrued interest on such bonds due and payable immediately. Accordingly, letters of credit supporting these bonds have been drawn in the amount of $125.1 million. The bonds were redeemed and the proceeds of the letters of credit were used to repay the bonds. Covanta’s Convertible Subordinated Debentures were cancelled under the Reorganization Plan and their holders received no distribution.
      Also in accordance with SOP 90-7, interest expense of $1.0 and $3.6 million for the year ended December 31, 2003 and 2002, respectively, has not been recognized on the Company’s Convertible Subordinated Debentures that matured in 2002 and approximately $10.2 million of other unsecured debt due

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
to the seller of certain independent power projects because the Company currently believes this interest will not ultimately be paid.
      Pursuant to SOP 90-7, the Company has segregated and classified certain pre-petition obligations as Liabilities subject to compromise. Liabilities subject to compromise have been recorded at the likely allowed claim amount. The following table sets forth the estimated liabilities of the Company subject to compromise as of December 31, 2003:

December 31, 2003

Debt (See Note 16)	$110,485
Debt under credit arrangement (See Note 15)	125,091
Accounts payable	66,117
Other liabilities	232,691
Obligations related to the Centre and the Team (See Note 5)	182,517
Obligations related to Arrowhead Pond (See Note 4)	90,544
Convertible Subordinated Debentures (See Note 20)	148,650

Total	$956,095

      As also required by SOP 90-7, below are the condensed combined financial statements of the Debtors since the date of the bankruptcy filing (“the Debtors’ Statements”) up to March 10, 2004. The Debtors’ Statements have been prepared on the same basis as the Company’s financial statements.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
DEBTORS’ CONDENSED COMBINED STATEMENTS OF OPERATIONS

	For the Period		For the Period
	January 1,	For the Year	April 1, 2002
	Through	Ended	Through
	March 10,	December 31,	December 31,
	2004	2003	2002

Total revenues	$86,447	$475,744	$351,370
Operating costs and expenses	77,439	406,137	284,471
Cost allocation (to) from non-Debtor subsidiaries	(15,149)	(23,724)	7,382
Write down of assets held for use	—	—	153
Obligations related to assets held for use	—	—	(6,000)

Operating income (loss)	24,157	93,331	53,670
Reorganization items	(58,263)	(83,346)	(49,106)
Gain on cancellation of pre-petition debt	510,680	—	—
Fresh start adjustments	(393,476)	—	—
Interest expense, net	(5,176)	(33,272)	(23,495)

Income/(loss) before income taxes (excluding taxes applicable to non-Debtor subsidiaries), minority interests, equity in earning of non-Debtor subsidiaries, discontinued operations and cumulative effect of changes in accounting principles	77,922	(23,287)	(18,931)
Income tax expense	(36,207)	(1,098)	(1,676)
Minority interests	(1,147)	(3,378)	(2,768)
Equity in earnings of non-Debtor Subsidiaries (net of tax benefit of ($5,967), $17,821 and $11,142, in 2004, 2003 and 2002, respectively)	(11,005)	(5,476)	(63,416)

Income/(loss) before discontinued operations and cumulative effect of changes in accounting principles	29,563	(33,239)	(86,791)
Discontinued operations (net of income tax (expense) benefit of zero, ($16,147) and $5,833)	—	78,814	(33,310)
Cumulative effect of change in accounting principles (net of tax benefit of $1,364)	—	(2,063)	—

Net income (loss)	$29,563	$43,512	$(120,101)

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
DEBTORS’ CONDENSED COMBINED BALANCE SHEETS

December 31, 2003

Assets:
Current assets	$533,638
Property, plant and equipment-net	1,014,476
Investments in and advances to investees and joint ventures	6,533
Other assets	288,453
Investments in and advances to non-debtor subsidiaries, net	201,924

Total assets	$2,045,024

Liabilities:
Current liabilities	$216,962
Long-term debt	—
Project debt	752,228
Deferred income taxes	146,179
Other liabilities	70,793
Liabilities subject to compromise	956,095
Total liabilities	2,142,257
Minority interests	30,801

Shareholders’ deficit	(128,034)

Total liabilities and shareholders’ deficit	$2,045,024

DEBTORS’ CONDENSED COMBINED STATEMENTS OF CASH FLOWS

		For the Period
	For the Year	April 1, 2002
	Ended	Through
	December 31,	December 31,
	2003	2002

Net cash provided by operating activities	$38,086	$59,649
Net cash used in investing activities	(7,030)	(14,728)
Net cash used in financing activities	(80,840)	(54,576)
Net cash provided by discontinued operations	217,783	24,677

Net increase in cash and cash equivalents	167,999	15,022
Cash and cash equivalents at beginning of period	80,813	65,791

Cash and cash equivalents at end of period	$248,812	$80,813

      The Debtors’ Statements present the non-Debtor subsidiaries on the equity method. Under this method, the net investments in and advances to non-Debtor subsidiaries are recorded at cost and adjusted for the Debtors’ share of the subsidiaries’ cumulative results of operations, capital contributions, distributions and other equity changes. The Debtors’ Statements include an allocation of $7.4 million of costs incurred by the non-Debtor subsidiaries that provide significant support to the Debtors for the period ended December 31, 2002. The Debtor’s Statements also include an allocation of $23.7 million of costs incurred by the Debtors that provide significant support to the non-Debtor subsidiaries for the year ended December 31, 2003. All the

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
assets and liabilities of the Debtors and non-Debtors are subject to revaluation upon emergence from bankruptcy.

3.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements reflect the consolidated results of operations, cash flows and financial position of Covanta and its majority-owned or controlled subsidiaries. Investments in companies that are not majority-owned or controlled but in which the Company has significant influence are accounted for under the equity method. All intercompany accounts and transactions have been eliminated.

Use of Estimates
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimated useful lives of long-lived assets, liabilities for restructuring, litigation and other claims against the Company and the fair value of the Company’s assets and liabilities, including guarantees.

Cash and Cash Equivalents
      Cash and cash equivalents include all cash balances and highly liquid investments having maturities from the date of acquisition or purchase of three months or less.

Revenue Recognition
      The Company’s revenues are generally earned under contractual arrangements, and fall into three categories: service revenues, electricity and steam revenues, and construction revenues.

Service Revenues
      (1) Fees earned under contract to operate and maintain waste-to-energy, independent power and water facilities are recognized as revenue when earned, regardless of the period they are billed;
      (2) Fees earned to service Project debt (principal and interest) where such fees are expressly included as a component on the service fee paid by the Client Community pursuant to applicable waste-to-energy Service Agreements. Regardless of the timing of amounts paid by Client Communities relating to Project debt principal, the Company records service revenue with respect to this principal component on a levelized basis over the term of the Service Agreement. Unbilled service receivables related to waste-to-energy operations are discounted in recognizing the present value for services performed currently in order to service the principal component of the Project debt. Such unbilled receivables amounted to $156 million and $179 million at December 31, 2004 and 2003, respectively;
      (3) Fees earned for processing waste in excess of Service Agreement requirements are recognized as revenue beginning in the period the Company processes waste in excess of the contractually stated requirements;
      (4) Tipping fees earned under waste disposal agreements are recognized as revenue in the period waste is received;
      (5) Other miscellaneous fees such as revenue for scrap metal recovered and sold are generally recognized as revenue when scrap metal is sold.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

Electricity and Steam Sales
      Revenue from the sale of electricity and steam are earned at energy facilities and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates net of amounts due to Client Communities under applicable Service Agreements.

Construction Revenues
      Revenues under fixed-price construction contracts, including construction, are recognized on the basis of the estimated percentage of completion of services rendered. Construction revenues also include design, engineering and construction management fees. Some of the construction costs have not been billed or reimbursed due to the pending finalization of the executed contracts. The Company anticipates the contracts will be finalized in 2005 at which time it expects to be fully reimbursed for all costs.
      Anticipated losses are recognized when they become probable and estimable.

Property, Plant and Equipment
      As of March 10, 2004, the assets and liabilities of Covanta’s business including property, plant, and equipment were recorded at management’s estimate of their fair values. For the Predecessor periods property, plant and equipment was recorded at cost. Additions, improvements and major expenditures are capitalized if they increase the original capacity or extend the useful life of the original asset more than one year. Maintenance, repairs and minor expenditures are expensed in the period incurred. For financial reporting purposes, depreciation is calculated by the straight-line method over the estimated remaining useful lives of the assets, which range up to 41 years for waste-to-energy facilities. The original useful lives generally range from three years for computer equipment to 50 years for waste-to-energy facilities. Leaseholds are depreciated over the life of the lease or the asset, whichever is shorter. Landfill costs are amortized based on the quantities deposited into each landfill compared to the total estimated capacity of such landfill.

Restricted Funds
      Restricted funds held in trust are primarily amounts received by third party trustees relating to projects owned by the Company, and which may be used only for specified purposes. The Company generally does not control these accounts. They include debt service reserves for payment of principal and interest on project debt, deposits of revenues received with respect to projects prior to their disbursement as provided in the relevant indenture or other agreements, lease reserves for lease payments under operating leases, and proceeds received from financing the construction of energy facilities. Such funds are invested principally in United States Treasury bills and notes and United States government agencies securities.

Treatment of Pass Through Costs
      Pass through costs are costs for which the Company receives a direct contractually committed reimbursement from the municipal client which sponsors a waste-to-energy project. These costs generally include utility charges, insurance premiums, ash residue transportation and disposal, and certain chemical costs. These costs are recorded net of municipal client reimbursements in the Company’s consolidated financial statements. Total pass through expenses for the periods March 11, 2004 through December 31, 2004, January 1, 2004 through March 10, 2004, and 2003 and 2002 were $39.9 million, $10.0 million, $59.8 million and $45.3 million, respectively.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

Financing Costs
      Costs incurred in connection with obtaining financing are capitalized and amortized straight line over the terms of the related financings and in accordance with respective letter of credit reductions. Unamortized deferred financing costs are included in other assets on the Consolidated Balance Sheets.
      As of March 10, 2004, project debt issuance costs with respect to pre-emergence debt were recorded at their fair value of zero. Costs incurred in connection with the issuance of bonds are amortized using the effective interest rate method over the respective debt issues. Unamortized bond issuance costs are included in other assets on the Consolidated Balance Sheets.

Project Development and Contract Acquisition Costs
      The Company capitalizes project development costs once it is determined that it is probable that such costs will be realized through the ultimate construction of a plant. These costs include outside professional services, permitting expense and other third party costs directly related to the development of a specific new project. Upon the start-up of plant operations or the completion of an acquisition, these costs are generally transferred to property, plant and equipment and are amortized over the estimated useful life of the related plant or charged to construction costs in the case of a construction contract for a facility owned by a municipality. Capitalized project development costs are charged to expense when it is determined that the related project is impaired.
      Contract acquisition costs are capitalized for external costs incurred to acquire the rights to design, construct and operate waste-to-energy facilities and are amortized over the life of the contracts. Contract acquisition costs are presented net of accumulated amortization and were $46.6 million at December 31, 2003. As of March 10, 2004, contract acquisition costs were recorded at their fair value of zero.

Service and Energy Contracts and Other Intangible Assets
      As of March 10, 2004, service and energy contracts were recorded at their estimated fair market values, in accordance with SFAS No. 141, based upon discounted cash flows from the service contracts on publicly owned projects and the “above market” portion of the energy contracts on Company owned projects using currently available information. Amortization is calculated by the straight-line method over the estimated contract lives of which the remaining weighted average life of the agreements is approximately 17 years. However, many of such contracts have remaining lives that are significantly shorter. Other intangible assets are amortized by the straight-line method over periods ranging from 15 to 25 years. See Note 11 to the Notes to the Consolidated Financial Statements.

Pension and Postretirement Plans
      The Company has pension and post-retirement obligations and costs that are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected return on plan assets and medical trend rates. Changes in these assumptions are primarily influenced by factors outside the Company’s control and can have a significant effect on the amounts reported in the financial statements.

Interest Rate Swap Agreements
      The fair value of interest rate swap agreements are recorded as assets and liabilities, with changes in fair value during the year credited or charged to debt service revenue or debt service charges, as appropriate. The Company identified all derivatives within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The Company’s policy is to enter into derivatives only to protect the Company against fluctuations in interest rates and foreign currency exchange rates as they relate to specific assets and liabilities. The Company’s policy is to not enter into derivative instruments for speculative purposes.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The Company’s has one interest rate swap agreement that economically fixes the interest rate on $80.2 million of adjustable rate revenue bonds reported in the project debt category “Revenue Bonds Issued by and Prime Responsibility of Municipalities.” The carrying value of this asset and liability was $14.9 million and $16.7 million at December 31, 2004 and 2003. See Note 17 to the Notes to the Consolidated Financial Statements.
      Any payments made or received under the swap agreement, including fair value amounts upon termination, are included as an explicit component of the Client Communities obligation under the related Service Agreement. Therefore, all payments made or received under the swap agreement are a pass through to the Client Community. See Note 17 to the Notes to the Consolidated Financial Statements.

Income Taxes
      Deferred income taxes are based on the difference between the financial reporting and tax basis of assets and liabilities. The deferred income tax provision represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
      For the period ended March 10, 2004, the Company filed a consolidated Federal income tax return, which included all eligible United States and foreign subsidiary companies and Covanta Lake for the period January 1, through February 20, 2004. Foreign subsidiaries were taxed according to regulations existing in the countries in which they do business. Subsequent to March 10, 2004, Domestic Covanta is included in Danielson’s consolidated tax group. CPIH and its United States and foreign subsidiaries are not members of the Danielson consolidated tax group after March 10, 2004. In addition, Covanta Lake is not a member of any consolidated tax group after February 20, 2004.
      For the Predecessor periods ended December 31, 2003 and 2002, the Company filed a consolidated Federal income tax return, which included all eligible United States subsidiary companies. Foreign subsidiaries were taxed according to regulations existing in the countries in which they do business. Provision has not been made for United States income taxes on income earned by foreign subsidiaries as the income is considered to be permanently invested overseas.

Impairment of Long-Lived Assets
      Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable over their estimated useful life in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company reviews its long-lived assets for impairment when events or circumstances indicate that the carrying value of such assets may not be recoverable over the estimated useful life. Determining whether an impairment has occurred typically requires various estimates and assumptions, including which cash flows are directly attributable to the potentially impaired asset, the useful life over which the cash flows will occur, their amount and the assets residual value, if any. Also, impairment losses require an estimate of fair value, which is based on the best information available. The Company principally uses discounted cash flow estimates, but also uses quoted market prices when available and independent appraisals as appropriate to determine fair value. Cash flow estimates are derived from historical experience and internal business plans with an appropriate discount rate applied.

Foreign Currency Translation
      For foreign operations, assets and liabilities are translated at year-end exchange rates and revenues and expenses are translated at the average exchange rates during the year. Gains and losses resulting from foreign

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
currency translation are included in the Consolidated Statements of Operations and Comprehensive Income (Loss) as a component of Other comprehensive income (loss). For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, translation adjustments are included as a separate component of Other comprehensive income (loss) and Shareholders’ Equity (deficit). Currency transaction gains and losses are recorded in Other-net in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Earnings per Share
      Basic earnings (loss) per share is represented by net income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or stock options were exercised or converted into common stock during the period, if dilutive. See Note 28 to the Notes to the Consolidated Financial Statements.
      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No 123 (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS No. 123), to require prominent disclosures in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect in measuring compensation expense. The disclosure requirements of SFAS No. 148 are effective for periods beginning after December 15, 2002. At December 31, 2003, the Company has three stock-based employee compensation plans, which are described more fully in Note 22. The Company accounts for those plans under the recognition and measurement provision of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is reflected in 2003 and 2002 net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. No options were granted in 2003 or 2002. Awards under the Company’s plans vest over periods ranging from three to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income (loss) for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The following table summarizes the pro forma impact on net income (loss) and income (loss) per common share for the years ended December 31, 2003 and 2002 including the effect on net income (loss) and income (loss) per share if the fair value based method had been applied to all outstanding and unvested awards in each:

	Year Ended December 31,

	2003	2002

Net income (loss), as reported	$43,512	$(178,895)
Deduct:
SFAS No. 123 total stock based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(2,975)	(4,933)

Pro forma net income (loss)	$40,537	$(183,828)

Basic income (loss), per share:
Basic — as reported	$0.87	$(3.59)

Basic — pro forma	$0.81	$(3.69)

Diluted income (loss), per share:
Diluted — as reported	$0.87	$(3.59)

Diluted — pro forma	$0.81	$(3.69)

      As noted above, no options were granted in 2003 or 2002. All options were cancelled as of March 10, 2004. Compensation expense, under the fair value method shown in the table above has been determined consistent with the provisions of SFAS No. 123 using the binomial option-pricing model with the following assumptions: dividend yield of 0% in 2001; volatility of 42.47% in 2001, risk-free interest rate of 5.8% in 2001; and weighted average expected life of 6.5 years in 2001.

Changes in Accounting Principles and New Accounting Pronouncements
      On June 30, 2002, the Company completed the required impairment evaluation of goodwill in conjunction with its adoption of SFAS No. 142. As a result of risks and other conditions in its energy business and based upon the expected present value of future cash flows, the Company determined that $7.8 million of goodwill related to its energy business was impaired and was therefore written-off. As required by SFAS No. 142, this adjustment has been accounted for as a cumulative effect of a change in accounting principle as of January 1, 2002, which had no tax impact.
      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). The Company adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and establishes accounting and reporting standards for long-lived assets, including assets held for sale. SFAS No. 144 requires that assets held for sale be measured at the lower of carrying amount or fair value less associated selling expenses. It also broadens this reporting to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 did not have a material effect at the date of adoption.
      The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), effective January 1, 2003. Under SFAS No. 143, entities are required to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. The Company’s

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
legal liabilities include capping and post-closure costs of landfill cells and site restoration at certain waste-to-energy and power producing sites. When a new liability for asset retirement obligations is recorded, the entity capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is discounted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. At retirement, an entity settles the obligation for its recorded amount or incurs a gain or loss. The Company adopted SFAS No. 143 on January 1, 2003 and recorded a cumulative effect of change in accounting principle of $8.5 million, net of a related tax benefit of $5.5 million.
      The asset retirement obligation is included in other liabilities on the consolidated balance sheet. The following table summarizes the pro forma impact to net income (loss) and income (loss) per common share for the years ended December 31, 2003 and 2002, as if the adoption of SFAS No. 143 was implemented January 1, 2002:

	ProForma

	2003	2002

Loss from continuing operations before discontinued operations and the change in accounting principles, as reported	$(26,764)	$(127,698)
Gain (loss) from discontinued operations	78,814	(43,355)
Cumulative effect of change in accounting principles	—	(7,842)
Deduct:
SFAS No. 143 depreciation and accretion expense	—	(1,356)

Pro forma income (loss)	$52,050	$(180,251)

Basis income (loss) per share:
Loss from continuing operations before discontinued operations and the change in accounting principles, per share	$(0.54)	$(2.56)
Income (loss) from discontinued operations	1.58	(0.87)
Cumulative effect of change in accounting principles	—	(0.16)

Net income (loss) pro forma	$1.04	$(3.62)

Diluted income (loss) per share:
Loss from continuing operations before discontinued operations and the change in accounting principles, per share	$(0.54)	$(2.56)
Income (loss) from discontinued operations	1.58	(0.87)
Cumulative effect of change in accounting principles	—	(0.16)

Net income (loss) pro forma	$1.04	$(3.62)

      The change to the non-current asset retirement obligation as of December 31, 2004 and 2003 is as follows:

	2004	2003

Balance at January 1	$18,387	$19,136
Change in liability estimate	151	—
Accretion expense	1,456	1,345
Less obligation related to assets sold (See Notes 4 and 5)	(1,082)	(2,094)

Balance at December 31	$18,912	$18,387

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

Reclassifications
      Certain prior year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation. Such reclassifications include presenting equity in income from unconsolidated investments (net of tax) after operating income (loss).

4.	Discontinued Operations
      Revenues and income (loss) from discontinued operations for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002

Revenues	$90,812	$105,462

Gain (loss) on sale of businesses	109,776	(17,110)
Operating income (loss)	(10,813)	(34,489)
Interest expense — net	(4,002)	(5,134)

Income (loss) before income taxes and minority interests	94,961	(56,733)
Income tax (expense) benefit	(16,147)	13,165
Minority interests	—	213

Income (loss) from discontinued operations	$78,814	$(43,355)

      On December 18, 2003, following the approval of the Bankruptcy Court, the Company sold its Geothermal Business to Ormat. The total price for three of the Geothermal Businesses was $184.8 million, and the Company realized a net gain of $92.8 million on this sale after deducting costs relating to the sale. In addition, the subsidiary holding companies which owned the subsidiaries conducting the Geothermal Business and three related operations and maintenance companies no longer have operations as a result of the sale, and therefore are included in discontinued operations
      Prior to October 2003, Covanta Tulsa, Inc., a liquidating debtor, (“Covanta Tulsa”) operated the waste-to-energy Tulsa facility. The facility was leased under a long-term lease. Covanta Tulsa was unable to restructure its arrangement with the lessor on a more profitable basis. As a result, in October 2003 the Company terminated operations at the Tulsa facility. Therefore, its results of operations have been reclassified as discontinued operations. A net loss of $38.6 million was recorded on the disposal of Covanta Tulsa.
      In 2002, the Company reviewed the recoverability of its long-lived assets. As a result of the review based on future cash flows, an impairment was recorded for the Tulsa waste-to-energy project resulting from the Company’s inability, as determined at that time, to improve the operations of or restructure the project in order to meet substantial future lease payments. This impairment charge was $22.3 million and resulted in a tax benefit of $7.7 million.
      On December 16, 2003 the Company and Ogden Facility Management Corporation of Anaheim (“OFM”) closed a transaction with the City of Anaheim (the “City”) pursuant to which they have been released from their management obligations and the Company and OFM have realized and compromised their financial obligations, in connection with the Arrowhead Pond Arena in Anaheim, California (“Arrowhead Pond”). As a result of the transaction, OFM no longer has continuing operations and therefore its results of operations have been reclassified as discontinued operations. A net gain of $17.0 million was recorded on the disposal of OFM as a result of impairment charges of $98.0 million previously recorded and payments made to settle the transaction of $46.9 million offset by draw-downs on a letter of credit of $115.8 million, a charge of $10.6 million related to an interest rate swap, and the net settlement of a lease-in/lease-out transaction of $1.6 million. See below for further discussion.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The income (loss) from discontinued operations includes impairment charges related to the Arrowhead Pond of $40.0 million in 2002. During 2003, the Company’s limited ability to fund short-term working capital needs at the Arrowhead Pond under the DIP credit facility and the need to resolve its bankruptcy case created the need to dispose of the management contract for the Arrowhead Pond at a time when building revenues were not at levels consistent with past experience. Based upon all the then currently available information, including a valuation and certain assumptions as to the future use, the Company recorded an impairment charge as of December 31, 2001 of $74.4 million related to the Company’s interest in the Arrowhead Pond.
      OFM was the manager of the Arrowhead Pond under a long-term management agreement. Covanta and the City of Anaheim were parties to a reimbursement agreement to the financial institution, which issued a letter of credit in the amount of approximately $117.2 million which provided credit support for Certificates of Participation issued to finance the Arrowhead Pond project. As part of its management agreement, the manager was responsible for providing working capital to pay operating expenses and debt service (including interest rate swap exposure of $10.4 million at December 31, 2002 and reimbursement of the lender for draws under the letter of credit including draws related to an acceleration by the lender of all amounts payable under the reimbursement agreement) if the revenues of Arrowhead Pond were insufficient to cover these costs. Covanta had guaranteed the obligations of the manager. The City of Anaheim had given the manager notice of default under the management agreement. In such notice, the City of Anaheim indicated that it did not propose to exercise its remedies at such time and was stayed from doing so as a result of the Company’s Chapter 11 filing.
      Covanta was also the reimbursement party on a $26.0 million letter of credit and a $1.5 million letter of credit relating to a lease transaction for Arrowhead Pond. The $26.0 million letter of credit, which was security for the lease investor, could be drawn upon the occurrence of an event of default. The $1.5 million letter of credit was security for certain indemnification payments under the lease transaction documents, the amount of which could not be determined at that time. The lease transaction documents required Covanta to provide additional letter of credit coverage from time to time. The additional amount required for 2002 was estimated to be approximately $6.7 million. Notices of default were delivered in 2002 under the lease transaction documents. As a result of the default, Covanta’s counterparties could have exercised remedies, including drawing on letters of credit related to lease transactions and recovering fees to which the manager was entitled for managing the Arrowhead Pond.
      The Company recorded in 2002 a pre-tax $40.0 million impairment charge which is included in Liabilities subject to compromise in the December 31, 2003 Consolidated Balance Sheet, in order to reflect its estimated total exposure with respect to the Arrowhead Pond, including exercise of remedies by the parties to the lease transaction as a result of the occurrence of an event of default. The resulting tax benefit of $14.0 million has been included in the deferred income taxes liability at December 31, 2002.
      In March 2003, the underlying swap agreement related to the Company’s interest rate swap exposure was terminated resulting in a fixed obligation of $10.6 million.
      On December 16, 2003 the Company made a payment of $45.4 million to Credit Suisse First Boston (“CSFB”) which offset the total CSFB claim of $115.8 million. At that time, as described above, the agreement to terminate the management agreement and the release of the Company and OFM from all obligations relating to the management of the Arrowhead Pond (except for the residual secured reimbursement claim of CSFB against the Company of $70.4 million) was completed. The termination of the lease-in/lease-out transaction (after a net payment of $1.6 million) and a municipal bond financing transaction was also completed.
      On March 28, 2002, two of the Company’s subsidiaries sold their interests in a power plant and an operating and maintenance contractor based in Thailand. The total sale price for both interests was

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
approximately $27.8 million, and the Company realized a net loss of approximately $17.1 million on this sale after deducting costs relating to the sale.

5.	Gain (Loss) on Sale of Businesses and Write-downs and Obligations
      The following is a list of assets sold or impaired during the years ended December 31, 2004, 2003 and 2002, the gross proceeds from those sales, the realized gain or (loss) on those sales and the write-down of or recognition of liabilities related to those assets:

			Writedown or
			Recognition of
Description of Business	Proceeds	Gain (Loss)	Obligations

2004 (Successor)
Equity investment in Linasa plant	$1,844	$245	$—
2003
Equity investment in Mammoth Pacific Plant	$30,404	$(10,983)	$—
Metropolitan	254	254	—
Aeropuertos Argentina 2000 S.A.	2,601	2,601	—
Transair	417	417	—
The Centre and The Team	—	—	(16,704)
Asia Pacific Australia	465	465	—

Total	$34,141	$(7,246)	$(16,704)

2002
Port Authority of New York and New Jersey Fueling	$5,700	$3,510	$—
Non Port Authority Fueling	1,000	1,000	—
Metropolitan	2,308	248	—
Casino Iguazu	3,439	—	—
La Rural	500	500	—
Rojana Power Plant	7,100	(6,500)	—
Empressa Valle Hermoso Project	900	600	—
Magellan Cogeneration Energy	—	—	(41,651)
Bataan Cogeneration Energy	—	—	(37,212)
Compania General De Sondeos	—	(1,708)
The Centre and The Team	—	—	(6,000)
Other	407	407	—

Total	$21,354	$(1,943)	$(84,863)

      The Company’s interests in the Corel in Ottawa, Canada (the “Centre”) and the Ottawa Senators Hockey Club Corporation (the “Team”) were materially adversely affected by events occurring at the end of 2001 and beginning of 2002. On December 21, 2001 the Company announced that its inability to access the capital markets, the continuing delays in payment of remaining California energy receivables and delays in the sale of aviation and entertainment assets had adversely impacted Covanta’s ability to meet cash flows covenants under its Revolving Credit and Participation Agreement (the “Master Credit Facility”). The Company also stated that the banks had provided a waiver for the covenants only through January of 2002, had not agreed to provide the additional short-term liquidity the Company had sought and that the Company was conducting a comprehensive review of its strategic alternatives.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      On December 27, 2001 and January 11, 2002 the Company’s credit ratings were reduced by Moody’s and Standard & Poor’s, respectively. The downgrade triggered requirements to post in excess of $100 million in performance and other letters of credit for energy projects for which the Company no longer had available in commitments under its Master Credit Facility.
      The Company required further waivers from its cash flows covenants under its Master Credit Facility for the period after January 2002. On January 31, 2002 the Company announced that it had obtained waivers through the end of March 2002, subject, however, to its meeting stringent cash balance requirements set by its banks.
      Among other things, these cash balance requirements prevented the Company from paying interest due on March 1, 2002 on its 9.25% Debentures (the “9.25% Debentures”). In addition, the restrictions prevented contributions to the working capital needs of the Team, the prime tenant of the Centre.
      These events resulted in draws during March 2002 on the letters of credit for the $19.0 million and $86.2 million guarantees discussed below with respect to the Team and the Centre, respectively. As a result of drawing on the letters of credit, the Company obtained an interest in the loans that had been secured by the letters of credit that had been drawn.
      On April 1, 2002, the Company filed for relief under Chapter 11 of the Bankruptcy Code. See Note 2 the Notes to the Consolidated Financial Statements.
      The events leading up to the bankruptcy filing and the filing itself materially adversely affected the Company’s ability to manage the timing and terms on which to dispose of its interests and related obligations with respect to the Centre and the Team as described below.
      With respect to the Centre and the Team, these events led to the termination, in early 2002, of a pending sale of limited partnership interests and related recapitalization of the Team that, if completed as contemplated, would have been expected to stabilize the finances of the Centre and the Team for a considerable period. Given the Company’s inability to fund short-term working capital needs of the Team, and given the events described above, the Company was not in a position to manage the timing and terms of disposition of the Centre and the Team in a manner most advantageous to the Company.
      Based upon all available information, including an initial offer to purchase dated June 20, 2002 and certain assumptions as to the future use, and considering the factors listed above, the Company recorded a pre-tax impairment charge as of December 31, 2001 of $140.0 million related to the Centre and the Team. As a result of the Team filing for protection under the Canadian Company’s Creditor Arrangement Act (“CCAA”) on January 9, 2003 and the status of the Company’s current negotiations to dispose of these interests, an additional $6.0 million pre-tax charge was recorded as of December 31, 2002 in the write-down of assets held for use.
      The 2002 charges, which have been included in obligations related to assets held for sale in the Consolidated Statements of Operations and Comprehensive Income (Loss), represented the Company’s estimate of the net cost to sell its interests in the Centre and Team and to be discharged of all related obligations and guarantees that are included in Liabilities subject to compromise in the December 31, 2002 Consolidated Balance Sheet. The resulting tax benefit of $22.8 million has been included in the deferred income taxes liability at December 31, 2002.
      The Company’s guarantees at December 31, 2001 were comprised of a: (1) $19.0 million guarantee of the Team’s subordinated loan payable; (2) $86.2 million guarantee of the senior term debt of the Centre; (3) $45.8 million guarantee of the senior subordinated debt of the Centre for which $6.3 million in cash collateral had been posted by the borrower; (4) $3.1 million guarantee of senior secured term debt of the team; (5) guarantee of the interest payments on $37.7 million of senior secured term debt of the Team; (6) guarantee to make working capital advances to the Centre from time to time in amounts necessary to

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
cover any shortfall between certain operating cash flows, operating expenses and debt service of the Centre; and (7) $17.5 million cost for terminated foreign exchange currency swap agreements. The swap agreements had a notional amount of $130.6 million and were entered into by the Centre related to the $86.2 million senior term and $45.8 million senior subordinated debt. These swap agreements had extended originally through December 23, 2002 but were terminated by the counter-parties in May 2002.
      The Company’s guarantees arose during 1994, when a subsidiary of Covanta entered into a 30-year facility management contract at the Centre pursuant to which it agreed to advance funds to the Team, and if necessary, to assist the Centre’s refinancing of senior secured debt incurred in connection with the construction of the Centre. In compliance with these guarantees, the Company entered into agreements pursuant to which it was required to purchase the $19.0 million and $86.2 million series of debt referred to above if such debt was not timely refinanced or upon the occurrences of certain defaults. In March 2002, the holders of the subordinated debt of the Team required the Company to purchase such debt in the total amount (together with accrued and unpaid dividends) of $19.0 million and were paid that amount under a letter of credit for which the Company was the reimbursement party. In addition, in March, as the result of defaults occurring in 2002, the holders of the senior debt relating to the Centre required the Company to purchase such debt in the total amount (together with accrued and unpaid dividends) of $86.2 million and were paid that amount under a letter of credit for which the Company was the reimbursement party. The subordinated secured debt of the Centre in the amount of $45.8 million is also subject to a put right pursuant to the terms of the underlying agreements. Such subordinated secured debt has not been put to the Company, although the holder has the right to do so. The obligation to purchase such debt is not secured by a letter of credit.
      On January 9, 2003, the Team filed for protection with the Ontario Superior Court of Justice (“Canadian Court”), and was granted protection under Canada’s CCAA. A monitor was appointed under the CCAA to supervise the selling of the Team’s franchise. On April 25, 2003, the monitor entered into an asset purchase agreement for the purchase of the Team’s franchise and certain related assets, which the Canadian Court approved on May 9, 2003. On May 27, 2003, the Canadian Court appointed an interim receiver of the owner of the Corel Centre. On June 4, 2003, the interim receiver entered into an asset purchase agreement for the purchase of the Corel Centre and certain related assets, which was approved on June 20, 2003. The transactions to purchase the team and the Corel Centre were consummated on August 26, 2003. Upon closing, Covanta received $19.7 million and obtained releases from certain guarantees provided to lenders of the Team. An additional charge of $16.8 million was recorded in 2003 in write-down and obligations related to assets held for use.
      The impairment related to the Magellan Cogeneration Energy project was due to a substantial 2002 second quarter governmental imposed reduction of national electricity tariffs, the duration of which was impossible to estimate then and at this time. The Company recorded a pre-tax impairment charge of $41.7 million related to the net book value of the assets of this project at June 30, 2002. Although this project had $32.1 million of non-recourse debt at June 30 2002, in accordance with SFAS No. 144, the Company based the impairment loss upon the measurement of the assets at their fair market value. On May 31, 2004, Magellan Cogeneration Inc. filed a petition for corporate rehabilitation under the laws of the Philippines. On June 3, 2004, the presiding court issued a stay order prohibiting the enforcement of all claims against Magellan Cogeneration Inc. including principal and interest on such project debt. On August 31, 2004, such court issued a due course order allowing the corporate rehabilitation process to proceed. The rehabilitation receiver submitted his comments to the proposed rehabilitation plan and an alternative rehabilitation plan in January 2005. The final rehabilitation plan may provide for debt forgiveness, a debt to equity swap, a reduction in interest rate and/or an extension of debt tenor.
      The impairment related to the Bataan project resulted from the fact that the plant sold a portion of its power at a discount to the regional grid tariff and the June 2004 expiration of one of the project’s off-take agreements which matters were together anticipated to result in the inability to recover the project’s carrying

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
value. Therefore, a pre-tax impairment charge of $37.2 million related to the net book value of the assets of the project was recorded. In August 2004, the project company exercised its option to pre-terminate its remaining loss-producing off-take agreement and ceased operations. The Company has determined to auction off the physical assets. Such auction is anticipated to occur upon receipt of governmental approvals.
      The Company will continue to consider alternatives to maximize the value of these projects.
      On March 28, 2002, following approval from the Master Credit Facility lenders, three of the Company’s subsidiaries sold their interests in two power plants and an operating and maintenance contractor based in Thailand. The total sale price for the power plant and maintenance contractor was approximately $27.8 million, and the Company realized a net loss of approximately $17.1 million on this sale after deducting costs relating to the sale (see Note 4 to the Notes to the Consolidated Financial Statements). The total fixed assets included in the sale were $82.5 million.
      On December 18, 2003, following approval of the Heber Plan by the Bankruptcy Court, the Company sold the Geothermal Business for gross proceeds of $184.8 million excluding its equity investments (see Note 4 to the Notes to the Consolidated Financial Statements), subject to a working capital adjustment, and the Company realized a net gain of approximately $92.8 million on this sale. The total net fixed assets included in the sale was $69.7 million.

6.	Investments In and Advances to Investees and Joint Ventures
      The Company is party to joint venture agreements through which the Company has equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. The Company records its share of earnings from its equity investees in equity in net income from unconsolidated investments in its Consolidated Statements of Operations and Comprehensive Income (Loss).
      The Company is a party to a joint venture formed to design, construct, own and operate a coal-fired electricity generation facility in the Quezon Province, the Philippines (“Quezon Joint Venture”). The Company owns 26.1% of, and has invested 27.5% of the total equity in, the Quezon Joint Venture. This project commenced commercial operations in 2000.
      Manila Electric Company (“Meralco”), the sole power purchaser for the Company’s Quezon Project, is engaged in discussions and legal proceedings with instrumentalities of the government of the Philippines relating to past billings to its customers, cancellations of recent tariff increases, and potential tariff increases. The outcome of these proceedings may affect Meralco’s financial condition.
      Quezon Project management continues to negotiate with Meralco with respect to proposed amendments to the power purchase agreement to modify certain commercial terms under the existing contract, and to resolve issues relating to the Quezon Project’s performance during its first year of operation. Following the first year of the operation, in 2001, based on a claim that the plant’s performance did not merit full payment, Meralco withheld a portion of each of several monthly payments to the Quezon Project that were due under the terms of the power purchase agreement. The total withheld amount was $10.8 million (U.S.). Although the Quezon Project was able to pay all of its debt service and operational costs, the withholding by Meralco constituted a default by Meralco under the power purchase agreement and a potential event of default under the project financing agreements. To address this issue, Quezon Project management agreed with project lenders to hold back cash from distributions in excess of the reserve requirements under the financing agreements in the amount of approximately $20.5 million (U.S.).
      In addition to the issues under the power purchase agreement, issues under the financing agreements arose during late 2003 and 2004 regarding compliance with the Quezon Project operational parameters and the Quezon Project’s inability to obtain required insurance coverage. In October 2004, the Company and other

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
Quezon project participants, with the consent of the Quezon Project lenders, amended certain of the Quezon Project documents to address such operational matters, resolving all related contract issues. Subsequently, the project lenders granted a waiver with respect to the insurance coverage issue because contractual coverage levels were not then commercially available on reasonable terms. At approximately the same time, Quezon Project management sought, and successfully obtained, a reduction of the hold back amount discussed above, resulting in a new excess hold back of approximately $10.5 million (U.S.) with effect from November 2004.
      Adverse developments in Meralco’s financial condition or delays in finalizing the power purchase agreement amendments and potential consequent lender actions are not expected to adversely affect Covanta’s liquidity, although it may have a material affect on CPIH’s ability to repay its debt prior to maturity. In late 2004, Meralco successfully refinanced $228 million in expiring short-term debt on a long-term 7 year basis, improving Meralco’s financial condition.
      In March of 2002, the Company sold its equity interest in the Rojana Power Plant in Thailand contemporaneously with the sale of the Saha Cogeneration Plant. The gross proceeds from this sale were $7.1 million, which resulted in a loss of $6.5 million after selling expenses which were recorded in net loss on sale of businesses.
      On December 18, 2003, following approval by the Bankruptcy Court, the Company sold its equity interests in the Geothermal Business for gross proceeds of $215.2 million of which $29.4 million is allocated to the equity investment and the Company realized a net loss of approximately $11.0 million on this sale after deducting costs relating to the sale of $1.0 million. The total equity investment included in the sale was $40.4 million.
      In August of 2004, the Company sold its equity interest in the Linasa Plant in Spain. The gross proceeds from this sale were $1.8 million which resulted in a gain on sale of business of approximately $0.2 million.
      The December 31, 2004 aggregate carrying value of the investments in and advances to investees and joint ventures of $65.6 million is less than the Company’s equity in the underlying net assets of these investees by approximately $52.3 million. The carrying value of $133.4 million at December 31, 2003 was $13.4 million less than the Company’s equity in the underlying net assets. In 2004, the difference between carrying values and the Company’s equity in the underlying net assets are primarily related to fresh start adjustments, and the differences are being amortized over the weighted average lives of the investees’ property, plant and equipment. In 2003, the difference of cost over acquired net assets are mainly related to property, plant and equipment and power purchase agreements of several investees.
      At December 31, 2004 and 2003, investments in and advances to investees and joint ventures accounted for under the equity method is as follows:

			Successor	Predecessor
	Ownership Interest at
	December 31, 2004		2004	2003

Ultrapower Chinese Station Plant (U.S.)	50%		$5,479	$8,137
South Fork Plant (U.S.)	50%		673	1,027
Koma Kulshan Plant (U.S.)	50%		4,326	4,524
Linasa Plant (Spain)	50%	(A)	—	2,714
Haripur Barge Plant (Bangladesh)	45%		7,357	22,153
Quezon Power (Philippines)	26%		47,812	92,492
Other	Various		—	2,392

Total Investments in Power Plants			$65,647	$133,439

(A) Sold in August 2004

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The unaudited combined results of operations and financial position of the Company’s equity method affiliates are as follows:

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Condensed Statements of Operations
Revenues	$219,016	53,424	$299,214	$305,835
Gross profit	102,908	26,736	149,589	169,954
Net income	60,724	16,513	93,211	82,892
Company’s share of net income	17,535	3,924	24,400	24,356
Condensed Balance Sheets
Current assets	$145,969		$183,080
Non-current assets	854,014		893,477
Total assets	999,983		1,076,557
Current liabilities	76,533		81,438
Non-current liabilities	512,759		576,769
Total liabilities	589,292		658,207

7.	Investments in Marketable Securities Available for Sale
      The cost or amortized cost, unrealized gains, unrealized losses and fair value of investments as of the year ended December 31, 2004 and 2003 categorized by type of security, were as follows:

	Cost or
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

December 31, 2004 (Successor)
Current investments:
Fixed maturities	$3,100	$—	$—	$3,100

Fixed maturities	1,321	—	—	—
Mutual and bond funds	2,325	53	—	2,378

Total non-current investments	$3,646	$53	$—	$3,699

December 31, 2003 (Predecessor) Mutual and bond funds — Non-current	$2,068	$392	$—	$2,460

      Non-current investments are classified in other long-term assets in the balance sheet. Proceeds and realized gains and losses for the years ended December 31, 2004, 2003 and 2002 were $0.3, $0.6 million and $0.1 million; zero, $0.6 million and zero. For the purpose of determining realized gains and losses, the cost of securities sold was based on specific identification.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

8.	Service Revenues and Unbilled Service Receivables
      The following table summarized the components of Service Revenues for the period March 11, 2004 through December 31, 2004, for the period January 1, through March 10, 2004 and the years ended December 31, 2003 and 2002.

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Service revenue unrelated to project debt	$313,543	$72,749	$397,710	$382,942
Revenue earned explicitly to service project debt-principal	36,029	9,937	56,030	58,788
Revenue earned explicitly to service project debt-interest	25,050	7,181	45,505	52,230

Total service revenue	$374,622	$89,867	$499,245	$493,960

      Unbilled service receivables include fees earned to service project debt (principal and interest) where such fees are expressly included as a component of the service fee paid by the municipality pursuant to applicable waste-to-energy service agreements. Regardless of the timing of amounts paid by municipalities relating to project debt principal, the Company records service revenue with respect to this principal component on a levelized basis over the term of the service agreement. Long-term unbilled service receivables related to waste-to-energy operations are recorded at their discounted amount.

9.	Restricted Funds Held in Trust
      Restricted funds held in trust are primarily amounts received and held by third party trustees relating to projects owned by the Company, and which may be used only for specified purposes. The Company generally does not control these accounts. They include debt service reserves for payment of principal and interest on project debt, deposits of revenues received with respect to projects prior to their disbursement as provided in the relevant indenture or other agreements, lease reserves for lease payments under operating leases, and proceeds received from financing the construction of energy facilities. Such funds are invested principally in United States Treasury bills and notes and United States government agencies securities.
      Fund balances were as follows:

	Successor		Predecessor

	2004		2003

	Current	Non-Current	Current	Non-Current

Debt service funds	$46,655	$112,012	$46,585	$113,033
Revenue funds	20,530	—	26,652	—
Lease reserve funds	3,970	—	3,826	—
Construction funds	264	—	341	—
Other funds	44,673	11,814	24,795	12,174

Total	$116,092	$123,826	$102,199	$125,207

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

10.	Property, Plant and Equipment
      Property, plant and equipment consisted of the following:

	Successor	Successor	Predecessor

	Useful Lives	2004	2003

Land		$4,725	$5,270
Energy facilities	3-50 years	826,194	1,804,895
Buildings and improvements	3-50 years	51,464	188,942
Machinery and equipment	3-50 years	5,514	79,776
Landfills		7,614	16,543
Construction in progress		5,403	6,689

Total		900,914	2,102,115
Less accumulated depreciation and amortization		(40,941)	(648,761)

Property, plant, and equipment — net		$859,973	$1,453,354

      Depreciation and amortization for continuing operations related to property, plant and equipment amounted to $39.7 million for the period, March 11, through December 31, 2004, $12.7 million for the period January 1, through March 10, 2004 and, $68.0 million and $72.7 million for the years ended December 31, 2003 and 2002, respectively.
      In light of its Chapter 11 bankruptcy filing and proceedings, the Company reviewed the recoverability of its long-lived assets as of June 30, 2002. As a result of the review based upon the future cash flows, the Company recorded in write-down of assets held for use in the 2002 Consolidated Statement of Operations and Comprehensive Income (Loss), a pre-tax impairment charge totaling $78.9 million. The charge related to two international projects, the Magellan Cogeneration Energy project and the Bataan Cogeneration Energy project which are both located in the Philippines. (See Note 5 to the Notes to the Consolidated Financial Statements.)

11.	Service and Energy Contracts and Other Intangible Assets
      The following tables present the Company’s intangible assets as of December 31, 2004 and 2003:

	Successor

		Accumulated
December 31, 2004	Gross	Amortization	Net

Service and energy contracts	$204,338	$(16,054)	$188,284
Other intangible assets	442	(89)	353

Total	$204,780	$(16,143)	$188,637

	Predecessor

		Accumulated
December 31, 2003	Gross	Amortization	Net

Land rights and other intangibles	$3,062	$(862)	$2,200
Deferred development costs	5,921	(1,048)	4,873

Sub-total	$8,983	$(1,910)	$7,073

      Amortization expense related to service and energy contracts and other intangible assets amounted to $16.1 million for the period March 11, through December 31, 2004 and amortization expense was $0.7 million

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
for the period January 1, through March 10, 2004 and $2 million and $2.6 million for the years ended December 31, 2003 and 2002, respectively. As of March 10, 2004, deferred development costs were fair valued to zero.
      The estimated future amortization expense of service and energy contracts and other intangible assets as of December 31, 2004 is as follows:

For the Year Ended	Amount

2005	$18,793
2006	18,793
2007	18,695
2008	16,917
2009	16,917
Thereafter	98,522

Total	$188,637

      On June 30, 2002, the Company completed the required impairment evaluation of goodwill in conjunction with its adoption of SFAS No. 142. As a result of risks and other conditions in its energy business and based upon the expected present value of future cash flows, the Company determined that $7.8 million of goodwill related to its energy business was impaired and was therefore written-off. As required by SFAS No. 142, this adjustment has been accounted for as a cumulative effect of a change in accounting principle as of January 1, 2002, which had no tax impact.

12.	Other Assets
      Other assets consisted of the following:

	Successor	Predecessor

	2004	2003

Marketable securities available for sale	$1,321	$—
Unamortized bond issuance costs	1,736	25,559
Deferred financing costs	5,275	7,011
Non-current securities available for sale	2,325	2,460
Interest rate swap	14,920	16,728
Unamortized contract acquisition costs	—	27,073
Other	5,439	5,241

Total	$31,016	$84,072

      Amortization expense related to contract acquisition cost was $3.9 million and $4.1 million in 2003 and 2002, respectively.
      In December 2003, the Company wrote-off $27.4 million in contract acquisition costs associated with the sale of the Geothermal Business and the remaining unamortized contract acquisition costs were valued to zero as a fresh start adjustment (see Notes 2 and 34 to the Notes to the Consolidated Financial Statements) as of March 10, 2004.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

13.	Accrued Expenses
      Accrued expenses consisted of the following:

	Successor	Predecessor

	2004	2003

Operating expenses	$30,803	$40,418
Severance	—	2,305
Insurance	1,605	14,954
Debt service charges and interest	17,628	15,257
Municipalities’ share of energy revenues	36,897	29,737
Payroll	18,027	21,589
Payroll and other taxes	8,478	51,867
Lease payments	1,025	67
Pension	3,673	16,839
Other	2,877	15,309

Total	$121,013	$208,342

14.	Deferred Revenue
      Deferred revenue consisted of the following:

	Successor		Predecessor

	2004		2003

	Current	Non-Current	Current	Non-Current

Power sales agreement prepayment	$—	$—	$9,001	$129,304
Advance billings to municipalities	9,064	—	10,555	—
Other	4,901	—	17,875	—

Total	$13,965	$—	$37,431	$129,304

      In 1998, the Company received a payment for future energy deliveries required under a power sales agreement. This prepayment was being amortized straight-line over the life of the agreement, which expires in 2019. The gains from sale and leaseback transactions consummated in 1986 and 1987 were deferred and were being amortized as a reduction of rental expense over the respective lease terms. The leases which resulted in these gains were terminated in 2003. Advance billings to various customers are billed one or two months prior to performance of service and are recognized as income in the period the service is provided.

15.	Credit Arrangements
     Successor
      Upon the Company’s emergence from bankruptcy, it entered into new financing arrangements for liquidity and letters of credit for its domestic and international businesses. The Domestic Borrowers entered into the First Lien Facility and the Second Lien Facility (together, the “Domestic Facilities”), and CPIH entered into the CPIH Revolving Loan facility.
      Material Terms of the Domestic Facilities. The First Lien Facility provides commitments for the issuance of letters of credit in the initial aggregate face amount of up to $139 million with respect to Covanta’s Detroit, Michigan waste-to-energy facility. The First Lien Facility reduces semi-annually as the amount of the letter of credit requirement for this facility reduces. As of December 31, 2004, this requirement was

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
approximately $119.7 million. The First Lien Facility is, secured by a first priority lien on substantially all of the assets of the Domestic Borrowers not subject to prior liens (the “Collateral”).
      Additionally, the Domestic Borrowers entered into the Second Lien Facility, secured by a second priority lien on the Collateral. The Second Lien Facility is a letter of credit and liquidity facility which provides commitments for the issuance of additional letters of credit in support of the Company’s domestic and international businesses, and for general corporate purposes. The Second Lien facility provided commitments in an aggregate amount of $118 million, up to $10 million of which may be used for cash borrowings on a revolving basis for general corporate purposes. As of December 31, 2004, an aggregate amount of $71 million in letters of credit had been issued under the Second Lien Facility, and the Company had made no cash borrowings under the Second lien Facility. Both facilities expire in March, 2009.
      The First Lien Facility and the Second Lien Facility require cash collateral to be posted for issued letters of credit if Covanta has cash in excess of specified amounts. Covanta paid a 1% upfront fee upon entering into the First Lien Facility, and will pay with respect to each issued letter of credit (i) a fronting fee equal to the greater of $500 or 0.25% per annum of the daily amount available to be drawn under such letter of credit, (ii) a letter of credit fee equal to 2.5% per annum of the daily amount available to be drawn under such letter of credit, and (iii) an annual fee of $1,500.
      The revolving loan component of the Second Lien Facility bears interest at either (i) 4.5% over a base rate with reference to either the Federal Funds rate of the Federal Reserve System or Bank One’s prime rate, or (ii) 6.5% over a formula Eurodollar rate, the applicable rate to be determined by Covanta (increasing by 2% over the then applicable rate in specified default situations). Covanta also paid an upfront fee of $2.8 million upon entering into the Second Lien Facility, and will pay (i) a commitment fee equal to 0.5% per annum of the daily calculation of available credit, (ii) an annual agency fee of $30,000, and (iii) with respect to each issued letter of credit an amount equal to 6.5% per annum of the daily amount available to be drawn under such letter of credit.
      The Domestic Facilities provide for mandatory prepayments of all or a portion of amounts funded by the lenders under letters of credit and the revolving loan upon the sales of assets, incurrence of additional indebtedness, availability of annual cash flow, or cash on hand above certain base amounts, and change of control transactions. To the extent that no amounts have been funded under the revolving loan or letters of credit, Covanta is obligated to apply excess cash to collateralize its reimbursement obligations with respect to outstanding letters of credit, until such time as such collateral equals 105% of the maximum amount that may at any time be drawn under outstanding letters of credit.
      The terms of both of these facilities require Covanta to furnish the lenders with periodic financial, operating and other information. In addition, these facilities further restrict, without the consent of its lenders under these facilities, Covanta’s ability to, among others:

•	incur indebtedness, or incur liens on its property, subject to specific exceptions;

•	pay any dividends on or repurchase any of its outstanding securities, subject to specific exceptions;

•	make new investments, subject to specific exceptions;

•	deviate from specified financial ratios and covenants, including those pertaining to consolidated net worth, adjusted EBITDA, and capital expenditures;

•	sell any material amount of assets, enter into a merger transaction, liquidate or dissolve;

•	enter into any material transactions with shareholders and affiliates; amend its organization documents; and

•	engage in a new line of business.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      All unpaid principal of and accrued interest on the revolving loan, and an amount equal to 105% of the maximum amount that may at any time be drawn under outstanding letters of credit, would become immediately due and payable in the event that Covanta or certain of its affiliates (including Danielson) become subject to specified events of bankruptcy or insolvency. Such amounts shall also become immediately due and payable, upon action taken by a certain specified percentage of the lenders, in the event that any of the following occurs after the expiration of applicable cure periods:

•	a failure by Covanta to pay amounts due under the Domestic Facilities or other debt instruments;

•	breaches of representations, warranties and covenants under the Domestic Facilities;

•	a judgment or judgments are rendered against Covanta that involve an amount in excess of $5 million, to the extent not covered by insurance;

•	any event that has caused a material adverse effect on Covanta;

•	a change in control;

•	the Intercreditor Agreement or any security agreement pertaining to the Domestic Facilities ceases to be in full force and effect;

•	certain terminations of material contracts; or

•	any securities issuance or equity contribution which is reasonably expected to have a material adverse effect on the availability of net operating losses.
      Under these facilities, as described above, Covanta is obligated to apply excess cash to collateralize its reimbursement obligations with respect to outstanding letters of credit, until such time as such collateral equals 105% of the maximum amount that may at any time be drawn under outstanding letters of credit. In accordance with the annual cash flow and the excess cash on hand provisions of the First and Second Lien Facilities, Domestic Covanta deposited $3.2 million and $10.5 million on January 3, 2005 and March 1, 2005, respectively, into a restricted collateral account for this purpose. This restricted collateral will become available to the Domestic Borrowers if they are able to refinance their current corporate debt.
      Material Terms of the CPIH Revolving Loan Facility. The CPIH Revolving Credit Facility is secured by a first priority lien on the CPIH stock and substantially all of the CPIH Borrowers’ assets not otherwise subject to security interests existing as of the Effective Date, and consists of commitments for cash borrowings of up to $10 million for purposes of supporting the international businesses. This $10 million commitment however is subject to permanent reductions as CPIH asset sales occur. Permanent reductions to the original commitment are determined by applying 50% of all net asset sales proceeds as they occur subject to certain specified limits. The CPIH revolving credit facility has a maturity date of three years and to the extent drawn upon bears interest at the rate of either (i) 7% over a base rate with reference to either the Federal Funds rate, of the Federal Reserve System or Deutsche Bank’s prime rate, or (ii) 8% over a formula Eurodollar rate, the applicable rate to be determined by CPIH (increasing by 2% over the then applicable rate in specified default situations). CPIH also paid a 2% upfront fee of $0.2 million, and will pay (i) a commitment fee equal to 0.5% per annum of the average daily calculation of available credit, and (ii) an annual agency fee of $30,000. As of December 31, 2004, CPIH had not sought to make draws on this facility and the outstanding commitment amount has been reduced to $9.1 million.
      The mandatory prepayment provisions, affirmative covenants, negative covenants and events of default under the two international credit facilities are similar to those found in the Domestic Facilities.
      The CPIH Revolving Credit Facility is non-recourse to Covanta and its other domestic subsidiaries.
      Of the Company’s outstanding letters of credit at December 31, 2004, approximately $5.6 million secures indebtedness that is included in the Consolidated Balance Sheet and approximately $187.3 million principally

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
secured the Company’s obligations under energy contracts to pay damages in the event of non-performance by the Company which the Company believes to be unlikely. These letters of credit were generally available for drawing upon if the Company defaulted on the obligations secured by the letters of credit or failed to provide replacement letters of credit as the current ones expire.
      Certain Domestic Borrowers are guarantors of performance obligations of some international projects or are the reimbursement parties with respect to letters of credit issued to secure obligations relating to some international projects. Domestic Borrowers are entitled to reimbursements of operating expenses incurred by the Domestic Borrowers on behalf of the CPIH Borrowers and payments, if any, made with respect to the above mentioned guarantees and reimbursement obligations. Any such obligation to reimburse the Domestic Borrowers, should it arise, would be senior to the repayment of principal on the CPIH Term Loan described in Note 15 to the Notes to the Consolidated Financial Statements.

Predecessor
      The Company entered into the Master Credit Facility as of March 14, 2001. The Master Credit Facility was secured by substantially all of the Company’s assets and was scheduled to mature on May 31, 2002 but was not fully discharged by the Debtor In Possession Credit Agreement (as amended, the “DIP Credit Facility”) discussed below. This, as well as the non-compliance with required financial ratios and possible other items caused the Company to be in default under its Master Credit Facility. However, as previously discussed, on April 1, 2002, the Company and 123 of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code that, among other things, act as a stay of enforcement of any remedies under the Master Credit Facility against any debtor company. For 2002, bank fees of $24.0 million relate to the Company’s Master Credit Facility. These fees were recognized as Other expenses-net and were payable in March 2002 and remained unpaid until resolved in the Company’s bankruptcy proceedings. The Master Credit Facility was discharged upon the effectiveness of the Reorganization Plan (see Note 2).
      In connection with the bankruptcy petition, Covanta and most of its subsidiaries entered into the DIP Credit Facility with the DIP Lenders. On April 5, 2002, the Bankruptcy Court issued its interim order approving the DIP Credit Facility and on May 15, 2002, a final order approving the DIP Credit Facility. On August 2, 2002, the Bankruptcy Court issued an order that overruled objections by holders of minority interests in two limited partnerships who disputed the inclusion of the limited partnerships in the DIP Credit Facility. Although the holders of such interests are one of the limited partnerships have appealed the order, they have reached an agreement with the Company that in effect deferred the appeal. The DIP Credit Facility’s terms are described below.
      The DIP Credit Facility was largely for the continuation of existing letters of credit and was secured by all of the Company’s domestic assets not subject to liens of others and generally 65% of the stock of its foreign subsidiaries held by domestic subsidiaries. Obligations under the DIP Credit Facility were senior in status to other pre-petition secured claims, and the DIP Credit Facility was the operative debt agreement with the Company’s banks. The Master Credit Facility remained in effect during the Chapter 11 Cases to determine the rights of the lenders who are a party to it with respect to obligations not continued under the DIP Credit Facility. The DIP Credit Facility was discharged upon the effectiveness of the Reorganization Plan (see Note 2).
      As of March 31 2002, letters of credit had been issued under the Master Credit Facility for the Company’s benefit to secure performance under certain energy contracts (totaling $203.6 million); to secure obligations relating to the entertainment businesses (totaling $153.0 million) largely with respect to the Anaheim and Ottawa projects described in Notes 3 and 4, in connection with the Company’s insurance program (totaling $38.4 million); and for credit support of the Company’s adjustable rate revenue bonds (totaling $127.0 million). Of these letters of credit issued under the Master Credit Facility, on $240.8 million of the outstanding letters of credit, principally in connection with energy facilities and the Company’s

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
insurance program, were replaced with letters of credit issued under the DIP Credit Facility. As of December 31, 2003, the Master Credit Facility had $3.0 million in letters of credit that remained outstanding.
      Beginning in April 2002 and as a result of the Company’s Chapter 11 filing, trustees for the Company’s adjustable rate revenue bonds declared the principal and accrued interest on such bonds due and payable immediately. Accordingly, letters of credit supporting these bonds have been drawn in the amount of $125.1 million. In addition, letters of credit in the amounts of $2.1 million, relating to the entertainment businesses, were drawn in December 2002. In December 2003 $113.7 million in letters of credit were drawn and a payment of $45.4 million was made against the drawn amount from a third party. The balance of $68.9 million was already accrued on the Company’s books as a liability subject to compromise. An additional letter of credit in the amount of $27.5 million was released as part of the settlement of Arrowhead Pond (see Note 4 — Discontinued Operations for further discussion).
      The DIP Credit Facility when originally issued provided for approximately $289.1 million in financing and comprised of its two tranches. The Tranche A Facility (the “Tranche A Facility”), originally provided the Company with a credit line of approximately $48.2 million in commitments for the issuance of letters of credit and for cash borrowings under a revolving credit line. The Tranche A Facility was reduced by amendment over time as the need for additional letters of credit were reduced. At December 31, 2003, the Tranche A Facility was $7.2 million all of which was outstanding in letters of credit. The Tranche A Facility was thereafter reduced by an additional $0.2 million each month, in commitments for letters of credit as a result of the reduced need for a letter of credit in connection with the Company’s Hennepin project.
      The Tranche B Facility (the “Tranche B Facility”), originally provided the Company with a credit line of approximately $240.8 million in commitments for the continuation of existing letters of credit, which were previously issued under the Master Credit Facility as discussed above. The Tranche B Facility was reduced to approximately $183.6 million in commitments at December 31, 2003 as the need for letters of credit was reduced. The reductions in the Tranche B Facility are as follows: in December, 2002, a $3.0 million reduction when the Company sold its remaining interest in the aviation business, in October and November, 2003, a $30.0 million reduction when the Company closed its relationship with the prior workers’ compensation carrier and issued $5.6 million in new letters of credit under the Tranche A Facility for a new carrier, and a $24.3 million reduction in the letter of credit issued in support of lease payments made by the lessee at a waste-to-energy facility over the period of the DIP Credit Facility.
      Of the outstanding letters of credit at December 31, 2003, approximately $38.0 million secures indebtedness that is included in the Condensed Consolidated Balance Sheet and approximately $155.6 million principally secured the Company’s obligations under energy contracts to pay damages in the event of non-performance by the Company which the Company believes to be unlikely. These letters of credit were generally available for drawing upon if the Company defaulted on the obligations secured by the letters of credit or failed to provide replacement letters of credit as the current ones expire.
      Borrowings under the Tranche A Facility were subject to compliance with monthly and budget limits. The Company could utilize the amount available for cash borrowings under the Tranche A Facility to reimburse the issuers of letters of credit issued under the Tranche A Facility if and when such letters of credits were drawn. The Company could also utilize the Tranche A Facility to fund working capital requirements and for general corporate purposes of the Company relating to the Company’s post-petition operations and other expenditures in accordance with a monthly budget and applicable restrictions typical of a Chapter 11 debtor in possession financing.
      On April 8, 2002, under its DIP Credit Facility, the Company paid a facility fee of approximately $1.0 million, equal to 2% of the amount of the Tranche A commitments, $2.5 million of agent fees and $0.5 million of lender advisor fees. During 2002 the Company paid additional amendment fees and agent fees of $1.1 million and $0.8 million, respectively.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      In addition, the Company paid a commitment fee based on utilization of the facility of .75% of the unused Tranche A commitments. The Company also paid a fronting fee for each Tranche A and Tranche B letter of credit equal to the greater of $500 and 0.25% of the daily amount available to be drawn under such letter of credit, as well as letter of credit fees of 3.25% on Tranche A letters of credit and 2.50% on Tranche B letters of credit, calculated over the daily amount available for drawings thereunder.
      Outstanding loans under the Tranche A Facility and the Tranche B Facility bore interest at the Company’s option at either the prime rate plus 2.50% or the Eurodollar rate plus 3.50%.
      The DIP Credit Facility contained covenants which restrict (1) the incurrence of additional debt, (2) the creation of liens, (3) investments and acquisitions, (4) incurrence of contingent obligations and performance guarantees, and (5) disposition of assets.
      In addition, the DIP Credit Facility, as amended, included the following reporting covenants:
      (1) Cash flow: (a) provide biweekly operating and variance reports and monthly compliance reports for total and specific expenditures and (b) provide monthly budget and 13-week forecast updates;
      (2) Financial statements: (a) provide quarterly financial statements within 60 days of the end of each of the Company’s first three fiscal quarters, or in lieu thereof, a copy of its Quarterly Report on Form 10-Q, (b) provide annual audited financial statements within 120 days of the end of the Company’s fiscal year or in lieu thereof, a copy of its Annual Report on Form 10-K, and (c) achieve quarterly minimum cumulative consolidated operating income targets for April 1, 2003 through March 31, 2004.
      (3) Other: (a) deliver, when available, the Chapter 11 restructuring plan and (b) provide other information as reasonably requested by the DIP Lenders.
      As of December 31, 2003 and the effective date of the Reorganization Plan the Company was in material compliance with all of the covenants of the DIP Credit Facility, as amended.
      The Company did not make any cash borrowings under its DIP Credit Facility, as amended, but approximately $7.2 million in new letters of credit were issued under Tranche A of the DIP Credit facility as of December 31, 2003.
      The DIP Credit Facility initially was scheduled to mature on April 1, 2003. On March 28, 2003 the DIP Credit Facility was extended through October 1, 2003 and on September 15, 2003 was extended through April 1, 2004. On March 25, 2003, an extension fee of $0.1 million was paid by the Company to the DIP Lenders. In addition, on April 1, 2003, the Company paid an annual administrative fee of $0.4 million.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

16.	Recourse Debt
      Recourse debt consisted of the following at December 31, 2004 and 2003:

	Successor	Predecessor

	2004	2003

High Yield Notes	$207,735	$—
Unsecured Notes (estimated)	28,000	—
CPIH term loan facility	76,852	—
9.25% debentures due 2022	—	100,000
Other long-term debt	309	10,563

	312,896	110,563
Less amounts subject to compromise	—	(110,485)
Less current portion of recourse debt	(112)	(21)

Long-term recourse debt	$312,784	$57

      Recourse debt included the following obligations at December 31, 2004:

•	The High Yield Notes are secured by a third priority lien in the same collateral securing the First Lien Facility and the Second Lien Facility (See Note 14). The High Yield Notes were issued in the initial principal amount of $205 million, which will accrete to $230 million at maturity in seven years. Interest is payable at a rate of 8.25% per annum, semi-annually on the basis of the principal at final maturity; no principal is due prior to maturity of the High Yield Notes.

•	Unsecured Notes in a principal amount of $4 million were issued on the effective date of the Reorganization Plan. The Company issued additional Unsecured Notes in the principal amount of $20 million after emergence from Chapter 11 and recorded additional Unsecured Notes in a principle amount of $4 million in 2004 which it expects to issue in 2005. Additional Unsecured Notes also may be issued to holders of allowed claims against the Remaining Debtors if and when they emerge from bankruptcy, and if the issuance of such notes is contemplated by the terms of any plan of reorganization confirmed with respect to such Remaining Debtors. The final principal amount of all Unsecured Notes will be equal to the amount of allowed unsecured claims against the Company’s operating subsidiaries which were reorganizing Debtors, and such amount will be determined when such claims are resolved through settlement or further proceedings in the Bankruptcy Court. The principal amount of Unsecured Notes indicated in the table above represents the expected liability upon completion of the claims process, excluding any additional Unsecured Notes that may be issued if and when Remaining Debtors reorganize and emerge from bankruptcy. Notwithstanding the date on which Unsecured Notes are issued, interest on the Unsecured Notes accrues from March 10, 2004. Interest is payable semi-annually on the Unsecured Notes at a rate of 7.5% per annum; principal is paid annually in equal installments beginning in March, 2006. The Unsecured Notes mature in eight years.

•	The CPIH Borrowers entered into the CPIH Term Loan Facility in the principal amount of up to $95 million, of which $76.9 million was outstanding as of December 31, 2004. The CPIH Term Loan Facility is secured by a second priority lien on the same collateral as the CPIH Revolving Credit Facility, and bears interest at 10.5% per annum, 6.0% of such interest to be paid in cash and the remaining 4.5% to be paid in cash to the extent available and otherwise payable by adding it to the outstanding principal balance. The interest rate increases to 12.5% per annum in specified default situations. The CPIH Term Loan Facility matures in March 2007. The CPIH Term Loan Facility is non-recourse to Covanta and its other domestic subsidiaries. While the existing CPIH term loan and

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

revolver remain outstanding, CPIH’s cash balance is not available to be transferred to Domestic Covanta.
      Recourse debt included the following obligations at December 31, 2003:

•	The Company’s 9.25% Debentures represent pre-petition secured indebtedness that was discharged in bankruptcy as of March 10, 2004. Following the commencement of the Chapter 11 Cases in April 2002, the Company did not make interest payments on the 9.25% Debentures. As of December 31, 2003 the 9.25% Debentures have been included in liabilities subject to compromise. See Note 2 to the Notes to the Consolidated Financial Statements for a description of the treatment of the 9.25% Debentures under the Reorganization Plan.

•	$22.5 million resulting from the sale of limited partnership interests in and related tax benefits of the Onondaga facility, which has been accounted for as a financing for accounting purposes. This obligation had an effective interest rate of 10% and extended through 2015. This waste-to-energy project was restructured in October, 2003, as part of the restructuring this financing was converted to Minority interest on the Consolidated Balance Sheet as of December 31, 2003.

•	$28.4 million, related to a sale and leaseback arrangement relating to an energy facility in Hennepin, Minnesota. This arrangement was accounted for as a financing, had an effective interest rate of approximately 5%, and extended through 2017. As of December 31, 2002, this obligation was included in Liabilities subject to compromise. This waste-to-energy project was restructured in July, 2003, as part of the restructuring this financing was reclassified as an Other liability on the Consolidated Balance Sheet as of December 31, 2003.

•	$1.5 million note associated with the acquisition of energy assets. The note bears interest at 6.0% and matures in 2009. As of December 31, 2003, this note is included in Liabilities subject to compromise.
      The maturities on recourse debt including capital lease obligations at December 31, 2004 were as follows:

2005	$112
2006	4,024
2007	80,824
2008	3,900
2009	3,900
Thereafter	220,136

Total	312,896
Less current portion of recourse debt	(112)

Total long-term recourse debt	$312,784

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

17.	Project Debt
      Project debt consisted of the following:

	Successor	Predecessor

	December 31,	December 31,
	2004	2003

Revenue Bonds Issued by and Prime Responsibility of Municipalities:
3.9-6.75% serial revenue bonds due 2005 through 2011	$319,050	$320,960
5.0-7.0% term revenue bonds due 2005 through 2015	223,518	238,281
Adjustable-rate revenue bonds due 2006 through 2013	127,237	134,367
Revenue Bonds Issued by Municipal Agencies with Sufficient Service Revenues Guaranteed by Third Parties
5.25-5.5% serial revenue bonds due 2005 through 2008	30,301	58,620
Other Revenue Bonds:
4.85-5.5% serial revenue bonds due 2005 through 2015	72,954	79,390
5.5-6.7% term revenue bonds due 2014 through 2019	69,094	68,020
International project debt	102,583	144,327

	944,737	1,043,965
Less current portion of project debt	(109,701)	(108,687)

Long-term project debt	$835,036	$935,278

      Domestic Covanta’s net unamoritized project debt premium was $37.9 million and $46.6 million at December 31, 2004 and March 10, 2004, respectively.
      Project debt associated with the financing of waste-to-energy facilities is generally arranged by municipalities through the issuance of tax-exempt and taxable revenue bonds. The category “Revenue Bonds Issued by and Prime Responsibility of Municipalities” includes bonds issued with respect to projects owned by the Company for which debt service is an explicit component of the Client Community’s obligation under the related service agreement. In the event that a municipality is unable to satisfy its payment obligations, the bondholders’ recourse with respect to the Company is limited to the waste-to-energy facilities and restricted funds pledged to secure such obligations.
      The category “Revenue Bonds Issued by Municipal Agencies with Sufficient Service Revenues Guaranteed by Third Parties” includes municipal bonds issued to finance one facility for which contractual obligations of third parties to deliver waste provide sufficient revenues to pay debt service, although such debt service is not an explicit component of the third parties’ service fee obligations.
      The category “Other Revenue Bonds” includes bonds issued to finance one facility for which current contractual obligations of third parties to deliver waste to provide sufficient revenues to pay debt service related to that facility through 2011, although such debt service is not an explicit component of the third parties’ service fee obligations. The Company anticipates renewing such contracts prior to 2011.
      Payment obligations for the project debt associated with waste-to-energy facilities owned by the Company are limited recourse to the operating subsidiary and non-recourse to the Company, subject to operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective waste-to-energy facilities and related assets. At December 31, 2004, such revenue bonds were collateralized by property, plant and equipment with a net carrying value of $773 million and restricted funds held in trust of approximately $188.2 million.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The interest rates on adjustable-rate revenue bonds are adjusted periodically based on current municipal-based interest rates. The average adjustable rate for such revenue bonds was 1.96% and 1.16% at December 31, 2004 and 2003, respectively, and the average adjustable rate for such revenue bonds was 1.24% and 1.05% during 2004 and 2003.
      Long-term project debt includes the following obligations for 2004 and 2003:

•	No amounts due at December 31, 2004 and $19.8 million at December 31, 2003, due to financial institutions for the purchase of the Magellan Cogeneration Inc. power plant in the Philippines. This debt is non-recourse to Covanta and is secured by all assets of the project, all revenues and contracts of the project and by a pledge of the Company’s ownership in the project. This debt bears interest at rates equal to the three-month LIBOR plus spreads that increase from plus 4.5% until June 2005, to plus 4.875% from June 2005 to June 2007. The rate all in was 6.94% and 5.68% at December 31, 2004 and 2003, respectively. On May 31, 2004, Magellan Cogeneration Inc. filed a petition for corporate rehabilitation under the laws of the Philippines and is no longer included as a consolidated subsidiary after such date. On June 3, 2004, the presiding court issued a stay order prohibiting the enforcement of all claims against Magellan Cogeneration Inc. including principal and interest on such project debt. On August 31, 2004, such court issued a due course order allowing the corporate rehabilitation process to proceed. The rehabilitation receiver submitted his comments to the proposed rehabilitation plan and an alternative rehabilitation plan in January 2005. The final rehabilitation plan may provide for debt forgiveness, a debt to equity swap, a reduction in interest rate and/or an extension of debt tenor.

•	$40.0 and $46.0 million due to financial institutions, of which $12.2 and $27.2 million is denominated in U.S. dollars and $27.8 and $18.8 million is denominated in Indian rupees at December 31, 2004 and 2003, respectively. This debt relates to the construction of a heavy fuel oil fired diesel engine power plant in India. The U.S. dollar debt bears interest at the three-month LIBOR, plus 4.5% (6.51% and 5.65% at December 31, 2004 and 2003, respectively). The Indian rupee debt bears interest at 7.75% at December 31, 2004 and rates ranging from 16.0% to 16.5% at December 31, 2003. The debt extends through 2011, is non-recourse to Covanta, and is secured by the project assets. The power off-taker has failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.

•	$37.6 and $44.2 million at December 31, 2004 and 2003, respectively, due to a financial institution which relates to the construction of a second heavy fuel oil fired diesel engine power plant in India. It is denominated in Indian rupees and bears interest at rates ranging from 7.5% to 16.15% and 11.75% to 16.15% in 2004 and 2003 respectively. The debt extends through 2010, is non-recourse to Covanta and is secured by the project assets. The power off-taker has failed to fund the escrow account or post the letter of credit required under the energy contract which failure constitutes a technical default under the project finance documents. The project lenders have not declared an event of default due to this matter and have permitted continued distributions of project dividends.

•	$0.9 million at December 31, 2003, due to a financial institution, which relates to the construction of a second heavy fuel oil fired diesel engine power plant in India. The U.S. dollar denominated amount bears interest at an adjustable rate that is the three-month LIBOR rate plus 4.0% (5.64% at December 31, 2003). The debt extends through 2005.

•	$1.2 million at December 31, 2003, due to a financial institution, which relates to the construction of a coal fired power plant in China. The U.S. dollar denominated amount bears interest at an adjustable rate that is the three-month LIBOR rate plus 4.0% (5.49% at December 31, 2003). The debt extends through 2006.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      At December 31, 2004, the Company had one interest rate swap agreement that economically fixes the interest rate on certain adjustable-rate revenue bonds. The swap agreement was entered into in September 1995 and expires in January 2019. This swap agreement relates to adjustable rate revenue bonds in the category “Revenue Bonds Issued by and Prime Responsibility of Municipalities.” Any payments made or received under the swap agreement, including fair value amounts upon termination, are included as an explicit component of the Client Community’s obligation under the related service agreement. Therefore, all payments made or received under the swap agreement are a pass through to the Client Community. Under the swap agreement, the Company will pay an average fixed rate of 9.8% for 2002 through January 2005, and 5.18% thereafter through January 2019, and will receive a floating rate equal to the rate on the adjustable rate revenue bonds, unless certain triggering events occur (primarily credit events), which results in the floating rate converting to either a set percentage of LIBOR or a set percentage of the BMA Municipal Swap Index, at the option of the swap counterparty, (see Note 3 to the Notes to the Consolidated Financial Statements). In the event the Company terminates the swap prior to its maturity, the floating rate used for determination of settling the fair value of the swap would also be based on a set percentage of one of these two rates at the option of the counterparty. For the years ended December 31, 2004, 2003 and 2002, the floating rate on the swap averaged 1.24%, 1.09% and 1.41%, respectively. The notional amount of the swap at December 31, 2004 was $80.2 million and is reduced in accordance with the scheduled repayments of the applicable revenue bonds. The counterparty to the swap is a major financial institution. The Company believes the credit risk associated with nonperformance by the counterparty is not significant. The swap agreement resulted in increased debt service expense of $3.2 million, $3.7 million and $3.4 million for 2004, 2003 and 2002, respectively. The effect on Covanta’s weighted-average borrowing rate of the project debt was an increase of 0.33%, 0.32% and 0.25%, for 2004, 2003 and 2002, respectively.
      The maturities on long-term project debt at December 31, 2004 were as follows:

2005	$109,701
2006	105,156
2007	103,734
2008	103,967
2009	82,319
Thereafter	439,860

Total	944,737
Less current portion	(109,701)

Total long-term project debt	$835,036

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

18.	Net Interest on Project Debt
      Net interest on project debt for Covanta consisted of the following:

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Interest incurred on taxable and tax-exempt borrowings	$33,492	$13,433	$77,046	$86,954
Interest earned on temporary investment of certain restricted funds	(906)	(26)	(276)	(589)

Net interest on project debt	$32,586	$13,407	$76,770	$86,365

      Interest earned on temporary investment of certain unrestricted funds to service principal and interest obligations is related to the Alexandria, Virginia and Haverhill, Massachusetts waste-to-energy facilities project debt.

19.	Other Liabilities
      Other liabilities consisted of the following:

	Successor	Predecessor

	2004	2003

Interest rate swap	$14,920	$16,728
Pension benefit obligation	45,430	—
Deferred revenue	—	24,670
Asset retirement obligation	18,912	18,387
Service contract liabilities	7,873	—
Other	10,713	18,573

Total	$97,848	$78,358

      Deferred revenue of $24.7 million in 2003 is a result of the Hennepin County, Minnesota restructuring. As of March 10, 2004 Hennepin deferred revenue was recorded at its fair value of zero. See Notes 2 and 34 to the Notes to the Consolidated Financial Statements.

20.	Convertible Subordinated Debentures
      Convertible subordinated debentures of the predecessor consisted of the following:

2003

6% debentures due June 1, 2002	$85,000
5.75% debentures due October 20, 2002	63,650

Total	148,650
Less: Liabilities subject to compromise	(148,650)

Total	$—

      In accordance with SOP 90-7, since April 1, 2002 interest expense was not accrued on the subordinated debentures as it was not likely to be paid. As of December 31, 2003 debentures have been included in

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
Liabilities subject to compromise. The holders of these debentures did not participate in the new capital structure or receive any value under the Reorganization Plan.

21.	Preferred Stock
      All preferred shares were cancelled as of the effective date and the holders of the preferred shares did not participate in the new capital structure of Covanta or receive any value under the Reorganization Plan.
      The outstanding Series A $1.875 Cumulative Convertible Preferred Stock was convertible at any time at the rate of 5.97626 common shares for each preferred share. Covanta could redeem the outstanding shares of preferred stock at $50 per share, plus all accrued dividends. These preferred shares were entitled to receive cumulative annual dividends at the rate of $1.875 per share, plus an amount equal to 150% of the amount, if any, by which the dividend paid or any cash distribution made on the common stock in the preceding calendar quarter exceeded $.0667 per share. With the filing of voluntary petitions for reorganization under Chapter 11 on April 1, 2002 (see Note 2 to the Notes to the Consolidated Financial Statements) dividend payments were suspended.

22.	Common Stock and Stock Options
      The plans described in this note were terminated, together with all options and rights there-under with the Reorganization Plan.
      In 1986, Covanta adopted a nonqualified stock option plan (the “1986 Plan”). Under this plan, options and/or stock appreciation rights were granted to key management employees to purchase Covanta common stock at prices not less than the fair market value at the time of grant, which became exercisable during a five-year period from the date of grant. Options were exercisable for a period of ten years after the date of grant. As adopted and as adjusted for stock splits, the 1986 Plan called for up to an aggregate of 2,700,000 shares of Covanta common stock to be available for issuance upon the exercise of options and stock appreciation rights, which were granted over a ten-year period ending March 10, 1996.
      In October 1990, Covanta adopted a nonqualified stock option plan (the “1990 Plan”). Under this plan, nonqualified options, incentive stock options, and/or stock appreciation rights and stock bonuses could be granted to key management employees and outside directors to purchase Covanta common stock at an exercise price to be determined by the Covanta Compensation Committee, which become exercisable during the five-year period from the date of grant. These options were exercisable for a period of ten years after the date of grant. Pursuant to the 1990 Plan, which was amended in 1994 to increase the number of shares available by 3,200,000 shares, an aggregate of 6,200,000 shares of Covanta common stock were available for grant over a ten-year period which ended October 11, 2000.
      In 1999, Covanta adopted a nonqualified stock option plan (the “1999 Plan”). Under this plan, nonqualified options, incentive stock options, limited stock appreciation rights (“LSAR’s”) and performance-based cash awards could be granted to employees and outside directors to purchase Covanta common stock at an exercise price not less than 100% of the fair market value of the common stock on the date of grant which become exercisable over a three-year period from the date of grant. These options were exercisable for a period of ten years after the date of grant. In addition, performance-based cash awards could also be granted to employees and outside directors. As adopted, the 1999 Plan called for up to an aggregate of 4,000,000 shares of Covanta common stock to be available for issuance upon the exercise of such options and LSAR’s, which could be granted over a ten-year period ending May 19, 2009. At December 31, 2003, 2,042,032 shares were available for grant.
      Effective January 1, 2000, the 1999 Plan was amended and restated to change the name of the plan to the “1999 Stock Incentive Plan” and to include the award of restricted stock to key employees based on the

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
attainment of pre-established performance goals. The maximum number of shares of common stock that is available for awards of restricted stock is 1,000,000.
      Under the foregoing plans, Covanta issued 3,952,900 LSAR’s between 1990 and 2001 in conjunction with the stock options granted. These LSAR’s were exercisable only during the period commencing on the first day following the occurrence of any of the following events and terminate 90 days after such date: the acquisition by any person of 20% or more of the voting power of Covanta’s outstanding securities; the approval by Covanta shareholders of an agreement to merge or to sell substantially all of its assets; or the occurrence of certain changes in the Company’s Board of Directors. The exercise of these limited rights entitled participants to receive an amount in cash with respect to each share subject thereto, equal to the excess of the market value of a share of Covanta common stock on the exercise date or the date these limited rights became exercisable, over the related option price.
      In February 2000, Covanta adopted (through an amendment to the 1999 Stock Incentive Plan) the Restricted Stock Plan for Key Employees (the “Key Employees Plan”) and the Restricted Stock Plan for Non-Employee Directors (the “Directors Plan”). The Plans, as amended, called for up to 500,000 shares and 160,000 shares, respectively, of restricted Covanta common stock to be available for issuance as awards. Awards of restricted stock were to be made from treasury shares of Covanta common stock, par value $.50 per share. The Company accounted for restricted shares at their market value on their respective dates of grant. Restricted shares awarded under the Directors Plan vested 100% at the end of three months from the date of award. Shares of restricted stock awarded under the Key Employees Plan were subject to a two-year vesting schedule, 50% one year following the date of award and 50% two years following the date of award. As of December 31, 2003, an aggregate of 169,198 shares of restricted stock had been awarded under the Key Employees Plan and an aggregate of 95,487 shares of restricted stock had been awarded under the Directors Plan. The Company did not record any compensation costs in 2004, 2003 or 2002.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      Information regarding the Company’s stock option plans is summarized as follows:

				Weighted-
	Option Price			Average
	Per Share	Outstanding	Exercisable	Exercise Price

1986 Plan:
December 31, 2001	$22.50	10,000	10,000	$22.50
December 31, 2002, balance	$22.50	10,000	10,000	$22.50

December 31, 2003, balance	$22.50	10,000	10,000	$22.50

Cancelled	$22.50	(10,000)	(10,000)	$22.50

March 10, 2004 balance	—	—	—	—
1990 Plan:
December 31, 2001, balance	$9.97-$29.38	1,809,000	1,343,000	$23.51
Became exercisable	$9.97-$29.38		200,000
Cancelled	$20.06-$26.78	(272,000)	(235,000)	$23.03

December 31, 2002, balance	$9.97-$29.38	1,537,000	1,308,000	$23.43
Became exercisable	$9.97-$29.38		152,000
Cancelled	$20.06-$26.78	(133,500)	(130,500)	$23.45

December 31, 2003, balance	$9.97-$29.38	1,403,500	1,329,500	$23.63
Cancelled on March 10, 1004	$9.97-$29.38	(1,403,500)	(1,329,500)	$23.63

March 10, 2004 balance		—	—
1999 Plan
December 31, 2001, balance	$8.66-$26.59	1,957,968	831,679	$14.68
Became exercisable	$8.66-$26.59		613,280
Cancelled	$11.28-$20.23	(181,633)	(52,399)	$14.23

December 2002, balance	$8.66-$26.59	1,776,335	1,392,560	$13.76
Became exercisable	$9.97-$17.93		205,880
Cancelled	$11.78-$17.93	(99,467)	(65,338)	$16.00

December 2003, balance	$8.66-$26.59	1,676,868	1,533,102	$14.14
Cancelled on March 10, 2004	$8.66-$25.59	(1,676,868)	(1,533,120)	$14.14

March 10, 2004, balance		—	—

Total March 10, 2004		—	—

      The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding			Options Exercisable

	Number of	Weighted-Average		Number of
Range of	Shares	Remaining	Weighted-Average	Shares	Weighted-Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price

$8.66-$12.98	792,800	5.9 Years	$11.51	773,633	$11.55
$14.10-$20.19	1,175,568	5.5 Years	$17.25	1,030,969	$17.20
$21.50-$29.38	1,122,000	3.0 Years	$25.04	1,068,000	$24.95
$8.66-$29.38	3,090,368	4.7 Years	$18.60	2,872,602	$18.56

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      All options were cancelled on the effective date. The weighted-average exercise prices for all exercisable options at December 31, 2003 and 2002 was $18.56, and $18.46, respectively. At December 31, 2003, there were 5,865,576 shares of common stock reserved for the exercise of stock options, the issuance of restricted stock and the conversion of preferred shares and debentures.
      No shares were purchased during 2003, and 2002.
      Existing common stock and stock option holders did not participate in the new capital structure or receive any value under the Reorganization Plan (see Note 2 to the Notes to the Consolidated Financial Statements).
      The holders of any rights associated with the Old Common stock and Old Preferred stock were terminated under the Reorganization Plan. Holders of such rights did not participate in the new capital structure or receive any value under the Reorganization Plan.

23.	Foreign Exchange
      Foreign currency translation adjustments net of tax amounted to $0.5 million for the period March 11 through December 31, 2004, $0.2 million for the period January 1, through March 10, 2004 and $2.7 million and $(1.5) million in 2003 and 2002, respectively, and have been charged directly to Other Comprehensive Income (Loss). In 2003, $2.8 million was reclassified to income from continuing operations; in 2002, $1.2 million was reclassified to loss on sale of businesses and $0.3 million was reclassified to loss from discontinued operations. Foreign exchange transaction gain (loss), amounting to $0.5 million, $0.4 million, zero and $(0.4) million have been charged directly to net income (loss) for the periods March 11 through December 31, 2004, January 1 through March 10, 2004 and the years 2003 and 2002, respectively.

24.	Pensions and Other Postretirement Benefits
      Covanta has defined benefit and defined contribution retirement plans that cover substantially all of its employees. The defined benefit plans provide benefits based on years of service and either employee compensation or a fixed benefit amount. Covanta’s funding policy for those plans is to contribute annually an amount no less than the minimum funding required by ERISA. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future. The Company expects to make contributions of $3.1 million to its defined benefit plans and $1.7 million to its postretirement benefit plans during 2005.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      As of January 1, 2002, a defined contribution plan for approximately 1,200 employees was frozen and the employees were transferred to the Company’s qualified defined benefit plan. The following table sets forth the details of Covanta’s defined benefit plans’ and other postretirement benefit plans’ funded status (using a December 31 measurement date) and related amounts recognized in Covanta’s Consolidated Balance Sheets:

	Pension Benefits		Other Benefits

	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$55,109	$38,907	$22,337	$21,125
Service cost	8,147	5,986	—	—
Interest cost	3,434	2,717	804	1,389
Actuarial (loss) gain	2,093	8,120	(10,528)	1,370
Settlement	—	—	(47)	—
Benefits paid	(1,685)	(621)	(748)	(1,367)
Aviation fueling sale	—	—	—	(180)

Benefit obligation at end of year	67,098	55,109	11,818	22,337

Change in plan assets:
Plan assets at fair value at beginning of year	$26,043	$14,879	$—	$—
Actual return on plan assets	3,344	5,251	—	—
Company contributions	9,274	6,534	748	1,367
Benefits paid	(1,685)	(621)	(748)	(1,367)

Plan assets at fair value at end of year	36,976	26,043	—	—

Reconciliation of accrued benefit liability and net amount recognized:
Funded status of the plan	(30,122)	(29,066)	(11,818)	(22,337)
Unrecognized:
Prior service cost	—	(1,712)	—	—
Net (loss) gain	(4,609)	14,605	(405)	9,729

Net amount recognized	(34,731)	(16,173)	(12,223)	(12,608)

Accumulated Benefit Obligation	$46,464	$38,060	$12,223	$22,337

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(34,918)	$(16,173)	$—	$(12,608)
Accumulated other comprehensive income	187	—	—	—

Net amount recognized	$(34,731)	$(16,173)	$(12,223)	$(12,608)

Weighted-average assumptions used to determine net periodic benefit costs for years ending December 31:
Discount rate	6.25%	6.75%	6.25%	6.75%
Discount rate beginning March 10, 2004	5.75%	—	—	—
Expected return on plan assets	8.00%	8.00%	—	—
Rate of compensation increase	4.50%	4.50%	—	—
Weighted-average assumptions used to determine benefit obligations for years ending December 31:
Discount rate	6.00%	6.25%	6.00%	6.25%
Rate of compensation increase	4.00%	4.50%	—	—

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The weighted average assumptions used to determine net periodic benefit costs for pension and other benefits for the year ended December 31, 2002 were as follows; discount rate, 7.25% and 7.25%, respectively, expected return on plan assets 8.0% and zero, respectively; and rate of compensation increase 4.5% and zero, respectively.
      Pension plan assets had a fair value of $37.0 million and $26.0 million at December 31, 2004 and 2003. The allocation of plan assets at December 31 was as follows:

	2004	2003

Equities	69%	75%
U.S. Debt Securities	25%	24%
Other	6%	1%

Total	100%	100%

      The Company’s expected return on plan assets assumption is based on historical experience and by evaluating input from the trustee managing the plan’s assets. The expected return on the plan assets is also impacted by the target allocation of assets, which is based on the company’s goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.
      The target ranges of allocation of assets are as follows:

Equities	40 - 75%
U.S. Debt Securities	25 - 60%
Other	0 - 20%
      The Company anticipates that the long-term asset allocation on average will approximate the targeted allocation. Actual asset allocations are reviewed and the pension plans’ investments are rebalanced to reflect the targeted allocation when considered appropriate.
      For management purposes, an annual rate of increase of 11.0% in the per capita cost of health care benefits was assumed for 2004 for covered employees. The rate is assumed to decrease gradually to 5.5% in 2010 and remain at that level.
      For the pension plans with accumulated benefit obligations in excess of plan assets the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets were $67.1 million, $46.5 million, and $37.0 million, respectively as of December 31, 2004 and $55.1 million, $38.1 million and $26.0 million, respectively as of December 31, 2003.
      The Company estimates that the future benefits payable for the retirement and post-retirement plans in place are as follows at December 31, 2004:

	Pension	Other Benefits	Other Benefits
	Benefits	Post Medicare	Pre Medicare

2005	$1,207	$1,744	$1,744
2006	659	1,699	1,826
2007	793	1,766	1,899
2008	964	1,818	1,954
2009	1,102	1,830	1,967
2010 - 2014	12,953	9,202	9,892

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      Contributions and costs for defined contribution plans are determined by benefit formulas based on percentage of compensation as well as discretionary contributions and totaled $3.5 million, $3.2 million and $3.3 million, in 2004, 2003, and 2002, respectively. Plan assets at December 31, 2004, 2003 and 2002, primarily consisted of common stocks, United States government securities, and guaranteed insurance contracts.
      With respect to its union employees, the Company is required under contracts with various unions to pay retirement, health and welfare benefits, generally based on hours worked. These multi-employer defined contribution plans are not controlled or administered by the Company and primarily related to businesses sold by the Company in 2002. The amount charged to expense for such plans during 2004, 2003 and 2002 was zero, zero, and $1.7 million, respectively.
      Pension costs for Covanta’s defined benefit plans and other post-retirement benefit plans included the following components:

	Pension Benefits				Other Benefits

	Successor	Predecessor			Successor	Predecessor

	For the Period	For the Period			For the Period	For the Period
	March 11	January 1			March 11	January 1
	Through	Through			Through	Through
	December 31,	March 10,			December 31,	March 10,
	2004	2004	2003	2002	2004	2004	2003		2002

Components of Net Periodic
Benefit Cost:
Service Cost	$6,716	$1,431	$5,986	$4,187	$—	$—	$—		$53
Interest Cost	2,783	651	2,717	2,111	546	258	1,389		1,409
Expected return on plan assets	(1,905)	(450)	(1,360)	(1,421)	—	—	—		—
Settlement	—	—	—	—	—	(53)	—		—
Amortization of unrecognized:
Prior service cost	—	—	(185)	(185)		—	—		—
Net (gain) loss	—	127	1,644	195		128	591	*	527	*

Net periodic benefit cost	$7,594	$1,759	$8,802	$4,887	$546	$333	$1,980		$1,989

*	Excludes gains of $196 and $842 in 2003 and 2002 respectively, related to the sale of non-core businesses.
      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in the assumed health care trend rate would have the following effects (expressed in thousands of dollars):

	One-Percentage	One-Percentage
	Point Increase	Point Decrease

Effect on total service and interest cost components	$59	$(52)
Effect on postretirement benefit obligation	$922	$(804)
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into Law. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1 (as amended by FASB Staff Position 106-2), effective in 2004 the accumulated post-retirement benefit obligation and net periodic post-retirement benefit cost in the Company’s Consolidated Financial Statements and this note reflects the effects of the Act on the plans.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
25.     Special Charges
      As a result of the decisions discussed below, the Company has incurred various expenses, described as special charges, which have been recognized in its continuing and discontinued operations
      In September 1999, the Company’s Board of Directors approved a plan to dispose of its aviation and entertainment businesses and close its New York headquarters, and in December 1999 approved a plan to exit other non-energy businesses so that the Company could focus its resources on its core energy business. Of the New York employees, 24, 139, 29, 14, and 6 employees were terminated in 1999, 2000, 2001, 2002 and 2003, respectively. As of December 31, 2003, 5 such employees remained and the Company terminated them at various dates throughout 2004. As of December 31, 2004 one employee remained at the Company.
      In December 2000, the Company approved a plan to reorganize its development office in Hong Kong and its New Jersey headquarters. As a result, the Company implemented a reduction in its workforce of approximately 80 employees, both domestically and internationally, in connection with the refocusing of the Company’s energy development activities and streamlining its organizational structure. This plan included closure of the Company’s Hong Kong office and consolidation of its waste-to-energy regional organizational structure. The plan was completed as of December 31, 2001. However certain remaining termination claims will be resolved through the Company’s bankruptcy proceeding.
      In December 2003, the Company announced a reduction in force of approximately 13 domestic energy non-plant employees and closure of the Fairfax Virginia office, which was completed in the second quarter of 2004. The reduction in force was primarily a result of the sale of the geothermal business in December 2003. These employees are entitled to aggregate severance and employee benefit payments of $0.7 million in accordance with the severance and retention plan approved by the Bankruptcy Court on September 20, 2002. In the fourth quarter of 2003, $0.3 million of the $0.7 million in one-time termination benefits was recorded as reorganization items in the Consolidated Statement of Operations and Comprehensive Income (Loss), in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. No costs were paid or otherwise settled during 2003.
      On September 23, 2002, the Company announced a reduction in force of approximately 60 energy non-plant employees and closure of various satellite offices. In accordance with the severance and retention plan approved by the Bankruptcy Court on September 20, 2002, these employees and the remaining New York City employees may be entitled to aggregate severance payments of approximately $5.0 million. In the third quarter of 2002 and in accordance with EITF 94-3, this amount was recognized as reorganization items in the 2002 Consolidated Statement of Operations and Comprehensive Income (Loss) and the prior severance accrual was reduced by $13.4 million as a credit to operating expense. In addition, the Company accrued office closure and outplacement costs of $0.7 million that were recognized as Reorganization items.
      Pursuant to the key employee retention plan approved by the Bankruptcy Court on September 20, 2002, retention payments of approximately $3.6 million in the aggregate for approximately 72 key employees began to be recognized during the third quarter of 2002 and were recognized as Reorganization items. The first payment of $1.1 million was made on September 30, 2002. The second payment of $1.1 million was made on September 30, 2003. Payments in the aggregate of approximately $1.4 million were paid to eligible key employees remaining with the Company upon emergence of the Company from bankruptcy.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The following is a summary of the principal special charges (both cash and non-cash charges) recognized in the years ended December 31, 2004, 2003 and 2002:

	Balance at	Charged		Transferred to	Balance at
	March 11,	(Credited to)	Amounts	Liabilities Subject	December 31,
	2004	Operations	Paid	to Compromise	2004

Successor
March 11, 2004 — December 31, 2004
Severance for approximately 216 New York City employees	$988	$—	$(529)	$—	$459
Severance for approximately 60 employees terminated post petition	34	(10)	(24)	—	—
Key employee retention plan	985	—	(985)	—	—

Total	$2,007	$(10)	$(1,538)	$—	$459

	Balance at	Charged			Transferred to	Balance at
	January 1,	(Credited to)		Amounts	Liabilities Subject	March 10,
	2004	Operations		Paid	to Compromise	2004

Predecessor
January 1, 2004 — March 10, 2004
Severance for approximately 216 New York City employees	$1,470	$(312	)(A)	$(170)	$—	$988
Severance for approximately 60 employees terminated post petition	277	(239	)(A)	(4)	—	34
Key employee retention plan	1,425	(440	)(A)	—	—	985
Office closure costs	518	—		(48)	(470)	—

Total	$3,690	$(991)		$(222)	$(470)	$2,007

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

		Charges for		Transferred to
	Balance at	(Credited to)	Amounts	Liabilities Subject	Balance at
	January 1,	Operations	Paid	to Compromise	December 31,

2003
Severance for approximately 216 New York city employees	$1,600	$—	$(130)	$—	$1,470
Severance for approximately 80 energy employees	2,500	—	(704)	(1,796)	—
Severance for approximately 60 employees terminated post petition	4,350	(873)	(3,200)	—	277
Key employee retention plan	700	1,800	(1,075)	—	1,425
Contract termination settlement	400	(400)	—	—	—
Office closure costs	1,200	(317)	(365)	—	518

Total	$10,750	$210	$(5,474)	$(1,796)	$3,690

2002
Severance for approximately 216 New York city employees	$17,500	$(15,100)	$(800)	$—	$1,600
Severance for approximately 80 energy employees	3,800	—	(1,300)	—	2,500
Severance for approximately 60 employees terminated post petition	—	5,000	(650)	—	4,350
Key employee retention plan	—	1,800	(1,100)	—	700
Contract termination settlement	400	—	—	—	400
Office closure costs	600	730	(130)	—	1,200

Total	$22,300	$(7,570)	$(3,980)	$—	$10,750

      The amount accrued for severance is based upon the Company’s written severance policy and the positions eliminated. The accrued severance does not include any portion of the employees’ salaries through their severance dates.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
26.     Income Taxes
      The components of the provision (benefit) for income taxes for continuing operations were as follows:

	Successor	Predecessor

	For the Period	For the Period
	March 11	January 1
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Current:
Federal	$1,899	185	$—	$(10,488)
State	4,324	27,615	1,926	1,469
Foreign	5,079	513	3,712	3,914

Total current	11,302	28,313	5,638	(5,105)
Deferred:
Federal	13,766	29,527	(22,701)	5,283
State	(870)	(27,600)	(779)	(888)
Foreign	(561)	—	(254)	(276)

Total deferred	12,335	1,927	(23,734)	4,119

Total provision (benefit) for income taxes	$23,637	$30,240	$(18,096)	$(986)

      The provision (benefit) for income taxes varied from the Federal statutory income tax rate due to the following:

	Successor		Predecessor

	For the Period		For the Period
	March 11,		January 1,
	Through		Through
	December 31,		March 10,
	2004		2004		2003		2002

		Percent		Percent		Percent		Percent
		of Income		of Income		of Loss		of Loss
	Amount	Before	Amount	Before	Amount	Before	Amount	Before
	of tax	Taxes	of Tax	Taxes	of Tax	Taxes	of Tax	Taxes

Taxes at statutory rate	$15,456	35%	$20,436	35%	$(21,124)	35%	$(50,378)	35%
State income taxes, net of Federal tax benefit	2,245	5	10	—	746	(2)	381	—
Taxes on foreign earnings	(81)	—	—		549	(1)	32,380	(23)
Taxes on equity earnings	425	1		—
Subpart F income and foreign dividends	5,153	12	(374)	(1)	1,732	(3)	350	—
Amortization of goodwill	—	—	—	—	—	—	47	—
Tax effect of fresh start accounting revaluation	—	—	79,376	136	—	—	—	—
Reorganization items	—	—	10,284	18	6,300	(10)	5,600	(4)
Change in valuation allowance	45	—	(79,492)	(136)	(3,449)	6	11,648	(8)
Other—net	394	1	—	—	(2,850)	5	(1,014)	1

Provision (benefit) for income taxes	$23,637	54%	$30,240	52%	$(18,096)	30%	$(986)	1%

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The components of the net deferred income tax liability as of December 31, 2004 and 2003 were as follows:

	Successor	Predecessor

	2004	2003

Deferred Tax Assets:
Accrued expenses	$50,817	$68,066
Tax basis in bond and other costs	20,271	33,725
Non energy assets and related obligations	—	51,626
Deferred tax assets of unconsolidated subsidiary	9,390	—
Net operating loss carry forwards	73,249	45,239
Investment tax credits	—	26,073
Alternative minimum tax credits	855	18,624

Total deferred tax assets	154,582	243,353

Less: Valuation allowance	(9,390)	(79,492)

Net deferred tax asset	145,192	163,861

Deferred Tax Liabilities:
Unremitted earnings of foreign subsidiaries	9,823	—
Unbilled accounts receivable	39,071	75,886
Property, plant, and equipment	178,207	272,745
Intangible assets and other	75,409	526

Total deferred tax liabilities	302,510	349,157

Net deferred tax liability	$157,318	$185,296

Predecessor Period
      As of December 31, 2003, a valuation allowance of $53.4 million was recorded because the Company did not believe it was more likely than not that certain of the losses resulting from the sales and write-downs of and obligations related to discontinued operations and assets held for sales will be realized for tax purposes. At December 31, 2003, for Federal income tax purposes, the Company had net operating loss carry-forwards of approximately $120.9 million, which would expire between 2021 and 2023, investment and energy tax credit carry-forwards of approximately $26.1 million, which will expire in 2004 through 2009, and alternative minimum tax credit carry-forwards of approximately $18.6 million, which have no expiration date. A valuation allowance of $26.1 million was recorded against the investment and energy tax credit carry-forwards because the Company did not believe it was more likely than not that those credits will be realized for tax purposes.
      Upon the acquisition by Danielson of Covanta, Covanta and Danielson entered into a tax sharing agreement by which existing NOLs of Danielson generated before 2003 would be made available to Covanta. In its Annual Report on Form 10-K for the year ended December 31, 2003, Danielson estimated it had NOL carryforwards available to offset future taxable income of approximately $652 million for federal income tax purposes. These NOLs were to expire in various amounts through 2023 if not used, and Danielson reported that the amount of the NOLs available to Covanta would be reduced by any taxable income generated by the then current members of Danielson’s tax consolidated group. The existence and availability of Danielson’s NOL’s is dependent on factual and substantive tax issues, including issues in connection with a 1990 restructuring by Danielson. The IRS has not audited any of Danielson’s tax returns for the years in which these NOLs were generated and it could challenge the past or future use of the NOLs. There is no assurance that Danielson would prevail if the IRS would challenge the use of the NOLs. Predecessor had not requested a ruling from the IRS or an opinion of tax counsel with respect to the use and availability of the NOLs.
      As stated in Covanta’s Form 10-K for year ended December 31, 2003, if Danielson’s NOLs were not available to offset the taxable income of Covanta’s consolidated group, Covanta did not expect to have

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
sufficient cash flows available to pay debt service on the Domestic Borrowers’ obligations. Covanta’s ability to continue as a “going concern” was at that time subject to substantial doubt and was dependent upon, among other things, (i) Covanta’s ability to utilize the NOLs, and (ii) Covanta’s ability to generate sufficient cash flows from operations, asset sales and financing arrangements to meet its obligations.

Successor Period
      No cash taxes are expected to be paid as a result of the $510.7 million gain on extinguishment of debt resulting from Covanta’s emergence from Bankruptcy. However, for U.S. income tax reporting purposes, as of the beginning of its short taxable period ended December 31, 2004, the Company will be required to reduce certain tax attributes, including (a) net operating loss carry-forwards of Covanta and (b) certain tax credit carry-forwards of Covanta, equal to the gain on the extinguishment of debt. The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Code, and the use of any of the Covanta generated NOL carry-forwards and tax credit carry-forwards generated prior to the ownership change that are not reduced pursuant to these provisions will be subject to an overall annual limitation. The availability to Covanta of Danielson’s NOLs under the tax sharing agreement is not expected to be impacted by the extinguishment of Covanta’s debt.
      At December 31, 2004 a valuation allowance of approximately $9.4 million has been recorded against the deferred tax assets of Covanta Lake because Covanta Lake is not includible in the Company’s consolidated federal tax return group. The Company doe not believe that the net deferred tax assets of Covanta Lake are more likely than not to be realized and has recorded a valuation allowance accordingly.
      Upon the acquisition by Danielson, Covanta and Danielson entered into a tax sharing agreement by which existing NOLs of Danielson generated before 2003 would be made available to Covanta. Following its acquisition by Danielson, and based on a review by management of the NOLs made available to Successor Covanta, it was determined to be more likely than not that Covanta would benefit from the use of Danielson’s NOLs, and Covanta recorded a deferred tax asset of approximately $88.2 million in purchase accounting pursuant to FAS 109.
      Based on Danielson’s Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, Danielson reports it has NOLs available to offset future taxable income estimated to be approximately $516 million. The NOLs will expire in various amounts beginning on December 31, 2005 through December 31, 2023. The amount of NOLs available to Covanta will be reduced by any taxable income generated by current members of Danielson’s tax consolidated group. The Internal Revenue Service (“IRS”) has not audited any of Danielson’s tax returns for the years in which the losses giving rise to NOLs were reported and it could challenge any past and future use of the NOLs.
      If Danielson were to undergo an “ownership change” as such term is used in Section 382 of the Internal Revenue Code, the use of its NOLs would be limited. Danielson will be treated as having had an “ownership change” if there is a more than 50% increase in stock ownership during a 3-year “testing period” by “5% stockholders”. For this purpose, stock ownership is measured by value, and does not include so-called “straight preferred” stock. Danielson’s Certificate of Incorporation contains stock transfer restrictions that were designed to help preserve Danielson’s NOLs by avoiding an ownership change. The transfer restrictions were implemented in 1990, and Danielson expects that they will remain in-force as long as Danielson has NOLs. Danielson cannot be certain, however, that these restrictions will prevent an ownership change.
      In October 2004, new United States federal income tax legislation entitled “The American Jobs Creation Act of 2004” was enacted. This legislation includes provisions that may affect the Company, such as provisions requiring additional federal income tax disclosure and reporting, provisions regarding the preferential federal income tax treatment of certain qualified dividend distributions from foreign subsidiaries, certain additional federal income tax deductions based on qualified production income, additional restrictions on the flexibility of executive deferred compensation plans, and other matters. The Company is currently evaluating the impact of this new federal income tax law.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
27.     Leases
      Total rental expense amounted to $15.8 million, $24.8 million, and $30.2 million (net of sublease income of zero, $2.7 million, and $3.5 million) for 2004, 2003 and 2002, respectively. Principal leases are for leaseholds, sale and leaseback arrangements on waste-to-energy facilities and independent power projects, trucks and automobiles, and machinery and equipment. Some of these operating leases have renewal options. Some leases relating to sale and leaseback transactions were terminated during 2003 (see Note 2 to the Notes to the Consolidated Financial Statements for further discussion).
      The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004:

2005	$18,950
2006	18,926
2007	17,926
2008	20,998
2009	24,716
Later years	211,445

Total	$312,961

      These future minimum rental payment obligations include $279.7 million of future non-recourse rental payments that relate to energy facilities. Of this amount $160.7 million is supported by third-party commitments to provide sufficient service revenues to meet such obligations. The remaining $119.0 million related to a waste-to-energy facility at which the Company serves as operator and directly markets one half of the facility’s disposal capacity. This facility currently generates sufficient revenues from short-, medium-, and long-term contracts to meet rental payments. The Company anticipates renewing the contracts or entering into new contracts to generate sufficient revenues to meet remaining future rental payments.
      These non-recourse rental payments are due as follows:

2005	$15,392
2006	15,555
2007	15,749
2008	19,278
2009	23,062
Later years	190,660

Total	$279,696

      Electricity and steam sales includes lease income of approximately $64.7 million for the period from March 11, 2004 to December 31, 2004 related to two Indian and one Chinese power project that were deemed to be operating lease arrangements under EITF 01-08 “Determining Whether an Arrangement Contains a Lease” as of March 10, 2004. This amount represents contingent rentals because the lease payments for each facility depend on a factor directly related to the future use of the leased property. The output deliverable and capacity provided by the two Indian facilities have been purchased by a single party under long-term power purchase agreements which expire in 2016. The electric power and steam off-take arrangements and maintenance agreement for the Chinese facility are also with one party and are presently contemplated to be continued through the term of the joint venture which expires in 2017. Such arrangements have effectively provided the purchaser (lessee) with “rights to use” these facilities. This EITF consensus must be applied prospectively to arrangements agreed to, modified, or acquired in business combinations in fiscal periods

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
beginning after May 28, 2003. This determination did not have a material impact on the Company’s results of operations and financial condition.
      Property, plant and equipment under leases consisted of the following as of December 31, 2004:

Land	$33
Energy facilities	94,612
Buildings and improvements	936
Machinery and equipment	1,464

Total	97,045
Less accumulated depreciation and amortization	(6,947)

Property, plant, and equipment — net	$90,098

28.     Income (Loss) Per Share
      As of March 10, 2004, all of the outstanding shares of Covanta stock were cancelled as part of the Plan of Reorganization. The following table reflects earnings (loss) per share prior to such cancellation. On March 10, 2004 Covanta issued 200 shares of common stock to Danielson and became a wholly owned subsidiary of Danielson. Accordingly, earnings per share information for periods subsequent to that date are not presented.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The reconciliation of the income (loss) from continuing operations and common shares included in the computation of basic loss per common share and diluted earnings per common share for the years ended December 31, 2004, 2003 and 2002, is as follows:

	For the Period
	January 1, Through March 10,
	2004				2003				2002

	Income			Per	Income			Per	Income			Per
	(Loss)	Shares		Share	(Loss)	Shares		Share	(Loss)	Shares		Share
	(Numerator)	(Denominator)		Amount	(Numerator)	(Denominator)		Amount	(Numerator)	(Denominator)		Amount

Basic Earnings (Loss) Per Share:
Loss from continuing operations	$29,563				$(26,764)				$(127,698)
Less: Preferred stock Dividend	—				—				16
Loss to common stockholders	$29,563	49,821		$0.59	$(26,764)	49,819		$(0.54)	$(127,714)	49,794		$(2.56)
Income (loss) from discontinued operations					$78,814	49,819		$1.58	$(43,355)	49,794		$(0.88)
Loss from cumulative effect of change in accounting principle					$(8,538)	49,819		$(0.17)	$(7,842)	49,794		$(0.16)
Effect of Diluted Securities:
Stock options		(A	)			(A	)			(A	)
Restricted stock		3				(A	)			(A	)
Convertible preferred shares		198				(A	)			(A	)
Diluted Loss Per Share:
Loss to common stockholders	$29,563	50,022		$0.59	$(26,764)	49,819		$(0.54)	$(127,714)	49,794		$(2.56)
Income (loss) from discontinued operations					$78,814	49,819		$1.58	$(43,355)	49,794		$(0.88)
Loss from cumulative effect of change in accounting principle					$(8,538)	49,819		$(0.17)	$(7,842)	49,794		$(0.16)

(A)	Antidilutive
      Basic income (loss) per share was computed by dividing net income (loss) reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock outstanding during each year.
      Diluted income (loss) per share was computed on the assumption that all convertible debentures, convertible preferred stock, restricted stock, and stock options converted or exercised during each year or outstanding at the end of each year were converted at the beginning of each year or at the date of issuance or grant, if dilutive. This computation provided for the elimination of related convertible debenture interest and preferred dividends.
      Outstanding stock options to purchase common stock with an exercise price greater than the average market price of common stock were not included in the computation of diluted earnings per share. The balance of such options was 3,090 in 2004, 3,121 in 2003, and 3,609 in 2002. Shares of common stock to be issued, assuming conversion of convertible preferred shares, the 6% convertible debentures, the 5.75% convertible debentures, and unvested restricted stock issued to employees were not included in computations of diluted earnings per share as to do so would have been antidilutive. The common shares excluded from the calculation were zero in 2004 and 2003 and 908 in 2002 for the 6% convertible debentures, respectively; zero in 2004 and 2003 and 1,228 in 2002 for the 5.75% convertible debentures; 198 in 2004, 2003 and 2002,

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
respectively for convertible preferred stock; and 3, 6, and 25 in 2004, 2003 and 2002 for unvested restricted stock issued to employees, respectively.
29.     Business Segments
      As a result of the reorganization, during which business segments other than the Energy Business were disposed of, and subsequent acquisition by Danielson Company, the Company now has two reportable segments, Domestic and International. Covanta’s Energy Business develops, constructs, owns and operates for others key infrastructure for the conversion of waste-to-energy and independent power production in the United States and abroad.
      The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies, unless otherwise noted. The segment information for the prior years has been restated to conform to the current segments.
      Revenues and income from continuing operations by segment for the periods from March 11, through December 31, 2004, January 1, through March 10, 2004, and 2003 and 2002 were as follows:

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Revenues:
Domestic	$452,931	$107,697	$619,101	$640,417
International	104,271	35,535	171,367	185,364

Total revenue	557,202	143,232	790,468	825,781

Operating income:
Domestic	62,232	7,132	35,846	11,695
International	14,776	3,130	24,135	(64,938)

Operating income	77,008	10,262	59,981	(53,243)
Interest income	1,858	935	2,948	2,472
Interest expense	(34,706)	(6,142)	(39,938)	(44,059)
Reorganization items	—	(58,282)	(83,346)	(49,106)
Gain on cancellation of pre-petition debt	—	510,680	—	—
Fresh start adjustments	—	(399,063)	—	—

Income (loss) from continuing operations before income taxes, minority interests, equity in net income from unconsolidated investments, discontinued operations and the cumulative effect of change in accounting principle	$44,160	$58,390	$(60,355)	$(143,936)

      Total revenues by segment reflect sales to unaffiliated customers. In computing income (loss) from operations none of the following have been added or deducted: unallocated corporate expenses, non-operating interest expense, interest income and income taxes.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      For the years ended December 31, 2004 and 2003 segment and corporate assets and results are as:

	Identifiable	Depreciation and	Capital
Successor	Assets	Amortization	Additions

2004 (March 11, through December 31, 2004)
Domestic energy	$1,601,641	$48,805	$10,083
International energy	268,881	7,016	1,794

Consolidated	$1,870,522	$55,821	$11,877

2004 (January 1, through March 10, 2004)
Domestic energy		$10,059	$2,588
International energy		3,367	1,604

Consolidated		$13,426	$4,192

2003
Domestic energy	$2,212,650	$55,331	$15,302
International energy	400,930	16,601	6,852

Consolidated	$2,613,580	$71,932	$22,154

2002
Domestic energy		$58,958	$19,326
International energy		18,410	1,941

Consolidated		$77,368	$21,267

      Covanta’s operations are principally in the United States. Operations outside of the United States are primarily in Asia, with some projects in Latin America and Europe. A summary of revenues by geographic area for 2004, 2003 and 2002 is as follows:

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 10,
	2004	2004	2003	2002

Revenues:
United States	$452,931	$107,696	$619,101	$640,045
India	69,118	21,770	102,564	116,893
Other Asia	34,164	13,672	67,793	67,237
Other International	989	94	1,010	1,606

Total	$557,202	$143,232	$790,468	$825,781

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      A summary of identifiable assets by geographic area for the years ended December 31, 2004 and 2003 is as follows:

	Successor	Predecessor
	2004	2003

Identifiable Assets:
United States	$1,606,077	$2,192,090
India	93,462	165,170
Other Asia	100,655	141,598
Other International	70,328	114,722

Total	$1,870,522	$2,613,580

30.     Supplemental Disclosure of Cash Flow Information

	Successor	Predecessor

	For the Period	For the Period
	March 11,	January 1,
	Through	Through
	December 31,	March 11,
	2004	2004	2003	2002

Cash Paid for Interest and Income Taxes:
Interest (net of amounts capitalized)	$66,917	$13,543	$91,718	$93,139
Income taxes paid	24,207	892	11,112	11,485
Noncash Investing and Financing Activities:
Reduction of notes receivable from key employees	—	451	$419	—
31.     Commitments and Contingent Liabilities
      The Company is party to a number of other claims, lawsuits and pending actions, most of which are routine and all of which are incidental to its business. The Company assesses the likelihood of potential losses on an ongoing basis and when losses are considered probable and reasonably estimable, the Company records as a loss an estimate of the ultimate outcome. If the Company can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded. The final consequences of these proceedings are not presently determinable with certainty.
      Generally claims and lawsuits against Covanta and its subsidiaries that had filed bankruptcy petitions and subsequently emerged from bankruptcy arising from events occurring prior to their respective petition dates have been resolved pursuant to the Reorganization Plan, and have been discharged pursuant to the March 5, 2004 order of the Bankruptcy Court which confirmed the Reorganization Plan. However, to the extent that claims are not dischargeable in bankruptcy, such claims may not be discharged. For example, the claims of certain persons who were personally injured prior to the petition date but whose injury only became manifest thereafter may not be discharged pursuant to the Reorganization Plan.

Environmental Matters
      The Company’s operations are subject to environmental regulatory laws and environmental remediation laws. Although the Company’s operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, the Company believes that it is in substantial compliance with existing environmental laws and regulations.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      Covanta may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances, Covanta may be exposed to joint and several liabilities for remedial action or damages. The Company’s ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations. Generally such claims arising prior to the first petition date were resolved in and discharged by the Chapter 11 Cases.
      The potential costs related to the matters described below and the possible impact on future operations are uncertain due in part to the complexity of governmental laws and regulations and their interpretations, the varying costs and effectiveness of cleanup technologies, the uncertain level of insurance or other types of recovery and the questionable level of the Company’s responsibility. Although the ultimate outcome and expense of any litigation, including environmental remediation, is uncertain, the Company believes that the following proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.
      In June, 2001, the EPA named Covanta’s wholly-owned subsidiary, Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties (“PRPs”) at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire, a former waste oil recycling facility. The total quantity of waste oil alleged by EPA to have been disposed of by PRPs at the Beede site is approximately 14.3 million gallons, of which Covanta Haverhill’s contribution is alleged to be approximately 44,000 gallons. On January 9, 2004, the EPA signed its Record of Decision with respect to the cleanup of the site. According to the EPA, the costs of response actions incurred as of January 2004 by the EPA and the State of New Hampshire Department of Environmental Services (“DES”) total approximately $19 million, and the estimated cost to implement the remedial alternative selected in the Record of Decision is an additional $48 million. Covanta Haverhill, Inc. is participating in discussions with other PRPs concerning EPA’s selected remedy for the site, in anticipation of eventual settlement negotiations with EPA and DES. Covanta Haverhill, Inc.’s share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. The Company believes that based on the amount of waste oil materials Covanta Haverhill, Inc. is alleged to have sent to the site, its liability will not be material to the Company’s results of operations and financial position.

Other Matters
      During the course of the Chapter 11 Cases, the Debtors and certain contract counterparties reached agreement with respect to material restructuring of their mutual obligations in connection with several waste-to-energy projects. The Debtors were also involved in material disputes and/or litigation with respect to the Warren County, New Jersey, which matters remain unresolved. As a result, Covanta’s subsidiaries involved in these projects remain in Chapter 11 and are not consolidated in the Company’s consolidated financial statements. The Company expects that the outcome of the issues described below will have a material not adverse effect the Company’s results of operations and financial position.

Warren County, New Jersey
      The Covanta subsidiary (“Covanta Warren”) which operates the waste-to-energy facility in Warren County, New Jersey (the “Warren Facility”) and the Pollution Control Financing Authority of Warren County (“Warren Authority”) have been engaged in negotiations for an extended time concerning a potential restructuring of the parties’ rights and obligations under various agreements related to Covanta Warren’s operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 federal court of

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
appeals decision invalidating certain of the State of New Jersey’s waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to an agreement with the Warren Authority which modifies the existing service agreement. Principal on the Warren Facility project debt is due annually in December of each year, while interest is due semi-annually in June and December of each year. The State of New Jersey provided sufficient funds to the project bond trustee to pay interest to bondholders during June, 2004.
      Although discussions continue, to date Covanta Warren and the Warren Authority have been unable to reach an agreement to restructure the contractual arrangements governing Covanta Warren’s operation of the Warren Facility.
      Also as part of Covanta’s emergence from bankruptcy, Covanta and Covanta Warren entered into several agreements approved by the Bankruptcy Court that permit Covanta Warren to reimburse Covanta for employees and employee-related expenses, provide for payment of a monthly allocated overhead expense reimbursement in a fixed amount, and permit Covanta to advance up to $1.0 million in super-priority debtor-in-possession loans to Covanta Warren in order to meet any liquidity needs. As of December 31, 2004, Covanta Warren owed Covanta $1.9 million.
      In the event the parties are unable to timely reach agreement upon and consummate a restructuring of the contractual arrangements governing Covanta Warren’s operation of the Warren Facility, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Warren, assume or reject one or more executory contracts related to the Warren Facility, attempt to file a plan of reorganization on a non-consensual basis, or liquidate Covanta Warren. In such an event, creditors of Covanta Warren may receive little or no recovery on account of their claims.
      See Notes 2, 15 and 33 for additional information regarding commitments and contingent liabilities.
32.     Related Party Transactions
      With respect to Covanta’s predecessor entity, one member of the Company’s previous Board of Directors was a partner in a major law firm, and another member is an employee of another major law firm. From time to time, the Company sought legal services and advice from those two law firms. During 2004 (prior to March 10, 2004), 2003 and 2002, the Company paid those two law firms approximately $0.4 million, $0.5 million and $1.4 million, and zero, zero and $2.7 million, respectively, for services rendered. With respect to Covanta’s Successor entity, one member of Danielson’s Board of Directors is a partner in a major law firm. Covanta has sought legal advice from this firm after March 10, 2004 and paid this law firm approximately $0.1 million.
      As part of the investment and purchase agreement with Covanta, Danielson was obligated to arrange the Second Lien Facility. Covanta paid a fee shared by the Bridge Lenders, among others, to the agent bank for the Second Lien Facility. In order to finance its acquisition of Covanta and to arrange the Second Lien Facility, Danielson entered into a note purchase agreement with SZ Investments, L.L.C., a Danielson stockholder (SZI), Third Avenue Trust, on behalf of Third Avenue Value Fund Series, a Danielson stockholder (TAVF), and D.E. Shaw Laminar Portfolios, L.L.C., a creditor of Covanta and a Danielson stockholder (“Laminar”). In addition, in connection with such note purchase agreement, Laminar arranged for a $10 million revolving loan facility for CPIH secured by CPIH’s assets. Subsequent to the signing of the investment and purchase agreement, each of TAVF, Laminar and SZI assigned approximately 30% of their participation in the second lien letter of credit facility to Goldman Sachs Credit Partners, L.P. and Laminar assigned the remainder of its participation in the second lien letter of credit facility to TRS Elara, LLC.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      Danielson and Covanta have entered into a corporate services agreement, pursuant to which Danielson provides to Covanta, at Covanta’s expense, certain administrative and professional services and Covanta pays most of Danielson’s expenses, which totaled $3 million for the period March 11, 2004 through December 31, 2004. In addition, Danielson and Covanta have entered into an agreement pursuant to which Covanta provides, at Danielson’s expense, payroll and benefit services for Danielson employees which totaled $0.5 million for the period March 11, 2004 through December 31, 2004. The amounts accrued under these arrangements totaled $0.9 million for the period March 11, 2004 through December 31, 2004.
      On November 26, 2001 the remaining notes receivable and accrued interest from other officers were restructured as a settlement of a dispute surrounding the circumstances under which the loans were originally granted. That settlement changed the notes from a fixed principal amount which accrued interest to a variable amount equal to the market value, from time to time, of the Covanta common shares purchased by the officers when exercising the above-mentioned stock options. At that time, the notes receivable and accrued interest recorded by the Company, were adjusted to the $0.9 million market value of the Company’s common shares underlying those notes. Also, the subsequent indexing to the Company’s stock price of the balance due under the notes is marked to fair value each reporting period, with the change in fair value recorded in earnings and as an asset or liability. As of December 31, 2003 Notes receivable from key employees for common stock issuance were, as a result of the resignation of one of the officers reduced by $0.4 million, the original amount recorded on such note. The notes remaining are due upon the sale of the stock. Through December 31, 2003, none of the stock has been sold.
33.     Fair Value of Financial Instruments
      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Covanta would realize in a current market exchange.
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
      For cash and cash equivalents, restricted cash, and marketable securities, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of long-term unbilled receivables is estimated by using a discount rate that approximates the current rate for comparable notes. The fair value of non-current receivables is estimated by discounting the future cash flows using the current rates at which similar loans would be made to such borrowers based on the remaining maturities, consideration of credit risks, and other business issues pertaining to such receivables. The fair value of restricted funds held in trust is based on quoted market prices of the investments held by the trustee. Other assets, consisting primarily of insurance and escrow deposits, and other miscellaneous financial instruments used in the ordinary course of business are valued based on quoted market prices or other appropriate valuation techniques.
      Fair values for debt were determined based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities for debt issues that are not traded on quoted market prices. The fair value of project debt is estimated based on quoted market prices for the same or similar issues. Other liabilities are valued by discounting the future stream of payments using the incremental borrowing rate of the Company. The fair value of the Company’s interest rate swap agreements is the estimated amount the Company would receive or pay to terminate the agreement based on the net present value of the future cash flows as defined in the agreement.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The fair-value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. However, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2004 and current estimates of fair value may differ significantly from the amounts presented herein.
      The estimated fair value of financial instruments at December 31, 2004 and 2003 is summarized as follows:

	Successor		Predecessor

	2004		2003

	Carrying	Estimated	Carrying		Estimated
	Amount	Fair Value	Amount		Fair Value

Assets:
Cash and cash equivalents	$78,112	$78,112	$260,902		$260,902
Marketable securities	3,100	3,100	2,068		2,460
Receivables	301,553	299,480	355,456		356,549
Restricted funds	272,723	272,877	227,406		227,425
Interest rate swap receivable	14,920	14,920	16,728		16,728
Liabilities:
Recourse debt	312,896	290,538	78		78
Project debt	944,737	936,926	1,043,965		1,080,129
Interest rate swap payable	14,920	14,920	16,728		16,728
Liabilities subject to compromise	$—	$—	$956,095	(b)	$—
Off Balance-Sheet Financial Instruments:
Guarantees(a)

(a)	Additionally guarantees include approximately $9.0 million of guarantees related to international energy projects.

(b)	See Note 2 to the Notes to the Consolidated Financial Statements
      Effective with the adoption of SFAS No. 133 on January 1, 2001, the interest rate swap is recorded in other noncurrent assets and other noncurrent liabilities in the Consolidated Balance Sheets (See Note 3 to the Notes to the Consolidated Financial Statements).
34.     Fresh Start and Purchase Accounting Adjustments
      The Company’s emergence from Chapter 11 proceedings on March 10, 2004 resulted in a new reporting entity and adoption of fresh start accounting as of that date, in accordance with SOP 90-7. Also, on the Effective Date, because of its acquisition by Danielson, the Company applied purchase accounting, which like fresh start accounting requires assets and liabilities to be recorded at fair value. The incremental impact of applying purchase accounting was to adjust the value of the Company’s equity to the price paid by Danielson, including relevant acquisition costs and the consideration of the NOLs made available to the Company under the Tax Sharing Agreement.
      The consolidated financial statements beginning March 10, 2004, reflect a preliminary allocation of equity value to the assets and liabilities of the Company in proportion to their relative fair values in conformity with SFAS No. 141. Preliminary fair value determinations of the tangible and intangible assets were made by management based on anticipated cash flows using currently available information. Management’s estimate of the fair value of long term debt was based on the new principal amounts of recourse debt that was part of the reorganized capital structure of the Company upon emergence. Management’s estimate of the fair value of

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
project debt was based on market information available to the Company. The Company has engaged valuation consultants to review its valuation methodology and their work is ongoing.
      In accordance with SFAS No. 141, the preliminary allocation of the equity values is subject to additional adjustment within one year after emergence from bankruptcy when additional information on asset and liability valuations becomes available. The Company expects that adjustment to recorded fair values may include those relating to:

•	property, plant, and equipment, intangibles, debt, and equity investments, all of which may change based on the consideration of additional analysis by the Company and its valuation consultants;

•	accrued expenses which may change based on identification of final fees and costs associated with emergence from bankruptcy, resolution of disputed claims, and completion of Chapter 11 Cases relating to the Remaining Debtors;

•	the principal amount of the Unsecured Notes (recorded as an estimated principal amount of $28 million), which estimate excludes any notes that may be issued if and when Remaining Debtors emerge from bankruptcy under a plan of reorganization, and which will adjust based upon the resolution of claims of creditors entitled to such notes as distributions; and

•	tax liabilities, which may be adjusted based upon additional information to be received from taxing authorities.
      The table below reflects preliminary reorganization adjustments for the discharge of indebtedness, cancellation of old common stock and issuance of new common stock, issuance of notes, and the fresh start adjustments through December 31, 2004 and the resulting fresh start consolidated balance sheet as of March 10, 2004:

			Discharge of
	Predecessor	Liquidating Entities	Indebtedness and	Purchase				Successor
	March 10,	and Deconsolidation	Issuance of New	Accounting		Fresh Start		March 10,
	2004	of Entities(a)	Indebtedness	Adjustments		Adjustments		2004

	(In thousands of dollars)
Assets:
Current Assets:
Cash and cash equivalents	$110,332	$877	$(81,204)	$29,825	(c)	$(2,035)		$57,795
Restricted funds for emergence costs	99,986	—	—	—		(1,500)		98,486
Restricted funds held in trust	115,657	(4,845)	—	—		(19)		110,793
Receivables	223,835	(20,307)	—	—		(7,079	)(f)	196,449
Deferred income taxes	9,763	—	—	—		(8,474	)(g)	1,289
Prepaid expenses and other current assets	81,894	(5,121)	—	—		(20,290	)(h)	56,483

Total current assets	641,467	(29,396)	(81,204)	29,825		(39,397)		521,295

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

			Discharge of
	Predecessor	Liquidating Entities	Indebtedness and	Purchase				Successor
	March 10,	and Deconsolidation	Issuance of New	Accounting		Fresh Start		March 10,
	2004	of Entities(a)	Indebtedness	Adjustments		Adjustments		2004

	(In thousands of dollars)
Property, plant and equipment — net	$1,444,838	$(97,101)	$—	$—		$(492,635)		$855,102
Restricted funds held in trust	117,824	(8,196)	—	—		(2,564)		107,064
Unbilled service and other receivables	130,168	(15,035)	—	—		(946)		114,187
Other intangible assets — net	33,381	(3,561)	—	—		(29,820)		—
Service and energy contracts	—	—	—	—		204,041		204,041
Investments in and advances to investees and Joint ventures	134,656	54,405	—	—		(117,357)		71,704
Other assets and other intangibles	63,946	(275)	—	—		(26,263	)(i)	37,408
Goodwill	—	—	(8,500)	(70,503)		79,003	(p)	—

Total Assets	$2,566,280	$(99,159)	$(89,704)	$(40,678)		$(425,938)		$1,910,801

Liabilities and Shareholders’ Equity (Deficit):
Liabilities:
Current Liabilities:
Current portion of long-term debt	$20	$—	$—	$—		$—		$20
Current portion of project debt	113,681	(10,070)	—	—		25	(j)	103,636
Accounts payable	27,437	(3,235)	—	—		(669)		23,533
Accrued expenses	132,845	(5,296)	—	—		(13,854	)(k)	113,695
Accrued emergence costs	99,986	—	—	—		(1,500)		98,486
Deferred revenue	37,660	(2,453)	—	—		(12,516	)(n)	22,691

Total current liabilities	411,629	(21,054)	—	—		(28,514)		362,061
Long-term debt	53	—	328,000 (b)	—		—		328,053
Project debt	903,650	(71,905)	—	—		18,846	(l)	850,591
Deferred income taxes	195,164	—	—	(88,203	)(d)	38,802	(m)	145,763
Deferred revenue	127,925	—	—	—		(127,925	)(n)	—
Other liabilities	99,650	—	—	—		(6,956	)(o)	92,694
Liabilities subject to compromise	934,752	(6,368)	(928,384)	—		—		—

Total Liabilities	2,672,823	(99,327)	(600,384)	(88,203)		(105,747)		1,779,162

Minority interests	71,372	—	—	—		12,742		84,114

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

			Discharge of
	Predecessor	Liquidating Entities	Indebtedness and	Purchase			Successor
	March 10,	and Deconsolidation	Issuance of New	Accounting		Fresh Start	March 10,
	2004	of Entities(a)	Indebtedness	Adjustments		Adjustments	2004

	(In thousands of dollars)
Shareholders’ Equity (Deficit):
Serial cumulative convertible preferred stock	$33	$—	$—	$—		$(33)	$—
Common stock	24,912	—	—	—		(24,912)	—
Capital surplus	188,156	—	—	47,525	(e)	(188,156)	47,525
Deficit	(392,095)	46	510,680	—		(118,631)	—
Accumulated other comprehensive income	1,079	122	—	—		(1,201)	—

Total Shareholders’ Equity (Deficit)	(177,915)	168	510,680	47,525		(332,933)	47,525

Total Liabilities and Shareholders’ Equity (Deficit)	$2,566,280	$(99,159)	$(89,704)	$(40,678)		$(425,938)	$1,910,801

Following are footnotes to the above Successor Condensed Consolidated Balance Sheet.

(a)	Excludes Covanta entities which are part of the Liquidating Plan and Covanta entities which remain in Chapter 11 and have been deconsolidated.

(b)	Reflects the issuance by Covanta of $205.0 million principal amount of new high yield secured notes, $28.0 million of estimated principal amount of new reorganization plan unsecured notes, and $95.0 million in principal amount of new CPIH term debt.

(c)	Reflects cash portion of the purchase price paid by Danielson.

(d)	Represents the reduction in net deferred income tax liabilities resulting from recording the income tax benefits arising from the estimated future utilization of Danielson’s NOLs.

(e)	Danielson’s purchase price includes $29.8 million in cash, $6.4 million in expenses and $11.3 million for the estimated fair value of stock purchase rights to be issued to certain of Covanta’s pre-petition creditors. Certain of these creditors were granted the right to purchase up to 3.0 million shares of Danielson common stock at $1.53 per share.

(f)	Reflects the effect of adjusting receivables to fair value.

(g)	Reflects the change, as a result of fresh start accounting in deferred tax asset that relates to current assets and liabilities expected to be realized within one year of the balance sheet date.

(h)	Includes a decrease of $16.3 million in the fair value of spare parts.

(i)	Includes a $18.5 million reduction of unamortized bond issuance costs, exclusive of minority interests, to a fair value of $0 and a fair value adjustment of $6.2 million in deferred costs related to the Haverhill facility.

(j)	Includes a $10.2 million reduction of the current portion of the MCI facility project debt to a fair value of $0 and an increase of $10.5 million for the current portion of the fair market value premium on waste-to-energy project debt.

(k)	Includes a $11.0 million reduction in the MCI facility accrued expenses to a fair value of $0 in the Philippines and a reduction of $6.0 million to reclassify pension liabilities to long-term liabilities.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)

(l)	Primarily reflects an $18.3 million reduction of the long-term portion of the MCI facility project debt to a fair value of $0 and an increase of $36.1 million for the long-term portion of the fair market value premium on waste-to-energy project debt.

(m)	Reflects the change in deferred taxes resulting from the fair valuation of property, plant and equipment and intangibles, offset by the change in deferred taxes resulting from the decrease in the Company’s net operating loss carry forward and tax credit carry forwards which resulted from the extinguishment of debt.

(n)	Deferred income related to a power contract restructuring at the Haverhill facility was fair valued at $0.

(o)	Reflects a decrease of $17.4 million to reduce tax reserves to $2.2 million, an increase of $6 million for the reclassification pension liabilities from current liabilities, an increase of $18.4 million for additional pension liabilities, and a decrease of $24.5 million to fair value a deferred credit at the Hennepin facility at $0 and an increase of $7.2 million to reflect a liability related to the extension of a service contract.

(p)	As of March 10, 2004, goodwill of $24.5 million was recorded to reflect the excess of the purchase price over the estimated net fair value of assets acquired. Subsequent to March 10, 2004, as a result of revisions to fair value estimates, the fair value of net assets acquired exceeded the purchase price paid. The excess has been used to reduce the carrying value of non current assets. The net effect of all such adjustments is as follows: (in millions of dollars):

Balance Sheet Item	Impact on Goodwill

Property, plant and equipment	$179.7
Service and energy contracts	114.1
Investment in joint ventures	(2.9)
Deferred revenue — non-current	(127.9)
Deferred income taxes	(160.0)
Other liabilities	(34.7)
Minority interests	12.7
Long-term debt	(8.5)
Other items	3.0

Goodwill	$(24.5)

35.     Restatements
      Subsequent to the issuance of the Predecessor’s 2003 consolidated financial statements, the Company’s management determined that restricted funds held in trust at certain of the Company’s international subsidiaries should not have been included in cash and cash equivalents as of December 31, 2003, 2002 and 2001 and that certain debt, previously reported as recourse debt, at certain of the Company’s international subsidiaries should have been included in project debt at those dates. As a result, the Predecessor’s consolidated balance sheet as of December 31, 2003 and its consolidated statements of cash flows for 2003 and 2002 have been restated from the amounts previously reported to include such funds as restricted funds held in trust and to include such debt as project debt. The restatements had no impact on the Predecessor’s shareholders’ deficit as of December 31, 2003, or on net cash flows provided by operating activities for the years ended December 31, 2003 and 2002. Furthermore, the restatements had no impact on the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2003 and 2002.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      The following table summarizes the significant effects of the restatements referred to above.

	As of December 31, 2003

	As Previously	As
	Reported	Restated

Consolidated Balance Sheet
Current assets
Cash and cash equivalents	$289,424	$260,902
Restricted funds held in trust	79,404	102,199
Total current assets	690,799	685,072
Non-current assets
Restricted funds held in trust	119,480	125,207
Current liabilities
Current portion of recourse (long-term) debt	9,492	21
Current portion of project debt	99,216	108,687
Non-current liabilities
Recourse (long-term) debt	2,150	57
Project debt	933,185	935,278

	For the Years Ended

	December 31, 2003		December 31, 2002

	As Previously		As Previously	As
	Reported	As Restated	Reported	Restated

Consolidated Statements of Cash Flows
Net cash used in financing activities of continuing operations	$(102,567)	$(114,338)	$(128,474)	$(142,025)
Net increase in cash and cash equivalents	173,609	161,838	29,042	15,491
Cash and cash equivalents at end of period	289,424	260,902	115,815	99,064
36.     Subsequent Events — Proposed American Ref-Fuel Corp. Acquisition
      On January 31, 2005, Covanta’s parent, Danielson Holding Corporation, entered into a stock purchase agreement (the “Purchase Agreement”) with American Ref-Fuel Holdings Corp. (“American Ref-Fuel”), an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders (the “Selling Stockholders”) to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the Purchase Agreement, Danielson will pay $740 million in cash for the stock of Ref-Fuel and will assume the consolidated net debt of Ref-Fuel, which as of December 31, 2004 was approximately $1.2 billion net of debt service reserve funds and other restricted fund held in trust for payment of debt service. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.
      The acquisition is expected to close when all of the closing conditions to the Purchase Agreement have been satisfied or waived. These closing conditions include the receipt of approvals, clearances and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Act of 1976 (“HSR Approval”) and as required by certain governmental authorities such as the Federal Energy Regulatory Commission (“FERC Approval”) and other applicable regulatory authorities. Other closing conditions of the transaction include Danielson’s completion of debt financing and an equity rights offering, as further described below, Danielson providing letters of credit or other financial accommodations in the aggregate amount of $100 million to replace two currently outstanding letters of credit that have been entered into by two respective subsidiaries of American Ref-Fuel and issued in favor of a third subsidiary of American Ref-Fuel, and other customary closing conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

Covanta Energy Corporation and Subsidiaries
Notes to the Consolidated Financial Statements — (Continued)
      Either Danielson or the Selling Stockholders may terminate the Purchase Agreement if the acquisition does not occur on or before June 30, 2005, but if a required governmental or regulatory approval has not been received by such date then either party may extend the closing to a date that is no later than the later of August 31, 2005 or the date 25 days after which American Ref-Fuel has provided to Danielson certain financial statements described in the Purchase Agreement.
      Danielson intends to finance this transaction through a combination of debt and equity financing. The equity component of the financing is expected to consist of an approximately $400 million offering of warrants or other rights to purchase Danielson’s common stock to all of Danielson’s existing stockholders at $6.00 per share (the “Ref-Fuel Rights Offering”). In the Ref-Fuel Rights Offering, Danielson’s existing stockholders will be issued rights to purchase Danielson’s stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s common stock at an exercise price of $6.00 per full share for each share of Danielson’s common stock then held.
      Three of Danielson’s largest stockholders, SZI, TAVF and Laminar, representing ownership of approximately 40% of Danielson’s outstanding common stock, have committed to participate in the Ref-Fuel Rights Offering and acquire their pro rata portion of the shares.
      Danielson has received a commitment from Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston for a debt financing package necessary to finance the acquisition, as well as to refinance the existing recourse debt of Covanta and provide additional liquidity for the Company. As discussed below, this financing will replace entirely all of Domestic Covanta’s and CPIH’s corporate debt that was issued on March 10, 2004. The financing will consist of two tranches, each of which is secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is comprised of a funded $250 million variable rate term loan facility due 2012, a $100 million revolving credit facility expiring 2011, and a $340 million letter of credit facility expiring 2012. The revolving credit facility and the letter of credit facility will be available for the Company’s needs in connection with its domestic and international businesses, including the existing businesses of Ref-Fuel. The second tranche is a second priority senior secured term loan facility consisting of a funded $450 variable rate million term loan facility due 2013, of which a portion may be converted, to fixed rate notes without premium or penalty.
      The closing of the financing and receipt of proceeds under the Ref-Fuel Rights Offering are closing conditions under the Purchase Agreement.
      Immediately upon closing of the acquisition, Ref-Fuel will become a wholly-owned subsidiary of Covanta, and Covanta will control the management and operations of the Ref-Fuel facilities. The current project and other debt of Ref-Fuel subsidiaries will be unaffected by the acquisition, except that the revolving credit and letter of credit facility of Ref-Fuel Company LLC (the direct parent of each Ref-Fuel project company) will be cancelled and replaced with new facilities at the Covanta level. For additional information concerning the combined capital structure of Covanta and Ref-Fuel following the acquisition, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity, and Capital Resources and Commitments.
      There can be no assurance that Danielson will be able to complete the acquisition of Ref-Fuel.

Covanta Energy Corporation and Subsidiaries
QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands of dollars, except per-share amounts)
      The following table summarizes the 2004 and 2003 quarterly results of operations. (See Note 3 to the Notes to the Consolidated Financials Statements for further discussion).

	Predecessor	Successor

	For the Period	For the Period
	January 1,	March 11,
	Through	Through
2004 Quarter Ended	March 10	March 31	June 30	September 30	December 31

Total revenues from continuing operations	$143,232	$38,976	$179,999	$168,151	$170,076
Operating income	$10,262	$4,474	$31,044	$21,077	$20,413
Net income	$29,563	$981	$13,004	$10,258	$6,896
Basic earnings per common share	$0.59
Diluted earnings (loss) per common share	$0.59

Predecessor
2003 Quarter Ended	March 31	June 30	September 30	December 31

Total revenues from continuing operations	$196,411	$211,596	$192,055	$190,406
Operating income	17,351	30,748	7,586	4,296
Loss from continuing operations	(2,781)	6,588	(18,328)	(12,243)
Income from discontinued operations	1,789	4,902	8,068	64,055
Loss from cumulative effect of change in accounting principle	(8,538)	—	—	—

Net income (loss)	$(9,530)	$11,490	$(10,260)	$51,812

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.06)	$0.13	$(0.37)	$(0.25)
Income from discontinued operations	0.04	0.10	0.16	1.29
Loss from cumulative effect of change in accounting principles	(0.17)	—	—	—

Total	$(0.19)	$0.23	$(0.21)	$1.04

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.06)	$0.13	$(0.37)	$(0.25)
Income from discontinued operations	0.04	0.10	0.16	1.29
Loss from cumulative effect of change in accounting principle	(0.17)	—	—	—

Total	$(0.19)	$0.23	$(0.21)	$1.04

      See Note 2, 3, 4, 5, 11, 15, and 25 to the Consolidated Financial Statements for information regarding reorganization items, write-offs and special charges during the years ended December 31, 2004 and 2003.

Covanta Energy Corporation and Subsidiaries
Schedule II — Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D		Column E

		Additions

	Balance at	Charged to	Charged to			Balance at
	Beginning	Costs and	Other			End
	of Period	Expenses	Accounts	Deductions		of Period

Description
For the Period March 11, through December 31, 2004
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$—	$733	$—	$299	(a)	$434
Retention receivables — current	—	—	—	—		—
Doubtful receivables — non-current	—	—	—	(170)		170

Total	$—	$733	$—	$129		$604

For the Period January 1, through March 10, 2004
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$27,893	$852	$—	$27,151	(b)	$—
				1,594	(a)
Retention receivables — current	5,026	—	—	5,026	(c)	—
Doubtful receivables — non-current	5,000	—	—	5,000	(c)	—

Total	$37,919	$852	$—	$38,771		$—

Allowances not deducted:
Reserves relating to tax indemnification and other contingencies in connection with the sale of limited partnership interests in and related tax benefits of a waste-to-energy facility	$300	—	—	$(300)		$—

Total	$300			$(300)		$—

For the Year ended December 31, 2003
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$20,476	$5,241	$8,368	$6,192	(a)	$27,893
Retention receivables — current	—	5,000	—	—		5,000
Doubtful receivables — non-current	2,957	—	3,270	1,201	(c)	5,026

Total	$23,433	$10,241	$11,638	$7,393		$37,919

Allowances not deducted:
Reserves relating to tax indemnification and other contingencies in connection with the sale of limited partnership interests in and related tax benefits of a waste-to-energy facility	$300	—	—	—		$300

Total	$300					$300

Column A	Column B	Column C		Column D		Column E

		Additions

	Balance at	Charged to	Charged to			Balance at
	Beginning	Costs and	Other			End
	of Period	Expenses	Accounts	Deductions		of Period

For the Year ended December 31, 2002
Allowances deducted in the balance sheet from the assets to which they apply:
Doubtful receivables — current	$16,444	$17,056	—	$13,024	(a)(c)	$20,476
Doubtful receivables — non-current	—	2,957	—			2,957

Total	$16,444	$20,013		$13,024		$23,433

Allowances not deducted:
Reserves relating to tax indemnification and other contingencies in connection with the sale of limited partnership interests in and related tax benefits of a waste-to-energy facility	$300	—	—	—		$300

Total	$300					$300

NOTES:

(a)	Write-off of receivables considered uncollectible.

(b)	Fresh start adjustments.

(c)	Settlement of receivable on company sold.
Covanta Energy Corporation and Subsidiaries
Schedule II — Tax Valuation Allowance

Column A	Column B	Column C		Column D	Column E

		Subtractions

		Credit
	Balance at	(charges)	Charged to		Balance at
	Beginning	to Tax	Other		End
	of Period	Expense	Accounts	Deductions	of Period

Description
2004
March 11, through December 31, 2004 (Successor)	$—	$45	$(9,435)	$—	$9,390

2004
January 1, through December 31, 2004 (Predecessor)	$79,492	$79,492	$—	$—	$—
2003	101,571	3,449	18,630	—	79,492
2002	89,923	(11,648)	—	—	101,571

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts set forth below are estimates, other than the SEC registration fee.

SEC registration fee	$2,316
Legal fees and expenses	675,000
Accounting fees and expenses	110,000
Miscellaneous	12,684

Total	$800,000

      We will bear all of the foregoing expenses.

Item 14.	Indemnification of Directors and Officers.
      Under Section 145 of Delaware General Corporation Law (“DGCL”), a corporation has the authority to indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person’s service as a director or officer of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against amounts paid and expenses incurred in connection with the defense or settlement of such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. If such person has been judged liable to the corporation in any action or proceeding brought by or in the right of the corporation, however, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines, despite the adjudication of liability, that such indemnification is proper.
      As permitted by Section 145 of DGCL, our restated certificate of incorporation and by-laws authorize us to indemnify any officer, director and employee of Covanta against amounts paid or expenses incurred in connection with any action, suit or proceeding (other than any such action by or in the right of the corporation) to which such person is or is threatened to be made a party as a result of such positions if the Board of Directors or stockholders of or independent legal counsel to us, in a written opinion, determine that indemnification is proper.
      We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its report on Ref-Fuel’s past financial statements included in this registration statement.

Item 15.	Recent Sales of Unregistered Securities.
      None.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit No.		Description

2	.1†	Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation dated as of December 2, 2003 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003, as amended by Covanta Holding Corporation’s Current Report on Form 8-K/A dated December 2, 2003 and filed with the SEC on January 30, 2004).

2	.2†	Note Purchase Agreement by and between Covanta Holding Corporation and the Purchasers named therein dated as of December 2, 2003 (incorporated herein by reference to Exhibit 2.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003, as amended by Covanta Holding Corporation’s Current Report on Form 8-K/A dated December 2, 2003 and filed with the SEC on January 30, 2004).

2	.3†	Amendment to Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation dated February 23, 2004 (incorporated herein by reference to Exhibit 2.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

2	.4†	First Amendment to Note Purchase Agreement and Consent by and among Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C. and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated as of February 23, 2004 (incorporated herein by reference to Exhibit 2.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

2	.5†	Stock Purchase Agreement among Covanta ARC Holdings, Inc., the Sellers party thereto and Covanta Holding Corporation dated as of January 31, 2005 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

3	.1†	Amended and Restated Certificate of Incorporation of Covanta Holding Corporation, as amended (incorporated herein by reference to Exhibit 3.1 of Covanta Holding Corporation’s Report on Form 10-Q for the period ended September 30, 2005 and filed with the SEC on November 9, 2005).

3	.2†	Amended and Restated Bylaws of Covanta Holding Corporation, as amended and effective October 5, 2004 (incorporated herein by reference to Exhibit 3.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated September 7, 2004 filed with the SEC on September 9, 2004).

4	.1†	Specimen certificate representing shares of Covanta Holding Corporation’s common stock (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

4	.2†	Registration Rights Agreement among Covanta Holding Corporation and the other signatories thereto dated January 31, 2005 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

4	.3†	Registration Rights Agreement dated November 8, 2002 among Covanta Holding Corporation and SZ Investments, L.L.C. (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 27, 2002 and filed with the SEC on March 27, 2003).

4	.4†	Registration Rights Agreement between Covanta Holding Corporation, D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C., and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated December 2, 2003 (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).

Exhibit No.		Description

4	.5†	MSW Energy Holding LLC and MSW Energy Finance Co., Inc., and each of the Guarantors named therein, Series A and Series B 8 1/2% Senior Secured Note Due 2010 Indenture, dated as of June 25, 2003, by and among MSW Energy Holding LLC, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.6†	Supplemental Indenture, dated as of July 11, 2003, by and among MSW Energy Hudson LLC, MSW Energy Holding LLC, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.7†	Form of Series A and Series B 8 1/2% Senior Secured Note Due 2010 (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.8†	MSW Energy Holding II LLC and MSW Energy Finance Co. II, Inc., and each of the Guarantors named therein, Series A and Series B 7 3/8% Senior Secured Note Due 2010 Indenture, dated as of November 24, 2003, by and among MSW Energy Holding II LLC, MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding II LLC’s Registration Statement on Form S-4 filed with the SEC on February 10, 2004).

4	.9†	Supplemental Indenture, dated as of December 12, 2003, by and among UAE Ref-Fuel II Corp., MSW Energy Holding II LLC, MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 of MSW Energy Holding II LLC’s Registration Statement on Form S-4 filed with the SEC on February 10, 2004).

4	.10†	Form of Series A and Series B 7 3/8% Senior Secured Note Due 2010 (incorporated herein by reference to Exhibit 4.10 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

4	.11†	Form of Warrant Offering Agreement between Wells Fargo Bank, National Association and Covanta Holding Corporation (incorporated herein by reference to Exhibit 4.11 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

5	.1†	Legal Opinion of Neal, Gerber & Eisenberg LLP (incorporated herein by reference to Exhibit 5.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

10	.1†	Equity Commitment for Rights Offering between Covanta Holding Corporation and SZ Investments L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.2†	Equity Commitment for Rights Offering between Covanta Holding Corporation and EGI-Fund (05-07) Investors, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.3†	Equity Commitment for Rights Offering between Covanta Holding Corporation and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series dated February 1, 2005 (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.4†	Equity Commitment for Rights Offering between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

Exhibit No.		Description

10	.5†	Letter Agreement between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated January 31, 2005 (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.6†	Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation, dated December 2, 2003 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003), as amended by that certain Amendment to the Investment and Purchase Agreement, made and entered into on February 23, 2004, by and between the same parties (incorporated herein by reference to Exhibit 2.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

10	.7†	Note Purchase Agreement by and among Covanta Holding Corporation, SZ Investments, L.L.C., Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, and D. E. Shaw Laminar Portfolios, L.L.C. dated December 2, 2003 (incorporated herein by reference to Exhibit 2.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003), as amended by that certain First Amendment to Note Purchase Agreement and Consent, made and entered into as of February 23, 2004, by and among the same parties (incorporated herein by reference to Exhibit 2.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004)

10	.8†	Letter Agreement by and between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated December 2, 2003 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003)

10	.9†	Letter Agreement by and between Covanta Holding Corporation and Equity Group Investments, L.L.C. dated December 1, 2003 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).

10	.10†	Tax Sharing Agreement, dated as of March 10, 2004, by and between Covanta Holding Corporation, Covanta Energy Corporation, and Covanta Power International Holdings, Inc. (incorporated herein by reference to Exhibit 10.25 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.11†	Corporate Services and Expenses Reimbursement Agreement, dated as of March 10, 2004, by and between Covanta Holding Corporation and Covanta Energy Corporation (incorporated herein by reference to Exhibit 10.26 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.12†	Corporate Services Agreement, dated as of September 2, 2003, by and between Covanta Holding Corporation and Equity Group Investments, L.L.C. (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 and filed with the SEC on November 7, 2003).

10	.13†	Management Services and Reimbursement Agreement, dated March 10, 2004, among Covanta Energy Corporation, Covanta Energy Group, Inc., Covanta Projects, Inc., Covanta Power International Holdings, Inc., and certain Subsidiaries listed therein (incorporated herein by reference to Exhibit 10.30 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.14†	Covanta Energy Savings Plan, as amended by December 2003 amendment (incorporated herein by reference to Exhibit 10.25 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the SEC on March 16, 2005).

10	.15†	Covanta Holding Corporation Equity Award Plan for Employees and Officers, as amended (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Report on Form 10-Q for the period ended September 30, 2005 and filed with the SEC on November 9, 2005).

Exhibit No.		Description

10	.16†	Covanta Holding Corporation Equity Award Plan for Directors (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on October 7, 2004).

10	.17†	Form of Covanta Holding Corporation Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.18†	Form of Covanta Holding Corporation Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.19†	Covanta Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002) (incorporated herein by reference to Appendix A to Covanta Holding Corporation’s Proxy Statement filed with the SEC on June 24, 2002).

10	.20†	Employment Agreement, dated October 5, 2004, by and between Anthony J. Orlando and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.21†	Employment Agreement, dated October 5, 2004, by and between Craig D. Abolt and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.22†	Employment Agreement, dated October 5, 2004, by and between Timothy J. Simpson and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 filed with the SEC on October 7, 2004).

10	.23†	Employment Agreement, dated as of April 27, 2004, by and between Covanta Holding Corporation and Jeffrey R. Horowitz (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Registration Statement on Form S-3/A filed with the SEC on August 20, 2004).

10	.24†	Form of Covanta Holding Corporation Amendment to Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 18, 2005 and filed with the SEC on March 24, 2005).

10	.25†	Covanta Holding Corporation Amendment to Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 25, 2005 and filed with the SEC on May 26, 2005).

10	.26†	Credit Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as Joint Lead Arranger and Co-Syndication Agent, Goldman Sachs Credit Partners, L.P., as Joint Lead Arranger, Co-Syndication Agent, Administrative Agent and Collateral Agent, JPMorgan Chase Bank, as Co-Documentation Agent, Revolving Issuing Bank and a Funded LC Issuing Bank, UBS Securities LLC, as Co-Documentation Agent, UBS AG, Stamford Branch, as a Funded LC Issuing Bank, and Calyon New York Branch, as Co-Documentation Agent (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.27†	Second Lien Credit and Guaranty Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as Joint Lead Arranger, Co-Syndication Agent, Administrative Agent, Collateral Agent and Paying Agent, and Goldman Sachs Credit Partners L.P., as Joint Lead Arranger and Co-Syndication Agent (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

Exhibit No.		Description

10	.28†	First Lien Pledge and Security Agreement between each of Covanta Energy Corporation and the other Grantors Party thereto and Goldman Sachs Credit Partners L.P., as Collateral Agent, dated as of June 24, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.29†	Parity Lien Pledge and Security Agreement, dated as of June 24, 2005, between each of Covanta Energy Corporation and the other Grantors Party thereto and Credit Suisse, Cayman Islands Branch, as Collateral Agent (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.30†	First Lien Pledge Agreement, dated as of June 24, 2005, between Covanta Holding Corporation and Goldman Sachs Credit Partners L.P., as Collateral Agent (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.31†	Parity Lien Pledge Agreement, dated as of June 24, 2005, between Covanta Holding Corporation and Credit Suisse, Cayman Islands Branch, as Collateral Agent (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.32†	Intercreditor Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Goldman Sachs Credit Partners L.P., as Collateral Agent for the First Lien Claimholders, Credit Suisse, Cayman Islands Branch, as Administrative Agent for the Second Lien Credit Claimholders and as Collateral Agent for the Parity Lien Claimholders (incorporated herein by reference to Exhibit 10.7 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.33†	Amendment No. 1 to Tax Sharing Agreement, dated as of June 24, 2005, by and between Covanta Holding Corporation, Covanta Energy Corporation and Covanta Power International Holdings, Inc., amending Tax Sharing Agreement between Covanta Holding Corporation, Covanta Energy Corporation and Covanta Power International Holdings, Inc. dated as of March 10, 2004 (incorporated herein by reference to Exhibit 10.8 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

21	.1†	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

23	.1†	Consent of Neal, Gerber & Eisenberg LLP (included as part of Exhibit 5.1, which is incorporated herein by reference to Exhibit 5.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

23.2		Consent of Independent Registered Public Accounting Firm of Covanta Holding Corporation and Subsidiaries, dated January 25, 2006, by Ernst & Young LLP.

23.3		Consent of Independent Registered Public Accounting Firm of Quezon Power, Inc., dated January 25, 2006, by Sycip Gorres Velayo & Co., a member practice of Ernst & Young Global.

23.4		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 15, 2005.

23.5		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated June 30, 2004.

23.6		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by KPMG LLP.

23.7		Consent of Independent Registered Public Accounting Firm of Covanta Ref-Fuel Holdings LLC and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 15, 2005.

Exhibit No.		Description

23.8		Consent of Independent Registered Public Accounting Firm of Covanta Ref-Fuel Holdings LLC and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 29, 2004.

23.9		Consent of Independent Registered Public Accounting Firm of Covanta Energy Corporation and Subsidiaries, dated January 26, 2006, by Deloitte & Touche LLP.

23.10		Consent of Independent Registered Public Accounting Firm of Covanta Energy Corporation and Subsidiaries, January 25, 2006, by Ernst & Young LLP.

24	.1†	Power of attorney (included in signature page to Covanta Holding Corporation’s Registration Statement on Form S-3 (333-120755) filed with the SEC on November 24, 2004).

†	Not filed herewith, but incorporated herein by reference.
Pursuant to paragraph 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted from the foregoing list of exhibits, and hereby agrees to furnish to the Securities and Exchange Commission, upon its request, copies of certain instruments, each relating to long-term debt not exceeding 10% of the total assets of the registrant and its subsidiaries on a consolidated basis.
      (b) Financial Statement Schedules.
      All financial statement schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are either: (1) not required or are inapplicable; (2) the required information has been provided in the Audited Consolidated Financial Statements of Covanta Holding Corporation as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and 2003 and December 27, 2002 or the notes thereto which are attached as Appendix A to the prospectus included in this registration statement; or (3) the required information has been provided in the Audited Consolidated Financial Statements of Covanta Energy Corporation and Subsidiaries as of December 31, 2004 and December 31, 2003 and for the periods January 1, 2004 through March 10, 2004 and March 11, 2004 through December 31, 2004 and for the years ended December 31, 2003 and 2002 or the notes thereto which are attached as Appendix E to the prospectus included in this registration statement.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on January 26, 2006.

COVANTA HOLDING CORPORATION
(Registrant)

By:	/s/ ANTHONY J. ORLANDO

Anthony J. Orlando
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form S-1 has been signed on January 26, 2006 by the following persons in the capacities indicated:

Signature	Title

/s/ SAMUEL ZELL Samuel Zell	Chairman of the Board

/s/ ANTHONY J. ORLANDO Anthony J. Orlando	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ CRAIG D. ABOLT Craig D. Abolt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ THOMAS E. BUCKS Thomas E. Bucks	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ DAVID M. BARSE* David M. Barse	Director

/s/ RONALD J. BROGLIO* Ronald J. Broglio	Director

/s/ PETER C.B. BYNOE* Peter C.B. Bynoe	Director

/s/ RICHARD L. HUBER* Richard L. Huber	Director

/s/ WILLIAM C. PATE* William C. Pate	Director

/s/ ROBERT S. SILBERMAN Robert S. Silberman	Director

Signature	Title

/s/ JEAN SMITH* Jean Smith	Director

/s/ CLAYTON YEUTTER* Clayton Yeutter	Director

*/s/ ANTHONY J. ORLANDO Anthony J. Orlando, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

2	.1†	Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation dated as of December 2, 2003 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003, as amended by Covanta Holding Corporation’s Current Report on Form 8-K/A dated December 2, 2003 and filed with the SEC on January 30, 2004).

2	.2†	Note Purchase Agreement by and between Covanta Holding Corporation and the Purchasers named therein dated as of December 2, 2003 (incorporated herein by reference to Exhibit 2.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003, as amended by Covanta Holding Corporation’s Current Report on Form 8-K/A dated December 2, 2003 and filed with the SEC on January 30, 2004).

2	.3†	Amendment to Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation dated February 23, 2004 (incorporated herein by reference to Exhibit 2.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

2	.4†	First Amendment to Note Purchase Agreement and Consent by and among Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C. and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated as of February 23, 2004 (incorporated herein by reference to Exhibit 2.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

2	.5†	Stock Purchase Agreement among Covanta ARC Holdings, Inc., the Sellers party thereto and Covanta Holding Corporation dated as of January 31, 2005 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

3	.1†	Amended and Restated Certificate of Incorporation of Covanta Holding Corporation, as amended (incorporated herein by reference to Exhibit 3.1 of Covanta Holding Corporation’s Report on Form 10-Q for the period ended September 30, 2005 and filed with the SEC on November 9, 2005).

3	.2†	Amended and Restated Bylaws of Covanta Holding Corporation, as amended and effective October 5, 2004 (incorporated herein by reference to Exhibit 3.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated September 7, 2004 filed with the SEC on September 9, 2004).

4	.1†	Specimen certificate representing shares of Covanta Holding Corporation’s common stock (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

4	.2†	Registration Rights Agreement among Covanta Holding Corporation and the other signatories thereto dated January 31, 2005 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

4	.3†	Registration Rights Agreement dated November 8, 2002 among Covanta Holding Corporation and SZ Investments, L.L.C. (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 27, 2002 and filed with the SEC on March 27, 2003).

4	.4†	Registration Rights Agreement between Covanta Holding Corporation, D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C., and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated December 2, 2003 (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).

Exhibit No.		Description

4	.5†	MSW Energy Holding LLC and MSW Energy Finance Co., Inc., and each of the Guarantors named therein, Series A and Series B 8 1/2% Senior Secured Note Due 2010 Indenture, dated as of June 25, 2003, by and among MSW Energy Holding LLC, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.6†	Supplemental Indenture, dated as of July 11, 2003, by and among MSW Energy Hudson LLC, MSW Energy Holding LLC, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.7†	Form of Series A and Series B 8 1/2% Senior Secured Note Due 2010 (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding LLC’s Registration Statement on Form S-4 filed with the SEC on September 23, 2003).

4	.8†	MSW Energy Holding II LLC and MSW Energy Finance Co. II, Inc., and each of the Guarantors named therein, Series A and Series B 7 3/8% Senior Secured Note Due 2010 Indenture, dated as of November 24, 2003, by and among MSW Energy Holding II LLC, MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of MSW Energy Holding II LLC’s Registration Statement on Form S-4 filed with the SEC on February 10, 2004).

4	.9†	Supplemental Indenture, dated as of December 12, 2003, by and among UAE Ref-Fuel II Corp., MSW Energy Holding II LLC, MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 of MSW Energy Holding II LLC’s Registration Statement on Form S-4 filed with the SEC on February 10, 2004).

4	.10†	Form of Series A and Series B 7 3/8% Senior Secured Note Due 2010 (incorporated herein by reference to Exhibit 4.10 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

4	.11†	Form of Warrant Offering Agreement between Wells Fargo Bank, National Association and Covanta Holding Corporation (incorporated herein by reference to Exhibit 4.11 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

5	.1†	Legal Opinion of Neal, Gerber & Eisenberg LLP (incorporated herein by reference to Exhibit 5.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

10	.1†	Equity Commitment for Rights Offering between Covanta Holding Corporation and SZ Investments L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.2†	Equity Commitment for Rights Offering between Covanta Holding Corporation and EGI-Fund (05-07) Investors, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.3†	Equity Commitment for Rights Offering between Covanta Holding Corporation and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series dated February 1, 2005 (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.4†	Equity Commitment for Rights Offering between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

Exhibit No.		Description

10	.5†	Letter Agreement between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated January 31, 2005 (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

10	.6†	Investment and Purchase Agreement by and between Covanta Holding Corporation and Covanta Energy Corporation, dated December 2, 2003 (incorporated herein by reference to Exhibit 2.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003), as amended by that certain Amendment to the Investment and Purchase Agreement, made and entered into on February 23, 2004, by and between the same parties (incorporated herein by reference to Exhibit 2.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004).

10	.7†	Note Purchase Agreement by and among Covanta Holding Corporation, SZ Investments, L.L.C., Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, and D. E. Shaw Laminar Portfolios, L.L.C. dated December 2, 2003 (incorporated herein by reference to Exhibit 2.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003), as amended by that certain First Amendment to Note Purchase Agreement and Consent, made and entered into as of February 23, 2004, by and among the same parties (incorporated herein by reference to Exhibit 2.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 10, 2004 and filed with the SEC on March 11, 2004)

10	.8†	Letter Agreement by and between Covanta Holding Corporation and D.E. Shaw Laminar Portfolios, L.L.C. dated December 2, 2003 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003)

10	.9†	Letter Agreement by and between Covanta Holding Corporation and Equity Group Investments, L.L.C. dated December 1, 2003 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).

10	.10†	Tax Sharing Agreement, dated as of March 10, 2004, by and between Covanta Holding Corporation, Covanta Energy Corporation, and Covanta Power International Holdings, Inc. (incorporated herein by reference to Exhibit 10.25 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.11†	Corporate Services and Expenses Reimbursement Agreement, dated as of March 10, 2004, by and between Covanta Holding Corporation and Covanta Energy Corporation (incorporated herein by reference to Exhibit 10.26 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.12†	Corporate Services Agreement, dated as of September 2, 2003, by and between Covanta Holding Corporation and Equity Group Investments, L.L.C. (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 and filed with the SEC on November 7, 2003).

10	.13†	Management Services and Reimbursement Agreement, dated March 10, 2004, among Covanta Energy Corporation, Covanta Energy Group, Inc., Covanta Projects, Inc., Covanta Power International Holdings, Inc., and certain Subsidiaries listed therein (incorporated herein by reference to Exhibit 10.30 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the SEC on March 15, 2004).

10	.14†	Covanta Energy Savings Plan, as amended by December 2003 amendment (incorporated herein by reference to Exhibit 10.25 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the SEC on March 16, 2005).

10	.15†	Covanta Holding Corporation Equity Award Plan for Employees and Officers, as amended (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Report on Form 10-Q for the period ended September 30, 2005 and filed with the SEC on November 9, 2005).

Exhibit No.		Description

10	.16†	Covanta Holding Corporation Equity Award Plan for Directors (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on October 7, 2004).

10	.17†	Form of Covanta Holding Corporation Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.18†	Form of Covanta Holding Corporation Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.19†	Covanta Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002) (incorporated herein by reference to Appendix A to Covanta Holding Corporation’s Proxy Statement filed with the SEC on June 24, 2002).

10	.20†	Employment Agreement, dated October 5, 2004, by and between Anthony J. Orlando and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.21†	Employment Agreement, dated October 5, 2004, by and between Craig D. Abolt and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 and filed with the SEC on October 7, 2004).

10	.22†	Employment Agreement, dated October 5, 2004, by and between Timothy J. Simpson and Covanta Projects, Inc., Covanta Energy Corporation and Covanta Holding Corporation (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated October 5, 2004 filed with the SEC on October 7, 2004).

10	.23†	Employment Agreement, dated as of April 27, 2004, by and between Covanta Holding Corporation and Jeffrey R. Horowitz (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Registration Statement on Form S-3/A filed with the SEC on August 20, 2004).

10	.24†	Form of Covanta Holding Corporation Amendment to Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 18, 2005 and filed with the SEC on March 24, 2005).

10	.25†	Covanta Holding Corporation Amendment to Stock Option Agreement (incorporated herein by reference to Exhibit 10 .1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 25, 2005 and filed with the SEC on May 26, 2005).

10	.26†	Credit Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as Joint Lead Arranger and Co-Syndication Agent, Goldman Sachs Credit Partners, L.P., as Joint Lead Arranger, Co-Syndication Agent, Administrative Agent and Collateral Agent, JPMorgan Chase Bank, as Co-Documentation Agent, Revolving Issuing Bank and a Funded LC Issuing Bank, UBS Securities LLC, as Co-Documentation Agent, UBS AG, Stamford Branch, as a Funded LC Issuing Bank, and Calyon New York Branch, as Co-Documentation Agent (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.27†	Second Lien Credit and Guaranty Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Covanta Holding Corporation, as a guarantor, certain subsidiaries of Covanta Energy Corporation, as guarantors, various lenders, Credit Suisse, Cayman Islands Branch, as Joint Lead Arranger, Co-Syndication Agent, Administrative Agent, Collateral Agent and Paying Agent, and Goldman Sachs Credit Partners L.P., as Joint Lead Arranger and Co-Syndication Agent (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

Exhibit No.		Description

10	.28†	First Lien Pledge and Security Agreement between each of Covanta Energy Corporation and the other Grantors Party thereto and Goldman Sachs Credit Partners L.P., as Collateral Agent, dated as of June 24, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.29†	Parity Lien Pledge and Security Agreement, dated as of June 24, 2005, between each of Covanta Energy Corporation and the other Grantors Party thereto and Credit Suisse, Cayman Islands Branch, as Collateral Agent (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.30†	First Lien Pledge Agreement, dated as of June 24, 2005, between Covanta Holding Corporation and Goldman Sachs Credit Partners L.P., as Collateral Agent (incorporated herein by reference to Exhibit 10.5 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.31†	Parity Lien Pledge Agreement, dated as of June 24, 2005, between Covanta Holding Corporation and Credit Suisse, Cayman Islands Branch, as Collateral Agent (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.32†	Intercreditor Agreement, dated as of June 24, 2005, among Covanta Energy Corporation, Goldman Sachs Credit Partners L.P., as Collateral Agent for the First Lien Claimholders, Credit Suisse, Cayman Islands Branch, as Administrative Agent for the Second Lien Credit Claimholders and as Collateral Agent for the Parity Lien Claimholders (incorporated herein by reference to Exhibit 10.7 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

10	.33†	Amendment No. 1 to Tax Sharing Agreement, dated as of June 24, 2005, by and between Covanta Holding Corporation, Covanta Energy Corporation and Covanta Power International Holdings, Inc., amending Tax Sharing Agreement between Covanta Holding Corporation, Covanta Energy Corporation and Covanta Power International Holdings, Inc. dated as of March 10, 2004 (incorporated herein by reference to Exhibit 10.8 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 24, 2005 and filed with the SEC on June 30, 2005).

21	.1†	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

23	.1†	Consent of Neal, Gerber & Eisenberg LLP (included as part of Exhibit 5.1, which is incorporated herein by reference to Exhibit 5.1 of Covanta Holding Corporation’s Amendment No. 3 on Form S-1 filed with the SEC on December 19, 2005).

23.2		Consent of Independent Registered Public Accounting Firm of Covanta Holding Corporation and Subsidiaries, dated January 25, 2006, by Ernst & Young LLP.

23.3		Consent of Independent Registered Public Accounting Firm of Quezon Power, Inc., dated January 25, 2006, by Sycip Gorres Velayo & Co., a member practice of Ernst & Young Global.

23.4		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 15, 2005.

23.5		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated June 30, 2004.

23.6		Consent of Independent Registered Public Accounting Firm of Covanta ARC Holdings, Inc. and Subsidiaries, dated January 25, 2006, by KPMG LLP.

23.7		Consent of Independent Registered Public Accounting Firm of Covanta Ref-Fuel Holdings LLC and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 15, 2005.

Exhibit No.		Description

23.8		Consent of Independent Registered Public Accounting Firm of Covanta Ref-Fuel Holdings LLC and Subsidiaries, dated January 25, 2006, by PricewaterhouseCoopers LLP for their report dated March 29, 2004.

23.9		Consent of Independent Registered Public Accounting Firm of Covanta Energy Corporation and Subsidiaries, dated January 26, 2006, by Deloitte & Touche LLP.

23.10		Consent of Independent Registered Public Accounting Firm of Covanta Energy Corporation and Subsidiaries, January 25, 2006, by Ernst & Young LLP.

24	.1†	Power of attorney (included in signature page to Covanta Holding Corporation’s Registration Statement on Form S-3 (333-120755) filed with the SEC on November 24, 2004).

†	Not filed herewith, but incorporated herein by reference.
Pursuant to paragraph 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted from the foregoing list of exhibits, and hereby agrees to furnish to the Securities and Exchange Commission, upon its request, copies of certain instruments, each relating to long-term debt not exceeding 10% of the total assets of the registrant and its subsidiaries on a consolidated basis.